As filed with the Securities and Exchange Commission on June 9, 2023.

Registration No. 333-267662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to

Form S-4
Registration Statement Under the Securities Act of 1933

INFINT ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1602649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

32 Broadway, Suite 401
New York, New York 10004
(212) 287-5010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander Edgarov

Chief Executive Officer
32 Broadway, Suite 401
New York, New York 10004
(212) 287-5010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Joseph A. Herz, Esq. Yuta N. Delarck, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 Tel: (212) 801-6928	Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, D.C., 20001 Tel: (202) 689-2987

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary — Subject to Completion, Dated June 9, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
AND
PROSPECTUS FOR 15,417,511 ORDINARY SHARES AND 17,807,732 WARRANTS OF
INFINT ACQUISITION CORPORATION

On August 3, 2022, INFINT Acquisition Corporation, a Cayman Islands exempted company (“INFINT”), entered into a business combination agreement, which was amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023 (as amended and it may be further amended from time to time, collectively, the “Business Combination Agreement”), with FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., a Cayman Islands exempted company (“Seamless”). The Business Combination Agreement provides that, among other things, Merger Sub will merge with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT (the “merger” and the merger and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”). In connection with the Business Combination, INFINT will change its corporate name to “Currenc Group Inc.” (“New Seamless”). References to “Seamless” are to Seamless Group Inc. prior to the consummation of the merger, and references to “New Seamless” are to INFINT Acquisition Corporation, under its new corporate name after the consummation of the Business Combination.

The board of directors of INFINT (the “INFINT Board”) unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the merger, and recommends that you vote or give instruction to vote “FOR” the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, including the merger, and the other proposals described in the accompanying proxy statement/prospectus. When you consider the INFINT Board’s recommendation of these proposals, you should keep in mind that INFINT’s directors and officers have interests in the business combination that are different from, or in addition to, the interests of INFINT shareholders generally. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. The INFINT Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to INFINT shareholders that they vote in favor of the proposals presented at the Meeting (as defined below).

At the merger effective time, each ordinary share, par value $0.001 per share, of Seamless (“Seamless ordinary shares”) outstanding as of immediately prior to the merger effective time will be converted into a right to receive a number of ordinary shares, par value $0.0001 per share, of New Seamless (“New Seamless ordinary shares”). Holders of Seamless ordinary shares (“Seamless Shareholders”) are expected to receive $400,000,000 (“Seamless Value”) in aggregate consideration (the “Aggregate Transaction Consideration”) in the form of 40,000,000 New Seamless ordinary shares, which is equal to the quotient obtained by dividing Seamless Value by $10.00. The number of New Seamless ordinary shares each Seamless ordinary share will be converted to (the “Conversion Rate”) equals to the quotient obtained by dividing the Aggregate Transaction Consideration by the number of issued and outstanding Seamless ordinary shares at the merger effective time. Given that the Aggregate Transaction Consideration is 40,000,000 New Seamless ordinary shares, and based on 58,030,000 Seamless ordinary shares issued and outstanding as of June 6, 2023, the Conversion Rate would equal to approximately 0.6893. The Conversion Rate is expected to fluctuate and is negatively related to the number of issued and outstanding Seamless ordinary shares at the merger effective time. For example, if the number of issued and outstanding Seamless ordinary shares increases at the merger effective time, the Conversion Rate will decrease proportionally. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information.

It is anticipated that upon completion of the Business Combination, if none of the 9,584,428 public INFINT Class A ordinary shares are redeemed, INFINT public shareholders would retain an ownership interest of approximately 17.29% in New Seamless, INFINT Capital LLC, INFINT’s sponsor (the “Sponsor”) will retain an ownership interest of approximately 10.35%, EF Hutton will retain ownership of approximately 0.13%, JonesTrading will retain ownership of approximately 0.05%, Seamless Shareholders, excluding New Seamless Chairman, Alexander Kong, will own approximately 22.10% of New Seamless and Alexander Kong will own 50.07% of New Seamless. If no public INFINT Class A ordinary shares are redeemed and the 3,611,089 INFINT public warrants and 1,407,776 INFINT private placement warrants are exercised in full, INFINT public shareholders would retain an ownership interest of approximately 22.30% in New Seamless, the Sponsor will retain an ownership interest of approximately 9.93%, EF Hutton will retain ownership of approximately 0.12%, JonesTrading will retain ownership of approximately 0.05%, Seamless Shareholders, excluding New Seamless Chairman, Alexander Kong, will own approximately 20.70% of New Seamless and Alexander Kong will own 46.90% of New Seamless. These levels of ownership interest assume: (a) no public shareholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in the trust account; (b) solely for the purpose of illustration, Seamless’ convertible bonds are converted to ordinary shares of Seamless as of June 30, 2023; (c) the divestitures of TNG (Asia) Ltd. (“TNG Asia”), Future Network Technology Investment Co., Ltd. (“FNTI”) and GEA Holdings Limited (“GEA”) to its existing shareholders and the related buyback of Seamless ordinary shares; and (d) the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration. If the actual facts are different from these assumptions, the percentage ownership retained by the INFINT shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.” Assuming maximum redemptions by INFINT public shareholders, upon consummation of the Business Combination, Alexander Kong, New Seamless’ chairman of the board, will beneficially own as much as approximately 59% of the issued and outstanding ordinary shares. As a result, he will have substantial influence over New Seamless’ business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of its assets, election of directors and other significant corporate actions.

This proxy statement/prospectus provides INFINT’s shareholders with detailed information about the Business Combination and other matters to be considered at the Meeting (as defined below). You should carefully read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Business Combination described in this proxy statement/prospectus, passed upon the merits or fairness of the Business Combination described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated [●], 2023 and is first being mailed to INFINT shareholders on or about [●], 2023.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of INFINT to be held on [●], 2023 (the “Meeting”). Only holders of record of ordinary shares of INFINT at the close of business on [●], 2023, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournments of the Meeting.

INFINT’s units, Class A ordinary shares and warrants are currently listed on The New York Stock Exchange (“NYSE”) under the symbols “IFIN.U,” “IFIN” and “IFIN.WS,” respectively. INFINT will apply for listing, to be effective at the time of the closing of the Business Combination, of New Seamless ordinary shares and warrants on NYSE under the symbols, “CRCG” and “CRCG.WS,” respectively. INFINT will not have units listed on NYSE following consummation of the Business Combination.

Effective as of closing, New Seamless is expected to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

INFINT ACQUISITION CORPORATION
32 Broadway, Suite 401
New York, New York 10004

NOTICE OF Extraordinary General MEETING OF
infint acquisition corporation
TO BE HELD ON [●]

To the Shareholders of INFINT Acquisition Corporation:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of INFINT Acquisition Corporation, a Cayman Islands exempted company (“INFINT”), will be held at [●], Eastern time, on [●], 2023 at 32 Broadway, Suite 401, New York, New York, and via live webcast by visiting https://www.cstproxy.com/infintspac/sm2023. You are cordially invited to attend the Meeting, which will be held for the following purposes:

●	Proposal 1 — The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement, dated as of August 3, 2022, as amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023 (as amended and as it may be further amended from time to time, collectively, the “Business Combination Agreement”) among INFINT, FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., a Cayman Islands exempted company (“Seamless”), and the transactions contemplated thereby, including the merger of Merger Sub with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT (the “merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (a copy of the Business Combination Agreement is included as Annex A to the attached proxy statement/prospectus) (the “Business Combination Proposal”);

●	Proposal 2 — The Articles Amendment Proposal: to consider and vote upon, as two special resolutions, assuming the Business Combination Proposal is approved and adopted, proposals to approve: (a) the change of name of INFINT Acquisition Corporation to Currenc Group Inc.; and (b) the proposed amended and restated memorandum and articles of association of INFINT (the “amended memorandum and articles of association”) (a copy of the amended memorandum and articles of association is included as Annex B to the attached proxy statement/prospectus) (the “Articles Amendment Proposal”);

●	Proposal 3 — The Share Issuance Proposal: to consider and vote upon, as an ordinary resolution, assuming the Business Combination Proposal is approved and adopted, a proposal to approve, for purposes of complying with applicable listing rules of NYSE, the issuance of more than 20% of INFINT’s issued and outstanding ordinary shares, par value $0.0001 per share (the “ordinary shares”) (the “Share Issuance Proposal”);

●	Proposal 4 — The Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution, assuming the Business Combination Proposal is approved and adopted, a proposal to approve and adopt the Currenc Group Inc. 2022 Equity Incentive Plan (the “New Seamless Incentive Plan”) (a copy of the New Seamless Incentive Plan is included as Annex C to the attached proxy statement/prospectus) (the “Incentive Plan Proposal”); and

●	Proposal 5 — The Advisory Governance Proposals: to consider and vote upon, as an ordinary resolution, that on a non-binding advisory basis, certain governance provisions contained in the amended memorandum and articles of association, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as separate sub-proposals, be and are hereby approved and adopted (collectively, the “Advisory Governance Proposals”):

Advisory Proposal A – to provide that New Seamless’ authorized share capital will be $55,500 divided into 555,000,000 New Seamless ordinary shares of a par value of $0.0001 each;

Advisory Proposal B — to provide that the directors of New Seamless may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the proposed memorandum and articles of association as the maximum number of directors, and that New Seamless may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director;

Advisory Proposal C — to provide that New Seamless may at any time and from time to time by special resolution (as defined by the Companies Act) alter or amend the proposed memorandum and articles of association, in whole or in part;

Advisory Proposal D — to provide that save as otherwise provided in the amended memorandum and articles of association, one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New Seamless in issue being present in person or by proxy and entitled to vote will be a quorum; and the quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two or more directors, and shall be one if there is only one director;

Advisory Proposal E — to provide that unless New Seamless consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the amended memorandum and articles of association or otherwise related in any way to each New Seamless shareholder’s ownership in the New Seamless; and

●	Proposal 6 — The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Meeting to a later date or dates (1) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (2) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to INFINT shareholders (the “Adjournment Proposal”).

The above matters are more fully described in the attached proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement (including related exhibits). We urge you to read carefully the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

The INFINT Board has set [●], 2023 as the record date for the Meeting. Only holders of record of ordinary shares of INFINT at the close of business on [●], 2023 will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Meeting may attend the Meeting virtually and is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of ordinary shares of INFINT. A complete list of INFINT shareholders of record entitled to vote at the Meeting will be available for ten days before the Meeting at the principal executive offices of INFINT for inspection by INFINT shareholders during ordinary business hours for any purpose germane to the Meeting. The eligible INFINT shareholder list will also be available at that time on the Meeting website for examination by any shareholder attending the Meeting live audio webcast.

Pursuant to INFINT’s amended and restated memorandum and articles of association, INFINT will provide public shareholders with the opportunity to redeem their Class A ordinary shares of INFINT included as part of the units sold in INFINT’s initial public offering for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement, including interest earned on the funds held in the trust account (net of taxes payable) and not previously released to INFINT to pay taxes, upon the closing of the transactions contemplated by the Business Combination Agreement. For illustrative purposes, based on funds in the trust account of approximately $[●] million (net of taxes payable) on [●], 2023, the record date for the Meeting, the estimated per share redemption price would have been approximately $[●], excluding additional interest earned on the funds held in the trust account and not previously released to INFINT to pay taxes. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A ordinary shares of INFINT. INFINT Capital LLC, a Delaware limited liability company (the “Sponsor”), INFINT’s directors and officers and, EF Hutton, a division of Benchmark Investments, LLC, and JonesTrading, the underwriters for INFINT’s initial public offering (the “Underwriters”), who hold Class B ordinary shares (collectively, “initial shareholders”), have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares of INFINT they may hold. Currently, the initial shareholders own approximately 37.8% of the ordinary shares of INFINT, consisting of the Class B ordinary shares of INFINT. The initial shareholders have agreed to vote any ordinary shares of INFINT owned by them in favor of the Business Combination Proposal and the other proposals.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, and the Advisory Governance Proposals requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. The Articles Amendment Proposal must be approved by two special resolutions, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

Each redemption of Class A ordinary shares of INFINT by its public shareholders will decrease the amount in the trust account. INFINT will not consummate the Business Combination if the redemption of Class A ordinary shares of INFINT would result in INFINT’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule).

If the Business Combination Proposal is not approved, none of the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Advisory Governance Proposals will be presented to the shareholders for a vote. Notwithstanding the approval of the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, and the Advisory Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Advisory Governance Proposals will not be effected. It is important for you to note that in the event that the Business Combination Proposal, the Articles Amendment Proposal, and the Share Issuance Proposal do not receive the requisite votes for approval, then the Business Combination may not be consummated. If INFINT does not consummate the Business Combination and fails to complete an initial business combination by August 23, 2023, INFINT will be required to liquidate its trust account by returning the then remaining funds in such account to the public shareholders and then proceed to liquidate and dissolve. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, including the merger, as well as the proposals to be considered at the Meeting. Please review the accompanying proxy statement/prospectus carefully.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The INFINT Board unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Advisory Governance Proposals and, if presented, the Adjournment Proposal.

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IFIN.info@investor.morrowsodali.com.

On behalf of the INFINT Board, I thank you for your support and look forward to the successful completion of the Business Combination.

By Order of the Board of Directors Eric Weinstein Chairman of the Board

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting in person or virtually, the effect will be, among other things, that your ordinary shares of INFINT will not be counted for purposes of determining whether a quorum is present at the Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting. If you are a shareholder of record and you attend the Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE INFINT REDEEM YOUR CLASS A ORDINARY SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TRANSFER YOUR CLASS A ORDINARY SHARES TO INFINT’S TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “THE EXTRAORDINARY GENERAL MEETING OF INFINT SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by INFINT, constitutes a prospectus of INFINT under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares to be issued to Seamless Shareholders in connection with the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting at which INFINT shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

The registration statement and the accompanying proxy statement/prospectus is available without charge to INFINT shareholders upon written or oral request. This document and INFINT’s other filings with the SEC may be obtained by either written or oral request to INFINT Acquisition Corporation, 32 Broadway, Suite 401, New York, New York 10004 or by telephone at (212) 287-5010. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you are an INFINT shareholder and have questions about the proposals to be considered at the Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC (“Morrow”), INFINT’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IFIN.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for additional information.

Information contained on any website is expressly not incorporated by reference into the accompanying proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than [●], 2023.

1

Industry and Market Data

This proxy statement/prospectus includes market and industry data and forecasts that Seamless has derived from publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and Seamless’ internal data and estimates based on its management’s knowledge of and experience in the market sectors in which it competes.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The industry and market position information that appears in this proxy statement/prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Such information is supplemented where necessary with Seamless’ internal estimates and information obtained from discussions with its platform users, taking into account publicly available information about other industry participants and Seamless’ management’s judgment where information is not publicly available.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

2

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, in this document:

●	“ancillary documents” means each agreement, instrument or document including the Registration Rights Agreement, the Lock-Up Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement;

●	“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger;

●	“Business Combination Agreement” means the Business Combination Agreement, dated as of August 3, 2022, among INFINT, Merger Sub and Seamless, amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023, as such agreement may be further amended from time to time, and attached hereto as Annex A;

●	“Closing” means the closing of the Business Combination;

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced;

●	“Company” or “INFINT” means INFINT Acquisition Corporation, a Cayman Islands exempted company;

●	“current memorandum and articles of association” means the second amended and restated memorandum and articles of association of INFINT, effective February 14, 2023;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“founder shares” means the 5,833,083 INFINT Class B ordinary shares that were issued to INFINT initial shareholders prior to the INFINT IPO (each a founder share);

●	“GAAP” means generally accepted accounting principles in the United States;

●	“INFINT Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of INFINT;

●	“INFINT Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of INFINT, which shares will be converted automatically in connection with the merger into INFINT Class A ordinary shares and cease to be outstanding; such shares are also referred to and defined herein as the “founder shares”;

●	“INFINT initial shareholders” means the Sponsor and each of INFINT’s directors and officers and underwriters that hold founder shares;

●	“INFINT IPO” means INFINT’s initial public offering, consummated on November 23, 2021, through the sale of 19,999,880 units (including the 2,608,680 units sold pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit);

●	“INFINT ordinary shares” means the INFINT Class A ordinary shares and the INFINT Class B ordinary shares;

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●	“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

●	“IRS” means the U.S. Internal Revenue Service;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

●	“JonesTrading” means JonesTrading Institutional Services LLC.

●	“Letter Agreement” means the letter agreement by and among INFINT, the Sponsor and each of directors of INFINT, dated November 23, 2021;

●	“Lock-up Agreement” means the lock-up agreement to be entered into among INFINT and certain Seamless Shareholders at the Closing (a copy of which is attached hereto as Annex D);

●	“Meeting” means the extraordinary general meeting of INFINT, to be held on [●], 2023 at [●] a.m., Eastern time, at 32 Broadway, Suite 401, New York, New York, and via live webcast by visiting https://www.cstproxy.com/infintspac/sm2023;

●	“merger” means the merger of Merger Sub with Seamless, with Seamless surviving such merger and Seamless becoming a wholly owned subsidiary of INFINT, pursuant to the Business Combination Agreement;

●	“Merger Sub” means FINTECH Merger Sub Corp., a Cayman Islands exempted company incorporated with limited liability;

●	“New Seamless” means Currenc Group Inc. (formerly named INFINT Acquisition Corporation) following the consummation of the Business Combination;

●	“New Seamless Incentive Plan” means Currenc Group Inc. 2022 Equity Incentive Plan (a copy of which is attached hereto as Annex C);

●	“New Seamless ordinary shares” means the ordinary shares, par value $0.0001 per share, of New Seamless;

●	“NYSE” means the New York Stock Exchange;

●	“ordinary resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

●	“private warrants” are to the aggregate 7,796,842 warrants at a price of $1.00 per private warrant issued to the Sponsor in a private placement simultaneously with the closing of the INFINT IPO and the partial exercise of the underwriters’ over-allotment option to purchase additional units;

●	“proposed memorandum and articles of association” or the “amended memorandum and articles of association” means the proposed amended and restated memorandum and articles of association of INFINT, which will become INFINT’s memorandum and articles of association upon the approval of the Business Combination Proposal and the Articles Amendment Proposal and the consummation of the Business Combination (a copy of the proposed memorandum and articles of association is attached hereto as Annex B);

●	“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the SEC;

●	“public shareholders” means the holders of public shares, including the INFINT initial shareholders to the extent the INFINT initial shareholders purchase public shares; provided that the INFINT initial shareholders are considered a “public shareholder” only with respect to any public shares held by them;

●	“public shares” means INFINT Class A ordinary shares included in the units issued in the INFINT IPO;

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●	“record date” means [●], 2023;

●	“redemption” means the right of public shareholders to have their public shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus;

●	“Registration Rights Agreement” means the registration rights agreement, to be entered into among INFINT, certain Seamless Shareholders and certain INFINT shareholders at the Closing (a copy of which is attached hereto as Annex E);

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

●	“Seamless” means Seamless Group Inc., a Cayman Islands exempted company incorporated with limited liability;

●	“Seamless Incentive Plan” means the Seamless Group Inc. 2022 Equity Incentive Plan;

●	“Seamless ordinary shares” means the ordinary shares, par value $0.001 per share, of Seamless;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Securities Act” means the U.S. Securities Act of 1933, as amended;

●	“Shareholder Support Agreement” means the Shareholder Support Agreement, dated August 3, 2022, by and among INFINT, Seamless and certain Seamless Shareholders (a copy of which is attached hereto as Annex F);

●	“special resolution” means a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

●	“Sponsor” means INFINT Capital LLC, a Delaware limited liability company;

●	“Sponsor Support Agreement” means the support agreement, dated as of August 3, 2022, among the Sponsor, INFINT and Seamless (a copy of which is attached hereto as Annex G);

●	“trust account” means the trust account that holds a portion of the proceeds of the INFINT IPO and the sale of the private warrants;

●	“Underwriters” means EF Hutton, division of Benchmark Investments, LLC, and JonesTrading, the underwriters for INFINT in the INFINT IPO.

●	“units” means one INFINT Class A ordinary share and one-half of one warrant, whereby each warrant entitles the holder thereto to purchase one INFINT Class A ordinary share at an exercise price of $11.50 per share, sold in the INFINT IPO; and

●	“warrants” means the warrants included in the units issued in the INFINT IPO, each of which is exercisable for one INFINT Class A ordinary share, in accordance with its terms.

Unless specified otherwise, “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

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Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, business strategies or expectations for INFINT’s business, and the timing and INFINT’s ability to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	INFINT’s ability to consummate the Business Combination;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	New Seamless’ ability to maintain the listing of its securities on NYSE following the Business Combination;

●	the expected benefits of the Business Combination;

●	the future financial and operational performance of, and anticipated financial impacts on, Seamless following the Business Combination;

●	changes adversely affecting the business in which Seamless is engaged;

●	Seamless’ business strategy and plans; and

●	general economic conditions.

Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and INFINT and Seamless managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of INFINT, Seamless and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing INFINT’s or Seamless’ views as of any subsequent date. INFINT does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

INFINT shareholders should not place undue reliance on these forward-looking statements in deciding how to vote (or instruct the voting of) their shares in connection with the Business Combination. As a result of a number of known and unknown risks and uncertainties, New Seamless’ actual results or performance may be materially different from those expressed or implied by these forward-looking statements. See the section entitled “Risk Factors” of this proxy statement/prospectus for additional information. Some factors that could cause actual results to differ include:

●	the risk that the Business Combination may not be completed in a timely manner or at all;

●	the risk that the Business Combination may not be completed by INFINT’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by INFINT;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the business combination agreement by the shareholders of INFINT, the satisfaction of the minimum trust account amount following redemptions by INFINT’s public shareholders and the receipt of certain governmental and regulatory approvals;

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●	the lack of a fairness opinion in determining whether or not to pursue the Business Combination;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement;

●	the effect of the announcement or pendency of the Business Combination on Seamless’ business relationships, performance, and business generally;

●	risks that the Business Combination disrupts current plans and operations of Seamless as a result;

●	the outcome of any legal proceedings that may be instituted against Seamless, INFINT or others related to the business combination agreement or the Business Combination;

●	the ability to meet NYSE listing standards at or following the consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which Seamless operates, variations in performance across competitors and partners, changes in laws and regulations affecting Seamless’ business and the ability of Seamless and the post-combination company to retain its management and key employees;

●	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination;

●	the risk that Seamless may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services;

●	the ability to attract new partners, merchants and users and retain existing partners, merchants and users in order to continue to expand;

●	Seamless’ ability to integrate its services with a variety of operating systems, networks and devices;

●	the risk that Seamless will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

●	the risk of product liability or regulatory lawsuits or proceedings relating to Seamless’ business;

●	the risk of cyber security or foreign exchange losses;

●	the risk that Seamless is unable to secure or protect its intellectual property;

●	the effects of COVID-19 or other public health crises on Seamless’ business and results of operations and the global economy generally; and

●	costs related to the Business Combination.

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Questions and Answers

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions, which are grouped into the following two categories: (1) Questions and Answers About the Business Combination; and (2) Questions and Answers About the Meeting and the Proposals to be Presented at the Meeting. The following questions and answers may not include all the information that is important to INFINT’s shareholders. INFINT shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Meeting.

Questions and Answers About the Business Combination

Q:	Why am I receiving this proxy statement/prospectus?

A:	INFINT shareholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the merger, among other proposals. INFINT has entered into the Business Combination Agreement providing for, among other things, the merger of Merger Sub with and into Seamless, with Seamless continuing as the surviving corporation and becoming a wholly owned subsidiary of INFINT. In connection with Closing, INFINT will change its name to “Currenc Group Inc.” You are being asked to vote on the Business Combination. This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Meeting.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q:	Why is INFINT proposing the Business Combination?

A:	INFINT was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In November 2021, INFINT consummated its initial public offering and a total of approximately $203 million was placed in the trust account. Since the INFINT IPO, INFINT’s activity has been limited to the evaluation of business combination candidates, including Seamless, and negotiating and executing the Business Combination Agreement and the related agreements as described herein.

Seamless is an exempted company duly incorporated under the laws of the Cayman Islands. Seamless is a leading operator of global money transfer services in Southeast Asia. It operates a remittance business principally through Tranglo, which is a leading platform and service provider of cross-border payment processing capabilities worldwide and also a leading international airtime transfer operator in Southeast Asia, and a retail airtime business in Indonesia through WalletKu.

Based on its due diligence investigations of Seamless and the industry in which it operates, including the financial and other information provided by Seamless in the course of their negotiations in connection with the Business Combination Agreement, INFINT believes that Seamless is uniquely positioned in the money remittance market to continue to broaden its capabilities, enabling the Seamless platform to expand to further depths globally.

As a result, INFINT believes that a business combination with Seamless will provide INFINT’s shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal 1 — The Business Combination Proposal — The INFINT Board’s Recommendation and Reasons for Approval of the Business Combination” of this proxy statement/prospectus for additional information.

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Q:	Following the Business Combination, what will happen to INFINT’s securities?

A:	INFINT’s units, Class A ordinary shares and warrants are currently listed on NYSE under the symbols “IFIN.U,” “IFIN” and “IFIN.WS,” respectively. Upon consummation of the Business Combination, INFINT will have a single-class share capital structure with New Seamless ordinary shares carrying voting rights in the form of one vote per share. The New Seamless ordinary shares and warrants will be listed on NYSE under the symbols “CRCG” and “CRCG.WS,” respectively. INFINT will not have units traded on NYSE following the consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. INFINT warrant holders and those shareholders who do not elect to have their INFINT Class A ordinary shares redeemed need not deliver their INFINT Class A ordinary shares or warrant certificates to INFINT or to INFINT’s transfer agent and they will remain outstanding.

Q:	What will Seamless Shareholders receive in the Business Combination?

A:	Seamless Shareholders are expected to receive $400,000,000 (“Seamless Value”) in aggregate consideration (the “Aggregate Transaction Consideration”) in the form of 40,000,000 New Seamless ordinary shares, which is equal to the quotient obtained by dividing Seamless Value by $10.00. The number of New Seamless ordinary shares each Seamless ordinary share will be converted to (the “Conversion Rate”) equals to the quotient obtained by dividing the Aggregate Transaction Consideration by the number of issued and outstanding Seamless ordinary shares at the merger effective time. Given that the Aggregate Transaction Consideration is 40,000,000 New Seamless ordinary shares, based on 58,030,000 Seamless ordinary shares issued and outstanding as of June 6, 2023, the Conversion Rate would equal to approximately 0.6893. The Conversion Rate is expected to fluctuate and is negatively related to the number of issued and outstanding Seamless ordinary shares at the merger effective time. For example, if the number of issued and outstanding Seamless ordinary shares increases at the merger effective time, the Conversion Rate will decrease proportionally. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration” of this proxy statement/prospectus for additional information.

Q:	What equity stake will current shareholders of INFINT and Seamless hold in New Seamless after the closing?

A:	Upon the consummation of the Business Combination the ownership of New Seamless will be as follows:

Assuming No Redemption	Assuming Maximum Redemption
The Seamless Shareholders will own 40,000,000 New Seamless ordinary shares, representing approximately 72.18% of the total New Seamless ordinary shares outstanding.	The Seamless Shareholders will own 40,000,000 New Seamless ordinary shares, representing approximately 85.21% of the New Seamless ordinary shares outstanding.

INFINT public shareholders will own 9,584,428 New Seamless ordinary shares, representing approximately 17.29% of the total New Seamless ordinary shares outstanding.	INFINT public shareholders will own 1,107,590 New Seamless ordinary shares, representing approximately 2.36% of the total New Seamless ordinary shares outstanding.

The Sponsor will beneficially own 5,733,084 New Seamless ordinary shares, representing approximately 10.35% of the total New Seamless ordinary shares outstanding.	The Sponsor will beneficially own 5,733,084 New Seamless ordinary shares, representing approximately 12.21% of the total New Seamless ordinary shares outstanding.

The Underwriters will beneficially own 99,999 New Seamless ordinary shares, representing approximately 0.18% of the total New Seamless ordinary shares outstanding.	The Underwriters will beneficially own 99,999 New Seamless ordinary shares, representing approximately 0.21% of the total New Seamless ordinary shares outstanding.

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (1) none of INFINT’s public shares are redeemed and (2) the maximum number of redemptions by public shareholders that would enable INFINT to have at least $5,000,001 of net tangible assets immediately before the Business Combination is consummated. The foregoing shares and percentages also do not include any New Seamless shares issuable upon the exercise of existing INFINT warrants. See the section entitled “Summary — Impact of the Business Combination on New Seamless’ Public Float and Dilution to Public Shareholders” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10% and 50%. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post business combination?

A:	The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except in limited circumstances). With respect to the private warrants held by the underwriters, for so long as such warrants are held by the underwriters, such warrants will not be exercisable more than five years from the effective date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(f)(2)(G)(i). Our initial shareholders have agreed not to transfer, assign or sell any of the private warrants (including the ordinary shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except in limited circumstances.

Following the closing, New Seamless has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Seamless ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which New Seamless gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New Seamless, New Seamless may not exercise its redemption right if the issuance of New Seamless ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. New Seamless will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (1) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Historical trading prices for our shares of common stock have varied between a low of approximately $9.86 per share on January 10, 2022 to a high of approximately $10.77 per share on June 7, 2023, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that INFINT elects to redeem all of the redeemable warrants as described above, INFINT will fix a date for the redemption.

Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to CST.

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Q:	When will the Business Combination be completed?

A:	Neither INFINT nor Seamless can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination not being completed at all. INFINT must first obtain the required approval by its shareholders and each of INFINT and Seamless must also first satisfy other closing conditions. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing” of this proxy statement/prospectus for additional information.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The receipt of cash by a U.S. Holder of INFINT Class A ordinary shares in redemption of such shares will be a taxable event for U.S. federal income tax purposes. Please see the discussion below under the caption “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations —Exercise Redemption Rights” for additional information. U.S. Holders of INFINT Class A ordinary shares considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q:	What are the U.S. federal income tax consequences to U.S. Holders (as defined below) of INFINT Class A ordinary shares and warrants as a result of the Business Combination?

A:	Holders of INFINT Class A ordinary shares and warrants (which, after the change in corporate name, will constitute New Seamless ordinary shares and warrants) will retain INFINT ordinary shares and warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional INFINT ordinary shares or additional INFINT warrants in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. Holders of INFINT ordinary shares and warrants as a result of the Business Combination. See “Proposal 1 — The Business Combination Proposal —U.S. Federal Income Tax Considerations.”

Q:	What do I need to do now?

A:	INFINT urges you to read carefully and consider the information contained in this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of INFINT. INFINT shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Questions and Answers About the Meeting and the Proposals to be Presented at the Meeting

Q:	When and where is the Meeting?

A:	The Meeting will be held at [●], Eastern time, on [●], 2023 at 32 Broadway, Suite 401, New York, New York, and the Meeting can be accessed by visiting https://www.cstproxy.com/infintspac/sm2023, where you will be able to listen to the Meeting live and vote during the Meeting.

Q:	What is being voted on at the Meeting?

A:	INFINT shareholders are being asked to vote to approve the following proposals: (1) the Business Combination Proposal; (2) the Articles Amendment Proposal; (3) the Share Issuance Proposal; (4) the Incentive Plan Proposal; (5) the Advisory Governance Proposals; and (6) if presented, the Adjournment Proposal.

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Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposals. If the Business Combination Proposal is not approved, none of the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Advisory Governance Proposals will be presented to shareholders for a vote.

Q:	Why is INFINT providing shareholders with the opportunity to vote on the Business Combination?

A:	Under the current memorandum and articles of association, INFINT must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of INFINT’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, INFINT has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, INFINT is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow public shareholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination. The adoption of the Business Combination Agreement is required under Cayman Islands law and the approval of the Business Combination is required under the current memorandum and articles of association. In addition, such approval is also a condition to the closing of the Business Combination under the Business Combination Agreement.

Q:	What constitutes a quorum at the Meeting?

A:	A quorum will be present at the Meeting if a majority in par value of the outstanding INFINT ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The INFINT initial shareholders, who own approximately 5,833,083 INFINT ordinary shares (or 37.8%) of the issued and outstanding INFINT ordinary shares as of the record date, will count towards this quorum. As of the record date, at least 7,708,757 INFINT ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal presented at the Meeting?

A:	Proposal 1 — The Business Combination Proposal: The approval of the Business Combination Proposal will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Business Combination Proposal will require the affirmative vote of the holders of at least 7,708,757 issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting.

Proposal 2 — The Articles Amendment Proposal: The approval of the Articles Amendment Proposal will require two special resolutions under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. Notwithstanding the approval of the Articles Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Articles Amendment Proposal will not be effected. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Articles Amendment Proposal will require two affirmative votes of the holders of at least 10,278,341 issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the vote to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of at least 2,916,543 INFINT Class B ordinary shares.

Proposal 3 — The Share Issuance Proposal: The approval of the Share Issuance Proposal will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Share Issuance Proposal will require the affirmative vote of the holders of at least 7,708,757 issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

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Proposal 4 — The Incentive Plan Proposal: The approval of the Incentive Plan Proposal will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Incentive Plan Proposal will require the affirmative vote of the holders of at least 7,708,757 issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to shareholders for a vote. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

Proposal 5 — The Advisory Governance Proposals: The approval of the Advisory Governance Proposals (on the advisory basis) will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Advisory Governance Proposals will require the affirmative vote of the holders of at least 7,708,757 issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Notwithstanding the approval of the Advisory Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Governance Proposals will not be effected.

Proposal 6 — The Adjournment Proposal: The approval of the Adjournment Proposal, if presented, will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. In other words, assuming all shareholders entitled to attend and vote at the Meeting do so, the approval of the Adjournment Proposal, if presented, will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least 7,708,757 issued and outstanding INFINT ordinary shares are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting.

The INFINT initial shareholders have agreed to vote their INFINT ordinary shares in favor of each of these proposals. As of the record date, the INFINT initial shareholders beneficially owned an aggregate of 5,833,083 INFINT ordinary shares, or 37.8% of the outstanding INFINT ordinary shares.

Q:	How many votes do I have at the Meeting?

A:	INFINT shareholders are entitled to one vote on each of the proposals at the Meeting for each ordinary share held of record as of [●], 2023, the record date for the Meeting. As of the close of business on the record date, there were 15,417,511 INFINT ordinary shares outstanding, of which 9,584,428 were Class A ordinary shares and 5,833,083 were Class B ordinary shares.

Q:	What happens if I sell my Class A ordinary shares before the Meeting?

A:	The record date for the Meeting is earlier than the date of the Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your Class A ordinary shares after the applicable record date, but before the Meeting date, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your Class A ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A ordinary shares prior to the record date, you will have no right to vote those shares at the Meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	Does the Sponsor and/or any of the other initial shareholders have interests in the Business Combination Proposal and the other proposals that may differ from or be in addition to the interests of INFINT’s shareholders?

A:	In considering the recommendation of the INFINT Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and INFINT’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of INFINT shareholders generally. The INFINT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby, including the merger, be adopted and approved by INFINT shareholders. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	The Sponsor owns 5,733,084 Class B ordinary shares and the Underwriters own 99,999 Class B ordinary shares, which were initially acquired prior to the INFINT IPO for an aggregate purchase price of $25,100 and INFINT’s directors and officers have pecuniary interests in the INFINT ordinary shares held by the Sponsor through their ownership interests in the Sponsor. The Class B ordinary shares held by the Sponsor will convert into an aggregate of 5,733,084 shares of INFINT Class A ordinary shares in accordance with the terms of the current memorandum and articles of association, and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $[●] million based on the closing price of $[●] per public share on NYSE on [●], 2023, the record date. The Sponsor may receive a positive return on its founder shares, even if public shareholders experience a negative return on their investment after consummation of the Business Combination.

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●	The Sponsor paid $7.8 million for 7,796,842 private warrants; if INFINT does not consummate an initial business combination by August 23, 2023, then the proceeds from the sale of the private warrants will be part of the liquidating distribution to the public shareholders and the private warrants held by the Sponsor will be worthless; the private warrants by the Sponsor had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per warrant on NYSE on [●], 2023.

●	The INFINT initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if INFINT fails to complete an initial business combination by August 23, 2023;

●	If the trust account is liquidated, including in the event INFINT is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to INFINT if and to the extent any claims by a third-party for services rendered or products sold to INFINT (other than Marcum LLP, INFINT’s independent registered public accounting firm), or a prospective target business with which INFINT had entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: the lesser of (1) $10.00 per public share and or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the trust account and except as to any claims under INFINT’s indemnity of the underwriters of the INFINT IPO against certain liabilities, including liabilities under the Securities Act.

●	Alexander Edgarov, INFINT’s chief executive officer and Eric Weinstein, chairman of the INFINT Board, will become directors of New Seamless after the Closing. As such, in the future each may receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by INFINT public shareholders, the Sponsor will own approximately 10.35% of New Seamless. This level of ownership interest assumes: (a) that no INFINT public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in INFINT’s trust account and (b) no exercise of INFINT public warrants and INFINT private placement warrants.

●	INFINT’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on INFINT’s behalf, such as identifying and investigating possible business targets and business combinations. However, if INFINT fails to consummate an initial business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, INFINT may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

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●	Eric Weinstein, chairman of the INFINT Board, has served as the Managing Director at JonesTrading from July 2022 until January 2023. JonesTrading served as the underwriter in the INFINT IPO and is entitled to receive deferred underwriting commission upon closing of the Business Combination. The total amount of the deferred underwriting commission that JonesTrading is entitled to receive upon closing of the Business Combination is $5,999,964. Mr. Weinstein’s compensation as the Managing Director of JonesTrading was not related to the consummation of the Business Combination or to deferred underwriting commission that would be payable to JonesTrading upon the consummation of the Business Combination.

●	The Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as representative shares (the representative shares are deemed to be underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual). It is anticipated that upon completion of the Business Combination, if maximum of public INFINT Class A ordinary shares are redeemed, EF Hutton will retain ownership interest of approximately 0.15% in New Seamless, and JonesTrading will retain ownership of approximately 0.06%. If maximum INFINT Class A ordinary shares are redeemed and the 3,611,089 INFINT public warrants and 1,407,776 INFINT private placement warrants are exercised in full, EF Hutton will retain ownership of approximately 0.14% in New Seamless, and JonesTrading will retain ownership of approximately 0.06%.

See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you have the right to demand that INFINT redeem such shares for a pro rata portion of the cash held in the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% of the INFINT Class A ordinary shares held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

The INFINT initial shareholders will not have redemption rights with respect to any INFINT ordinary shares owned by them in connection with the Business Combination.

Under the current memorandum and articles of association, the Business Combination may be consummated only if INFINT has at least $5,000,001 of net tangible assets after giving effect to all holders of INFINT Class A ordinary shares that properly demand redemption of their shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your INFINT Class A ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their INFINT Class A ordinary shares and no longer remain shareholders and the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. With fewer INFINT Class A ordinary shares and public shareholders, the trading market for INFINT ordinary shares may be less liquid than the market for INFINT Class A ordinary shares prior to the Business Combination and INFINT may not be able to meet the listing standards of NYSE or another national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into Seamless’ business will be reduced and the amount of working capital available to New Seamless following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to INFINT Class A ordinary shares will have no effect on warrants of INFINT you may also hold.

Q:	How do I exercise my redemption rights?

A:	Holders of units must elect to separate the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact INFINT’s transfer agent directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.

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Any public shareholder will be entitled to demand that its public shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $[●] (or $[●] per public share) as of [●], 2023, the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Cayman Islands law, the proceeds held in the trust account could be subject to claims which could take priority over those of public shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., Eastern time, on [●], 2023 (two business days before the Meeting), that INFINT redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to INFINT’s transfer agent; and (2) delivering your public shares to INFINT’s transfer agent (physically, or electronically using the Deposit/Withdrawal At Custodian (“DWAC”) system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed.

If you wish to exercise your redemption rights but initially do not check the box on the proxy card providing for the exercise of your redemption rights and do not send a written request to INFINT to exercise your redemption rights, you may request that INFINT send you another proxy card on which you may indicate your intended vote or your intention to exercise your redemption rights.

Any request for redemption, once made by a public shareholder, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a public shareholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that INFINT’s transfer agent return the certificate (physically or electronically).

Any corrected or changed proxy card must be received by INFINT’s transfer agent prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Meeting.

If a public shareholder properly makes a request for redemption and the public shares are delivered as described to INFINT’s transfer agent, then, if the Business Combination is consummated, INFINT will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your Class A ordinary shares for cash.

See the section entitled “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a discussion of the material U.S. federal income tax considerations for public shareholders with respect to the exercise of these redemption rights. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	If I exercise my redemption rights, would I be able to retain my warrants?

A:	Not without first separating the units. Holders of outstanding units must separate the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. To the extent a holder of the units elects to separate such units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares, such holder’s redemption rights would apply in respect of the underlying public shares. With respect to the related warrants, the holder would retain such warrants (which, after the change in corporate name, will constitute New Seamless warrants) and each warrant will be subject to the same terms and conditions as were applicable to the corresponding warrant immediately prior to the merger effective time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

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Q:	What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	Unlike some other blank check companies which require public shareholders to vote against a Business Combination in order to exercise their redemption rights, public shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemption by public shareholders.

However, the Business Combination will not be consummated if, immediately before the consummation of the Business Combination, INFINT does not have at least $5,000,001 of net tangible assets after giving effect to payment of amounts that INFINT will be required to pay to redeeming shareholders immediately before consummation of the Business Combination. Also, with fewer public shares and public shareholders, the trading market for New Seamless’ ordinary shares may be less liquid than the market for INFINT’s ordinary shares were prior to the Business Combination and New Seamless may not be able to meet the listing standards for NYSE or another national securities exchange. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Seamless’ business will be reduced.

Q:	Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:	No. There are no appraisal or dissenters’ rights available to holders of INFINT ordinary shares or warrants in connection with the Business Combination. The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and INFINT has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:	The net proceeds of the INFINT IPO and the sale of the private warrants were placed in the trust account immediately following the INFINT IPO. After consummation of the Business Combination, the funds in the trust account will be used to pay public shareholders who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of New Seamless. See the section entitled “Summary — Sources and Uses of Funds for the Business Combination” of this proxy statement/prospectus for additional information.

Q:	What happens if the Business Combination is not completed?

A:	If INFINT does not complete the Business Combination with Seamless for whatever reason, INFINT would search for another target business with which to complete a business combination. If INFINT does not complete the Business Combination with Seamless or another target business by August 23, 2023, INFINT must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account (excluding interest earned and dissolution expenses) divided by the number of outstanding INFINT Class A ordinary shares. The INFINT initial shareholders have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the founder shares and private warrants will be worthless if no business combination is effected by INFINT by August 23, 2023. Additionally, in the event of such liquidation, there will be no distribution with respect to INFINT’s outstanding warrants. Accordingly, the warrants will be worthless.

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Q:	How do the INFINT initial shareholders intend to vote on the proposals?

A:	The INFINT initial shareholders beneficially own and are entitled to vote an aggregate of 5,833,083 INFINT ordinary shares (or 37.8% of the outstanding INFINT ordinary shares as of the record date). The INFINT initial shareholders have agreed to vote any INFINT ordinary shares held by them as of the record date in favor of the proposals. The Sponsor and INFINT’s directors and officers may have interests in the business combination that may conflict with your interests as a shareholder generally. See the sections entitled “Summary — Interests of Certain Persons in the Business Combination,” and “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Q:	How do I vote?

A:	If you are a holder of record of INFINT ordinary shares as of the record date, you may submit your proxy before the Meeting in any of the following ways, if available:

●	use the toll-free number shown on your proxy card;

●	visit the website shown on your proxy card to vote via the Internet; or

●	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

●	Shareholders who choose to participate in the Meeting can vote their shares in person or electronically during the Meeting via live audio webcast by visiting https://www.cstproxy.com/infintspac/sm2023. You will need the control number that is printed on your proxy card to enter the Meeting.

●	If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a record owner of your shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify INFINT in writing before the Meeting that you have revoked your proxy; or

●	you may attend the Meeting, in person or virtually, revoke your proxy, and vote at the Meeting or online, as indicated above.

●	If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

●	If you are a shareholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to INFINT Acquisition Corporation, 32 Broadway, Suite 401, New York, New York 10004, and it must be received at any time before the vote is taken at the Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than when the polls for voting close during the Meeting on [●], 2023, or by voting in person or online at the Meeting. Simply attending the Meeting will not revoke your proxy.

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Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to INFINT or by voting online at the Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of various national securities exchanges, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Meeting are “non-routine” matters and therefore, INFINT does not expect there to be any broker non-votes at the Meeting.

If you are an INFINT shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Advisory Governance Proposals or the Adjournment Proposal. The failure of your broker to vote will not count as votes cast at the Meeting and, therefore, will not have any impact on the proposals presented at the Meeting.

Q:	What if I attend the Meeting and abstain or do not vote?

A:	For purposes of the Meeting, an abstention occurs when a shareholder attends the Meeting either in person or online and does not vote or returns a proxy with an “abstain” vote.

If you are an INFINT shareholder that attends the Meeting in person or virtually and fails to vote on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposals, the Incentive Plan Proposal, the Advisory Governance Proposals or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote will have no effect on the vote count for such proposals.

Q:	What happens if I fail to take any action with respect to the Meeting?

A:	If you fail to take any action with respect to the Meeting and the Business Combination is approved by INFINT shareholders, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, INFINT will not consummate the Business Combination.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the INFINT ordinary shares represented by your proxy will be voted as recommended by the INFINT Board with respect to that proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

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Q:	Who will solicit and pay the cost of soliciting proxies for the Meeting?

A:	INFINT is soliciting proxies on behalf of the INFINT Board. INFINT will pay the cost of soliciting proxies for the Meeting. INFINT has engaged Morrow to assist in the solicitation of proxies for the Meeting. INFINT has agreed to pay Morrow a fee of $[●], plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. INFINT will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of the ordinary shares and in obtaining voting instructions from those owners. INFINT’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact INFINT’s proxy solicitor:

Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: IFIN.info@investor.morrowsodali.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Meeting. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your shares (either physically or electronically) to INFINT’s transfer agent at the address below prior to 5:00 p.m., Eastern time, at least two business days prior to the Meeting. See the section entitled “The Extraordinary General Meeting of INFINT Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information.

If you have questions regarding the certification of your position or delivery of your shares for redemption, please contact INFINT’s transfer agent as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Phone: [●]
Toll-Free: [●]
Email: [●]

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Summary

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, whether or not you plan to attend the Meeting, you should read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and the section entitled “Risk Factors.” The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Parties to the Business Combination

INFINT Acquisition Corporation

INFINT Acquisition Corporation is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On November 23, 2021, INFINT consummated the INFINT IPO of 17,391,200 units at $10.00 per unit and the sale of 7,032,580 private warrants at a price of $1.00 per warrant in a private placement (the “Private Placement”) to the Sponsor that closed simultaneously with the closing of the INFINT IPO. INFINT has listed its units on NYSE. On November 23, 2021, the underwriters exercised their over-allotment option in full, according to which INFINT consummated the sale of an additional 2,608,680 units, at $10.00 per unit, and the sale of an additional 764,262 private warrants, at $1.00 per private warrant. Following the closing of the over-allotment option, INFINT generated total gross proceeds of $207,795,642 from the INFINT IPO and the Private Placement, of which INFINT raised $199,998,800 in the INFINT IPO, $7,796,842 in the Private Placement and of which $202,998,782 was placed in INFINT’s trust account established in connection with the IPO.

On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

INFINT’s units, Class A ordinary shares and warrants are listed on NYSE under the symbols “IFIN.U,” “IFIN” and “IFIN.WS,” respectively. The mailing address of INFINT’s principal executive office is 32 Broadway, Suite 401, New York, New York 10004. The telephone number of INFINT’s principal executive office is (212) 287-5010.

FINTECH Merger Sub Corp.

FINTECH Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of INFINT, was formed solely for the purpose of effecting the merger with Seamless described herein. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 32 Broadway, Suite 401, New York, New York 10004. The telephone number of Merger Sub’s principal executive office is (212) 287-5010.

Seamless Group Inc.

Seamless is one of the leading operator of global money transfer services in Southeast Asia. It operates a remittance business principally through Tranglo, which is a Malaysia-based leading platform and service provider of cross-border payment processing capabilities worldwide and also a leading international airtime transfer operator in Southeast Asia, and a retail airtime business in Indonesia through WalletKu.

Seamless’ business model is highly scalable and transferrable to other geographic markets. The knowledge it has gained from building its operations in Southeast Asia has helped it to understand the pain points faced by individuals and merchants in Asian markets, as well as to facilitate the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across its core markets.

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Tranglo’s global remittance business provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to transfer money and process payments globally. Tranglo has built an extensive payout network across more than 25 countries covering more than 1,300 banks and 34 e-Wallet operators, while serving 135 corporate customers as of December 31, 2022, and it processed over 11 million transactions with a total value of $3.55 billion for the year ended December 31, 2022.

Tranglo also operates an international airtime transfer business, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Tranglo’s proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. It operates one of the biggest airtime transfer networks in the world, serving more than 600 telecommunication operators in 150 countries as of December 31, 2022.

WalletKu provides retail airtime purchases and internet data top-up to mobile telecommunication users in the Indonesian market. WalletKu also allows users to make bill payments and other cash top-up and money transfers, including through its proprietary WalletKu app. As of December 31, 2022, WalletKu had 122,206 merchant and individual users, more than 4,400 active users for WalletKu Digital and 2,100 active users for WalletKu Indosat. WalletKu is an authorized distributor for the second largest Indonesia telecommunication provider, Indosat Ooredoo Hutchison, and manages two of the 100+ cluster areas designated by Indosat.

WalletKu provides E-Money services by co-branding with PT E2Pay Global Utama, a registered E-Money services provider in Indonesia, allowing WalletKu to provide financial services to the unbanked population in Indonesia and act as a remittance platform for users to send and receive money domestically and, leveraging Seamless’ platform, internationally.

Prior to the Closing, pursuant to the Business Combination Agreement, Seamless will spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA (such spin-outs, carve-outs, divestitures or transfers, the “Divestitures”) such that, upon consummation of the Divestitures, TNG Asia, FNTI and GEA will no longer be subsidiaries of, or controlled by, Seamless. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement – Divestitures” of this proxy statement/prospectus for additional information.

The following table summarizes the pro forma effect on the revenue and net loss of Seamless of: (a) the Divestitures, (b) the acquisition of an additional ownership share in Dynamic Indonesia Holdings, Ltd. and its subsidiaries and (c) the conversion of Seamless’ convertible bonds to ordinary shares of Seamless for the three months ended March 31, 2023 and for the twelve months ended December 31, 2022.

Selected Historical, Unaudited Historical and Unaudited Pro Forma Condensed Statement of Operations

	Three months ended March 31, 2023		Twelve months ended December 31, 2022
	Historical	Pro Forma	Historical	Pro Forma

Total revenue	$13,872,595	$11,811,104	$55,500,917	$57,256,319
Net loss	$(3,339,806)	$(1,448,391)	$(15,725,713)	$(6,928,260)
Net income to noncontrolling interests	$(203,635)	$(203,635)	$(952,422)	$(891,171)
Net loss to controlling interest	$(3,543,441)	$(1,652,026)	$(16,678,135)	$(7,819,431)

This summary pro forma data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto.

Historically, Seamless has derived its revenue from operations centered in Malaysia, Indonesia and Hong Kong, but servicing transactions and customers located throughout Southeast Asia. Following the Divestitures, Seamless’ operations will be based in Malaysia and Indonesia. Through Tranglo, Seamless’ Malaysian-based business operates a wholesale remittance network servicing transactions between more than 25 countries, serving more than 1,300 bank partners, 34 eWallets, 140,000 cash pick-up points and 135 corporate clients, and processing over 11 million transactions with a total value of $3.55 billion for the year ended December 31, 2022. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the Divestitures. See the sections entitled “Seamless’ Business — Seamless’ Mission – Tranglo Global Remittance Business” and “Proposal 1 — The Business Combination Proposal – The Business Combination Agreement – Divestitures” of this proxy statement/prospectus for additional information.

The mailing address of Seamless’ principal executive office is 410 North Bridge Road, SPACES City Hall, Singapore 188726. The telephone number of Seamless’ principal executive office is 65 6407 7362.

The Business Combination

The Business Combination Agreement

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless. The Business Combination Agreement was unanimously approved by the INFINT Board. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT. Capitalized terms used in this “Summary – the Business Combination Agreement” section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Merger Consideration

At the merger effective time, each Seamless ordinary share outstanding as of immediately prior to the merger effective time will be converted into a right to receive a number of New Seamless ordinary shares. Seamless Shareholders are expected to receive $400,000,000 (“Seamless Value”) in aggregate consideration (the “Aggregate Transaction Consideration”) in the form of 40,000,000 New Seamless ordinary shares, which is equal to the quotient obtained by dividing Seamless Value by $10.00. The number of New Seamless ordinary shares each Seamless ordinary share will be converted to (the “Conversion Rate”) equals to the quotient obtained by dividing the Aggregate Transaction Consideration by the number of issued and outstanding Seamless ordinary shares at the merger effective time. Given that the Aggregate Transaction Consideration is 40,000,000 New Seamless ordinary shares, based on 58,030,000 Seamless ordinary shares issued and outstanding as of June 6, 2023, the Conversion Rate would equal to approximately 0.6893. The Conversion Rate is expected to fluctuate and is negatively related to the number of issued and outstanding Seamless ordinary shares at the merger effective time. For example, if the number of issued and outstanding Seamless ordinary shares increases at the merger effective time, the Conversion Rate will decrease proportionally.

At the effective time, by virtue of the merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be canceled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet (as defined in the Business Combination Agreement), the number of New Seamless ordinary shares set forth in the Payment Spreadsheet;

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●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted into options to purchase New Seamless ordinary shares (such options, the “Exchanged Options”) in accordance with the terms of the Company Equity Plan (as defined in the Business Combination Agreement), the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the Seamless restricted stock unit awards (“RSUs”) that are outstanding immediately prior to the effective time will be converted into restricted stock unit awards to purchase New Seamless ordinary shares (such restricted stock unit awards, the “Exchanged RSUs”) in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

As promptly as practicable after the availability of certain required financial statements of Seamless, if applicable, INFINT and Seamless will prepare and file with the SEC a Registration Statement on Form S-4, which will include a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the extraordinary general meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New Seamless ordinary shares as contemplated by the Business Combination Agreement, (iii) the INFINT third amended and restated memorandum and articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement (collectively, the “INFINT Proposals”).

INFINT Extension Proposal

Pursuant to the Business Combination Agreement, Seamless and INFINT agreed that unless the Business Combination Agreement will have otherwise been terminated in accordance with its terms or the INFINT Extension Funding Amount (as defined in the Business Combination Agreement) will have been deposited into INFINT’s trust account, if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Business Combination will be consummated after November 23, 2022 but prior to February 23, 2023 (and INFINT provides notice of such determination in writing to Seamless), then INFINT will call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal (as defined in the Business Combination Agreement), to be held prior to November 23, 2022 (the “Outside Date”), and the parties will cooperate with the preparation, filing and mailing of proxy materials to be sent to the INFINT shareholders seeking approval of the INFINT Extension Proposal; provided, however, that such INFINT Extension Proposal will not seek to amend the INFINT organizational documents to extend the time period for INFINT to consummate a business combination beyond February 23, 2023.

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Seamless Headquarters

Prior to the Closing, Seamless will be required to relocate its headquarters from Hong Kong to a jurisdiction that is mutually agreed to by INFINT and Seamless, it being agreed that Singapore is an acceptable jurisdiction to the parties (the “Headquarters Relocation”). Seamless begun the process of relocating of its headquarters to Singapore in June 2022 by leasing an office in Singapore and intends to complete the relocation before the Closing. Seamless believes the Headquarter Relocation will allow it to be closer to the Southeast Asian markets it serves and better focus on developing its business-to-consumer (“B2C”) offerings in the Southeast Asian markets.

Representations, Warranties and Covenants of Seamless, INFINT and Merger Sub

The Business Combination Agreement contains customary representations, warranties and covenants of (a) INFINT, (b) Merger Sub and (c) Seamless relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. Seamless and INFINT have also agreed to customary “no shop” and interim operating covenants and obligations.

Conditions to Closing

The obligations of the parties (or, in some cases, some of the parties) to consummate the Business Combination are subject to the satisfaction or waiver of certain customary conditions to closing, including, among other things, conditions as described below.

The obligations of INFINT, Seamless and Merger Sub to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	receipt of all pre-closing approvals or clearances reasonably required under any applicable antitrust laws;
●	after giving effect to the Business Combination, INFINT having at least $5,000,001 of net tangible assets;
●	approval by the required shareholders of Seamless and INFINT of the Business Combination Agreement and the Business Combination
●	the absence of any law enacted or order issued or threatened in writing by a governmental authority having the effect of restricting or making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting, restricting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement;
●	approval for the listing on the NYSE of the New Seamless ordinary shares to be issued in connection with the Business Combination; and
●	the performance or compliance in all material respects by the parties with all the agreements and covenants required to be performed by such party under the Business Combination Agreement on or prior to the Closing Date.

The obligations of INFINT and Merger Sub to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the absence of any material adverse effect, or any change or effect that, individually or in the aggregate would result in a material adverse effect with respect to Seamless and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement or is reasonably likely to prevent or materially delay the ability of Seamless to consummate the transactions contemplated under the Business Combination Agreement; and
●	completion of the Divestitures, including termination of contracts relating to the Divestitures, Headquarter Relocation and conversion by Seamless of certain convertible bonds and option deeds, including receipt of required consent from Noble Tack International Limited.

The obligations of Seamless to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the absence of any material adverse effect, or any change or effect that, individually or in the aggregate would result in a material adverse effect with respect to INFINT and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement or is reasonably likely to prevent or materially delay the ability of INFINT to consummate the transactions contemplated under the Business Combination Agreement; and
●	the resignation of certain officers and directors of INFINT.

Termination

The Business Combination Agreement may be terminated by the parties under certain circumstances prior to the Closing, including, among others:

●	by mutual written consent of INFINT and Seamless;

●	by either INFINT or Seamless if the Business Combination has not occurred prior to the Outside Date; provided that the Outside Date will automatically be extended, without any further action by any party, to (i) February 23, 2023 if the INFINT Extension Funding Amount will have been deposited into INFINT’s trust account or (ii) as provided in the Extension Proposal if it will have been approved by the INFINT shareholders; provided that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a closing condition on or prior to the Outside Date;

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●	by either INFINT or Seamless if the consummation of the transactions contemplated by the Business Combination Agreement is permanently restricted, enjoined or prohibited by the terms of a final, non-appealable order issued by governmental authority;

●	by either INFINT or Seamless if any of the INFINT Proposals will fail to receive the required shareholder approval;

●	by INFINT if Seamless will have failed to deliver the required shareholder approval within one hour of the execution and delivery of the Business Combination Agreement;

●	by INFINT if Seamless is in breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement such that the applicable conditions of Seamless would not be satisfied; provided that INFINT had not waived the breach and INFINT and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement (subject to certain notice and cure rights and formalities set forth therein);

●	by Seamless if INFINT and Merger Sub are in breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement such that the applicable conditions of INFINT or Merger Sub would not be satisfied; provided that Seamless had not waived the breach and is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement (subject to certain notice and cure rights and formalities set forth therein);

●	by INFINT if certain required financial statements will not have been delivered to INFINT by Seamless on or before not later than fifteen (15) days from the date of the Business Combination Agreement;

●	by INFINT if, after thirty-five (35) days from the date that the draft Registration Statement was confidentially submitted to the SEC or the Registration Statement was filed with the SEC, as applicable, INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in INFINT’s prospectus in connection with its initial public offering (“IPO Prospectus”); or

●	by INFINT if the Registration Statement has not been declared or become effective by October 9, 2022 and INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in the IPO Prospectus.

Effect of Termination

If the Business Combination Agreement is terminated, the entire Business Combination Agreement will become void and there will be no liability under the Business Combination Agreement on the part of any party except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

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Expenses; Termination Fee

All transaction expenses will be paid by the party incurring such transaction expenses, except that (i) Seamless will pay: (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Business Combination, (b) all expenses incurred in connection with printing, mailing and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (c) expenses incurred in connection with any filings with or approvals from the NYSE in connection with the Business Combination and (d) expenses relating to the filing fees for any approvals or clearances required under any antitrust laws; in each case as such expenses will be incurred or otherwise be due and payable. In addition, if (A) the PCAOB Audited Financials (as defined in the Business Combination Agreement) shall not have been delivered to INFINT by Seamless on or before fifteen (15) days from the date of the Business Combination Agreement, (B) certain third-party approvals will not have been timely obtained by Seamless or (C) INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Business Combination will not be consummated prior to the Outside Date as a result of any action or inaction of Seamless and/or any of its representatives, including prior to the date of the Business Combination Agreement (collectively, the “Seamless Caused INFINT Extension Items”) and, as a result thereof, INFINT determines to call a meeting of the INFINT shareholders in order to approve the INFINT Extension Proposal (as defined in the Business Combination Agreement), Seamless will pay for all third-party costs and expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with such meeting of the INFINT shareholders, including the costs of preparing, filing and mailing a proxy statement in connection therewith. In addition to the foregoing, (a) if INFINT determines (in its sole discretion) not to call a meeting of the INFINT shareholders to approve the INFINT Extension Proposal, (y) any of the Seamless Caused INFINT Extension Items have occurred, and (c) INFINT and the Sponsor instead agree to deposit the INFINT Extension Funding Amount into the trust account, then INFINT will provide written notice of INFINT’s intent to do so and Seamless will deposit or procure the deposit of the INFINT Extension Funding Amount into the trust account prior to the Outside Date.

In addition to the foregoing, (a) if INFINT terminates the Business Combination Agreement pursuant to Section 9.01. of the Business Combination Agreement, Seamless will pay INFINT, by wire transfer of immediately available funds within two (2) business days after such termination, an amount equal to the INFINT Extension Funding Amount as a termination fee; and (b) if INFINT terminates the Business Combination Agreement pursuant to Section 9.01 of the Business Combination Agreement, Seamless will pay INFINT, by wire transfer of immediately available funds within two (2) business days after such termination, an amount equal to two times (2x) the INFINT Extension Funding Amount as a termination fee.

A copy of the Business Combination Agreement is filed with this proxy statement/prospectus as Annex A and is incorporated herein by reference. The foregoing description of the Business Combination Agreement is qualified in its entirety by reference to the full text of the Business Combination Agreement. The Business Combination Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about INFINT, Seamless, Merger Sub or the other parties thereto. In particular, the assertions embodied in representations and warranties by INFINT, Seamless, and Merger Sub contained in the Business Combination Agreement are qualified by information in the disclosure schedules provided by the parties in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about INFINT, Seamless or Merger Sub.

Amendments to the Business Combination Agreement

On October 20, 2022, Seamless, INFINT and Merger Sub entered into an amendment to the Business Combination Agreement (“Amendment No. 1”) to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to amend the extension time period for the permitted shareholder proposal for INFINT to consummate an initial business combination (the “Extension Proposal”) from February 23, 2023 to March 23, 2023; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete an initial business combination, if the Extension Proposal is approved, from February 23, 2023 to March 23, 2023; and (3) Section 9.03(a) of the Business Combination Agreement to provide that, subject to other conditions, if INFINT decides not to call an extraordinary general meeting to approve the Extension Proposal, or if the Extension Proposal is not approved in such a meeting, INFINT should provide written notice to Seamless and Seamless should deposit or procure the deposit of funds into INFINT’s trust account necessary under INFINT’s organization documents to extend the time period by which INFINT shall complete its initial business combination by an additional three months.

In accordance with the provisions of INFINT’s amended and restated memorandum and articles of association and Section 9.03(a) of the Business Combination Agreement, on November 22, 2022, Seamless deposited additional funds in the amount of $2,999,982 to INFINT’s trust account to automatically extend the date by which INFINT must consummate a business combination from November 23, 2022 to February 23, 2023.

On November 29, 2022, Seamless, INFINT and Merger Sub entered into a second amendment to the Business Combination Agreement (“Amendment No. 2”) to amend and restate: (1) Section 7.23 of the Business Combination Agreement to eliminate the requirement of Seamless to cause the conversion or exchange an exchangeable bond for shares of Seamless; and (2) Section 8.02(m) of the Business Combination Agreement to eliminate such conversion or exchange as a condition to the Closing.

On February 20, 2023, Seamless, INFINT and Merger Sub entered into a third amendment to the Business Combination Agreement (“Amendment No. 3”) to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to provide that INFINT can call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal (as such term is defined in the Business Combination Agreement) to be held prior to August 23, 2023, if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and provides proper notice to Seamless; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete the business combination, from February 23, 2023 to August 23, 2023 (the “Current Outside Date”) provided that the Current Outside Date will be automatically extended, without any further action by any party, upon approval by the INFINT shareholders of the INFINT Extension Proposal; and (3) Section 9.03(a) of the Business Combination Agreement to provide that Seamless will pay (i) expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with the extraordinary general meeting of the INFINT shareholders held on February 14, 2023 in order to approve the INFINT Extension Proposal, including (A) expenses related to preparing, filing and mailing a proxy statement, (B) 50% of the expenses (x) of the proxy solicitor in connection with such meeting and (y) related to INFINT’s directors’ and officers’ liability insurance coverage in connection with such extension, and (C) contributions required to be made to INFINT’s trust account on February 23, 2023 and the 23rd day of each subsequent calendar month until August 23, 2023 in the amount of the lesser of (1) $290,000 and (2) $0.06 per public share multiplied by the number of public shares outstanding on such applicable date (collectively, the “INFINT Extension Proposal Costs”), and (ii) if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and, as a result thereof, INFINT determines to call a meeting of the INFINT shareholders in order to approve the INFINT Extension Proposal, all of the INFINT Extension Proposal Costs in connection with such subsequent shareholder meeting and such INFINT Extension Proposal.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to INFINT’s trust account on February 21, 2023, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the trust account until August 23, 2023 or such earlier date that the board determines to liquidate INFINT or the date an initial business combination is completed.

Ancillary Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. INFINT shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, INFINT, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Business Combination and all other matters or resolutions that could reasonably be expected to facilitate the Business Combination, (b) waive any dissenters’ rights in connection with the Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to the Closing.

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Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, INFINT and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote at the INFINT shareholders’ Meeting in favor of the Business Combination Agreement and the Business Combination, (b) abstain from redeeming any Sponsor founder shares in connection with the Business Combination, and (c) waive certain anti-dilution provisions contained in INFINT Memorandum and Articles (as defined in the Business Combination Agreement).

Registration Rights Agreement

At the Closing, INFINT and certain Seamless Shareholders and INFINT shareholders party thereto (such shareholders, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, INFINT will be obligated to file a registration statement to register the resale of certain New Seamless ordinary shares held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Lock-Up Agreement

At the Closing, INFINT will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, the New Seamless ordinary shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which INFINT consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of INFINT’s shareholders having the right to exchange their INFINT Shares for cash, securities, or other property.

Impact of the Business Combination on New Seamless’ Public Float and Dilution to Public Shareholders

It is anticipated that, upon completion of the Business Combination; (1) the Sponsor will have a beneficial ownership interest of approximately 10.35% of the outstanding ordinary shares of New Seamless; (2) INFINT public shareholders will retain an ownership interest of approximately 17.29% of the outstanding ordinary shares of New Seamless; (3) the former Seamless Shareholders (excluding Alexander Kong) will own approximately 22.10% of the outstanding ordinary shares of New Seamless; (4) Alexander Kong will own approximately 50.07% of the outstanding ordinary shares of New Seamless; (5) EF Hutton will have a beneficial ownership interest of approximately 0.13% of the outstanding ordinary shares of New Seamless and (6) JonesTrading will have a beneficial ownership interest of approximately 0.05% of the outstanding ordinary shares of New Seamless. These levels of ownership interest: (a) exclude the impact of the INFINT Class A ordinary shares underlying warrants; (b) assume that no public shareholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in the trust account; (c) solely for the purpose of illustration, assume conversion of Seamless’ convertible bonds to ordinary shares of Seamless as of June 30; (d) assume divestitures of TNG Asia, FNTI and GEA to its existing shareholders and the related buyback of Seamless ordinary shares; and (e) assume the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 4 — The Incentive Plan Proposal” of this proxy statement/prospectus for additional information.

The following tables illustrate varying ownership levels in New Seamless, assuming no redemptions by public shareholders, 10% redemptions by public shareholders, 50% redemptions by public shareholders and the maximum redemptions by public shareholders, with the percentage of outstanding shares based on New Seamless ordinary shares and further assuming: (a) solely for the purpose of illustration, conversion of Seamless’ convertible bonds to ordinary shares of Seamless and redemption by INFINT shareholders at the redemption price of $10.45 per share, both as of June 30, 2023, (b) the divestitures of TNG Asia, FNTI and GEA to its existing shareholders and the related buyback of Seamless ordinary shares and (c) the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration:

	No Exercise of Warrants		Full Exercise of Warrants
Pro Forma Ownership (No Redemption)(1)	New Seamless ordinary shares	% of Outstanding shares	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	9,584,428	17.29	13,195,517	22.30
Sponsor(5)	5,733,084	10.35	5,873,860	9.93
EF Hutton(6)	69,999	0.13	69,999	0.12
JonesTrading(6)(7)	30,000	0.05	30,000	0.05
Existing Seamless Shareholders (excluding Alexander Kong)	12,249,818	22.10	12,249,818	20.70
Alexander Kong(8)	27,750,182	50.07	27,750,182	46.90

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	No Exercise of Warrants		Full Exercise of Warrants
Pro Forma Ownership (10% Redemption)(2)	New Seamless ordinary shares	% of Outstanding shares	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	8,625,985	15.84	12,237,075	21.02
Sponsor(5)	5,733,084	10.53	5,873,860	10.09
EF Hutton(6)	69,999	0.13	69,999	0.12
JonesTrading(6)(7)	30,000	0.06	30,000	0.05
Existing Seamless Shareholders (excluding Alexander Kong)	12,249,818	22.49	12,249,818	21.04
Alexander Kong(8)	27,750,182	50.96	27,750,182	47.67

	No Exercise of Warrants		Full Exercise of Warrants
Pro Forma Ownership (50% Redemption)(3)	New Seamless ordinary shares	% of Outstanding shares	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	4,792,214	9.47	8,403,303	15.45
Sponsor(5)	5,733,084	11.32	5,873,860	10.80
EF Hutton(6)	69,999	0.14	69,999	0.13
JonesTrading(6)(7)	30,000	0.06	30,000	0.05
Existing Seamless Shareholders (excluding Alexander Kong)	12,249,818	24.20	12,249,818	22.53
Alexander Kong(8)	27,750,182	54.81	27,750,182	51.03

	No Exercise of Warrants		Full Exercise of Warrants
Pro Forma Ownership (Maximum Redemption)(4)	New Seamless ordinary shares	% of Outstanding shares	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	1,107,590	2.36	4,718,679	9.31
Sponsor(5)	5,733,084	12.21	5,873,860	11.59
EF Hutton(6)	69,999	0.15	69,999	0.14
JonesTrading(6)(7)	30,000	0.06	30,000	0.06
Existing Seamless Shareholders (excluding Alexander Kong)	12,249,818	26.10	12,249,818	24.16
Alexander Kong(8)	27,750,182	59.12	27,750,182	54.74

(1)	The ownership percentage with respect to New Seamless does not take into account the redemption of any shares by Seamless public shareholders

(2)	Assumes redemption of 10% of public shares (958,443 public shares) using a per-share redemption price of $10.45.

(3)	Assumes redemption of 50% of public shares (4,792,214 public shares) using a per-share redemption price of $10.45.

(4)	Assumes maximum redemption of public shares (8,476,838 public shares) using a per-share redemption price of $10.45

(5)	INFINT’s directors, officers and an affiliate of JonesTrading have pecuniary interests in the New Seamless ordinary shares held by the Sponsor through their ownership interests in the Sponsor.

(6)	Assumes no shares purchased in the open market.

(7)	Does not include any securities held by the Sponsor in which JonesTrading has an economic interest.

(8)	Includes: (a) 27,070,000 New Seamless shares held by Regal Planet Limited, (b) 153,000 New Seamless shares to be held by Mr. Kong personally and (c) 517,182 New Seamless shares that will be vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination.

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INFINT’s public shareholders that do not elect to redeem their Class A ordinary shares will experience significant dilution as a result of the proposed Business Combination. The INFINT public shareholders currently own 62.17% of INFINT’s ordinary shares. As noted in the above table, if no public shareholders redeem their Class A ordinary shares in the proposed Business Combination, the INFINT public shareholders will go from owning 62.17% of INFINT’s ordinary shares prior to the Business Combination to owning 17.29% of New Seamless’ ordinary shares, and INFINT’s public shareholders will own 15.84%, 9.47% and 2.36% respectively, assuming 10%, 50% and the maximum number of the INFINT Class A ordinary shares are redeemed in connection with the proposed Business Combination, respectively. The table below shows the further dilution that will be experienced by INFINT’s public shareholders assuming no new issuances of securities by New Seamless after the proposed Business Combination in the following scenarios:

	No Redemptions	10% Redemption	50% Redemptions	Maximum Redemptions
Assuming all INFINT public warrants are exercised for cash after the proposed Business Combination	22.30%	21.02%	15.45%	9.31%

Upon consummation of the Business Combination, Alexander Kong, New Seamless’ chairman of the board, will beneficially own as much as 59.12% of the issued and outstanding ordinary shares, depending on the number of shares redeemed by INFINT’s public shareholders in the transaction. As a result, he will have substantial influence over New Seamless’ business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of its assets, election of directors and other significant corporate actions.

Deferred Underwriting Commissions as a Percentage of Post-Redemption Shares

The following table illustrates effective deferred underwriting commissions per ordinary share payable upon the completion of the Business Combination, assuming the no redemption, 10% redemption, 50% redemption, and maximum redemption scenarios (and excludes any shares issuable upon the exercise of Public Warrants, Private Placement Warrants, the Exchanged Options, and certain convertible bonds and option deeds of Seamless, in the amount of shares):

	No Redemption		10% Redemption		50% Redemption		Maximum Redemption
Public shares	9,584,428	(1)	8,625,985	(2)	4,792,214	(3)	1,107,590	(4)
Deferred underwriting commission	$5,999,964		$5,999,964		$5,999,964		$5,999,964
Deferred underwriting commission at $10.45 per share	574,159		574,159		574,159		574,159
Deferred underwriting commissions as a percentage of post-redemption shares	6.0%		6.7%		12.0%		51.8%

(1)	Represents 9,584,428 INFINT public shares.
(2)	Represents 8,625,985 INFINT public shares.
(3)	Represents 4,792,214 INFINT public shares.
(4)	Represents 1,107,590 INFINT public shares.

New Seamless’ Board of Directors

Following the closing, the New Seamless board of directors will consist of five directors, which will be divided into three classes (Class I, II and III) with Class I consisting of one director, Class II consisting of two directors and Class III consisting of two directors. Pursuant to the Business Combination Agreement, the New Seamless board of directors will consist of Class I director Eric Weinstein, Class II directors Eng Ho Ng and Seow Kee Fong, and Class III directors Alexander King Ong Kong and Alexander Edgarov.

The Extraordinary General Meeting

Date, Time and Place of the Meeting

The Meeting will be held at [●]., Eastern time, on [●], 2023 at 32 Broadway, Suite 401, New York, New York, and via live webcast at https://www.cstproxy.com/infintspac/sm2023, to consider and vote upon the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Advisory Governance Proposals and, if presented, the Adjournment Proposal.

Voting Power; Record Date

INFINT has fixed the close of business on [●], 2023, as the record date for determining INFINT shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the record date, there were 15,417,511 INFINT ordinary shares outstanding and entitled to vote, of which 9,584,428 are INFINT Class A ordinary shares and 5,833,083 are INFINT Class B ordinary shares. As of the close of business on the record date, 5,833,083 INFINT ordinary shares were held by the INFINT initial shareholders. Each INFINT ordinary share is entitled to one vote per share at the Meeting. The INFINT initial shareholders have agreed to vote their INFINT ordinary shares in favor of each of the proposals being presented at the Meeting.

Quorum and Vote of INFINT Shareholders

A quorum will be present at the Meeting if a majority of the outstanding INFINT ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The INFINT initial shareholders, who own approximately 5,833,083 INFINT ordinary shares (or 37.8%) of the issued and outstanding INFINT ordinary shares as of the record date, will count towards this quorum. As of the record date, at least 7,708,757 INFINT ordinary shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Advisory Governance Proposals and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires two special resolutions, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

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Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. The Adjournment Proposal and the Advisory Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Advisory Governance Proposals will not be presented to the shareholders for a vote.

Proposals to be Submitted at the Meeting

Proposal 1 — The Business Combination Proposal

A proposal to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby, including the merger. See the section entitled “Proposal 1 — The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A, of this proxy statement/prospectus for additional information.

Proposal 2 — The Articles Amendment Proposal

Proposals to approve and adopt (1) the name change from INFINT Acquisition Corporation to Currenc Group Inc. and (2) the proposed memorandum and articles of association to replace the current memorandum and articles of association and to vote on separate proposals to approve, on a non-binding advisory basis, certain material differences between the proposed memorandum and articles of association and the current memorandum and articles of association. See the section entitled “Proposal 2 — The Articles Amendment Proposal” and the proposed memorandum and articles of association, which is attached as Annex B, of this proxy statement/prospectus for additional information.

Proposal 3 — The Share Issuance Proposal

A proposal to approve, assuming the Business Combination Proposal is approved and adopted, for the purposes of complying with the applicable listing rules of NYSE, the issuance of 40,000,000 New Seamless ordinary shares to the shareholders of Seamless pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal 3 — The Share Issuance Proposal” of this proxy statement/prospectus for additional information.

Proposal 4 — The Incentive Plan Proposal

A proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the New Seamless Incentive Plan, established to be effective after the closing to assist New Seamless in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Seamless’ success. See the section entitled “Proposal 4 — The Incentive Plan Proposal” and the New Seamless Incentive Plan, which is attached as Annex C, of this proxy statement/prospectus for additional information.

Proposal 5 — The Advisory Governance Proposals

Proposals to approve and adopt, assuming the Business Combination Proposal is approved and adopted, that on a non-binding advisory basis, certain governance provisions contained in the amended memorandum and articles of association, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission. See the section entitled “Proposal 5 — The Advisory Governance Proposals” and the proposed memorandum and articles of association, which is attached as Annex B, of this proxy statement/prospectus for additional information.

Proposal 6 — The Adjournment Proposal

If necessary, a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to authorize INFINT to consummate the Business Combination (because the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Advisory Governance Proposals is not approved or INFINT would have less than $5,000,001 of net tangible assets immediately prior to the closing after taking into account the public shareholders that have properly elected to redeem their public shares). See the section entitled “Proposal 6 — The Adjournment Proposal” of this proxy statement/prospectus for additional information.

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Redemption Rights

Public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any public shareholder holding public shares may demand that INFINT redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $[●] per share as of [●], 2023, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Seamless is consummated, INFINT will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., Eastern time, on [●], 2023 (two business days before the Meeting), that INFINT redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to INFINT’s transfer agent; and (2) delivering your public shares to INFINT’s transfer agent (physically, or electronically using the DWAC system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. See the section entitled “The Extraordinary General Meeting of INFINT Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights available are to holders of INFINT ordinary shares or warrants in connection with the Business Combination.

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and INFINT has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. INFINT has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares during the Meeting if it revokes its proxy before the Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of INFINT Shareholders — Revoking Your Proxy” of this proxy statement/prospectus for additional information.

Recommendation of the INFINT Board to INFINT Shareholders

The INFINT Board unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of INFINT and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The INFINT Board recommends that INFINT shareholders vote “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Advisory Governance Proposals and, if presented, the Adjournment Proposal. See the section entitled “Summary— Reasons for the INFINT Board Approval of the Business Combination” of this proxy statement/prospectus for additional information.

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Reasons for the INFINT Board Approval of the Business Combination

As described under “Proposal 1 — The Business Combination Proposal —Background of the Business Combination,” the INFINT Board, in evaluating the Business Combination, consulted with INFINT’s management and legal and other advisors. In recommending and negotiating the Business Combination, the INFINT Board further considered the material interests in the transaction held by the sponsor and INFINT’s officers and directors, as more fully discussed under “Questions and Answers —What equity stake will current shareholders of INFINT and Seamless hold in New Seamless after the closing?”, “Questions and Answers — Does the Sponsor and/or any of the other initial shareholders have interests in the Business Combination Proposal and the other proposals that may differ from or be in addition to the interests of INFINT’s shareholders?” “Summary — Interests of Certain Persons in the Business Combination,” and “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the INFINT Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the INFINT Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The INFINT Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the INFINT Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the INFINT Board reviewed the results of the due diligence conducted by INFINT’s management and advisors, which included:

●	extensive meetings and calls with Seamless’ management to understand and analyze Seamless’ business;

●	consultation with financial advisors regarding competitive landscape, industry outlook and Seamless’ business model;

●	consultation with Seamless’ legal and accounting advisors;

●	review of Seamless’ material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

●	review of Seamless’ financial statements; and

●	research on comparable public companies.

In approving the Business Combination, the INFINT Board determined not to obtain a fairness opinion. The officers and directors of INFINT have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including one of the directors serving as a chief executive officer of a major international fintech company, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

After considering the foregoing, including potentially negative and potentially positive factors, the INFINT Board concluded, in its business judgment, that the potentially positive factors relating to the Business Combination outweighed the potentially negative factors. The INFINT Board recognized that there can be no assurance about future results of the combined company, including results considered or expected as disclosed in the foregoing discussion.

The below discussion of the material factors considered by the INFINT Board is not intended to be exhaustive but does set forth the principal factors considered by the INFINT Board with respect to the Business Combination.

The INFINT Board considered a number of factors pertaining to Seamless and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Seamless’ significant planned growth and growth potential. The INFINT Board considered information provided by Seamless’ management regarding (i) Seamless’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Seamless’ industry, including a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis. The INFINT Board considered that Seamless had initiated and built strong relationships with the regulators which Seamless believes presents a strong barrier to entry for any competitors. In addition, the INFINT Board considered that Seamless’ management’s belief that Seamless and its subsidiaries have created a loyal following among their clients based on the development of trust and efforts in community building. The INFINT Board also considered that Seamless has an opportunity to expand its services in the near-term both in terms of geographic expansions and by expanding its product line to include lending, insurance, healthcare, e-wallets, and utility payments. In addition, the INFINT Board considered that Seamless has a unique partnership with Ripple in Asia and intends to form future partnerships with social media, messaging and metaverse companies.

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●	Seamless’ experienced management team. The INFINT Board believes that Seamless has a proven and experienced management team that is positioned to lead New Seamless after the Business Combination.

●	Due diligence and continuing updates. Prior to entering into the Business Combination Agreement, the INFINT Board review and discussed in detail the results of the due diligence examination of Seamless conducted by INFINT’s management team and INFINT’s financial and legal advisors, which included a number of virtual and in-person meetings with Seamless’ management team and advisors regarding Seamless’ business and business plan, operations, prospects, valuation analyses with respect to the Business Combination, review of significant contracts and other material matters, including pertaining to Seamless partnership with Ripple, as well as general financial, legal, regulatory and accounting due diligence. Following the entry into the Business Combination Agreement, the INFINT Board has received numerous updates from INFINT’s and Seamless’ management, as well as INFINT’s and Seamless’ advisors, regarding developments relating to Seamless, including, among other things, key work streams and focus areas related thereto, as well as Seamless’ business plan and business and general and industry-specific market conditions and developments.

●	Extensive due diligence. A part of the due diligence efforts, INFINT’s management, the INFINT Board, a financial advisor and legal counsel conducted due diligence examinations of Seamless and discussed with Seamless’ management financial, operational, technical and legal matters relating to Seamless.

●	Attractive valuation supported by comparable companies. The INFINT Board determined that the valuation analysis conducted by INFINT management with the input of ARC Group (“ARC”), INFINT’s financial advisor, and JonesTrading, based on materials and estimated financial information provided by Seamless and valuation multiples based on comparable public company analysis, supported the equity valuation of Seamless as reflected in the terms of the Business Combination Agreement determined that the Business Combination with Seamless presents an attractive business combination opportunity that is in the best interests of INFINT shareholders. See the section entitled “Proposal 1 — The Business Combination Proposal — The INFINT Board’s Recommendation and Reasons for the Approval of the Business Combination – Financial Analysis” of this proxy statement/prospectus for additional information.

●	No PIPE or third-party financing. The INFINT Board considered that the transaction terms for the Business Combination, as an all-equity transaction, do not require, and are not conditioned on, additional PIPE or other third-party financing allowing the parties not to include a minimum cash closing condition. The INFINT Board considered that not having a minimum cash closing condition will result in a stronger likelihood for the transaction to close in the current market environment.

●	Social Impact. The INFINT Board considered the social impact of Seamless’ business operations, which aims to deliver global financial inclusivity for the unbanked and migrant workers in Southeast Asia. Seamless enables cross-border digital remittances as well as cashless payment solutions to millions without proper access to mainstream financial services.

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The INFINT Board also considered a variety of uncertainties and risks and other potentially negative factors related to INFINT’s business and prospects and related to the Business Combination including, but not limited to, the following:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved. Seamless’ ability to achieve its projected growth will depend on such price risks, ability to execute its business plan, and regulatory risks, among others.

●	Risks regarding the shareholder vote. The risk that INFINT’s shareholders may fail to provide the votes necessary to effect the Business Combination.

●	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within INFINT’s control, including approval by INFINT’s shareholders, and approval by NYSE of the initial listing application in connection with the Business Combination.

●	Post-closing capital requirements. The ability of the combined company to raise new capital to meet its near and long-term liquidity needs.

●	Fees and expenses. The fees and expenses associated with completing the Business Combination.

●	Risk of the liquidation of INFINT. The risks and costs to INFINT if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in INFINT being unable to effect a business combination in the requisite time frame and force INFINT to liquidate.

●	Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits INFINT from soliciting other business combination proposals, which restricts INFINT’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Public company experience of officers. The fact that the Chief Executive Officer of New Seamless has no experience in operating a U.S. publicly-traded company.

●	Potential conflicts. The fact that some officers and directors of INFINT have separate interests in the Business Combination. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

●	Other risk factors. Various other risk factors associated with the respective businesses of INFINT and Seamless as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

INFINT’s current articles of amendment provide that INFINT renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of INFINT, such opportunity is one INFINT is legally and contractually permitted to undertake and would otherwise be reasonable for INFINT to pursue, and such person is legally permitted to refer such opportunity to INFINT. INFINT is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in the current articles of amendment had any impact on its search for a potential business combination.

The INFINT Board concluded that the potential benefits expected to be received by INFINT and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the INFINT Board unanimously resolved: (1) that it was desirable and in INFINT’s commercial interests that INFINT should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which INFINT is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the INFINT shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the INFINT shareholders for approval.

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Interest of Certain Persons in the Business Combination

Certain members of the INFINT Board and officers of INFINT, the Sponsor and others may have interests in the Business Combination that may be different from, or in addition to, the interests of INFINT shareholders generally. The INFINT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the shareholders of INFINT. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

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Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval. Upon the closing, INFINT will cause the merger to be consummated by filing the plan of merger and such other documents as may be required in accordance with the applicable provisions of the Companies Act or by any other law to make the merger effective with the Registrar of Companies of the Cayman Islands. The merger will become effective on the merger effective date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT will be treated as the acquired company for financial reporting purposes, and Seamless will be treated as the accounting acquirer. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT will be stated at historical cost, with no goodwill recorded, and operations prior to the Business Combination will be those of Seamless. Seamless has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Seamless’ existing equity holders will hold a majority voting interest in the Combined Company, irrespective of whether or not existing public shareholders of INFINT exercise their right to redeem their Class A ordinary shares;

●	Seamless’ existing equity holders will have the ability to nominate and elect the majority of the Combined Company’s Board of Directors;

●	Seamless’ existing senior management team will comprise the senior management of the Combined Company; and

●	Seamless’ operations will comprise the ongoing operations of the Combined Company.

Emerging Growth Company

INFINT is, and following the Business Combination, New Seamless will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, New Seamless will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find INFINT’s securities less attractive as a result, there may be a less active trading market for INFINT’s securities and the prices of INFINT’s securities may be more volatile.

New Seamless will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of closing of the Business Combination, (b) in which it has total annual gross revenues of at least $1.07 billion or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the last day of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

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Foreign Private Issuer

Following the completion of the Business Combination, after June 30, 2023, New Seamless may qualify as a “foreign private issuer” under SEC rules. Consequently, for so long as New Seamless continues to meet such qualification, New Seamless will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. New Seamless will be required to file its annual report on Form 20-F with the SEC and will furnish reports on Form 6-K to the SEC regarding certain information that is distributed or required to be distributed by New Seamless to its shareholders.

If New Seamless qualifies as a foreign private issuer status, under existing rules and regulations, New Seamless will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. New Seamless will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, New Seamless’ directors, officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of New Seamless ordinary shares.

Further, NYSE rules permit a foreign private issuer to follow the corporate governance practices of its home country, which is the Cayman Islands, in lieu of NYSE corporate governance requirements relating to independent directors and the formation and composition of committees, with respect to the disclosure of third party director and nominee compensation and the requirement to distribute annual and interim reports. New Seamless currently does not intend to take advantage of the exemptions from the NYSE requirements, although in the future if New Seamless qualifies as a foreign private issuer it may elect to take advantage of some or all of the exemptions provided by the NYSE rules.

Market Price

The closing price of INFINT’s units and INFINT Class A ordinary shares on [●], 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $[●] and $[●], respectively. As of [●], 2023, the record date, the most recent closing price for each unit and INFINT Class A ordinary share was $[●] and $[●], respectively. Holders of INFINT’s securities should obtain current market quotations for their securities. The market price of INFINT’s securities could vary at any time before the Business Combination.

Historical market price information regarding Seamless is not provided because there is no public market for Seamless’ securities.

Material Tax Consequences

For a discussion of the material U.S. federal income tax considerations for holders of INFINT Class A ordinary shares with respect to the exercise of these redemption rights, see the section entitled “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Consideration” of this proxy statement/prospectus for additional information. The consequences of a redemption to any particular public shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:

●	We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.

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●	We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors.
●	Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability.
●	If we fail to recruit new remittance partners and users or retain our existing remittance partners and users, our business and revenue will be harmed.
●	Our business depends on our strong and trusted brands, and any failure to maintain, protect and enhance our brands would harm our business.
●	Our services must integrate with a variety of operating systems, networks and devices.
●	We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.
●	Our cross-border payment and money transfer services are exposed to foreign exchange risk.
●	We face risks in expanding into new geographic regions.
●	Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial conditions.
●	Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with merchants, partners and users.
●	Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.
●	We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.
●	Our business model may change in the future and we may provide services that are not currently provided or planned for in our strategies.
●	Our risk management system may not be adequate or effective in all respects.
●	We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.
●	The funding process used by certain customers of Tranglo relies on cryptocurrency issued by one of our strategic partners; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected.
●	We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.
●	The digital wallet market in Asia is developing, and the expansion of our business depends on the continued growth of digital wallets, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.
●	A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our business, financial condition and results of operations.
●	We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.
●	An increase in the use of credit cards or bank transfers, or an increase in the use of digital currencies, as a means of payment in the markets in which we operate, may result in lower growth or a decline in the use of our services.
●	Customer complaints or negative publicity about our customer service could reduce usage of our products and services.
●	We may not be able to protect our intellectual property rights.
●	We may need additional capital but may not be able to obtain it on favorable terms or at all.
●	We have limited business insurance coverage.

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●	We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.
●	An occurrence of a natural disaster, widespread health epidemic or other outbreaks could seriously harm our business, financial condition and results of operations.
●	Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.
●	We are a holding company and do not have any material assets other than the shares of our subsidiaries and any change in our ability to repatriate dividends or other payments from our subsidiaries could materially adversely affect us.
●	We may cease to benefit from assets and licenses held by our subsidiaries that are critical to the operations of our business if our subsidiaries were to declare bankruptcy or become subject to dissolution or liquidation proceedings.
●	Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our ordinary shares.
●	We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain OFAC restrictions.
●	Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.
●	Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.
●	Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally.
●	Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.
●	It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.
●	Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.
●	Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.
●	The ability of our subsidiaries in certain countries to distribute dividends to us may be subject to restrictions under their respective laws.
●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company under Cayman Islands law.
●	Certain judgments obtained against us by our shareholders may not be enforceable.
●	Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change.
●	INFINT shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
●	The market price of New Seamless ordinary shares after the Business Combination may be affected by factors different from those currently affecting the prices of INFINT Class A ordinary shares.
●	The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
●	The Sponsor and some of INFINT’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Seamless is appropriate for INFINT’s initial business combination.
●	INFINT may not have sufficient funds to consummate the Business Combination.
●	The INFINT Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the INFINT public shareholders.
●	Termination of the Business Combination Agreement could negatively impact INFINT and Seamless.

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●	INFINT and Seamless will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
●	The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
●	INFINT will incur significant transaction costs in connection with the Business Combination.
●	The INFINT initial shareholders have agreed to vote in favor of the proposals at the Meeting, regardless of how public shareholders vote.
●	INFINT may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.
●	INFINT may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem public shares and liquidate, in which case the public shareholders may only receive $[●] per share, or less than such amount in certain circumstances, and the warrants will expire worthless.
●	Neither INFINT nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by Seamless in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.
●	INFINT does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for INFINT to consummate an initial business combination even if a substantial majority of INFINT’s shareholders determine to redeem their shares.
●	If third parties bring claims against INFINT, the proceeds held in the trust account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.15 per public share initially held in the trust account.
●	INFINT’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to public shareholders.
●	INFINT may not have sufficient funds to satisfy indemnification claims of its directors and officers.
●	If, before distributing the proceeds in the trust account to public shareholders, INFINT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against INFINT that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of INFINT shareholders and the per share amount that would otherwise be received by INFINT shareholders in connection with INFINT’s liquidation may be reduced.
●	INFINT shareholders may be held liable for claims by third parties against INFINT to the extent of distributions received by them upon redemption of their shares.
●	INFINT may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of INFINT Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.
●	New Seamless’ failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.
●	New Seamless will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Seamless’ securities less attractive to investors and may make it more difficult to compare New Seamless’ performance to the performance of other public companies.
●	Following the completion of the Business Combination, after June 30, 2023, New Seamless may qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such New Seamless will be exempt from certain provisions applicable to United States domestic public companies.
●	Warrants will become exercisable for New Seamless ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Seamless shareholders.
●	Even if INFINT consummates the Business Combination, there is no guarantee that the INFINT warrants will ever be in the money, and they may expire worthless.

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●	Because Seamless is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Seamless’ business, operations or financial condition, or reviewed the disclosure in this proxy statement/prospectus.
●	INFINT’s and Seamless’ ability to consummate the Business Combination, and the operations of New Seamless following the Business Combination, may be materially adversely affected by the ongoing coronavirus (COVID-19) pandemic.
●	An active market for New Seamless’ securities may not develop, which would adversely affect the liquidity and price of New Seamless’ securities.
●	NYSE may delist New Seamless’ securities from trading on its exchange, which could limit investors’ ability to make transactions in New Seamless’ securities and subject New Seamless to additional trading restrictions.
●	The market price of New Seamless’ ordinary shares may decline as a result of the Business Combination.
●	New Seamless shareholders may experience dilution in the future.
●	If securities or industry analysts do not publish research or reports about New Seamless’ business, if they change their recommendations regarding New Seamless ordinary shares or if New Seamless’ operating results do not meet their expectations, the New Seamless ordinary shares price and trading volume could decline.
●	New Seamless may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for INFINT warrant holders.
●	The trading price of New Seamless’ shares is likely to be volatile, which could result in substantial losses to investors.
●	Because New Seamless’ does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of its ordinary shares for a return on your investment.
●	New Seamless’ will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”
●	New Seamless’ corporate actions will be substantially controlled by its chairman of the board, who will have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ordinary shares and materially reduce the value of your investment.
●	There is no guarantee that a public shareholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put such shareholder in a better future economic position.
●	If public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their INFINT Class A ordinary shares for a pro rata portion of the funds held in the trust account.
●	If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of INFINT Class A ordinary shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of INFINT Class A ordinary shares.
●	You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or warrants, potentially at a loss.
●	INFINT may be a passive foreign investment company (“PFIC”) which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem ordinary shares.

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Summary Historical Financial Information of INFINT

The following table presents summary financial data of INFINT. INFINT’s balance sheet data as of March 31, 2023 and December 31, 2022, and statement of operations data for the three months ended March 31, 2023 and for the year ended December 31, 2022 are derived from INFINT’s historical financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with INFINT’s financial statements and related notes and “INFINT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. INFINT’s historical results are not necessarily indicative of future results.

	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$141,549	$271,467
Prepaid expenses	-	94,553
Total Current Assets	141,549	366,020

Cash and marketable securities held in trust account	101,834,184	208,932,880
TOTAL ASSETS	$101,975,733	$209,298,900

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$3,125,503	$2,787,773
Accrued expenses- related party	137,306	66,587
Total current liabilities	3,262,809	2,854,360

Deferred underwriter’s fee payable	5,999,964	5,999,964
TOTAL LIABILITIES	9,262,773	8,854,324

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 9,584,428 and 19,999,880 shares at redemption value, respectively	101,834,184	208,932,880

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding the 9,584,428 and 19,999,880 shares subject to redemption as of March 31, 2023 and December 31, 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,833,083 issued and outstanding	583	583
Additional paid-in capital	-	-
Accumulated deficit	(9,121,807)	(8,488,887)
Total Shareholders’ Deficit	(9,121,224)	(8,488,304)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$101,975,733	$209,298,900

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	For the three months ended March 31, 2023	For the year ended December 31, 2022
	(Unaudited)	(Audited)
Formation and operating costs	$577,950	$3,756,538
Administrative expenses from related party	54,970	287,618
Loss from operation costs	(632,920)	(4,044,156)
Other income:
Interest earned on marketable securities held in Trust Account	1,631,158	2,932,192
Net Income (Loss)	$998,238	$(1,111,964)

Weighted average shares outstanding of Class A ordinary share subject to redemption	14,560,700	19,999,880
Basic and diluted net income (loss) per ordinary share subject to redemption	$0.05	$(0.04)
Weighted average shares outstanding of Class B non-redeemable ordinary share	5,833,083	5,833,083
Basic and diluted net income (loss) per ordinary share not subject to redemption	$0.05	$(0.04)

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Summary Historical Financial Information of Seamless

Seamless’ summary historical balance sheet data as of December 31, 2022 and December 31, 2021, and summary historical statement of operations data for the years ended December 31, 2022 and 2021 are derived from Seamless’ financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seamless” and Seamless’ financial statements, the accompanying notes, and other financial information included elsewhere in this proxy statement/prospectus.

	December 31,
	2022	2021
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	62,798,729	62,754,165
Short-term investments	2,000,000	2,063,003
Restricted cash	6,756,989	6,438,287
Accounts receivable, net	3,067,697	2,880,915
Prepayments to remittance agents	92,485	87,766
Escrow money receivable	4,443,985	2,624,687
Amounts due from related parties	4,483,228	2,891,286
Prepayments, receivables and other assets	31,776,196	22,773,279
Total current assets	115,419,309	102,513,388
Investment in an equity security	100,000	100,000
Equipment and software, net	1,321,621	1,335,092
Right-of-use asset	342,432	116,777
Intangible assets	9,849,778	13,383,697
Goodwill	27,001,383	19,229,528
Deferred tax assets	768,617	106,151
Total assets	154,803,140	136,784,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	—	27,861
Borrowings	13,404,390	4,144,402
Receivable factoring	677,640	272,108
Escrow money payable	250,013	154,714
Client money payable	6,250,070	5,729,363
Accounts payable, accruals and other payables	53,159,031	61,399,970
Amounts due to related parties	83,757,317	52,165,395
Convertible bonds	9,192,140	7,561,050
Lease liabilities	174,061	117,203
Total current liabilities	166,864,662	131,572,066
Borrowings	7,879,279	2,104,343
Convertible bonds	—	9,192,140
Deferred tax liabilities	1,616,343	1,986,077
Employee benefit obligation	61,392	—
Other payables	158,895	23,758
Total liabilities	176,580,571	144,878,384

Commitments and contingencies

Mezzanine equity	2,957,948	—
Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of December 31, 2022 and December 31, 2021)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(76,768,829)	(60,090,694)
Accumulated other comprehensive income	61,298	52,457
Total shareholders’ deficit attributable to Seamless Group Inc.	(47,477,128)	(30,807,834)
Non-controlling interests	22,741,749	22,714,083
Total deficit	(24,735,379)	(8,093,751)
Total liabilities, mezzanine equity and shareholders’ deficit	154,803,140	136,784,633

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	Years ended December 31,
	2022	2021
	US$	US$
Revenue	55,500,917	57,501,370
Cost of revenue	(39,880,947)	(39,604,341)
Gross profit	15,619,970	17,897,029
Selling expenses	(95,174)	(112,892)
General and administrative expenses	(25,539,467)	(18,163,856)
Loss from operations	(10,014,671)	(379,719)
Finance costs, net	(8,200,112)	(11,539,349)
Other income	3,405,486	2,635,641
Other expenses	(802,634)	(2,848,170)
Loss before income tax	(15,611,931)	(12,131,597)
Income tax expense	(113,782)	(753,703)
Net loss	(15,725,713)	(12,885,300)
Net income attributable to non-controlling interests	(952,422)	(1,963,899)
Net loss attributable to Seamless Group Inc.	(16,678,135)	(14,849,199)

Loss per share, basic and diluted	(0.29)	(0.26)

Shares used in loss per share computation, basic and diluted	58,030,000	58,030,000

Other comprehensive loss:
Foreign currency translation adjustments	2,402	26,245
Total comprehensive loss	(15,723,311)	(12,859,055)
Total comprehensive income attributable to non-controlling interests	(966,184)	(1,969,901)
Total comprehensive loss attributable to Seamless Group Inc.	(16,689,495)	(14,828,956)

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Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT are stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2023. The summary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had occurred on January 1, 2022.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of INFINT and Seamless for the applicable periods included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what New Seamless’ financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of New Seamless following the reverse recapitalization.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus:

●	As required by the Business Combination Agreement,

■	the Divestiture by Seamless of all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA such that, upon consummation of these Divestitures, TNG Asia, FNTI and GEA are no longer Affiliates of Seamless;

■	the acquisition of an additional ownership share in Dynamic Indonesia Holdings, Ltd. and its subsidiaries (“Dynamic Indonesia” or “WalletKu”) such that Seamless holds a 79% ownership share of WalletKu at the time that the Business Combination is completed;

■	The conversion of Seamless’ convertible bonds to ordinary shares of Seamless prior to the consummation of the Business Combination.

●	Consummation of the Business Combination and reclassification of cash held in the trust account to cash and cash equivalents, net of redemptions; and

●	The accounting for deferred offering costs and transaction costs incurred by both INFINT and Seamless.

Due to the redemption rights held by INFINT’s public shareholders, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of INFINT’s publicly traded shares:

●	Scenario 1 – “Assuming No Redemption”: This presentation assumes that INFINT’s public shareholders do not exercise redemption rights with respect to their public shares upon consummation of the Business Combination.

●	Scenario 2 – “Assuming Maximum Redemption”: INFINT will not consummate the Business Combination if the redemption of its Class A ordinary shares would result in a failure to have at least $5,000,001 of net tangible assets after giving effect to redemptions to holders that properly demand redemption of their shares for cash. Therefore, this scenario gives effect to the maximum amount of redemptions that would enable INFINT to have at least $5,000,001 of net tangible assets immediately before the Business Combination is consummated. Specifically, this scenario assumes that 8,476,838 shares, or 88.4% of the total public shares subject to redemption, are redeemed for an aggregate payment of approximately $88.6 million (based on an estimated per public share redemption price of $10.45 from cash in the trust account). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as an additional adjustment to reflect the effect of the redemptions.

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	Assuming No Redemption	Assuming Maximum Redemption
	($ in thousands)
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2023
Total current assets	$175,979	$87,396
Total assets	$211,140	$122,558
Total current liabilities	$125,289	$125,289
Total liabilities	$126,987	$126,987
Total shareholders’ equity (deficit)	$84,153	$(4,430)

	Assuming No Redemption	Assuming Maximum Redemption
	($ in thousands, except share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months ended March 31, 2023
Total revenue	$11,811	$11,811
Total cost of revenue and operating expenses	$16,306	$16,306
Operating loss	$(4,495)	$(4,495)
Net loss	$(4,790)	$(4,790)
Net income to noncontrolling interests	$204	$204
Net loss to controlling interest	$(4,994)	$(4,994)
Net loss per ordinary share-controlling interest	$(0.09)	$(0.11)
Weighted average shares outstanding – basic and diluted	55,417,511	46,940,673

	Assuming No Redemption	Assuming Maximum Redemption
	($ in thousands, except share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations - Year ended December 31, 2022
Total revenue	$57,256	$57,256
Total cost of revenue and operating expenses	$88,502	$88,502
Operating loss	$(31,246)	$(31,246)
Net loss	$(34,887)	$(34,887)
Net income to noncontrolling interests	$891	$891
Net loss to controlling interest	$(35,778)	$(35,778)
Net loss per ordinary share-controlling interest	$(0.65)	$(0.76)
Weighted average shares outstanding – basic and diluted	55,417,511	46,940,673

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Risk Factors

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information and annexes attached hereto, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New Seamless’ business, financial condition and results of operations. If any of the events described below occur, New Seamless’ post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New Seamless’ securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of INFINT and Seamless.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Seamless,” “we,” “us” or “our” refer to the business of Seamless prior to the consummation of the Business Combination, which will be the business of New Seamless following the consummation of the Business Combination.

Risks Related to Seamless’ Business, Industry and Operations

We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.

Rapid, significant and disruptive technological changes continue to impact the industries in which we operate, including developments in electronic and mobile wallets and payments, money transfer, payment card tokenization, social commerce (i.e., e-commerce through social networks), authentication, virtual currencies, blockchain technologies, machine learning and artificial intelligence. We cannot predict the effects of technological changes on our business. In addition to our own initiatives and innovations, we rely in part on third parties for the development of and access to new technologies. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new services and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards.

We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors.

We compete in a large number of markets characterized by vigorous competition, changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. Money transfer and electronic payment services compete in a concentrated industry, with a small number of large competitors and a large number of small, niche competitors. Our competitors include domestic and regional mobile wallets, money transfer (customer-to-customer and customer-to-business) specialists, providers of digital payment solutions, traditional financial institutions, other well-established companies (such as social media platforms or applications) that develop electronic payment services, third parties that host electronic payment services, billers offering their own electronic payment services and other financial institutions. See “Seamless’ Business—Competition Analysis” for further details on our competitors.

We expect competition to intensify in the future as existing and new competitors introduce new services or enhance existing services. We compete against many companies to attract customers. Some of these companies have a longer operating history, greater financial resources and substantially larger customer bases than we do. Some of these companies may also be tied to established banks and other financial institutions and may therefore offer greater liquidity and generate greater consumer confidence in the safety and reliability of their services than ours. Some of these companies link digital payment solutions to their other existing services, such as social media platforms or applications, and such synergies may help them develop their customer bases more effectively than us, especially where these existing services have been successful for a considerable period of time and have already gained customer confidence and reliance. All of the above competitors may devote greater resources than we do to the development, promotion and sale of products and services, and they may be more effective in introducing innovative products and services. Mergers and acquisitions by or among these companies may lead to even larger competitors with more resources. Failure to keep pace with our competitors would hinder our growth.

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We also expect new entrants to offer competitive products and services. For example, established banks and other financial institutions, existing social media platform and application service providers and other financial technology (“fintech”) startups that have yet to provide digital payment services could develop such technologies and enter the market. Companies already operating digital payment services in other Asian countries could also quickly enter into the region where we operate.

Certain merchants have longstanding preferential or near-exclusive relationships with our competitors to accept payment cards and/or other services that we offer. These exclusive or near-exclusive relationships may make it difficult or cost prohibitive for us to gain additional market share with respect to these merchants. If we are unable to differentiate ourselves from and successfully compete with our competitors, our business will suffer serious harm.

We may also face pricing pressures from competitors. If we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, the number of our transactions in certain key corridors where we face intense competition could be adversely affected by increasing pricing pressures between our money transfer services and those of some of our competitors, which could adversely affect our financial results. Our competitors have at times offered special foreign exchange rate promotions on their global money transfer services in order to attract business which has negatively impacted our business. On the other hand, if we reduce prices in order to more effectively compete in these corridors, this could also adversely affect our financial results.

Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability.

Our systems and those of our third-party service providers, including data center facilities, may experience hardware breakdown, service interruptions, computer viruses, denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, or other events.

Moreover, when too many customers connect to our platform within a short period of time, we have in the past and may in the future experience system interruptions that render our platforms temporarily unavailable and prevent us from efficiently completing payment transactions. Our systems are also subject to break-ins, sabotage, and acts of vandalism. While we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning does not account for all possible scenarios and eventualities.

We have experienced and will likely continue to experience denial-of-service attacks, system failures, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. In addition, we may need to incur significant expenses to repair or replace damaged equipment and to remedy data loss or corruption as a result of these events. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could also materially and permanently harm our reputation, business and revenue. Frequent or persistent interruptions in our products and services could cause merchants, partners and users to believe that our products and services are unreliable, leading them to switch to our competitors or to stop using our products and services. Moreover, to the extent that any system failure or similar event causes losses to our customers or their businesses, these customers could seek compensation from us and those claims, even if unsuccessful, together with potential regulatory investigations, would likely be time-consuming and costly for us to address, and could divert management’s attention from operating our business.

Some of our agreements with third-party service providers do not require those providers to indemnify us for losses resulting from any disruption in service. Our agreements with some of our partners require us to indemnify them for losses resulting from any disruption in our services. As a result, our financial results may be significantly harmed.

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If we fail to recruit new remittance partners and users or retain our existing remittance partners and users, our business and revenue will be harmed.

We must continually recruit new partners, merchants and users and retain existing partners, merchants and users in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and our overall operating performance, to keep pace with changes in technology and our competitors and to expand our marketing partnerships and disbursement network.

We have invested in software and technology in the past, and we expect to continue to spend significant amounts to acquire new partners, merchants and users and to keep existing remittance partners, merchants and users loyal to our service. We cannot assure you that the revenue from each partners, merchants and users we acquire will ultimately exceed the marketing, technology and development and promotion costs associated with acquiring them. We may not be able to acquire new partners, merchants and users in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher expenses in order to acquire new partners, merchants and users. If the level of usage by our existing partners, merchants and users declines or does not continue as expected, we may suffer a decline in revenue. A decrease in the level of usage would harm our business and revenue.

Our business depends on our strong and trusted brands, and any failure to maintain, protect and enhance our brands would harm our business.

The brands under which we operate our business, including Tranglo and WalletKu, are important to our business. Our brands are predicated on the idea that partners, merchants and users will trust us and find value in building and growing their businesses with our products and services. Maintaining, protecting and enhancing our brand are critical to expanding our base of partners, merchants and users, as well as increasing engagement with our products and services. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure products and services. Any negative publicity about our industry, our company, our controlling shareholder, the quality and reliability of our products and services, our risk management processes, changes to our products and services, our ability to effectively manage and resolve partners’, merchants’ and users’ complaints, our privacy and security practices, litigation, regulatory activity, the experience of partners, merchants and users with our products or services, and changes in the public opinion of us, could harm our reputation and the confidence in and use of our products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; technological delays or failures; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers or other counterparties. If we do not successfully maintain strong and trusted brands, our business could be materially and adversely affected.

Our services must integrate with a variety of operating systems, networks and devices.

We are dependent on the ability of our products and services to integrate with a variety of operating systems and networks. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, users may be unable to have their transactions completed in a timely manner or at all, which would have a material adverse effect on our business and results of operations. In addition, our hardware interoperates with mobile networks offered by telecom operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our hardware or software with such networks and devices and require modifications to our hardware or software. If we are unable to ensure that our hardware or software continues to interoperate effectively with such networks and devices, or if doing so is costly, our business may be materially and adversely affected.

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We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.

Our business has become increasingly complex as we have expanded the number of platforms that we operate, the jurisdictions in which we operate, the types of products and services we offer, and the overall scale of our operations. We have significantly expanded and expect to continue to expand our headcount, office facilities, technology infrastructure and corporate functions. Failure to continue to do so could negatively affect our business. Moreover, the jurisdictions in which we operate are diverse and fragmented, with varying levels of economic and infrastructure development, and often do not operate efficiently across borders as a single or common market. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Each market presents its own unique challenges, and the scalability of our business is dependent on our ability to tailor our content and services to this diversity. In addition, the pace of regulatory change in the various jurisdictions in which we operate has been, and is expected to continue to be, rapid, while the impact and consequences of such change on our operations and our level of risk may be difficult to anticipate.

As a result of the pace of change in the types of products and services we offer and the number of jurisdictions in which we operate, we face the risk that our management and employees may not have the capacity to appropriately attend to all necessary aspects of our business. For example, our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, or be fully effective to identify, monitor, manage and remediate key risks. Additionally, our risk detection systems may be subject to a “false positive” risk detection rate, potentially making it difficult to identify real risks in a timely manner.

Further, as our business has grown and our service offerings have evolved, certain of our processes and systems have continued to rely on manual inputs which are more prone to errors and faults than more automated processes. There is a risk that the pace of our automation and systemization of these manual processes will be insufficient to prevent significant operational, reporting and regulatory errors.

Our growing multi-market operations also require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and potential trade barriers. Moreover, we may become subject to risks associated with:

●	recruiting and retaining talented and capable management and employees in various markets;
●	challenges caused by distance, language and cultural differences;
●	providing products and services that appeal to the tastes and preferences of users in multiple markets;
●	implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;
●	maintaining adequate internal and accounting control across various markets, each with its own accounting principles that must be reconciled to U.S. GAAP upon consolidation;
●	currency exchange rate fluctuations;
●	protectionist laws and business practices;
●	complex local tax regimes;
●	potential political, economic and social instability; and
●	higher costs associated with doing business in multiple markets.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we fail to successfully identify and manage any of the above or other significant changes facing the business, or to identify and manage the risks to which we are or may be exposed, or successfully respond to technological developments in the industry, we may experience a material adverse effect on our business, financial condition and results of operations.

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Our cross-border payment and money transfer services are exposed to foreign exchange risk.

The ability of our subsidiaries to effect cross-border payments and money transfers may be restricted by the foreign exchange control policies in the countries where we operate.

For example, Malaysia’s foreign exchange policies support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Central Bank of Malaysia (Bank Negara Malaysia) (“BNM”) via a set of foreign exchange administration rules (“FEA Rules”). The FEA Rules, which monitor and regulate both residents and non-residents currently provide that non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time, including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event Malaysia or any other country where we operate introduces any foreign exchange restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries.

The exchange control law in Indonesia provides that money transfer operators shall only make transfers to operators that are licensed in their respective jurisdictions. The arrangement between Indonesian money operators and their foreign counterparts is subject to approval if it exceeds a certain threshold (US$25,000) from Bank Indonesia, the central bank of Indonesia. Further, a party wishing to convert an amount of Indonesian Rupiah into foreign currency that exceeds certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that their aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

We face risks in expanding into new geographic regions.

We plan to continue expanding into new geographic regions, and we currently face and will continue to face risks entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new geographic regions often requires substantial expenditures and takes considerable time, and we may not be successful enough in these new geographies to recoup our investments in a timely manner or at all. We may be unable to attract a sufficient number of merchants, partners or users, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets. The expansion of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to expand our global operations may not be successful, which could limit our ability to grow our business.

Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial conditions.

We have in the past engaged in acquisitions and partnerships. In the future, we may engage in similar ventures, including joint ventures, new businesses, mergers and other growth opportunities such as the purchase of assets and technologies, especially as we expand into new markets. Acquisitions, partnerships or joint ventures and the subsequent integration of new companies or businesses require significant attention from our management, in particular to ensure that the corporate action does not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Investments and acquisitions could result in the use of substantial amounts of cash, increased leverage, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business, and the invested or acquired assets or businesses may not generate the financial results we expect. Moreover, the costs of identifying and consummating these transactions may be significant. In addition to receiving the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions to comply with applicable laws and regulations, which could result in increased costs and delays.

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For example, in November 2018, we acquired Tranglo, a leading provider of cross-border payment processing services worldwide. In July 2018, we acquired WalletKu, based in Indonesia, which provides mobile payment and airtime top-up services in Indonesia. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it.

The acquisitions of Tranglo and WalletKu, and the subsequent integration of these and future acquired businesses into ours, have required and will require significant attention from our management, in particular to ensure that the acquisitions or partnerships do not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Whether we realize the anticipated benefits from these acquisitions or partnerships depends, to a significant extent, on the integration of the target businesses into our group, the performance and development of the underlying services or technologies, our correct assessment of assumed liabilities and the management of the relevant operations. We may not be able to successfully integrate these businesses or products and the integration may divert our management’s focus from our core business and result in disruption to our normal business operations. The diversion of our management’s attention and any difficulties encountered in the integration could have a material adverse effect on our ability to manage our business.

Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with merchants, partners and users.

We collect, store, process, and use large amounts of personal information and other sensitive data in our business. A significant risk associated with our industry is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws, which differ from jurisdiction to jurisdiction. The protection of our merchant, partner, user and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential information, such as names, addresses, personal identification numbers, payment card numbers and expiration dates, bank account information, purchase histories and other data.

Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events, and our security measures may fail to prevent security breaches. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants or partners, could damage our reputation, expose us to litigation risk and liability, require us to expend significant funds to remedy problems and implement measures to prevent further breaches, subject us to regulatory scrutiny and potential fines or other disciplinary actions, subject us to negative publicity, disrupt our operations and have a material adverse effect on our business and standing with merchants, partners and users.

Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.

We have in the past experienced, and may in the future continue to experience instances of fraud, fictitious transactions, failed transactions and disputes between senders and recipients. We also incur losses for claims that the transaction was fraudulent, made from erroneous transmissions or from closed bank accounts or have insufficient funds in them to satisfy payments.

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If losses incurred by us relating to fraud, fictitious transactions and failed transactions become excessive, they could potentially result in the termination of our relationships with merchants, partners or users. In such case, the number of transactions processed through our platforms could decrease substantially and our business could be harmed. We are similarly subject to the risk of fraudulent activity associated with merchants, partners and third parties handling our user information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be materially and adversely affected.

We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.

We have a limited operating history upon which to evaluate the viability and sustainability of our businesses. Our history of operating each of our businesses together is relatively short: WalletKu was launched in November 2017 and was acquired by us in July 2018; we acquired Tranglo in November 2018. As these businesses are expanding rapidly, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early stage companies operating in fast evolving high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:

●	retain existing partners, merchants and users, attract new partners, merchants and users, and increase their engagement and monetization;
●	maintain growth rates across our platforms in multiple markets;
●	maintain and expand our network of domestic, regional and global industry value chain partners;
●	upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services;
●	anticipate and adapt to changing partner, merchant and user preferences;
●	increase awareness of our brand;
●	adapt to competitive market conditions;
●	maintain adequate control of our expenses; and
●	attract and retain qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

Our business model may change in the future and we may provide services that are not currently provided or planned for in our strategies.

We operate in a highly competitive and fast evolving industry which requires us to constantly make changes depending on industry dynamics, regulatory environment and our partners’, merchants’ and users’ needs. We may have to change our current business model for our business to cope with such changes and we cannot guarantee that our current business model will remain the same going forward. For example, our acquisition of Tranglo in November 2018 moved us into the upstream payment processing business where we can provide switching services and our July 2018 acquisition of WalletKu marked our entry into the mobile payment and airtime top-up businesses in Indonesia. Furthermore, we cannot assure you that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations.

Our risk management system may not be adequate or effective in all respects.

Management of our operational, legal and regulatory risks requires us to, among other things, develop and implement policies and procedures to properly record and verify a large amount of data. We collect and process certain personal data of our users, including, among others, identification information, email addresses, passwords, as well as billing information, such as credit card numbers, full names, billing addresses, and phone numbers. While we have taken steps to verify the source and authenticity of such data, our security and screening measures could be compromised and fail to detect false or wrongful information. We cannot guarantee that our measures to verify the authenticity of such information will be adequate. Failure or the ineffectiveness of these systems could subject us to penalties or sanctions by the relevant regulatory authority in the respective jurisdiction, such as under anti-money laundering and counter-terrorist financing laws and regulations, and have a material and adverse effect on our business, financial condition and results of operations.

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We offer payments, money transfer and other products and services to a large number of users, and we are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are legitimate. Despite measures we have taken and continue to take, our payment system remains susceptible to potentially illegal or improper uses. These may include the use of our payment services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud.

When our products and services are used to process illegitimate transactions, and we settle those funds to merchants, partners and users and are unable to recover them, we suffer losses and liability. These types of illegitimate transactions can also expose us to governmental and regulatory sanctions. The highly automated nature of, and liquidity offered by, our payments and money transfer services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses like ours. In configuring our payments and money transfer services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud prevention, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.

To facilitate our foreign exchange transfer and cash pick-up services, in each of the jurisdictions we operate, we are pre-funded in U.S. Dollars by our business-to-business (“B2B”) partners such as WISE and Singtel. The pre-funding amount that we request and its timeframe is determined from our business operations and estimates that are made based on past practices, and hence may not be accurate or sufficient to meet actual needs. If there is insufficient pre-funding, we typically will not complete the money transfer or exchange, and the transaction will therefore be delayed. If we are unable to correctly predict our estimates or take measures to cover pre-funding shortage, we may not be able to complete the money transfer or exchange for our customers and as a result, our operations, reputation and business could be adversely affected.

The funding process used by certain customers of Tranglo relies on cryptocurrency issued by one of our strategic partners; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected.

The funding process used by certain customers of Tranglo relies on the cryptocurrency XRP issued by one of our strategic partners, Ripple. As of December 31, 2022, while only ten of Tranglo’s 97 active customers utilize this funding process, and these customers (GEA Limited, Sentbe Pte Ltd, Eastern & Allied Pty Ltd, Pyypl Ltd, Kabayan Capital Limited, GMT Tech Innovation Ltd, Xbaht AB, BKK Forex Pte Ltd, PT Top Remit and iSend pte Ltd) are each regulated financial institutions in their respective jurisdictions, for the year ended December, 31, 2022, these customers accounted for 13.3% of the remittance revenue (or 6.9% of the total revenue), 20.3% of the total remittance value and 21.8% of the total remittance transactions of Tranglo. These customers and this partner may be subject to new or additional regulation in jurisdictions where they operate or in which they offer services to us or our other partners with respect to their use of and transactions involving cryptocurrency, and they may also be required to obtain relevant licenses in order to provide services to us, our customers or our other partners. While we are currently not required to obtain any cryptocurrency-specific approvals or licenses for our existing operations that involve cryptocurrency, and we have obtained the relevant non-cryptocurrency-specific approvals or licenses for those operations, the regulation of cryptocurrency in the jurisdictions where we operate may evolve or change or new licensing regimes may be introduced in the future to regulate such activities. In addition, while Tranglo does not offer services to U.S. persons and has adopted stringent know-your-customer processes and procedures which insure that its customers, which are businesses, are not U.S. persons, access of these partner services by U.S. persons could raise regulatory issues under U.S. law, including potential violations of U.S. securities, commodities, cryptocurrency custody, exchange and transfer, data governance, data protection, anti-corruption, cybersecurity and tax laws. While we are not aware of any pending regulatory changes which would prevent our partner from continuing to provide their services to our customers and believe it to have all relevant approvals or licenses therefor, we cannot provide any assurance in that regard or that our partner would be able to respond to any regulatory changes in a manner which did not impact our business. If our partner is not allowed to continue to provide their services due to regulatory changes or if the customers or our partner fail to obtain required licenses or comply with applicable regulations, and we are not able to migrate those customers to non-cryptocurrency based funding processes, our business, financial condition and results of operations may be materially adversely effected.

Increased adoption of the funding process Tranglo offers which relies on cryptocurrency issued by one of our strategic partners may reduce our remittance revenue, and our business, financial condition and results of operations may be materially adversely effected.

The pre-funding mechanism Tranglo offers which relies on the XRP cryptocurrency issued by one of our strategic partners, Ripple, generates lower transaction fees and Forex gains for Tranglo. For the year ended December 31, 2022, the average transaction fee take rate and the forex gain take rate for remittance flows which used XRP prefunding, as measured in Ringgi (RM), were 0.32% and 0.05%, respectively, or a total of 0.37%, compared to 0.48% and 0.14%, respectively, or at total of 0.62%, for remittance flows which used fiat currency prefunding. Accordingly, for the same TPV processed, the average revenue generated from the XRP prefunded remittance transactions was around 40% lower than that from fiat currency prefunded transactions. As additional customers of Tranglo adopt the XRP funding mechanism to lower their costs, Tranglo will experience reduced revenue from transaction fees and Forex gains. We anticipate that these fee savings will help Tranglo capture more market share and increase the total number and transaction value of the transactions processed. However, there can be no assurance that the increase in the total number and transaction value of the transactions processed will generate enough revenue to offset the impact of the lower fees charged, and if they do not, our business, financial condition and results of operations may be materially adversely effected.

Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected.

The cryptocurrency industry has recently experience highly volatile prices, business failures and bankruptcy filings by cryptocurrency exchanges and other industry participants, alleged or apparent security breaches and claims of manipulative practices and fraud. Tranglo’s ODL funding service relies on the cryptocurrency XRP issued by Ripple. To the extent these recent problems and concerns regarding the cryptocurrency industry cause Tranglo’s customers to limit their use of its ODL service, or decline to use it altogether, or Tranglo’s business reputation is otherwise materially adversely affected by these concerns, our business, financial condition and results of operations may be materially adversely effected. In addition, in the event that Ripple is forbidden to conduct its XRP business in certain jurisdictions or Ripple decides to withhold ODL funding services in certain jurisdictions, the ODL business of Seamless will need to stop in these countries, which would lead to a decline in the remittance volume Seamless processes unless customers elect to continue to use Seamless for remittance.

 In addition, the regulation of the cryptocurrency industry is evolving, and jurisdictions continue to evaluate if, and how, it should be regulated in their jurisdictions. Currently, we are only required to comply with regulations in Singapore; however, there can be no assurance we will not be required to obtain additional licenses in multiple jurisdictions. Until we obtain such licenses, assuming we are able to conduct our ODL funding service in compliance with new regulations, we may be forced to suspend or cease operation in those jurisdictions which would have a material adverse effect on our business, financial condition and results of operations.

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Our strategic partner, Ripple, owns 40% of Tranglo and has certain contractual rights that could disrupt Tranglo’s existing business of Tranglo or prevent our ability to expand it.

Ripple owns 40% interest in Tranglo. There is a Shareholders Agreement between Seamless and Ripple that governs the operations of Tranglo. While Seamless has a right to appoint a majority of the board of directors of Tranglo, certain matters require the cooperation, or in some cases, approval by Ripple. For instance, pricing, appointment of certain officers and the secondment of an officer appointed by Ripple to Tranglo require the approval of both Ripple and Seamless. In the event of an unresolved disagreement, the management and operation of Tranglo will be deadlocked, and certain key functions like onboarding of new clients and approval of certain policies and procedures may be jeopardized resulting in the disruption of Tranglo’s business, which could lead to a decline in our business, financial condition and results of operations. Further, such a disruption may draw the attention of regulators who could, theoretically, revoke our licenses in those jurisdictions and, in order to resolve such disruption, we may be forced to negotiate a purchase of the interest of Ripple in Tranglo in order to resolve the dispute. In addition, pending resolution of any dispute with Ripple, we may not be able to use the services of any other cryptocurrency in our ODL business.

Our ODL business depends on Ripple depositing an amount of fiat currency, such as US dollars, equal to the amount purchased by our customer.

As part of any ODL funding transaction, our strategic partner, Ripple, sells an amount of XRP representing a specific amount of fiat currency, such as US dollars, to our funding customers. They then deposit that amount of XRP into our account and immediately convert it into the equal amount of fiat currency. Despite that these transactions occur nearly simultaneously, there is a possibility that the exchange rate could result in a deposit of a lesser amount of fiat currency. In that case, there is a collateral pool or slippage pool, that is available and that Ripple immediately draws upon to fund the requisite amount of fiat currency. If that pool was unavailable or insufficiently funded, and we were unable to receive the requisite amount of fiat currency, we could be obligated to credit our customer with the full amount of the fiat currency despite Ripple not making such amount available to us.

We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.

Our business depends on the performance and reliability of the Internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant Internet infrastructure. In addition, the Internet infrastructure, especially in the emerging markets where we operate, may not support the demands associated with continued growth in Internet usage.

We rely on third parties in many aspects of our business, including, among others:

●	networks, banks, payment processors and payment gateways that link us to bank clearing networks to process transactions;
●	third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and
●	third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

We use third-party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to govern their performance. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our business could adversely affect our reputation and adversely affect the user experience. Interruptions in our services might reduce our revenue, subject us to potential liability, and materially and adversely affect our business.

We also rely on major telecommunication operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our users may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our users. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be significantly reduced. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.

The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew these agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage our reputation, and harm our business.

The digital wallet market in Asia is developing, and the expansion of our business depends on the continued growth of digital wallets, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.

Our future revenues depend substantially on users’ widespread acceptance and use of mobile devices and the Internet as a way to transmit money and conduct commerce. Rapid growth in the use of mobile devices and the Internet (particularly as a way to transfer funds, provide and purchase products and services) is a relatively recent phenomenon in some of the jurisdictions in which we operate and we cannot assure you that the current level of acceptance and usage will continue or increase. Furthermore, if the penetration of mobile devices and Internet access in the less developed countries in which we operate do not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.

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Mobile devices penetration and Internet penetration in less developed countries in which we operate may never reach the levels seen in more developed countries due to factors that are beyond our control, including the lack of necessary network infrastructure, economic and political development, access to affordable mobile devices or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in such countries may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in such countries. If telecommunications services are not sufficiently available to support the growth of the Internet in such countries, user response times could be slower, which would reduce Internet usage and potentially decrease our user base. We also cannot predict whether users in these developing countries will have easy access to affordable mobile devices, and the lack thereof may decrease mobile penetration which would limit the growth of our user base. In addition, even if mobile devices and the Internet penetration in such countries increase, this may not lead to growth in e-wallet transactions due to a number of factors, including lack of confidence from users in online security.

Furthermore, the rising price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in countries or regions with low levels of income. Income levels in many countries in Southeast Asia are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in certain countries in Southeast Asia are higher than those in more developed countries. Income levels in Southeast Asia may decline and device and access prices may increase in the future. Any of these factors could materially and adversely affect our ability to generate future revenues.

A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our money transfer business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money transfer transactions are initiated by immigrants sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or epidemics) that make it more difficult for individuals to migrate or work abroad could adversely affect the need for money transfer transactions and growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce the number of our money transfer transactions and therefore have an adverse effect on our results of operations.

We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.

Our future success is significantly dependent upon the continued service of our executives and other key employees. If we lose the services of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fails to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.

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Competition for highly skilled personnel is intense, particularly in Southeast Asia where most of our business operations are located. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.

An increase in the use of credit cards or bank transfers, or an increase in the use of digital currencies, as a means of payment in the markets in which we operate, may result in lower growth or a decline in the use of our services.

Many of our users do not readily have access to credit card or bank transfer services, or may be unwilling to use credit cards for electronic transactions over the Internet, and require alternative methods for payment for online products and services. A significant increase in the availability, acceptance and use of credit cards, bank transfer services or digital currencies for online payments by consumers in the markets in which we operate could adversely affect the growth of our business, our financial condition and results of operations.

Customer complaints or negative publicity about our customer service could reduce usage of our products and services.

Customer complaints or negative publicity about our customer service could severely diminish consumer confidence in and use of our products and services. Breaches of our customers’ privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities. Effective customer service requires significant expenses, which, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence.

We may not be able to protect our intellectual property rights.

We believe the protection of our intellectual property, including our trademarks, patents, copyrights, domain names, trade dress, and trade secrets, is critical to our success. We seek to protect our intellectual property rights by relying on applicable laws and regulations, as well as a variety of administrative procedures. We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business.

However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade dress and trade secret protection are expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business. In addition, the laws of some jurisdictions in which we operate may only provide us with a limited or variable extent of protection in relation to software and intellectual property rights.

As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright, and trademark infringement claims. We may be required to enter into litigation to determine the validity and scope of the patents or other intellectual property rights of others. The ultimate outcome of any allegation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may materially and adversely affect our business.

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Our quarterly results of operations and operating metrics fluctuate significantly and are unpredictable and subject to seasonality, which could result in the trading price of our ordinary shares being unpredictable or declining.

Our quarterly results of operations may vary significantly and are not necessarily an indication of future performance. These fluctuations may be due to a variety of factors, some of which are outside our control and may not fully reflect the underlying performance of our business. Our limited operating history combined with the rapidly evolving markets also contribute to these fluctuations. Fluctuations in quarterly results may materially and adversely affect the predictability of our business and the price of our ordinary shares.

Factors that may cause fluctuations in our quarterly financial results include our ability to attract and retain new partners, merchants and users; the timing, effectiveness, and costs of expansion and upgrades of our systems and infrastructure, as well as the success of those expansions and upgrades; the outcomes of legal proceedings and claims; our ability to maintain or increase revenue, gross margins, and operating margins; our ability to continue introducing new services and to continue convincing customers to adopt additional offerings; increases in and timing of expenses that we may incur to grow and expand our operations and to remain competitive; period-to-period volatility related to fraud and risk losses; system failures resulting in the inaccessibility of our products and services; changes in the regulatory environment, including with respect to security, privacy, or enforcement of laws and regulations by regulators, including fines, orders, or consent decrees; changes in global business or macroeconomic conditions; unusual weather conditions; and the other risks described in this prospectus.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash capital resources in order to fund future growth and the development of our businesses, including expansion of our money transfer, airtime business and mobile payment businesses and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the money transfer and digital financial services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity linked securities could result in significant dilution to our existing shareholders.

We have limited business insurance coverage.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, our business insurance is limited and we do not carry business interruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.

We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be, and in some instances have been, subject to claims, lawsuits (including class actions and individual lawsuits), government investigations, and other proceedings involving intellectual property, consumer protection, privacy, labor and employment, immigration, import and export practices, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes, and other matters.

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We expect that the number and significance of our legal disputes and inquiries will increase as we grow larger, as our business expands in scope and geographic reach, and as our products and services increase in complexity.

Becoming a public company will raise our public profile, which may result in increased litigation. In addition, some of the laws and regulations affecting the Internet, mobile commerce, payment processing, business financing, and employment did not anticipate businesses like ours, and many of the laws and regulations affecting us have been enacted relatively recently. As a result, there is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed or violated third-party intellectual property rights.

Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources, and other factors. Claimants may seek, and we may become subject to, preliminary or provisional rulings in the course of litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of infringing technology, and doing so could require significant effort and expense or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal claims, lawsuits, or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business.

In addition, the laws and regulations in many jurisdictions in Southeast Asia, including Indonesia, place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. For example, in Indonesia, direct and indirect foreign investment in e-money businesses is capped at 49%. If WalletKu wishes to continue growing its business with a floating fund exceeding IDR1,000,000,000 (approximately USD$68,205), it may be required to restructure its ownership structure prior to submitting the application for an e-money license to Bank Indonesia in the future. The restructuring of WalletKu, if required, may impact our ability to consolidate our operations in Indonesia, and we may face uncertainties with our future Indonesian partner, who could potentially have a majority share in WalletKu and effectively control the business. Further, under Indonesian laws and regulations, any agreements containing statements by Indonesian shareholders that they hold shares in an Indonesian company for the benefit of a foreign beneficiary may be rendered void. Currently WalletKu relies on a business partner, PT E2Pay Global Utama, to provide e-money services in Indonesia, and has no plans to submit an application for an e-money license there. If we are unable to successfully manage our expansion into the Indonesian e-money business, WalletKu’s future growth and business development in Indonesia may be materially and adversely effected.

After giving effect to the Divestitures, Mr. Kong will continue to own a majority of the outstanding shares of New Seamless and the Divested Entities. As a result of these ownership interests, New Seamless and the divested entities could be considered to be affiliates and creditors of the Divested Entities could seek to enforce liabilities of the Divested Entities against New Seamless. There can be no assurance that a creditor of the Divested Entities would not successfully be able to hold New Seamless liable for actions or debts of the Divested Entities, which could have a negative impact on our operations and financial condition.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could seriously harm our business, financial condition and results of operations.

Natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, or other events, such as wars, acts of terrorism, political events, environmental accidents, power shortages or communication interruptions could seriously harm our business. The occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our revenue could be significantly reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of Southeast Asia or any other jurisdictions where we may operate. Our operations could also be severely disrupted if our consumers, merchants or other participants were affected by natural disasters, health epidemics or other major events.

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Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Southeast Asia or the Cayman Islands may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. Tax rules in jurisdictions we operate, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

We are a holding company and do not have any material assets other than the shares of our subsidiaries and any change in our ability to repatriate dividends or other payments from our subsidiaries could materially adversely affect us.

We are a Cayman Islands exempted company with limited liability. Our material assets are our direct and indirect equity interests in our subsidiaries, particularly Tranglo and WalletKu. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our ordinary shares, and we may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuations will affect the U.S. Dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries. See “—Risks Related to Investments Outside of the United States—Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.” In addition, since we rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments in the jurisdictions we operate could materially and adversely affect our liquidity, financial condition and results of operations.

We may cease to benefit from assets and licenses held by our subsidiaries that are critical to the operations of our business if our subsidiaries were to declare bankruptcy or become subject to dissolution or liquidation proceedings.

Our future success is significantly dependent upon the continued service of our executives and we do not have priority pledges and liens against the assets of our subsidiaries. If our subsidiaries undergo involuntary liquidation proceedings, third-party creditors may claim rights to some or all of their assets and we may not have priority against such third-party creditors on the assets and licenses of our subsidiaries. If our subsidiaries liquidate, we may take part in the liquidation procedures as a general creditor under the relevant statute or legal framework and recover any outstanding liabilities owed by our subsidiaries.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our ordinary shares.

The market for securities issued by us is influenced by economic and market conditions in Southeast Asia and, to varying degrees, market conditions in other emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, our business in such markets may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of global growth rates, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to fintech companies.

Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for our ordinary shares. The United Kingdom’s exit from the European Union, political developments there, on the European continent and in the United States, hostilities in Ukraine and elsewhere, including the Middle East, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may harm our business and the price of our ordinary shares.

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We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain OFAC restrictions.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, are subject to certain OFAC restrictions. While we are not aware of any such circumstances, it is possible that our money transfer services or other services could be used to facilitate violations of U.S. law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties on our part. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.

We regularly review metrics, including the number of our merchants, partners and users and number of transactions, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout Southeast Asia. For example, we believe that we cannot distinguish individual users who have multiple accounts. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such accounts.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our users were to occur, we may expend resources to implement business measures based on flawed metric or data, or fail to take proper actions to remedy an unfavorable trend. If partners or investors do not perceive our user, geographic, or other operating metrics to accurately represent our user base, or if we discover material inaccuracies in our user, geographic, or other operating metrics, our reputation may be seriously harmed.

Risks Related to Investments Outside of the United States

Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.

Some of our assets and operations are located in, and we derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Accordingly, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Southeast Asia generally. The Southeast Asian and global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, disposable income, interest rates, taxation and currency exchange rates. Furthermore, the Southeast Asia economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

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While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia, or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and services and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to potential inflation in the markets in which we operate. While Seamless has been able to absorb these costs as recent global inflationary pressure increased sharply and then moderated slightly, because staff costs represent a significant portion of Seamless’ general expenses and are expected to continue to do so as Seamless expands its operations, higher labor rates may likely reduce Seamless’ profitability and impair its ability to capture market share through aggressive pricing. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may lead to a decrease in economic activity in Southeast Asia, which may adversely affect our business, financial condition and results of operations.

In addition, some Southeast Asia markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and regulatory changes such as nullification of contract, changes in interest rates or imposition of capital controls. These instabilities and any adverse changes in the socio-political or regulatory environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our user base.

Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally.

We derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, our revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally. The Southeast Asia and global economy and markets are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

Economic growth Southeast Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other markets, and other factors. Productivity growth in Southeast Asia has also slowed following the 2008 global financial crisis. Southeast Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Southeast Asia or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The legal systems in Southeast Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

Many of the markets in Southeast Asia have not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since local administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

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Each jurisdiction in Southeast Asia has enacted, and may enact or amend from time to time, laws and regulations governing mobile payment, money transfer, messages, applications, electronic documents and other content through the Internet. The relevant government authorities may prohibit the distribution of information through the Internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

Furthermore, many of the legal systems in Southeast Asia are based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by a court in analogous cases. As a result, we may not be aware of our violation of certain policies and rules until sometime after the violation. In addition, any administrative and court proceedings in Southeast Asia may be protracted, resulting in substantial costs and diversion of resources and management attention.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to address this regulation. For example, existing laws or new laws regarding the regulation of currency, money transfer, mobile payment, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to adversely affect our business model as well as products and services. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.

It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.

Some of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. Moreover, management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the federal securities laws.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Indonesian Rupiah, Singapore Dollars, Malaysian Ringgit and U.S. Dollars, among other currencies. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. We cannot assure you that central banks of the jurisdictions in which we operate will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

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Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.

A large majority of our revenue and expenses are denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah. If revenue denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah increase or expenses denominated in such currencies decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. In Malaysia, residents are allowed to buy or sell Ringgit against foreign currency with, amongst others, a licensed onshore bank (other than a licensed international Islamic bank) on a spot basis. In Indonesia, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system. We cannot guarantee that we will be able to convert such local currencies into U.S. Dollars or other foreign currencies to pay dividends or for other purposes on a timely basis or at all.

The ability of our subsidiaries in certain countries to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our subsidiaries are located throughout Southeast Asia, including Malaysia, Indonesia and Singapore. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from our Indonesian subsidiary, WalletKu, is subject to a requirement to maintain a general reserve of at least 20% of the paid up capital of the subsidiary. Although there are currently no foreign exchange control or other regulations which restrict the ability of our subsidiaries in Malaysia, Indonesia and Singapore to distribute dividends to us, the relevant regulations may change and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company under Cayman Islands law.

We are an exempted company registered by way of continuation under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Island companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

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As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of New Seamless Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in Singapore, Malaysia and Indonesia. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, Malaysia and Indonesia may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As an exempted company registered by way of continuation in the Cayman Islands, we may be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a Cayman Islands exempted company listed on the NYSE, we are subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. After June 30, 2023, we may be able to qualify as a foreign private issuer. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. To the extent we qualify as a foreign private issuer and we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under NYSE corporate governance listing standards applicable to U.S. domestic issuers.

Risks Related to the Government Regulation Regulatory Framework Applicable to Seamless

Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change.

We operate in a highly regulated industry that is rapidly evolving, which requires us to follow regulatory updates and act on a timely basis. We currently principally operate in Singapore, Malaysia and Indonesia, where our business and operations are subject to numerous governmental and industry regulators. Because the industries we operate in are relatively new in our markets, especially the money transfer, payment solutions and e-wallet services industries, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. Compliance with present or future regulation could be costly, and breaches or violations could expose us to substantial liability, force us to change our business practices or force us to cease offering our current services. Furthermore, regulators may require specific business continuity and disaster recovery plans and may conduct rigorous testing of such plans. Responding to such increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities. The implementation of new regulations or guidelines could require us to change the way we conduct our money service operator or other payment system operator services or the licenses that we require, incur new expenses or retain legal counsel or additional staff to ensure compliance with such regulations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. See “Seamless’ Business—Regulation” for further details on applicable regulations.

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We may fail to obtain, maintain or renew requisite licenses and approvals.

While we believe that we currently have all material licenses and approvals necessary to conduct our business, we may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services we plan to offer. Because the industries we operate in are relatively new in our markets, especially the money transfer services businesses, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We also believe that some of our business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it not necessary to obtain certain licenses or approvals. We cannot be sure that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

As we expand our businesses, in particular our money service business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

If we fail to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that we believed were not necessary or we were exempted from obtaining, we may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-money laundering laws and regulations.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with federal, state or foreign anti-money laundering or counter-terrorist financing laws and regulations by us or our partners could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.

Regulators around the world have increased their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Regulators regularly re-examine thresholds of the number of transactions at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow our business could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product and service improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

A former director of one of our subsidiaries was required to resign his position by a local regulator.

A former director and officer of a subsidiary was required by a regulator to resign his position as director and officer in that subsidiary for reasons relating to whether he was fit and proper to serve as director. While we do not anticipate the regulator’s actions having any direct effect on us or our operations as our subsidiary has not been subject to any warning or sanctions in relation to this incident, this incident and negative perceptions regarding it could negatively affect the brand names of our businesses and our reputation in our industry, could cause customers to switch to other service providers, and could cause potential and existing funding sources, customers, service providers and investors to decide to not enter into transactions, or associate, with us, which could have a negative impact on our business and results of operations.

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Risks Related to INFINT and the Business Combination

INFINT shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the New Seamless ordinary shares to Seamless Shareholders, current INFINT shareholders’ percentage ownership will be diluted. Additionally, of the expected members of the New Seamless board of directors after the completion of the Business Combination, two are expected to be current directors of INFINT or designated by INFINT and the rest will be current directors of Seamless or designated by Seamless. The percentage of New Seamless ordinary shares that will be owned by current INFINT shareholders as a group will vary based on the number of INFINT Class A ordinary shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current INFINT shareholders under different redemption levels, current INFINT shareholders, as a group, will own (1) if there are no redemptions, 17.29% of New Seamless ordinary shares expected to be outstanding immediately after the Business Combination, or (2) if there are full redemptions of the outstanding INFINT Class A ordinary shares (i.e. the maximum number of public shares that could be redeemed in connection with the Business Combination are redeemed, excluding any shares issuable pursuant to INFINT’s outstanding warrants), 2.36% of New Seamless ordinary shares expected to be outstanding immediately after the Business Combination. Because of this, current INFINT shareholders, as a group, will have less influence on the board of directors, management and policies of New Seamless than they now have on the board of directors, management and policies of INFINT. See the section entitled “Summary — Impact of the Business Combination on New Seamless’ Public Float and Dilution to Public Shareholders” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10%, 50% and the maximum amount.

The market price of New Seamless ordinary shares after the Business Combination may be affected by factors different from those currently affecting the prices of INFINT Class A ordinary shares.

Upon completion of the Business Combination, holders of Seamless ordinary shares will become holders of shares of New Seamless ordinary shares. Prior to the Business Combination, INFINT has had limited operations. Upon completion of the Business Combination, New Seamless’ results of operations will depend upon the performance of New Seamless’ businesses, which are affected by factors that are different from those currently affecting the results of operations of INFINT.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by INFINT shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the New Seamless ordinary shares to be issued to Seamless Shareholders for listing on NYSE, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions including completion of the Divestitures, relocation of Seamless’ headquarters from Hong Kong and the conversion by Seamless of certain convertible bonds and option deeds, and while there are no remaining regulatory approvals necessary to complete these transactions, these transactions or the other conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or INFINT or Seamless may elect to terminate the Business Combination Agreement in certain other circumstances. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” of this proxy statement/prospectus for additional information.

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The Sponsor and some of INFINT’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Seamless is appropriate for INFINT’s initial business combination.

The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of New Seamless following the Business Combination

The Sponsor owns 5,733,084 Class B ordinary shares and the Underwriters own 99,999 Class B ordinary shares, which were initially acquired prior to the INFINT IPO for an aggregate purchase price of $25,100. INFINT’s directors and officers have pecuniary interests in the INFINT ordinary shares held by the Sponsor through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $[●] based upon the closing price of $[●] per share on NYSE on [●], 2023. As a result, the Sponsor may receive a positive return on its founder shares, even if public shareholders experience a negative return on their investment after consummation of the Business Combination.

In addition, simultaneously with INFINT IPO, the Sponsor purchased an aggregate of 7,796,842 private placement warrants, each exercisable for one INFINT Class A ordinary share at $11.50 per share, for a purchase price of approximately $7.8 million, or $1.00 per warrant. The proceeds from the private warrants were added to the proceeds from the INFINT IPO to be held in the trust account. Such INFINT private placement warrants had an aggregate market value of $[●] based upon the closing price of $[●] per warrant on NYSE on [●], 2023. If INFINT does not consummate an initial business combination by August 23, 2023, then the proceeds from the sale of the private warrants will be part of the liquidating distribution to the public shareholders and the private warrants held by the Sponsor will be worthless. As a result, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to INFINT shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor and officers/directors may have a conflict of interest in determining whether Seamless is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

In addition to the interests described above, the Sponsor, some of INFINT’s officers and directors and others may have the following conflicts:

●	None of INFINT’s officers and directors is required to commit their full time to INFINT’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	Each of INFINT’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. INFINT does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by INFINT public shareholders, the Sponsor will own approximately 10.35% of New Seamless. This level of ownership interest: (a) assume that no INFINT public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in INFINT’s trust account and (b) assume no exercise of INFINT public warrants and INFINT private placement warrants.

●	Alexander Edgarov, INFINT’s chief executive officer and Eric Weinstein, chairman of the INFINT Board, will become directors of New Seamless after the Closing. As such, in the future each may receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

●	If INFINT is unable to complete an initial business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by INFINT for services rendered or contracted for or products sold to INFINT. If INFINT consummates an initial business combination, on the other hand, INFINT will be liable for all such claims.

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●	INFINT’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on INFINT’s behalf, such as identifying and investigating possible business targets and business combinations. However, if INFINT fails to consummate an initial business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, INFINT may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

●	Eric Weinstein, chairman of the INFINT Board, has served as the Managing Director at JonesTrading from July 2022 until January 2023. JonesTrading served as the underwriter in the INFINT IPO and is entitled to receive deferred underwriting commission upon closing of the Business Combination. The total amount of the deferred underwriting commission that JonesTrading is entitled to receive upon closing of the Business Combination is $5,999,964. Mr. Weinstein’s compensation as the Managing Director of JonesTrading was not related to the consummation of the Business Combination or to deferred underwriting commission that would be payable to JonesTrading upon the consummation of the Business Combination.

In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that INFINT’s directors and officers may have financial interests in the Business Combination that may be different from, or in addition to, the interests of INFINT shareholders, including as a result of their ownership interests in the Sponsor.

The personal and financial interests of INFINT’s officers and directors may have influenced their motivation in identifying and selecting Seamless, and completing an initial business combination with Seamless and may influence their operation of the post-combination company following the Business Combination. This risk may become more acute as the deadline of August 23, 2023 for completing an initial business combination nears.

The INFINT Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination Agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of, INFINT and its shareholders. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the Sponsor and INFINT directors and officers may have in the Business Combination.

INFINT’s initial shareholders hold a significant number of INFINT ordinary shares. They will lose their entire investment if INFINT does not complete an initial business combination.

The INFINT initial shareholders hold all 5,833,083 outstanding INFINT Class B ordinary shares, representing 37.8% of the total outstanding INFINT ordinary shares. The INFINT ordinary shares held will be worthless if INFINT does not complete an initial business combination by August 23, 2023. The INFINT Class B ordinary shares are identical to the INFINT Class A ordinary shares included in the units, except that (1) the INFINT Class B ordinary shares and the INFINT Class A ordinary shares which the INFINT Class B ordinary shares convert into upon an initial business combination are subject to certain transfer restrictions, (2) the INFINT initial shareholders have entered into a Letter Agreement, pursuant to which they have agreed (a) to waive their redemption rights with respect to their INFINT ordinary shares owned in connection with the completion of an initial business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their INFINT ordinary shares if INFINT fails to complete an initial business combination by August 23, 2023, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if INFINT fails to complete an initial business combination by August 23, 2023 and (3) the INFINT Class B ordinary shares are automatically convertible into New Seamless ordinary shares at the time of an initial business combination, as described herein.

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Either INFINT or Seamless may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

Either INFINT or Seamless may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by INFINT’s amended and restated memorandum and articles of association and applicable laws. For example, it is a condition to INFINT’s obligations to consummate the Business Combination that certain of Seamless’ representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. However, if the INFINT Board determines that it is in the best interest of INFINT shareholders to waive any such breach, then the INFINT Board may elect to waive that condition and consummate the Business Combination.

The existence of financial and personal interests of one or more of INFINT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of INFINT and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, INFINT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. As of the date of this proxy statement/prospectus, INFINT does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, INFINT will circulate a new or amended proxy statement/prospectus and resolicit INFINT’s shareholders if changes to the terms of the Business Combination would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon. See the section entitled “Proposal 1– The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

INFINT may not have sufficient funds to consummate the Business Combination.

As of March 31, 2023, INFINT had approximately $141,549 of cash available to it outside the trust account to fund its working capital requirements, prior to payment of any then-outstanding current liabilities. If INFINT is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to INFINT in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to INFINT upon completion of the Business Combination. If INFINT is unable to consummate the Business Combination because it does not have sufficient funds available, INFINT will be forced to cease operations and liquidate the trust account. Consequently, INFINT’s public shareholders may receive less than $[●] per share and their warrants will expire worthless.

The INFINT Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the INFINT public shareholders.

In analyzing the Business Combination, the INFINT Board conducted significant due diligence on Seamless. For a complete discussion of the factors utilized by the INFINT Board in approving the Business Combination, see the section entitled, “Proposal No. 1 — The Business Combination Proposal — INFINT Board’s Recommendation and Reasons for Approval of the Business Combination.” The INFINT Board believes, because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders and that the Seamless’ fair market value was at least 80% of INFINT’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, the INFINT Board did not obtain a fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of the INFINT Board in valuing the Seamless’ business, and the INFINT Board may be incorrect in its assessment of the Business Combination. The lack of a fairness opinion may also lead an increased number of INFINT public shareholders to vote against the Business Combination Proposal or demand redemption of their shares for cash, which could potentially impact INFINT’s ability to consummate the Business Combination or materially and adversely affect New Seamless’ liquidity following the consummation of the Transactions.

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Termination of the Business Combination Agreement could negatively impact INFINT and Seamless.

If the Business Combination is not completed for any reason, including as a result of INFINT’s shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of INFINT and Seamless may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, INFINT and Seamless would be subject to a number of risks, including the following:

●	INFINT or Seamless may experience negative reactions from the financial markets, including negative impacts on INFINT’s share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

●	Seamless may experience negative reactions from its customers, vendors and employees;

●	INFINT and Seamless will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Business Combination Agreement restricts the conduct of INFINT’s and Seamless’ businesses prior to completion of the Business Combination, each of INFINT and Seamless may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for a description of the restrictive covenants applicable to INFINT and Seamless).

If the Business Combination Agreement is terminated and the INFINT Board seeks another merger or business combination, INFINT shareholders cannot be certain that INFINT will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” of this proxy statement prospectus for additional information.

INFINT and Seamless will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees, merchants and customers may have an adverse effect on INFINT and consequently on Seamless. These uncertainties may impair Seamless’ ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with Seamless to seek to change existing business relationships with Seamless. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Seamless’ business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts Seamless from making certain expenditures and taking other specified actions without the consent of Seamless until the Business Combination occurs. These restrictions may prevent Seamless from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Seamless’ actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that INFINT and Seamless currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

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INFINT will incur significant transaction costs in connection with the Business Combination.

INFINT has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. INFINT will also incur significant legal, financial advisor, accounting and banking fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. INFINT estimates that it will incur approximately $15 million in transaction costs related to the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. See the section entitled “Proposal 1– The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information.

The INFINT initial shareholders have agreed to vote in favor of the proposals at the Meeting, regardless of how public shareholders vote.

As of the date hereof, the INFINT initial shareholders own INFINT ordinary shares representing approximately 37.8% of the outstanding INFINT ordinary shares. Pursuant to the Letter Agreement entered into at the closing of the INFINT IPO and the Letter Agreement entered into in connection with the execution of the Business Combination Agreement, the INFINT initial shareholders have agreed to vote any INFINT ordinary shares held by them in favor of each of the proposals at the Meeting, regardless of how public shareholders vote. Accordingly, the agreement by the INFINT initial shareholders to vote in favor of each of the proposals at the Meeting will increase the likelihood that INFINT will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby, including the merger.

If INFINT is deemed to be an investment company for purposes of the Investment Company Act, INFINT would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, INFINT may abandon its efforts to consummate the Business Combination and liquidate.

On March 30, 2022, the SEC issued proposed rules relating to certain activities of SPACs (the “SPAC Rule Proposals”), relating to, among other things, circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that INFINT has been operating as an unregistered investment company. This risk may be increased if INFINT continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.

If INFINT is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, INFINT would be subject to burdensome compliance requirements. INFINT does not believe that its principal activities will subject INFINT to regulation as an investment company under the Investment Company Act. However, if INFINT is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, INFINT would be subject to additional regulatory burdens and expenses for which INFINT has not allotted funds. As a result, unless INFINT can modify its activities so that it would not be deemed an investment company, INFINT would expect to abandon its efforts to complete the Business Combination and instead to liquidate. If INFINT is required to liquidate, its shareholders would not be able to realize the benefits of owning stock in New Seamless, including the potential appreciation in the value of its stock and warrants following the Business Combination, and its warrants would expire worthless.

If INFINT instructs the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash in order to seek to mitigate the risk that INFINT could be deemed to be an investment company for purposes of the Investment Company Act, INFINT would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of INFINT.

The funds in the Trust Account have, since INFINT’s IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of INFINT being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, INFINT may, at any time, instruct the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Business Combination or liquidation of INFINT. Following such liquidation of the securities held in the Trust Account, INFINT would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to INFINT to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of INFINT. As of the date of this prospectus, INFINT has not yet made any such determination to liquidate the securities held in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that INFINT may be considered an unregistered investment company, in which case INFINT may be required to liquidate. Accordingly, INFINT may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of INFINT. As of the date of this prospectus, INFINT is currently holding the funds in its Trust Account in money market funds.

INFINT may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem public shares and liquidate, in which case the public shareholders may only receive $10.45 per share, or less than such amount in certain circumstances, and the warrants will expire worthless.

If INFINT is unable to complete an initial business combination before August 23, 2023 or amend the current memorandum and articles of association to extend the date by which INFINT must complete an initial business combination, INFINT will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of INFINT’s remaining shareholders and the INFINT Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to INFINT’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to INFINT’s warrants, which will expire worthless if INFINT fails to complete its initial business combination.

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Neither INFINT nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by Seamless in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by INFINT and Seamless to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, INFINT and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by Seamless in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, INFINT would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

INFINT does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for INFINT to consummate an initial business combination even if a substantial majority of INFINT’s shareholders determine to redeem their shares.

INFINT’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will INFINT redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that INFINT is not subject to the SEC’s “penny stock” rules). As a result, INFINT may be able to consummate the Business Combination even if a substantial majority of its shareholders determining to redeem their shares have redeemed their public shares. In the event the aggregate cash consideration INFINT would be required to pay for all public shares that are validly submitted for redemption exceeds the aggregate amount of cash available to INFINT, INFINT will not complete the Business Combination or redeem any shares, all public shares submitted for redemption will be returned to the holders thereof, and INFINT instead may search for an alternate business combination.

If third parties bring claims against INFINT, the proceeds held in the trust account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.15 per public share initially held in the trust account.

INFINT’s placing of funds in the trust account may not protect those funds from third-party claims against INFINT. Although INFINT has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with INFINT waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against INFINT’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, INFINT’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to INFINT than any alternative. INFINT is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of the INFINT IPO and INFINT’s independent registered public accounting firm.

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Upon redemption of public shares, if INFINT does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, INFINT will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.15 per public share initially held in the trust account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to INFINT if and to the extent any claims by a third party for services rendered or products sold to INFINT, or a prospective target business with which INFINT has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay INFINT’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under INFINT’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, INFINT has not asked the Sponsor to reserve for such indemnification obligations, nor has INFINT independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and INFINT believes that the Sponsor’s only assets are securities of INFINT. Therefore, INFINT cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, INFINT may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of INFINT’s directors or officers will indemnify INFINT for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

INFINT’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of (1) $10.00 per public share and (2) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, INFINT’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While INFINT currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to INFINT, it is possible that INFINT’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If INFINT’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to public shareholders may be reduced below $10.00 per public share.

INFINT may not have sufficient funds to satisfy indemnification claims of its directors and officers.

INFINT has agreed to indemnify its directors and officers to the fullest extent permitted by law. However, INFINT’s directors and officers have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by INFINT only if (1) INFINT has sufficient funds outside of the trust account or (2) INFINT consummates an initial business combination. INFINT’s obligation to indemnify its directors and officers may discourage shareholders from bringing a lawsuit against its directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against INFINT’s directors and officers, even though such an action, if successful, might otherwise benefit INFINT and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent INFINT pays the costs of settlement and damage awards against its directors and officers pursuant to these indemnification provisions.

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If, after INFINT distributes the proceeds in the trust account to public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against INFINT that is not dismissed, a bankruptcy court may seek to recover such proceeds, and INFINT and its board may be exposed to claims of punitive damages.

If, after INFINT distributes the proceeds in the trust account to public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding up petition is filed against INFINT that is not dismissed, any distributions received by INFINT shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by INFINT shareholders. In addition, the INFINT Board may be viewed as having breached its fiduciary duty to INFINT’s creditors and/or having acted in bad faith, thereby exposing itself and INFINT to claims of punitive damages, by paying INFINT shareholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to public shareholders, INFINT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against INFINT that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of INFINT shareholders and the per share amount that would otherwise be received by INFINT shareholders in connection with INFINT’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to public shareholders, INFINT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against INFINT that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in INFINT’s bankruptcy estate and subject to the claims of third parties with priority over the claims of INFINT’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by INFINT shareholders in connection with INFINT’s liquidation may be reduced.

INFINT shareholders may be held liable for claims by third parties against INFINT to the extent of distributions received by them upon redemption of their shares.

If INFINT is forced to enter into an insolvent liquidation, any distributions received by INFINT shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, INFINT was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, INFINT’s directors may be viewed as having breached their fiduciary duties to INFINT or INFINT’s creditors and/or may have acted in bad faith, and thereby exposing themselves and INFINT to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. INFINT cannot assure you that claims will not be brought against it for these reasons. INFINT and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of INFINT’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

INFINT may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of INFINT Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

The INFINT warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, LLC, as warrant agent, and INFINT. The warrant agreement provides that the terms of INFINT’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, INFINT may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment. Although INFINT’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of INFINT Class A ordinary shares purchasable upon exercise of a warrant.

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Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, INFINT or Seamless expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that INFINT expects to achieve from the Business Combination.

If the Business Combination is not completed, potential target businesses may have leverage over INFINT in negotiating a business combination, INFINT’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for INFINT shareholders.

Any potential target business with which INFINT enters into negotiations concerning an initial business combination will be aware that, unless INFINT amends its existing memorandum and articles of association to extend its life and amend certain other agreements it has entered into, then INFINT must complete its initial business combination by August 23, 2023. Consequently, if INFINT is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if INFINT does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as INFINT gets closer to the timeframe described above. In addition, INFINT may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, INFINT may have insufficient working capital to continue efforts to pursue a business combination.

Activities taken by INFINT’s shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on INFINT’s ordinary shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding INFINT or its securities, the Sponsor, Seamless or Seamless’ shareholders and/or their respective affiliates may purchase shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of INFINT’s ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on INFINT’s ordinary shares.

As of the date of this proxy statement/prospectus, there have been no discussions and no agreements to such effect have been entered into with any such investor. INFINT will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor, Seamless or Seamless’ shareholders and/or their respective affiliates and the number of public shares then redeemed.

Any ordinary shares purchased by the Sponsor, Seamless or Seamless’ shareholders and/or their respective affiliates would be purchased at a price no higher than the per share pro rata portion of the trust account. Any ordinary shares so purchased would not be voted in favor of the Business Combination Proposal at the extraordinary general meeting and would not be redeemable by the Sponsor, Seamless or Seamless’ shareholders and/or their respective affiliates.

INFINT may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on INFINT’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, INFINT is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

While the Divestitures will result in the divested entities not being part of New Seamless upon consummation of the Business Combination, because Mr. Kong will own a majority of interests in New Seamless and the Divestiture Entities after the consummation of the Business Combination, the entities could be considered affiliates of each other and Seamless after the Business Combination. At the time of its initial public offering, INFINT represented that it had “no intention of . . . acquiring any business that is based in, or which does business in China or Hong Kong”. The Divestiture Entities conduct business in those jurisdictions, among others, as well as maintain an office in Hong Kong. Thus, in the event that one or more of the Divestiture Entities were determined to be an affiliate of New Seamless, it could be considered, in conflict with INFINT’s disclosure in its IPO Prospectus, which could result in potential shareholder claims relating to the disclosures in the IPO Prospectus.

INFINT’s amended and restated memorandum and articles of association provide that the courts of the Cayman Islands will be the exclusive forums for certain disputes between INFINT and INFINT’s shareholders, which could limit INFINT’s shareholders’ ability to obtain a favorable judicial forum for complaints against us or INFINT’s directors, officers or employees.

INFINT’s amended and restated memorandum and articles of association provide that unless INFINT consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with INFINT’s amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on INFINT’s behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of INFINT’s current or former director, officer or other employee to us or INFINT’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or INFINT’s amended and restated memorandum and articles of association or (iv) any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over actions brought under the Securities Act or the rules and regulations promulgated thereunder. Furthermore, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the forum selection provision in INFINT’s amended memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.

INFINT’s amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that INFINT may have, each of INFINT’s shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly INFINT shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with INFINT or INFINT’s directors, officers or other employees, which may discourage lawsuits against INFINT and INFINT’s directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of INFINT’s shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in INFINT’s amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, INFINT may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on INFINT’s business and financial performance.”

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New Seamless’ failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.

Seamless is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Seamless’ annual report for the year ending December 31, 2023 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Seamless as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Seamless will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Seamless’ securities less attractive to investors and may make it more difficult to compare New Seamless’ performance to the performance of other public companies.

New Seamless will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Seamless will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to: (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; (2) reduced disclosure obligations regarding executive compensation in New Seamless’ periodic reports and proxy statements; and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New Seamless’ shareholders may not have access to certain information they may deem important. New Seamless will remain an emerging growth company until the earliest of: (a) the last day of the fiscal year (i) following the fifth anniversary of closing of the Business Combination, (ii) in which New Seamless has total annual gross revenue of at least $1.07 billion or (iii) in which New Seamless is deemed to be a large accelerated filer, which means the market value of its ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (b) the date on which New Seamless has issued more than $1.0 billion in non-convertible debt securities during the prior three year period. INFINT cannot predict whether investors will find New Seamless’ securities less attractive because it will rely on these exemptions. If some investors find New Seamless’ securities less attractive as a result of New Seamless’ reliance on these exemptions, the trading prices of New Seamless’ securities may be lower than they otherwise would be, there may be a less active trading market for New Seamless’ securities and the trading prices of New Seamless’ securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New Seamless has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Seamless’ financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Furthermore, even after New Seamless no longer qualifies as an “emerging growth company,” as long as New Seamless qualifies as a foreign private issuer under the Exchange Act, New Seamless will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, New Seamless will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, New Seamless shareholders may not have access to certain information they deem important. INFINT cannot predict if investors will find New Seamless ordinary shares less attractive because New Seamless relies on these exemptions. If some investors find New Seamless ordinary shares less attractive as a result, there may be a less active trading market and share price for New Seamless ordinary shares may be more volatile.

Following the completion of the Business Combination, after June 30, 2023, New Seamless may qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such New Seamless will be exempt from certain provisions applicable to United States domestic public companies.

Because New Seamless may qualify as a foreign private issuer under the Exchange Act following the consummation of the Business Combination after June 30, 2023, New Seamless may be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (1) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

If New Seamless qualifies as a foreign private issuer, New Seamless will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, New Seamless intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New Seamless is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold New Seamless securities, you may receive less or different information about New Seamless than you currently receive about INFINT or that you would receive about a U.S. domestic public company.

Even if New Seamless qualifies as a foreign private issuer, New Seamless could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of the outstanding New Seamless ordinary shares become directly or indirectly held of record by U.S. holders and any one of the following is true: (1) the majority of New Seamless’ directors or officers are U.S. citizens or residents; (2) more than 50% of New Seamless’ assets are located in the United States; or (3) New Seamless’ business is administered principally in the United States. If New Seamless loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, New Seamless would likely incur substantial costs in fulfilling these additional regulatory requirements and members of New Seamless’ management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

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The future exercise of registration rights may adversely affect the market price of New Seamless ordinary shares.

Certain New Seamless shareholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, New Seamless will enter into the Registration Rights and Lock-Up Agreement with the Sponsor and certain other shareholders of New Seamless, which will provide for customary “demand” and “piggyback” registration rights for certain shareholders. Sales of a substantial number of New Seamless ordinary shares pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Seamless ordinary shares.

Warrants will become exercisable for New Seamless ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Seamless shareholders.

Outstanding warrants to purchase an aggregate of 17,796,782 New Seamless ordinary shares will become exercisable on the later of (1) 30 days after the completion of the Business Combination or (2) 12 months from the consummation of the INFINT IPO. Each warrant entitles the holder thereof to purchase one New Seamless ordinary share at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of New Seamless ordinary shares. To the extent such warrants are exercised, additional New Seamless ordinary shares will be issued, which will result in dilution to the then existing holders of New Seamless ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Seamless ordinary shares.

INFINT’s ability to successfully effect the Business Combination and New Seamless’ ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Seamless, all of whom INFINT expects to stay with the combined company following the consummation of the Business Combination. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.

INFINT’s ability to successfully effect the Business Combination and New Seamless’ ability to successfully operate the business following the consummation of the Business Combination is dependent upon the efforts of certain key personnel of Seamless. Although INFINT expects key personnel to remain with the combined company following the consummation of the Business Combination, there can be no assurance that they will do so. It is possible that Seamless will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the Business Combination, certain of the key personnel of Seamless may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Becoming a public company through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, New Seamless may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New Seamless Securities, which could cause New Seamless shareholders to lose some or all of their investment.

Becoming a public company through a merger rather than an underwritten offering, as Seamless is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Further, although INFINT has conducted due diligence on Seamless, this diligence may not reveal all material issues or risks associated with Seamless, its business or the industry in which it operates, including any issues and risks related to its relationship with Ripple. For example, although, as part of the overall legal due diligence process, INFINT’s management team reviewed (i) the pay-out support provider agreement between Tranglo and Ripple and the addendum thereto and (ii) Tranglo’s shareholder agreement, which sets forth the respective shareholder rights between Seamless and Ripple, there may be other relevant agreements relating to Ripple, including agreements relating to the transfer of interests in Tranglo, which were not part of INFINT management’s review.

As a result, New Seamless may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on New Seamless’ liquidity, the fact that New Seamless reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause New Seamless to be unable to obtain future financing on favorable terms or at all.

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INFINT is currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. INFINT’s search for a business combination, and any target business with which it ultimately consummates a business combination, may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. INFINT is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on INFINT’s business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated banknotes to Russia or persons locates there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Any of the abovementioned factors could affect INFINT’s ability to search for a target and consummate a business combination. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.

Even if INFINT consummates the Business Combination, there is no guarantee that INFINT warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, each INFINT warrant will become one New Seamless warrant, exercisable to purchase one New Seamless ordinary share at an exercise price of $11.50 per share. There is no guarantee that such New Seamless warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the New Seamless warrants may expire worthless.

Because Seamless is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Seamless’ business, operations or financial condition, or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11 of the Securities Act, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements and background checks on key personnel, among other investigations.

Because Seamless intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Seamless in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

INFINT’s and Seamless’ ability to consummate the Business Combination, and the operations of New Seamless following the Business Combination, may be materially adversely affected by the ongoing coronavirus (COVID-19) pandemic, other events and the status of debt and equity markets.

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The COVID-19 pandemic has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) could adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Seamless or New Seamless following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 (including variant mutations of the virus) and the actions to contain COVID-19 or treat its impact, among others.

If the disruptions posed by COVID-19 or other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) continue for an extensive period of time, INFINT’s and Seamless’ ability to consummate the Business Combination and New Seamless’ financial condition and results of operations following the Business Combination may be materially adversely affected. Each of INFINT, Seamless and New Seamless may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Seamless’ financial condition and results of operations. In addition, INFINT’s and Seamless’ ability to consummate the Business Combination may be dependent upon its ability to raise equity and debt financing which may be impacted by COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases), including as a result of increased market volatility, decreased market liquidity in third-party financing being unavailable on terms acceptable to us or at all.

Changes in laws or regulations, or how such laws or regulations are interpreted or applied, or a failure to comply with any laws and regulations, may adversely affect INFINT’s business, including INFINT’s ability to negotiate and complete the Business Combination, and results of operations.

INFINT is subject to laws and regulations enacted by national, regional and local governments. In particular, INFINT is required to comply with certain SEC and other legal requirements, INFINT’s Business Combination may be contingent on INFINT’s ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on INFINT’s business, including INFINT’s ability to negotiate and complete INFINT’s initial business combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on INFINT’s business, including INFINT’s ability to negotiate and complete INFINT’s initial business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules that would, among other items, impose additional disclosure requirements in business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and impact the extent to which SPACs could become subject to regulation under the Investment Company Act. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect INFINT’s business, including INFINT’s ability to negotiate and complete INFINT’s initial business combination and may increase the costs and time related thereto.

INFINT may be a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem ordinary shares.

INFINT is a blank check company, with no current active business, and may be classified as a PFIC. If INFINT is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Proposal 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) of ordinary shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of ordinary shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of INFINT securities. See the section entitled “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders.

If INFINT is deemed a “foreign person” under the regulations relating to CFIUS, its failure to obtain any required approvals within the requisite time period may require us to liquidate.

INFINT’s Sponsor is INFINT Capital LLC, a Delaware limited liability company. INFINT Sponsor currently owns 5,733,084 class B ordinary shares of INFINT. Alexander Edgarov, INFINT’s CEO and the sole managing member of INFINT Sponsor, is a U.S. person. Non-U.S. persons hold a majority economic interest in the Sponsor. INFINT is a Cayman Islands exempted company. All of INFINT’s officers and directors, except for one director, are U.S. persons. Non-U.S. persons would hold the majority of the INFINT Board seats after the consummation of the Business Combination. Seamless is a Cayman Islands exempted company that is headquartered in Singapore.

If CFIUS considers INFINT to be a “foreign person” and Seamless a U.S. business that may affect national security, INFINT could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with Seamless falls within the scope of applicable foreign ownership restrictions, INFINT may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, INFINT may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Although INFINT does not believe that Seamless is a U.S. business, let alone one that may affect national security that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order INFINT to divest all or a portion of a U.S. business of the combined company if INFINT had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by INFINT Sponsor. If INFINT were to seek an initial Business Combination other than the Business Combination, the pool of potential targets with which INFINT could complete an initial Business Combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because INFINT has only a limited time to complete the Business Combination, its failure to obtain any required approvals within the requisite time period may require us to liquidate. If INFINT liquidates, its public shareholders would be entitled to redemption of 100% of the public shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to INFINT to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then-issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any). Moreover, the public shareholders would lose the investment opportunity in a target company, any price appreciation in the combined companies, and the warrants would expire worthless.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for INFINT to consummate an initial business combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including INFINT’s securities, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for INFINT to consummate an initial business combination.

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Risks Related to Ownership of New Seamless Ordinary Shares Following the Business Combination

An active market for New Seamless’ securities may not develop, which would adversely affect the liquidity and price of New Seamless’ securities.

The price of New Seamless’ securities may vary significantly due to factors specific to New Seamless as well as to general market or economic conditions. Furthermore, an active trading market for New Seamless’ securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

NYSE may delist New Seamless’ securities from trading on its exchange, which could limit investors’ ability to make transactions in New Seamless’ securities and subject New Seamless to additional trading restrictions.

INFINT’s securities are currently listed on NYSE and it is anticipated that, following the Business Combination, New Seamless’ securities will be listed on NYSE. However, INFINT cannot assure you that New Seamless’ securities will continue to be listed on NYSE in the future. In order to continue listing its securities on NYSE, New Seamless must maintain certain financial, distribution and stock price levels. Generally, New Seamless must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, New Seamless will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of our securities on NYSE. For instance, New Seamless’ stock price would generally be required to be at least $4.00 per share and New Seamless will be required to have a minimum of 400 public holders of 100 shares or more and an average monthly trading volume of at least 100,000 shares for the most recent six months in order to remain listed on the NYSE Global Market. INFINT cannot assure you that New Seamless will be able to meet those initial listing requirements at that time.

If NYSE delists New Seamless’ securities from trading on its exchange and New Seamless is not able to list its securities on another national securities exchange, INFINT expects New Seamless’ securities could be quoted on an over-the-counter market. If this were to occur, New Seamless could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a determination that New Seamless’ ordinary shares is a “penny stock” which will require brokers trading in the ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Seamless’ securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of New Seamless’ ordinary shares may decline as a result of the Business Combination.

The market price of New Seamless’ ordinary shares may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of New Seamless’ business and the prospects of the Business Combination;
●	the effect of the Business Combination on New Seamless’ business and prospects is not consistent with the expectations of financial or industry analysts; or
●	New Seamless does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Because there are no current plans to pay cash dividends on the New Seamless ordinary shares for the foreseeable future, you may not receive any return on investment unless you sell your New Seamless ordinary shares at a price greater than what you paid for it.

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New Seamless intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Seamless ordinary shares will be at the sole discretion of the New Seamless board of directors. The New Seamless board of directors may take into account general and economic conditions, New Seamless’ financial condition and results of operations, New Seamless’ available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New Seamless to its shareholders or by its subsidiaries to it and such other factors as the New Seamless board of directors may deem relevant. As a result, you may not receive any return on an investment in New Seamless ordinary shares unless you sell your New Seamless ordinary shares for a price greater than that which you paid for it.

New Seamless shareholders may experience dilution in the future.

The percentage of New Seamless ordinary shares owned by current shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that New Seamless may grant to its directors, officers and employees, exercise of the New Seamless warrants. Such issuances may have a dilutive effect on New Seamless’ earnings per share, which could adversely affect the market price of New Seamless ordinary shares.

If securities or industry analysts do not publish research or reports about New Seamless’ business, if they change their recommendations regarding New Seamless ordinary shares or if New Seamless’ operating results do not meet their expectations, the New Seamless ordinary shares price and trading volume could decline.

The trading market for New Seamless ordinary shares will depend in part on the research and reports that securities or industry analysts publish about New Seamless or its businesses. If no securities or industry analysts commence coverage of New Seamless, the trading price for New Seamless ordinary shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Seamless downgrade its securities or publish unfavorable research about its businesses, or if New Seamless’ operating results do not meet analyst expectations, the trading price of New Seamless ordinary shares would likely decline. If one or more of these analysts cease coverage of New Seamless or fail to publish reports on New Seamless regularly, demand for New Seamless ordinary shares could decrease, which might cause the New Seamless ordinary shares price and trading volume to decline.

Future sales, or the perception of future sales, by New Seamless or its shareholders in the public market following the Business Combination could cause the market price for New Seamless ordinary shares to decline.

The sale of shares of New Seamless ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Seamless ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for New Seamless to sell equity securities in the future at a time and at a price that it deems appropriate.

It is anticipated that, upon the Closing, INFINT’s public shareholders will retain an ownership interest of approximately 17.29% of the outstanding capital stock of New Seamless, the Sponsor will retain an ownership interest of approximately 10.35% of the outstanding capital stock of New Seamless and the Seamless securityholders will own approximately 72.18% of the outstanding capital stock of New Seamless. The foregoing ownership percentages with respect to New Seamless following the Business Combination exclude any outstanding warrants and assume that there are no redemptions of any shares by INFINT’s public shareholders in connection with the Business Combination. All shares currently held by INFINT public shareholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New Seamless’ “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including New Seamless’ directors, executive officers and other affiliates.

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In connection with the merger, certain existing Seamless securityholders, who are expected to own 72.18% shares of New Seamless ordinary shares following the Business Combination (based on the above assumptions and Seamless’ current stockholdings), have agreed with INFINT, subject to certain exceptions, not to dispose of or hedge any of their shares of New Seamless ordinary shares or securities convertible into or exchangeable for shares of New Seamless ordinary shares during the period from the date of the Closing continuing through the earliest of: (i) the six-month anniversary of the Closing, and (ii) the date after the Closing on which New Seamless consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the New Seamless shareholders having the right to exchange their shares of New Seamless ordinary shares for cash, securities or other property. See “The Business Combination Proposal — Ancillary Agreements — Lock-up Agreement”.

In addition, the shares of New Seamless ordinary shares reserved for future issuance under the New Seamless Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted, and as converted, outstanding shares of New Seamless ordinary shares immediately following consummation of the merger are expected to be reserved for future issuance under the New Seamless Incentive Plan. New Seamless is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Seamless ordinary shares or securities convertible into or exchangeable for shares of New Seamless ordinary shares issued pursuant to the New Seamless Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New Seamless may also issue its securities in connection with investments or acquisitions. The amount of shares of New Seamless ordinary shares issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New Seamless ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Seamless shareholders.

New Seamless may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for INFINT warrant holders.

New Seamless has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Seamless ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which New Seamless gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New Seamless, New Seamless may not exercise its redemption right if the issuance of New Seamless ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. New Seamless will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (1) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The trading price of New Seamless’ shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of New Seamless’ ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond its control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Southeast Asia that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to New Seamless’ operations, including the following:

●	variations in its revenues, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by it or its competitors;

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●	announcements of new offerings, solutions and expansions by it or its competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about it, its services or its industry;

●	announcements of new regulations, rules or policies relevant for its business;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on its outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If New Seamless’ was to be involved in a class action suit, it could divert a significant amount of its management’s attention and other resources from its business and operations and require it to incur significant expenses to defend the suit, which could harm its results of operations. Any such class action suit, whether or not successful, could harm its reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against New Seamless, it may be required to pay significant damages, which could have a material adverse effect on its financial condition and results of operations.

If securities or industry analysts do not publish research or reports about New Seamless’ business, or if they adversely change their recommendations regarding the ordinary shares, the market price for the ordinary shares and trading volume could decline.

The trading market for New Seamless’ ordinary shares will be influenced by research or reports that industry or securities analysts publish about its business. If one or more analysts who cover New Seamless downgrade the ordinary shares, the market price for the ordinary shares would likely decline. If one or more of these analysts cease to cover New Seamless or fail to regularly publish reports on it, it could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ordinary shares to decline.

The sale or availability for sale of substantial amounts of New Seamless’ ordinary shares could adversely affect their market price.

Sales of substantial amounts of New Seamless’ ordinary shares in the public market after the consummation of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of New Seamless’ ordinary shares and could materially impair its ability to raise capital through equity offerings in the future. A significant portion of the ordinary shares of New Seamless outstanding after the Business Combination will be freely tradable without restriction or further registration under the Securities Act, and other ordinary shares held by certain shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 55,417,511 ordinary shares (representing ordinary shares) outstanding immediately after the Business Combination (assuming no redemption of public shares and full exercise of warrants). In connection with this offering, the directors, executive officers and certain shareholders of New Seamless have agreed, subject to certain exceptions, not to sell any ordinary shares for 180 days after the consummation of the Business Combination. We cannot predict what effect, if any, market sales of securities held by New Seamless’ significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ordinary shares.

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Techniques employed by short sellers may drive down the market price of New Seamless’ ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have their operations in Southeast Asia have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on New Seamless. If it were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, New Seamless could have to expend a significant amount of resources to investigate such allegations and/or defend itself. While New Seamless would strongly defend against any such short seller attacks, it may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract New Seamless management from growing its business. Even if such allegations are ultimately proven to be groundless, allegations against New Seamless could severely impact its business operations, and any investment in its ordinary shares could be greatly reduced or even rendered worthless.

Because New Seamless does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of its ordinary shares for a return on your investment.

New Seamless currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, New Seamless does not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income.

New Seamless’ board of directors has discretion as to whether to distribute dividends, subject to certain requirements under Cayman Islands law, namely that New Seamless may only pay dividends either out of profits or its share premium account, and provided always that in no circumstances may a dividend be paid if this would result in it being unable to pay its debts as they fall due in the ordinary course of business. In addition, New Seamless’ shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. Even if its board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on New Seamless’ future results of operations and cash flow, its capital requirements and surplus, the amount of distributions, if any, received by it from its subsidiaries, its financial condition, contractual restrictions and other factors deemed relevant by its board of directors. Accordingly, the return on your investment in the ordinary shares will likely depend entirely upon any future price appreciation of the ordinary shares. There is no guarantee that the ordinary shares will appreciate in value. You may not realize a return on your investment in the ordinary shares and you may even lose your entire investment in the ordinary shares.

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New Seamless will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”

After consummation of the Business Combination, New Seamless will incur significant legal, accounting and other expenses that Seamless did not incur as a private company and INFINT did not incur as a blank check company. For example, it will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. New Seamless expects that compliance with these requirements with respect to Seamless’ business and operations will increase its legal and financial compliance costs and will make some activities more time consuming and costly. In addition, New Seamless expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, it expects to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Seamless is still in the process of compiling the system and processing documentation needed to comply with such requirements. New Seamless may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, New Seamless anticipates that it will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as New Seamless remains an “emerging growth company” as defined in the JOBS Act, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Seamless’ expects to continue INFINT’s election to accept this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After New Seamless is no longer an “emerging growth company,” it expects to incur additional management time and cost to comply with the more stringent reporting requirements, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

New Seamless’ cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.

New Seamless’ corporate actions will be substantially controlled by its chairman of the board, who will have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ordinary shares and materially reduce the value of your investment.

Upon consummation of the Business Combination, Alexander Kong, New Seamless’ chairman of the board, will beneficially own as much as 59.0% of the issued and outstanding ordinary shares, depending on the number of shares redeemed by INFINT’s public shareholders in the transaction. As a result, he will have substantial influence over New Seamless’ business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of its assets, election of directors and other significant corporate actions. He may take actions that are not in the best interest of New Seamless’ other shareholders.

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These actions may be taken even if they are opposed by New Seamless’ other shareholders, including the holders of the ordinary shares. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of New Seamless, which could have the dual effect of depriving its shareholders of an opportunity to receive a premium for their shares as part of a sale of New Seamless and reducing the price of the ordinary shares. As a result of the foregoing, the value of your investment could be materially reduced. For more information regarding New Seamless’ principal shareholders and their affiliated entities, see “Beneficial Ownership of Securities.”

New Seamless may be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors who own New Seamless ordinary shares following the completion of the Business Combination.

If New Seamless is or becomes a PFIC, for U.S. federal income tax purposes for any taxable year during which a U.S. Holder (as defined in “Proposal 1 – The Business Combination Proposal — U.S. Federal Income Tax Considerations”) holds New Seamless ordinary shares or New Seamless warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. For purposes of the PFIC provisions, New Seamless will be treated as the same corporation as INFINT. Accordingly, New Seamless’ PFIC status may depend on whether INFINT has qualified for the PFIC start-up exception (see “Proposal 1 – The Business Combination Proposal — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules”). New Seamless’ and INFINT’s actual PFIC status for any taxable year will not be determinable until after the end of such year and, in the case of the application of the start-up exception to INFINT for its taxable year that ended on December 31, 2021, possibly until after the end of New Seamless’ second succeeding taxable year. Accordingly, there can be no assurance that New Seamless will not be treated as a PFIC for any taxable year.

If New Seamless were treated as a PFIC, a U.S. Holder of New Seamless ordinary shares or warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a “qualified electing fund” or a mark-to-market election) may be available to U.S. Holders of New Seamless ordinary shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to New Seamless warrants. See the section entitled “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders.

Risks Relating to Redemption

There is no guarantee that a public shareholder’s decision whether to redeem his, her or its shares for a pro rata portion of the trust account will put such shareholder in a better future economic position.

No assurance can be given as to the price at which a public shareholder may be able to sell New Seamless ordinary shares in the future following the completion of the Business Combination. Certain events following the consummation the Business Combination may cause an increase in New Seamless’ share price, and may result in a lower value realized now than an INFINT shareholder might realize in the future had the shareholder not elected to redeem such shareholders’ INFINT Class A ordinary shares. Similarly, if a public shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of New Seamless ordinary shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell his, her or its New Seamless ordinary shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Any public shareholder should consult a financial advisor for assistance on how this may affect his, her or its individual situation.

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If public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their INFINT Class A ordinary shares for a pro rata portion of the funds held in the trust account.

To exercise their redemption rights, holders of INFINT Class A ordinary shares are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to INFINT’s transfer agent prior to the vote at the Meeting. If a public shareholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination with Seamless is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the trust account. See the section entitled “The Extraordinary General Meeting of INFINT Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of INFINT Class A ordinary shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of INFINT Class A ordinary shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its INFINT Class A ordinary shares or, if part of such a group, the group’s INFINT Class A ordinary shares, in excess of 15% of INFINT Class A ordinary shares. Your inability to redeem any such excess INFINT Class A ordinary shares could resulting in you suffering a material loss on your investment in INFINT if you sell such excess INFINT Class A ordinary shares in open market transactions. INFINT cannot assure you that the value of such excess INFINT Class A ordinary shares will appreciate over time following the Business Combination or that the market price of INFINT Class A ordinary shares will exceed the per-share redemption price.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or warrants, potentially at a loss.

Public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (1) the completion of the Business Combination (or an alternative initial business combination if the Business Combination is not consummated for any reason), and then only in connection with those public shares that such shareholder properly elected to redeem; (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend INFINT’s amended and restated memorandum and articles of association (a) to modify the substance or timing of INFINT’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if INFINT does not complete an initial business combination by August 23, 2023 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of public shares if INFINT has not completed an initial business combination by August 23, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if INFINT has not completed the Business Combination by August 23, 2023, with respect to such public shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

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The Extraordinary General Meeting of INFINT Shareholders

General

INFINT is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the INFINT Board for use at the Meeting to be held on [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides INFINT’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place of the Meeting

The Meeting will be held at [●]., Eastern time, on [●], 2023 at 32 Broadway, Suite 401, New York, New York, and the Meeting can be accessed by visiting https://www.cstproxy.com/infintspac/sm2023, where you will be able to listen to the Meeting live and vote during the Meeting, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Meeting

At the Meeting, INFINT will ask its shareholders to vote on the following proposals:

●	Proposal 1 — The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the Business Combination Agreement, dated as of August 3, 2022, as amended, among INFINT, Merger Sub and Seamless, and the transactions contemplated thereby, including the merger of Merger Sub with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT (a copy of the Business Combination Agreement is included as Annex A to the attached proxy statement/prospectus);

●	Proposal 2 — The Articles Amendment Proposal: to consider and vote upon, as special resolutions, assuming the Business Combination Proposal is approved and adopted, proposals to approve: (a) the change of name of INFINT Acquisition Corporation to Currenc Group Inc.; and (b) the proposed amended and restated memorandum and articles of association of INFINT (a copy of the amended memorandum and articles of association is included as Annex B to the attached proxy statement/prospectus);

●	Proposal 3 — The Share Issuance Proposal: to consider and vote upon, as an ordinary resolution, assuming the Business Combination Proposal is approved and adopted, a proposal to approve, for purposes of complying with applicable listing rules of NYSE, the issuance of more than 20% of INFINT’s issued and outstanding ordinary shares;

●	Proposal 4 — The Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution, assuming the Business Combination Proposal is approved and adopted, a proposal to approve and adopt the New Seamless Incentive Plan (a copy of the New Seamless Incentive Plan is included as Annex C to the attached proxy statement/prospectus);

●	Proposal 5 — The Advisory Governance Proposals: to consider and vote upon, as an ordinary resolution, that on a non-binding advisory basis, certain governance provisions contained in the amended memorandum and articles of association, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as four separate sub-proposals, be and are hereby approved and adopted (a copy of the amended memorandum and articles of association is included as Annex B to the attached proxy statement/prospectus); and

●	Proposal 6 — The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Meeting to a later date or dates (1) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (2) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to INFINT shareholders.

Recommendation of the INFINT Board

The INFINT Board unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of INFINT and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to INFINT’s shareholders for approval at the Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The INFINT Board recommends that INFINT’s shareholders vote “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Advisory Governance Proposals and, if presented, the Adjournment Proposal.

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Record Date; Outstanding Shares; Shareholders Entitled to Vote

INFINT has fixed the close of business on [●], 2023, as the record date for determining INFINT shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the record date, there were 15,417,511 INFINT ordinary shares outstanding, of which 9,584,428 were Class A ordinary shares and 5,833,083 were Class B ordinary shares. Each INFINT ordinary share is entitled to one vote per share at the Meeting.

Vote of the Sponsor and INFINT Directors and Officers

INFINT has entered into an agreement with the INFINT initial shareholders pursuant to which each has agreed to vote any INFINT ordinary shares owned by it in favor of the Business Combination Proposal and the other proposals.

The INFINT initial shareholders have waived any redemption rights with respect to any INFINT ordinary shares owned by them in connection with the Business Combination. The founder shares and the private warrants have no redemption rights upon INFINT’s liquidation and will be worthless if no business combination is effected by INFINT by August 23, 2023.

Quorum and Required Vote for Proposals for the Meeting

A quorum of INFINT shareholders is necessary to hold a valid general meeting. A quorum will be present at the Meeting if a majority of the outstanding INFINT ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The INFINT initial shareholders, who own approximately 5,833,083 INFINT ordinary shares (or 37.8%) of the issued and outstanding INFINT ordinary shares as of the record date, will count towards this quorum. As of the record date, at least 7,708,757 INFINT ordinary shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Advisory Governance Proposals requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires two special resolutions, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. The Adjournment Proposal and the Advisory Governance Proposals are not conditioned on the approval of any other proposal. It is important for you to note that in the event that the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If INFINT does not consummate the Business Combination and fails to complete an initial business combination by August 23 2023, INFINT will be required to liquidate the trust account by returning the then remaining funds in such account to public shareholders and then proceed to liquidate and dissolve.

Recommendation of the INFINT Board

The INFINT Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of INFINT and its shareholders. Accordingly, the INFINT Board recommends that its shareholders vote “FOR” the Business Combination Proposal and the other proposals herein.

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When you consider the INFINT Board’s recommendation of these proposals, you should keep in mind that INFINT’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of INFINT shareholders generally. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. The INFINT Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to INFINT shareholders that they vote in favor of the proposals presented at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to INFINT but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. INFINT believes all the proposals presented to INFINT shareholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction.

Voting Your Shares

Each INFINT ordinary share that you own in your name entitles you to one vote on each of the proposals for the Meeting. Your proxy card shows the number of INFINT ordinary shares that you own. There are two ways to vote your INFINT ordinary shares at the Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the INFINT Board “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, and the Advisory Governance Proposals, and, if presented, the Adjournment Proposal. Votes received after a matter has been voted upon at the Meeting will not be counted.

●	You Can Attend the Meeting and Vote in Person or Electronically. You can attend the Meeting in person and vote on the ballot you will receive when you arrive, or you can attend the Meeting via the virtual meeting platform and vote during the Meeting by following the instructions on your proxy card. You can access the Meeting by visiting the website https://www.cstproxy.com/infintspac/sm2023. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company. Instructions on how to attend and participate at the Meeting are available at https://www.cstproxy.com/infintspac/sm2023.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way INFINT can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify INFINT in writing before the Meeting that you have revoked your proxy; or

●	you may attend the Meeting, in person or virtually, revoke your proxy, and vote at the Meeting or online, as indicated above.

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If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

If you are a shareholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to INFINT Acquisition Corporation, 32 Broadway, Suite 401, New York, New York 10004, and it must be received at any time before the vote is taken at the Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than when the polls for voting close during the Meeting on [●], 2023, or by voting in person or online at the Meeting. Simply attending the Meeting will not revoke your proxy.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your INFINT ordinary shares, you may call Morrow, the proxy solicitation agent for INFINT, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400 or email IFIN.info@investor.morrowsodali.com.

Redemption Rights

Public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any public shareholder may demand that INFINT redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $[●] per share as of [●], 2023, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Seamless is consummated, INFINT will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The INFINT initial shareholders will not have redemption rights with respect to any INFINT ordinary shares owned by them in connection with the Business Combination.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., Eastern time, on [●], 2023 (two business days before the Meeting), that INFINT redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to INFINT’s transfer agent; and (2) delivering your public shares to INFINT’s transfer agent (physically, or electronically using the DWAC system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a public shareholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that INFINT’s transfer agent return the certificate (physically or electronically). You may make such request by contacting INFINT’s transfer agent at the address listed elsewhere in this proxy statement/prospectus.

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If the Business Combination is not approved or completed for any reason, then public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, INFINT will promptly return any shares delivered by public shareholders. If INFINT would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly demanding redemption of their shares for cash, INFINT will not be able to consummate the Business Combination.

The closing price of INFINT Class A ordinary shares on [●], 2023, the record date, was $[●] per share. The cash held in the trust account on such date was approximately $[●] million (net of taxes payable) ($[●] per public share). Prior to exercising redemption rights, public shareholders should verify the market price of INFINT Class A ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. INFINT cannot assure its shareholders that they will be able to sell their INFINT Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging its INFINT Class A ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (either physically or electronically) to INFINT’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

INFINT’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Phone: [●]

Toll-Free: [●]

Email: [●]

Appraisal or Dissenters’ Rights

There are no appraisal or dissenters’ rights available to holders of INFINT ordinary shares or warrants in connection with the Business Combination. The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and INFINT has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Proxy Solicitation Costs

INFINT is soliciting proxies on behalf of the INFINT Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. INFINT and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. INFINT will bear the cost of the solicitation.

INFINT has hired Morrow to assist in the proxy solicitation process. INFINT will pay Morrow an approximate fee of $[●], plus disbursements.

INFINT will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. INFINT will reimburse them for their reasonable expenses.

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INFINT Initial Shareholders

As of [●], 2023, the record date, the INFINT initial shareholders owned of record and were entitled to vote an aggregate of 5,833,083 INFINT Class B ordinary shares. Such shares currently constitute 37.8% of the outstanding INFINT ordinary shares. The INFINT initial shareholders have agreed to vote their INFINT ordinary shares in favor of each of the proposals being presented at the Meeting.

Proposal 1 — The Business Combination Proposal

Overview

INFINT is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby, including the merger. INFINT shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. See the section entitled “— The Business Combination Agreement” of this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless. The Business Combination Agreement was unanimously approved by the INFINT Board. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT. Capitalized terms used in this “Proposal 1 – the Business Combination Proposal” section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the merger and the other transactions contemplated thereby, are summarized below. Capitalized terms used herein but not otherwise defined have the meanings given to them in the Business Combination Agreement and Ancillary Agreements.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about INFINT, the Sponsor, Seamless or any other matter.

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Merger Consideration

At the merger effective time, each Seamless ordinary share outstanding as of immediately prior to the merger effective time will be converted into a right to receive a number of New Seamless ordinary shares. Seamless Shareholders are expected to receive Seamless Value in Aggregate Transaction Consideration in the form of 40,000,000 New Seamless ordinary shares, which is equal to the quotient obtained by dividing the Seamless Value ($400,000,000) by $10.00. The Conversion Rate equals to the quotient obtained by dividing the Aggregate Transaction Consideration by the number of issued and outstanding Seamless ordinary shares at the merger effective time. Given that the Aggregate Transaction Consideration is 40,000,000 New Seamless ordinary shares, based on 58,030,000 Seamless ordinary shares issued and outstanding as of June 6, 2023, the Conversion Rate would equal to approximately 0.6893. The Conversion Rate may fluctuate and is negatively related to the number of issued and outstanding Seamless ordinary shares at the merger effective time. For example, if the number of issued and outstanding Seamless ordinary shares increases at the merger effective time, the Conversion Rate will decrease proportionally. Assuming (a) solely for the purpose of illustration, conversion of Seamless’ convertible bonds to ordinary shares of Seamless and redemption price of $10.45 per share as of June 30, 2023, (b) the divestitures of TNG Asia, FNTI and GEA to its existing shareholders and the related buyback of Seamless ordinary shares and (c) the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration, the Conversion Rate would equal to 0.6547, based on 61,099,282 Seamless ordinary shares expected to be outstanding as of that date.

At the effective time, by virtue of the merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be canceled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet (as defined in the Business Combination Agreement), the number of New Seamless ordinary shares set forth in the Payment Spreadsheet;

●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted the Exchanged Options in accordance with the terms of the Company Equity Plan (as defined in the Business Combination Agreement), the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the Seamless RSUs that are outstanding immediately prior to the effective time will be converted into the Exchanged RSUs in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

As promptly as practicable after the availability of certain required financial statements of Seamless, if applicable, INFINT and Seamless will prepare and file with the SEC a Registration Statement on Form S-4, which will include a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the extraordinary general meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New Seamless ordinary shares as contemplated by the Business Combination Agreement, (iii) the INFINT third amended and restated memorandum and articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement (collectively, the “INFINT Proposals”).

INFINT Extension Proposal

Pursuant to the Business Combination Agreement, Seamless and INFINT agreed that unless the Business Combination Agreement will have otherwise been terminated in accordance with its terms or the INFINT Extension Funding Amount (as defined in the Business Combination Agreement) will have been deposited into INFINT’s trust account, if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Business Combination will be consummated after November 23, 2022 but prior to February 23, 2023 (and INFINT provides notice of such determination in writing to Seamless), then INFINT will call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal (as defined in the Business Combination Agreement), to be held prior to the Outside Date, and the parties will cooperate with the preparation, filing and mailing of proxy materials to be sent to the INFINT shareholders seeking approval of the INFINT Extension Proposal; provided, however, that such INFINT Extension Proposal will not seek to amend the INFINT organizational documents to extend the time period for INFINT to consummate a business combination beyond February 23, 2023.

Divestitures

Prior to the Closing, pursuant to the Business Combination Agreement, Seamless will spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA to its existing shareholders such that, upon consummation of the Divestitures, TNG Asia, FNTI and GEA will no longer be subsidiaries of, or controlled by, Seamless. Seamless is divesting TNG Asia, FNTI and GEA in order to be more focused on developing its remittance business and airtime transfer business through Tranglo and WalletKu. While TNG Asia and GEA are customers of Tranglo, the divestiture is not expected to materially adversely affect the revenue derived by Seamless from those relationships as they are expected to remain customers of Tranglo following the divestiture. None of the shareholders of TNG Asia, FNTI and GEA following the Divestitures will be affiliates of Seamless with the exception of Kong King Ong Alexander. The divestiture of TNG Asia requires the approval of the Hong Kong Monetary Authority, which approval was received by Seamless on July 14, 2022. Notwithstanding the Divestitures, because Mr. Kong will continue to own a majority of New Seamless as well as the Divested Entities, it is possible that third parties may view the divested entities as affiliates of New Seamless and may seek to pursue claims against New Seamless for debts or other obligations of the divested entities. New Seamless will maintain an independent board of directors, will conduct its operations from a different headquarters and have different management, will hold itself out as separate from the divested entities and will not guarantee, directly or indirectly, or implicitly or explicitly hold itself out as liable for the divested entities to minimize this risk.

The following charts depict the ownership of Seamless and its direct and indirect subsidiaries prior to the Divestitures and the Business Combination, after the Divestitures but prior to the Business Combination, and after the Divestitures and the Business Combination:

96

Prior to Divestitures and Business Combination

97

After Divestitures and Prior to Business Combination

Seamless Group Inc.

(After Divestitures and Prior to Business Combination)

Mr. Wong Wing Chi
Ms. Wong Pak Lung
Mr. Kong King Ong Alexander
3.0%
1.36%
95.64%
Nogle Ventures Limited (Hong Kong)
Pandora Technology Ventures Limited (Hong Kong)
Hui Shi Global Limited (British Virgin Islands)
Whiphand Limited (British Virgin Islands)
Regal Planet Limited (British Virgin Islands)
Triple Global Holdings Limited (Hong Kong)
Iking Way Limited (Cayman Islands)
Guardstone Technology Investment Company Limited (British Virgin Islands)
Best Legacy Ventures Limited (British Virgin Islands)
Pershing Square Management Limited (British Virgin Islands)
Moonscope Limited (British Virgin Islands)
0.59%
5.74%
4.48%
3.82%
79.2%
1.58%
0.47%
1.24%
0.55%
0.83%
1.05%
0.45 %
Seamless Group Inc. (Singapore Branch) (Singapore)
Seamless Group Inc. (Cayman Islands)
100%
60%
Dynamic Investment Holdings Limited (Cayman Islands)
Tranglo Sdn. Bhd. (Malaysia)
40%
Ripple Labs Singapore Pte. Ltd. (Singapore)
53.64%
100%
Noble Tack International Limited (British Virgin Islands)
46.36%
Dynamic Indonesia Holdings Limited (Cayman Islands)
BAGUS FINTECH PTE. LTD. (Singapore)
79%
Mr. Tri Putra Permadi
12%
Mr. Leong Yew Poh
6%
Dynamic Indonesia Pte. Ltd. (Singapore)
3%
99%
PT Dynamic Wallet Indonesia (Indonesia)
1%
99.7%
PT Walletku Indompet Indonesia (Indonesia)
0.3%
100%
Tranglo (MEA) Limited (Hong Kong)
PT Tranglo Indonesia (Indonesia)
PT Tranglo Solusindo (Indonesia)
Tik FX Malaysia Sdn. Bhd. (Malaysia)
Tranglo Pte. Ltd. (Singapore)
Treatsup Sdn. Bhd. (Malaysia)
Tranglo Europe Ltd (UK)

98

After Divestitures and Business Combination

Seamless Group Inc.
(After Divestitures and Business Combination)

Mr. Wong Wing Chi
Ms. Wong Pak Lung
Mr. Kong King Ong Alexander
3.0%
1.36%
95.64%
Nogle Ventures Limited (Hong Kong)
Pandora Technology Ventures Limited (Hong Kong)
Hui Shi Global Limited (British Virgin Islands)
Whiphand Limited (British Virgin Islands)
Regal Planet Limited (British Virgin Islands)
Triple Global Holdings Limited (Hong Kong)
Iking Way Limited (Cayman Islands)
Guardstone Technology Investment Company Limited (British Virgin Islands)
Best Legacy Ventures Limited (British Virgin Islands)
Pershing Square Management Limited (British Virgin Islands)
Moonscope Limited (British Virgin Islands)
0.43%
4.18%
3.27%
2.79%
57.72%
1.15%
0.34%
0.90%
0.40%
0.60%
0.77%
14.72%
3.03%
0.86%
8.51%
Existing INFINT Shareholders
Chelsea Vanguard Fund (Cayman Islands)
INFINT Acquisition Corporation (Cayman Islands)
Noble Tack International Limited (British Virgin Islands)
Employee Incentive Plan
100%
Seamless Group Inc. (Singapore Branch) (Singapore)
Seamless Group Inc. (Cayman Islands)
0.33 %
100%
60%
Dynamic Investment Holdings Limited (Cayman Islands)
Tranglo Sdn. Bhd. (Malaysia)
40%
Ripple Labs Singapore Pte. Ltd. (Singapore)
100%
Tranglo (MEA) Limited (Hong Kong)
PT Tranglo Indonesia (Indonesia)
PT Tranglo Solusindo (Indonesia)
Tik FX Malaysia Sdn. Bhd. (Malaysia)
Tranglo Pte. Ltd. (Singapore)
Treatsup Sdn. Bhd. (Malaysia)
Tranglo Europe Ltd (UK)
53.64%
100%
Noble Tack International Limited (British Virgin Islands)
46.36%
Dynamic Indonesia Holdings Limited (Cayman Islands)
BAGUS FINTECH PTE. LTD. (Singapore)
79%
Mr. Tri Putra Permadi Wiyono
12%
Mr. Leong Yew Poh
6%
Dynamic Indonesia Pte. Ltd. (Singapore)
3%
99%
1%
PT Dynamic Wallet Indonesia (Indonesia)
99.7%
PT Walletku Indompet Indonesia (Indonesia)
0.3%

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Pursuant to the terms of a put option granted to Noble Tack International Limited by Seamless, Noble Tack International Limited may put all or a portion of its shares in Dynamic Indonesia Holdings Limited to Seamless and cancel all or a portion of a note issued by Dynamic Indonesia Holdings Limited to Noble Tack International Limited in return for the issuance of shares of Seamless. This put option was granted to Noble Tack International Limited in connection with the acquisition by Seamless of an indirect controlling interest in Dynamic Indonesia Holdings Limited in June 2022 and as a condition thereof. If the put option is exercised by Noble Tack International Limited, it will have the effect of increasing Seamless’ beneficial interest in WalletKu from 51.4% to up to approximately 79%.

Seamless Headquarters

Prior to the Closing, Seamless will be required to relocate its headquarters from Hong Kong to a jurisdiction that is mutually agreed to by INFINT and Seamless, it being agreed that Singapore is an acceptable jurisdiction to the parties (the “Headquarters Relocation”). Seamless begun the process of relocating of its headquarters to Singapore in June 2022 by leasing an office in Singapore and intends to complete the relocation before the Closing. Seamless believes the Headquarter Relocation will allow it to be closer to the Southeast Asian markets it serves and better focus on developing its business-to-consumer (“B2C”) offerings in the Southeast Asian markets.

Convertible Bonds and Option Deed

Prior to the Closing, Seamless will be required to cause an option deed and related convertible bonds between Seamless and Noble Tack International Limited to be exercised, converted and exchanged such that Seamless acquires the equity interests in WalletKu indirectly held by Noble Tack International Limited. The aggregate estimated consideration for this exercise, conversion and exchange is $4.7 million. The purpose of these transactions is to increase Seamless’ beneficial ownership of WalletKu. The consent of Noble Tack International Limited to these transactions is accordingly a condition to the Closing.

Representations, Warranties and Covenants of Seamless, INFINT and Merger Sub

The Business Combination Agreement contains customary representations, warranties and covenants of (a) INFINT, (b) Merger Sub and (c) Seamless relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. Seamless and INFINT have also agreed to customary “no shop” and interim operating covenants and obligations.

Conditions to Closing

The obligations of the parties (or, in some cases, some of the parties) to consummate the Business Combination are subject to the satisfaction or waiver of certain customary conditions to closing, including, among other things, conditions as described below.

The obligations of INFINT, Seamless and Merger Sub to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	receipt of all pre-closing approvals or clearances reasonably required under any applicable antitrust laws;
●	after giving effect to the Business Combination, INFINT having at least $5,000,001 of net tangible assets;
●	approval by the required shareholders of Seamless and INFINT of the Business Combination Agreement and the Business Combination
●	the absence of any law enacted or order issued or threatened in writing by a governmental authority having the effect of restricting or making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting, restricting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement;
●	approval for the listing on the NYSE of the New Seamless ordinary shares to be issued in connection with the Business Combination; and
●	the performance or compliance in all material respects by the parties with all the agreements and covenants required to be performed by such party under the Business Combination Agreement on or prior to the Closing Date.

The obligations of INFINT and Merger Sub to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the absence of any material adverse effect, or any change or effect that, individually or in the aggregate would result in a material adverse effect with respect to Seamless and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement or is reasonably likely to prevent or materially delay the ability of Seamless to consummate the transactions contemplated under the Business Combination Agreement; and
●	completion of the Divestitures, including termination of contracts relating to Divestitures, Headquarter Relocation and conversion by Seamless of certain convertible bonds and option deeds, including receipt of required consent from Noble Tack International Limited.

The obligations of Seamless to consummate the Business Combination, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the absence of any material adverse effect, or any change or effect that, individually or in the aggregate would result in a material adverse effect with respect to INFINT and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement or is reasonably likely to prevent or materially delay the ability of INFINT to consummate the transactions contemplated under the Business Combination Agreement; and
●	the resignation of certain officers and directors of INFINT.

Termination

The Business Combination Agreement may be terminated by the parties under certain circumstances prior to the Closing, including, among others:

●	by mutual written consent of INFINT and Seamless;

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●	by either INFINT or Seamless if the Business Combination has not occurred prior to the Outside Date; provided that the Outside Date will automatically be extended, without any further action by any party, to (i) February 23, if the INFINT Extension Funding Amount will have been deposited into INFINT’s trust account or (ii) as provided in the Extension Proposal if it will have been approved by the INFINT shareholders; provided that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a closing condition on or prior to the Outside Date;

●	by either INFINT or Seamless if the consummation of the transactions contemplated by the Business Combination Agreement is permanently restricted, enjoined or prohibited by the terms of a final, non-appealable order issued by governmental authority;

●	by either INFINT or Seamless if any of the INFINT Proposals will fail to receive the required shareholder approval;

●	by INFINT if Seamless will have failed to deliver the required shareholder approval within one hour of the execution and delivery of the Business Combination Agreement;

●	by INFINT if Seamless is in breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement such that the applicable conditions of Seamless would not be satisfied; provided that INFINT had not waived the breach and INFINT and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement (subject to certain notice and cure rights and formalities set forth therein);

●	by Seamless if INFINT and Merger Sub are in breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement such that the applicable conditions of INFINT or Merger Sub would not be satisfied; provided that Seamless had not waived the breach and is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement (subject to certain notice and cure rights and formalities set forth therein);

●	by INFINT if certain required financial statements will not have been delivered to INFINT by Seamless on or before not later than fifteen (15) days from the date of the Business Combination Agreement;

●	by INFINT if, after thirty-five (35) days from the date that the draft Registration Statement was confidentially submitted to the SEC or the Registration Statement was filed with the SEC, as applicable, INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in INFINT’s IPO Prospectus; or

●	by INFINT if the Registration Statement has not been declared or become effective by October 9, 2022 and INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in the IPO Prospectus.

Effect of Termination

If the Business Combination Agreement is terminated, the entire Business Combination Agreement will become void and there will be no liability under the Business Combination Agreement on the part of any party except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

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Expenses; Termination Fee

All transaction expenses will be paid by the party incurring such transaction expenses, except that (i) Seamless will pay: (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Business Combination, (b) all expenses incurred in connection with printing, mailing and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (c) expenses incurred in connection with any filings with or approvals from the NYSE in connection with the Business Combination and (d) expenses relating to the filing fees for any approvals or clearances required under any antitrust laws; in each case as such expenses will be incurred or otherwise be due and payable. In addition, if (A) the PCAOB Audited Financials (as defined in the Business Combination Agreement) shall not have been delivered to INFINT by Seamless on or before fifteen (15) days from the date of the Business Combination Agreement, (B) certain third-party approvals will not have been timely obtained by Seamless or (C) INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Business Combination will not be consummated prior to the Outside Date as a result of any action or inaction of Seamless and/or any of its representatives, including prior to the date of the Business Combination Agreement (collectively, the “Seamless Caused INFINT Extension Items”) and, as a result thereof, INFINT determines to call a meeting of the INFINT shareholders in order to approve the INFINT Extension Proposal (as defined in the Business Combination Agreement), Seamless will pay for all third-party costs and expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with such meeting of the INFINT shareholders, including the costs of preparing, filing and mailing a proxy statement in connection therewith. In addition to the foregoing, (a) if INFINT determines (in its sole discretion) not to call a meeting of the INFINT shareholders to approve the INFINT Extension Proposal, (y) any of the Seamless Caused INFINT Extension Items have occurred, and (c) the Sponsor instead agree to deposit the INFINT Extension Funding Amount into the trust account, then INFINT will provide written notice of INFINT’s intent to do so and Seamless will deposit or procure the deposit of the INFINT Extension Funding Amount into the trust account prior to the Outside Date.

In addition to the foregoing, (a) if INFINT terminates the Business Combination Agreement pursuant to Section 9.01 of the Business Combination Agreement, Seamless will pay INFINT, by wire transfer of immediately available funds within two (2) business days after such termination, an amount equal to the INFINT Extension Funding Amount as a termination fee; and (b) if INFINT terminates the Business Combination Agreement pursuant to Section 9.01 of the Business Combination Agreement, Seamless will pay INFINT, by wire transfer of immediately available funds within two (2) business days after such termination, an amount equal to two times (2x) the INFINT Extension Funding Amount as a termination fee.

A copy of the Business Combination Agreement is filed with this proxy statement/prospectus as Annex A and is incorporated herein by reference. The foregoing description of the Business Combination Agreement is qualified in its entirety by reference to the full text of the Business Combination Agreement. The Business Combination Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about INFINT, Seamless, Merger Sub or the other parties thereto. In particular, the assertions embodied in representations and warranties by INFINT, Seamless, and Merger Sub contained in the Business Combination Agreement are qualified by information in the disclosure schedules provided by the parties in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about INFINT, Seamless or Merger Sub.

Amendments to the Business Combination Agreement

On October 20, 2022, Seamless, INFINT and Merger Sub entered into Amendment No. 1 to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to amend the extension time period for the permitted shareholder proposal for INFINT to consummate an initial business combination (the “Extension Proposal”) from February 23, 2023 to March 23, 2023; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete an initial business combination, if the Extension Proposal is approved, from February 23, 2023 to March 23, 2023; and (3) Section 9.03(a) of the Business Combination Agreement to provide that, subject to other conditions, if INFINT decides not to call an extraordinary general meeting to approve the Extension Proposal, or if the Extension Proposal is not approved in such a meeting, INFINT should provide written notice to Seamless and Seamless should deposit or procure the deposit of funds into INFINT’s trust account necessary under INFINT’s organization documents to extend the time period by which INFINT shall complete its initial business combination by an additional three months.

In accordance with the provisions of INFINT’s amended and restated memorandum and articles of association and Section 9.03(a) of the Business Combination Agreement, on November 22, 2022, Seamless deposited additional funds in the amount of $2,999,982 to INFINT’s trust account to automatically extend the date by which INFINT must consummate a business combination from November 23, 2022 to February 23, 2023.

On November 29, 2022, Seamless, INFINT and Merger Sub entered into Amendment No. 2 to amend and restate: (1) Section 7.23 of the Business Combination Agreement to eliminate the requirement of Seamless to cause the conversion or exchange an exchangeable bond for shares of Seamless; and (2) Section 8.02(m) of the Business Combination Agreement to eliminate such conversion or exchange as a condition to the Closing.

On February 20, 2023, Seamless, INFINT and Merger Sub entered into Amendment No. 3 to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to provide that INFINT can call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal (as such term is defined in the Business Combination Agreement) to be held prior to August 23, 2023, if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and provides proper notice to Seamless; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete the business combination, from February 23, 2023 to August 23, 2023 (the “Current Outside Date”) provided that the Current Outside Date will be automatically extended, without any further action by any party, upon approval by the INFINT shareholders of the INFINT Extension Proposal; and (3) Section 9.03(a) of the Business Combination Agreement to provide that Seamless will pay (i) expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with the extraordinary general meeting of the INFINT shareholders held on February 14, 2023 in order to approve the INFINT Extension Proposal, including (A) expenses related to preparing, filing and mailing a proxy statement, (B) 50% of the expenses (x) of the proxy solicitor in connection with such meeting and (y) related to INFINT’s directors’ and officers’ liability insurance coverage in connection with such extension, and (C) contributions required to be made to INFINT’s trust account on February 23, 2023 and the 23rd day of each subsequent calendar month until August 23, 2023 in the amount of the lesser of (1) $290,000 and (2) $0.06 per public share multiplied by the number of public shares outstanding on such applicable date (collectively, the “INFINT Extension Proposal Costs”), and (ii) if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and, as a result thereof, INFINT determines to call a meeting of the INFINT shareholders in order to approve the INFINT Extension Proposal, all of the INFINT Extension Proposal Costs in connection with such subsequent shareholder meeting and such INFINT Extension Proposal.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to INFINT’s trust account on February 21, 2023, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the trust account until August 23, 2023 or such earlier date that the board determines to liquidate INFINT or the date an initial business combination is completed.

Ancillary Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. INFINT shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.

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Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, INFINT, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Business Combination and all other matters or resolutions that could reasonably be expected to facilitate the Business Combination, (b) waive any dissenters’ rights in connection with the Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, INFINT and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote at the INFINT shareholders’ Meeting in favor of the Business Combination Agreement and the Business Combination, (b) abstain from redeeming any Sponsor founder shares in connection with the Business Combination, and (c) waive certain anti-dilution provisions contained in INFINT’s Memorandum and Articles of Association.

Registration Rights Agreement

At the Closing, INFINT and certain Seamless Shareholders and INFINT shareholders party thereto (such shareholders, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, INFINT will be obligated to file a registration statement to register the resale of certain New Seamless ordinary shares held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Lock-Up Agreement

At the Closing, INFINT will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, the New Seamless ordinary shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which INFINT consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of INFINT’s shareholders having the right to exchange their INFINT Shares for cash, securities, or other property.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the INFINT Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, INFINT shareholders should understand that the Sponsor, the members of the INFINT Board and officers of INFINT, and others may have interests in such proposals and the Business Combination that are different from, or in addition to, those of INFINT shareholders generally. The INFINT Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to INFINT shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. INFINT shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include, among other things:

●	The Sponsor owns 5,733,084 Class B ordinary shares and the Underwriters own 99,999 Class B ordinary shares, which were initially acquired prior to the INFINT IPO for an aggregate purchase price of $25,100 and INFINT’s directors and officers have pecuniary interests in the INFINT ordinary shares held by the Sponsor through their ownership interests in the Sponsor. The Class B ordinary shares held by the Sponsor will convert into an aggregate of 5,733,084 shares of INFINT Class A ordinary shares in accordance with the terms of the current memorandum and articles of association, and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $[●] million based on the closing price of $[●] per public share on NYSE on [●], 2023, the record date. The Sponsor may receive a positive return on its founder shares, even if public shareholders experience a negative return on their investment after consummation of the Business Combination.

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●	The Sponsor paid $7.8 million for 7,796,842 private warrants; if INFINT does not consummate an initial business combination by August 23, 2023, then the proceeds from the sale of the private warrants will be part of the liquidating distribution to the public shareholders and the private warrants held by the Sponsor will be worthless; the private warrants by the Sponsor had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per warrant on NYSE on [●], 2023.

●	The INFINT initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if INFINT fails to complete an initial business combination by August 23, 2023;

●	If the trust account is liquidated, including in the event INFINT is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to INFINT if and to the extent any claims by a third-party for services rendered or products sold to INFINT (other than Marcum LLP, INFINT’s independent registered public accounting firm), or a prospective target business with which INFINT had entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the trust account and except as to any claims under INFINT’s indemnity of the underwriters of the INFINT IPO against certain liabilities, including liabilities under the Securities Act.

●	Alexander Edgarov, INFINT’s chief executive officer and Eric Weinstein, chairman of the INFINT Board, will become directors of New Seamless after the Closing. As such, in the future each may receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by INFINT public shareholders, the Sponsor will own approximately 10.35% of New Seamless. This level of ownership interest: (a) assume that no INFINT public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in INFINT’s trust account and (b) assume no exercise of INFINT public warrants and INFINT private placement warrants.

●	INFINT’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on INFINT’s behalf, such as identifying and investigating possible business targets and business combinations. However, if INFINT fails to consummate an initial business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, INFINT may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

●	Eric Weinstein, chairman of the INFINT Board, has served as the Managing Director at JonesTrading from July 2022 until January 2023. JonesTrading served as the underwriter in the INFINT IPO and is entitled to receive deferred underwriting commission upon closing of the Business Combination. The total amount of the deferred underwriting commission that JonesTrading is entitled to receive upon closing of the Business Combination is $5,999,964. Mr. Weinstein’s compensation as the Managing Director of JonesTrading was not related in any form to the consummation of the Business Combination or to deferred underwriting commission that would be payable to JonesTrading upon the consummation of the Business Combination.

●	The Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as representative shares (the representative shares are deemed to be underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual). It is anticipated that upon completion of the Business Combination, if maximum of public INFINT Class A ordinary shares are redeemed, EF Hutton will retain ownership interest of approximately 0.15% in New Seamless, and JonesTrading will retain ownership of approximately 0.06%. If maximum INFINT Class A ordinary shares are redeemed and the 3,611,089 INFINT public warrants and 1,407,776 INFINT private placement warrants are exercised in full, EF Hutton will retain ownership of approximately 0.14% in New Seamless, and JonesTrading will retain ownership of approximately 0.06%.

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Exchange Listing

INFINT’s units, Class A ordinary shares and warrants, which are exercisable for INFINT Class A ordinary shares under certain circumstances, are currently listed on NYSE under the symbols “IFIN.U,” “IFIN” and “IFIN.WS,” respectively. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security. Upon the closing, INFINT intends to change its name from “INFINT Acquisition Corporation” to “Currenc Group Inc.,” and intends to apply to continue the listing of its Class A ordinary shares and warrants on NYSE under the symbols “CRCG” and “CRCG.WS,” respectively.

Background of the Business Combination

The proposed Business Combination is the result of a search by INFINT for an initial business combination using the network, investing and operating experience of INFINT’s management team and the INFINT Board. The terms of the Business Combination Agreement and related ancillary agreements are the result of extensive arm’s-length negotiations between representatives of INFINT and Seamless (and certain of their respective shareholders). The following is a brief discussion of the background of such search and these negotiations, the Business Combination Agreement and related transactions. The following does not purport to catalogue every conversation among representatives of INFINT, Seamless and other parties.

INFINT is a blank check company incorporated as a Cayman Islands exempted company on March 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 18, 2021, the registration statement relating to the IPO was declared effective by the SEC. On November 23, 2021, INFINT consummated the IPO of 17,391,200 units at $10.00 per unit (the “Units” and, with respect to the ordinary shares included in the Units, the “Public Shares”) and the sale of 7,032,580 warrants (each, a “Private Warrant” and collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to the Sponsor that closed simultaneously with the closing of the IPO. On November 23, 2021, the underwriters exercised their over-allotment option in full, resulting in the sale of an additional 2,608,680 Units, at $10.00 per Unit, and the sale of an additional 764,262 Private Warrants, at $1.00 per Private Warrant. Following the closing of the over-allotment option, INFINT generated total gross proceeds of $207,795,642 from the IPO and the Private Placement, of which INFINT raised $199,998,800 in the IPO, $7,796,842 in the Private Placement and of which $202,998,782 (or $10.15 per Unit) was placed in INFINT’s trust account established in connection with the IPO.

Except with respect to interest earned on the funds held in the trust account that may be released to INFINT to pay its franchise and income tax obligations (and less up to $100,000 of interest for any dissolution or liquidation related expenses, as applicable), none of the funds held in the trust account will be released from the trust account until the earliest of (i) the completion of the initial business combination, (ii) the redemption of INFINT’s public shares if INFINT had not completed its initial business combination within 15 months from the closing of the IPO (unless extended as further described in this registration statement/proxy), subject to applicable law, or (iii) the redemption of INFINT’s shares properly submitted in connection with a shareholder vote to approve an amendment to INFINT’s amended and restated memorandum and articles of association (A) to modify the substance or timing of INFINT’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within 15 months from the closing of this offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

After the consummation of the IPO, INFINT’s officers and directors commenced an active search for prospective businesses or assets to acquire in INFINT’s initial business combination. Representatives of INFINT were contacted by, and representatives of INFINT contacted, numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors, such as ARC, and other persons and entities with which INFINT’s officers and directors had pre-existing relationships. INFINT’s officers, directors and their affiliates also brought to their attention target business candidates.

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During this search process, INFINT conducted due diligence to varying degrees on certain of the prospective targets, including review of such businesses’ management, business model, competitive landscape and certain financials, in each case, to the extent available. Pursuant to such search process and related due diligence, INFINT, with the assistance of its advisors:

●	developed a list of more than 45 potential acquisition candidates;

●	was contacted by or initiated contact regarding more than 25 business combination opportunities;

●	entered into preliminary discussion with approximately 10 of those companies;

●	entered into non-disclosure agreements with approximately 10 of those companies;

●	had in person, telephonic or email discussions with approximately 10 of those companies, of which approximately 6 were actively pursued (including Seamless) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or shareholders;

●	submitted indications of interest or letters of intent to two acquisition candidates (including Seamless); and

●	discussed various targets at INFINT’s regularly scheduled board meetings.

Below is a summary of negotiations with one other acquisition candidate (other than Seamless) where INFINT submitted a letter of intent to the acquisition candidate. INFINT ultimately determined to abandon the other potential acquisition opportunities because the target pursued an alternative strategy.

On December 7, 2021, a representative of EF Hutton, one of the underwriters for INFINT’s initial public offering, reached out to INFINT to see if it might be interested in a potential business combination with a company in an automotive fintech industry (“Candidate A”). Candidate A’s business is a fintech platform for the online sale and lease of cars. INFINT entered into a non-disclosure agreement with Candidate A on December 8, 2021; and on December 8, 2021, INFINT’s management team, consisting of Eric Weinstein, chairman of the INFINT Board. Alexander Edgarov, INFINT’s Chief Executive Officer, Sheldon Brickman, INFINT’s Chief Financial Officer and Kevin Chen, INFINT’s Lead Director, held an initial video conference with Candidate A’s CEO and two representatives of EF Hutton as well as a representative of ARC, to introduce the INFINT management team to the target and to learn more about the target. After the initial call, INFINT conducted further due diligence, which included industry research with regard to the automotive fintech industry and review of materials provided by Candidate A, including historical financial results. After several more discussions internally and with the target, INFINT sent the target a draft letter of intent on January 13, 2022, which was discussed by the parties with regard to the structure of the transaction, including INFINT’s current and post-closing capital structure and, in particular the mechanics of INFINT’s warrants, and closing conditions until approximately February 13, 2022, when Candidate A informed INFINT of the target’s intent not to pursue a business combination/merger with INFINT expressing concerns about the potential dilutive effect of INFINT’s warrants.

Transaction Timeline

On January 24, 2022, Seamless was introduced as a potential business combination target to INFINT’s management by ARC Group (“ARC”). Seamless’ management was familiar with ARC from prior discussions of potential transactions to fund the anticipated future growth of TNG Asia. Seamless was interested in pursuing a transaction with INFINT at the time of introduction because it perceived the transaction as an efficient method to fund the anticipated future growth of Seamless.

On February 16, 2022, INFINT management, consisting of Mr. Edgarov, Mr. Sheldon, Mr. Weinstein and Mr. Chen, held an initial telephonic conference with Seamless management, consisting of Seamless Chairman, Alexander Kong and Seamless’ Chief Executive Officer, Ronnie Hui. At this meeting, Dr. Hui provided an overview of Seamless’ business operation, including an overview of its global money transfer services in Southeast Asia and future business plans, including with respect to WalletKu’s expansion.

On February 16, 2022, Mr. Edgarov held multiple discussions with INFINT’s legal counsel, Greenberg Traurig, LLP (“GT”), regarding structuring of the business combination with Seamless to comply with INFINT’s investment mandate as set forth in the prospectus for INFINT’s IPO, including the possibility of divesting Seamless’ Hong Kong based subsidiaries and the relocation of Seamless’ headquarters from Hong Kong. The prospectus for INFINT’s IPO included disclosure that INFINT does not intend to acquire any business that is based in, or which does business in, China or Hong Kong or which uses, or may use, a variable interest entity structure to conduct China-based operations.

On February 18, 2022, INFINT and Seamless entered into a non-disclosure agreement, which contained, among other provisions, customary non-disclosure and non-use provision and a customary trust account waiver provision pursuant to which Seamless agreed that it has no right, title, interest or claim in INFINT’s trust account. Later that day, Seamless provided detailed financial, legal, and corporate information to INFINT.

On February 18, 2022, Mr. Edgarov, Mr. Brickman, representatives from GT, Dr. Hui, Takis Wong and representatives from M.B. Kemp LLP, Seamless’ Hong Kong counsel, held further discussions regarding structure of the potential transaction, including with respect to the divestiture of Seamless’ subsidiaries based in Hong Kong and relocation of Seamless headquarters from Hong Kong. Mr. Edgarov informed Dr. Hui that it would be imperative that Seamless divest subsidiaries based in Hong Kong and relocate the headquarters in order for INFINT to comply with its investment mandate in its IPO Prospectus not to acquire any business that is based in, or which does business in, China or Hong Kong. While INFINT’s management determined that divestiture of certain subsidiaries would be necessary to comply with INFINT’s investment mandate, it also recognized and considered that certain legacy customers of Seamless in those areas would likely to continue to be customers after consummation of divestitures. Dr. Hui had advised the group that which he believes that such relocation will be consistent with Seamless’ business industries as it will allow it to be closer to the Southeast Asian markets it serves and better focus on developing its B2C offerings in the Southeast Asian markets. Dr. Hui also advised the group that he did not believe that divestiture of the subsidiaries will negatively affect Seamless business going forward.

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On February 22, 2022, INFINT management received access to Seamless’ data room and subsequently upon conducting an initial review held an internal discussion to evaluate Seamless’ business based on the information provided by the target company to establish Seamless as a target candidate to initiate preliminary due diligence procedures, including unaudited historical financial statements for the year ended 2021, including balance sheets, income statements and statement of cashflow (“2021 Estimate”).

From February 22, 2022 through March 12, 2022, Mr. Weinstein, Mr. Chen, Mr. Edgarov and Mr. Brickman had several discussions with Dr. Hui to obtain additional background information on Seamless and to conduct preliminary due diligence to assess the potential valuation of Seamless for the business combination. Seamless provided information regarding (i) Seamless’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Seamless’ industry, including a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis. Specifically, Seamless presented its business plan and the parties discussed the possibility of expanding the coverage network of Tranglo’s remittance services to the Middle East, Africa and South America. Tranglo’s remittance and airtime businesses serve primarily a population without a banking relationship, which Seamless estimated could be as large as two billion people globally. In addition, the parties discussed and considered digital remittance as a new emerging industry, which has the potential to disrupt the traditional banking remittance and provide opportunities for Seamless to further expand its market size in the near and longer teem The parties also reviewed and discussed the potential for developing new retail B2C fintech businesses in emerging markets and South-East Asia, such as insurance, healthcare, investment, debit cards issuance, and micro-lending, among others. Seamless believed that these new retail B2C fintech businesses would be compatible with Seamless’ existing networks and capabilities. Seamless also provided information regarding Tranglo’s and WalletKu’s operations. Tranglo is a Malaysian based company, and WalletKu is an Indonesian based retail airtime operator. As a result of these prior experiences, Mr. Hui believed that Seamless was equipped with the knowhow and expertise to develop other fintech services in South-East Asian markets, as well as other emergent markets in Middle East or Africa. Seamless understood the obstacles and the cultural sensitivities associated with South-East Asian markets. As a result of these discussions, Seamless and INFINT management believed that Seamless would be able to take advantage of existing synergies if Seamless determined to develop other B2C services in South-East Asia.

During the same time period, Dr. Hui and Mr. Edgarov also discussed the strategic relationship between Ripple and Seamless and, as part of the legal due diligence review process, INFINT’s management team reviewed (i) the pay-out support provider agreement between Tranglo and Ripple and the addendum thereto and (ii) Tranglo’s shareholder agreement, which sets forth the respective shareholder rights between Seamless and Ripple. The parties discussed the potential benefits of the arrangements with Ripple and INFINT’s management believed that, as a result of these discussions, the partnership with Ripple provides Tranglo with a potential opportunity to operate at a lower cost, but also concluded that the absence of the potential cost reduction is not viewed as a barrier to Tranglo’s continued growth and profitability. Seamless and INFINT’s management team believed that Ripple could offer support to the business growth of Tranglo as Tranglo’s clients could tap the liquidity provided by RippleNet for their prefunding needs, which was particularly important to Seamless as many financial institutions in South-East Asia and other emerging markets were small in scale and size, and could not make available enough working capital for prefunding purposes. In addition, the parties discussed the fact that Ripple had good resources and business networks in Middle East which the parties believed that Seamless could utilize to expand its products and services to the area.

During the same time period, Dr. Hui and Mr. Edgarov discussed and reviewed the relationship Seamless had built with the local regulators which Seamless believed presented a strong barrier to entry for any competitors. In addition, Dr. Hui and Mr. Edgarov discussed the brand recognition and the loyal following among Seamless clients based on the development of trust and efforts in community building.

During the same time period, INFINT conducted a financial analysis, with the assistance of ARC and JonesTrading, which resulted in a valuation range of $310-$500 million. Specifically, INFINT’s management reviewed market updates prepared by each of ARC and JonesTrading based on publicly available information as of March 2022.

ARC Financial Analysis

In March 2022, ARC prepared a preliminary market update for INFINT’s management by using a comparable public company approach. While ARC assisted INFINT in analyzing the enterprise value for Seamless, ARC did not and has not rendered an opinion as to the fairness of the transaction to INFINT’s shareholders or as to the fair market value of Seamless. The following eight companies were selected by ARC and INFINT as peers given comparable payment-focused FinTech operations: dLocal Ltd. (“dLocal”), Flywire Corp. (“Flywire”), Payoneer Global, Inc. (“Payoneer”), GMO Payment Gateway, Inc. (“GMO”), Wise Plc (“Wise”), Remitly Global Inc. (“Remitly”), Affirm Holdings, Inc. (“Affirm”) and Marqeta, Inc. (“Marqeta”). The eight public companies deemed relevant were selected based on their operations in Fintech industry focusing on cross-border and multi-currency digital payment. Market data and historical financial results for the comparable companies were pulled as of March 15, 2022 from FactSet. The estimated revenue of 2021 of $47.7 million and the estimated EBITDA of 2021 of $6 million was provided by Seamless.

To determine an implied enterprise value for Seamless, ARC made the following key assumptions:

● Calendar year 2021 was the most reasonable timeframe for the analysis based on Seamless Group’s growth prospects.

● Compared to the average multiple of comparables’ EV/2021 Revenue 14.77x (28.58x for DLocal, 5.32x for Wise, 13.31x for Flywire, 6.53x for Remitly, 2.29x for Payoneer, 22.17x for Affirm, 24.73x for GMO and 15.23x for Marqeta), Seamless’ enterprise value/2021 total estimated revenue multiple was 10.48x which was lower than the average for the selected comparables companies.

● Compared to the average multiple of comparables’ EV/2021 EBITDA 52.16x (75.42x for DLocal, 22.21x for Wise, 101.86x for Flywire, NA for Remitly, 60.89x for Payoneer, NA for Affirm, 0.43x for GMO and NA for Marqeta), Seamless’ enterprise value/2021 total estimated EBITDA multiple was 82.28x which was higher than the average. NA means the data was not available in FactSet. ARC thought this was not the most appropriate method and result because this metric calculated for the industry average for the comparable companies ignored the companies who were at EBITDA loss based on the available data in FactSet. ARC noted that taking only the positive EBITDA to calculate the average is not representative of true relative industry performance. ARC observed that Seamless’ relative performance compared favorably considering much of the industry operates at a loss until larger scale operations are achieved.

Ultimately, based on the enterprise value/revenue multiple method, ARC indicated an implied enterprise value of $500 million for the continuing discussions. No material relationship existed during the past two years, and no compensation was received or to be received as a result of any relationship between ARC, their affiliates or representatives and Seamless or its affiliates. In connection with its engagement letter with INFINT, ARC was not engaged to perform a valuation of Seamless or to provide a fairness opinion and the market update prepared by ARC was understood to be for INFINT’s management and discussions purposes only.

In producing its analysis, ARC relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, ARC, without assuming any responsibility for independent verification thereof. ARC did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of INFINT or Seamless or any of their respective subsidiaries and ARC was not furnished with any such evaluation or appraisal.

The market review delivered by ARC to the INFINT’s management can be found in Annex I-1. The information presented herein, however, does not purport to be a complete description of the financial analyses performed by ARC, nor does the order of analyses presented represent relative importance or weight given to those analyses by ARC. Some of the summaries of the financial analyses include information presented in tabular or graphical format. Except as otherwise noted, the quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 2022, and is not necessarily indicative of current market conditions.

The preparation of an enterprise value analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the enterprise value for INFINT, ARC considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ARC made its analysis on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses as a comparison is directly comparable to INFINT, Seamless or the contemplated transactions.

JonesTrading Financial Analysis

In March 2022, JonesTrading prepared a market update for INFINT’s management by using a comparable companies approach. The following five companies were selected by JonesTrading and INFINT as peers given comparable payment-focused FinTech operations: Payoneer, Remitly, Wise, Flywire and dLocal. Market data and historical financial results for peers were pulled as of March 8, 2022 from S&P Capital IQ (“CapIQ”), while Revenue and EBITDA estimates reflect analyst consensus estimates per CapIQ as of the same date. Estimated peer EBITDA margins were calculated based on CapIQ’s Revenue and EBITDA estimates.

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To determine an implied Enterprise Value for Seamless, JonesTrading made the following key assumptions:

● 2021 Revenue for Seamless of $28.2 million based on 60% ownership of Tranglo (which had an estimated 2021 revenue of $47 million)

● In evaluating the comparable companies, JonesTrading felt that the most appropriate multiple to calculate Enterprise Value for Seamless was EV / 2021 Revenue

● EV/EBITDA multiples were not used as 3/5 peers did not have positive EBITDA estimates and thus could not be evaluated on this basis

● Average multiples were used over Median due to Seamless’ high EBITDA margin profile offering upside reflected in superior multiples for stronger-performing peers

● 2021 Revenue was used (rather than 2022 or 2023 estimates) to take a more conservative approach in a market where Investors were increasingly skeptical of future estimates

● Ultimately, based on Revenue of $28.2 million and a peer EV/ 2021 Revenue multiple of 11.0x, JonesTrading calculated an implied Enterprise Value of $310 million for Seamless

The JonesTrading market update indicated that the average enterprise value/2021 total revenue multiple of the Preliminary Comp Set was 11.0x, (2.2x for Payoneer, 2.4x for Remitly, 8.2x for Wise, 11.8x for Flywire and 30.5x for dLocal) and Seamless enterprise value/2021 total revenue multiple was 11.0x based upon the 2021 Estimate with implied Seamless valuation of $310 million.

JonesTrading prepared this market review as a result of an informal request by INFINT’s management and did not receive any fees in connection with the preparation of such materials. The market review delivered by JonesTrading to the INFINT’s management can be found in Annex I-2. JonesTrading’s market review did not provide an opinion as to fairness or address the underlying business decision of INFINT to the Business Combination, or the relative merits of any aspect of the Business Combination compared to any alternative business strategy or transaction that may be available to INFINT or in which INFINT might engage. The terms of the Business Combination were determined solely through negotiations between the parties to the Business Combination. The information used by JonesTrading in providing its assistance and input was based on publicly available information as of March 2022.

JonesTrading was not engaged or requested to opine upon the fairness of the Business Combination or provide valuation of Seamless in any capacity. No material relationship existed during the past two years and no compensation was received or to be received as a result of such relationship between JonesTrading, their affiliates or representatives and Seamless or its affiliates. This analysis was not updated or redistributed to INFINT’s management after the initial preparation and delivery on March 9, 2022. The assistance and input provided by JonesTrading are subject to the assumptions, qualifications, limitations and other matters set forth in the market review, and speak only as of the date in which the assistance and input were provided, were based on the conditions and information supplied or reviewed as they existed at that time, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature that may exist or occur or may have existed or occurred after such times. JonesTrading did not undertake any obligation to update, revise or reaffirm its assistance or advice for subsequent events. JonesTrading assumed and relied upon the accuracy and completeness of all information that was reviewed by JonesTrading, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with JonesTrading by, or on behalf of, INFINT or Seamless (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of INFINT that they were not aware of any relevant information that had been omitted or that remained undisclosed to JonesTrading. JonesTrading did not assume responsibility for independently verifying, and did not independently verify, such information. JonesTrading also assumed that the financial information and other data provided for JonesTrading’s use in providing assistance and input were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Seamless as to the future financial performance of, and are a reasonable basis upon which to assess, Seamless, the Business Combination and other matters covered thereby. JonesTrading expressed no opinion as to any such financial information and data when providing its assistance and input.

On March 14, 2022, Mr. Edgarov and Dr. Hui had a phone conversation, during which Mr. Edgarov discussed the $310 to $500 million valuation range for Seamless and Mr. Edgarov proposed a $310 million valuation for Seamless. As Seamless attempted a failed initial public offering in 2018 at a valuation of $800 million, Dr. Hui suggested that the valuation of Seamless should be approximately $600 million. Later that day, Mr. Edgarov called Dr. Hui and counter offered at a valuation of $400 million, which was based on consideration of the analyses by the financial advisors and management’s own analyses and views of the Seamless businesses and subject to completion of financial due diligence, including receipt of 2021 financial information. Dr. Hui informed Mr. Edgarov that he would need to discuss the proposal with Seamless’ shareholders and, particularly, Mr. Alex Kong, chairman of Seamless and the largest shareholder. After having a conversation with Mr. Kong, Dr. Hui called Mr. Edgarov to inform him that Seamless would be willing to accept a $400 million valuation, subject to agreement on the further negotiation of definitive terms and agreements. Mr. Edgarov and Dr. Hui also discussed other closing conditions, including for a potential PIPE, which both parties agreed was not necessary, and the divestitures of the Hong Kong subsidiaries and the relocation of INFINT’s headquarters. On the same day, based on the information made available to INFINT, due diligence performed and financial analysis performed and INFINT’s internal discussion, Mr. Edgarov presented to Dr. Hui a non-binding proposal of terms with respect to a potential business combination with Seamless (“LOI”), which included a $400 million valuation for Seamless and the divestitures of the Hong Kong subsidiaries and relocation of the headquarters as a closing condition.

On March 15, 2022, INFINT and Seamless executed the LOI. The LOI included an exclusivity period for Seamless, which period was subsequently extended by the parties pursuant to an amendment to the LOI executed on May 15, 2022.

On May 4, 2022, INFINT and ARC executed a financial advisory service agreement to formally engage ARC to serve as a financial advisor to INFINT in connection with the Business Combination.  In its role as financial advisor, ARC assisted INFINT’s management in evaluating Seamless business model, financial performance, growth opportunities and competitive positioning. As consideration for the services, ARC will receive compensation in the amount of $850,000, contingent and payable upon closing of the business combination. Although the services provided by ARC did not include a third-party valuation, fairness opinion, ARC assisted INFINT in its analysis of the financial results prepared by Seamless’ management and with developing INFINT’s views on the potential strengths and weaknesses of different valuation frameworks that could be applied to companies that may share similar financial and growth characteristics with Seamless. ARC also assisted INFINT in researching companies that have similar characteristics to Seamless to facilitate Seamless’ comparable company analysis.

ARC’s analysis did not address the underlying business decision of INFINT to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to INFINT; nor did it address any legal, regulatory, tax or accounting matters. ARC was not requested to solicit, and did not solicit, interest from other parties with respect to a business combination with INFINT or any other alternative transaction. ARC’s analysis does not express any view on, and does not address, any term or aspect of the business combination agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the business combination agreement or entered into or amended in connection with the transactions. ARC’s analysis does not express any view on, and does not address, the fairness of the transaction, the fair market value of INFINT, the prices at which shares of INFINT ordinary shares will trade at any time or as to the impact of the transactions on the solvency or viability of INFINT or Seamless or the ability of INFINT or Seamless to pay their respective obligations when they come due. ARC’s analysis was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the analysis and ARC assumed no responsibility for updating, revising or reaffirming its analysis based on circumstances, developments or events occurring after it provided its analysis. ARC’s analysis was provided for the information and assistance of the INFINT board of directors in connection with its consideration of the transactions and ARC’s analysis does not constitute a recommendation as to whether or not any holder of shares of INFINT ordinary shares should redeem such holder’s shares of INFINT ordinary shares.

JonesTrading provided informal assistance to INFINT’s management during the period prior to the parties entering into the Business Combination Agreement and related ancillary agreements, which primarily consisted of the market update described above. INFINT has not formally engaged JonesTrading as its financial advisor in connection with the Business Combination and JonesTrading will not receive any fees from INFINT for any of its assistance to INFINT’s management.

JonesTrading’s assistance and input do not constitute and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the Business Combination, any aspect, term or implication of the financial aspects of the Business Combination to INFINT, INFINT shareholders, Seamless shareholders or to any other person, (b) the solvency or fair value of INFINT, Seamless, pro forma for the Business Combination, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any Seamless equity when issued or distributed in the Business Combination or the price or range of prices at which any Seamless shares, or any other securities of seamless, may trade or otherwise be transferable at any time, including following announcement or consummation of the Business Combination, (d) any legal, regulatory, tax, accounting and similar matters, as to which JonesTrading understands that INFINT has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Transactions, or (ii) any recommendation to INFINT, INFINT shareholder, Seamless shareholder, or to any other person as to how INFINT, Seamless or any such shareholder or equityholder should vote or act with respect to the Business Combination or any proposal to be voted upon in connection with the Business Combination or otherwise.

On May 9, 2022, INFINT engaged CohnReznick LLP to perform financial and tax due diligence regarding Seamless.

During the period from May 10, 2022 to June 17, 2022, INFINT and Seamless held discussions regarding due diligence related matters, including a legal due diligence conference call on June 14, 2022, which was attended Mr. Edgarov, members of Seamless management team, consisting of Dr. Hui, Prisca Li, Eric Ng and Takis Wong as well as representatives from GT, Nelson Mullins Riley & Scarborough LLP, counsel to Seamless (“Nelson Mullins”), ABNR Counsellors at Law and Jeff Leong, Poon & Wong.

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During the week of May 22, 2022, Dr. Hui had discussions with Mr. Edgarov about the potential to increase Seamless percentage of ownership of WalletKu, an indirect subsidiary of Dynamic Indonesia Holdings Limited. During their discussions, both Dr. Hui and Mr. Edgarov agreed that WalletKu was an important asset of Seamless and its local airtime market in Indonesia had good development potential. Dr. Hui noted out that Seamless was confident that WalletKu could become profitable and contribute revenue and profit to Seamless if it could get enough funding for it to participate in more distribution areas of the Indosat Partnership Program. Since Seamless was contemplating a business combination with INFINT and potentially will have the ability to raise new capital during or after the business combination process, it could provide enough working capital to support the growth of WalletKu. Accordingly, Dr. Hui and Mr. Edgarov agreed to the proposed purchase of WalletKu shares by Seamless from Noble Tack International Limited and the related put option agreement. On June 2, 2022, Seamless entered into the new shares placement agreement and put option agreement with Noble Track International Limited. Pursuant to the terms of a put option granted to Noble Tack International Limited by Seamless, Noble Tack International Limited may put all or a portion its shares in Dynamic Indonesia Holdings Limited to Seamless and cancel all or a portion of a note issued by Dynamic Indonesia Holdings Limited to Noble Tack International Limited in return for the issuance of shares of Seamless. If the put option is exercised by Noble Tack International Limited, it will have the effect of increasing Seamless’ beneficial interest in WalletKu from 51.4% to up to approximately 79%.

From June 15 through July 29, 2022, INFINT and Seamless, as well as representatives of ARC, had several discussions and negotiations related to additional due diligence and the proposed Business Combination. During the same time period, Mr. Edgarov and Dr. Hui had multiple discussions regarding post-closing board size and board composition. Based on internal discussions, INFINT’s management believed that it was appropriate to have the size of the board of the combined company limited to five members to reduce operating costs and to leave room to expand the size of the board as the combined company continues to grow. Mr. Edgarov discussed the five member board size with Seamless, and Dr. Hui agreed to the proposal. Both parties discussed and acknowledged that Seamless Shareholders, and in particular, Mr. Kong, will have controlling interest in the combined company. During further discussions and based on the relative pro forma post-closing ownership, Seamless suggested that it should have three members of the board, INFINT agreed that it would have a right to appoint two members to the board of the combined company. After internal discussions between INFINT’s management and board members, Mr. Edgarov informed Dr. Hui that he and Mr. Weinstein would continue to serve on the board post-closing, to which Dr. Hui agreed to.

On June 7, 2022, through GT, INFINT delivered an initial draft of the Business Combination Agreement, the Sponsor Support Agreement and the Shareholder Support Agreement to Nelson Mullins.

On June 22, 2022, Nelson Mullins delivered initial drafts of the Registration Rights Agreement and Lock-Up Agreement to GT.

Between June 7, 2022 and August 3, 2022, GT and Nelson Mullins exchanged updated drafts of the Business Combination Agreement and related documents and agreements and engaged in negotiations of such documents and agreements, which included, among other things, in the Business Combination Agreement, a termination fee, the termination of Seamless Equity Plan, the timing for delivery of the PCAOB Audited Financials (as defined in the Business Combination Agreement), and the conversion or exchange of certain convertible bonds into Seamless Shares, which were also reviewed and commented on with respect to Cayman Islands law matters by Maples and Calder (Hong Kong) LLP, the counsel to Seamless, and Mourant Ozannes (Cayman) LLP (“Mourant”), the counsel to INFINT. Both Seamless and INFINT agreed that it would be preferrable for the conversion of the bonds into Seamless Shares to take place before the Business Combination in order to streamline combined company balance sheet and to prevent potential dilution to INFINT shareholders if such conversion was to take place after the Business Combination. During this period, representatives of INFINT and Seamless held multiple calls to discuss and negotiate the terms of the Business Combination Agreement and related documents and agreements while INFINT continued its due diligence investigation, including with third party consultants and advisors.

On July 11, 2022, GT delivered its legal due diligence report. INFINT circulated the report to management and the INFINT Board for review.

On July 26, 2022, CohnReznick LLP delivered its financial and tax due diligence reports. INFINT circulated the reports to management and the INFINT Board for review.

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On multiple occasions from May 2022 through July 2022, Mr. Edgarov and Mr. Brickman held meetings virtually with ARC to review, discuss and analyze Seamless and its business operations. In addition, Mr. Edgarov and Mr. Brickman held meetings with CohnReznick to discuss ongoing financial and tax due diligence. In addition, INFINT’s management team and ARC discussed updates on the risks and rewards of pursuing the potential business combination and key terms, including the fact that the transaction terms for the business combination, as an all-equity transaction, do not require, and are not conditioned on, additional PIPE or other third-party financing allowing the parties not to include a minimum cash closing condition resulting in a stronger likelihood for the transaction to close in the current market environment. Representatives from GT also regularly provided INFINT’s management with updates on the legal due diligence process and findings, including findings by ABNR Counsellors at Law, local counsel for INFINT in Indonesia and Jeff Leong, Poon & Wong, local counsel for INFINT in Malaysia.

On August 2, 2022, the INFINT Board held a meeting virtually to discuss the proposed final transaction terms and evaluate the proposed transaction. Representatives of Mourant, GT and ARC were also in attendance by invitation of the INFINT Board. At the meeting, the senior management of INFINT provided an overview of the proposed business combination transaction with Seamless (including the rationale for the selection of Seamless as INFINT’s business combination target) and described both the diligence process undertaken to evaluate Seamless and the final negotiations of the terms of the proposed transaction. Prior to the meeting, the INFINT Board received a written summary of the key terms of the transaction documents prepared by GT. Representatives of GT reviewed such terms of the proposed business combination transaction, including the Business Combination Agreement and the other definitive agreements, copies of which were provided to the INFINT Board in advance of the meeting. Each member of the board was present at the meeting. In addition, GT and senior management of INFINT discussed and reviewed the potential benefits of and risks relating to the proposed business combination transaction and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. The INFINT Board also reviewed and discussed with Mourant the board’s fiduciary duties in connection with the transaction. The INFINT Board then discussed other factors including those described below under the caption “— INFINT Board’s Recommendation and Reasons for the Approval of the Business Combination” and considered and discussed factors described above under the caption”— Interests of Certain Persons in the Business Combination.”

On August 3, 2022, the INFINT Board held a meeting virtually, with representatives of GT also in attendance. After confirming that the INFINT Board had sufficient time to review the material and had no further questions for management, counsel or any of the advisors each member of the INFINT Board determined that, based upon the financial and legal terms of the business combination, the business combination was advisable and in the best interests of INFINT and its shareholders. Upon motions duly made and seconded, each member of the INFINT Board approved the Business Combination Agreement, each of the related transaction documents and the business combination.

On August 3, 2022, the Business Combination Agreement and related documents and agreements were executed, and the Seamless Shareholders executed an irrevocable written consent approving and adopting the Business Combination Agreement and the Business Combination contemplated therein.

On August 4, 2022, INFINT and Seamless issued a joint press release announcing the execution of the Business Combination Agreement, and INFINT filed with the SEC a Current Report on Form 8-K disclosing the press release and related matters.

Since June 7, 2022, INFINT and Seamless, along with their respective counsel and advisors, have worked jointly on the preparation of this proxy statement/prospectus.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

On October 20, 2022, Seamless, INFINT and Merger Sub entered into Amendment No. 1 to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to amend the extension time period for the Extension Proposal from February 23, 2023 to March 23, 2023; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete an initial business combination, if the Extension Proposal is approved, from February 23, 2023 to March 23, 2023; and (3) Section 9.03(a) of the Business Combination Agreement to provide that, subject to other conditions, if INFINT decides not to call an extraordinary general meeting to approve the Extension Proposal, or if the Extension Proposal is not approved in such a meeting, INFINT should provide written notice to Seamless and Seamless should deposit or procure the deposit of funds into INFINT’s trust account necessary under INFINT’s organization documents to extend the time period by which INFINT shall complete its initial business combination by an additional three months.

On October 20, 2022, INFINT filed a Preliminary Proxy Statement on Schedule 14A and on November 2, 2022, INFINT filed a Definitive Proxy Statement on Schedule 14A (“Definitive Schedule 14A”) relating to an extraordinary general meeting of shareholders that was anticipated to be held in November 2022 to vote upon the Extension Proposal to approve an amendment to INFINT’s amended and restated memorandum and articles of association which would, if implemented, allow INFINT to extend the date by which it has to consummate a Business Combination for an additional four months, from November 23, 2022 to March 23, 2023. INFINT was also to seek shareholder approval for the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Proposal.

On November 22, 2022, INFINT issued a press release announcing its decision to cancel its extraordinary general meeting of shareholders that was scheduled for November 22, 2022 and to withdraw from consideration by INFINT’s shareholders the proposals set forth in INFINT’s Definitive Proxy Statement.

In accordance with the provisions of INFINT’s amended and restated memorandum and articles of association and Section 9.03(a) of the Business Combination Agreement, on November 22, 2022, Seamless deposited additional funds in the amount of $2,999,982 to INFINT’s trust account to automatically extend the date by which INFINT must consummate a business combination from November 23, 2022 to February 23, 2023.

On November 29, 2022, Seamless, INFINT and Merger Sub entered into Amendment No. 2 to amend and restate: (1) Section 7.23 of the Business Combination Agreement to eliminate the requirement of Seamless to cause the conversion or exchange an exchangeable bond for shares of Seamless; and (2) Section 8.02(m) of the Business Combination Agreement to eliminate such conversion or exchange as a condition to the Closing.

On January 11, 2023, INFINT filed a Preliminary Proxy Statement on Schedule 14A and on January 24, 2023, INFINT filed a Definitive Schedule 14A relating to an extraordinary general meeting of shareholders that was anticipated to be held on February 14, 2023, at 10:00 a.m., Eastern Time, to approve an amendment to INFINT’s memorandum and articles of association which would, if implemented, allow INFINT to extend the date by which it has to consummate a Business Combination, from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). INFINT was also to seek shareholder approval for the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Proposal.

On February 7, 2023, INFINT issued a press release announcing that if the requisite shareholder proposals are approved at the extraordinary general meeting and the Extension is implemented, on the Current Termination Date, and the 23rd day of each subsequent calendar month until the Extended Date (as defined below), the lesser of (x) $290,000 and (y) $0.06 per public share multiplied by the number of public shares outstanding on such applicable date will be deposited into INFINT’s trust account.

On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

On February 20, 2023, Seamless, INFINT and Merger Sub entered into Amendment No. 3 to, amongst other matters, amend and restate: (1) Section 7.18 of the Business Combination Agreement to provide that INFINT can call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal (as such term is defined in the Business Combination Agreement) to be held prior to August 23, 2023, if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and provides proper notice to Seamless; (2) Section 9.01(b) of the Business Combination Agreement to amend the last date on which INFINT must complete the business combination, from February 23, 2023 to the Current Outside Date provided that the Current Outside Date will be automatically extended, without any further action by any party, upon approval by the INFINT shareholders of the INFINT Extension Proposal; and (3) Section 9.03(a) of the Business Combination Agreement to provide that Seamless will pay (i) expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with the extraordinary general meeting of the INFINT shareholders held on February 14, 2023 in order to approve the INFINT Extension Proposal, including (A) expenses related to preparing, filing and mailing a proxy statement, (B) 50% of the expenses (x) of the proxy solicitor in connection with such meeting and (y) related to INFINT’s directors’ and officers’ liability insurance coverage in connection with such extension, and (C) contributions required to be made to INFINT’s trust account on February 23, 2023 and the 23rd day of each subsequent calendar month until August 23, 2023 in the amount of the lesser of (1) $290,000 and (2) $0.06 per public share multiplied by the number of public shares outstanding on such applicable date, and (ii) if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the business combination will not be consummated prior to August 23, 2023 and, as a result thereof, INFINT determines to call a meeting of the INFINT shareholders in order to approve the INFINT Extension Proposal, all of the INFINT Extension Proposal Costs in connection with such subsequent shareholder meeting and such INFINT Extension Proposal.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to INFINT’s trust account on February 21, 2023, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the trust account until August 23, 2023 or such earlier date that the board determines to liquidate INFINT or the date an initial business combination is completed.

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The INFINT Board’s Recommendation and Reasons for the Approval of the Business Combination

As described under “—Background of the Business Combination” above, the INFINT Board, in evaluating the Business Combination, consulted with INFINT’s management and legal and other advisors. In recommending and negotiating the Business Combination, the INFINT Board further considered the material interests in the transaction held by the sponsor and the Company’s officers and directors, as more fully discussed under “Questions and Answers —What equity stake will current shareholders of INFINT and Seamless hold in New Seamless after the closing?”, “Questions and Answers — Does the Sponsor and/or any of the other initial shareholders have interests in the Business Combination Proposal and the other proposals that may differ from or be in addition to the interests of INFINT’s shareholders?” “Summary — Interests of Certain Persons in the Business Combination,” and “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the INFINT Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the INFINT Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The INFINT Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the INFINT Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the INFINT Board reviewed the results of the due diligence conducted by INFINT’s management and advisors, which included:

●	extensive meetings and calls with Seamless’ management to understand and analyze Seamless’ business;

●	consultation with financial advisors regarding competitive landscape, industry outlook and Seamless’ business model;

●	consultation with Seamless’ legal and accounting advisors;

●	review of Seamless’ material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

●	review of Seamless’ financial statements; and

●	research on comparable public companies.

In approving the Business Combination, the INFINT Board determined not to obtain a fairness opinion. The officers and directors of INFINT have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including one of the directors serving as a chief executive officer of a major international fintech company, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

After considering the foregoing, including potentially negative and potentially positive factors, the INFINT Board concluded, in its business judgment, that the potentially positive factors relating to the Business Combination outweighed the potentially negative factors. The INFINT Board recognized that there can be no assurance about future results of the combined company, including results considered or expected as disclosed in the foregoing discussion.

The below discussion of the material factors considered by the INFINT Board is not intended to be exhaustive but does set forth the principal factors considered by the INFINT Board with respect to the Business Combination.

The INFINT Board considered a number of factors pertaining to Seamless and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Seamless’ significant planned growth and growth potential. The INFINT Board considered information provided by Seamless’ management regarding (i) Seamless’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Seamless’ industry, including a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis. The INFINT Board considered that Seamless had initiated and built strong relationships with the regulators which Seamless believes presents a strong barrier to entry for any competitors. In addition, the INFINT Board considered that Seamless’ management’s belief that Seamless and its subsidiaries have created a loyal following among their clients based on the development of trust and efforts in community building. The INFINT Board also considered that Seamless has an opportunity to expand its services in the near- term both in terms of geographic expansion and by expanding its product line to include lending, insurance, healthcare, e-wallets, and utility payments. In addition, the INFINT Board considered that Seamless has a unique partnership with Ripple in Asia and intends to form future partnerships with social media, messaging and metaverse companies.

●	Seamless’ experienced management team. The INFINT Board believes that Seamless has a proven and experienced management team that is positioned to lead New Seamless after the Business Combination.

●	Due diligence and continuing updates. Prior to entering into the Business Combination Agreement, the INFINT Board review and discussed in detail the results of the due diligence examination of Seamless conducted by INFINT’s management team and INFINT’s financial and legal advisors, which included a number of virtual and in-person meetings with Seamless’ management team and advisors regarding Seamless’ business and business plan, operations, prospects, valuation analyses with respect to the Business Combination, review of significant contracts and other material matters, including pertaining to Seamless partnership with Ripple, as well as general financial, legal, regulatory and accounting due diligence. Following the entry into the Business Combination Agreement, the INFINT Board has received numerous updates from INFINT’s and Seamless’ management, as well as INFINT’s and Seamless’ advisors, regarding developments relating to Seamless, including, among other things, key work streams and focus areas related thereto, as well as Seamless’ business plan and business and general and industry-specific market conditions and developments.

●	Extensive due diligence. A part of the due diligence efforts, INFINT’s management, the INFINT Board, a financial advisor and legal counsel conducted due diligence examinations of Seamless and discussed with Seamless’ management financial, operational, technical and legal matters relating to Seamless.

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●	Attractive valuation supported by comparable companies. The INFINT Board determined that the valuation analysis conducted by INFINT management with the input of ARC, INFINT’s financial advisor, and JonesTrading, based on materials and estimated financial information provided by Seamless and valuation multiples based on comparable public company analysis, supported the equity valuation of Seamless as reflected in the terms of the Business Combination Agreement and determined that the Business Combination with Seamless presents an attractive business combination opportunity that is in the best interests of INFINT shareholders. See the section entitled “– Financial Analysis” below for additional information.

●	No PIPE or third-party financing. The INFINT Board considered that the transaction terms for the Business Combination, as an all-equity transaction, do not require, and are not conditioned on, additional PIPE or other third-party financing allowing the parties not to include a minimum cash closing condition. The INFINT Board considered that not having a minimum cash closing condition will result in a stronger likelihood for the transaction to close in the current market environment.

●	Social Impact. The INFINT Board considered the social impact of Seamless’ business operations, which aims to deliver global financial inclusivity for the unbanked and migrant workers in Southeast Asia. Seamless enables cross-border digital remittances as well as cashless payment solutions to millions without proper access to mainstream financial services.

The INFINT Board also considered a variety of uncertainties and risks and other potentially negative factors related to INFINT’s business and prospects and related to the Business Combination including, but not limited to, the following:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved. Seamless’ ability to achieve its projected growth will depend on such price risks, ability to execute its business plan, and regulatory risks, among others.

●	Risks regarding the shareholder vote. The risk that INFINT’s shareholders may fail to provide the votes necessary to effect the Business Combination.

●	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within INFINT’s control, including approval by INFINT’s shareholders, and approval by NYSE of the initial listing application in connection with the Business Combination.

●	Post-closing capital requirements. The ability of the combined company to raise new capital to meet its near and long-term liquidity needs.

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●	Fees and expenses. The fees and expenses associated with completing the Business Combination.

●	Risk of the liquidation of INFINT. The risks and costs to INFINT if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in INFINT being unable to effect a business combination in the requisite time frame and force INFINT to liquidate.

●	Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits INFINT from soliciting other business combination proposals, which restricts INFINT’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Public company experience of officers. The fact that the Chief Executive Officer of New Seamless has no experience in operating a U.S. publicly-traded company.

●

Potential conflicts. The fact that some officers and directors of INFINT have separate interests in the Business Combination. See the section entitled “— Interests of Certain Persons in the Business Combination.”

●	Other risk factors. Various other risk factors associated with the respective businesses of INFINT and Seamless as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

INFINT’s current articles of amendment provide that INFINT renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of INFINT, such opportunity is one INFINT is legally and contractually permitted to undertake and would otherwise be reasonable for INFINT to pursue, and such person is legally permitted to refer such opportunity to INFINT. INFINT is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in the current articles of amendment had any impact on its search for a potential business combination.

The INFINT Board concluded that the potential benefits expected to be received by INFINT and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the INFINT Board unanimously resolved: (1) that it was desirable and in INFINT’s commercial interests that INFINT should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which INFINT is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the INFINT shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the INFINT shareholders for approval.

Financial Analysis

Given Seamless’ business operations and historical financials, INFINT’s management believed that revenue multiples and EBITDA Margin are the most relevant metrics for the selected public company analysis. Furthermore, INFINT’s management believed that companies with similar growth profiles generally analyzed by revenue multiple and EBITDA Margin, and believed that calendar year 2021 and year to date 2022 were a reasonable timeframe based on Seamless’ growth prospects. Considering all of the above, INFINT’s management primarily focused on the revenue multiples and EBITDA Margin for calendar year 2021 and 2022 in assessing the reasonableness of a valuation for a proposed transaction with Seamless Group.

The following is a summary of the material financial and valuation analyses presented to and reviewed by INFINT’s management and Board in connection with the valuation of Seamless Group in the Business Combination. The summary set forth below does not purport to be a complete description of the financial and valuation analyses reviewed or factors considered by INFINT’s management and Board, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. INFINT’s management may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular or chart format. Considering the data in the tables or charts specified below without considering all financial analyses or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the process underlying INFINT’s management’s financial analyses and the recommendation for the INFINT Board.

INFINT’s management conducted a review of Seamless that included an analysis of Seamless Group’s existing business model, historical financial results in order to enable the INFINT Board to determine the reasonableness of the Aggregate Merger Consideration to be paid in connection with the Business Combination.

The valuation analyses reviewed by the INFINT Board were conducted based upon assumptions with respect to, among other things, the market size, commercial efforts, industry performance, general business and economic conditions and other matters, many of which are beyond the control of INFINT or Seamless Group. None of INFINT, Seamless Group or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Seamless do not purport to be appraisals or reflect the prices at which Seamless’ equity may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions

Comparable Public Company Analysis

INFINT’s management’s review of the Business Combination included a comparable public company analysis to assess the value that the public markets would likely ascribe to New Seamless following the Business Combination and this analysis was presented to the INFINT Board. The analysis was to compare Seamless Group to eight (8) publicly traded cross-border and multi-currency digital payment companies including:

●	DLocal Ltd. (“DLocal”)

●	Wise plc (“Wise”)

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●	Flywire Corp. (“Flywire”)

●	Remitly Global, Inc. (“Remitly”)

●	Payoneer Global, Inc. (“Payoneer”)

●	Affirm Holdings Inc. (“Affirm”)

●	GMO Payment Gateway, Inc. (“GMO”)

●	Marqeta, Inc. (“Marqeta”)

While these companies may share certain characteristics that are similar to those of Seamless, the INFINT Board did not consider any of these companies to be identical in nature to Seamless Group (and none of the selected public companies is necessarily a direct competitor of Seamless Group). INFINT’s management noted that Seamless’ business is analogous to the selected comparable groups in a number of aspects including:

●	Demonstrated market leadership as a leading player in existing market presence

●	Platform empowering a digital ecosystem with its participants

●	Technology enabled marketplace business models whereby the function of the business is to connect supply and demand within a market segment

●	Operating within a category that itself is undergoing a period of rapid growth and facilitated by the deployment of technology

●	Demonstrated some degree of network effects (in connection with the marketplace nature of the business)

●	Scalability of the business

●	Driven by similar concepts of operating leverage due to the marketplace nature of the business and the benefits driven from network effects

Seamless provided INFINT with the unaudited historical financial results for the year ended December 31, 2021 (“2021 Estimate”) as well as estimated year to date financial results for 2022 (“2022 Estimate”). Audited historical financial results for the year ended December 31, 2021, as well as unaudited financial results for the six months ended June 30, 2022, are set forth in the section titled “Summary Historical Consolidated Financial and Other Data of Seamless Group.” This historical financial information formed the basis for the INFINT Board’s analysis and are subject to the assumptions described in the section titled “Summary Historical Consolidated Financial and Other Data of Seamless Group” and the risks set forth below and described in the section titled “Risk Factors.” Upon the review of the audited historical financial results for the year ended December 31, 2021 and the financial results for the six months ended June 30, 2022, INFINT’s management had determined that there were no material changes from the 2021 Estimate and 2022 Estimate previously provided by Seamless that would negatively impact proposed valuation. The estimated revenue for 2021 provided by Seamless was $37 million and $41 million in 2022. The actual pro forma revenue as adjusted for: (a) the divestitures, (b) the acquisition of an additional ownership share in Dynamic Indonesia, and (c) the conversion of convertible bonds was approximately $70 million for 2021 and approximately $57 million for 2022. The selected unaudited pro forma condensed statement of operations summarizing the pro forma effect on the revenue and net income/loss of Seamless of the foregoing adjustments as of and for the periods ended December 31, 2022, 2021 and 2020 are set forth in the section titled “Summary- Parties to the Business Combination- Seamless Group Inc.- Selected Historical, Unaudited Historical and Unaudited Pro Forma Condensed Statement of Operations.”

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Operational Benchmarking

The INFINT Board compared the EBITDA Margin between calendar year 2021 and calendar year 2022 of Seamless Group against each of the comparable public companies in the comparable public company set. These were estimated based on publicly available information as of March 15, 2022. The operational benchmarking analysis implied that Seamless EBITDA Margin between calendar year 2021 through calendar year 2022 is higher than the media of companies in the comparable public company set.

CY2021E EBITDA Margin
								Median: 8.4%
8.80%	38%	24%	13%	-4%	4%	-13%	36%	-5%
Seamless(1)	dLocal	Wise	Flywire	Remitly	Payoneer	Affirm	GMO	Marqeta

Sources: Company filings, management, FactSet; Market prices as of March 15, 2022

(1)	See the section titled “Summary Historical Consolidated Financial and Other Data of Seamless Group” below for a description of this financial measure.

CY2022E EBITDA Margin
								Median: -0.3%
7.20%	37%	25%	5%	-6%	-5%	-13%	37%	-9%
Seamless(1)	dLocal	Wise	Flywire	Remitly	Payoneer	Affirm	GMO	Marqeta

Sources: Company filings, management, FactSet; Market prices as of March 15, 2022

(1)	See the section titled “Summary Historical Consolidated Financial and Other Data of Seamless” below for a description of this financial measure.

Valuation Benchmarking

The INFINT Board reviewed an analysis, of the valuation relative to comparable public companies across several valuation frameworks. The analysis compared the valuation based on two frameworks: (1) total enterprise value / estimated calendar year 2021 revenue and (2) total enterprise value / estimated calendar year 2022 revenue. The analysis implied that Seamless Group was generally valued in line with the comparable public companies. Accordingly Seamless’ proposed transaction enterprise value of $400 million reflects the lower to middle end of revenue multiples than the average multiple of these peer companies, which INFINT management believes supports the INFINT Board’s determination that the Business Combination with Seamless presents an attractive business combination opportunity that is in the best interests of INFINT shareholders.

CY2021E Enterprise Value / Revenue
Average: 14.77x
10.72x	28.58x	5.32x	13.31x	6.53x	2.29x	22.17x	24.73x	15.23x
Seamless(1)	dLocal	Wise	Flywire	Remitly	Payoneer	Affirm	GMO	Marqeta

Sources: Company filings, management, FactSet; Market prices as of March 15, 2022

(1)	See the section titled “Summary Historical Consolidated Financial and Other Data of Seamless” below for a description of this financial measure.

CY2022E Enterprise Value / Revenue
																Average: 7.01x
9.69	x	16.89	x	4.30	x	5.76	x	1.76	x	0.76	x	7.29	x	14.72	x	5.30	x
Seamless(1)		dLocal		Wise		Flywire		Remitly		Payoneer		Affirm		GMO		Marqeta

Sources: Company filings, management, FactSet; Market prices as of March 15, 2022

(1)	See the section titled “Summary Historical Consolidated Financial and Other Data of Seamless Group” below for a description of this financial measure.

Satisfaction of 80% Test

It is a requirement under INFINT’s amended and restated memorandum and articles of association that any business acquired by INFINT have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination.

As of August 3, 2022, the date of execution of the Business Combination Agreement, the proceeds in the trust account were approximately $203 million. Based on the financial analysis of Seamless generally used by INFINT management in evaluating the Seamless business and provided to the INFINT Board in connection with the Business Combination, as well as the enterprise value of approximately $400 million for the Seamless business implied by the terms of the Business Combination Agreement, which amount was negotiated on an arms’-length basis and agreed to after taking into consideration various factors, including certain unaudited prospective financial information for Seamless, risk adjusted discounts considered by the INFINT Board and discussions with Seamless management regarding the future growth and outlook for the business, the INFINT Board determined that the 80% test was met. The INFINT Board believes that it was qualified to make this determination because of the financial skills and background of its directors and the financial information presented.

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Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT will be treated as the acquired company for financial reporting purposes, and Seamless will be treated as the accounting acquirer. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT will be stated at historical cost, with no goodwill recorded, and operations prior to the Business Combination will be those of Seamless. Seamless has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Seamless’ existing equity holders will hold a majority voting interest in the Combined Company, irrespective of whether or not existing public shareholders of INFINT exercise their right to redeem their Class A ordinary shares;

●	Seamless’ existing equity holders will have the ability to nominate and elect the majority of the Combined Company’s Board of Directors;

●	Seamless’ existing senior management team will comprise the senior management of the Combined Company; and

●	Seamless’ operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. However, INFINT and Seamless have determined that the jurisdictional thresholds for a required filing under the HSR Act are not met due to the amount of Seamless’ United States revenues and assets.

At any time before or after consummation of the Business Combination, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Seamless’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. INFINT cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, INFINT cannot assure you as to its result.

None of INFINT and Seamless are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of INFINT Class A ordinary shares and warrants (which we sometimes collectively refer to as “INFINT securities”) with respect to (i) electing to have their ordinary shares redeemed for cash, (ii) the Business Combination and (iii) the ownership and disposition of New Seamless Class A ordinary shares and warrants (collectively, “New Seamless securities”) following the Business Combination. This discussion addresses only those U.S. Holders (other than the Sponsor and its affiliates) that hold their INFINT securities or New Seamless securities, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

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This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

●	our Sponsor, officers or directors;

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	partnerships (or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes), or persons holding INFINT securities or New Seamless securities through such partnerships or other pass-through entities;

●	persons whose functional currency is not the U.S. dollar; or

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights by holders of INFINT Class A ordinary shares. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

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If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds INFINT securities or New Seamless securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any INFINT securities or New Seamless securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights with respect to their INFINT Class A ordinary shares to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION OR AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of INFINT Class A ordinary shares or warrants (and New Seamless securities received in the Business Combination in exchange therefor) who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

●	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The Business Combination

U.S. Holders of INFINT Class A ordinary shares and warrants will retain their shares of INFINT Class A ordinary shares and warrants (which, after the change in corporate name, will constitute New Seamless ordinary shares and warrants) in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of INFINT Class A ordinary shares or additional INFINT warrants in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. Holders of INFINT Class A ordinary shares and warrants as a result of the Business Combination.

Ownership and Disposition of New Seamless Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on New Seamless Ordinary Shares

Subject to the PFIC rules discussed below, if New Seamless makes a distribution of cash or other property to a U.S. Holder of New Seamless ordinary shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Seamless’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

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Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its New Seamless Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New Seamless Class A ordinary shares. However, it is not expected that New Seamless will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by New Seamless with respect to New Seamless ordinary shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New Seamless.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if New Seamless ordinary shares are readily tradable on an established securities market in the United States (such as NYSE) and certain other requirements are met, including that New Seamless is not treated as a PFIC during the taxable year in which the dividend is paid or in the previous year. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

Sale, Exchange, Redemption or Other Taxable Disposition of New Seamless Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of New Seamless securities, a U.S. Holder will generally recognize capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period for such securities exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at a reduced rate. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a New Seamless Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. A New Seamless ordinary share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the New Seamless ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the ordinary shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ordinary shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrants). It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

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Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if New Seamless redeems warrants for cash pursuant to the redemption provisions of the warrants or if New Seamless purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Seamless Securities.”

Passive Foreign Investment Company Rules

Generally

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if New Seamless is treated as a PFIC for any taxable year during which the U.S. Holder holds New Seamless securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Generally, cash is considered to be held for the production of passive income and thus is considered a passive asset. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such corporation’s activities.

New Seamless may directly or indirectly hold interests in lower-tier PFICs. Under attribution rules, assuming we are a PFIC, U.S. Holders will be deemed to own their proportionate shares of any lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Because INFINT is a blank-check company with no current active business, based upon the composition of INFINT’s income and assets, unless INFINT qualifies for the start-up exception (discussed below), INFINT believes it was a PFIC for its taxable year that ended on December 31, 2021. New Seamless’ PFIC status following the Business Combination is uncertain and may depend upon the application of the start-up exception, discussed below.

Start-up Exception

Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”) if: (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

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For purposes of the PFIC provisions, including the start-up exception, New Seamless will be treated as the same corporation as INFINT. INFINT’s taxable year that ended on December 31, 2021, should be the start-up year and INFINT should not be treated as a PFIC for such taxable year if INFINT qualifies for the start-up exception, which requires that New Seamless (which should be treated as the same corporation as INFINT for this purpose) does not meet the PFIC asset test or income test in either of the following two taxable years. INFINT’s and New Seamless’ actual PFIC status for any taxable year will not be determinable until after the end of such year, and in the case of the application of the start-up exception to INFINT for its taxable year that ended on December 31, 2021, possibly until after the end of New Seamless’ second succeeding taxable year. Further, if the Business Combination does not close on or prior to December 31, 2022, INFINT will not qualify for the start-up exception. Accordingly, there can be no assurance with respect to INFINT’s status as a PFIC for its taxable year that ended on December 31, 2021, and there can be no assurance with respect to INFINT’s or New Seamless’ status as a PFIC for the current or any future taxable year.

If INFINT does not qualify for the start-up exception and is determined to be a PFIC with respect to a U.S. Holder, and such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election (each as described below) with respect to its INFINT Class A ordinary shares, then New Seamless should also be treated as a PFIC as to such U.S. Holder with respect to its New Seamless ordinary shares even if New Seamless did not meet a test for PFIC status in its own right.

Consequences if New Seamless is a PFIC

If New Seamless is treated as a PFIC with respect to the New Seamless ordinary shares or warrants held by a U.S. Holder, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, or (iii) the mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime

If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your New Seamless ordinary shares or warrants, and (ii) any “excess distribution” you receive on your New Seamless ordinary shares (generally, any distributions in excess of 125% of the average of the annual distributions on New Seamless ordinary shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

●	the gain or excess distribution will be allocated ratably over the period during which you held your New Seamless ordinary shares or warrants (as applicable);

●	the amount allocated to the current taxable year, will be treated as ordinary income; and

●	the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your New Seamless ordinary shares or warrants cannot be treated as capital gains, even if you hold the shares or warrants as capital assets.

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QEF Regime

A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from New Seamless sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of New Seamless warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in New Seamless ordinary shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of New Seamless’ income and your basis in your New Seamless ordinary shares.

In order to make and comply with the requirements of a QEF election, a U.S. Holder must receive certain information from New Seamless. Within 90 days after the end of each taxable year of New Seamless, New Seamless will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If New Seamless determines that it was a PFIC for any taxable year, New Seamless will use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs to provide, U.S. Holders with tax information necessary to enable a U.S. Holder to make and comply with the requirements of a QEF election with respect to New Seamless. However, there can be no assurance that New Seamless will have timely knowledge of its PFIC status in the future or that the required information will in fact be provided.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are (i) “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934, or (ii) “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that New Seamless ordinary shares, which are expected to be listed on the NYSE, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that New Seamless ordinary shares will be “regularly traded” for purposes of these rules.

Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of New Seamless ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election).

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A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as New Seamless) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. Holders of New Seamless warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements

If New Seamless is a PFIC, a U.S. Holder of New Seamless ordinary shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of New Seamless ordinary shares and warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to New Seamless securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to New Seamless securities, subject to certain exceptions (including an exception for New Seamless securities held in accounts maintained by U.S. financial institutions), by attaching an IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold New Seamless securities. Substantial penalties apply to any failure to file IRS Form 8938 unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New Seamless securities.

Exercise of Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of INFINT Class A ordinary shares that exercises its redemption rights will depend upon whether the redemption qualifies as a sale of such ordinary shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the ordinary shares under Section 302 of the Code, the U.S. Holder will be treated in the same manner as described under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Seamless Securities” above. If the redemption does not qualify as a sale of the ordinary shares under Section 302 of the Code, the U.S. Holder will be treated as receiving a distribution with similar tax consequences to those described under “— Taxation of Dividends and Other Distributions on New Seamless Shares” above. Whether a redemption of our ordinary shares qualifies for sale treatment will depend largely on the total number of ordinary shares treated as held by such U.S. Holder (including any shares constructively owned as a result of, among other things, owning warrants). The redemption of ordinary shares generally will be treated as a sale or exchange of the ordinary shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in INFINT or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests is satisfied, a U.S. Holder must take into account not only ordinary shares actually owned by such holder, but also ordinary shares that are constructively owned by such holder. A U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any ordinary shares such holder has a right to acquire by exercise of an option, which would generally include ordinary shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of the issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of ordinary shares must, among other requirements, be less than 80% of the percentage of the issued and outstanding voting and ordinary shares actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the ordinary shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in New Seamless. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of an exercise of the redemption right.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

PFIC Considerations

As discussed above under the heading “— Passive Foreign Investment Company Rules,” unless INFINT qualifies for the start-up exception, INFINT believes it was a PFIC for its taxable year that ended on December 31, 2021. If INFINT is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of INFINT Class A ordinary shares, the U.S. Holder generally would be subject to the rules described above under the heading “— Passive Foreign Investment Company Rules” in respect of (i) any gain recognized by the U.S. Holder if the redemption qualifies as a sale of the ordinary shares under Section 302 of the Code, and (ii) any distribution treated as received by the U.S. Holder if the redemption does not qualify as a sale of the ordinary shares under Section 302 of the Code.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of INFINT/New Seamless. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

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No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of New Seamless’ ordinary shares or on an instrument of transfer in respect of such shares.

INFINT has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of The Tax Concessions Act (As Revised), the following undertaking is hereby given to INFINT Acquisition Corporation (the “Company”):

(a)	That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the 14th day of May 2021.

Cayman Islands Data Protection

INFINT/New Seamless has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New Seamless’ shareholders on notice that through your investment in New Seamless you will provide New Seamless with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New Seamless and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New Seamless will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New Seamless will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New Seamless is subject. New Seamless will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

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In its use of this personal data, New Seamless will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New Seamless in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New Seamless.

New Seamless may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New Seamless with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New Seamless May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.	where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New Seamless wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why New Seamless May Transfer Your Personal Data

In certain circumstances New Seamless may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New Seamless anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New Seamless Takes

Any transfer of personal data by New Seamless or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

New Seamless and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New Seamless shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

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Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of August 3, 2022, as amended, attached to the accompanying proxy statement/prospectus as Annex A (as amended, the “Business Combination Agreement”), among INFINT, FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., a Cayman Islands exempted company (“Seamless”), and the transactions contemplated thereby including, among other things, the merger of Merger Sub with Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT and the other transactions contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects.”

Vote Required for Approval and Recommendation of the INFINT Board

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a simple majority of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.

The INFINT initial shareholders have agreed to vote any INFINT ordinary shares owned by them in favor of the Business Combination Proposal.

The existence of financial and personal interests of one or more of INFINT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of INFINT and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Business Combination Proposal. In addition, INFINT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE INFINT BOARD RECOMMENDS THAT THE infint SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL

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Proposal 2 — The Articles Amendment Proposal

INFINT’s shareholders are being asked to approve (a) the change of name of INFINT Acquisition Corporation to Currenc Group Inc.; and (b) the proposed amended and restated memorandum and articles of association of New Seamless in the form set out in Annex B to the attached proxy statement/prospectus. If approved, the proposed amended and restated memorandum and articles of association will be effective on merger effective date and will be the memorandum and articles of association of New Seamless until thereafter amended in accordance with the terms of the proposed memorandum and articles of association and the Companies Act.

Amending and restating the existing memorandum and articles of association will allow INFINT to give effect to the name change of INFINT Acquisition Corporation to Currenc Group Inc., as well as alter or remove certain provisions that will no longer be applicable to or as favorable for INFINT after the consummation of the Business Combination. For example, under the proposed memorandum and articles of association, New Seamless’ corporate existence will be perpetual as opposed to INFINT’s corporate existence terminating if a business combination is not consummated within a specified period of time. Similarly, the proposed memorandum and articles of association removes certain provisions relating to INFINT being a blank check company because, after the consummation of the Business Combination, those provisions would no longer be applicable to New Seamless.

The INFINT Board believes that the proposed amended and restated memorandum and articles of association will contain provisions that are more applicable to and more favorable for New Seamless than those currently in the existing memorandum and articles of association.

This summary is qualified by reference to the complete text of the proposed amended and restated memorandum and articles of association, a copy of which is attached to this proxy statement as Annex B. All shareholders are encouraged to read the proposed amended and restated memorandum and articles of association in its entirety for a more complete description of its terms.

Resolutions to be Voted Upon

The full text of the resolutions to be passed are as follows:

“RESOLVED, as a special resolution, that the name of INFINT Acquisition Corporation be changed to Currenc Group Inc.”

“RESOLVED, as a special resolution, that the proposed amended and restated memorandum and articles of association of INFINT Acquisition Corporation in the form attached to the accompanying proxy statement as Annex B and as described in “Proposal 2 — The Articles Amendment Proposal” be approved with effect on and from the effective time of the merger of Merger Sub with Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT.”

Vote Required and Recommendation of the INFINT Board

The approval of the Articles Amendment Proposal requires two special resolutions under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least a two-thirds of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Articles Amendment Proposal.

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Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Articles Amendment Proposal will not be effected.

The INFINT initial shareholders have agreed to vote any INFINT ordinary shares owned by them in favor of the Articles Amendment Proposal.

The existence of financial and personal interests of one or more of INFINT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of INFINT and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Articles Amendment Proposal. In addition, INFINT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE infint BOARD RECOMMENDS THAT THE infint SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Articles Amendment PROPOSAL

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Proposal 3 — The Share Issuance Proposal

Overview

For purposes of complying with NYSE Listing Rule, INFINT shareholders are being asked to approve the issuance of up to 40,000,000 New Seamless ordinary shares in connection with the Business Combination. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

Why INFINT Needs Shareholder Approval

INFINT is seeking shareholder approval in order to comply with Section 312.03(c) and (d) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer. INFINT will issue shares representing 20% or more of the outstanding INFINT ordinary shares prior to the issuance, or 20% or more of its voting power prior to the issuance, to Seamless, pursuant to the Business Combination Agreement. In addition, those issuances will result in a change of control of INFINT. Accordingly, shareholder approval of such issuances is required under Section 312.03(d).

Shareholder approval of the Share Issuance Proposal is also a condition to the Closing under the Business Combination Agreement.

Effects of Proposal on Current Shareholders

If the Share Issuance Proposal is adopted, 40,000,000 New Seamless ordinary shares may be issued in connection with the Business Combination, representing 72.18% of the INFINT Class A ordinary shares outstanding on the date hereof (assuming no public shares are redeemed and no warrants are exercised). The issuance of such shares would result in significant dilution to INFINT shareholders, and result in INFINT shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of INFINT.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that for the purposes of complying with NYSE Listing Rule 312.03(c), the issuance by INFINT of an aggregate of 40,000,000 ordinary shares to the Seamless Shareholders pursuant to the Business Combination Agreement, be approved and adopted in all respects.”

Vote Required and Recommendation of the INFINT Board

The approval of the Share Issuance Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Share Issuance Proposal.

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Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. If the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by INFINT shareholders. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

The INFINT initial shareholders have agreed to vote any INFINT ordinary shares owned by them in favor of the Share Issuance Proposal.

The existence of financial and personal interests of one or more of INFINT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of INFINT and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Share Issuance Proposal. In addition, INFINT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE INFINT BOARD RECOMMENDS THAT THE INFINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL

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Proposal 4 — The Incentive Plan Proposal

Overview

INFINT is asking its shareholders to adopt and approve the New Seamless Incentive Plan. The INFINT Board approved the New Seamless Incentive Plan prior to the Meeting, subject to INFINT shareholder approval at the Meeting. If INFINT shareholders approve this proposal, the New Seamless Incentive Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other condition precedent proposals. If the New Seamless Incentive Plan is not approved by INFINT shareholders, it will not become effective, and no awards will be granted thereunder. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected. A copy of the New Seamless Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the New Seamless Incentive Plan

The purpose of the New Seamless Incentive Plan is to help New Seamless to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of New Seamless and its subsidiaries and affiliates and to provide means by which the eligible recipients may benefit from increases in value of New Seamless ordinary shares. It is anticipated that each director of New Seamless (up to five) and approximately 30 employees and consultants of New Seamless and its subsidiaries and affiliates will be eligible to participate in the New Seamless Incentive Plan following the closing of the business combination.

Shares Available for Awards

The New Seamless Incentive Plan will allow the issuance of a total number of ordinary shares of New Seamless equal to 10% of issued and outstanding ordinary shares of New Seamless immediately after the Closing of the Business Combination (the “Initial Share Pool”). Using the assumptions described under the section entitled “Summary — Impact of the Business Combination on New Seamless’ Public Float and Dilution to Public Shareholders” of this proxy statement/prospectus, the Initial Share Pool under the New Seamless Incentive Plan could be as much as 6,583,296 ordinary shares. The maximum number of ordinary shares of New Seamless that may be issued under the New Seamless Incentive Plan as a result of the exercise of Incentive Stock Options will be equal to the Initial Share Pool, and, during any fiscal year of the Company, the sum of the value (determined as of the date of grant) of all Awards that may be granted to a non-employee director during such fiscal year may not exceed $500,000 in the aggregate.

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If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the New Seamless Incentive Plan. If any options or share appreciation rights terminate or expire without being fully exercised or are canceled, forfeited or cash-settled, the shares for which the option or share appreciation right was not exercised may be available for future grants under the New Seamless Incentive Plan; provided, that to the extent any shares subject to an option or stock-settled stock appreciation right are withheld for payment of the purchase or exercise price or for payment of taxes, such withheld shares will be treated as granted and will not again be available for future grants. If any full-value award is canceled, forfeited or cash-settled, the shares for which such award was canceled, forfeited or cash-settled may be available for future grants under the New Seamless Incentive Plan.

Summary of Material Terms of the New Seamless Incentive Plan

General. The New Seamless Incentive Plan provides that grants may be in the following forms:

●	restricted shares awards

●	share options awards

●	restricted share unit awards

●	share appreciation rights

●	performance awards

●	other share-based awards

●	other cash-based awards

Administration. The New Seamless Incentive Plan shall be administered by the compensation committee (the “Committee”) of the board of directors of Seamless. The board may designate one or more its directors as a subcommittee who may act for the Committee if necessary. The Committee may issue rules and regulations for administration of the Plan. The Committee (or its delegate) shall have full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted; (iii) determine the number of shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) the awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, shares, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the New Seamless Incentive Plan and any instrument or agreement relating to, or award made thereunder; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the New Seamless Incentive Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the New Seamless Incentive Plan. All decisions of the Committee shall be final, binding and conclusive.

Eligibility for Participation. Any employee, non-employee director, advisor and consultant of Seamless or any of its subsidiaries or affiliates will be eligible to be selected to receive an award under the New Seamless Incentive Plan.

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Types of Awards.

Restricted Shares

The Committee is authorized to grant awards of restricted shares (“Restricted Shares”) to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the New Seamless Incentive Plan, as the Committee shall determine. The Committee determines the number of Restricted Shares that will be granted, which may be service- and/or performance-based, the respective vesting and delivery schedules, and whether the Restricted Shares is entitled to dividends or dividend equivalents, voting rights or any other rights.

Options

The Committee is authorized to grant the Options to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the New Seamless Incentive Plan, as the Committee shall determine. The Committee determines the vesting schedules, exercise price per share, term of each Option, and time at which the Option may be exercised in whole or in part, and the methods and forms in which payment of the exercise price may be made (including cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

Where relevant to a participant who is a U.S. taxpayer, the Committee may designate an Option as intended to be an incentive stock option under the Code, provided the participant is, as of the time of grant, an employee of the Company or any subsidiary or affiliate of the Company. Incentive stock options are subject to conditions imposed under the Code, including that any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company’s outstanding shares shall not have a term of more than five years and shall have a per share exercise price that equals at least 110% of the fair market value of an ordinary share of the Company on the grant date and that the aggregate fair market value (determined as of the date the incentive stock options are granted) of the shares with respect to which the incentive stock options are granted under the New Seamless Incentive Plan and all other option plans of the Company and its affiliates that become exercisable for the first time by the participant during any calendar year shall not exceed $100,000.

Restricted Share Units

The Committee is authorized to grant the RSUs to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the New Seamless Incentive Plan, as the Committee shall determine. An RSU represents the contractual right to receive one of New Seamless’ ordinary shares. Subject to the provisions of the New Seamless Incentive Plan, the Committee determines the terms and conditions of RSU grants, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to New Seamless) and the form and timing of payment. Holders of RSUs do not have any rights as stockholders but the Committee may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on ordinary shares which will be distributed upon vesting of the RSU.

Share Appreciation Rights

The Committee is authorized to grant share appreciation rights (“SAR”) to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the New Seamless Incentive Plan, as the Committee shall determine. Share appreciation rights may be granted independently or in addition to other awards granted under the New Seamless Incentive Plan. The Committee determines the exercise price per share under a SAR, term of each SAR, times at which a SAR may be exercised or settled in whole or in part. Upon the exercise of a SAR, Seamless shall pay to the participant an amount equal to the number of its shares subject to the SAR multiplied by the excess, if any, of the fair market value of one share on the exercise date over the exercise price of such SAR. Seamless shall pay such excess in cash, in shares valued at fair market value, or any combination thereof, as determined by the Committee.

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Performance Awards

The Committee is authorized to grant, in addition to Restricted Shares and Options, which are performance-based, other performance awards (“Performance Awards”) to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the New Seamless Incentive Plan, as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Subject to the terms of the New Seamless Incentive Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

Other Share-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, acquisition rights for shares, awards with value and payment contingent upon performance of Seamless or business units thereof or any other factors designated by the Committee (“Other Share-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Other Cash-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash (“Other Cash-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Adjustment Provisions.

In the event that, as a result of any dividend, other than recurring ordinary cash dividends, or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of Seamless, issuance of warrants or other rights to acquire shares or other securities of Seamless, issuance of shares pursuant to the antidilution provisions of securities of Seamless, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the New Seamless Incentive Plan, then the Committee shall, subject to New Seamless Incentive Plan, adjust equitably any or all of:

●	the number and type of shares (or other securities) which thereafter may be made the subject of awards;

●	the number and type of shares (or other securities) subject to outstanding awards;

●	the grant, acquisition, exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

●	the terms and conditions of any outstanding awards, including the performance criteria of any Performance Awards;

provided, however, that the number of shares subject to any award denominated in shares shall always be a whole number.

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Clawback Provisions

All awards issued under the New Seamless Incentive Plan are subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by New Seamless, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the ordinary shares or other securities are listed or quoted, and such requirements are deemed incorporated by reference into all outstanding award agreements.

Change in Control

In the event of a change in control, an award agreement may provide that (i) the award shall vest and become immediately exercisable with respect to all or a portion of the shares subject to any relevant Options or SARs, (ii) the restricted period shall expire immediately with respect to all or a portion of the outstanding shares of any relevant Restricted Shares or RSUs and (iii) any Other Share-Based Awards or Other Cash-Based Awards shall be vested as to all or a portion of the Award.

With respect to a Performance Award, in the event of a change in control, the relevant award agreement may provide that all incomplete performance periods with respect to such award in effect on the date the change in control occurs shall end on the date of such change and the Committee shall either (1)(i)(x) determine the extent to which performance goals with respect to such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause to be paid to the applicable participant partial or full awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, (ii) assume that the applicable “target levels” of performance have been attained, or (2) use such other basis determined by the Committee.

The Committee may provide that, in the event of a change in control, the participant may retain any tag-along rights, or any rights to sell the Awards under any Seamless repurchase arrangements.

Amendment and Termination of New Seamless Incentive Plan

Except to the extent prohibited by applicable laws and unless otherwise expressly provided in an award agreement or New Seamless Incentive Plan, the New Seamless Board may amend, alter, suspend, discontinue or terminate the New Seamless Incentive Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable laws or the rules of the stock market or exchange or (ii) the consent of the affected participant, if such action would materially adversely affect the rights of such participant under any outstanding award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause New Seamless Incentive Plan to comply with applicable law, stock market or exchange rules, or to impose any recoupment provisions on any awards under the New Seamless Incentive Plan.

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Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Currenc Group Inc. 2022 Equity Incentive Plan and the material terms thereunder be approved and adopted.”

Vote Required and Recommendation of the INFINT Board

The Incentive Plan Proposal will be approved and adopted if the holders of a majority of the ordinary shares represented remotely or by proxy and voted thereon at the Meeting vote “FOR” the Incentive Plan Proposal. Failure to vote by proxy or to vote in person (which would include voting at the Meeting held virtually), an abstention from voting, or a broker non-vote will not count towards the threshold for voting in relation to the Incentive Plan Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to INFINT shareholders for a vote.

The INFINT initial shareholders have agreed to vote any INFINT ordinary shares owned by them in favor of the Incentive Plan Proposal.

The existence of financial and personal interests of one or more of INFINT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of INFINT and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Incentive Plan Proposal. In addition, INFINT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE INFINT BOARD RECOMMENDS THAT THE INFINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Incentive Plan PROPOSAL

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Proposal 5— The advisory governance Proposals

Overview

In connection with the Business Combination, INFINT is asking its shareholders to vote, on a nonbinding advisory basis, upon proposals (collectively, the “Advisory Governance Proposals”) to approve and adopt certain governance provisions contained in the amended memorandum and articles of association. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Articles Amendment Proposal, but, pursuant to SEC guidance, INFINT is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on INFINT or the INFINT Board (separate and apart from the approval of the Articles Amendment Proposal). In the judgment of the INFINT Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Articles Amendment Proposal).

Advisory Governance Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Governance Proposals. This summary is qualified by reference to the complete text of the amended memorandum and articles of association, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the amended memorandum and articles of association in its entirety for a more complete description of its terms.

Advisory Governing Documents Proposal	INFINT’s Existing Memorandum and Articles of Association	Amended Memorandum and Articles of Association
Advisory Proposal A — Authorized Share Capital	INFINT’s authorized share capital is $55,500 divided into 500,000,000 INFINT Class A ordinary shares of a par value of $0.0001 each, 50,000,000 INFINT Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each.	New Seamless’ authorized share capital will be $55,500 divided into 555,000,000 New Seamless ordinary shares of a par value of $0.0001 each.
Advisory Proposal B — Election/Removal of Directors	Prior to the closing of a business combination, INFINT may appoint or remove any director by ordinary resolution of the holders of INFINT Class B ordinary shares.

The directors of New Seamless may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the proposed memorandum and articles of association as the maximum number of directors. New Seamless may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

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Advisory Proposal C —Amendment to Articles of Association	Pursuant to the Companies Act, INFINT’s amended and restated memorandum and articles of association may only be amended by a special resolution of INFINT shareholders, provided that any special resolution to amend the provisions relating to the appointment and removal of directors prior to the consummation of an initial business combination must (i) include approval of a simple majority of the holders of INFINT Class B ordinary shares and (ii) if the amendment is to be effective prior to the consummation of an initial business combination, be approved by a majority of not less than 90% of the votes cast at a general meeting.	New Seamless may at any time and from time to time by special resolution (as defined by the Companies Act) alter or amend the proposed memorandum and articles of association, in whole or in part.
Advisory Proposal D — Quorum

Shareholders. No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided in INFINT’s amended and restated memorandum and articles of association a quorum shall be the presence, in person or by proxy, of one or more persons holding at least a majority in par value of the issued INFINT shares which confer the right to attend and vote thereat.

Board of Directors. The quorum necessary for the transaction of the business of the directors may be fixed by the directors and, unless so fixed, shall be a majority of the directors then in office.

Shareholders. No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided in the proposed memorandum and articles of association, one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New Seamless in issue being present in person or by proxy and entitled to vote will be a quorum.

Board of Directors. The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two or more directors, and shall be one if there is only one director.

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Advisory Proposal E — Exclusive Forum

INFINT’s amended and restated articles of association do not provide for an exclusive forum in respect of disputes arising out of or in connection with INFINT’s amended and restated memorandum of association or articles of association or otherwise related in any way to each shareholder’s shareholding in INFINT.

Unless New Seamless consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the amended memorandum and articles of association or otherwise related in any way to each New Seamless shareholder’s ownership in the New Seamless. This provision will not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Reasons for Approval of the Advisory Governance Proposals

Advisory Proposal A —  Authorized Share Capital

The INFINT Board believes that the elimination of the rights and privileges of Class B ordinary shares, the redesignation of Class A ordinary shares and Class B ordinary shares as ordinary shares and elimination of ordinary shares is desirable because the automatic conversion provisions of the Class B ordinary shares set forth in the current memorandum and articles of association demonstrate an intention for the series of Class A ordinary shares and series of Class B ordinary shares of INFINT to be a single class of ordinary shares concurrently or immediately following the consummation of the closing of the Business Combination.

Advisory Proposals B — Election/Removal of Directors

The INFINT Board believes that the amendment is intended to protect all shareholders against the potential self-interested actions by one or a few large shareholders by changing the standard for election and removal of a director. These changes will enhance the likelihood of continuity and stability in the composition of the New Seamless board.

Advisory Proposal C —  Amendment to Articles of Association

The INFINT Board believes that it is necessary to amend the requirements to amend New Seamless’ amended memorandum and articles of association, given the elimination of the rights and privileges of Class B ordinary shares and the redesignation of Class A ordinary shares and Class B ordinary shares as ordinary shares.

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Advisory Proposal D —  Quorum

The INFINT Board believes that it is in the best interest of New Seamless and its shareholders to modify the quorum requirements for shareholders and the New Seamless board for conducting business upon the consummation of the Business Combination.

Advisory Proposal E —  Exclusive Forum

The INFINT Board believes that adopting Cayman Islands as the exclusive forum for certain shareholder litigation is intended to assist New Seamless in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The INFINT Board believes that the Cayman Islands courts are best suited to address disputes involving such matters given that post-business combination New Seamless will continue to be incorporated in Cayman Islands.

Vote Required for Approval

The approval of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the INFINT ordinary shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the meeting or any adjournment or postponement thereof.

As discussed above, a vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on INFINT, Seamless or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, INFINT and Seamless intend that the amended memorandum and articles of association, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Articles Amendment Proposal. Furthermore, neither the Business Combination nor any of the other proposals are conditioned upon the approval of the Advisory Governance Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on a non-binding advisory basis, certain governance provisions contained in the amended memorandum and articles of association, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as separate sub-proposals be and are hereby approved and adopted (collectively, as the “Advisory Governance Proposals”):

Advisory Proposal A – to provide that New Seamless’ authorized share capital will be $55,500 divided into 555,000,000 New Seamless ordinary shares of a par value of $0.0001 each;

Advisory Proposal B — to provide that the directors of New Seamless may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the proposed memorandum and articles of association as the maximum number of directors, and that New Seamless may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director;

Advisory Proposal C — to provide that New Seamless may at any time and from time to time by special resolution (as defined by the Companies Act) alter or amend the proposed memorandum and articles of association, in whole or in part;

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Advisory Proposal D — to provide that save as otherwise provided in the amended memorandum and articles of association, one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New Seamless in issue being present in person or by proxy and entitled to vote will be a quorum; and the quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two or more directors, and shall be one if there is only one director; and

Advisory Proposal E — to provide that unless New Seamless consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the amended memorandum and articles of association or otherwise related in any way to each New Seamless shareholder’s ownership in the New Seamless.”

THE INFINT BOARD RECOMMENDS THAT THE INFINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNANCE PROPOSALS.

Proposal 6— The Adjournment Proposal

Overview

The Adjournment Proposal allows the INFINT Board to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will INFINT solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the current memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for INFINT’s initial shareholders and Seamless to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Consequences if the Adjournment Proposal if Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by the INFINT shareholders, the INFINT Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed. If INFINT does not consummate the Business Combination and fails to complete an initial business combination by August 23, 2023, it will be required to liquidate the trust account by returning the then remaining funds in such account to the public shareholders and then liquidate and dissolve.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting of INFINT Acquisition Corporation (the “Meeting”) to a later date or dates to be determined by the chairman of the Meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting that more time is necessary or appropriate to approve one or more proposals of the Meeting be adopted and approved in all respects.”

Vote Required for Approval and Recommendation of the INFINT Board

The approval of the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding ordinary shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE infint BOARD RECOMMENDS THAT THE infint SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Adjournment Proposal

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Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of Seamless and INFINT, including (1) certain transactions required under the Business Combination Agreement; specifically (a) the Divestitures by Seamless of all of the equity interests that it owns in (i) TNG Asia, (ii) FNTI and (iii) GEA (“the Divested Entities”), (b) acquisition of an additional ownership share in Dynamic Indonesia, parent company of the WalletKu operating group, such that Seamless holds financial control of 79% of WalletKu, (c) exercise by the holder of a conversion right under the Convertible Bond Instrument to convert it into Seamless shares, and (2) the Business Combination, the payment of transaction costs associated therewith and the cash settlement of certain obligations in accordance with INFINT’s initial public offering (for purposes of this section, collectively, the “Transactions”). For purposes of this section, Seamless and INFINT are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of March 31, 2023, gives effect to the Transactions as if they were consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations, which have been presented for the three months ended March 31, 2023 and for the year ended December 31, 2022, give pro forma effect to the Transactions as if they had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Transactions taken place on March 31, 2023, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Transactions taken place on January 1, 2022, nor are they necessarily indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this proxy statement:

●	The historical audited consolidated financial statements of Seamless as of and for the year ended December 31, 2022, and

●	The historical unaudited condensed financial statements of INFINT as of and for the three months ended March 31, 2023 and the historical audited financial statements of INFINT as of and for the year ended December 31, 2022.

The unaudited pro forma condensed combined financial information presented in this proxy statement should also be read together with the sections of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seamless,” “INFINT Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Proposal No. 1— The Business Combination Proposal,” as well as other information included elsewhere in this proxy statement.

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Description of the Transactions

INFINT is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. INFINT consummated its IPO of 17,391,200 units at an offering price of $10.00 per unit on November 23, 2021. Simultaneously with the closing of the INFINT IPO, INFINT completed the Private Placement of 7,032,580 warrants issued to the Sponsor, generating total proceeds of $7,032,580. On November 23, 2021, the underwriters exercised their over-allotment option in full, according to which the Company consummated the sale of an additional 2,608,680 Units, at $10.00 per Unit, and the sale of an additional 764,262 Private Warrants, at $1.00 per Private Warrant. Following the closing of the over-allotment option, the Company generated total gross proceeds of $207,795,642 from the INFINT IPO and the Private Placement, of which the Company raised $199,998,800 in the INFINT IPO, $7,796,842 in the Private Placement and of which $202,998,782 was placed in the Company’s trust account established in connection with the INFINT IPO.

On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

On August 3, 2022, INFINT and Merger Sub entered into a Business Combination Agreement with Seamless. INFINT is the legal acquirer of Seamless, in that all Seamless shares issued and outstanding immediately prior to the merger will be canceled and converted into the right to receive INFINT ordinary shares. However, for financial reporting purposes, Seamless is deemed the accounting acquirer and INFINT the acquired company. See “Proposal No. 1— The Business Combination Proposal — Anticipated Accounting Treatment of the Business Combination.”

The following activities are reflected in the unaudited pro forma condensed combined financial statements below:

●	Prior to the Closing, related to certain matters that are required to take place per the Business Combination Agreement:

○	The Divestiture by Seamless of all of the equity interests that it owns in (a) TNG Asia, (b)FNTI and (c) GEA such that, upon consummation of these Divestitures, the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless.

○	The acquisition of an additional ownership share in Dynamic Indonesia, the parent company of the WalletKu operating group, such that Seamless holds financial control of 79% of WalletKu.

○	The exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares.

●	In connection with the Closing:

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○	The payment of transaction costs incurred by both Seamless and INFINT.

○	The conversion of INFINT’s Class B founder shares to Class A ordinary shares on a one-for-one basis.

○	INFINT’s contribution of all of its assets to Seamless, including but not limited to, the proceeds from the trust account (net of proceeds used to fund the redemption of the Class A ordinary shares held by eligible shareholders who properly elect to have their shares redeemed as of the Closing).

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT will be treated as the acquired company for financial reporting purposes, and Seamless will be treated as the accounting acquirer. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT will be stated at historical cost, with no goodwill recorded, and operations prior to the Business Combination will be those of Seamless. Seamless has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Seamless’ existing equity holders will hold a majority voting interest in the Combined Company, irrespective of whether or not existing public shareholders of INFINT exercise their right to redeem their Class A ordinary shares;

●	Seamless’ existing equity holders will have the ability to nominate and elect the majority of the Combined Company’s Board of Directors;

●	Seamless’ existing senior management team will comprise the senior management of the Combined Company; and

●	Seamless’ operations will comprise the ongoing operations of the Combined Company.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma transaction adjustments to the historical combined financial information of Seamless and INFINT only give effect to events that are both factually supportable and directly attributable to the Transactions. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. Seamless and INFINT have not had any historical relationship prior to the Business Combination. Therefore, preparation of the accompanying pro forma financial information did not require any adjustments related to such historical transactions.

Pursuant to INFINT’s current memorandum and articles of association, INFINT’s public shareholders may request that INFINT redeem their Class A ordinary shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly exercises its right to redemption of its shares, INFINT will redeem each share for cash equal to the public shareholder’s pro rata portion of the trust account.

Due to the redemption rights held by INFINT’s public shareholders, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of INFINT’s publicly traded shares:

●	Scenario 1 – “Assuming No Redemption”: This presentation assumes that INFINT’s public shareholders do not exercise redemption rights with respect to their public shares upon consummation of the Business Combination.

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●	Scenario 2 – “Assuming Maximum Redemption”: INFINT will not consummate the Business Combination if the redemption of its Class A ordinary shares would result in a failure to have at least $5,000,001 of net tangible assets after giving effect to redemptions to holders that properly demand redemption of their shares for cash. Therefore, this scenario gives effect to the maximum amount of redemptions that would enable INFINT to have at least $5,000,001 of net tangible assets immediately before the Business Combination is consummated. Specifically, this scenario assumes that 8,476,838 shares, or 88.4% of the total public shares, are redeemed for an aggregate payment of approximately $88.6 million (based on an estimated per public share redemption price of $10.45 from cash in the trust account). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as an additional adjustment to reflect the effect of the redemptions.

The following table provides a pro forma summary of the number and percentage of ordinary shares of the Combined Company that would be outstanding under each of the two redemption scenarios if the Transactions had occurred on March 31, 2023:

	No Redemption(1)
Pro Forma Ownership	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	9,584,428	17.29
Sponsor	5,733,084	10.35
Underwriters	99,999	0.18
Existing Seamless shareholders	40,000,000	72.18

	Maximum Redemption(2)
Pro Forma Ownership	New Seamless ordinary shares	% of Outstanding shares
Public shareholders	1,107,590	2.36
Sponsor	5,733,084	12.21
Underwriters	99,999	0.21
Existing Seamless shareholders	40,000,000	85.22

(1) Assumes that no public shares are redeemed and excludes potential dilution from the exercise of warrants.

(2) Assumes maximum redemption of public shares (8,476,838 shares at a redemption price of $10.45 per share) upon the Business Combination.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

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PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(UNAUDITED)

						ASSUMING NO REDEMPTION			ASSUMING MAXIMUM REDEMPTION
	Historical Seamless (A)	Pro Forma Adjustments for Pre-Closing Transactions (B)		Historical Seamless Adjusted for Pre-Closing Transactions (F)	Historical INFINT	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets

Cash and cash equivalents	$53,773,199	$(449,224)		$53,323,975	$141,549	$102,704,184	(G)
						(5,999,964)	(H)
						(4,545,860)	(I)
						(1,500,000)	(J)
						(2,739,047)	(K)
						(870,000)	(L)	$140,514,837	$(88,582,957)	(N)	$51,931,880
Restricted cash	7,287,413	(7,248,008)		39,405	-	-		39,405	-		39,405
Short-term investments	1,987,087	(1,987,087)		-	-	-		-	-		-
Accounts receivable, net	2,554,766	-		2,554,766	-	-		2,554,766	-		2,554,766
Escrow money receivable	3,257,690	(3,043,472)		214,218	-	-		214,218	-		214,218
Prepayments, receivables and other assets	26,584,000	(2,175,437)		24,408,563	-	1,500,000	(J)	25,908,563	-		25,908,563
Amounts due from related parties	5,405,291	1,342,357		6,747,648	-	-		6,747,648	-		6,747,648
Total current assets	100,849,446	(13,560,871)		87,288,575	141,549	88,549,313		175,979,437	$(88,582,957)		$87,396,480
Investment in an equity security	100,000	(100,000)		-	-	-		-	-		-
Equipment and software, net	1,218,759	(217,348)		1,001,411	-	-		1,001,411	-		1,001,411
Right-of-use assets, net	285,613	-		285,613	-	-		285,613	-		285,613
Intangible assets, net	8,947,762	(2,865,670)		6,082,092	-	-		6,082,092	-		6,082,092
Goodwill	27,001,383	-		27,001,383	-	-		27,001,383	-		27,001,383
Investments held in trust	-	-		-	101,834,184	870,000	(L)
	-	-		-	-	(102,704,184)	(G)	-			-
Deferred tax assets	790,531	-		790,531	-	-		790,531	-		790,531
Total assets	$139,193,494	$(16,743,889)		$122,449,605	$101,975,733	$(13,284,871)		$211,140,467	$(88,582,957)		$122,557,510

Liabilities

Borrowings	$18,451,304	$(6,970,658)		$11,480,646	$-	-		11,480,646	-		$11,480,646
Client money payable	5,934,990	(5,934,990)		-	-	-		-	-		-
Accruals and other payables	37,223,918	3,957,613		41,181,531	3,125,503	(2,739,047)	(K)	41,567,987	-		41,567,987
Lease liabilities	178,146	-		178,146	-	-		178,146	-		178,146
Receivables factoring	615,479	-		615,479	-	-		615,479	-		615,479
Convertible bonds	9,474,728	(9,474,728)	(D)	-	-	-		-	-		-
Amounts due to related parties	87,395,406	(16,085,611)		71,309,795	137,306	-		71,447,101	-		71,447,101
Total current liabilities	$159,273,971	$(34,508,374)		$124,765,597	$3,262,809	$(2,739,047)		$125,289,359	$-		$125,289,359

		-		-	-	-		-	-		-
Other non-current liabilities	173,804	-		173,804	-	-		173,804	-		173,804
Deferred tax liabilities	1,523,910	-		1,523,910	-	-		1,523,910	-		1,523,910
Long-term borrowings	2,754,495	(2,754,495)	(C)	-	-	-		-	-		-
Deferred underwriting fee payable	-	-		-	5,999,964	(5,999,964)	(H)	-	-		-
Total liabilities	$163,726,180	$(37,262,869)		$126,463,311	$9,262,773	$(8,739,011)		$126,987,073	$-		$126,987,073

Class A common shares subject to possible redemption	-	-		-	101,834,184	870,000	(M)
						(102,704,184)	(M)	-	-		-
Noncontrolling interest subject to possible redemption	2,957,948	(2,957,948)	(C)	-	-	-		-	-		-

Shareholders’ (Deficit) Equity:

Class A common shares (O)	58,030	2,185	(C) (D)	60,215	-	(54,674)	(M)	5,541	(848)	(N)	4,693
Class B common shares (O)	-	-		-	583	(583)	(M)	-	-		-
Preferred shares (O)	-	-		-	-	-		-	-		-
Additional paid-in capital	29,172,373	14,480,491	(C) (D)	43,652,864	-	127,647,656	(M)
						(9,612,281)	(M)
						(4,055,386)	(I)	157,632,853	(88,582,109)	(N)	69,050,744
Accumulated deficit	(82,224,284)	8,994,252	(E)	(73,230,032)	(9,121,807)	9,612,281	(M)
						(24,888,215)	(M)
						(490,474)	(I)
						(870,000)	(M)	(98,988,247)	-		(98,988,247)
Accumulated other comprehensive income	658,320	-		658,320	-	-		658,320	-		658,320
Noncontrolling interests	24,844,927	-		24,844,927	-	-		24,844,927	-		24,844,927
Total Shareholders’(Deficit) Equity	(27,490,634)	23,476,928		(4,013,706)	(9,121,224)	97,288,324		84,153,394	$(88,582,957)		$(4,429,563)
Total Liabilities, Redeemable Securities and Shareholders’ (Deficit) Equity	$139,193,494	$(16,743,889)		$122,449,605	$101,975,733	$(13,284,871)		$211,140,467	$(88,582,957)		$122,557,510

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

147

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(UNAUDITED)

						ASSUMING NO REDEMPTION				ASSUMING MAXIMUM REDEMPTION
	Historical Seamless	Pro Forma Adjustments for Pre-Closing Transactions (aa)		Historical Seamless Adjusted for Pre-Closing Transactions	Historical INFINT	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined		Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$13,872,595	$(2,061,491)	(bb)	$11,811,104	$-	$-		$11,811,104		$-	$11,811,104
Cost of revenue	9,322,019	(1,033,018)	(cc)	8,289,001	-	-		8,289,001		-	8,289,001
Gross profit (loss)	4,550,576	(1,028,473)		3,522,103	-	-		3,522,103		-	3,522,103

Expenses
Selling expenses	14,231	(14,231)	(dd)	-	-	-		-		-	-
General and administrative	6,067,839	(1,392,933)	(dd)	4,674,906	577,950	75,000	(ff)			-	-
				-		2,634,150	(gg)	7,962,006		-	7,962,006
Administrative expenses from Related Party	-	-		-	54,970	-		54,970		-	54,970
	6,082,070	(1,407,164)		4,674,906	632,920	2,709,150		8,016,976		-	8,016,976
Operating income (loss)	(1,531,494)	378,691		(1,152,803)	(632,920)	(2,709,150)		(4,494,873)		-	(4,494,873)

Other expense (income)
Interest earned on marketable securities held in Trust Account	-	-		-	(1,631,158)	1,631,158	(hh)	-		-	-
Other expense (income), net	95,837	(422,366)	(dd)	(326,529)	-			(326,529)		-	(326,529)
Interest expense, net	1,664,610	(1,090,358)	(dd), (ee)	574,252	-	-		574,252		-	574,252
Total other expense (income), net	1,760,447	(1,512,724)		247,723	(1,631,158)	1,631,158		247,723		-	247,723
Loss before income taxes	(3,291,941)	1,891,415		(1,400,526)	998,238	(4,340,308)		(4,742,596)		-	(4,742,596)
Income tax expense	47,865	-		47,865	-	-		47,865		-	47,865
Net loss	$(3,339,806)	$1,891,415		$(1,448,391)	$998,238	$(4,340,308)		$(4,790,461)		$-	$(4,790,461)
Net income attributable to noncontrolling interests	(203,635)	-		(203,635)	-	-		(203,635)		-	(203,635)
Net loss attributable to controlling interests	$(3,543,441)	$1,891,415		$(1,652,026)	$998,238	$(4,340,308)		$(4,994,096)		$-	$(4,994,096)

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000				20,393,783			55,417,511	(ss)		46,940,673	(ss)
Basic and diluted net loss per share attributable to controlling interests	$(0.06)				$0.05			$(0.09)	(ss)		$(0.11)	(ss)

148

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(UNAUDITED)

						ASSUMING NO REDEMPTION				ASSUMING MAXIMUM REDEMPTION
	Historical Seamless	Pro Forma Adjustments for Pre-Closing Transactions (ii)		Historical Seamless Adjusted for Pre-Closing Transactions	Historical INFINT	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined		Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$55,500,917	$1,755,402	(jj)	$57,256,319	$-	$-		$57,256,319		$-	$57,256,319
Cost of revenue	39,880,947	3,407,711	(kk)	43,288,658	-	-		43,288,658		-	43,288,658
Gross profit (loss)	15,619,970	(1,652,309)		13,967,661	-	-		13,967,661		-	13,967,661

Expenses
Selling expenses	95,174	(95,174)	(ll)	-	-	-		-		-	-
General and administrative	25,539,467	(6,923,679)	(ll)	18,615,788	3,756,538	300,000	(nn)			-	-
				-		22,254,065	(oo)	44,926,391		-	44,926,391
Administrative expenses from Related Party	-	-		-	287,618	-		287,618		-	287,618
	25,634,641	(7,018,853)		18,615,788	4,044,156	22,554,065		45,214,009		-	45,214,009
Operating income (loss)	(10,014,671)	5,366,544		(4,648,127)	(4,044,156)	(22,554,065)		(31,246,348)		-	(31,246,348)

Other expense (income)
Interest earned on marketable securities held in Trust Account	-	-		-	(2,932,192)	2,932,192	(pp)	-		-	-
Transaction costs	-	-		-	-	1,360,474	(qq), (rr),	1,360,474		-	1,360,474

Other expense (income), net	(2,602,852)	72,343	(ll)	(2,530,509)	-	-		(2,530,509)		-	(2,530,509)

Interest expense, net	8,200,112	(3,457,663)	(ll), (mm)	4,742,449	-	-		4,742,449		-	4,742,449
Total other expense (income), net	5,597,260	(3,385,320)		2,211,940	(2,932,192)	4,292,666		3,572,414		-	3,572,414
Loss before income taxes	(15,611,931)	8,751,864		(6,860,067)	(1,111,964)	(26,846,731)		(34,818,762)		-	(34,818,762)
Income tax expense	113,782	(45,589)	(ll)	68,193	-	-		68,193		-	68,193
Net loss	$(15,725,713)	$8,797,453		$(6,928,260)	$(1,111,964)	$(26,846,731)		$(34,886,955)		$-	$(34,886,955)
Net income attributable to noncontrolling interests	(952,422)	61,251		(891,171)	-	-		(891,171)		-	(891,171)
Net loss attributable to controlling interests	$(16,678,135)	$8,858,704		$(7,819,431)	$(1,111,964)	$(26,846,731)		$(35,778,126)		$-	$(35,778,126)

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000				25,832,963			55,417,511	(ss)		46,940,673	(ss)
Basic and diluted net loss per share attributable to controlling interests	$(0.29)				$(0.04)			$(0.65)	(ss)		$(0.76)	(ss)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

149

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 – BASIS OF PRO FORMA PRESENTATION

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT will be treated as the acquired company for financial reporting purposes, and Seamless will be treated as the accounting acquirer. The Business Combination will be treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT will be stated at historical cost, with no goodwill recorded. Operations prior to the Business Combination will be those of Seamless.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Transactions were completed on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 give pro forma effect to the Transactions as if they had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this proxy statement:

●	The historical audited consolidated financial statements of Seamless as of and for the year ended December 31, 2022; and

●	The historical unaudited condensed financial statements of INFINT as of and for the three months ended March 31, 2023 and the historical audited financial statements of INFINT as of and for the year ended December 31, 2022.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management as of the date of the unaudited pro forma condensed combined financial statements, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

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NOTE 2 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2023

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 includes the following adjustments:

A – This column represents the historical consolidated balance sheet of Seamless as of March 31, 2023 prior to the divestiture of the Divested Entities, and with Seamless holding a 53.6% controlling financial interest in Dynamic Indonesia, the parent company of the WalletKu operating group, among other subsidiaries.

B – This column represents the combined impact of certain transactions required under the Business Combination Agreement that will take place after the balance sheet date and prior to the Closing. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owns in the Divested Entities such that the assets and liabilities of the Divested Entities are no longer included in the consolidated financial statements of Seamless, (2) the acquisition of an additional ownership share in Dynamic Indonesia, such that Seamless holds financial control of 79% of WalletKu, and (3) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares (collectively, the “pre-Closing transactions”).

The transactions included in adjustments column B of the pro forma condensed combined balance sheet include:

Pro Forma Balance Sheet line item	Divestitures		Acquisition of additional ownership shares of Dynamic Indonesia, parent of Walletku		Conversion of convertible bonds into Seamless shares		Total Adjustments
	(1)		(2)		(3)		(B)
Assets
Cash and cash equivalents	$(449,224)		$-		$-		$(449,224)
Restricted cash	(7,248,008)		-		-		(7,248,008)
Short-term investments	(1,987,087)		-		-		(1,987,087)
Accounts receivable, net	-		-		-		-
Escrow money receivable	(3,043,472)		-		-		(3,043,472)
Prepayments, receivables and other assets	(2,175,437)		-		-		(2,175,437)
Amounts due from related parties	1,342,357		-		-		1,342,357
Total current assets	(13,560,871)		-		-		(13,560,871)
Investment in an equity security	(100,000)		-		-		(100,000)
Equipment and software, net	(217,348)		-		-		(217,348)
Intangible assets, net	(2,865,670)		-		-		(2,865,670)
Total assets	$(16,743,889)		$-		$-		$(16,743,889)

Liabilities
Borrowings	$(6,970,658)		$-		$-		$(6,970,658)
Client money payable	(5,934,990)		-		-		(5,934,990)
Accruals and other payables	3,957,613		-		-		3,957,613
Convertible bonds	-		-		(9,474,728)	(D)	(9,474,728)
Amounts due to related parties	(16,085,611)		-		-		(16,085,611)
Total current liabilities	$(25,033,646)		$-		$(9,474,728)		$(34,508,374)

Long-term borrowings	(704,495)		(2,050,000)	(C)	-		(2,754,495)
Total liabilities	$(25,738,141)		$(2,050,000)		$(9,474,728)		$(37,262,869)

Noncontrolling interest subject to possible redemption	-		(2,957,948)	(C)	-		(2,957,948)

Shareholders’ (Deficit) Equity:
Class A common shares	-		660	(C)	1,525	(D)	2,185
Additional paid-in capital	-		5,007,288	(C)	9,473,203	(D)	14,480,491
Accumulated deficit	8,994,252	(E)	-		-		8,994,252
Total Shareholders’(Deficit) Equity	8,994,252		5,007,948		9,474,728		23,476,928

Total Liabilities, Redeemable Securities and Shareholders’ (Deficit) Equity	$(16,743,889)		$-		$-		$(16,743,889)

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C – As of March 31, 2023, Seamless owns 53.6% of Dynamic Indonesia, which owns 79% of the WalletKu operating group. The remaining 46.4% ownership in Dynamic Indonesia is reflected on the March 31, 2023 historical balance sheet as Noncontrolling interest subject to redemption because the remaining 46.4% ownership in Dynamic Indonesia is redeemable by the holder pursuant to a put option agreement. Management expects that the holder will exercise the put option prior to the Closing of the Business Combination, enabling Seamless to acquire the remaining shares of Dynamic Indonesia. Seamless would then own 100% of Dynamic Indonesia and thereby obtain 79% control over the WalletKu operating group. The put option agreement allows Seamless to pay for the purchase price of the 46.4% interest in Dynamic Indonesia as well as to repay a loan with a principal amount of $2.05 million outstanding to the same party, by transferring new Seamless shares for the total. The pro forma adjustment C noted in the table above reflects the following:

Seamless shares issued:
Increase to common shares	$(660)
Increase to additional paid-in capital	(5,007,288)
Consideration to acquire remaining shares of Dynamic Indonesia	$(5,007,948)

Repayment of loan payable and reacquisition of noncontrolling interest:
Remove long-term borrowing repaid with Seamless shares	$2,050,000
Remove noncontrolling interest reacquired with Seamless shares	2,957,948
$5,007,948

D – Represents the elimination of Seamless’ convertible bonds of $9,474,728 resulting from the bondholder’s election to convert such bond instruments into ordinary shares of Seamless prior to the Closing of the Business Combination. The convertible bonds are convertible into shares of Seamless in accordance with an amended and restated convertible bond instrument dated September 14, 2021 and are not directly convertible into shares of INFINT. Once converted into shares of Seamless, the bondholders will have the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet (as defined in the Business Combination Agreement), the number of New Seamless ordinary shares set forth in the Payment Spreadsheet. Thus, the shares held by the bondholders convert into INFINT shares in a proportion consistent with those of the other equity-holders of Seamless who will receive shares of INFINT upon the closing of the Business Combination.

E – Represents a gain resulting from the Divestitures recorded in accumulated deficit.

F – This column in the pro forma condensed combined balance sheet represents Seamless on a pro forma basis after the transactions described in notes B through E above and prior to the Closing.

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G – Represents cash equivalents that will be released from the trust account and relieved of restrictions regarding use upon the Closing of the Business Combination and, accordingly, will be available for redemptions and general use by the Combined Company. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line.

H – Represents cash that will be used to pay underwriting fees incurred by INFINT in connection with the INFINT IPO, for which payment was deferred until consummation of the Business Combination. Such amount of $5,999,964 will eliminate the deferred underwriting fee payable that had been included on the historical balance sheet of INFINT.

I – Represents cash that will be used to pay transaction costs and advisory fees incurred in connection with the Business Combination, net of $1,591,841 previously paid and expensed. Certain additional transaction fees that are expected to be charged to expense on the statement of operations are presented as an increase to the accumulated deficit, and the impact of the transaction fees related to the issuance of shares are presented as a reduction of additional paid-in capital of the Combined Company.

J - Represents the recording of an estimated $1,500,000 premium to be paid at the Closing for a five-year Directors’ and Officers’ Liability insurance policy. The policy premium is expected to be deferred on the balance sheet in prepayments, receivables and other assets and then expensed over the term of the related insurance policy.

K – Represents the payment of transaction costs that had been included in accrued expenses on the historical balance sheets of either Seamless or INFINT.

L – Represents the payment of extension fees of $290,000 per month by Seamless from its cash account to INFINT’s trust account in each of the three months from April through the anticipated Business Combination date of June 30, 2023 pursuant to the Business Combination Agreement, in order to extend the date by which the Business Combination must be consummated from February 23, 2023 to August 23, 2023 (the “Extension fees”).

M - Represents the net impact of the following pro forma adjustments related to the Transactions on the capital accounts of the Combined Company:

	Par Value (1)
	Class A Ordinary Shares	Founder Shares - Class B	Additional Paid-In Capital		Accumulated Deficit		Accumulated Other Comprehensive Income	Non-controlling Interests	Total Shareholders’ (Deficit) Equity		Class A shares subject to possible redemption	Noncontrolling Interest subject to redemption
Historical Seamless	$58,030	$-	$29,172,373		$(82,224,284)		$658,320	$24,844,927	$(27,490,634)		$-	$2,957,948
Adjustment for transactions prior to consummation of Business Combination:
Seamless’s divestiture of GEA, TNG and FNTI, increase in share holdings in parent company of Walletku, and conversion of convertible bonds into ordinary shares of Seamless(2)	2,185	-	14,480,491		8,994,252		-	-	23,476,928		-	(2,957,948)
Historical Seamless equity after giving effect to certain pre-Closing transactions	60,215	-	43,652,864		(73,230,032)		658,320	24,844,927	(4,013,706)		-	-
Historical INFINT equity	-	583	-		(9,121,807)		-	-	(9,121,224)		101,834,184	-
Extension fee expense for Seamless(3)	-	-	-		(870,000)		-	-	(870,000)		-	-
Extension fees increase the redemption value of INFINT’s Class A shares subject to possible redemption(4)	-	-	-		-		-	-	-		870,000	-
Seamless incentive compensation expense (5)	430	-	24,887,785		(24,888,215)		-	-	-		-	-
Seamless rollover equity	(60,645)	-	60,645		-		-	-	-		-	-
Class A shares issued for Seamless rollover equity	4,000	-	(4,000)		-		-	-	-		-	-
Conversion of INFINT’s founder shares to Class A common shares(6)	573	(573)	-		-		-	-	-		-	-
Conversion of Underwriter’s shares to Class A common shares(6)	10	(10)	-		-		-	-	-		-	-
Exchange of Class A common stock subject to possible redemption(7)	958	-	102,703,226		-		-	-	102,704,184		(102,704,184)	-
Transaction costs(8)	-	-	(4,055,386	)(I)	(490,474	)(I)	-	-	(4,545,860	)(I)	-	-
Reclassification of INFINT’s accumulated deficit to additional paid-in capital(9)	-	-	(9,612,281)		9,612,281		-	-	-		-	-
Total pro forma adjustments to equity - Assuming No Redemption	(54,674)	(583)	113,979,989		(16,636,408)		-	-	97,288,324		(101,834,184)	-
Total pro forma balance - Assuming No Redemption	$5,541	$-	$157,632,853		$(98,988,247)		$658,320	$24,844,927	$84,153,394		$-	$-
Additional redemption of Class A common stock - Assuming Maximum Redemption(10)	(848)	-	(88,582,109)		-		-	-	(88,582,957)		-	-
Total pro forma balance - Assuming Maximum Redemption	$4,693	$-	$69,050,744		$(98,988,247)		$658,320	$24,844,927	$(4,429,563)		$-	$-

(1)	These columns represent the par value of the ordinary shares.

153

(2)	Represents the combined effect of certain transactions that are expected to be completed prior to the Closing of the Business Combination. Specifically, the effects of these transactions on the capital accounts include:

	Effect of Pre-Closing Transactions	Class A Ordinary Shares	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity	Noncontrolling Interest subject to redemption

(a)	Recognition of an income statement gain and a reduction of accumulated deficit resulting from the divestiture by Seamless of all of the equity interests that it owns in (i) TNG Asia, (ii) FNTI and (iii) GEA	$-	$-	$8,994,252	$8,994,292	$-
(b)	Reduction of noncontrolling interests and an increase in ordinary shares and additional paid-in capital from issuing additional shares of Seamless in exchange for an additional ownership share in Dynamic Indonesia, the parent company of the WalletKu operating group	660	5,007,288	-	5,007,948	(2,957,948)
(c)	An increase in ordinary shares and additional paid in capital and a reduction in Convertible bonds payable resulting from the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares	1,525	9,473,203	-	9,474,728	-
		$2,185	$14,480,491	$8,994,252	$23,476,928	$(2,957,948)

(3)	Represents an expense for Seamless and an increase in its accumulated deficit due to the Extension fees of $290,000 per month payable to INFINT’s Sponsor from April through the anticipated Business Combination date of June 30, 2023 in order to extend the date by which the Business Combination must be consummated.

(4)	Represents INFINT’s recording of the Extension fees paid into the trust account as capital contributions from its Sponsor. The addition of funds to the trust account increases the value of INFINT’s Class A shares subject to possible redemption account to match the amount of funds available in the trust account.

(5)	Represents employee compensation expense under Seamless’ 2022 Incentive Plan resulting from employee restricted stock units that vest upon the occurrence of the Business Combination and in the months thereafter. There is a resulting increase in Seamless’ accumulated deficit arising from the expense and an increase in common stock and additional paid-in capital from the issuance of the stock.

(6)	Represents INFINT’s issued and outstanding Class B founder and Underwriter’s shares which will convert into Class A ordinary shares on a one-for-one basis immediately prior to consummation of the Business Combination; thus, it represents a reclassification within equity.

(7)	Represents the exchange of INFINT’s redeemable Class A ordinary shares issued to public holders in the INFINT IPO for shares that will no longer be subject to redemption.

(8)	Represents the impact of certain transaction costs that are expected to be charged to expense on the statement of operations as an increase to accumulated deficit, and the impact of other transaction costs that are attributable to issuing equity and the offering of securities as a reduction of additional paid-in capital of the Combined Company.

(9)	Represents the reclassification of INFINT’s historical accumulated deficit against the additional paid-in capital of the Combined Company. Seamless’ accumulated deficit will carry forward to the Combined Company since Seamless is deemed the acquirer for accounting purposes.

(10)	Represents the impact on the equity accounts if the public shareholders exercise their right for the redemption of 8,476,838 outstanding Class A ordinary shares under Scenario 2 – “Assuming Maximum Redemption” in exchange for cash held in the trust account.

154

N – Represents the amount of cash that would be used by INFINT for share redemptions, and the impact on the equity accounts, if the public holders of INFINT’s Class A ordinary shares exercise their right for the redemption of 8,476,838 outstanding Class A shares, or 88.4% of the public shares subject to redemption, under Scenario 2 – “Assuming Maximum Redemption” in exchange for cash held in the trust account.

O –Issued and outstanding shares for each class of ordinary shares and preferred shares as of March 31, 2023 on a historical basis and on a pro forma basis are as follows:

	Historical as of March 31, 2023		Pro Forma (Assuming No Redemption)				Pro Forma (Assuming Maximum Redemption)
	Issued and Outstanding		Issued		Outstanding		Issued		Outstanding
	Seamless	INFINT
Preferred Shares	-	-	-		-		-		-

Common Shares
INFINT’s Class A public shareholders(1)	-	9,584,428	9,584,428		9,584,428		1,107,590		1,107,590
Existing Seamless shareholders	58,030,000	-	40,000,000	(2)	40,000,000	(2)	40,000,000	(2)	40,000,000	(2)
INFINT’s converted founder shares(3)	-	5,733,084	5,733,084		5,733,084		5,733,084		5,733,084
Underwriters’ converted founder shares(3)	-	99,999	99,999		99,999		99,999		99,999
Total Common Shares	58,030,000	15,417,511	55,417,511		55,417,511		46,940,673		46,940,673

(1)	Represents the shares held by INFINT’s public shareholders after giving effect to the redemption of the Class A ordinary shares pursuant to the two scenarios described in “Basis of Pro Forma Presentation” above.

(2)	Represents the Class A ordinary shares granted as merger consideration in exchange for the ordinary shares held by Seamless’ existing shareholders. The number of shares of New Seamless was determined by dividing Seamless’ Company Value (as defined in the Business Combination Agreement) of $400,000,000 by INFINT’s share price of approximately $10.00 per share, resulting in 40,000,000 shares.

(3)	Represents the Class A ordinary shares held by the initial sponsors of INFINT and the Underwriters upon the one-for-one conversion of the founder shares into Class A ordinary shares immediately prior to the consummation of the Business Combination.

NOTE 3 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND FOR THE YEAR ENDED DECEMBER 31, 2022

Three Months Ended March 31, 2023

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 includes the following adjustments:

aa – The adjustments in this column reflect the effect of certain transactions that are expected to be completed prior to the Closing of the Business Combination as if the transactions had taken place on January 1, 2022, and which would have an impact on the historical statement of operations of Seamless for the three months ended March 31, 2023. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owns in the Divested Entities such that the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless; and (2) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares. The transactions included in adjustments column “aa” include:

Pro Forma Statement of Operations line item	Divestitures		Remove interest on Convertible Bonds payable		Total Adjustments
	(1)		(2)		(aa)

Revenue	$(2,061,491)	(bb)	$-		$(2,061,491)
Cost of revenue	(1,033,018)	(cc)	-		(1,033,018)
Gross profit (loss)	(1,028,473)		-		(1,028,473)

Expenses
Selling expenses	(14,231)	(dd)	-		(14,231)
General and administrative	(1,392,933)	(dd)	-		(1,392,933)
	(1,407,164)		-		(1,407,164)
Operating income (loss)	378,691		-		378,691

Other expense (income)
Other expense (income), net	(422,366)	(dd)	-		(422,366)
Interest expense, net	(375,740)	(dd)	(714,618)	(ee)	(1,090,358)

Total other expense (income), net	(798,106)		(714,618)		(1,512,724)
Loss before income taxes	1,176,797		714,618		1,891,415
Income tax expense	-		-		-
Net loss	$1,176,797		$714,618		$1,891,415
Net income attributable to noncontrolling interests	-		-		-
Net loss attributable to controlling interests	$1,176,797		$714,618		$1,891,415

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000		58,030,000		58,030,000
Basic and diluted net loss per share attributable to controlling interests	$0.02		$0.01		$0.03

Adjustments related to these pre-Closing transactions are as follows:

bb – Reflects the elimination of revenues of the Divested Entities.

cc – Reflects the elimination of the cost of revenue of the Divested Entities.

dd – Reflects the elimination of expenses of the Divested Entities.

ee – Reflects the removal of $714,618 of historical interest expense on the convertible bonds, as if the convertible bonds had been converted to ordinary shares on January 1, 2022.

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Transaction accounting adjustments:

ff – Represents insurance expense for the Combined Company’s Directors’ and Officers’ liability insurance premium.

gg – Represents employee compensation expense under Seamless’ 2022 Incentive Plan from the vesting of restricted stock units.

hh – Represents the elimination of interest on the marketable securities held in INFINT’s trust account.

Year Ended December 31, 2022

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 includes the following adjustments:

ii – The adjustments in this column reflect the effect of certain transactions that are expected to be completed prior to the Closing of the Business Combination as if the transactions had taken place on January 1, 2022. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owns in the Divested Entities such that the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless; (2) the acquisition of an additional ownership share of Dynamic Indonesia, the parent company of the WalletKu operating group, such that Seamless holds financial control of 79% of WalletKu’s equity and WalletKu qualifies for inclusion in the consolidated financial statements of Seamless for the entire year ended December 31, 2022 (prior to June 2, 2022, Seamless did not consolidate WalletKu because Seamless did not hold a controlling interest); and (3) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares. The transactions included in adjustments column “ii” include:

Pro Forma Statement of Operations line item	Divestitures		Reflect ownership of Dynamic Indonesia for entire period		Remove interest on Convertible Bonds payable		Total Adjustments
	(1)		(2)		(3)		(ii)

Revenue	$(6,947,087)	(jj)	$8,702,489	(jj)	$-		$1,755,402
Cost of revenue	(4,924,368)	(kk)	8,332,079	(kk)	-		3,407,711
Gross profit (loss)	(2,022,719)		370,410		-		(1,652,309)

Expenses
Selling expenses	(95,174)	(ll)	-	(ll)	-		(95,174)
General and administrative	(7,620,996)	(ll)	697,317	(ll)	-		(6,923,679)
	(7,716,170)		697,317		-		(7,018,853)
Operating income (loss)	5,693,451		(326,907)		-		5,366,544

Other expense (income)
Other expense (income), net	57,766	(ll)	14,577	(ll)	-		72,343
Interest expense, net	(744,922)	(ll)	478	(ll)	(2,713,219)	(mm)	(3,457,663)
Total other expense (income), net	(687,156)		15,055		(2,713,219)		(3,385,320)
Loss before income taxes	6,380,607		(341,962)		2,713,219		8,751,864
Income tax expense	-		(45,589)		-		(45,589)
Net loss	$6,380,607		$(296,373)		$2,713,219		$8,797,453
Net income attributable to noncontrolling interests	-		61,251		-		61,251
Net loss attributable to controlling interests	$6,380,607		$(235,122)		$2,713,219		$8,858,704

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000		58,030,000		58,030,000		58,030,000
Basic and diluted net loss per share attributable to controlling interests	$0.11		$(0.00)		$0.05		$0.15

Adjustments related to these pre-Closing transactions are as follows:

jj – Reflects 1) the elimination of revenues of the Divested Entities, offset by 2) the inclusion of WalletKu’s revenues from January 1, 2022 through its actual consolidation into the historical financial statements on June 2, 2022.

kk – Reflects 1) the elimination of the cost of revenue of the Divested Entities, offset by 2) the inclusion of WalletKu’s cost of revenue from January 1, 2022 through its actual consolidation into the historical financial statements on June 2, 2022.

ll – Reflects 1) the elimination of expenses of the Divested Entities, offset by 2) the inclusion of WalletKu’s expenses from January 1, 2022 through its actual consolidation into the historical financial statements on June 2, 2022.

mm – Reflects the removal of $2,713,219 of historical interest expense on the convertible bonds, as if the convertible bonds had been converted to ordinary shares on January 1, 2022.

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Transaction accounting adjustments:

nn – Represents insurance expense for the Combined Company’s Directors’ and Officers’ liability insurance premium.

oo – Represents employee compensation expense under Seamless’ 2022 Incentive Plan for employee restricted stock units that vest upon the occurrence of the Business Combination and during the first twelve months thereafter.

pp – Represents the elimination of interest on the marketable securities held in INFINT’s trust account.

qq – Includes $490,474 of transaction costs principally related to professional fees associated with the Transactions that are expected to be expensed at or around the time of the Closing. These costs are incremental to the transaction costs that are included in General and administrative expenses in the historical statements of operations of Seamless and INFINT for the year ended December 31, 2022 and for the three months ended March 31, 2023 (see Note 4). Such transaction costs are not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

rr - Also included in the adjustment to transaction costs are the Extension fees totaling $870,000 that are expected to be paid by Seamless from April 2023 through the anticipated Business Combination date of June 30, 2023 pursuant to the Business Combination Agreement, in order to extend the date by which the Business Combination must be consummated from February 23, 2023 to August 23, 2023. The expense for Extension fees is not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

ss – Represents the pro forma weighted average number of ordinary shares outstanding and pro forma net loss per share attributable to the controlling interest, calculated after giving effect to the Transactions, as follows:

	For the Three Months ended March 31, 2023		For the Year ended December 31, 2022
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Numerator
Pro forma net loss attributable to controlling interest	$(4,994,096)	$(4,994,096)	$(35,778,126)	$(35,778,126)

Denominator
INFINT’s Class A public shareholders(1)	9,584,428	1,107,590	9,584,428	1,107,590
Existing Seamless equity holders(2)	40,000,000	40,000,000	40,000,000	40,000,000
INFINT’s converted founder shares(3)	5,733,084	5,733,084	5,733,084	5,733,084
Underwriters’ converted founder shares(3)	99,999	99,999	99,999	99,999
Basic and diluted weighted average shares outstanding	55,417,511	46,940,673	55,417,511	46,940,673

Net loss per common share attributable to controlling interest
Basic and diluted(4)	$(0.09)	$(0.11)	$(0.65)	$(0.76)

(1) Represents the shares held by INFINT’s public shareholders after giving effect to the redemption of the Class A ordinary shares pursuant to the two scenarios described in “Basis of Pro Forma Presentation” above.

(2) Represents the Class A ordinary shares granted as merger consideration in exchange for the ordinary shares held by Seamless’ existing shareholders.

(3) Represents the Class A ordinary shares held by the initial sponsors of INFINT and the Underwriters upon the one-for-one conversion of the founder shares into Class A ordinary shares immediately prior to the consummation of the Business Combination.

(4) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Transactions occurred as of January 1, 2022. Thus, consistent with this assumption, the weighted average shares outstanding reflect the ordinary shares as outstanding for the entire three months ended March 31, 2023 and year ended December 31, 2022 under each of the two redemption scenarios.

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 7,796,842 outstanding warrants issued in connection with the INFINT IPO.

NOTE 4 – NONRECURRING ITEMS

The historical statement of operations of Seamless for the year ended December 31, 2022 includes, in other expense (income) net, a non-recurring gain of $2,129,515 recorded upon the remeasurement to estimated fair value of Seamless’ investment in Dynamic Indonesia, the parent company of WalletKu,

The historical statements of operations of Seamless and INFINT for the three months ended March 31, 2023 and for the year ended December 31, 2022 include, in general and administrative expenses, a combined total of $241,629 and $4,089,258 of transaction costs, respectively.

The historical statements of operations of Seamless for the three months ended March 31, 2023 and for the year ended December 31, 2022 include, in general and administrative expenses, a combined total of $3,579,982 of Extension fees paid.

Such transaction costs and Extension fees are not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

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Information About INFINT

General

INFINT is a blank check company incorporated on March 8, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. INFINT has not generated operating revenues to date and will not generate operating revenues until it consummates its initial business combination.

Initial Public Offering and Private Placement

On February 1, 2021, the Sponsor paid $25,100 in consideration for 5,833,083 INFINT Class B ordinary shares.

On November 23, 2021, the Company consummated its initial public offering of 17,391,200 of its units. Each unit consists of one Class A ordinary share, $0.0001 par value per share, and one-half of one warrant, with each whole warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $173,912,000.

Simultaneously with the consummation of the initial public offering, the Company consummated the Private Placement of 7,032,580 Private Warrants at a price of $1.00 per warrant, generating total proceeds of $7,032,580, to INFINT’s sponsor, InFinT Capital LLC. The Private Warrants are identical to the warrants sold in the initial public offering. The purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the securities purchased in the Private Placement, including the underlying ordinary shares (except to certain permitted transferees), until after the consummation of INFINT’s initial business combination.

On November 23, 2021, INFINT consummated the sale of an additional 764,262 Private Warrants in connection with the underwriter’s exercise of its over-allotment option to purchase an additional 2,608,680 units for gross proceeds of $26,086,800. The Private Warrants were sold at $1.00 per Private Warrant, generating additional gross proceeds of $764,262. Following the closing of the over-allotment option, the Company generated total gross proceeds of $207,795,642 from the initial public offering and the Private Placement, of which the Company raised $199,998,800 in the initial public offering, $7,796,842 in the Private Placement and of which $202,998,782 was placed in INFINT’s trust account established in connection with the initial public offering.

On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

Fair Market Value of Target Business

NYSE rules require that INFINT’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the business combination fee and taxes payable on the interest earned on the trust account) at the time of INFINT signing a definitive agreement for its initial business combination. The INFINT Board determined that this test was met in connection with the proposed business combination with Seamless as described in the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” in this proxy statement/prospectus.

Shareholder Approval of Business Combination

Under INFINT’s amended and restated memorandum and articles of association, in connection with any proposed business combination, INFINT is required to seek shareholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “The Extraordinary General Meeting of INFINT Shareholders” in this proxy statement/prospectus, INFINT is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed Business Combination, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Business Combination, the public shareholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

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Approval of each of the Business Combination Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of INFINT that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. The approval of the Articles Amendment Proposal requires two special resolutions under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding INFINT ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting, one of which (namely, the special resolution to approve the amended memorandum and articles of association) must include the affirmative vote of the holders of a simple majority of the holders of INFINT Class B ordinary shares. If presented, approval of the Adjournment Proposal requires an ordinary resolution. The INFINT initial shareholders, who currently own approximately 37.8% of the outstanding INFINT ordinary shares, will count towards this quorum.

Voting Restrictions in Connection with Meeting

The Sponsor and INFINT’s directors and officers have agreed to vote any INFINT ordinary shares held by them and any INFINT Class A ordinary shares purchased during or after the INFINT IPO in favor of an initial business combination. See the section entitled “Summary — Ancillary Agreements” of this proxy statement/prospectus for additional information. The Sponsor and other initial shareholders own approximately 37.8% of the outstanding INFINT ordinary shares entitled to vote thereon. The quorum and voting thresholds at the Meeting, and the Letter Agreement, may make it more likely that INFINT will consummate the Business Combination. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and INFINT’s directors and officers have agreed to waive their redemption rights with respect to any INFINT ordinary shares held by them in connection with the completion of a business combination.

Liquidation if No Business Combination

INFINT’s current amended and restated memorandum and articles of association provides that it has until August 23, 2023 to complete an initial business combination. If INFINT is unable to complete an initial business combination before August 23, 2023 or amend the current memorandum and articles of association to extend the date by which INFINT must complete an initial business combination, INFINT will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously release to INFINT (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of INFINT’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to INFINT’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to INFINT’s warrants, which will expire worthless if INFINT fails to complete an initial business combination within the required period.

The INFINT initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any INFINT ordinary shares held by them if INFINT fails to complete an initial business combination by August 23, 2023. The INFINT initial shareholders will be entitled to liquidating distributions from the trust account with respect to any INFINT Class A ordinary shares acquired in the aftermarket if INFINT fails to complete its initial business combination within the allotted time period.

Pursuant to the Letter Agreement, the INFINT initial shareholders had agreed that they would not propose any amendment to INFINT’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of the outstanding public shares if INFINT does not complete an initial business combination before November 23, 2022 (unless extended as described below), or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless INFINT provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. INFINT shareholders are not parties to, or third-party beneficiaries of, the Letter Agreement and, as a result, will not have the ability to pursue remedies against the Sponsor, directors or officers for any breach of these agreements. As a result, in the event of a breach, INFINT shareholders would need to pursue a shareholder derivative action, subject to applicable law. INFINT may not redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).

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Automatic Extension

INFINT’s original amended and restated memorandum and articles of association provided that if INFINT anticipated that it may not be able to consummate its initial business combination by November 23, 2022, it may, by resolution of the INFINT Board if requested by the Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months to complete a business combination), subject to the Sponsor depositing additional funds into the trust account as set out below. Pursuant to the terms of the trust agreement between INFINT and Continental Stock Transfer & Trust Company, LLC, in order to extend the time available for INFINT to consummate its initial business combination, the initial shareholders or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account for each three-month extension, $2,999,982 if the underwriter’s over-allotment option is exercised in full ($0.15 per share) on or prior to the date of the applicable deadline, up to an aggregate of $5,999,964, or approximately $0.30 per share. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of the initial business combination. If INFINT completes its initial business combination, INFINT would repay such loaned amounts out of the proceeds of the trust account released to INFINT. If INFINT does not complete a business combination, INFINT will not repay such loans. Furthermore, the Letter Agreement with INFINT initial shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the trust account in the event that INFIT does not complete a business combination. In the event that INFINT receive notice from the Sponsor five days prior to the applicable deadline of its wish for INFINT to effect an extension, INFINT intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, INFINT intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. The Sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for INFINT to complete its initial business combination. If INFINT chooses to extend the period of time to consummate a business combination as set forth herein, you will not have the ability to vote or redeem your shares in connection with either of the three-month extensions. However, if we seek to complete a business combination during an extension period, investors will still be able to vote and redeem their shares in connection with that business combination.

In accordance with the provisions of INFINT’s amended and restated memorandum and articles of association and Section 9.03(a) of the Business Combination Agreement and the terms of the trust agreement, on November 22, 2022, Seamless deposited additional funds in the amount of $2,999,982 to INFINT’s trust account to automatically extend the date by which INFINT must consummate a business combination from November 23, 2022 to February 23, 2023.

On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (as such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

INFINT expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $141,549 of proceeds held outside the trust account, as of March 31, 2023, together with Working Capital Loans (as defined below), although INFINT cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, INFINT may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If INFINT were to expend all of the net proceeds of the INFINT IPO and the sale of the private warrants, other than any proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon INFINT’s dissolution would be approximately $[●]. The proceeds deposited in the trust account could, however, become subject to the claims of INFINT creditors which would have higher priority than the claims of its public shareholders. INFINT cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While INFINT intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

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Although INFINT seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against INFINT’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, INFINT’s management will consider whether competitive alternatives are reasonably available to INFINT and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where INFINT may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with INFINT and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to INFINT if and to the extent any claims by a third party for services rendered or products sold to INFINT, or a prospective target business with which INFINT has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under INFINT’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, INFINT has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and INFINT believes that the Sponsor’s only assets are securities of INFINT. Therefore, INFINT cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for INFINT’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, INFINT may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of INFINT’s directors or officers will indemnify INFINT for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, INFINT’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While INFINT currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to INFINT, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, INFINT cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

INFINT will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which INFINT does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of The INFINT IPO against certain liabilities, including liabilities under the Securities Act. INFINT will have access to up to approximately $271,467 of the proceeds held outside the trust account, as of December 31, 2022, together with Working Capital Loans (as defined below), with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that INFINT liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

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If INFINT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to public shareholders. Additionally, if INFINT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by INFINT shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Public shareholders will be entitled to receive funds from the trust account only: (1) in the event of the redemption of public shares if INFINT does not complete its initial business combination before August 23, 2023; (2) in connection with a shareholder vote to amend INFINT’s amended and restated memorandum and articles of association to modify the substance or timing of INFINT’s obligation to redeem 100% of public shares if INFINT does not complete its initial business combination before August 23, 2023, or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (3) if they redeem their respective shares for cash upon the completion of INFINT’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event INFINT seeks shareholder approval in connection with its initial business combination, a shareholder’s vote in connection with the business combination alone will not result in a shareholder redeeming its public shares for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of INFINT’s amended and restated memorandum and articles of association, like all provisions of INFINT’s amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

INFINT currently maintains its executive offices at 32 Broadway, Suite 401, New York, New York 10004. Upon consummation of the Business Combination, the principal executive offices of INFINT will be those of Seamless.

Employees

INFINT currently has two officers. These individuals are not obligated to devote any specific number of hours to INFINT matters but they intend to devote as much of their time as they deem necessary to our affairs until INFINT has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for INFINT’s initial business combination and the stage of the business combination process INFINT are in. INFINT does not intend to have any full time employees prior to the completion of its initial business combination.

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Directors and Officers

The below lists INFINT’s officers and directors as of.

Name	Age	Position
Alexander Edgarov	45	Chief Executive Officer, Director
Sheldon Brickman	57	Chief Financial Officer
Eric Weinstein	68	Chairman of the Board
Michael Moradzadeh	42	Director
Dave Cameron	55	Director
Jing Huang	46	Director
Andrey Novikov	50	Director
Kevin Chen	45	Director

Alexander Edgarov has served as the Chief Executive Officer and as a member of the Board of Directors of INFINT since March 2021. Mr. Edgarov is a sponsor investor of, and since November 2020 has served as a senior advisor to, Edoc Acquisition Corporation, (NASDAQ: ADOC), a healthcare special purpose acquisition company. From 2016 to 2018, he was a venture partner with New Margin Capital, a leading venture capital fund in China. Mr. Edgarov has served as a Principal at Sapta Group Corp since 2014. Earlier in his career, Mr. Edgarov served as a global account executive for a leading international supply chain company, where he oversaw multiple teams across the globe and worked with Fortune 100 companies overseeing multi-million dollar accounts in the fields of automotive, fashion and technology. He is an investor and advisor to a wide-range portfolio of clients including companies, alternative investment funds, venture capital funds, and family offices with a focus on both public and private markets in the United States and China. Mr. Edgarov is an expert in building multi-level connections between business people and companies from China, the United States and Israel in the areas of venture capital, entertainment and technology. By relying on his extensive international network of contacts and partners, Mr. Edgarov provides strategic and tactical guidance, analysis and introduction services to companies and individuals who need to gain deeper understanding of local markets and seek to form partnerships and pursue opportunities with aligned partners who are leaders in their fields. Mr. Edgarov completed his undergraduate degree in Economics and Business and received his Bachelors of Art from the Ben-Gurion University of the Negev in Israel. He graduated summa cum laude from the Master of Arts program in International Affairs at the City College of New York.

Sheldon Brickman has served as the Chief Financial Officer of INFINT since March 2021. Mr. Brickman is the President of Rockshore Advisors LLC, which he founded in May of 2013, providing a range of advisory services, including traditional mergers & acquisitions services, due diligence, valuations and strategic consulting. Rockshore Advisors, LLC is particularly focused on advising investors in the insurance and healthcare sectors. Mr. Brickman, who received his Bachelor of Science in Accounting from Brooklyn College, brings over 25 years of M&A advisory and business development experience. He has worked for numerous multibillion dollar insurance carriers, including assignments for companies such as AIG, Aetna and National General. Mr. Brickman has assisted international companies in the UAE, UK, Asia and Latin America, and advised regional insurance carriers on their business. Mr. Brickman’s experience covers the property casualty and life/health markets, including work with insurance carriers, managing general agencies, wholesalers, retailers and third-party administrators. He served as Head of International M&A and Business Development for Aetna International from March of 2012 through April of 2013. Mr. Brickman previously worked at AIG for more than 17 years in various executive level M&A and business development positions around the world where he was responsible for buying and selling numerous businesses on behalf of the company. Before joining AIG, Mr. Brickman spent four years at Hanwa Company LTD, a Japanese investment Company, and three years at the international accounting firm of Deloitte & Touche.

Eric Weinstein has served as the Chairman of the Board of INFINT since November 2021. Mr. Weinstein served as a Managing Director of JonesTrading from July 2022 until January 2023. Prior to that, Mr. Weinstein served as an Investment Manager at Eastmore Group since February 2018 where his responsibilities as a managing director included screening and overseeing investments. He has previously served as a Managing Director at Neuberger Berman from May 2009 to January 2018 where he was also the Chairman of Hedge Fund Solutions and a member of the Investment Risk Committee and Alternatives Investment Committee. Mr. Weinstein has over 30 years of experience at global financial services firms that include Neuberger Berman, Lehman Brothers Holdings Inc., Swiss Bank Corporation, and Morgan Stanley. At Lehman Brothers, Mr. Weinstein acted as a Chief Investment Officer of Lehman Brothers Alternative Investment Management and oversaw a pool of capital that exceeded $5 billion U.S. dollars. He has served as the co-manager of a private equity investment start-up which was focused on providing seed capital to start up investment firms. He has also served as a director to a number of investment funds. Mr. Weinstein has global experience managing investments and servicing clients in North America, South America, Europe, Asia, and Oceania. Mr. Weinstein received his MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Arts in economics from Brandeis University.

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Michael Moradzadeh has served as a member of the Board of Directors of INFINT since November 2021. Michael Moradzadeh is a Founding Partner and the Chief Executive Officer of Rimôn PC, and its affiliate NovaLaw, Inc. He has served and managed the firm in these capacities from its incipience in 2008. Mr. Moradzadeh’s legal practice focuses on technology company representation and international transactions. He represents both companies and investors in investment rounds and stock sales. He has worked on deals ranging from small angel investments to representing a private equity firm in a $6 billion acquisition. He is also heavily involved in secondary markets of private stock, representing sellers of restricted stock in Facebook, Twitter, Zynga, SolarCity, Dropbox, Bloom Energy, Gilt Groupe, Etsy and other pre-IPO companies. Internationally, Mr. Moradzadeh represented Bain Capital and Morgan Stanley in their international investment funds and has worked with foreign counsel in 130 jurisdictions on several international securities deals. Mr. Moradzadeh has presented on innovations in law firm management and business models at Harvard Law School, Stanford Law School, UC Berkeley Law School, and UC Hastings College of the Law. Mr. Moradzadeh has also presented to the board of directors of global law firms to help them innovate their own structures. Mr. Moradzadeh’s innovations with Rimôn have received awards from the Financial Times and the American Bar Association Journal and have appeared in a wide array of international publications, including the Economist, the Atlantic, the Wall Street Journal, Harvard Business Review, the American Lawyer Magazine, the National Law Journal, American Bar Association Magazine, the National Post, Bloomberg, Law & More, Legal Management Magazine, the San Francisco and Los Angeles Daily Journals, the San Francisco Business Times, the Silicon Valley Business Journal, American Lawyer’s Law Technology News, Law 360, and eLawyering. Mr. Moradzadeh received his Bachelor of Arts in from the University of California, Berkeley, and his Juris Doctor degree from Columbia Law School in New York.

Dave Cameron has served as a member of the Board of Directors of INFINT since November 2021. Mr. Cameron is a strategic, C-level data security and risk management executive who drives enterprise profitability and protects stakeholders by securing information assets, managing cyber risk, and enabling business strategies. From April of 2017 to September of 2020, Mr. Cameron acted as Senior Vice President and Chief Security Officer for US, UK, and France-based operations of AXA XL, a multi-line global insurance and reinsurance companies and was accountable for driving cultural and organizational change throughout the entities and implementing a sustainable cost effective information security practice. As a key advisor, Mr. Cameron’s duties included global management responsibilities covering cyber security, business continuity management and physical security as well as global responsibility for the overall information risk management programs, including the company’s information risk and security strategies, tactics, planning, governance, architecture, and operations. At XL Global Services, Inc., another insurance and reinsurance company, he served as Senior Vice President, Chief Information Security Officer, and VP of Information Risk from 2002 through April of 2017. At XL Global Services, he had global responsibility for overall Information Risk Management program, including the company’s information risk and security strategies, tactics, planning, governance, architecture, and operations. Mr. Cameron is an expert at navigating the complex global regulatory environment (GDPR, HIPAA, NYDFS, ITAR) and US regulatory regime as it pertains to the Committee on Foreign Investment in the United States (CFIUS). As a firm believer in security for both individuals and enterprises, Mr. Cameron achieved an “All Star” designation from Risk and Insurance magazine for his ongoing peer recognition in security awareness and education. One of these unique initiatives raised over $10,000 for Medicine Sans Frontier. As an active member of various global security consortiums including the FS-ISAC and the European-based Information Security Forum (ISF), he participated in thought leadership efforts to create a global information security culture. Additionally, he continuously participates in round table and panel discussions at international conferences to further entrench the security mindset and awareness. Mr. Cameron holds and maintains a Certified Information Systems Security Professional (CISSP) designation and an Associates in Business from the University of Phoenix.

Jing Huang has served as a member of the Board of Directors of INFINT since November 2021. Since December 2022, Ms. Huang has served as Global Life & Health Chief Actuary at Gen Re, a global reinsurer and a member of the Berkshire Hathaway family of companies. Since June 2022, Ms. Huang has served as an independent director of the Board of Directors of Amplify Life Insurance. Ms. Huang served as Senior Vice President, Consumer Lines Strategy from November 2021 to October 2022 at Oscar Health, Inc. (NYSE: OSCR), a technology-driven health insurance company dedicated to creating a better healthcare experience for members with inclusive products and services. She served as Senior Vice President, Head of Individual Business, at Oscar Health, Inc. from October 2020 to November 2021 and Senior Vice President, Commercial Finance, at Oscar Health, Inc. from February 2020 to October 2020. Ms. Huang has prior experience at the multinational fintech giant Ant Group, where she acted as President and Chief Executive Officer of Ant Technologies US and Head of Intelligent Product and Services at Ant Financial from October 2017 to June 2019, focusing on inclusive financial service innovation and partnership. Prior to joining Ant Financial, Ms. Huang was Senior Managing Director, Global Treasury from April 2016 to September 2017 at AIG, a multi-line global insurer, responsible for group capital assessment including rating agency and Basel requirements, engagement in the development of IAIS Insurance Capital Standards, and various regulatory requirements with domestic and international regulators. At AIG, Ms. Huang also worked as a Managing Director, Global Actuarial from January 2011 to March 2014, and Senior Managing Director, Global Head of Insurance Company Capital and Asset Liability Management from March 2014 to April 2016. Ms. Huang was an adjunct faculty member of Columbia University’s Master of Science program, Enterprise Risk Management. Ms. Huang is a Fellow of Society of Actuaries since 2009, and a member of the American Academy of Actuaries since 2008. She holds a Bachelor of Science degree in Physics from Fudan University and a Ph.D. in Computational Biology from New York University.

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Andrey Novikov has served as a member of the Board of Directors of INFINT since November 2021. Mr. Novikov has since June of 2019 acted as Chief Executive Officer of Cardpay Mexico SAPI de CV, a Europe-based provider of physical and virtual payment services in Mexico. The company offers a wide range of services and a global merchant acquirer on a mission to enable fast, convenient, and secure payments for the businesses worldwide. Meanwhile, since November of 2019, he acts as Chief Financial Officer of Yunhong International (NASDAQ: ZGYH), a Cayman Islands SPAC. Since 2014, Mr. Novikov serves as a member of the Board of Directors of Innovative Payment Solutions, Inc. (OTC: IPSI), a US-based provider of physical and virtual payment services in Mexico. From 2008 to 2014, Mr. Novikov served as Vice President of QIWI PLC (NASDAQ: QIWI) and was primarily responsible for international business development and merger and acquisition transactions. From 1999 to 2007, Mr. Novikov served as the Deputy Director General of Bela Catarina Ltd., a Portuguese-Russian trading and manufacturing company. His responsibilities included negotiating with customers and partners in foreign countries, organizing the marketing events in Russia and Belarus, and implementing new sales analysis methods for business development and expansion. From 1996 to 1999, Mr. Novikov founded and managed Kvalitet Ltd., a trade company where he was involved in business development and implementation of innovative sales technology. He received an undergraduate degree from Moscow State Technological University Stankin.

Kevin Chen has served as a member of the Board of Directors and a founder of the Sponsor since November 2021. Mr. Chen is Chairman and Chief Executive Officer of Edoc Acquisition Corporation (NASDAQ: ADOC), a SPAC focused on businesses in the North American and Asian-Pacific healthcare and healthcare provider sectors, since August of 2020. Mr. Chen also has since February of 2019 served as a member of the board of directors of Horizon Global Access Fund, a segregate, Cayman Islands-based, portfolio of Flagship Healthcare Properties Fund, which is a leading U.S. Healthcare REIT. Mr. Chen has also acted as Chief Investment Officer and Chief Economist of Horizon Financial, a New York-based investment management firm that offers cross-border solutions for global clients, with a specialty in investment in U.S. healthcare facilities, since January of 2018. He is responsible for advising clients investing in healthcare facilities in the United States. In addition, Mr. Chen currently serves as a Manager of ACM Macro LLC, a registered investment advisor and affiliated entity of Horizon Financial Advisors LLC. He took this position in June 2017. From 2013 to 2017, Mr. Chen managed portfolios at several investment firms that were not registered with FINRA. From January of 2017 to June 2017, Mr. Chen acted as Chief Strategist at Hywin Capital Management, LLC. Mr. Chen was the Chief Investment Officer at Three Mountain Capital Management LP from August of 2013 until January of 2017. He has extensive experience with and has cultivated a broad network in investment management, particularly in the context of healthcare facilities. In his extensive business experience, Mr. Chen held essential positions such as co-founder and vice-chairman of the Absolute Return Investment Management Association of China, director of asset allocation at Morgan Stanley from August 2004 to August 2008, and manager at China Development Bank from September 1998 to August 2000. Mr. Chen has been a guest speaker at Harvard University, Fordham University, Pace University, and IESE Business School. He is a former member of the Adjunct Advisory Committee and former Interim Head of the Private Sector Concentration program of Master of Science in Global Affairs, New York University, and has been an adjunct professor in the Center for Global Affairs there since 2012. He received his PhD in Finance from the Financial Asset Management Engineering Center at University of Lausanne, Switzerland, an MBA in Finance from the Center for Economic Research, Tilburg University in the Netherlands, and a B.A. in Economics from the Renmin University of China in Beijing, China.

Legal Proceedings

As of December 31, 2022, to the knowledge of INFINT’s management, there was no material litigation, arbitration or governmental proceeding pending against INFINT or any members of INFINT’s management team in their capacity as such, and INFINT and the members of INFINT’s management team have not been subject to any such proceeding.

Periodic Reporting and Financial Information

INFINT’s units, Class A ordinary shares and warrants are registered under the Exchange Act and INFINT has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, INFINT’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

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INFINT’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Unless the context otherwise requires, all references in this section to the “INFINT,” “Company,” “we,” “us” or “our” refer to INFINT prior to the consummation of the Business Combination. The following discussion and analysis of INFINT’s financial condition and results of operations should be read in conjunction with its financial statements and the notes related thereto included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. INFINT’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The following discussion and analysis of INFINT’s financial condition and results of operations should be read in conjunction with INFINT’s financial statements, including the accompanying notes, contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. INFINT’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this proxy statement. Unless specified otherwise, the numbers set forth below are in thousands.

Overview

INFINT is a blank check company incorporated on March 8, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. INFINT intends to effectuate its business combination using cash from the proceeds of the initial public offering and the sale of the private placement, its capital stock, debt or a combination of cash, stock and debt.

INFINT expects to continue to incur significant costs in the pursuit of its acquisition plans. INFINT cannot assure you that its plans to complete a business combination will be successful.

Proposed Business Combination

Business Combination Agreement

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub, and Seamless. The Business Combination Agreement was amended on October 20, 2022, November 29, 2022 and February 20, 2023. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT. At the merger effective time, each Seamless ordinary share outstanding as of immediately prior to the merger effective time will be converted into a right to receive a number of New Seamless ordinary shares in accordance with the Conversion Rate. Given that the Aggregate Transaction Consideration is 40,000,000 New Seamless ordinary shares, based on 58,030,000 Seamless ordinary shares issued and outstanding as of June 6, 2023, the Conversion Rate would equal to approximately 0.6893. Seamless Shareholders are expected to receive $400,000,000 in Aggregate Transaction Consideration in the form of New Seamless ordinary shares, equal to the quotient obtained by dividing the Aggregate Transaction Consideration ($400,000,000) by $10.00.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, INFINT, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Business Combination and all other matters or resolutions that could reasonably be expected to facilitate the Business Combination, (b) waive any dissenters’ rights in connection with the Business Combination, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to closing.

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Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, INFINT and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote at INFINT shareholders’ Meeting in favor of the Business Combination Agreement and the Business Combination, (b) abstain from redeeming any Sponsor founder shares in connection with the Business Combination, and (c) waive certain anti-dilution provisions contained in INFINT Memorandum and Articles (as defined in the Business Combination Agreement).

Results of Operations

INFINT’s only activities through March 31, 2023 and December 31, 2022 were organizational activities, those necessary to consummate the IPO, described below, and identifying a target company for the Business Combination. INFINT does not expect to generate any operating revenues until after the completion of the Business Combination. INFINT generates non-operating income in the form of interest income on marketable securities held in the Trust Account. INFINT is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For three months ended March 31, 2023, INFINT had net income of $998,238, which consisted of operating costs of $632,920, offset by interest earned on marketable securities held in the Trust Account of $1,631,158. For the three months ended March 31,2022, we had net loss of $462,567, which consisted of operating costs of $483,009, offset by interest earned on marketable securities held in the Trust Account of $20,442.

For the year ended December 31, 2022, INFINT had net loss of $1,111,964, which consisted of operating costs of $3,756,538, offset by interest earned on marketable securities held in the Trust Account of $2,932,192.

For the period from March 8, 2021 (inception) through December 31, 2021, INFINT had net loss of $181,695, which consisted of operating costs of $183,619, offset by interest earned on marketable securities held in the Trust Account of $1,924.

Liquidity and Capital Resources

On November 23, 2021, INFINT consummated its initial public offering of 17,391,200 of its units. Each Unit consists of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable warrant, with each whole Warrant entitling the holder to purchase one Ordinary Share at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $173,912,000.

Simultaneously with the consummation of the IPO, INFINT consummated the Private Placement of 7,032,580 warrants at a price of $1.00 per Private Warrant, generating total proceeds of $7,032,580, to INFINT’s sponsor, InFinT Capital LLC. The Private Warrants are identical to the Warrants sold in the IPO.

On November 23, 2021, INFINT consummated the sale of an additional 764,262 Private Warrants in connection with the underwriter’s exercise of its over-allotment option to purchase an additional 2,608,680 Units for gross proceeds of $26,086,800. The Private Warrants were sold at $1.00 per Private Warrant, generating additional gross proceeds of $764,262. Following the closing of the over-allotment option, INFINT generated total gross proceeds of $207,795,642 from the IPO and the Private Placement, of which the Company raised $199,998,800 in the IPO, $7,796,842 in the Private Placement and of which $202,998,782 was placed in INFINT’s trust account established in connection with the IPO.

For the three months ended March 31, 2023, cash used in operating activities was $129,918. Net income of $998,238 was offset by interest earned on marketable securities held in the Trust Account of $1,631,158. Changes in operating assets and liabilities used $503,002 of cash for operating activities.  For the three months ended March 31, 2022, cash used in operating activities was $109,724. Net loss of $462,567 was offset by interest earned on marketable securities held in the Trust Account of $20,442. Changes in operating assets and liabilities used $373,285 of cash for operating activities

For the year ended December 31, 2022, cash used in operating activities was $(756,716). Net loss of $1,111,964 was offset by interest earned on marketable securities held in the trust account of $2,932,192. Changes in operating assets and liabilities used $3,287,440 of cash for operating activities.

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For the period from March 8, 2021 (inception) through December 31, 2021, cash used in operating activities was $(711,252). Net loss of $181,695 was offset by interest earned on marketable securities held in the Trust Account of $1,924. Changes in operating assets and liabilities used $527,633 of cash for operating activities.

At March 31, 2023, INFINT had marketable securities held in the Trust Account of $101,834,184 consisting of securities held in a money market fund and government bonds that invests in United States government treasury bills, bonds or notes with a maturity of 185 days or less. At December 31, 2022, INFINT had marketable securities held in the trust account of $208,932,880 consisting of securities held in a money market fund and government bonds that invests in United States government treasury bills, bonds or notes with a maturity of 185 days or less. Through March 31, 2023, INFINT did not withdraw any interest earned on the Trust Account to pay its taxes. INFINT intends to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay its expenses relating thereto. To the extent that INFINT’s capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which INFINT had incurred prior to the completion of our Business Combination if the funds available to INFINT outside of the Trust Account were insufficient to cover such expenses.

At March 31, 2023, INFINT has available to it $141,549 of cash on its operating account and working capital deficit of $3,121,260. At December 31, 2022, INFINT had available to INFINT $271,467 of cash on its operating account and working capital deficit of $2,488,340. INFINT will use these funds primarily to find and evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. The interest income earned on the investments in the Trust Account are unavailable to fund operating expenses.

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or INFINT’s officers and directors may, but are not obligated to, loan INFINT funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of the Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that the Business Combination does not close, INFINT may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2023 and December 31, 2022, INFINT has not borrowed any amounts from Working Capital Loans.

INFINT has until August 23, 2023 to consummate its initial business combination. On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

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Based on the foregoing, management believes that INFINT expects to continue to incur significant costs in pursuit of the consummation of the Business Combination. INFINT’s liquidity needs prior to the consummation of the IPO had been satisfied through proceeds from notes payable and from the issuance of ordinary shares. However, the $141,549 in cash might not be sufficient to allow INFINT to operate for at least the next 12 months from the issuance of the financial statements. Additionally, the combination period is less than one year from the date of the issuance of the financial statements. As a result, there is substantial doubt that INFINT can sustain operations for a period of at least one-year from the issuance date of these financial statements.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or INFIN’s officers and directors may, but are not obligated to, loan INFINT funds as may be required (such loans, “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, INFINT may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of March 31, 2023, INFINT has not borrowed any amount from the Working Capital Loans.

On May 1, 2023, INFINT issued an unsecured promissory note (the “Note”) in the principal amount of up to $150,000 to the Sponsor which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by INFINT. The Note does not bear interest and the principal balance will be payable on the date on which INFINT consummates its initial business combination (such date, the “Maturity Date”). In the event INFINT consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of Private Placement Warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of June 6, 2023, $75,000 is outstanding under the Note.

Off-Balance Sheet Arrangements

INFINT has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023 and December 31, 2022. INFINT does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. INFINT has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

INFINT does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay its Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. INFINT began incurring these fees on November 23, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and its liquidation.

In connection with its initial business combination, INFINT is obligated to pay its expenses relating thereto, including the deferred underwriting commission payable to its underwriter in an amount equal to 3.0% of the total gross proceeds raised in the offering, or $5,999,964, upon consummation of its initial business combination.

INFINT does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

Underwriting Fees. In connection with the INFINT IPO, the underwriters were paid a fee of $0.125 per unit, or $2,499,985 in the aggregate. The underwriters are entitled to a deferred fee of $0.30 per unit, or $5,999,964 in the aggregate. The deferred fee will become payable to the underwriters solely in the event that INFINT completes a business combination, subject to the terms of the underwriting agreement.

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Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. INFINT has identified the following critical accounting policies:

Class A ordinary shares subject to possible redemption

INFINT accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within INFINT’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. INFINT’s Class A ordinary shares feature certain redemption rights that are considered by INFINT to be outside of INFINT’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022, the Class A ordinary shares subject to possible redemption in the amount of $208,932,880 are presented as temporary equity, outside of the shareholders’ equity section of INFINT’s balance sheet. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023. At March 31, 2023, the Class A ordinary shares subject to possible redemption in the amount of $101,834,184 are presented as temporary equity, outside of the shareholders’ equity section of INFINT’s balance sheet.

Warrants

INFINT accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all the requirements for equity classification under ASC 815, including whether the warrants are indexed to INFINT’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and is re-evaluated as of each subsequent quarterly period end date while the warrants are outstanding. INFINT concluded that the warrants should be classified as equity.

Net loss per ordinary share

INFINT complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At March 31, 2023 and December 31, 2022, INFINT did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of INFINT. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on its financial statements.

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Seamless’ Business

Unless otherwise indicated or the context otherwise requires, references in this section to “Seamless,” “it,” or “their,” generally refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after giving effect to the Business Combination. Seamless was incorporated in the British Virgin Islands on November 11, 2013 and was subsequently registered by way of continuation in the Cayman Islands on October 23, 2018 under the name TNG FinTech Group Inc. and subsequently changed its name to Seamless Group Inc. on January 19, 2022. Following the completion of the Business Combination, Seamless will be a subsidiary of INFINT, which will change its name to Currenc Group Inc. Pursuant to requirements of the Business Combination Agreement, Seamless intends to complete the relocation of its headquarters from Hong Kong to Singapore before the Closing.

Industry Overview

Money Transfer Business

Digital remittances are cross-border money transfers conducted over the internet mostly by the migrant population using digital transfer networks like e-Wallets, easy-to-use mobile applications and others. People living in Asian countries are increasingly engaging with counterparts abroad for medical, business, education, entertainment, leisure and other activities. In addition, there is a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis.

Remittances in general include fund transfers between residents and non-residents and earnings transfer from short-term workers from other countries to their country of origin. Remittances are often made on a regular or periodic basis and most users do not switch their fund transfer provider frequently. Digital remittances refer to those funds sent to other countries using digital transfer platforms other than bank SWIFT systems. Funds that are transferred domestically are usually not included in the digital remittances segment.

In the past, traditionally, sending money across the borders has been done through the bank SWIFT system.

How traditional remittance works today
(traditional bank with SWIFT)

Sender
2
Central Counterparty
FX cost: $$$
1
Sending bank
Sending correspondent bank / Liquidity provider (J.P.Morgan, Citi, BOA...etc)
Lifting fees
3
4
Receiving correspondent bank
Lifting fees
Central Counterparty
Payout in a few working days
5
Beneficiary
Receiving bank

Problems today:

- **High cost of transaction** due to involvement of more intermediaries (e.g. clearing/correspondent banks/receiving bank)
- **Long transaction turnaround time**
- **Subject to currency fluctuation**
- **No non-bank network** (can't served the ~2 billion unbanked community)

Journey

1. Sending bank receives remittance request/instruction from sender and forward request to central counterparty.
2. Central counterparty is involved in clearing and forwards it to the sending correspondent (eg. J.P. Morgan, Citi Bank, Bank of America...etc)
3. This correspondent calculates FX costs, performs switching and local currency conversion before forwarding the instruction to the receiving correspondent bank.
4. Receiving correspondent bank then forwards the transaction instruction to its central counterparty.
5. Receiving bank receives the instruction to deposit said remittance amount into the beneficiary's account.

Note:
A fee is charged by each processing party and intermediary in this journey.

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Traditional bank SWIFT remittance systems enjoy the advantages of reliability and security, which is an important consideration for people and especially corporations for sending large sums of money to other countries, and the wide coverage of the global network of SWIFT which covers almost all countries. However, there are many pain points in the bank SWIFT system. First, the processing costs and expenses are high. This is particularly so for those remittance flows which involve small amounts of money, which are often done on a regular and frequent basis. The relatively high fixed transaction fees charged by banks may constitute a larger proportion of the remittance money if the remittance amount involved is small. Second, the process is tedious and usually takes a few days for processing. That may lead to frustration and anxiety for the senders and receivers, especially when the recipient needs the money urgently. Third, to receive funds through the SWIFT system a recipient must have access to a bank account, which poses a serious problem for many residents of Southeast Asian countries that have no bank accounts and have no access to banking services.

World’s Most Unbanked Countries

Country	Total Population (Millions)	Unbanked Population (%)	Cash Transactions (%)	Card Transactions (%)	# of ATMs per 100,000 Adults	Internet Penetration (%)
Morocco	36.9	71	41	27	28.6	62
Vietnam	97.3	69	26	35	25.9	66
Egypt	102.3	67	55	27	20.1	45
Philippines	109.6	66	37	22	29.0	60
Mexico	128.9	63	21	44	61.5	66
Nigeria	206.1	60	24	27	16.9	70
Peru	33.0	57	22	62	126.7	49
Colombia	50.9	54	15	55	41.3	62
Indonesia	273.5	51	13	34	53.3	55
Argentina	45.2	51	18	45	60.9	76
Kenya	53.8	44	40	25	7.7	83
Romania	19.2	42	78	19	64.4	64
Kazakhstan	18.8	41	60	20	85.9	76
Ukraine	43.7	37	60	28	96.3	57
Uruguay	3.5	36	26	53	120.1	68
South Africa	59.3	31	11	43	65.3	56
Turkey	84.3	31	8	71	84.0	65
Brazil	212.6	30	18	62	101.7	67
Bulgaria	7.0	28	63	26	94.3	63
Saudi Arabia	34.8	28	34	35	73.3	82
Chile	19.1	26	11	70	50.0	82
Hungary	9.7	25	45	44	61.0	77
Russia	145.9	24	17	37	165.5	76
India	1,380	20	17	32	21.0	34
China	1,439.3	20	6	22	95.6	54
Czech Republic	10.7	19	44	22	58.0	88
Thailand	69.8	18	16	26	115.1	53
Lithuania	2.7	17	12	24	38.6	78
Slovakia	5.5	16	41	17	61.8	82
Greece	10.4	15	29	54	63.4	70
Malaysia	32.4	15	11	32	44.7	80
Poland	37.9	13	12	25	70.6	76
Latvia	1.9	7	12	49	58.3	81
Israel	8.7	7	1	76	133.2	82
USA	331	7	4	59	N/A	89
Spain	46.8	6	11	49	106.3	85
France	65.3	6	5	55	98.3	90
Italy	60.5	6	5	55	98.3	90
Taiwan	23.8	6	12	42	N/A	88
South Korea	51.3	5	2	73	267.0	95
Hong Kong	7.5	5	2	73	53.2	89
UK	67.9	4	7	56	110.3	95
Estonia	1.3	2	12	21	66.9	88
Austria	9.0	2	4	28	172.0	88
Singapore	5.9	2	4	75	58.8	84
Japan	126.5	2	6	68	124.1	93
Switzerland	8.7	2	2	25	97.2	94
Germany	83.8	1	4	11	119.9	93
Belgium	11.6	1	6	51	81.0	88
New Zealand	4.8	1	3	55	63.5	91
Australia	25.5	0	5	53	146.1	88
Canada	37.7	0	3	73	214.1	93
Denmark	5.8	0	3	54	44.8	97
Netherlands	17.1	0	0	19	41.1	93
Finland	5.5	0	2	23	34.7	96
Sweden	10.1	0	2	46	31.9	96
Norway	5.4	0	3	50	31.6	97

Source: Merchant Machine, 2021

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In 2021, in the five Southeast Asian countries of Vietnam, Philippines, Indonesia, Thailand and Malaysia, 219 million of the total population of 582.6 million people were unbanked, representing 37.5% of the population. These unbanked individuals and similar persons in other Southeast Asian countries or other emerging markets are unable to receive funds and convert them to cash via banks or Automatic Teller Machines (ATMs). In addition, the population in the Philippines and Indonesia is widely dispersed, and there is not a well-developed transportation system to connect exurban people to the cities. There are 7,642 islands in the Philippines, and 18,110 islands in Indonesia. The widely dispersed population within these countries limits the penetration of bank branches and ATM availability for the cash withdrawals needed in the countries’ highly cash-based societies, further frustrating the ability of individuals to receive money sent from abroad.

Composed of ten countries, the Association of Southeast Asian Nations (ASEAN) has a combined population of about 650 million people. In the last two decades, labor migration has emerged as a significant driver of economic growth and development in the region, as well as a safety net for families and communities who depend on migrants earning a livelihood outside of their home country. The region holds both countries of net origin (Cambodia, Indonesia, the Lao People’s Democratic Republic, Myanmar, the Philippines and Viet Nam) and destination (Brunei Darussalam, Malaysia, Singapore and Thailand). Per government data submitted to the International Labour Migration Statistics (ILMS) Database in ASEAN, there are about 5.1 million employed migrants in the region. In 2019, Malaysia and Thailand were among the top 20 countries globally with the largest numbers of international migrants. The number of migrants from the region working abroad increased from 2.2 million in 2014 to 2.9 million in 2018. Indonesia and the Philippines are among the top 20 countries with the largest diaspora populations in the world, ranked 14th and 9th respectively in 2020 (UNDESA, 2020). The international remittances received by the region increased from $48 billion in 2010 to $78 billion in 2019. As demographic and development differences continue to widen in the region and other parts of the world, this trend is projected to increase in the future. (Source - Measuring Labour Migration in ASEAN: Analysis from the ILO’s International Labour Migration Statistics (ILMS) Database)

These migrant workers have a strong need to send money back to their families in their homelands on a monthly or other periodic basis. On average, the income levels of these migrant workers are relatively low, and as such, the amounts of money they send back to their families every month are not large in general. Because most of their families depend on these overseas incomes to support their livelihood, the migrant workers usually need to send the money to their families at least monthly, if not more frequently. Traditionally, the migrant workers have to rely on the banking system for sending money back to their homelands. However, the processing costs and forex spreads charged by banks are excessive in comparison to the small amount of the remittance. The endless chains of mediators, hidden charges, and paperwork involved in traditional money transfer channels made the process costly and arduous. These services charge comparatively high fees, and on average, the transaction fees and currency spreads charged by banks will represent around 6%-11% of the remittance money processed, depending on the amount transferred and the banks and countries involved. As a result, users across the globe are shifting toward digital remittance services in order to minimize the money transfer time and remittance costs. Digital companies such as WISE, Tranglo, Worldremit and Remitly have won their share of the market by offering reduced transfer fees enabled by optimizing the use of digital infrastructures to bypass much of the cost of traditional transfers.

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Fund Flow

Note: Remittance Licensees are licensed financial institutions

1. Remittance Licensee makes prefunding (say USD100K) to Tranglo's bank account in advance (T-1 Day). Tranglo credits USD100K to the designated prefunding pool of the Licensee.

Remittance Licensee has the right to the USD100K in the prefunding pool.	Tranglo has the obligation to provide USD100K remittance services to the Remittance Licensees.

2. On T-1 Day, Tranglo transfers USD100K to Payout Agents' bank accounts, which is used to top up the prefunding pool of Tranglo.

Tranglo has the right to the USD100K in the prefunding pool.	Payout Agent has the obligation to provide USD100K remittance services for Tranglo.

3. On T Day, Sender (Individual end user of sending country) instructs Remittance Licensee via digital platforms (e.g. mobile application or website) to send USD10K to a beneficiary in the recipient country.

USD10K is deducted from the Sender's wallet by the Remittance Licensee.

4. On T Day, Remittance Licensee confirms the request and instructs Tranglo to process the transaction and send USD10K to the beneficiary in the recipient country via direct API link..

The right of the Remittance Licensee to the prefunding pool drops to USD90K.	Tranglo deducts USD10K from the Remittance Licensee's prefunding pool. The obligation to the prefunding of Remittance Licensee drops to USD90K.

5. Tranglo Connect performs FX conversion, compliance screening and applies intelligent routing to the preferred payout destination.
6. On T Day, Tranglo sends remittance instruction to Payout Agents that provide a variety of payout options, such as banks/e-wallets, physical pickup points to disperse USD10K to the Beneficiary.

Payout Agent deducts USD10K from Tranglo's prefunding pool and the obligation to the prefunding of Tranglo drops to USD90K.	The right of Tranglo to the prefunding pool drops to USD90K.

7. On T Day, the Payout Agent sends USD10K to the Beneficiary's bank account or eWallet in the recipient country, or the beneficiary could choose to collect the cash from cash pick up points.

Beneficiary gets USD10K on the same day as Sender sends the money - REAL-TIME REMITTANCE

For digital remittance, the fund transfer is conducted outside the bank SWIFT system. Instead, it goes through a remittance hub like Tranglo, which connects with participants like banks, e-Wallets or other remittance licensees by an application programming interface (“API”) and web-based integration. The participants fund transactions through the remittance hub by prepayment, depositing a tranche of funds in a segregated bank account of the remittance agent in what is known in the industry as the prefunding process. The remittance agent connects with various payout agents in different countries using a similar integration through an API and web-based applications. In connection with a fund transfer using Tranglo as remittance hub, Tranglo serves as the remittance agent. Upon the execution of a remittance order by the user of a participant, the remittance agent will execute the order and render payout of the fund via a payout agent on a real-time basis, deducting the amount of the transaction from the prefunded deposit of the participant. As a result, instead of having to wait for a few days as the sender sends the money via the banking system, the recipients can receive funds in the form of cash almost instantly after the sender initiates the transfer by clicking a button on a digital remittance platform.

Moreover, as the remittance agents connect not only with banks as their payout agents, but also with post offices, convenience shops or other cash pick up points, the recipients are able to enjoy the luxury of choosing different modes for cashing out the money. Currently, Tranglo has established a network of more than 2,000 banks and e-Wallets operators, and more than 140,000 cash pick up points which cover more than 20 countries.

In the past few years, the digital remittance industry has expanded its market reach beyond individual senders or migrant workers to include corporations. The demand by corporations to send or collect larger sums of money to and from other countries has been growing as globalization continues its rapid pace. Also, as e-Commerce and cross-border selling or purchasing of goods have grown rapidly in Southeast Asia, the need of corporations to send or collect funds have increased. Corporations are looking for more cost effective and efficient means for cross-border money transfers, especially in Southeast Asian countries and other emerging markets. Corporations are increasingly turning to digital remittance platforms or institutions for conducting regular cross-border money transfers. These corporations or eCommerce platforms are not financial institutions and do not possess the required financial licenses for processing money or funds transfers. The digital remittance industry has emerged to serve as a platform for these non-financial institutions to meet this demand.

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How Tranglo's digital remittance works today
(Tranglo Business for Merchants & Corporations)

2
Tranglo Business
Forex trading & treasury management
Multi-Currency settlement
Seamless experience
Troubleshooting
Screening
Account management
Customer support
Senders
Non-banks,
Non-financial institutions
Corporations
Merchants
Online sellers
SMEs
1
Collection
API (Application Programming Interface) / Web Platform
3
Real-time Payout
Beneficiary
1,300
banks / e-Wallets
140,000+
pickup points
22 countries

Journey

1. Tranglo helps customers (corporates, online sellers, merchants and SMEs) collect payments from their customers in Singapore and Malaysia. This can be done via direct API link or web platform. Funds are collected into local bank.

2. Tranglo performs screening, FX conversion and also receives payout instruction from respective customers.

3. Tranglo sends payout instruction to receiving institutions that provide a variety of payout options, such as banks/wallets, pickup points.

Tranglo Business's offers:

- **All-in-one platform** for cross-border collection and payout
- **Locked foreign exchange** means no forex risk
- Available **for businesses of any sizes**
- Customers **do not need to be a licensed** financial institution/money service provider

The digital remittance industry can provide an all-in-one platform for non-financial institutions to collect and distribute large numbers of payments across different countries in a timely and highly cost-effective manner. Online money transfer platforms also help manage transfers of funds between organizations as well as between organizations and their customers. These efficient, user-friendly platforms allow users to have access to money transactions directly and execute the fund transfer process easier, allowing corporations to reduce administrative costs.

The increasing penetration of smartphones in emerging countries, the increasing number of cross-border transactions and the growing adoption of mobile-based payment channels are expected to propel market growth. Further, the increasing adoption of digital wallets is expected to accentuate segment growth. Digital wallets enable customers to transfer and track their funds from their digital wallet application, and digital remittance services offer privacy and protection for consumers’ transactions and funds.

Digital remittance services became even more important during the COVID-19 pandemic. Restrictions on travel and public movement led to a reduced frequency of customer visits to banks and other financial institutions for remitting money. People began to increasingly rely on digital payment methods to conduct various transactions. The COVID-19 pandemic led to greater adoption and use of e-Wallets, as consumers shifted away from cash for online and in-store payments. With gaps in financial services, banks are being challenged by the broader user functions available from e-Wallets to build their digital capabilities or partner with e-Wallets to remain relevant. In addition to more partnership and technical integration with merchants’ Point-of-Sales (POS) systems, trust in the security of e-Wallets will remain an influential feature driving use in the future.

Another significant trend impacting digital remittance businesses is increasing regulation. Regulations in the region apply not only banks but extend the same measures to the money service operators to establish a strong focus on anti-money laundry and counter-terrorism financing programs, cybersecurity and consumer protection. Regulations also require money remittance providers, banks and other financial institutions to develop systems to detect, monitor and prevent suspicious transactions by screening all of their transactions against a comprehensive set of rules, and reporting exceptions to the authorities in a regular manner.

Lack of confidence in the security and compliance of digital remittance services has hindered growth in the market in the past. The trend toward tightened regulations is expected to drive out less reputable service providers and enhance the overall image of the digital remittances industry. The strict regulations which subject digital remittance players to the same regulatory standards of banks should further increase user confidence in these services, a critical requirement for adoption by financial institutions and corporations. Sending money globally through digital remittance platforms can now provide the same level of protection as banks, but at a lower cost and on a real-time basis. Wider adoption by financial institutions and corporations is important for the growth of the digital remittance industry as a whole.

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Summary statistics on digital remittance (source - Statistics)

●	Annual transaction value is projected to reach $120.2 billion in 2022.

●	Transaction value is expected to show an annual growth rate (CAGR 2022-2027) of 8.13% resulting in a projected total annual transaction value of $177.7 billion by 2027.

●	The number of annual users is expected to reach 18.6 million by 2027.

●	The average transaction value per user is expected to grow to $9,400 in 2022.

●	The Southeast Asia digital remittance market size was valued at $49.9 billion in 2021 and is expected to reach $269.8 billion by 2028, at a CAGR of 23.5% during the forecast period 2022 to 2028.

Global Airtime Transfer Business

Globally, airtime made up $12 billion of the $1 trillion mobile money industry in 2021, according to a GSMA report. That number represented a 21% year-on-year increase, highlighting the continued importance of international airtime services. However, in terms of transactions, airtime made up just 3% of all outgoing mobile transactions in 2021. In fact, GSMA Mobile Money Metrics found that airtime accounted for much less value even if they exceeded the peer-to-peer mobile money transaction volumes.

Regions where legacy connections remain dominant are especially dependent on International airtime transfers. For example, airtime top-ups accounted for over 49% of the mobile transactions in Sub-Saharan Africa in 2018. While smartphone penetration reached 50% in the region as of September 2020, 35% of them run on 2G and 3G connectivity1. Data is also expensive in the region. According to WEF, 1Gb of data costs 40% of the average monthly wage in Sub-Saharan Africa, causing users to turn to airtime top-ups as a more affordable alternative.

Modes of transfer

Airtime has not changed since its inception. There are two main modes that users use to send and receive airtime credit - pin-based transactions and pinless transfers.

Pin-based transfer is the traditional mode of transfer. Utilizing physical reload cards that can be scratched to reveal a string of numbers (a pin), a user will need to key in these numbers into an SMS or USSD menu to reload airtime. These single-use reload cards are available physically and electronically. They are further divided into single- or multi-country pins. A single-country pin allows a sender to make a top-up to any operator of a single country, while multi-country pin allows a sender to make a one-time top-up to any one operator in a few designated countries.

Pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

1 GSMA’s Global Mobile Trends 2021

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Challenges

The airtime transfer business faces a number of challenges:

Fraud - System loopholes can be exploited and pin-based reload cards may be subject to theft, leading to significant loss of value. To this end, many top-up providers have migrated to pinless transfer solutions for better security.

Data security - Mobile numbers can also be misused by unscrupulous traders and sellers, subjecting users to harassment in the form of unsolicited calls and spam messages. A recent development that seeks to address this problem lies in the form of a tokenization system, where sensitive data is replaced with a unique string of numbers that cannot be compromised.

Wholesale roaming market - According to Juniper Research, roaming revenues accounted for under 7% ($50.6 billion) of total operator revenues in 2019. But new data roaming services like Roam-Like-Home and Wi-Fi calling allow users to use their home numbers without needing to seek foreign airtime top-ups, lowering demand.

Retail Airtime Business In Indonesia

The traditional telecommunication industry in Indonesia as of 2019 is a lucrative business, with more than 341.3 million users registered by the incumbent phone networks, exceeding the population in Indonesia of 270.6 million. Approximately 331.9 million (97.2%) of those users purchase prepaid airtime before using their phone for Internet access or to make or receive phone calls, and only 9.41 million (2.8%) users pay for their service in arrears (source: databoks.katadata.co.id). In 2020 the market for mobile telecommunication services was $7.11 billion, divided among five large telecommunication operators in Indonesia: TELKOMSEL, XL AXIATA, INDOSAT OOREDOO, TRI INDONESIA & SMARTFREN. These sales are made through two principal two channels – in store purchases of airtime products by end users that are distributed through a distributor partnership; and modern channel distribution through online shops and online platforms including websites and applications.

Based on data from bisnis.com, in 2021 more than 50% of the total market transactions were generated by the traditional channel and less than 50% generated by the modern channels. In 2021, there were between 100 and 150 authorized distributors across all operators, which in turn manage over seven million telecommunication outlets/merchants across Indonesia serving 331.9 million end users. Distribution is tiered into four separate levels:

●	Level 1 – Authorized Distribution Partner – For these distributors, the average margin ranges from 3.75% to 4.75%, excluding incentive payouts from operators.

●	Level 2 – Distributor Reseller/Big Player – These distributors focus on achieving a high volume of transactions, and the average margin ranges from 0.5% to 1.5%.

●	Level 3 – Airtime All Operator Wholesaler – These distributors provide websites and applications to resell airtime to outlets or directly to end users, and the average margin ranges from 1% to 2%.

●	Level 4 – Outlets/Merchants – The outlets and merchants, which can be a business or an individual, conduct direct selling to end users, and achieve average margins ranging from 4% to 7%.

Telecommunication User Behavior in Indonesia

Approximately 50% of the mobile telecommunication users in Indonesia buy airtime from the traditional channels, i.e., offline shops, such as nearby outlets or merchants, driven in part by the fact that almost of 40% (92 million people) of Indonesia’s population are still unbanked and thus are not able to make purchases electronically through the legacy bank payment system. Of those who have bank accounts, 47 million still have no easy access to banking services like traditional ATM machines for conducting transactions. For these reasons, the potential market for transition to online airtime sales is significant, and many existing Indonesian e-commerce websites and online channels have begun to sell airtime through their channel or application (e.g., Google, Temasek, Bain & Company via bisnisindonesia.id).

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SEAMLESS’ MISSION

Seamless’ mission is to provide financial and social inclusion to the billions of unbanked and underbanked individuals by revolutionizing traditional financial services.

Overview

Seamless is one of the leading operators of global money transfer services in Southeast Asia. It operates a remittance business principally through Tranglo, which is a leading platform and service provider of cross-border payment processing capabilities worldwide and also a leading international airtime transfer operator in Southeast Asia, and a retail airtime business in Indonesia through WalletKu.

Seamless’ business model is highly scalable and transferrable to other geographic markets. The knowledge it has gained from building its operations in Southeast Asia has helped it to understand the pain points faced by individuals and merchants in Asian markets, as well as to facilitate the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across its core markets.

Tranglo Global Remittance Business

Tranglo provides a single unified application programming interface for licensed banks and money service operators (“MSO”) and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to transfer money and process payments globally. Tranglo has built an extensive payout network across more than 25 countries covering more than 1,300 banks or e-Wallet operators, while serving 135 corporate customers as of December 31, 2022, and it processed over 11 million transactions with a total value of $3.55 billion for the year ended December 31, 2022. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the divestiture. Tranglo also operates the international airtime transfer business. As of December 31, 2022, it served more than 600 telco operators worldwide.

Tranglo Global Airtime Business

Tranglo retains a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Tranglo’s proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 600 mobile operators across 128 countries.

In the years since Tranglo started providing airtime transfer in 2008, the industry has been overshadowed by the proliferation of e-wallets and new forms of cross-border payments. However, businesses continue purveying airtime as a supplementary product as it remains relevant, especially in developing countries where there are large underbanked communities.

As of December 2022, Tranglo’s top three airtime corridors are Malaysia-Indonesia, Malaysia-Bangladesh and UAE-Pakistan, collectively accounting for 49% of its total airtime transfers that year. This is in line with this GSMA report that shows airtime top-ups accounted for 46% of the total number of mobile transactions in South Asia in 2020.

WalletKu Retail Airtime Business in Indonesia

WalletKu is focusing on retail airtime business serving the Indonesian market. In addition to allowing users to purchase airtime usages and internet data top-up, WalletKu also allows users to make bill payments and other cash top-up and money transfers. As of December 31, 2022, WalletKu had 122,206 merchant and individual users, more than 4,400 active users for WalletKu Digital and 2,100 active users for WalletKu Indosat.

WalletKu Digital is a market retailer in Indonesia (Level 3 of the Indonesian distribution model hierarchy), serving the market needs such as Airtime & Internet Data, Electricity, Water Supplies, etc. WalletKu has also become one of the Authorized Distributors (Level 1 of the distribution model hierarchy) of the second largest Indonesia telecommunication provider, Indosat Ooredoo Hutchison, and managing two cluster areas out of 100+ clusters of Indosat.

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We believe that WalletKu has a very competitive business model. It supports its customers, i.e., offline merchants, by offering them three days’ worth of consignment transactions to help them address their cash flow problems. WalletKu uses the Sales Representatives to conduct the business and maintain its relationship with merchants regularly. This strategy helps WalletKu to obtain and maintain its clientele in the Airtime Retailer market in Indonesia.

Since WalletKu is an app-based business provider, WalletKu also runs a modern channel business in which end users (direct customers) can also purchase airtime and internet data and pay bills in the WalletKu app. WalletKu has also become an E-Money services provider by co-branding with PT E2Pay Global Utama, a company that is already registered in the Central Bank of Indonesia to be a E-Money Services Provider in Indonesia. With this model, WalletKu can facilitate the unbanked population in Indonesia to access E-Money services. Along with this E-Money service, WalletKu can act as a remittance platform for users to send and receive money domestically, and leverage Seamless’ platform to allow Indonesians who are foreign workers in many countries to remit money back to their homeland.

Since the COVID-19 pandemic hit Indonesia in early 2020, there have been changes in consumer behavior, including an increase in the number of Indonesians engaging in online shopping. WalletKu has launched its WalletKu E-Commerce in WalletKu Application so as to leverage on its existing customer base.

Seamless’ Value Propositions

To Seamless’ individual users: Provide convenient and cost-effective solutions for their daily global money transfer, airtime top-up and bill payment settlement.

To Seamless’ remittance licensees: Provide lower cost of transaction as the end-to-end money transfer process involves fewer intermediaries as compared to the traditional banking network going through SWIFT.

To Seamless’ merchants: Provide global, low cost unified cross border mass payment collection and payout solutions for merchants, eCommerce platforms, and corporations.

Seamless’ Strengths

Highly Scalable and Transferable Business Model Allowing Rapid Expansion of Seamless’ Operations in Southeast Asia

Seamless’ business model is highly scalable and transferrable to other geographic markets. Tranglo’s remittance and airtime transfer platforms have demonstrated the capability of Seamless to expand its business and market reach from Southeast Asia to other countries worldwide. Indonesia has served as a showcase for Seamless’ consumer facing operations. The knowledge it has gained from building Tranglo’s global remittance and airtime transfer platforms and Indonesian operations has helped Seamless to understand the frustrations faced by individuals and merchants in Asian markets. Seamless’ accumulated knowledge has also facilitated the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across the markets it serves.

Seamless’ focus on a tech-enabled and tech-focused business model allows it to set up, launch and scale-up operations quickly. Its platforms and technology have been designed to be scalable and easily transferable to new markets. They are modularized, meaning each function on Seamless’ platform is an independent feature that can be easily implemented, on its own or along with other functions, into other platforms. Seamless is able to deploy user data and insights from one market, adjusting for local market characteristics, to gain insights into user behavior.

In addition, Seamless’ management team has substantial operating experience across Southeast Asian markets, including Malaysia, Singapore and Indonesia. It is also continuously exploring opportunities to further expand into other markets in Southeast Asia and around the world.

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Leading In-house Cross-Border Transfer Capabilities

Tranglo provides in-house cross-border payment processing capabilities in markets around the world. This capability gives Seamless a unique position compared to most of its competitors that have to rely on third-party money transfer enablers. Having this in-house capability provides it with greater certainty over the quality and reliability of its services, while at the same time increasing its profit margins by virtue of reducing the money transfer charges that it incurs. Tranglo acts as a one-stop settlement agent for cross-border money transfer and provides a single unified application programming interface, or API, and settlement interface for licensed banks, e-Wallets and money service operators.

Tranglo is a leading cross border digital payment gateway, offering its customers the ability to process payout services. Tranglo has a payout network of more than 1,300 bank and eWallets partners, and over 135 corporate customers, covering more than 25 countries globally as of December 31, 2022.

Tranglo has a large portfolio of blue chip customers including WISE, SingTel, Remitly, Grab, PayPal, GEA, WeChat Pay HK, Maxis, Etisalat and Ding. These customers rely on Tranglo to provide switching, foreign exchange transactions and settlement services to enable instantaneous cross-border payouts into multiple countries and corridors.

For the year ended December 31, 2022, Tranglo managed 11 million transactions globally with a total value of $3.55 billion. Tranglo’s average daily transaction amount for the year ended December 31, 2022 was approximately $9.7 million. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the divestiture.

Strong Compliance Culture and Fully Licensed to Expand Seamless’ Services

Since its inception, Seamless has maintained strict and steadfast compliance with applicable laws and regulations. It works closely with regulators in consultation of new policies, and follows international risk management and relevant anti-money laundering and counter-terrorist financing (“AML/CTF”) standards to ensure robust controls both internally and when onboarding new customers/merchants.

Across the markets it serves and other jurisdictions, Seamless is licensed as follows:

●	Indonesia: Money Remittance license

●	Malaysia: Money Service Business license

●	Singapore: Money Service Operator license

●	United Kingdom: Authorized Payment Institution

Highly entrepreneurial and dynamic founding team backed by strong finance and technology professionals and on-the-ground local management

Seamless senior management is highly skilled, deeply entrepreneurial and boasts a wealth of relevant experience with leading financial and technology players.

Seamless’ chairman of the board, Alexander Kong, is an experienced and seasoned entrepreneur. Mr. Kong founded SINO Dynamic Solutions Limited, a company conducting enterprise software development for some of the world’s largest conglomerates and insurance companies.

Seamless has a truly pan-Asian management team with management team members from most of the major jurisdictions in Southeast Asia. In Indonesia, it maintains strong local, on-the-ground management teams who have a deep understanding of local consumers’ behavior and the local regulatory environment. This ensures that its operations retain a local perspective and receive sufficient oversight.

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TRANGLO

Tranglo Remittance Business

Tranglo is a leading cross-border payment company that delivers cutting edge remittance solutions globally, with a focus on Asia Pacific corridors. Its proprietary technology ensures transactions are processed reliably and near instantaneously, with sending and receiving support through a network of payment methods including bank/e-wallet transfers and cash pickup points. Tranglo was incorporated on March 10, 2008, and on November 5, 2018, Seamless acquired 60% controlling stake of Tranglo.

The remittance industry is driven mainly by the large population of migrant workers. In Asia, three (India, China and the Philippines) of the top four remittance recipient countries come from the region, according to the World Bank. Altogether, these three countries received $176 billion in remittances in 2021. After a 3.3% decline in 2020 due to the COVID-19 pandemic, remittance flows in East Asia and the Pacific (excluding China) rebounded with a 1.4% growth in 2021, owing to economic recovery and air travel resumption in some countries in the region.

Increasing regulatory controls may have a significant impact on the remittance industry. More stringent regulatory environments are expected to drive out the weak performers who have inadequate monitoring systems or compliance expertise or inefficient technology to meet the ever-changing and increasingly tighter regulatory requirements. Also, those operators who have a small user base and could not sustain a profitable operation for them to invest continually on new technology and services will gradually lose the market share and be forced out of the industry. Tranglo has a successful track record, and is trusted by its partners. Its processing value has grown rapidly since it launched its digital remittance services, and Tranglo has been operating at an increasing net profits and sustained net profit margins in recent few years. The positive net profits and cash flows have allowed Tranglo to continue to invest in its technology and infrastructure in order to make its platform more robust and user-friendly, and to ensure its compliance system can comply with evolving regulatory standards. Tranglo has also been successful in building new partnerships and new technologies which have helped lower its processing fees and expand its global reach.

Tranglo develops and operates an in-house proprietary cross-border payout processing platform. Tranglo provides a single unified API for its clients, and acts as a one-stop settlement agent for cross-border payout services. In addition, Tranglo’s foreign exchange services will enable their clients to accept and settle their payment transactions in multiple currencies.

Through advanced technological support, Tranglo offers seamless integration and user-friendly solutions for its clients to remit money and telecom credit across borders for their customers. The success of Tranglo’s business can be witnessed by the solid growth in corporate customer base from 156 as of December 31, 2018 to 191 as of December 31, 2022. In terms of customers and partners, as of December 31, 2022, Tranglo had a global payout network of more than 1,300 bank partners, 34 eWallets, 140,000 cash pick-up points and 600 mobile operators.

For the year ended December 31, 2022, Tranglo had processed more than 11 million transactions globally with a total value of $3.55 billion. Since its inception, Tranglo has processed more than $15.6 billion in cross-border payment transactions to date.

For the years ended December 31, 2020, 2021 and 2022, Tranglo’s revenue grew from $42.9 million to $48.7 million and declined to $38.4 million, respectively.

Tranglo operates mainly on a pre-funding basis for its cross border payout services. Tranglo’s clients need to pre-fund Tranglo before their transactions can be processed and Tranglo currently allows prefunding to be made either in US Dollar, Singapore Dollar, Euro, Sterling Pound, Indonesian Rupiah, Philippine Peso, Ringgit Malaysia, Japanese Yen, Hong Kong Dollar or Australian Dollar. When a transaction is effectuated, Tranglo deducts from the pre-funded pool of its client and processes the transaction in a timely and almost instant manner. Partners and customers are required to maintain a threshold level of pre-funded amount in their respective prefunding pools at all times.

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The chart below illustrates the flow of money for money transfer transactions:

Note:

●	A sender initiates a global money transfer through a Tranglo partnered e-Wallet operator

●	e-Wallet operator deducts an upfront handling fee and a foreign exchange spread from the sender and in turn, Tranglo deducts a foreign exchange spread and a fixed handling fee from e-Wallet operator

●	Tranglo sends the funds to the destination country through its network of financial intermediaries for pickup by the receiver

Tranglo’s revenue from the money remittance business comes from the foreign exchange spread and a fixed transaction fee charged to every transaction it processes. The foreign exchange spread is derived from the spread differences between Tranglo’s cost of foreign currencies purchase and price of foreign currencies sales to its customers. The fixed transaction fees charged by Tranglo depend on the recipient countries, type of outlet and others. Tranglo reviews and revises its pricing policies in response to the changing costs of its payout agents, and also to ensure that Tranglo can maintain its market competitiveness in the market.

Tranglo offers its cross-border payout services through Tranglo Connect and Tranglo Business.

Tranglo Connect – cross-border payments for financial businesses and payment providers

Tranglo provides cross-border payment services for licensed financial institutions, payment gateways and money service businesses via Tranglo Connect, where Tranglo acts as a payment intermediary and payment aggregator for its clients. Tranglo has developed a single unified API that can be easily duplicated for all supported recipients’ jurisdictions and payout networks, and provide coverage to multiple sender channels, whether physical outlets or electronic or mobile channels. This enables Tranglo’s platform to scale to other regions with ease.

E-Wallet platforms and banks can also benefit from Tranglo Connect to ensure seamless and efficient transfer of funds and cash withdrawals in jurisdictions and regions where Tranglo’s network covers. Tranglo’s mission is to create a global network that can enable a cash-free society. Tranglo’s uniform system enables all of its transactions, payments and transfers to be executed in a cost-effective and user-friendly manner.

As of December 31, 2022, Tranglo Connect provides 24/7 real-time or same business day payout to more than 2,100 bank partners and other non-bank financial institution partners in multiple jurisdictions.

Tranglo Business – cross-border payments for non-financial institutions

Tranglo also provides cross-border payment services for non-financial businesses of all sizes. They include non-payment providers such as e-commerce traders, vendors with regional or international suppliers and customers, travel agencies, and global freelancers or outsourcing companies. Through Tranglo’s services, merchants and retail customers enjoy the advantage of transferring funds to a large number of recipients on a single platform seamlessly. For example, e-commerce operators can send funds to their merchants and customers by placing the order on Tranglo’s platform, utilizing Tranglo’s foreign exchange services to conduct cross-border business without worrying about currency conversion, complicated procedures and execution uncertainty.

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Using the same single unified API, Tranglo helps these businesses utilize the most cost-effective way to send and receive money without sacrificing speed and security. Tranglo Business provides an all-in-one business payment solution from FX and wallet management to compliance screening. With a user-friendly and intuitive interface, customers can customize their payments using intelligence routing and approval management for different users.

Tranglo International Airtime Transfer Business

Tranglo has a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 660 mobile operators across 128 countries. Airtime transfer also allows telecom users to transfer telecom credit to another telecom user.

The chart below illustrates the flow of airtime transfer transactions:

Notes:

●	A sender initiates an airtime transfer request to a Tranglo partnered telecommunication service provider

●	Tranglo sends the equivalent airtime credit to receiver’s telecommunication service provider

Modes of international airtime transfer

Pinless transfers made up more than 90% of Tranglo’s total transactions in 2022, driven mainly by digital adoption and technology advancements.

Pin

Tranglo’s pin-based reloads are managed by gloReload, its proprietary pin-based system. This system bridges the communication between sending and receiving operators as well as implementing protocols for efficient inventory management.

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Pinless

Tranglo’s pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

In Tranglo, this mode of transfer is handled by gloTransfer. A typical process via gloTransfer is provided below:

1.	Business partner sends a transaction request to Tranglo via API (Request_ReloadSync)
2.	Tranglo verifies the parameters and forwards to the receiving partner (airtime destination) to process the recharge request.
3.	Once the recharge request is processed, the API connection will return a response to the sending partner.

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Tranglo Retail Airtime Business – Treatsup (Recharge of telecom credit)

Other than the airtime wholesale business, Tranglo also operates a retail airtime business through a mobile application called “Treatsup”. Treatsup Sdn Bhd is currently engaged in the provision of implementation and technical support services to the Treatsup mobile application who is also the IP holder of the application. Treatsup allows users to reload mobile and telecom credit for anyone, anytime, anywhere and it is currently connected to more than 200 mobile service providers worldwide. It also allows user to earn Treatsup points for each reload transaction and rewards activities by discovering new and exciting offers.

Operating Data of Tranglo 2019 – 2022

	As at December 31,	As at December 31,	As at December 31,	As at December 31,
	2019	2020	2021	2022
Operating Data – Customers
Tranglo Active Customers	187	189	195	191

Operating Data – Transactions
Cross Border Payment
Transaction value (US$ millions)	2,230.7	2,644.7	3,344.0	3,553.9
Number of transactions (‘000)	6,510.3	7,818.9	9,057.4	11,165.9
Airtime Transfer
Transaction value (US$ millions)	23.0	22.1	24.5	18.4
Number of transactions (‘000)	11,624.5	10,919.8	10,466.1	7,736.7
Total Transactions
Total transaction value (US$ millions)	2,253.7	2,666.8	3,368.5	3,572.3
Total number of transactions (‘000)	18,134.8	18,738.8	19,523.5	18,902.6

Strong Strategic Partnership Network

Blue-Chip Customers/Partners

In addition to being the backbone that enables the transfer and withdrawal of funds across e-Wallet platforms and banks, Tranglo has a large portfolio of blue-chip customers across both its payment segment and airtime transfer segment, including WISE, SingTel, Remitly, Grab, PayPal, GEA, WeChat Pay HK, Maxis, Etisalat and Ding amongst others. These customers rely on Tranglo’s cross-border payout solutions to enable instantaneous payouts across multiple countries and channels.

Tranglo has an in-house business development team to acquire customers or partners and it also relies on and engage third parties to help promote its services.

On the other hand, Seamless plans to develop B2C businesses targeting individual users in Southeast Asian countries like Philippines, Indonesia, UAE, Vietnam and Cambodia. Seamless believes that the market sizes of Southeast Asian countries are much bigger than that of Hong Kong and therefore the divestiture of TNG Asia and GEA will not have any impact on Seamless’ future business growth and development. Also, it is expected that TNG Asia and GEA will continue to use the remittance platform of Tranglo for their remittance services. Therefore, the business impact due to the divestiture will be minimal.

Strategic partnership with Ripple

In 2021, Ripple, the leading provider of enterprise blockchain and cryptocurrency solutions for cross-border payments, acquired 40% of Tranglo from certain prior investors in Tranglo. The transaction did not involve Tranglo or result in Ripple making an investment of new capital into Tranglo. This was done to scale RippleNet, Ripple’s global financial network, and tackle the complexities of the payment landscape in Southeast Asia and beyond. RippleNet leverages distributed ledger technology to deliver financial solutions – from bi-directional messaging, settlement, liquidity management and lines of credit – to a global network of partners.

This partnership introduced Ripple’s On-Demand Liquidity (ODL) service, enabling participating remittance partners to process instant cross-border payments to eliminate the costly prefunding arrangement. ODL leverages the digital asset XRP to facilitate low-cost transactions via RippleNet.

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The chart below illustrates how Tranglo’s partnership with Ripple utilizes ODL to streamline payments and enhance liquidity:

How Ripple's On-Demand Liquidity (ODL) works with Tranglo

4
1
ripple
ODL Remittance Partner's XRP wallet Account
5
Tranglo's USD crypto exchange (XRP-USD)
ODL Remittance Partner (Remittance Licensee who participate in ODL programme)
3
2
8
Invoice
Payment
6
Tranglo Singapore
7
Money Pool (Prefunding Pool) at Tranglo

Benefits of Ripple's ODL:

- Ripple provides **liquidity** to Remittance Licensees, **zero prefunding**
- **Locked foreign exchange rate** means no forex risk
- **Flexible settlement terms** means better cash flow management
- Even **faster transfer of funds**

Fund Flow

1. Upon requested by an ODL Remittance Partner (i.e. a remittance licensee who participate in ODL programme) ("ODL RP"), Ripple transfers XRP into ODL RP's XRP wallet account which is specifically and solely used for ODL purposes, to maintain a certain level of XRP balance. ODL RP acts as the custody of the XRP received but has no legal title, ownership nor proprietary right over it. Ripple has the legal title and right over the XRP transferred.

ODL RP receives XRP at their XRP wallet account.	Ripple retains the legal right and title over the XRP.

2. ODL RP sends a request to RippleNet, asking for prefunding (say USD100K) to Tranglo using ODL facilities.
3. RippleNet enquires the market spot rate for converting XRP to USD, adding fees and expenses, to calculate the amount of XRP needed in order to convert into USD100K after fees (say 300K XRP). RippleNet then sends ODL RP a committed proposal which offers to accept 300K XRP and provide USD100K for the ODL RP's prefunding money pool.
4. Once the ODL RP agrees to the proposal, it will authorize the crypto exchange to send from its wallet the agreed number of XRP (300K XRP) to Tranglo's XRP wallet account in crypto exchange (draw down).

ODL RP draws down 300K XRP and has the obligation to repay USD100K to Ripple for the 300K XRP. In turn, ODL RP has the right to the USD100k in Tranglo	Tranglo receives 300K XRP and has the obligation to credit USD100K, which is delivered as USD 100K by Ripple, to ODL RP's prefunding pool.

5. Upon Tranglo receiving 300K XRP, it is liquidated into USD automatically and instantaneously by a preset program in the crypto exchange. There may be fluctuation in XRP-USD conversion rate so liquidation of 300K XRP may not yield exactly USD100K. For any shortfall below USD100K after liquidation of 300K XRP, Tranglo is entitled to get the necessary amount of XRP from the Slippage Pool and liquidate it in the market to cover the shortfall. If the liquidation yields more than USD100K, Tranglo is required to deposit the excess in the form of XRP to the Slippage Pool. This ensures that Tranglo obtains the exact amount of money as stated in the proposal and does not have exchange risk of XRP.
6. After liquidation, USD100K is credited into Tranglo's fiat account in the crypto exchange.
7. Tranglo credits USD100K to the prefunding pool of the ODL RP and the ODL RP can start sending money for its end users through Tranglo.
8. On a weekly basis, Ripple will invoice ODL RP in fiat currency (in USD or another currency e.g. JPY, EUR, GBP, SGD) equal to the sum of all money which the ODL RP has committed in the previous ODL transactions and the total XRP drawn down (USD100K).

Prior to the ODL RP agreeing to the terms of a transaction, the XRP that is in the ODL RP’s wallet is a bailment and all legal right and title to the XRP remains with Ripple. Upon acceptance of the transaction, the XRP is drawn down by the ODL RPand title passes to the ODL RP. Ripple near instantaneously transfers the XRP to Tranglo’s account. As part of the transaction, Ripple has committed to both the ODL RP and Tranglo that the transfer of XRP from the ODL RP to Tranglo’s crypto wallet, and the subsequent liquidation of the XRP will end up with the exact agreed amount in fiat currency as stated in the transaction, in the example above $100,000, being provided to Tranglo. Thus, as part of the transaction, Tranglo receives the XRP and the XRP is immediately liquidated into fiat currency through a programmatic liquidation system installed by Ripple in the two crypto exchanges that Tranglo adopted. This $100,000 is considered as fiat currency being sent from the ODL RP to Tranglo for prefunding purpose. This commitment provided by Ripple on the exact amount of fiat currency after liquidation is conducted through the use of Slippage Pool, as explained below. Tranglo does not buy or borrow the XRP, and Seamless is of the understanding that the XRP is liquidated through selling the XRP directly in the crypto market by the programmatic liquidation system. Seamless has no knowledge of the existence of any market maker or counterparty to that transaction. After liquidation, Tranglo receives the amount in fiat currency in its crypto wallet account and will transfer that fiat currency to Tranglo’s own bank account on the next business day.

Although the near instantaneous conversion of a customer’s XRP into a fiat currency minimizes the risk of loss from the ODL service, to further guard against loss Ripple and Tranglo have set up a fund of XRP (the “Slippage Pool”) for the benefit of Tranglo and its customers. The Slippage Pool acts as a buffer for the liquidation process, and Ripple is responsible to maintain a minimum level of XRP reserve in the Slippage Pool. Ripple commits to a spot exchange rate for any XRP drawdown and liquidation at the time the transaction is originated. If price fluctuation causes the liquidation process to yield a different amount of fiat currency than expected from the committed spot rate, any shortfall will be covered by Tranglo drawing down and selling XRP from the Slippage Pool, and any excess will be deposited by Tranglo into the Slippage Pool for future use. In this way, Ripple acts as a guarantor to insure that Tranglo’s customer gets the agreed fiat currency amount from the prefunding transaction. Until drawn down, any XRP in the Slippage Pool is legally owned by Ripple and it retains control of the Slippage Pool. Ripple is responsible for reviewing from time to time the XRP level in Tranglo’s Slippage Pool and maintaining a minimum level of XRP in it.  Tranglo’s right is only to draw down amounts of XRP to cover a shortfall in the fiat currency in the event that the liquidation of the XRP produces a lower amount of fiat currency than is provided for in the contract with the ODL RP, and an obligation to pay an amount of XRP to the Slippage Pool in the event the liquidation of the XRP by Ripple produces a greater among of fiat currency than is provided for in the contract with the ODL RP. Because the contract is to deliver a specified amount of fiat currency to Tranglo for prefunding purposes, Tranglo does not have a liability for the repayment of any draw down caused by a shortfall as a result in the shift of the exchange rate. Because ODL users understand that any price volatility is buffered by the Slippage Pool, they are less likely to decline to use the ODL service even during times of higher volatility in the cryptocurrency market.

If volatility in the cryptocurrency market rises to the point that Tranglo cannot liquidate the XRP it receives, the Slippage Pool does not have enough assets to compensate for the customer’s conversion shortfall, or Tranglo cannot otherwise access the Slippage Pool, Tranglo may halt the process of XRP liquidation and inform its customer that their prefunding process has been paused and that their fiat prefunding account has not been topped up. If the customer wants to continue conducting remittance transactions, it can transfer fiat currency to Tranglo for its prefunding pool instead. To date, Tranglo has not faced a situation where it could not liquidate a customer’s XRP into the related fiat currency at the pre-agreed rate. However, in connection with the failure of Silicon Valley Bank and certain matters effecting the cryptocurrency market more broadly, Tranglo has paused the prefunding process using XRP. While a halt in the ODL service would not expose Tranglo to any direct risk of loss, such an event might adversely affect the market’s perception of the ODL service and, thereby, the reputation, results of operations and financial condition of Tranglo and Seamless.

Tranglo uses the cryptocurrency exchanges of Independent Reserve SG PTE and Betur, Inc. to liquidate the XRP it receives pursuant to their respective commercial cryptocurrency exchange participant agreements. These agreements either have a fixed term that automatically renews or are perpetual, subject to termination rights of the parties, and provide for exchange services pursuant to an agreed, published fee schedule. The Independent Reserve SG PTE agreement can be terminated by Tranglo at any time and by Independent Reserve SG PTE upon 60 days prior written notice. The Betur, Inc. agreement can be terminated by either party upon 60 days prior written notice without cause or promptly upon notice in the event of termination for cause, and may be suspended by Betur, Inc. upon 14 business days prior written notice for cause. Neither agreement obligates Tranglo to use a specific amount of the exchanges’ services or restricts it from using another exchange.

Tranglo has enabled ODL on all its payment corridors since March 2022. This followed the success of Tranglo’s pilot ODL deployment in September 2021, with 250,000 transactions worth $48 million processed in the first 100 days. A key advantage of this partnership is that remittance businesses gain access not only to markets available via RippleNet, but also Tranglo.

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Tranglo KYC Process

Tranglo performs know-your-customer (“KYC”) due diligence, including AML/CFT compliance, screening velocity check and a risk-based approach towards money service businesses and banks in relevant jurisdictions. As partners of Tranglo Connect are already licensed and regulated in their local jurisdiction, at times of onboarding, Tranglo reviews the relevant documents of the background of partners, such as the place of incorporation, ultimate beneficial owner, source of fund, business nature and scale, as well as the licensing requirement in that relevant jurisdiction, to ensure they are fully compliant with the regulatory requirements. Tranglo conducts further diligence periodically to ensure that its partners remain compliant after the initial onboarding and are following the latest regulatory developments. In addition, Tranglo has an internal monitoring system where it screens each transaction on a real-time basis. Where Tranglo finds any discrepancy, Tranglo notifies its partner to take further steps to improve their KYC process and monitoring systems. For the fund transfer and airtime transfer business, Tranglo does a screening on its customer via Lexis Nexis to check on any sanctioning status. Tranglo’s efficient, swift yet comprehensive and prudent KYC process is another competitive edge in the fintech market.

Tranglo does not provide services to customers who are licensed to operate in the United States and never offers ODL services to individuals or end users. Tranglo’s on-boarding and compliance process, summarized in the following chart and explanation, is designed to insure compliance with this restriction.

Overall Compliance Process Flow

Prospective MSB Partner
Subscribe via TPN Portal or approached by Business Development staff
Licensed MSB Partner Onboarding
Business Customer Due Diligence (CDD)
Request required CDD documents
Assessing CDD documents/ information obtained to ensure partners have in place AML/CFT Compliance program
Perform PEP/ Sanctions Screening
PEP Beneficial Owner (BO) / High Risk Country
Enhanced Due Diligence (ECDD)
Reject on-boarding if:
Incorporate in sanction country
Lack of AML/CFT compliance program
Incomplete CDD documents
BO true matched with sanction lists
Approval
Agreement negotiation & signing
API integration
Live testing
(Onboarding Process)
Ongoing Risk Monitoring Measures
During Transaction Screening/ Monitoring
PEP /Sanction Lists Screening
Compliance CDD threshold
Legal / Supplier receiving limit
Post Transaction Screening/ Monitoring
Auto alert to compliance for velocity check. Close monitoring on:
Single sender-multiple beneficiaries
Single beneficiary-multiple senders
Substantial accumulated sent/received value
High remittance frequency
Suspected structuring remittance
Detect suspicious transaction
(Transaction Monitoring Process)
Actions
Request CDD doc if:
Hit CDD thresholds
Reject txn if:
Matched sanction lists
Exceeded receiving limit
Perform ECDD if:
Suspicious txn detected
Submit STR once:
Suspicious is confirmed

Tranglo’s know-your-customer (KYC) process starts with its business customer due diligence process (CDD), in which its compliance team obtains the necessary due diligence documents. The documents are verified, reviewed and assessed to ensure that customers have in place adequate AML/CFT measures. Tranglo reviews and assesses the compliance function of the customers, and screens the directors and shareholders or beneficial owners of the customers to determine if any of them is a Politically Exposed Person (PEP) or residing in a High Risk Country as defined by the Financial Action Task Force. If so, Tranglo conducts further in-depth assessment via its Enhanced Due Diligence (ECDD) process. Tranglo rejects the onboarding of any customer if it or any of its directors or shareholders reside in a sanctioned country, do not provide adequate due diligence documents, or match, or have a beneficial owner who matches, with an entry on the relevant sanction lists. Tranglo also rejects the onboarding of any customer who does not demonstrate an adequate AML/CFT compliance program.

As part of the onboarding process for a customer which opts to use Tranglo’s ODL service, Tranglo confirms that the customer is not licensee in the United States. All onboarding information is compiled and verified by Tranglo’s compliance team and presented to its senior management for approval. The onboarding process is also reviewed regularly by Tranglo’s risk management team and board of directors. While customers onboarded for use of the ODL service may have end users who are U.S. persons, all end users of any nationality must fund their remittances with fiat currency under applicable licensing requirements and AML rules, insuring that ODL services are not accessed by any U.S. person.

Tranglo Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry on money services business. In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017 to issue and/or acquire payment instruments, and provide money remittance services. In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019 to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services.

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Compliance Functions, Risk & Internal Controls

Tranglo has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the board, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of the risk management and internal control system.

Risk management

Risk management is a core discipline which supports Tranglo to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing the check and balance to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, at the third level of defense, is internal audit (Internal Audit), which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture which is a key aspect of an effective company-wide risk management framework. Fundamental risk management culture is strong corporate governance, organizational structure with clearly defined roles and responsibilities, effective communication and training, commitment to compliance with laws, regulations and internal controls, integrity in fiduciary responsibilities and clear policies, procedures and guidelines cascaded across Tranglo.

Compliance functions

Staying true to the motto “compliance is everyone’s responsibility”, Tranglo’s Compliance Department has initiated various strategies to meet all regulatory, operational, as well as Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 requirements, while reinforcing a high standard of compliance culture within Tranglo.

Compliance is responsible for strengthening compliance culture within Tranglo. The Board’s oversight, coupled with the Senior Management’s commitment help in ensuring effective implementation of compliance programs and staff adherence to the applicable compliance standards.

Compliance, in its role as the second line of defense, is also responsible to coordinate the process of identifying, assessing and monitoring of regulatory and compliance risk within Tranglo which includes compliance with regulatory, operational, AMLA and Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 requirements.

The assessment on the level of compliance is through the establishment of compliance programs, periodic compliance assessments and regular engagement sessions with business and operational functions. In addition, Compliance provides advisory, training and engagement sessions to update and communicate/educate compliance-related matters within Tranglo. In managing regulatory or compliance risk, it is also responsible to regularly report its assessment and/or activities to the Board and Senior Management.

Internal Audit

The internal audit function undertakes regular reviews of Tranglo’s operations and the systems of internal control. Regular reviews are performed on the business processes to examine and evaluate the adequacy and efficiency of financial and operating controls. Significant risks and non-compliance impacting Tranglo are highlighted and where applicable, recommendations are provided to improve on the effectiveness/efficiency of risk management, internal control systems and governance processes.

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Audit on Tranglo’s information systems is conducted to determine whether the IT environment is operating effectively to achieve Tranglo’s objectives while safeguarding the assets and maintaining data integrity and confidentiality.

Internal Audit also provides consultation as well as advice and insight to the stakeholders to add value and suggest improvements to Tranglo’s operations. In ensuring its capabilities to provide the necessary assurance more effectively and efficiently, Internal Audit makes continuous improvements to internal audit processes.

Employees

As of December 31, 2022, Tranglo had 219 full-time employees. It also engages temporary employees and consultants as needed to support its operations. None of Tranglo’s employees are represented by a labor union or subject to a collective bargaining agreement. Tranglo has not experienced any work stoppages, and it considers its relations with its employees to be good.

WALLETKU

WalletKu Digital - Retail Airtime Business in Indonesia

WalletKu has a strong foothold in Indonesia’s airtime market, including in sectors such as utility payments, airtime top-up, and Internet data plan top-up services. WalletKu’s business scope has been expanded to cover services for traveling, gaming and education sectors as well as ticket sales for trains, buses and entertainment. WalletKu airtime business covers a number of major geographical areas within Indonesia, including Jakarta and Bandung. WalletKu was incorporated on September 1, 2016, and was acquired by Seamless in July 2018. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it.

Partnership with local merchants

WalletKu operates the B2C airtime business in Indonesia, reaching out to retail customers through a wide network of business partners who are mostly small retail outlets, i.e. small merchants. Merchant partners are provided with the WalletKu app which can accept payments from their end customers or users for a variety of services, including purchasing airtime top-up. As of December 31, 2022, WalletKu had 122,206 registered partners, of which 4,412 are active partner merchants for WalletKu Digital and 2,163 partner merchants for WalletKu Indosat.

WalletKu recruits merchants through its on-the-ground sales team. Each member of the sales team is assigned a geographic region and a quota of partners whom they are to recruit and service, including regularly collecting cash payments from the merchants. WalletKu has developed an in-house monitoring system of each individual sales employee that can monitor the geographical locations and cash to be collected from merchants. This system is able to track on a real-time basis all the transactions in relation to the merchants. WalletKu provides a swift and efficient electronic onboarding and e-KYC process for its partners. New partners can submit all required information and documentation online with the help of WalletKu’s sales representatives.

Products & Services

WalletKu’s services are primarily focused on serving the day-to-day mobile payment needs of Indonesia’s population. The service offerings include:

Airtime top-up and Internet data plan top-up

Owing to the characteristics of the Indonesian market, where the overwhelming majority of the population uses prepaid SIM cards, airtime and data plan top-up requires visiting a physical outlet, WalletKu has recruited business partners or merchants including airtime top-up locations, convenience stores, and other retail outlets to provide airtime top-up and Internet data plan top-up services through the WalletKu app. Any person with a mobile device can pay cash to any one of WalletKu’s merchant partners to purchase airtime top-up service. WalletKu charges the customer a commission on each transaction which is built into the transaction cost payable by the customer. WalletKu provides top-up services for the four largest telecom providers in Indonesia via a single channel, which is attractive to both end users and merchants.

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Utilities payments

WalletKu has partnered with a number of utility providers to allow Indonesians to pay utility bills, such as water supply, telecom, leasing and health insurance through using the WalletKu app.

Customer Service

WalletKu strives to capture the market by direct interaction with its customers. Through the customer relationship team, WalletKu helps its users and customers navigate the applications and master the transactions smoothly. This has contributed to an increase in loyalty and enhanced the reputation. WalletKu also provides an array of digital channels and social media channels, customer service email, as well as a customer service hotline.

Sales and Marketing

WalletKu attracts new users and partners by offering better and more extensive service offerings. As Indonesia is a widely dispersed country with many different localities and communities, WalletKu specifically develops and designs its marketing programs for different localities of Indonesia, and continually strives to innovate and optimize its marketing strategies.

Indosat Cluster Managing Partnership

Indosat Cluster Managing Partner (CMP) is a distribution partnership in collaboration with Indosat Ooredoo Hutchison (Indosat), which is one of the largest telecommunication operators in Indonesia offering telecom services and internet data and airtime products. Under the Indosat Cluster Managing Partner program, Indosat has set up 5 Regional areas covering all areas of Indonesia. These regions are Jabo, Central West Java, Sumatra, Kalisumapa, and East Java Bali Nusra, which are further subdivided into more than a hundred cluster areas. Each cluster area is awarded to only one operator to run, manage, and sell Indosat’s products in that particular cluster area.

To become an Indosat Distribution Partner and operate one or more cluster areas, a CMP must build a team of Cluster Sales Officers (CSOs) and Direct Sales Force (DSF). The CSOs are responsible for acquiring outlet partners, which are traditional offline small mom-and-pop shops that sell Indonesian Telecommunication products directly to end users. Each CSO manages a dedicated number of outlets within that cluster area, and sells Indosat Products to the Outlets under management. The DSF is composed of salespersons that sell or distribute Indosat Product directly to End Users.

Indosat products are mainly:

●	MOBO (Mobile Outlet) – the airtime or internet data provided by Indosat that the CMP sells directly to the Outlets they manage, which in turn, can be sold to the end users by the Outlets.

●	Starter packs (SIM Card).

WalletKu joined the CMP program and started managing two Indosat clusters in 2021, namely Denpasar and Gilikangkung. For these two cluster areas, WalletKu has now 37 CSOs and 15 DSF salespersons. WalletKu regularly launches promotional and marketing campaigns in these two cluster areas. Total revenue generated from these two cluster areas from March to December in 2021 was $6.7 million, with an average revenue of around $674,000 per month. The average gross margin for selling airtime under the CMP scheme was 4.75% during that period. Total revenue generated from these two cluster areas in 2022 was $10.1 million, with an average revenue of around $841,662 per month. The average gross margin for selling airtime under the CMP scheme was 4.99% during 2022. As of December 31, 2022, WalletKu has 2,478 active outlet partners under its CMP program.

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Indosat has also set various key performance indicators (KPIs) for its CMPs –

●	Distribution KPI – the sales performance of Indosat products

●	Acquisition KPI – the acquisition of new Indosat users

●	Development KPI – to ensure that in each Indosat Ooredoo Site, there are usages of phone calls, internet browsing or SMS using Indosat SIM Cards

●	Compliance KPI – a measure of how CMPs comply with Indosat Compliance guidelines such as number of staff, and not conducting cross area selling, etc.

Indosat provides incentives or bonuses to CMPs based on the KPIs they have achieved. WalletKu has met Indosat’s KPIs each month of its participation in the CMP program, and in the year ended December 31, 2021, received incentive rewards averaging 4% of total revenue. These rewards, together with its gross profit margin of 4.75%, contributed to an average total gross profit of 8.75% for this business for 2021. For 2022, WalletKu received incentive rewards averaging 3.76% of total revenue, which, together with its gross profit margin of 4.99%, contributed to an average total gross profit of 8.75% for this business.

Indosat regularly opens up new cluster areas for application by interested parties, giving priority to existing CMPs with good track records. Given the good growth potential and gross profit margin ratio of this business, WalletKu plans to apply for two more cluster areas in 2023 and another two more in 2024 to expand its B2C airtime business in Indonesia.

Employees

As of December 31, 2022, WalletKu had 138 employees. It also engages temporary employees and consultants as needed to support its operations. None of WalletKu’s employees are represented by a labor union or subject to a collective bargaining agreement. WalletKu has not experienced any work stoppages, and it considers its relations with its employees to be good.

Intellectual Property Rights

We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We own copyrights to the software we develop in-house as well as that developed by third parties under contract. We enter into standard employment agreements with our programmers and other employees, which provide that the intellectual property created by them in connection with their employment with us is our intellectual property. As of the date of this registration statement/proxy, we have registered one trademark in Singapore and five trademarks in Indonesia, and registered three domain names in Indonesia.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. In the event of a successful claim of infringement and our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See “Risk Factors—Risks Relating to Seamless’ Business, Industry and Operations—We may not be able to protect our intellectual property rights.” and “Risk Factors—Risks Relating to Seamless’ Business, Industry and Operations—We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023, issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

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In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo utilizes the services of two licensed cryptocurrency exchange partners, Independent Reserve SG PTE. Ltd. and Betur, Inc., in Singapore to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license. Tranglo continuously evaluates its business and the changing regulatory landscape in the jurisdictions in which it operates, it currently believes it is compliance with cryptocurrency regulations in Singapore and that it is not required to comply with any cryptocurrency regulations in jurisdictions other than Singapore. See the section entitled “Seamless’ Business – Tranglo – Strategic partnership with Ripple – Strategic partnership with Ripple.”

In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

For WalletKu, it is regulated by several regulations. We are subject to a wide range of regulations in the Republic of Indonesia; electronics and informatics security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. We have made effective our registration of Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, we launched and managed the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, we registered the company as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

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WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. We are the users of the services. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. Indonesian labor law is being referred to Law number 13 year 2003 on Manpower, which had been changed by the Constitutional Court for several provisions and by Law number 11 year 2020 on Job Creation. It contained various norms: the maximum term of definite employment, the severance payment, numerous mandatory workers’ rights protection, leave provisions, etc. The Indonesian labor law is generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

The table below provides an overview of our existing licenses across different jurisdictions. We believe we are in material compliance with the requirements of each of these licenses. None of the licenses have an expiration or renewal date except the Malaysian license, which expires in March 2023, and the Indonesian Electronic Money license, which expires in May 2023. We expect to renew both of these licenses prior to their expiration.

Jurisdiction	Name of License	Regulator
Malaysia	License to Carry On Money Services Business (Class of License: B)	Bank Negara Malaysia
Singapore	Major Payment Institution	Monetary Authority of Singapore
Indonesia	Money Remitter (Non-bank Fund Transfer Operator)	Bank Indonesia
Indonesia	Electronic System Operator	Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI)
Indonesia	Trades through Electronic System	Ministry of Trades of the Republic of Indonesia
Indonesia	Electronic Money Note: Rely on PT E2Pay Global Utama’s license co-branding	Bank of Indonesia
United Kingdom	PSD (Authorized Payment Institution)	Financial Conduct Authority

Competition Analysis

Remittance Business (Tranglo)

	Tranglo	Moneygram	Western Union	Thunes	NIUM	EMQ
Business model	Wholesale	Retail	Retail	Wholesale	Wholesale	Wholesale
Focus market/s	Asia Pacific	Global	Global	Emerging markets	Europe	Europe & Middle East
Tech	API/batch upload	API	API	API/batch upload	API/batch upload	API
Ripple’s ODL support	Yes	No	No	No	Yes	No

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The comparison metrics of Tranglo and some of its competitors within the cross-border remittance industry are set forth in the table above. We believe that Tranglo and most competitors retain a comprehensive competitive advantage against traditional banks. Traditional banks rely on many gatekeepers and intermediary networks in their end-to-end process, adding to costs and transaction turnaround time.

Transfer times:

Traditional banks - between 3 to 7 working days

Retail operators - 1 to 3 working days

Wholesale providers - 40% payments are instant (industry average)

Tranglo - 80% of payments are instant (within 5 minutes)

Charges:

Traditional banks - 3% to 7%

Payment gateways - 3% + FX rates

Western Union - 0.3% to 3%

Tranglo - 1% on average

Retail money transfer operators and regional mobile wallets. Retail money transfer operators and regional mobile wallets adopt a “follow the consumer” approach. While the focus is still on consumers in their core market(s), these players target to serve the consumers’ payment needs both domestically and internationally. Consumers can make use of the same e-wallet even in overseas markets when they travel. Examples include MoneyGram and Western Union. Retail money transfer operators tend to have better network and availability. However, these retail money transfer operators may need to connect and integrate with other wholesale remittance providers in order to expand their coverage areas. This will bring in additional costs and delay the remittance processes.

Wholesale remittance providers. These operators tend to fare better in terms of speed and pricing as compared to retail money transfer operators, whereas retail money transfer operators tend to have better network and availability. Tranglo is a wholesale remittance provider. Other competitors in the wholesale remittance industry include Thunes, NIUM and EMQ. These remittance providers generally have a transfer speed advantage because of direct and negotiated partnerships with local infrastructure providers. For example, Tranglo has an extensive network in the Philippines. NIUM, with a focus on Europe, is making aggressive expansion in that region, adding workforce, support as well as building local networks.

Batch uploads, a traditional transaction request option that eliminates the need for API, can add to the attractiveness of a remittance operator vis-à-vis its competitors. Businesses with the need for added flexibility would opt to engage a provider that supports both API integration and batch processing, as developing an in-house platform to integrate API could add considerable costs.

One of the standout competitive factors for Tranglo is its added liquidity management via support from Ripple’s On-Demand Liquidity (ODL) service. ODL leverages the digital asset XRP to eliminate traditional pre-funding. Traditionally, pre-funding is required to initiate transactions, which locks up substantial working capital for remittance participants and financial institutions. This may impose significant restrictions on the cash flows of eWallets or banks. ODL provides a way out for remittance participants to send money without the need for providing the pre-funding. In Southeast Asia markets, only NIUM is also capable of providing ODL for its participants.

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International Airtime Transfer Business (Tranglo)

In the airtime transfer service business, Tranglo competes with Prepay Nation, Ding, DT One, Merchantrade, Reloadly, Du and Thuns, which also provide services for top-up transactions to mobile operators and other digital service providers. Specifically, Thunes, which enables users to connect digital wallets and is a global cross-border payments network, is another competitor of Tranglo in the businesses of both airtime transfer services and money transfer.

	Tranglo	Ding/Du	DT One	Reloadly
Business model	Wholesale/ Retail	Retail/ Wholesale	Wholesale	Wholesale
Network	Global	Global	Global	Global
Support	24/7 global support	24/7 global support	24/7 global support	24/7 global support
Tech	API/web platform	API/web platform	API/web platform	API

Tranglo operates a wholesale-focused model, with retail top-ups offered as a supplementary product. This allows Tranglo to differentiate from wholesale-only competitors like DT One and Reloadly, while also matching the offerings of retail- and wholesale-focused competitors like Ding.

While the industry average network coverage is global, most airtime operators include inactive operators in their network. Tranglo has performed numerous list cleanups to ensure an accurate representation of active networks while ensuring optimal support for these channels.

Network:

Ding - 850 operators in 150 countries

DT One - 550 operators in 160 countries

Reloadly - 800 operators in 170 countries

Tranglo - 660 operators in 128 countries

Technical and customer support rendered may vary according to geographical location. As the Tranglo team is primarily based in Malaysia and Singapore, support generally works best for queries coming from countries in similar time zones. The same applies for different operators, i.e., Reloadly operates out of Spain, the United States, France and Canada.

Support for API allows direct integration for developers and digital retailers offering direct foreign top-ups via their platforms, while web platform supports offline retailers or operators that prefer to link without going through API. As is the case with remittance, Tranglo, being able to offer both, can enjoy certain competitive advantages in the market.

Retail Airtime Business – Indonesia (WalletKu)

Many Indonesian e-Commerce players are the direct competitors of WalletKu’s retail Airtime Business. Shopee is now the biggest online shopping place. Shopee invites users to join as Shopee Partners. Partners can resell products purchased through the application offline. Products that can be purchased on the Shopee Partner application are Credit & Data Packages, Game Vouchers, PLN Electricity (Tokens & Bills), Indonesian Train Tickets, and other bills such as Credit Installments, Health Social Security Administration Agency (BPJS Kesehatan), Regional Water Companies Drinking (PDAM), Postpaid, Telkom, and Cable TV. In addition, Shopee Partners can also make use of the Shopee app for users to send money, pay installments, and Shopee marketplace payments.

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Other competitors include GrabKios which is operated by KUDO Company. It is the airtime reseller company managed by Grab Indonesia. GrabKios helps all of Grab Merchants or general merchants to sell retail airtime top-up, and the products offered are of the same nature as WalletKu’s. GrabKios offers price discounts as a promotional campaign every month. However, GrabKios does not offer any financial assistance in the form of delay payments, unlike WalletKu which offers 3-5 days of receivables for the merchants. GrabKios also allows its partners to send money to all banks as well as to make bill payments.

Tokopedia is another application created for shop owners, stalls, and individuals who could open shops to sell digital products using the online Wholesale app. Small enterprises are able to sell products ranging from wholesale products, credit, data packages, PLN, Telkom, PDAM, BPJS, game vouchers, and cable TV.

Bukalapak offers a platform for partners to sell products ranging from physical goods to virtual products like Toll, Data Packages, Send Money, Cash Deposits, Electricity Tokens, Electricity Bills, Game Vouchers, and Train Tickets.

Property, Plant and Equipment

Our corporate headquarters is located in Singapore which is under a lease that expires in May 2023. We also have offices in Kuala Lumpur consisting of 14,096 square feet of space in the same building under three separate tenancies which expire in November 2022, December 2022 and October 2024. We have offices in several other locations and believe our facilities are sufficient for our current needs.

Insurance

Seamless maintains property and liability insurance. Consistent with customary industry practice in Southeast Asia, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Risk Management and Internal Control Framework

Our approach to risk

The nature of Seamless’ business, including managing domestic and international flows of money, means that it faces wider and more complex risk management challenges than many businesses. Its position of trust in its users is an overarching focus for Seamless, on top of the risks commonly faced by businesses which are highly dependent on information technology, and provides an added dimension in defining and managing our risk and control systems. Realization of a risk within any of the major risk categories could trigger significant reputational damage for Seamless’ business, which may affect its ability to maintain its successful operational record, as well as deliver damaging financial losses. Please refer to “Risk Factors” for details of other risks affecting Seamless business.

As a consequence, risk and its management and mitigation are a particular focus for Seamless.

The governance of risk

Seamless governance of risk is managed on a tiered basis. The process starts with its directors who delegate authority to its risk and compliance committee and then, by the clear articulation of policy, through the management hierarchy to the executives running its different operating divisions. The policies and risk appetite statements are communicated throughout Seamless, encouraging employees at all levels to consider risk in their decision-making and take personal accountability for the risks they take.

At each stage of the risk management process, Seamless seeks to establish clear accountability and responsibility for risk in order to drive a culture of transparency and openness among its employees. Seamless believes this encourages the early escalation of response to risks and creation of mitigation plans as appropriate.

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Within its risk governance structure, Seamless has several levels of defense with clearly defined accountabilities and responsibilities. Operating division executives on the ground in the various countries where Seamless operates represent the first level of defense and have the responsibility to identify, manage, measure and monitor risks within their region. The second line of defense is provided by Seamless’ on-the-ground risk and compliance teams who provide assistance and independent challenge to the operating divisions. The third line of defense is Seamless’ risk and compliance team in its corporate headquarters under the guidance of its risk and compliance committee. Seamless’ risk and compliance committee is a committee of the Board established in accordance with its articles and is authorized by the Board to assist in fulfilling statutory and regulatory responsibilities in relation to its operations. The committee assists the Board in its oversight of the effectiveness of Seamless’ system of risk management and compliance function. Seamless hires an external service provider for its internal audit function to carry out regular review of our policies and procedures, internal control systems and safeguards to inherent risks.

In particular to our cross-border arm - Tranglo, it has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the Board, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of our risk management and internal control system.

Risk management function and overview

Risk management is a core discipline which supports Tranglo’s aim to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing checks and balances to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, the third level of defense is internal audit, which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture, which is a key aspect of an effective company-wide risk management framework. Fundamental risk management culture is strong corporate governance, organizational structure with clearly defined roles and responsibilities, effective communication and training, commitment to compliance with laws, regulations and internal controls, integrity in fiduciary responsibilities and clear policies, procedures and guidelines cascaded across Tranglo.

Types of risks and controls

Tranglo may face regulatory, financial, legal, operational, technology, fraud, and reputational risks. The relatively small values involved in remittance transfers mean that it is unlikely that there will be systemic risk.

●	Regulatory Risk - regulatory adherence in relation to complexity, clarity, pace of guidelines’ changes and heightened scrutiny by regulators which lead to fiduciary breaches, especially AML/CFT and other regulatory requirements. Preventive controls in place via requirements for every business function to ensure proper policy, process, procedure or work instructions are being revised on a periodic and ad hoc basis to be more relevant and up-to-date in line with daily operational requirements and activities. Additionally, we also instill awareness amongst staff on the importance of adhering to statutory and regulation as well as ensure alignment of the requirements.

●	Financial Risk - accounting transactions not captured completely and accurately in the accounting system. Preventive controls in place via in-house dedicated tools developed by technology team and revenue assurance team to perform reconciliation (it is inclusive of mandatory information, e.g., date and time stamp, unique transaction ID and amount).

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●	Legal Risk - contractual disputes, litigation or claim risks. Preventive controls in place via automated systems and internal procedures and processes to monitor the status of agreement to ensure no transaction will be executed prior the execution of agreement.

●	Operational Risk - loss of funds in transit depending on the nature of the remittance service. Preventive controls in place via requirements for every business function to ensure dedicated people or team, adequate operational process, robust operating system, and external factors including third-party management are being assessed, monitored and resolved effectively based on risk management and internal control tools as well as process.

●	Technology Risk - system outage/IT failures in applications, software and hardware due to improper software maintenance, poor license management and obsolete systems. Preventive controls in place via maintaining list of the available components and monitoring their support window, tracking of end-of-life or end-of-support components from the aspects of technology, cyber and business continuity key risk indicators as well proper incident management process.

●	Fraud Risk - falsification of documents, including identity theft, fake ID card, fraudulent company or financial documents and other business documents. Preventive controls in place via effective awareness and training on the detection of fraud (including cyberfraud/cybercrime) and highlighting the current or emerging modus operandi of fraud.

●	Reputational Risk - inadequate arrangements to ensure receivers or beneficiaries getting their funds on time even when there has been a loss in transit. It could also arise from misuse of the service for illegal purposes such as money laundering. Preventive controls in place via adequate processes and systems to ensure minimal impact throughout the transactional flow, Dedicated people and team are in place in managing operational issues either from sales, technology & infrastructure, and customer support perspectives.

Compliance Functions

In general

As a highly regulated company, Tranglo is required by law to undertake preventive measures to prevent the company from being used as a conduit for money laundering (ML), terrorism financing (TF) and proliferation financing (PF) activities. Therefore, we implement a stringent Anti-Money Laundering and Counter Financing of Terrorism and Targeted Financial Sanctions (AML/CFT & TFS) compliance program to ensure good governance and sound management of ML/TF risks.

To do this, our business is monitored by an in-house compliance department whose primary role is to ensure compliance with laws, regulatory requirements, policies and procedures. The department is led by a highly qualified executive with extensive experience on development, operation and management of corporate compliance programs and projects in the money services business (MSB). The Head of Compliance is a former President of the Group of Compliance Officers (GOCO), an external examination committee member for Asian Institute AICB’s AML/CFT & TFS and regulatory compliance certification programs, and an external trainer for Risk-based Approach (RBA) workshops offered by the Asian Banking School.

Our compliance measures include:

1.	Effective implementation of AML/CFT & TFS Compliance program to ensure consistency and adherence to all applicable local laws and regulations across all regions in which Tranglo operates.

2.	Developing and maintaining compliance policies, procedures, controls and keeping them up to date with regulatory changes and providing compliance advisory support for business initiatives.

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3.	Providing oversight, risk assessment, control, support, including Customer Due Diligence/Enhanced Due diligence (CDD/EDD), remittance partner due diligence, and analysis of any suspicious transactions in accordance with AML/CFT & TFS regulations

4.	Establishing and implementing AML/CFT & TFS compliance training program for staff

5.	Providing guidance in consultation with the product and business stakeholders regarding new feature and service offerings

6.	Liaising with regulatory authorities

AML/CFT system and suspicious transaction reporting

Tranglo has built a robust AML/CFT & TFS system for sanction/PEP screening as well as transaction monitoring. Tranglo subscribes to LexisNexis sanction/PEP lists database which covers major global sanction/PEP lists such as OFAC, UNSCR, UK and other major domestic authorities lists. Customers in our database are subject to rescreening on a daily basis.

Tranglo applies the Risk-Based Approach (RBA) in both its customer and own company risk profiling. The risk parameters are incorporated into the AML system and customer risk scores are calculated automatically.

The in-house transaction monitoring system covers both during- and post-transaction monitoring. On a real-time basis, the system will reject a transaction automatically if the transaction data hits auto-reject data validation parameters. For post-transaction monitoring, the system will send auto alerts to prompt a review of transactions whose patterns hit monitoring thresholds.

Suspicious transaction reports (STRs) will be raised to the respective regulators if any suspicious transaction activities are detected and/or any customer/sender/beneficiary true match with sanction lists.

AML/CFT compliance training & awareness

We also conduct compliance training for our employees to safeguard Tranglo from any non-compliant acts. In 2021 and 2022, we conducted 15 and 28 in-house AML/CFT compliance training sessions, respectively. Compliance officers are also regularly sent to attend the external training and workshops, such as the MSB industry training modules conducted by GOCO under the Malaysia Association of MSB, to enhance their AML/CFT & TFS knowledge and ensure that knowledge is up to date.

In addition, a two-day dedicated in-house “Sanction and Sanction Screening” workshop was conducted by an external trainer under ABS in September 2021.

We provide financial support to our employees who wish to complete personal accreditation programs. Under the Tranglo Staff Training Program, 10 compliance officers have been enrolled into AML/CFT & TFS Compliance accreditation programs since 2017.

Legal Proceedings

From time to time, Seamless may become a party to various legal or administrative proceedings arising in the ordinary course of its business. It is not currently a party to, and not aware of any threat of, any legal or administrative proceedings that, in the opinion of its management, are likely to have any material and adverse effect on its business, financial condition, cash flow or results of operations.

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Regulation

Licenses & Regulations

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo also partners with two licensed cryptocurrency exchange partners, Independent Reserve SG PTE. Ltd. and Betur, Inc., in Singapore to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license.

In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

WalletKu is subject to a wide range of regulations in the Republic of Indonesia relating to electronic and information security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires an ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register with the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

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WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. WalletKu is subject to Law number 13 year 2003 on Manpower, as modified by the Indonesian Constitutional Court, and by Law number 11 year 2020 on Job Creation. These laws establish various norms relating to the maximum term of definite employment, severance payments, mandatory workers’ rights protections, leave provisions, among others. These laws are generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

Regulation in particular to Indonesia

This section sets forth a summary of the significant regulations or requirements in Indonesia. The primary laws and regulations to which Seamless is subject relate to foreign investment, dividend distributions, foreign exchange controls, electronic money, payment processing, data protection, intellectual property rights, anti-money laundering and terrorism financing and employment and labor.

Regulations on Foreign Investment

The Law No. 25/2007 regarding Investment issued on April 26, 2007, or the Indonesia Investment Law, states that all business sectors or business types are open to foreign investment, except those over which the Indonesian government has expressly prohibited or restricted foreign investment. Under the Indonesia Investment Law and the Negative Investment List promulgated by the Indonesian government applicable at the time of establishment of our Indonesia operating entities, foreign investors can own up 49% of the equity in the electronic money businesses and 100% of the equity in fund transfer in Indonesia. According to Regulation of the Bank of Indonesia number 20/6/PBI/2018, the provision of maximum 49% ownership of foreign entities (51% minimum for local shareholders) is enforceable to the issuer of electronic money. WalletKu did not issue new electronic money as it has a co-branding agreement with PT E2Pay Global Utama (which is the party that issues the “M-Bayar” electronic money). In addition, according to President Regulation number 10 year 2021 on Investment List (as amended), fintech business (especially in KBLI 58200, 63122, and 47912 is not restricted nor strictly regulated in respect to foreign ownership). Accordingly, WalletKu does not believe that the maximum provision for foreign entities is applicable for WalletKu’s current business.

Regulations on the Use of Rupiah

On June 28, 2011, the government of Indonesia enacted Law No. 7 of 2011 on Currency, or the Indonesia Currency Law, which took immediate effect. Furthermore, on March 31, 2015, Bank Indonesia enacted Bank Indonesia Regulation No. 17/3/PBI/2015 on the Mandatory Use of Indonesian Rupiah within the Territory of the Republic of Indonesia, or the Indonesia Currency Law Implementation Regulations. The implementation rules of the Indonesia Currency Law require the use of Indonesian Rupiah for all transactions conducted within Indonesia including transactions for payment, settlement of obligations and other financial transactions, except for certain exemptions provided under the Indonesia Currency Law Implementation Regulations. Failures to comply with any provisions under the Indonesia Currency Law Implementation Regulations may subject the person to administrative, criminal or monetary sanctions of up to IDR1 billion (US$72,695.6).

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Regulations on Dividend Distributions

Dividend distributions are regulated under Law No. 40 of 2007 on Limited Liability Company, or the Indonesian Company Law. A decision to distribute a dividend needs to be made by a resolution of the shareholders at the annual or general meeting of shareholders upon the recommendation of the board of directors of a company. A company may only declare dividends at the end of a fiscal year if it has positive retained earnings. Furthermore, the Indonesian Company Law allows a company to distribute interim dividends prior to the end of a financial year so long as it is permitted by its articles of association and provided that the interim dividend does not result in the company’s net assets becoming less than the total issued and paid-up capital and the compulsory reserves fund. Such distribution shall be determined by the company’s board of directors after being first approved by the board of commissioners. If, after the end of the relevant financial year, the company has suffered a loss, any distributed interim dividends must be returned by the shareholders, and the board of directors and board of commissioners of the company will be jointly and severally responsible if the interim dividend is not returned. A limited liability company is required to reserve a certain amount from its net profit each year as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital.

Regulations on Foreign Exchange

Indonesia has limited foreign exchange controls. The Indonesian Rupiah is generally freely convertible within or from Indonesia. The Indonesian Investment Law stipulates that foreign investors are allowed to make capital contributions and repatriate dividends, profits and other income in foreign currency without obtaining prior approvals from governmental authorities and/or Bank Indonesia, the central bank of Indonesia. The conversion of foreign currency into Indonesian Rupiah for capital contribution purposes does not require any governmental approvals.

On September 5, 2016, Bank Indonesia issued Bank Indonesia Regulation No. 18/18/PBI/2016 on the Foreign Exchange Transactions against Rupiah between Banks and Domestic Parties and Bank Indonesia Regulation No. 18/19/PBI/2016 on Foreign Exchange Transactions against Rupiah between Banks and Foreign Parties, or the Indonesia Foreign Exchange Regulations. According to such regulations, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds set forth in the Indonesia Foreign Exchange Regulations is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold set forth in the Indonesia Foreign Exchange Regulations, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

Laws and regulations relating to Electronic Money Business

Electronic money, or E-Money, is regulated specifically under Bank Indonesia Regulation No. 20/6/PBI/2018 on Electronic Money, or E-Money Regulation. E-Money Regulation mainly outlines the obligations of the electronic money operators in the E-Money system including licensing and user protection. The five E-Money operators are namely the principal, the acquirer, the issuer, the clearing operator and the settlement operator. Each of these roles serves its own respective roles in the facilitation of transactions between the merchants and the users of the electronic money system. Other than banks, the E-Money Regulation also permits non-bank entities to act as E-Money operators insofar it is established as a limited liability company in Indonesia and has obtained the necessary licenses from Bank Indonesia. Non-bank entities that apply for the permit as an E-Money issuer, is subject to minimum issued capital of not less than IDR 3,000,000,000 and a foreign shareholding cap of 49%, both directly and indirectly.

WalletKu has a co-branding arrangement with PT E2Pay Global Utama’s license as an e-money operator who issues the M-Bayar e-money product. WalletKu co-brands M-Bayar as “W-Cash”. Pursuant to Article 4 paragraph (1) of the Bank of Indonesia regulation, the party which obliged to has a license of the Bank of Indonesia is the operator (PT E2Pay Global Utama). Pursuant to Article 5 paragraph (2) of the regulation a quo, there are two groups of Payment Services Provider which is the basis for the e-money provider grant from Bank of Indonesia: (a) front-end; and (b) back-end. The front-end group consists of issuer, acquirer, payment gateway provider, electronic wallet operator, and fund transfer operator. The back-end group consists of principal, switching operator, clearing operator, and end-settlement operator. WalletKu’s mechanism of e-money is provided by PT E2Pay Global Utama. In addition, our payment gateway is also provided by third party too. Hence, the front-end group is not applicable and the back-end group is not relevant under WalletKu’s current arrangement.

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Laws and Regulations relating to Fund Transfer

The underlying regulation governing fund transfers is Law No. 3 of 2011 on Fund Transfer, or Fund Transfer Law, which is implemented by several Bank Indonesia regulations. Fund Transfer Law defines a fund transfer as a chain of actions with the intention of transferring a certain amount of funds to the recipient mentioned within the fund transfer order, up until the receipt of such fund by the recipient. A fund transfer operator is defined as a bank and non-bank business entity in the form of an Indonesian legal entity that operates fund transfer activities.

A non-bank fund transfer operator is required to obtain a license from Bank Indonesia, and is further subject to several requirements, including a minimum capital requirement and fit and proper test for primary parties. A licensed fund transfer operator shall commence its operation within 3 months of the license issuance date and failure to commence operations within such period will require the fund transfer operator to submit a report to Bank Indonesia on infrastructure readiness as well as details explaining the hindrances that have caused such delay. In such case, Bank Indonesia reserves the right to cancel the fund transfer operator license if there is a reasonable basis to conclude that the fund transfer operator is no longer capable of undertaking its operation.

Fund transfers from and/or to overseas shall be based on the written agreement with the fund transfer operator who has obtained a license from the relevant authority in the destined jurisdiction. Bank Indonesia reserves the right to determine the nominal limit of transfers. Offshore fund transfer operators shall firstly submit written information containing a business plan and details of the business partnership to Bank Indonesia, upon which such submission will be subject to Bank Indonesia’s approval, rejection, determination and/or limitation. A fund transfer operator may also enter into a partnership with a licensed domestic fund transfer operator, subject to approval from Bank Indonesia.

Provision of Applications and Content Services through the Internet

On March 31, 2016, MOCIT issued Circular Letter No. 3 of 2016 on Provision of Applications and Contents Services through the Internet, or the OTT Circular Letter, which regulates the provision of virtually all over-the-top services or services provided over the Internet, or the “OTT services”. The definition of OTT services includes online messaging, online games, webpages and e-commerce platforms. The OTT Circular Letter has extraterritorial reach and applies to any OTT services providers serving the Indonesian market. OTT services providers are required to employ data protection measures, conduct filtering, screening, and censorship functions, use national payment gateways and Indonesian IP addresses and provide manuals in the Indonesian language. Furthermore, a foreign OTT services provider is required to establish a permanent establishment in Indonesia in accordance with Indonesian taxation laws and is expected to comply with all Indonesian laws and regulations. Due to the broad coverage of the OTT Circular Letter, we are subject to this circular letter and therefore must adhere to all of its requirements.

Regulation on Electronic System Operator

WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

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Regulations on Personal Data Protection and Information Security

In December 2016, MOCIT enacted MOCIT Regulation No. 20 of 2016 on Personal Data Protection, or the Personal Data Protection Regulation, which sets out the rules governing the protection of personal data that are stored in electronic form. The regulation requires that prior to any action taken in relation to personal data, including the acquisition, processing, storage, transfer, disclosure and access, and erasure, the prior consent of the owner of such personal data is obtained. Under the Personal Data Protection Regulation, electronic system providers are required to notify the personal data owner in the case of any breach involving his/her personal data no later than 14 days subsequent to the occurrence of the breach.

If we fail to comply with the Personal Data Protection Regulation, we may be subject to sanctions in the form of warnings or written reprimands, temporary suspensions, or may be blacklisted.

Regulation on Retail Trades

WalletKu holds registration KBLI number 47912 for “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities” for retail trades that are available in its WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

Regulations on Consumer Protection

Consumer protection in Indonesia is regulated under Law No. 8 of 1999 on Consumer Protection, or the Consumer Protection Law, which became effective on April 20, 2000. It is the first comprehensive law devoted to protecting the rights of and promoting the recourses available to, users of both goods and services. The law details activities and circumstances that are prohibited such as disclosing incorrect and unclear information regarding the services rendered or promoting false advertising. Violations of the Consumer Protection Law may result in an administrative and/or criminal sanction such as a mandatory contribution to a compensation fund or an imprisonment sanction.

Regulations on Intellectual Property Rights

Trademark and Geographical Indication Law

Before the end of 2016, the Indonesian House of Representatives enacted the Law No. 20 of 2016 on Trademark and Geographical Indication, or the Trademark and Geographical Indication Law. The new Trademark and Geographical Indication Law has expended the scope of trademark protection and adopted the Madrid protocol provisions, which cover the trademarks of our Indonesian entities.

The Trademark and Geographical Indication Law shortened the trademark registration process from 12 to 18 months to eight months. In addition, the Trademark and Geographical Indication Law recognizes two types of international trademark registration application: an application originating from Indonesia to an International Bureau which is filed through the Directorate General of Intellectual Properties under the Minister of Law and Human Rights, or an application addressed to Indonesia as the receiving office from an International Bureau. To be able to file an application in Indonesia for the international registration of a trademark, the applicant either must have applied for registration of the trademark in Indonesia or must already own the trademark in Indonesia.

WalletKu has filed an application for a registered trademark on the mark “WalletKu” in financial services class (class 36). The application is currently under substantive review by the government officials. WalletKu also plans to file an application for a registered trademark on the mark “WalletKu” in the mobile application class (class 9).

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Regulations Relating to Copyrights

Copyrights in Indonesia are regulated under Law No. 28 of 2014 on Copyrights, or the Indonesia Copyright Law. Indonesia adopts the declarative system of copyright protection whereby a copyright is an exclusive right of a creator of content which arises automatically after a creation appears in a concrete form. The Indonesia Copyright Law protects creations in the field of science, arts and literature, which includes, among others, computer programs, video games, photography, songs or music with or without lyrics, and all forms of art.

WalletKu’s WalletKu App is subject to the copyright protection under the Indonesian Copyright Law. Pursuant to Article 1 paragraph (1) Indonesian Copyright Law, copyright is defined as exclusive rights on a creation of the creator that automatically arises based upon the declarative principle right after a creation is manifested in a real form. Based on Article 40 paragraph (1) Indonesian Copyright Law, computer programs are one of the creations that are protected under copyright title.

Moral rights and economic rights are protected under the. Moral rights are rights that confer upon the creator the right to attach the creator’s name to the creation, to limit the right of others to modify the creation or change the creation’s name, and to defend his/her personal rights if the creation is distorted, mutilated or modified or the creator’s reputation is otherwise diminished. Economic rights consist of rights that grant powers to the creator to publish, copy, translate, adapt or transform, distribute the original or the copy, show, announce, communicate, and lease the creation. Parties who want to exercise the economic rights must have a creator or copyright holder license.

Moral rights on computer program prevail eternally and economic rights prevail for 50 years after the announcement of the creation. What is meant by “announcement” in the Indonesian Copyright Law is a reading, broadcast, exhibition of the creation by any media either electronic or non-electronic or an activity with any means, so a creation could be read, heard, or seen by any person. WalletKu App first launched in May 2017 and the protection prevails 50 years from that date.

Currently WalletKu is currently in the initial phase of obtaining a copyright registration of the WalletKu App with the Ministry of Law and Human Right (MoLHR) in Indonesia. The documentation of copyright in the MoLHR functionally serves as a legal proof of the creation of the work.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

Prevention and Eradication of Money Laundering

Law No. 8 of 2010 on Prevention and Eradication of Money Laundering regulates the types of transactions which are required to be reported to the Indonesian Financial Transaction Reports and Analysis Center (the “PPATK”), and the entities responsible to report such transactions. Under this law, any party who conceals or disguises the origin, source, location, allocation, assignment, or actual ownership or assets known or reasonably suspected to be proceeds of crimes may be subject to monetary sanctions of up to IDR5 billion (US$336,468) and imprisonment of up to 20 years. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to money laundering to the PPATK. The reporting party is required to report to PPATK any suspicious financial transactions, and any transaction entered into with its customers having a minimum amount of IDR500 million (US$33,646.81), or an equivalent value in other currencies, and/or any financial transaction involving the transfer of funds from and to other countries, no later than 14 business days after the transaction is conducted.

Failure to submit a report may subject the reporting party to administrative sanction(s) which will be imposed by the supervisory and regulatory body in the form of a warning letter, public announcement on the action or sanction and/or an administrative penalty.

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Prevention and Eradication of Terrorism Financing

Law No. 9 of 2013 on the Prevention and Eradication of Terrorism Financing was enacted in order to prevent the funding of terrorists. Under this regulation, an act of terrorism financing is defined as direct and/or indirect acts in order to provide, collect, grant, or loan funds to persons that knowingly would use the funds to conduct terrorist acts. Companies that fund terrorism in Indonesia may face large monetary fines, have their assets seized and their permits revoked. Moreover, such companies may also be dismantled or expropriated by the government. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to terrorism to the PPATK. Failure to do so will result in fines of up to IDR1 billion (US$67,293.62). Financial service providers that provide fund transfer services must also request the sender of funds to present identification and information explaining the purpose of the fund transfer and must keep a record of all transactions for at least five years. Funds of the alleged financers of terrorism may be frozen upon the request of the PPATK, investigators, public prosecutors, a judge, and other legally designated parties.

Regulations on Labor

On March 25, 2003, the House of Representatives enacted Law No. 13 of 2003 on Manpower, or the Indonesia Manpower Law. Under the Indonesia Manpower Law, we are not allowed to pay our employee wages below the minimum wage stipulated annually by the relevant provincial, regency or municipal government. The minimum wage is set in accordance with the need for a decent standard of living, taking into consideration the productivity and growth of the economy. If we fail to abide by requisite minimum wage regulations in the Indonesia Manpower Law, our directors may be liable to a term of imprisonment of no less than one year and up to four years. Moreover, we may also be subject to a fine of up to IDR400 million US$26,917.45).

Indonesia has adopted social protection and social welfare programs for employees who are working in Indonesia under Law No. 24 of 2011 on the Social Security Agency, or the Indonesia Social Security Agency Law. The Indonesia Social Security Agency Law establishes two social welfare programs, namely, the healthcare social security insurance and employment social security. Employment social security covers workers compensation, pensions and life insurance. Under the Indonesia Social Security Agency Law, an employer is required to register itself and its employees as employment social security participants. If an employer fails to comply with this obligation, it will be subject to a written warning, fines and/or exclusion from certain public services. The Indonesia Social Security Agency Law further stipulates that an employer that violates its obligation to provide the requisite financial contributions to healthcare social security insurance and employment social security will be subject to up to eight years of imprisonment and fines of up to IDR1 billion (US$67,293.62). In addition, pursuant to the Indonesia Manpower Law, every person, including foreign nationals, who is employed for at least six months in Indonesia, must participate in the social security programs in Indonesia.

Management’s Discussion and ANALYSIS of financial condition and results of operations of seamless

You should read the following discussion and analysis of Seamless’ financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data and Operating Data” and its consolidated financial statements and the related notes included elsewhere in this proxy statement and prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Seamless’ actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement and prospectus.

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Overview

Seamless, through its two major lines of business, remittance and airtime, is a leading operator of global money transfer services and airtime trading in Southeast Asia. The remittance business facilitates users in different countries sending money from one country to another in a low cost and efficient manner. The airtime business sells airtime to users in different countries worldwide, including retail users in Indonesia. Seamless operates the two different business lines through four main subsidiaries: Tranglo, WalletKu, TNG Asia and GEA. Seamless operates the global remittance business mainly through Tranglo, which is one of the leading money remittance platforms in Southeast Asia. TNG Asia and GEA are also in the remittance business which target retail customers and generated the majority of revenues by providing remittance services to retail users. TNG Asia and GEA place their remittance orders to Tranglo, and therefore are considered upstream operators of the remittance business, whereas Tranglo, which provides B2B remittance services for financial institutions such as TNG Asia and GEA, is considered a downstream player of the remittance industry. Seamless also provides cross-border international airtime transfer services through Tranglo, acting as a switching platform provider for telecom airtime transfer and a wholesale reseller of foreign airtime. Seamless also runs WalletKu, which is an Indonesian airtime operator facing end users directly. Seamless will divest its ownership of TNG Asia and GEA prior to the closing of the Business Combination.

Tranglo is a leading global money and airtime transfer hub in Southeast Asia. For Tranglo’s money remittance business, it provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to process payments globally. At December 31, 2022, Tranglo had more than 1,300 bank partners, 34 eWallets, 140,000 cash pick-up points, and 135 corporate clients for remittances, with remittances network covering more than 25 countries. It managed over 11 million transactions with a total value of $3.55 billion for the year ended December 31, 2022. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the divestiture.

Tranglo is also a global airtime transfer hub, offering cross-border airtime wholesale and transfer services. Tranglo has partnership with more than 600 mobile operators that cover 150 countries. Tranglo served 60 airtime corporate customers, with a total value of $18 million for the year ended December 31, 2022.

WalletKu is an independent electronic platform in Indonesia directly facing end users, and allows its customers to purchase airtime and conduct internet data top-up. WalletKu platform also allows users to conduct cash top-up, transfers, and utility or bill payments. WalletKu is also a participant in the Indosat Cluster Partnership for managing the marketing work of Indosat telecommunication and airtime products in two cluster areas in Indonesia. WalletKu served approximately 122,000 customers as of December 31, 2022, distributing airtime with a total value of $19 million for the year ended December 31, 2022.

TNG Asia operates an eWallet operation in Hong Kong, targeting the niche market of overseas workers, i.e., Philippine and Indonesian overseas domestic workers living in Hong Kong. There are currently over 350,000 overseas domestic workers in Hong Kong. TNG Asia strives to provide financial services to these overseas workers who are often denied normal banking services, sometimes referred to as “unbankable”. Also, these overseas workers have a strong demand for remitting money back to their homelands on a regular basis. Unlike traditional eWallet payment companies which generate most of their revenue through merchant purchases or payments, TNG Asia generates 80-95% of its revenue by offering the money remittance services to these overseas workers. As of December 31, 2022, TNG eWallet has more than 860,000 members or end users and processed over 2.16 million remittance transactions with a total processing value of more than $505 million for the year ended December 31, 2022.

GEA is a remittance agent which mainly serves TNG Asia in remitting money to overseas countries. GEA provides a prefunding facility for TNG Asia and conducts foreign exchange (“Forex”) conversion for TNG Asia’s customers. GEA also provides currency conversion and remittance services for other clients and earns revenue via Forex spread markups.

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Tranglo, TNG Asia and GEA are all involved in the global money remittance business. Tranglo serves mostly banks and financial institutions and thus is a B2B remittance platform. On the other hand, TNG Asia operates an eWallet in Hong Kong, which serves as the business-to-customer (“B2C”) retail remittance operator. TNG Asia has been placing most, if not all, of its remittance orders to GEA for processing and is the most important client of GEA. GEA’s income from clients other than TNG Asia has been insignificant as compared to that from TNG Asia. In turn, GEA places most of its orders to Tranglo for processing. Therefore, TNG Asia and GEA are customers of Tranglo and are expected to continue to be so following the divestitures. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the financial effects of the divestitures. Although immediately following the divestitures, Seamless will not provide remittance services directly to individuals, it may develop those services in the future.

Seamless’ business model is highly scalable and transferrable to other geographic markets. Through its connection with RippleNet, Tranglo’s global money remittance network could be expanded rapidly and extended to cover more regions and countries globally. Moreover, the knowledge and experience it has gained through its Indonesian and eWallet operations has helped it to understand the pain points faced by individuals and merchants in Asian markets, and facilitate its development on infrastructure, product and compliance processes of its future business-to-consumer (“B2C”) services which cover payment, remittance, airtime trading or other fintech operations. This will allow it to rapidly replicate and build up its business across its core markets in Southeast Asian and Middle East countries, e.g., the Philippines, Indonesia, Vietnam, Cambodia, and Abu Dhabi.

Historically, Seamless has derived its revenue from operations centered in Malaysia, Indonesia and Hong Kong, but servicing transactions and customers located throughout Southeast Asia. Following the divestitures, Seamless’ operations will be based in Malaysia and Indonesia but, as discussed above, generate significant revenue from cross-border transactions throughout Southeast Asia.

In connection with a capital raise for WalletKu in 2021 to fund an expansion of WalletKu’s business by participating in the Indosat Partnership program, Seamless disposed of a controlling stake of WalletKu on March 9, 2021, resulting in WalletKu no longer be accounted for as a subsidiary of Seamless beginning in March 2021. In connection with a further capital for WalletKu in 2022 to address WalletKu’s working capital requirements in which the controlling shareholder did not participate, Seamless reacquired a controlling interest in WalletKu in June 2022, resulting in WalletKu being accounted for as a subsidiary of Seamless beginning in June 2022. These transactions had the effect of causing WalletKu’s contribution to the consolidated assets, revenue and other statement of operations items to fluctuate as WalletKu was deconsolidated and then reconsolidated.

Seamless’ revenue has been relatively stable in the years of 2020 and 2021. Its revenue dropped from $61.5 million in the year ended December 31, 2020, to $57.5 million in the year ended December 31, 2021, largely due to a sharp decline in the revenue contributed by WalletKu due to the deconsolidation of WalletkKu as described above. As a result, the consolidated revenue contribution of WalletKu dropped from $10.1 million for the year ended December 31, 2020 to $2.4 million for the year ended December 31, 2021.

For the year ended December 31, 2022, Seamless’ revenue decreased by 3.5% to $55.5 million, as compared to $57.5 million for the year ended December 31, 2021. This is mainly due to a decline of more than 25% in Tranglo’s airtime business, from $24.5 million for the year ended December 31, 2021, to $18.4 million for the year ended December 31, 2022. The overall remittance revenues also declined by 11.6% from $30.2 million for the year ended December 31, 2021 to $26.7 million for the year ended December 31, 2022, mainly due to a decline in the take rates for remittance flows. On the other hand, the revenue generated by the Indonesian airtime business, WalletKu, increased from $2.4 million for the year ended December 31, 2021 to $10.1 million for the year ended December 31, 2022. This was mainly due to Seamless’ consolidation of approximately 7 months of operating results of WalletKu since reacquiring the control over WalletKu in June 2022, whereas in the year ended December 31, 2021, Seamless only included approximately 3 months of operating results of WalletKu due to de-consolidation in March 2021.

For its money transfer business, Seamless generates two main streams of remittance revenue, namely the transaction fees which are charged on every cross border money transfer transaction, and currency conversion fees, i.e., Forex Gains, which are charged through add-on currency spreads on the conversion of currencies for its customers. Both TNG Asia and Tranglo generate remittance revenues by charging users the transaction fees and Forex spreads. However, Seamless’ remittance revenue has been contributed mostly by Tranglo’s remittance business, and Seamless’ remittance revenue grew steadily from $29.2 million for the year ended December 31, 2020 to $30.2 million for the year ended December 31, 2021 as a result of the organic growth of Tranglo’s digital remittances business. However, the remittance revenue declined to $26.7 million for the year ended December 31, 2022 due to a decline in the take rates of Tranglo. The decline in take rates in the year of 2022 was mostly due to the increasing remittance flows using ODL facilities, from 1.47% of total processing value for the year of 2021 to 20.3% of total processing value for the year of 2022. The take rates for ODL flows are significantly lower than those remittance flows not adopting ODL facilities.

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Tranglo Remittance Business Analysis

	For the year ended December 31,
	2022	2021	2020
(Ringgit in Thousands)	RM (in thousands)
Total Processing Value (TPV)	15,648,773	13,864,301	11,124,277
Numbers of Transactions Processed	11,165,913	9,057,415	7,819,209
Average Transaction Size	1,401	1.531	1.423
Overall Transaction Fees Take Rate %	0.45%	0.48%	0.53%
Overall Forex Gains take rate %	0.12%	0.17%	0.24%
Total Revenue	88,428	90,859	85,932
Payout Agency Rate %	-0.23%	-0.26%	-0.33%
Payout Processing Costs	(35,892)	(36,592)	(36,316)
Gross Profit Gain Rate %	0.34%	0.39%	0.45%
Gross Profit	52,536	54,267	49,616

Total processing value (TPV) is the total cross-border remittance funds processed and sent by Tranglo during the relevant period. The overall total transaction fees take rate is calculated by dividing the total transaction fees charged for the remittance transactions processed by the corresponding TPV for those transactions. The overall Forex gains take rates is calculated by dividing the total foreign exchange gains obtained on the remittance transactions processed by the TPV for those transactions. The payout agency rate is calculated by dividing the direct costs paid by Tranglo to payout agents for processing the remittance money payouts for the remittance transactions by the TPV for those transactions. The gross profit gain rate is measured by dividing the gross profit generated by Tranglo’s remittance business by the TPV for the remittance transactions processed.

Tranglo monitors these metrics to better understand the performance of its business, to compare the impact of different fees and cost structures internally and with competitors of different scales, and to develop pricing strategies and gauge price competitiveness and profitability of different remittance operators. The fees and Forex Gain take rates are also important parameters for Tranglo to assess if the fees and prices being offered are competitive in the market, and the payout rate is monitored by Tranglo with a view toward cost control and reinforcing profitability. Similarly, investors can use these metrics to understand the performance of Tranglo’s business, the relationship between growth in TPV, growth in revenue and changes in the gross profit gain rate.

Tranglo processed 7.8 million remittance transactions with a total processing value of more than $2.64 billion in the year ended December 31, 2020. The average transaction size was Malaysian Ringgit (RM) 1423, or $338. For the year ended December 31, 2021, Tranglo processed 9.057 million remittance transactions, which represented a growth of 15.8% in the number of transactions processed compared to the year ended December 31, 2020. Also, the average transaction size increased from RM1423, or $338, to RM1531, or $369, which represented a growth rate of approximately 9.2% on average transaction size. As a result, the total processing value increased by 24.6% to $3.34 billion for the year ended December 31, 2021. For the year ended December 31, 2022, Tranglo processed 11.2 million transactions which represented an increase of 23.3% as compared to the 9.1 million transactions for the year ended December 31, 2021. However, as the average transaction size decreased to RM1401, or $318, the total procession value increased by only approximately 6.3% from $3.34 billion to $3.55 billion for the year ended December 31, 2022.

Tranglo’s average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the year ended December 31, 2020 were 0.53% and 0.24% respectively, making the average total take rate 0.77%. When converted into USD, the average total take rate was 0.8% for the year 2020. On the other hand, the average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the year ended December 31, 2021 were 0.48% and 0.17% respectively, making the average total take rate for the year 2021 0.65%, which represented a decrease of 15.6%. When converted into USD, the total average take rate was 0.72% for the year 2021, representing a decline of approximately 10%. As a result, Tranglo’s remittance revenue grew from $20.8 million for the year ended December 31, 2020 to $24 million for the year ended December 31, 2021, representing a growth of 15%.

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In addition to intense market competition and the downward pricing pressure, Tranglo’s integration with RippleNet and On-Demand Liquidity (ODL) facility of Ripple in August 2021 has further pushed down its fees offered to the market. As part of the RippleNet and ODL arrangement, Tranglo has to offer lower transaction fees and lower currency conversion fees for those clients who submit their orders using ODL prefunding facilities. Moreover, the ODL system allows clients to directly convert their sending currencies into the recipient currencies, like from USD to Philippino Peso, thus bypassing the need for Tranglo to conduct currency conversion. In that case, Tranglo would not be able to charge currency conversion fees for certain ODL remittance flows. Since Tranglo integrated with RippleNet in August 2021, the ODL remittance flows increased significantly. For the year end December 31, 2021, the total ODL flows represented only 1.47% of the total processing value, whereas for the year ended December 31, 2022, the ODL flows increased substantially to represent 20.3% of the total processing value.

As a result, Tranglo’s average transaction fee take rate and the average Forex gain take rate as measured in RM dropped from 0.48% and 0.17% respectively for the year ended December 31, 2021, to 0.45% and 0.12% respectively, for the year ended December 31, 2022. The average total take rates, i.e., transaction fees plus forex gain, dropped from 0.65% for the year ended December 31, 2021, to 0.57% for the year ended December 31, 2022, which represented a decline of 12.3%. When converted into USD, the average total take rate was 0.56%, which represented a decline of 22.2% as compared to 0.72% for the year 2021. Due to the decrease in overall take rates, Tranglo’s remittance revenue dropped from $24 million for the year ended December 31, 2021 to $20 million for the year ended December 31, 2022, representing a decline of 16.6%.

The market competition and downward pricing pressure affects both the upstream and downstream players of the global remittance industry. In order to maintain its competitiveness, Tranglo has to offer very competitive fees for the market while also striving to control its direct costs. Tranglo has been working to lower its direct remittance payout costs, the average payout rates of which decreased by 18.2%, from 0.33% for the year ended December 31, 2020, to 0.27% for the year ended December 31, 2021. The payout cost rates further declined by 11.1% to 0.24% for the year ended December 31, 2022.

Seamless believes that as the global remittance industry grows rapidly and more competitors have been entering into the market, the downward pressure on pricing is inevitable. In the end, only those who could provide the most cost effective, efficient and reliable services could survive and thrive in the market. Although a decline in transaction fees and Forex take rates would lead to a lower gross profit margin and lower revenue growth in the short term, Seamless believes that by staying competitive in terms of pricing and maintaining low costs on operation, it could eventually capture more market share and expand its business scope and scale in the long run. Tranglo’s integration with RippleNet and ODL is also pivotal to its future development as Tranglo can now offer to its customers ample prefunding liquidity through the use of ODL’s prefunding facility, which many of Tranglo’s competitors could not. Also, Tranglo may make use of the ODL facility itself, and obtain extra liquidity which allows Tranglo to better manage its liquidity and cash position. This is especially important when Tranglo is expanding its remittance business and airtime business scope which requires a larger working capital.

By the end of December 31, 2022, Tranglo had 87 active business partners who adopted the traditional fiat prefunding means. This compared to 84 active business partners as of the end of December 31, 2021, which represented a growth of 3.5%. On the other hand, the active business partners who adopted the use of ODL as their prefunding tools increased from 2 as of December 31, 2021 to 10 as of December 31, 2022, representing a 5 times increase.

TNG Asia also generates transaction fee revenue and forex gain incomes for its remittance business. The transaction fees charged are recorded as Net Revenue, whereas the Forex Gain of TNG Asia is recorded under “Other Income” as “Forex Gain”. There was a decline in TNG Asia’s remittance revenue in the year of 2021, from $10.9 million for the year ended December 31, 2020 to $7.66 million for the year ended December 31, 2021, which was due mainly to the COVID pandemic that caused the Hong Kong government to impose immigration restrictions and restrict the inflow of overseas migrant workers into Hong Kong. For the year ended December 31, 2020, TNG Asia processed 2.3 million remittance transactions, with a total processing value of more than $440 million. The remittance volume dropped to 2.0 million transactions and a total processing value of $400 million for the year ended December 31, 2021.

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In early 2022, the Hong Kong government removed the border restrictions and inflow of overseas migrant workers started to increase. Also, as GEA had integrated with ODL in late 2021, GEA was able to offer TNG Asia low cost and highly competitive remittance services in the market, in addition to ample prefunding liquidity. As such, TNG Asia took the initiative and initiated aggressive marketing campaign to recapture and expand its market share. As a result, for the year ended December 31, 2022, TNG Asia processed 2.16 million remittance transactions, representing a growth of 8% as compared to the year of 2021. The total processing value was $505 million for the year 2022, which represented a growth of 26% as compared to the year of 2021. TNG Asia’s remittance revenue also increased to $8.34 million for the year ended December 31, 2022, representing a growth of 9% as compared to the year of 2021.

The average total take rate of TNG Asia was 1.69% which generated $10.9 million remittance revenue for the year ended December 31, 2020. The remittance revenue dropped to $7.7 million for the year ended December 31, 2021, which represented an average transaction fee take rate of 1.64%. In early 2022, TNG Asia made use of the low cost ODL services and started an aggressive marketing campaign, it successfully recaptured its market share, with the number of transactions increased to 2.16 million, and the processing value increased to $505 million as for the year ended December 31, 2022. On the other hand, the overall take rate of TNG Asia dropped significantly to 1.36% for the year ended December 31, 2022, which represented a decline of 17% as compared to the year of 2021. As a result, TNG Asia generated $8.34 million remittance revenue for the year ended December 31, 2022.

GEA’s remittance revenue increased from $0.2 million for the year ended December 31, 2020 to $1.7 million for the year ended December 31, 2021, as a result of GEA taking up more remittance flows from TNG Asia after GEA onboarded RippleNet and the On-Demand Liquidity (“ODL”) facility of Ripple in September 2021. Since September 2021, GEA has onboarded the ODL and RippleNet of Tranglo. As a result, its processing value increased significantly in the year of 2022, and its remittance revenue increased to $2.7 million for the year ended December 31, 2022.

As TNG Asia has submitted almost all of its remittance transactions to GEA, which in turn has placed the remittance orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenues for TNG Asia, GEA and Tranglo, which were $2.6 million, $3.2 million and $4.34 million for the year 2020, 2021 and 2022 respectively, are eliminated in the preparation of the consolidated financial statements for Seamless. After this elimination, the total remittance revenue for Seamless was $29.3 million for the year ended December 31, 2020, $30.2 million for the year ended December 31, 2021, and $26.7 million for the year ended December 31, 2022.

The other major business segment of Seamless is its international airtime transfer business, which has been growing steadily in the past years. Seamless operates the international airtime transfer business under Tranglo and has secured a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology supports both pin and pin-less airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 600 mobile operators across 150 countries. For the year ended December 31, 2022, Seamless’ top three airtime corridors were Malaysia-Indonesia (34% of total global airtime revenue), Malaysia-Bangladesh (8% of total global airtime revenue) and UAE-Pakistan (7% of total global airtime revenue), which collectively accounted for 49% of its total airtime transfers in that year. The receiving countries (Indonesia, Bangladesh and Pakistan) all have large underserved populations. The revenue for Seamless’ international airtime transfer business was $24.5 million for the year ended December 31, 2021, up from $22 million for the year ended December 31, 2020, representing an increase of 11.3%. However, for the year ended December 31, 2022, the global airtime revenue declined by 25% to $18.4 million, as compared with the revenue in 2021. The decline in airtime business is mainly due to the COVID pandemic which affected Malaysia in early 2022. As the government started to impose border closures in response to the COVID pandemic, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, the recovery of Seamless’ global airtime business was also slow in the second half of 2022.

Moreover, in February 2022, there was a short-term mishap which had a one-off adverse impact on Tranglo’s airtime business. Tranglo has been purchasing Indonesia’s XL Axiata telecom credit (XL Airtime) from PT Satria Abadi Terpadu (PT Satria). On February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million ($453,961)was discovered. Tranglo has initiated a recovery process to get back the money, and by December 2022, it has recovered RM0.5 million ($113,000). Tranglo is still working with its partners to try to recapture the money. For this incident, Tranglo recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022.

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Seamless recorded a sharp decline in the revenue of its Indonesian airtime business in 2021 as a result of its disposal of a controlling stake of WalletKu on March 9, 2021 to a third party. As a result, for the year ended December 2021, Seamless had only consolidated approximately two months’ revenue of WalletKu, i.e., only up to March 9, 2021, or $2.45 million, whereas for the year ended December 31, 2020, Seamless had consolidated the full year revenue of WalletKu of $10 million.

Seamless regained the controlling stake of WalletKu in June, 2022. As a result, Seamless has consolidated approximately seven month’s results of WalletKu for the year ended December 31, 2022. Due to the difference in timing of the consolidation of WalletKu results, the revenue of Indonesian airtime business increased from $2.45 million for the year ended December 31, 2021 to $10.1 million for the year ended December 31, 2022.

Seamless recorded a net loss of $5.1 million and $12.9 million in the years ended December 31, 2020 and 2021, respectively, mainly due to the interest expenses of a Convertible Bond. The Convertible Bond holders have committed that they will convert their bonds into shares upon the completion of the Business Combination. Seamless recorded EBITDA of $6.9 million and $5.4 million in the years ended December 31, 2020 and 2021, respectively. As for the year ended December 31, 2022, Seamless recorded a net loss of $15.7 million. The increase in net loss was mainly due to a decline in operating profits of Tranglo, as well as an increase in interest expenses paid for the Convertible Bond.

Major Factors Affecting Seamless’ Results of Operations

Seamless operates in the cross-border money remittance market in Southeast Asia, and its results of operations and financial condition are significantly affected by general factors driving this market. It has benefited from rapid technological change, increased low cost and real time cross-border money transfer needs, as well as increased availability, quality and usage of mobile devices. It has also benefited significantly from the increasing Internet penetration, particularly mobile Internet penetration, in Asia, and also the increasing adoption of electronic wallets or storage vehicles. Seamless’ results of operations and financial condition are affected by the general factors driving the currency transfer, digital financial services, e-commerce and other industries in Southeast Asia. On the other hand, as the global digital remittance market thrives and grows rapidly, more and more competitors have entered into the market and as a result, the market competition is getting more and more intense. This has direct impact on the pricing power of Seamless, and thus its profitability.

Seamless’ results of operations are also directly affected by certain factors specific to it, including the following:

Seamless’ ability to maintain and increase the size of its user base

Seamless’ revenue is largely driven by the number of users and the number of transactions on its remittance platforms, as well as the users on the airtime trading platforms. The larger the number of users on Seamless’ platforms, the larger the number of partners, including banks and merchants that will join its network, the greater will be the number of transactions that drive its revenue. However, as the market competition is getting more intense, Seamless has to offer more price competitive and highly efficient services in order to maintain and increase its user base.

Also, the larger the number of merchants and telecommunication companies using the platforms of airtime supplied by Tranglo’s airtime business and WalletKu, the growth in business and revenue of Seamless will be higher.

Seamless will strive to develop B2C markets in Southeast Asia and Middle East, so as to capture the retail remittance and airtime market. This development, if successfully launched, will generate significant clientele and synergy for Tranglo’s remittance and airtime businesses.

User engagement and monetization

Currently, Seamless’ global money transfer and airtime services are the foundation of its relationship with its users globally. It generates revenue on cross border money transfers and airtime trading. In particular, Seamless’ in-house cross-border payment processing B2B platform, Tranglo, generates fees on money transfer orders it settles for banks and other money service operators around the world. On the other hand, TNG Asia operates in the B2C eWallet market in Hong Kong which attracts unbankable migrant workers to make use of TNG eWallet platform for remitting money back to their homelands. Seamless will continue to drive adoption of its retail end users and financial institutions in using Seamless’ platform for money transfer, mass payout and collection services and payment processing business, as well as introduce new B2C financial services and airtime distribution services, in Southeast Asia and Middle East. Seamless believes it can leverage its expertise and knowhow to develop retail markets in Southeast Asia and Middle East, offering payment, remittances, airtime and other fintech services.

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A significant determining factor in whether Seamless’ users use its services is based on the handling fee and Forex spread it charges on every remittance transaction, and pricing pressure it faces from competitors. For example, Tranglo’ average transaction fees take rate as measured in RM declined from 0.53% for the year 2020, to 0.48% for the year 2021. As for the year ended December 31, 2022, this transaction take rate further dropped down to 0.45%. As for the average currency conversion take rate, i.e., Forex gain take rate as measured in RM, it was 0.24% for the year 2020, which dropped down to 0.17% for the full year of 2021. The forex gain take rate further declined to 0.12% for the year ended December 31, 2022. This declining trend is mainly to match the prices of competitors, especially for new joiners who often adopt aggressive pricing strategies when introducing new businesses or services. If Seamless fails to price its services appropriately relative to its competitors, consumers may not use its services, which could adversely affect its business and financial results.

On the other hand, Seamless strives to retain its profitability margin by seeking to lower its direct costs. Tranglo’s average payout agency fees take rates as measured in USD for the year 2020 was 0.33%, which dropped to 0.27% for the year 2021, and further declined to 0.24% for the year ended December 31, 2022. As a result, Tranglo’s average gross profit margin take rates as measured in USD decreased from 0.47% for the year 2020 to 0.45% for the year 2021, and further declined to 0.32% for the year ended December 31, 2022.

As for airtime business, Seamless will strive to expand its global airtime transfer coverage and telco partner network. The global airtime transfer business mainly serves migrant workers worldwide. Seamless will seek to develop new markets especially in Middle East and South East Asia to expand its global airtime business. Seamless will also seek to expand the network and coverage of WalletKu and offer a wider range of products and services for retail customers in Indonesia. Seamless believes the insights on its users generated by its existing services will enable it to develop new products and services for the existing markets, and also to explore and develop new markets for the services, and thereby generate more revenue for it.

Launch of new products and services and cross-selling to Seamless’ users

Seamless strives to stay on the cutting edge of the financial technology solutions industry by developing and launching new products and services to offer to both new and existing users and intends to continue investing in product development to build new products and services and to bring them to market. While Seamless expects its total expenses to increase in the short term as it plans for growth, it expects its expenses as a percentage of its total revenue to decline over the long term when its business and thus income continues to grow as these investments drive its business growth.

Seamless’ existing users represent a sizable opportunity to cross-sell products and services with relatively low incremental marketing and advertising expenses. Seamless believes that there exists a significant synergy between its B2C eWallet and retail airtime business and its B2B cross border remittance business. As such, it plans to continually invest in the product development of its existing platforms, and also to explore and develop eWallet markets in various Southeast Asian and Middle East countries so as to expand its B2C business scope and create more synergy between its B2C and B2B businesses. To the extent that Seamless is able to create significant synergy between its operations, and to cross-sell products and services between different clienteles and countries, it expects its revenue and financial income to continue to grow and its margins to increase.

Seamless’ ability to operate in a cost-effective manner

Seamless’ ability to control costs and expenses relating to its operations affects its profitability. The global remittance market is evolving rapidly and new entrants to the market have driven market competition. This has a long term adverse impact on the gross profit margin for the whole industry. In order to generate growing operating profits, players have to increase their market scope and scale, while on the other hand, control their operating costs. General and administrative expenses have historically represented the largest portion of Seamless’ total operating expenses. In particular, it has invested significantly in hiring, training and retaining personnel and expects to continue to make significant investments in personnel as it grows its business and enters new geographies and offers new services. With the expansion of its business, Seamless expects its operating costs and expenses to continue to increase, including employee compensation and benefits, marketing and branding and other costs and expenses. The salary level in the fintech industry in and around Southeast Asia has generally increased in recent years, and Seamless believes it offers competitive wages and other benefits to recruit and retain quality professionals. General and administrative expenses increased from $16.8 million in the year ended December 31, 2020 to $18.3 million in the year ended December 31, 2021, and to $25.6 million for the year ended December 31, 2022. Despite the increases in operating costs and expenses, Seamless believes that the marginal costs for the business expansion should decrease because the growth of Seamless’ revenue will outpace the increase in operating costs and expenses. Seamless expects that its total revenue will continue to grow, so that the overall fixed costs as a percentage of revenue will decrease in the long run. And as Seamless is to explore and develop the B2C markets in Southeast Asia and Middle East, Seamless’ operating model allows it to centralize a number of functions, including technology development, operating system infrastructure building as well as certain general and administrative services. This will allow Seamless to increase efficiencies across each of its businesses and further increase its overall operating leverage.

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Seamless’ partner network

Seamless’ results of operations are affected by its ability to continue to maintain and build its collaborative network with partners. Ripple is the important strategic partner of Seamless, and Tranglo has been integrated with RippleNet since September 2021. Following this integration, the remittance flows through RippleNet have increased substantially, growing to represent $721 million, or 20.3%, of the total remittance value of $3.55 billion, and 2.4 million, or 21.8%, of the total number of transactions processed during the year ended December 31, 2022. As of December 31, 2022, ten of Tranglo’s 97 active remittance customers use the Ripple XRP prefunding facility. Ripple has also seconded the Ripple Executive Officer to Tranglo, with an aim to facilitate Tranglo’s further integration with Ripple network to help ensure that Tranglo’s ODL service functions efficiently and meets the demands of Tranglo’s customers, and for Tranglo to leverage the marketing network and business resources of Ripple. Although Tranglo currently has some network coverage in the Middle East, Tranglo believes it can tap the more robust business network and connections that Ripple has in the Middle East, South America and Europe to expand its market reach in these new markets. Expanding its business reach in these geographies over the next three years is a strategic goal of Tranglo.

Tranglo does not provide services to customers who are licensed to operate in the United States and never offers ODL services to individuals or end users. As part of the stringent onboarding process for a customer which opts to use Tranglo’s ODL service, Tranglo confirms that the customer is not a licensee in the United States. All onboarding information is compiled and verified by Tranglo’s compliance team and presented to its senior management for approval. The onboarding process is also reviewed regularly by Tranglo’s risk management team and board of directors. While customers onboarded for use of the ODL service may have end users who are U.S. persons, all end users of any nationality must fund their remittances with fiat currency under applicable licensing requirements and AML rules, insuring that ODL services are not accessed by any U.S. person.

Tranglo’s business has a large portfolio of blue-chip customers across both its payment and airtime transfer segments, including WISE, SingTel, Hyperwallet, CTBC, Maxis, Etisalat and Redtone. By continuing to develop Tranglo’s technological infrastructure, Seamless will be able to handle larger volumes of money transfer and settlement and open up new business opportunities, both in money transfer and airtime businesses, which in turn will allow it to attract more customers. The ability of Seamless to maintain and develop new partners will have the direct impact on its business scope and scale.

WalletKu has joined the Indosat Cluster Partnership programs and became the Authorised Distributor of Indosat Ooredoo Hutchison in 2021. The programs have proven to be a high growth and profitable business for WalletKu. Seamless will strive to maintain its partnership relationship with Indosat with an aim to acquiring more operation rights under the Cluster Partnership programs.

As Seamless is to develop new B2C markets in Southeast Asia and Middle East, it could bring in new partners for Tranglo and WalletKu so as to create significant business synergy and cross selling between different business segments of Seamless.

Expansion into new markets and acquisitions

As part of Seamless’ strategy of expansion, it has in the past acquired, and may, from time to time, acquire businesses or interests in businesses, including non-controlling interests, form joint ventures or create strategic alliances. In the future, Seamless will strive to develop its B2C businesses in Southeast Asia and Middle East, focusing on various fintech and airtime trading services. It expects to replicate and further develop the existing B2C eWallet, payment, remittance, airtime trading business model in Southeast Asian and Middle East countries, in particular the Philippines, Indonesia, Cambodia, Vietnam, Abu Dhabi and Saudi Arabia. Seamless will continually evaluate potential strategic acquisitions of businesses or products with the aim of expanding its user and revenue base, widening its geographic coverage and increasing its product range. In addition, Seamless’ ability to leverage its existing distribution network to expand its product offering across its current markets and replicate its success in Southeast Asian and Middle East countries where it operates will affect its growth and results of operations. It expects that its growth prospects will continue to be significantly affected by its ability to expand its business in new and existing markets.

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Seamless Selected Income Statement Items

Total Revenue

Seamless derives its net revenue primarily from remittance business and airtime businesses. For remittance business, the revenue sources are mainly from Tranglo, TNG Asia and GEA. For airtime businesses, the revenue is generated by the international airtime transfer business operated by Tranglo and the retail airtime business operated in Indonesia by WalletKu. Other income is of minor contribution and importance only.

The following table sets forth the breakdown of Seamless’ total net revenue, both in absolute amounts and as a percentage of total net revenue, for the periods indicated.

	For the year ended December 31,
	2022	2021	2020
	$	$	$
	(in thousands)
Revenue
Remittance Services	26,714	30,197	29,245
Global Airtime	18,390	24,539	22,055
Indonesian Airtime	10,111	2,447	10,161
Other services	286	319	105
Total net revenue	$55,501	$57,501	$61,565

Seamless revenue decreased from $61.6 million for the year ended December 31, 2020 to $57.5 million for the year ended December 31, 2021. This was due mainly to the disposal of its WalletKu controlling stake in March 2021, and thus Seamless only recorded the first two months’ revenue of WalletKu. For the year ended December 31, 2022, Seamless revenue decreased to $55.5 million. This was due mainly to a decline in remittance revenue and global airtime business. The global airtime revenue declined by 25%, whereas the remittance revenue decreased by more than 11%, as compared to the year 2021. As Seamless reacquired the controlling stake in WalletKu in June 2022, it recorded approximately seven month’s revenue of WalletKu in the year of 2022, which contributes to the increase of Seamless’ Indonesian airtime revenue to $10.1 million for the year ended December 31, 2022.

Remittance Revenue

Tranglo, TNG Asia and GEA are all involved in the remittance business. Tranglo is the leading remittance hub in Southeast Asia serving mostly banks and financial institutions whereas TNG Asia operates an eWallet which targets the retail remittance market – targeting mainly the overseas workers in Hong Kong who could not access to banking services easily. TNG Asia generates 80-95% of its revenue through processing the remittance flows of its targeted customers. TNG Asia has placed most of its remittance orders to GEA for processing and is the most important client of GEA which in turn, places orders to Tranglo for processing. As such, TNG Asia and GEA are the customers of Tranglo.

There are two main streams of remittance revenue for Seamless – the transaction fees, which are charged on a per transaction basis, and also the currency conversion fees, i.e., Forex Gain take rate. Seamless’ remittance revenue grew steadily from $29.2 million for the year ended December 31, 2020 to $30.2 million for the year ended December 31, 2021 as a result of the organic growth of Tranglo’s digital remittances business, which grew from $20.8 million for the year ended December 31, 2021 to $24 million for the year ended December 31, 2021. This revenue growth of Tranglo was however dampened by a decline in TNG Asia’s remittance revenue. TNG Asia’s remittance revenue declined from $10.86 million for the year ended December 31, 2020 to $7.66 million for the year ended December 31, 2021.

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Seamless’ remittance revenue decreased from $30.2 million as for the year ended December 31, 2021, to $26.7 million as of the year ended December 31, 2022. Seamless’ remittance revenue from Tranglo declined by 16.6% from $24 million for the year of 2021 to $20 million for the year ended December 31, 2022, despite an increase in remittance volume by 23.3% in the year of 2022. The decline in Tranglo’s revenue was mitigated a bit by the slight increase in TNG Asia’s remittance revenue by 8.3%, from $7.7 million for the year 2021 to $8.3 million for the year ended December 31, 2022.

Tranglo processed 11.2 million remittance transactions for the year ended December 31, 2022, which represents a growth of 23.3% as compared to 9.1 million remittance transactions processed by Tranglo for the year ended December 31, 2021. However, as the average transaction size decreased by 13.8%, from $369 per transaction for the year ended December 31, 2021, to $318 per transaction for the year ended December 31, 2022, the total processing value increased by only 6% from $3.34 billion to $3.55 billion for the year ended December 31, 2022. This, coupled with a decline of 22.2% in the average take rates as measured in USD, resulted in a decline of 16.6% in Tranglo’s remittance revenue for the year 2022. On the other hand, the total processing value of TNG Asia increased significantly by 26% from $400 million for the year ended December 31, 2021, to $505 million remittance flows for the year ended December 31, 2022. Despite that there was also a significant drop of 17% in the take rates of TNG Asia, from 1.64% in the year of 2021 to 1.36%, TNG Asia’s remittance revenue managed to increase from $7.7 million for the year 2021 to $8.3 million for the year ended December 31, 2022.

Even though both Tranglo and TNG Asia managed to grow their remittance volumes as well as total processing values, both Tranglo’s and TNG Asia’s remittance revenues were adversely affected by the decline of their take rates. The revenues of Tranglo decreased from $24.1 million for the year ended December 31, 2021, to $20 million for the year ended December 31, 2022. As for TNG Asia, despite that its total processing value increased by 26% in the year of 2022, its remittance revenue increased by only 9% from $7.7 million for the year ended December 31, 2021 to $8.34 million for the year ended December 31, 2022.

GEA’s remittance revenue increased from $0.2 million for the year ended December 31, 2020 to $1.7 million for the year ended December 31, 2021 as a result of GEA starting to take up more remittance flows from TNG Asia after GEA onboarded RippleNet and ODL with Tranglo in September 2021. GEA’s revenue increased substantially from $1.68 million for the year ended December 31, 2021 to $2.67 million for the year ended December 31, 2022, due to a significant increase in remittance flows and total processing value from TNG Asia after GEA’s onboarding ODL.

The following table is the breakdown of Seamless’ total remittance revenue. Because TNG Asia submitted almost all of its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenue for TNG Asia, GEA and Tranglo, which was $2.6 million, $3.2 million and $4.3 million for the years ended December 31, 2020, 2021 and 2022, respectively, is eliminated in the preparation of the consolidated financial statements for Seamless.

Remittance service by company	For the year ended December 31,
	2022	2021	2020
	$	$	$
	(in thousands)
Tranglo	20,040	24,070	20,813
GEA	2,669	1,685	203
TNGA	8,344	7,660	10,864
Elimination	(4,339)	(3,218)	(2,635)
Total Revenue	26,714	30,197	29,245

Global Airtime Transfer Revenue

Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 600 mobile operators across 150 countries. In the years since Tranglo started providing airtime transfer in 2008, the industry has taken a back seat to the proliferation of e-wallets and new forms of cross-border payments. Businesses continue purveying airtime as a supplementary product as it remains relevant, especially in developing countries where there are large underbanked communities. For the year ended December 31, 2022, Seamless’ top 3 airtime corridors are Malaysia-Indonesia, Malaysia-Bangladesh and UAE-Pakistan, collectively accounting for 49% of its total airtime transfers in that year. The receiving countries (Indonesia, Bangladesh and Pakistan) all have large underserved populations.

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For the year ended December 31, 2020, Seamless recorded revenue of $22 million for its international airtime transfer business, which grew 11.2% to $24.5 million for the year ended December 31, 2021. For the year ended December 31, 2022, the global airtime revenue decreased to $18.4 million which represented a decline of 25% as compared to the year 2021. For the year ended December 31, 2022, the Malaysia – Indonesia airtime corridor represented 34% of the total global airtime business. The decline in airtime business is mainly due to the COVID pandemic which affected Malaysia in early 2022. In 2022, the Malaysian government started to impose border closures in response to the COVID pandemic. As such, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, Tranglo’s global airtime business declined significantly in the year of 2022, and its recovery was slow.

Moreover, on February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million was discovered, and Tranglo has initiated a recovery process to get back the money, and by December 2022, it has recovered RM0.5 million ($113,000). Tranglo is still working with its partners to try to recapture the money. Tranglo recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022.

Indonesian Airtime Revenue

Seamless operates an airtime services business in Indonesia, directly targeting the retail consumer sector. In Indonesia, Seamless has an active airtime user base of more than 3,000 merchants which relies on Seamless’ platform for selling airtime products. Seamless is also operating under the Indosat Cluster Partnership scheme for selling of airtime products in two cluster areas in Indonesia.

Seamless disposed of a controlling stake of WalletKu on March 9, 2021 to a third party, and as such, Seamless consolidated 2021 revenue includes the revenue of WalletKu only up to March 9, 2021, i.e. approximately two months’ revenue or $2.45 million, whereas Seamless consolidated 2020 revenue includes the whole year revenue of WalletKu of $10 million.

Seamless regained the controlling stake of WalletKu in June, 2022. As such, Seamless has consolidated approximately seven month’s result of WalletKu into its consolidated revenue for the year ended December 31, 2022. Due to the differences in timing of consolidation of WalletKu results, the revenue of Indonesian airtime business increased from $2.45 million for the year ended December 31, 2021 to $10.1 million as of the year ended December 31, 2022.

Other Income - Forex Gain Revenue & Other Items

TNG Asia recorded the Forex Gain on its remittance business under “Other income”. This Forex Gain is the currency conversion spread markup by TNG Asia offered to its users, based on the Forex spreads provided by Tranglo or GEA. For the year ended December 31, 2020 Seamless recorded other income of $2.9 million, of which $2.3 million was Forex Gain by TNG Asia. For the year ended December 31, 2021, Seamless other income decreased to $2.6 million, of which $1.2 million was Forex Gain by TNG Asia, due to the decline in remittance volume processed by TNG Asia in 2021 and TNG Asia’s decision to lower its Forex spreads in order to offer lower pricing to attract more users. The average Forex Gain take rates were 0.07% and 0.04% for the years ended December 31, 2020 and 2021, respectively.

For the year ended December 31, 2022, TNG Asia suffered a forex loss of $120,000. This was due to an aggressive marketing campaign of TNG Asia in the year of 2022 to propose very competitive currency pricings in the form of -0.04% negative spreads take rate of the total processing value, in order to regain its market share and recruit new users. As a result, the total processing value of TNG Asia increased by 26% to $505 million in the year of 2022 as compared to $400 million for the year of 2021.

As Seamless had disposed of the controlling interest in WalletKu in March 2021, it had also recorded a gain of $1.0 million as part of the $2.6 million other income, for the year ended December 31, 2021. For the year ended December 31, 2022 Seamless recorded $3.4 million as “other income”, of which there was a gain of $2.1 million due to the fair value gain after Seamless reacquired the controlling stake of WalletKu in June 2022.

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Cost of Revenue

Global Money Transfer Business

Seamless’ cost of revenue for its money transfer business is the direct costs paid to the remittance processing agents, which are primarily the payout agents and banks. These payout agents help execute money transfer transactions and pay money in the recipient countries. For TNG Asia, most of the handling fees were paid to its remittance agents, i.e., Tranglo, GEA and Faspay. For GEA, the majority of its handling fees were paid to Tranglo and Faspay. For the year ended December 31, 2020, Seamless’ direct costs for its remittance business were $12.8 million, while for the year ended December 31, 2021, the direct costs for its remittance were $11.3 million. The decrease in direct costs for remittance despite an increase in the total processing value was largely due to a lower payout cost rate (take rate) paid to the payout agents. For the year ended December 31, 2022, Seamless’ direct costs for its remittance business remained unchanged as $11.3 million as compared to the year of 2021, despite an increase in the total processing value. This was also largely due to a lower payout cost rate paid to the payout agents.

Handling fees paid to the payout agents are fixed charges per transaction, and the fees charged will depend on the location of the receivers and the pay-out channels. For the year ended December 31, 2020 Tranglo paid $8.7 million to third party pay-out agents as handling fees, with an average cost rate of 0.33%. For the year ended December 31, 2021 the direct cost rate of Tranglo decreased to 0.27%, and Tranglo paid $8.9 million for handling fees despite an increase in total processing value to $3.34 billion. For the year ended December 31, 2022, Tranglo’s average direct remittance cost declined to $8.3 million, despite an increase of total processing value to $3.55 billion. This represented an average payout cost rate of 0.24%, representing a decrease of 11% as compared to the year of 2021. Tranglo’s ability to control its direct costs is a key factor in its ability to offer more attractive pricing to maintain its competitiveness in the market.

For direct remittance cost, TNG Asia paid Tranglo, GEA, and third parties like Faspay, top-up agencies, and banks for processing remittance flows. TNG Asia also recorded the amortization costs as its direct remittance costs. For the year ended December 31, 2020, TNG Asia recorded $9.3 million as its direct costs, of which $2.75 million was the amortization costs. For direct costs paid to remittance agents, $0.2 million was paid to GEA and $2.4 million was paid to Tranglo. For the year ended December 31, 2021 TNG Asia recorded only $6.9 million as its direct remittance costs, of which $2.13 million was amortization costs, while $1.2 million was paid to GEA and $1.1 million was paid to Tranglo, for a total of $2.3 million paid to direct payout agencies for the year. For the year end December 31, 2022, TNG Asia recorded $6.7 million as its direct remittance costs, of which $1.98 million was amortization costs, and $2.0 million was paid to GEA as its payout agent costs, representing a decline of 13% as compared to 2021. This decline in TNG Asia’s direct payout agencies costs despite an increase of 26% in the total processing value was mainly due to the adoption by GEA in 2022 of the ODL facilities as the prefunding means, allowing it offer TNG Asia both prefunding liquidity as well as low processing costs. For the year 2022, no order was placed by TNG Asia or GEA to Faspay or other payout agents.

GEA paid $150,000 in direct costs for the year ended December 31, 2020, all to third parties like Faspay. For the year ended December 31, 2021, GEA paid $860,000 in direct costs, of which $827,000 was paid to Tranglo and the rest was paid to Faspay and other third parties. For the year ended December 2022, GEA paid $1.7 million to Tranglo as its payout agency cost. No payment was made to Faspay or other third parties. The increase in GEA’s direct costs was the result of a significant increase in remittance volume handled by GEA in the year of 2022.

Because Tranglo, TNG Asia and GEA are all subsidiaries of Seamless conducting remittance business, in the consolidated financial statements of Seamless the direct costs paid to GEA and Tranglo have been eliminated. For the years ended December 31, 2020, 2021 and 2022, intercompany cost of goods sold of $2.6 million, $3.2 million and $3.7 million, respectively, were eliminated. After adjustments on the intercompany cost of goods sold, the direct costs for Seamless for its remittance business were $12.8 million, $11.3 million and $11.3 million for the years ended December 31, 2020, 2021 and 2022, respectively.

Amortization of Software

Amortization of software is primarily related to Seamless’ computer software and systems. From a financial reporting perspective, because Tranglo, TNG Asia and GEA conduct their remittance business using their apps and IT platforms for customers to log in and process the remittance orders, the amortization of intangible assets is considered a direct cost of the revenue generated.

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For the year ended December 31, 2020 Seamless’ direct cost for amortization of intangible assets was $3.0 million, of which $2.7 million was contributed by TNG Asia, and $260,000 was contributed by GEA. The direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total. For the year ended December 31, 2021, Seamless’ direct costs for amortization of intangible assets were $3.37 million, of which TNG Asia contributed $2.1 million and GEA contributed $1.2 million. Similarly, the direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total. For the year ended December 31, 2022, Seamless’ direct cost for amortization of intangible assets was $1.99 million which was contributed solely by TNG Asia. Again, the direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total for the year 2022.

The following table is the breakdown analysis of Seamless’ cost of revenue for remittance business. Because TNG Asia submitted almost all of its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, part of TNG Asia’s and GEA’s remittance direct costs are also accounted for as remittance cost of Tranglo. The overlapping in remittance costs for TNG Asia, GEA and Tranglo, which were $2.63 million, $3.18 million and $3.7 million for the years 2020, 2021 and 2022 respectively, are eliminated in the compilation of the consolidated accounts for Seamless.

Cost of Revenue – Remittance, analysis by Companies

	For the year ended December 31,
	2022	2021	2020
		(in thousands)
Tranglo	8,344	8,870	8,680
TNG Asia and GEA	6,660	5,653	6,730
Elimination	(3,721)	(3,180)	(2,630)
Total Remittance COGS	11,283	11,343	12,780
Intangible assets amortization	1,985	3,373	3,005
Total Cost of Revenue	13,268	14,714	15,781

Global Airtime Transfer Business

Seamless’ cost of airtime transfer business consists of costs it acquires from telecom suppliers. For the year ended December 31, 2020 Seamless’ direct costs for its international airtime transfer business was $19.6 million, which increased to $22.3 million for the year ended December 31, 2021. This represented an increase of 13.9% which is in line with the revenue growth rate for the international airtime transfer business.

As for the year ended December 31, 2022 the direct costs for Seamless’ international airtime business decreased to $16.96 million, which is 24% below the direct costs of $22.3 million for the year ended December 31, 2021. This decrease is also in line with the decrease in international airtime revenue for the same period.

Indonesian Airtime Business

The cost of Seamless’ Indonesian airtime business is mainly the costs for Seamless to build up its airtime inventory in WalletKu and Indosat for selling out directly to merchants or outlets. For the year ended December 31, 2020 Seamless’ direct costs for Indonesian airtime business were $10.0 million. Because Seamless disposed of a controlling stake of WalletKu on March 9, 2021, it recorded in its full year 2021 consolidated account which ended December 31, 2021 only the first two months’ direct costs of WalletKu, i.e. before the date of disposal of the controlling stake in WalletKu. The direct costs for Indonesian airtime business therefore dropped to $2.4 million in 2021.

As Seamless reacquired the controlling stake of WalletKu in early June 2022, it recorded in its full year 2022 consolidated financial statements the direct cost of WalletKu for the seven months from June up to December 2022. Therefore, the direct cost for Indonesian airtime for the year ended December 31, 2022 increased to $9.41 million, as compared to $2.4 million for the year ended December 31, 2021.

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The following table sets forth the breakdown of Seamless’ total cost of revenue, for the periods indicated.

	For the year ended December 31,
	2022	2021	2020
	$	$	$
		(in thousands)
Total Cost of Revenue
Remittance Services	(11,283)	(11,340)	(12,781)
Global Airtime Transfer	(16.958)	(22,283)	(19,557)
Indonesian Airtime	(9,413)	(2,399)	(10,011)
Other services	(242)	(209)	(221)
Intangible assets Amortization	(1,985)	(3,373)	(3,005)
Total Cost of revenue	(39,881)	(39,604)	(45,575)

Operating Expenses

General and Administrative Expenses

Seamless’ general and administrative expenses consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of its business, (ii) IT expenses, (iii) legal and professional service fees, (iv) office rental and facilities maintenance expenses, (v) depreciation expenses associated with the office space used in its general and administrative activities and (vi) traveling and communication expenses associated with office and administrative functions. Seamless expects that its general and administrative expenses will continue to increase in the near term as it recruits additional personnel and incurs additional costs in connection with the expansion of its business, new office premises and transitioning to a public company, including costs to enhance its internal controls.

	For the year ended December 31,
	2022	2021	2020
	$	$	$
		(in thousands)
Cost by Companies
Tranglo	(11,685)	(10,533)	(8,189)
WalletKu	(1,242)	(211)	(1,380)
TNGA	(3,521)	(4,236)	(3,310)
GEA	(3,095)	(928)	(1,287)
Others (cost center)	(5,996)	(2,255)	(2,582)
Group Total	(25,539)	(18,163)	(16,748)

The general expenses of Seamless increased from $16.7 million for the year ended December 31, 2020, to $18.2 million for the year ended December 31, 2021. Its general expenses further increased from $18.2 million for the year ended December 31, 2021 to $25.5 million for the year ended December 31, 2022. Of the expense items, Tranglo’s general expenses increased by 28%, from $8.2 million for the year ended December 31, 2020 to $10.5 million for the year end December 31, 2021. The expenses further increased by 11.4% in the year of 2022 to $11.7 million as for the year ended December 31, 2022.

TNG Asia also experienced a 28% increase in general expenses due to an increase in staff cost as well as professional fees, from $3.3 million for the year ended December 31, 2020 to $4.2 million for the year ended December 31, 2021. However, as TNG Asia had implemented stringent cost cutting in the year of 2022, its general expenses decreased to $3.5 million for the year ended December 31, 2022.

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Because Seamless disposed of a controlling stake of WalletKu on March 9, 2021, the general expenses of WalletKu are only consolidated through that date, resulting in a decline in the general and administrative expenses to $0.2 million for WalletKu for the year ended December 31, 2021, as compared to $1.4 million for the year ended December 31, 2020. As Seamless reacquired control and thus consolidated the results of WalletKu in June 2021, the consolidated WalletKu general and administrative costs increased substantially in the year of 2022 to $1.24 million.

GEA’s general administrative expenses decreased from $1.3 million for the year ended December 31, 2020 to $0.9 million for the year ended December 31, 2021. As GEA had onboarded the ODL facilities of Tranglo and with the increase in remittance flows from TNG Asia, the general administrative expenses of GEA increased to $1.4 million for the year 2022. Together with a one-off prepayment write-off of $1.7 million, GEA’s total general administrative expenses increased to $3.1 million for the year ended December 31, 2022.

The headquarters administrative costs remained relatively stable in the year of 2021 as compared to 2020. For the year ended December 31, 2020 the headquarters administrative costs was $2.6 million, which dropped slightly to $2.3 million for the year ended December 31, 2021. However, Seamless incurred substantial legal and auditing fees in connection with the proposed merger INFINT in 2022, including an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination. As a result, the headquarters administrative costs increased substantially to $6.0 million for the year ended December 31, 2022.

Expenses by Major Expense Type	For the year ended December 31,
	2022	2021	2020
	$	$	$
		(in thousands)
Trademark Amortization	1,541	1,551	1,541
PPE Depreciation	701	1,066	1,277
Computer Expenses	494	536	919
Staff Cost	10,146	9,370	7,838
HK office Rental Expense	1,187	1,254	1,407
Legal and Professional	5,665	2,401	754

In order to pave the way for new business growth as Tranglo integrated with RippleNet and ODL facility, Seamless managed to recruit more employees back in 2021. This resulted in an increase of more than 34% in staff cost for Tranglo in the year 2021, increasing from $5.03 million for the year ended December 31, 2020 to $6.8 million for the year ended December 31, 2021. After an aggressive expansion of headcounts in the year 2021, Tranglo maintained its operation team at relatively the same level in the year 2022, and therefore, the staff costs of Tranglo declined slightly to $6.7 million for the year ended December 31, 2022.

There were also increases in staff costs for TNG Asia and GEA in the year ended December 31, 2021. In order to comply with new compliance regulations and guidelines applicable to TNG Asia, Seamless also recruited more staff to strengthen the compliance team of TNG Asia. As a result, the staff cost for TNG Asia increased from $1.6 million for the year ended December 31, 2020 to $2.0 million for the year ended December 31, 2021, representing a growth rate of 25%. For the year ended December 31, 2022, the staff cost of TNG Asia further increased slightly to $2.1 million, representing a growth of 5% as compared to the year of 2021. For GEA, the staff cost increased from $0.5 million for the year ended December 31, 2020, to $0.53 million for the year ended December 31, 2021. The staff cost of GEA further increased to $0.8 million for the year ended December 31, 2022, in order to cope with the increasing in remittance volume.

However, as Seamless disposed of the controlling stake of WalletKu on March 9, 2021, only approximately two months’ staff cost of WalletKu was consolidated. As a result, the total staff cost of Seamless increased by 19.5% to $9.37 million as for the year ended December 31, 2021 as compared to $7.84 million as of the year ended December 31, 2020. As Seamless had reacquired WalletKu in June 2022 and recorded approximately seven month’s staff cost of WalletKu, the total staff cost of Seamless increased to $10.1 million for the year ended December 31, 2022.

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	For the year ended December 31,
	2022	2021	2020
	$	$	$
Staff Cost Breakdown		(in thousands)
Tranglo	6,707	6,756	5,029
WalletKu	472	87	704
TNGA	2,143	1,983	1,603
GEA	800	532	497
Hong Kong Office	24	12	6
	10,145	9,370	7,838

The property, plant and equipment (“PPE”) depreciation costs, computer expenses, and rental expenses decreased from $1.3 million for the year ended December 31, 2020, to $1 million for the year ended December 31, 2021. The PPE depreciation costs further decreased to $0.7 million as for the year ended December 31, 2022.

There was a significant increase in Seamless’ legal and professional fee expenses in the year 2021. For the year ended December 31, 2020, legal and professional fees were $750,000, which increased to $2.4 million for the year ended December 31, 2021. This was mainly due to the attempted business combination between TNG Asia and a SPAC in the USA. The proposed merger was not consumated, but TNG Asia had to incur significant legal and professional costs in relation to the attempted business combination. As a result, the legal and professional fees incurred by TNG Asia increased from $0.14 million for the year ended December 31, 2020 to $0.97 million as of the year ended December 31, 2021.

For the year ended December 31, 2022, the legal and professional fees increased sharply to $5.7 million, principally due to the proposed acquisition of Seamless by INFINT Acquisition Corporation beginning in mid-2022. In particular, Seamless incurred an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination.

As part of the corporate restructuring after Ripple acquired 40% of Tranglo, Tranglo entered into an advisory contract with the prior minority shareholder so as to retain his services and as consideration for non-competition covenants. For the year ended December 31, 2021, Tranglo incurred a professional fee of $400,000 in relation to this advisory contract, and as a result, Tranglo’s legal and professional costs increased from $0.34 million for the year ended December 31, 2020 to $0.8 million for the year ended December 31, 2021. For the year ended December 31, 2022, Tranglo’s professional expenses further increased significantly to $1.3 million, of which, $0.5 million was due to the expenses in relation to the advisory contract with the prior minority shareholder. This advisory contract expired by end of March, 2023 and the board decided not to renew this advisory contract. Also, for the year 2022, Tranglo incurred a professional expense of $0.4 million to pay for the secondment of the Ripple Executive Officer by Ripple. The Ripple Executive Officer is responsible for ensuring a smooth integration of Tranglo with RippleNet, and for enabling Tranglo to make use of Ripple’s network and resources to expand and develop its markets. The secondment arrangement is expected to continue in the near future.

As part of the transaction for Ripple to acquire 40% of Tranglo, Seamless also entered into an advisory contract with the prior minority shareholder to ensure a smooth transition of management after the acquisition. For the year ended December 31, 2021, Seamless incurred a professional fee of $500,000 in relation to this advisory contract. Seamless believes that this was a one-off event which will not recur in the future. As a result, the legal and professional expenses of Seamless headquarters increased from $0.3 million for the year ended December 31, 2020 to $0.6 million for the year ended December 31, 2021. For the year ended December 31, 2022, Seamless headquarters’ legal and professional costs increased to $3.9 million. This is due to additional legal and professional costs incurred when Seamless started the preparation work for business combination with INFINT. In particular, Seamless incurred expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination.

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	For the year ended December 31,
	2022	2021	2020
	$	$	$
Legal and Professional	(in thousands)
Seamless Group Inc.	3,938	627	280
Tranglo	1,292	804	338
WalletKu	52	3	-
TNGA	383	967	136
	5,665	2,401	754

Sales and Marketing Expenses

Seamless’ sales and marketing expenses had been quite minimal in the past, and were incurred mostly by TNG Asia, principally for promotion campaigns and rebates or subsidizations for its TNG eWallet’s users. Sales and marketing expenses grew from $45,000 for the year ended December 31, 2020 to $115,000 for the year end December 31, 2021. The marketing expenses decreased to $95,000 for the year end December 31, 2022. Seamless relies on positive user experiences and its reputation in the market to attract new clients. Both Tranglo and TNG Asia have dedicated, down to earth, marketing teams to reach out to their existing and potential clients and partners. Seamless believes that it can expand its business by offering highly price competitive services, and providing efficient and reliable platforms for users. Seamless does not anticipate a substantial increase in marketing costs in the future.

Income tax expenses

Income tax expense was mainly generated by Tranglo. The expense for the full year of 2021 was lower relative to the full year of 2020 due to a bonus provision made in 2020 which paid out in 2021 and deducted in that year. The tax expense for the full year of 2022 was lower as compared with the tax expense for the year 2021, which was in line with the lower profit before tax of Tranglo. The tax expense of Tranglo for the year of 2022 was in line with the effective tax rate of Tranglo.

Tranglo Selected Income Statement Items

Revenue

Tranglo derives its net revenue primarily from: (i) airtime revenue, which consists of fees charged to telecommunication companies and distributors for the airtime values transferred and reloaded by their subscribers, (ii) handling fee revenue for remittance, which consists of fees charged to customers on cross-border remittance transactions, (iii) Forex spread and (iv) other revenue, including fees earned for the marketing and selling of other digital services distributed through Tranglo’s platform and expired airtime PINs that have not been activated or used by distributors.

Cost of Revenue

Tranglo’s cost of revenue primarily consists of (i) airtime costs associated with its airtime transfer business, (ii) handling fees which consist of handling fees paid to payout or cash pick up agents, and (iii) amortization of software. There is no cost of revenue for money transfer payments made by Tranglo as those payments are recognized on a net basis.

Operating Expenses

Tranglo’s operating expenses primarily consist of general and administrative expenses which consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the Tranglo business, (ii) legal and professional fees, (iii) rental expenses, (iv) traveling and transportation expenses and (v) depreciation expenses.

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WalletKu Selected Income Statement Items

Revenue

WalletKu derives its net revenue primarily from:

●	WalletKu Digital, which contributes revenue from digital services including bill payments, digital airtime top-up and sales of tickets.

●	Indosat Cluster Partnership, which contributes revenue from sales of Indosat’s airtime products and mobile SIM cards in two designated areas.

Cost of Revenue

WalletKu’s cost of revenue primarily consists of the cost of sales of inventories of its top-up services and the hardware it receives from distributors.

Operating Expenses

WalletKu’s operating expenses primarily consist of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the WalletKu business, (ii) general and administrative expenses and office rental and facilities maintenance expenses, including transportation expenses and utilities, (iii) office expenses and (iv) advertising and marketing expenses.

Non-GAAP Financial Measures

To supplement Seamless’ consolidated financial statements, which are prepared and presented in accordance with GAAP, it uses EBITDA, a non-GAAP financial measure as described below, to understand and evaluate its core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of its financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA is defined as net loss before interest, taxes, depreciation and amortization. Seamless believes that EBITDA provides useful information to investors and others in understanding and evaluating its operating results. These non-GAAP financial measures eliminate the impact of items that Seamless does not consider indicative of the performance of its business. While Seamless believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

The table below presents a reconciliation of EBITDA to net loss, the most directly comparable GAAP financial measure, for the periods indicated.

	For the year ended December 31,
	2022	2021	2020
	$	$	$
	(dollars in thousands)
Net loss	(15,726)	(12,885)	(5,066)
Add:
Income tax expenses	114	754	1,492
Interest expenses, net	8,200	11,539	4,653
EBIT	(7,412)	(592)	1,079
Depreciation and amortization	4,227	5,982	5,823
EBITDA	(3,185)	5,390	6,902

The use of EBITDA has material limitations as an analytical tool, as EBITDA does not include all items that impact Seamless’ net loss for the period.

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Taxation

Cayman Islands

Seamless is an exempted company registered by way of continuation in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to Seamless levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Malaysia

Seamless’ subsidiaries incorporated in Malaysia are subject to Malaysian profits tax at a rate of 24.0% on the estimated assessable profit for the years ended December 31, 2020, 2021 and 2022. Payment of dividends to the shareholders of Seamless’ subsidiaries in Malaysia are not subject to withholding tax in Malaysia. No Malaysian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Malaysian subsidiary during the periods presented.

Indonesia

Seamless’ subsidiaries incorporated in Indonesia are subject to Indonesian profits tax at a rate of 22.0% on the taxable profit for the years ended December 31, 2020, 2021 and 2022. Dividends paid by its subsidiaries in Indonesia will be subject to a withholding tax rate ranging from 0% (subject to certain requirements) to 20%. Dividends paid or payable to foreign taxpayers are subjected to a tax rate of 20% of cash payment (if in the form of cash dividends) or 20% of par value (if in the form of share dividends). Taxpayers who are residents of a country that have a written agreement for double tax avoidance with Indonesia will be charged at a lower rate if they give their original residence certificates issued by the department of taxation of the origin country. No Indonesian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Indonesian subsidiary during the periods presented.

Internal Control Over Financial Reporting

Seamless has been a private company with limited accounting personnel and other resources with which to address its internal control and procedures over financial reporting. As a company with less than $1.07 billion in revenue for its last fiscal year, INFINT qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies and Estimates

Seamless prepares its consolidated financial statements in accordance with U.S. GAAP. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, Seamless’ financial condition or operating results and margins would be affected. Seamless bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. The following is a discussion of the accounting policies we apply that are considered to involve a higher degree of judgment in their application.

Revenue Recognition

Seamless’ services are the provisions of e-wallet and cashless payment solutions and money transfer services. It utilizes its mobile electronic wallet application to facilitate global money transfer to foreign countries, using cashless payments to merchants and cash deposits/withdrawals from some designated merchants. Revenue is charged on each type of transaction requested by the e-wallet users.

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Seamless recognizes revenue when it and its subsidiaries satisfy a performance obligation by executing a transaction requested by a customer.

Seamless recognizes revenue following the five-steps approach: (1) contract with a customer is identified, and persuasive evidence of an arrangement with the customer exists reflecting the terms and conditions under which the services will be provided; (2) performance obligations in the contract are identifiable; (3) transaction price is determinable; (4) transaction price is allocated to the performance obligations in the contract; and (5) the performance obligation is satisfied. Collectability is assessed based on a number of factors, including the creditworthiness of a customer and the customer’s transaction history. Amounts collected in excess of revenue recognized are included as deferred revenue.

Handling Fee Revenue

A fixed handling fee is charged on each money transfer transaction executed, and the fee varies based on the destination to which the money is transferred. Handling fee revenue is recognized at the fair value of the amount charged on each money transfer transaction. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether Seamless is acting as the principal or as agent in the transactions. In the normal course of business, it acts as an intermediary in executing transactions between individual e-wallet users and recipients. Seamless provides a platform and assists the individual e-wallet users to transfer specified amounts of money to specified locations based on instruction provided by the users. Seamless does not have the ability to direct the transfer of money and does not have any inventory risk. Pricing is generally based on a fixed handling fee per transaction. Accordingly, Seamless is not the principal in these arrangements and reports revenue earned and costs incurred related to these transactions on a net basis.

Revenue under this arrangement is recognized at point-in-time when Seamless is able to execute and deliver the specified transactions requested by individual e-wallet users. Upon the confirmation of a transfer request an amount to be transferred is deducted from the wallet, the transaction is executed and the corresponding handling fee revenue is recognized. Also, Seamless does not create or enhance an asset that the customers control as the money in the wallet ultimately belongs to the individual e-wallet user. Seamless does not have any right to payment for providing the wallet application to the individual users and would only be compensated upon execution and delivery of the specified transactions.

Forex Gain Revenue

A fixed service fee, as a percentage of the top-up amount, is charged on each transaction executed by the individual e-wallet user to fund the e-wallet by credit cards. Revenue under this arrangement is recognized at the point-in-time when the e-wallet balance top-up via credit card is completed by individual e-wallet users.

Airtime Revenue

Other revenue mainly comprises mobile SIM cards sales. Revenue under this arrangement is recognized at the point-in-time when the physical SIM cards are delivered to customers.

Goodwill Impairment

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment testing on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit. These assumptions include the anticipated percentage growth or contraction of revenues, expenses and capital purchases, and factors such the risk free interest rate, equity risk premium, effective tax rate and pretax required rate on debt to estimate the discount rate on the expected cash flows.

In accordance with ASC350, the Company has performed a qualitative analysis to determine if any events or conditions have been identified that indicate there might be an impairment. In testing for goodwill impairment in accordance with ASC 350, the Company first does a qualitative analysis to determine if any events or conditions have been identified which indicate that impairment may exist. For 2022, goodwill is associated with our Tranglo and WalletKu subsidiaries; for 2021 only with Tranglo. Tranglo was profitable in 2022 and 2021, and is expected to continue to be so going forward; therefore, the second step in goodwill impairment, a quantitative test, was not considered necessary. Goodwill associated with WalletKu arose upon the acquisition of a controlling interest in that subsidiary’s parent in June 2022. Given the recent nature of the acquisition and the fact that no events or conditions have been identified since then to suggest that impairment may exist, the quantitative test was considered unnecessary for this portion of our goodwill.

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Results of Operations

The following table sets forth a summary of Seamless’ consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of total net revenue. This information should be read together with its consolidated financial statements and related notes included elsewhere in this proxy statement and prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the year ended December 31,
	2022	2021	2020
	$	$	$
	(dollars in thousands)
Revenue	55,501	57,501	61,565
Cost of revenue	(39,881)	(39,604)	(45,575)
Gross profit	15,620	17,897	15,990

Operating expenses
General and administrative expenses	(25,634)	(18,277)	(16,793)
Total operating expenses	(25,634)	(18,277)	(16,793)
Finance income (costs)	(8,200)	(11,539)	(4,653)
Other loss, net	3,405	2,637	2,878
Other expenses	(803)	(2,849)	(996)

Loss before income tax expense	(15,612)	(12,131)	(3,574)
Income tax expenses	(114)	(754)	(1,492)
Net loss	(15,726)	(12,885)	(5,066)

Non-GAAP Financial Figures:
EBITDA	(3,185)	5,390	6,902

(1)	To see how Seamless defines and calculates EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021 and Year Ended December 31, 2020

Revenue Analysis

Seamless’ revenue decreased from $61.6 million for the year ended December 31, 2020 to $57.5 million for the year ended December 31, 2021. This decrease was primarily due to the disposal of a controlling interest in WalletKu on March 9, 2021 and the exclusion of its revenue from Seamless’ consolidated revenue after that date. Seamless remittance revenue increased from $29.2 million for the year ended December 31, 2020 to $30.2 million for the year ended December 31, 2021.

For the year ended December 31, 2022, Seamless’ revenue decreased to $55.5 million. The decrease was mainly due to a significant drop in the global airtime revenue, and also a decrease in the remittance revenue. The global airtime business decreased by 25% to $18.4 million for the year ended December 31, 2022, when compared to the year of 2021. The remittance revenue decreased also by 12% to $26.7 million in the year of 2022, as compared to the year of 2021. The decline in revenue was mitigated by an increase in the local retail airtime business, which increased to $10.1 million for the year ended December 31, 2022, as compared to $2.5 million for the year ended December 31, 2021. This was due to the reacquisition of WalletKu control in June 2021, and the inclusion of its revenue into Seamless’ consolidated revenue after that date.

Tranglo’s remittance hub processed $3.34 billion in remittance orders in 2021, representing a growth rate of 25% over 2020 levels. As a result, Tranglo’s handling fee revenue increased from $20.8 million for the year ended December 31, 2020 to $24.1 million for the year ended December 31, 2021. This increase was primarily due to an increase in fees from global money transfer services. For the year ended December 31, 2022, Tranglo processed a total of 11.2 million transactions and a total of $3.55 billion processing value. However, as the take rates of Tranglo dropped significantly due to market competition and the provision of ODL facilities, the remittance revenue of Tranglo declined to $18.4 million for the year ended December 31, 2022.

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Tranglo’s global money transfer network has been expanding. For the year ended December 31, 2022, it has increased the number of global money transfer corridors it serves to 25 corridors. The number of Tranglo unique users increased 8% from 833,000 users as of December 31, 2020 to 897,000 users as of December 31, 2021, and to 949,000 as of December 31, 2022, and the number of global money transfer transactions increased from 7.8 million in the year ended December 31, 2020 to 9.1 million in the year ended December 31, 2021, and to 11.2 million in the year ended December 31, 2022. The number of average monthly unique sending accounts has also increased from 255,000 in 2020 to 286,000 in 2021, and to 306,000 in 2022.

Tranglo’ Forex Gain revenue was $6.8 million for the year ended December 31, 2020 and $7.9 million for the year ended December 31, 2021. The increase was primarily due to an increase in money transfer transactions processed, partially offset by lower Forex spreads charged for transactions. For the year ended December 31, 2022, the Forex Gain of Tranglo decreased to $4.2 million despite an increase in the total processing value to $3.55 billion. This is due to a decline in Forex spreads offered by Tranglo so as to aggressively compete in the market and capture more market share. Also, for clients using ODL facilities, Tranglo is required to offer a discount on both transaction fees and Forex spreads, which further adversely affect the Forex take rate of Tranglo for the year 2022.

Similarly, the transaction fee revenue of Tranglo increased from $14 million for the year ended December 31, 2020 to $16.1 million for the year ended December 31, 2021, due to a growth in the total processing value in the year of 2021. However, the transaction fee declined from $16.1 million for the year ended December 31, 2021, to $15.7 million for the year ended December 31, 2022 despite an increase in total processing value. This is due to Tranglo proposing lower transaction fees for the market to capture more market share, and also that Tranglo needs to offer a discount on transaction fees for users using the ODL facilities. However, the decline in remittance revenue contributed by Tranglo was partly mitigated by an increase in remittance revenue contributed by TNG Asia in the year of 2022.

Seamless’ global airtime transfer revenue increased from $22.1 million for the year ended December 31, 2020 to $24.5 million for the year ended December 31, 2021. The increase was mainly due to organic growth. However, due to COVID and the Malaysian border being closed, the global airtime business dropped by 25% to $18.4 million for the year ended December 31, 2022. Despite the re-opening of Malaysian border in the second half of 2022, the recovery of Seamless’ global airtime business was slow. It is expected that the global airtime business will recover only slowly and gradually in the year of 2023.

Seamless’ Indonesian airtime revenue decreased from $10.2 million for the year ended December 31, 2020 to $2.45 million for the year ended December 31, 2021, primarily due to the disposal by Seamless of a controlling stake of WalletKu on March 9, 2021, and the exclusion of its revenue from Seamless’ consolidated revenue after that date. Seamless’ Indonesian airtime revenue increased to $10.1 million for the year ended December 31, 2022 due to the reacquisition of control of WalletKu in June 2021 and thus the inclusion of its revenue into Seamless’ consolidated revenue after that date.

Seamless’ other revenue decreased from $2.9 million for the year ended December 31, 2020 to $2.6 million for the year ended December 31, 2021, primarily due to a decrease in TNG Asia’s Forex Gain, which was booked under “Other income”. For the year ended December 31, 2020, the Forex Gain of TNG Asia recorded under “Other income” was $2.3 million, and decreased to $1.2 million for the year ended December 31, 2021. The decrease was primarily due to a decline in remittance flows processed and more aggressive pricing of Forex spreads in order to maintain competitiveness in the market in the year of 2021, offset by a one-time gain from the disposal by Seamless of a controlling stake of WalletKu. For the year ended December 31, 2022, other income increased to $3.4 million, which included a fair value gain of $2.1 million on the pre-existing interest in WalletKu due to the acquisition of WalletKu’s control in June 2022. Tranglo also reported an other income gain of $1.2 million due to the revaluation gain of foreign currency bank balances and settlement of receivables and payables balances in the year of 2022. These increases were offset partially by the Forex spreads gain of TNG Asia turning into a loss of $0.12 million due to the aggressive marketing campaign in the form of negative Forex spreads offered by TNG Asia to capture more market share.

Cost of Revenue

Seamless cost of revenue decreased from $45.6 million for the year ended December 31, 2020 to $39.6 million for the year ended December 31, 2021, primarily due to a decrease in cost of revenue from WalletKu as a result of the exclusion of its cost of revenue following the disposal by Seamless of a controlling stake of WalletKu on March 9, 2021. The cost of revenue increased slightly to $39.9 million for the year ended December 31, 2022. The costs of revenue for airtime business and remittance business decreased during the year which were in line with the decline in global airtime revenue and remittance revenue. On the other hand, the inclusion of WalletKu’s cost of revenue following the acquisition of controlling stake of WalletKu in June 2022 led to an increase in the cost of revenue for retail airtime business.

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Seamless’ costs for handling fees paid to payout agents decreased from $12.8 million for the year ended December 31, 2020 to $11.3 million for the year ended December 31, 2021, primarily as a result of Tranglo’s efforts to control payout handling fees despite a 25% increase in the total value of, and a 17% increase in the number of, global money transfer transactions processed by Tranglo. For the year ended December 31, 2022, Seamless’ costs for handling fees paid to payout agents remained relatively unchanged as $11.3 million, despite an increase in the remittance volume by 23% and the total processing value by 6.3%. This was due to Tranglo’s effective control over the payout handling fees.

Seamless’ costs for global airtime transfer increased from $19.6 million for the year ended December 31, 2020 to $22.3 million for the year ended December 31, 2021, primarily as a result of the growth of Seamless’ global airtime transfer business. Due to the COVID pandemic, the Malaysian border was locked down in the year of 2022. This led to a drop of 25% of Seamless’ global airtime business. As a result, the costs of Seamless’ global airtime business decreased by 24% to $17 million for the year ended December 31, 2022.

Seamless’ costs for Indonesian airtime decreased from $10 million for the year ended December 31, 2020 to $2.4 million for the year ended December 31, 2021, due to Seamless’ disposal of a controlling stake in WalletKu on March 9, 2021, and the exclusion of its revenue from the revenue of Seamless thereafter. Seamless’ cost for Indonesian airtime increased to $9.4 million for the year ended December 31, 2022 due to Seamless’ acquisition of the controlling stake in WalletKu in June 2022, and thus the inclusion of its revenue and costs into Seamless thereafter.

Amortization of intangible assets, which is classified as a direct cost of Seamless, increased from $3 million for the year ended December 31, 2020 to $3.4 million for the year ended December 31, 2021, primarily as a result of the increase in the amortization expense of TNG Asia and GEA. The amortization expense decreased to $2 million for the year ended December 31, 2022, which was related only to TNG Asia. For the year of 2022, there was no amortization expense reported for GEA.

Operating Expenses

Seamless’ operating expenses increased from $16.8 million for the year ended December 31, 2020 to $18.3 million for the year ended December 31, 2021. The operating expenses increased to $25.6 million for the year ended December 31, 2022. This increase was due to an increase in administrative expenses. Seamless’ general and administrative expenses increased from $16.7 million for the year ended December 31, 2020 to $18.2 million for the year ended December 31, 2021, and to $25.5 million for the year ended December 31, 2022. This increase was due to increases in employment benefit expenses and legal and profession fees, offset by decreases in rental expenses and property, plant and equipment depreciation and computer expenses. Employment benefit expenses increased from $7.8 million for the year ended December 31, 2020 to $9.4 million for the year ended December 31, 2021, and to $10.1 million for the year ended December 31, 2022, primarily driven by increased headcount in line with its business expansion strategy. Legal and professional fees from $750,000 for the year ended December 31, 2020 to $2.4 million for the year ended December 31, 2021, primarily as a result of legal and financial costs incurred by TNG Asia in connection with a proposed business combination which was not consummated and the transfer of a 40% interest in Tranglo to Ripple, and to $5.7 million for the year ended December 31, 2022 due to the costs incurred in connection with the proposed merger with INFINT, including payment of a $3 million fee in connection with the extension of the deadline for INFINT to consummate its initial business combination. Rental expenses declined from $1.4 million for the year ended December 31, 2020 to $1.3 million for the year ended December 31, 2021, and to $1.2 million for the year ended December 31, 2022, primarily due to the exclusion of the expenses of WalletKu after Seamless disposed of a controlling stake of it on March 9, 2021, as well as a decrease in the rental costs of TNG Asia. PPE depreciation and computer expenses decreased from $2.19 million for the year ended December 31, 2020, to $1.6 million for the year ended December 31, 2021, and to $1.2 million for the year ended December 31, 2022.

Other expenses

Other expenses were mainly generated from the realized exchange loss of $700,000 in 2022, compared to $2.5 million in 2021 and $800,000 in 2020.

Finance costs, net

Finance costs in 2022 were mainly represented by convertible bond interest of $3.4 million, amortization for the debt discount on convertible bond of $3.4 million and interest paid to Ripple of $0.2 million.

Finance costs in 2021 were mainly represented by convertible bond interest of $7.8 million and amortization for the debt discount on convertible bond of $2.8 million.

Finance costs in 2020 were mainly represented by convertible bond interest of $3.3 million and amortization for the debt discount on convertible bond of $0.5 million.

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Income tax expenses

Income tax expense was mainly generated by Tranglo. The expense for the full year of 2021 was lower relative to the full year of 2020 due to a bonus provision made in 2020 which paid out in 2021 and deducted in that year. The income tax expense was lower in the full year of 2022 which was in line with the effective tax rate and the lower net profit before tax of Tranglo for the year of 2022.

EBITDA analysis

For the full year ended December 31, 2022	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	2,642	1,632	(5,576)	(14,424)	(15,726)

Add:
Income tax expenses	508	(24)	-	(370)	114
Interest expense, net	-	-	741	7,458	8,199
EBIT	3,150	1,608	(4,835)	(7,336)	(7,413)
Depreciation and amortization					4,227
EBITDA	3,150	1,608	(4,835)	(7,336)	(3,186)

For the full year ended December 31, 2021	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	4,992	(427)	(4,596)	(12,854)	(12,885)
Add:
Income tax expenses	1,123	-	-	(370)	753
Interest expense, net	148	(52)	802	10,641	11,539
EBIT	6,263	(479)	(3,794)	(2,583)	(593)
Depreciation and amortization					5,982
EBITDA	6,263	(479)	(3,794)	(2,583)	5,389

For the full year ended December 31, 2020	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	4,826	(1,124)	(1,489)	(7,279)	(5,066)
Add:
Income tax expenses	2,017	(155)	-	(370)	1,492
Interest expense, net	140	50	660	3,803	4,653
EBIT	6,983	(1,229)	(829)	(3,846)	1,079
Depreciation and amortization					5,823
EBITDA	6,983	(1,229)	(829)	(3,846)	6,902

For the year ended December 31, 2020, Seamless recorded operating income before interest and tax expenses (EBIT) of $1.1 million, of which Tranglo contributed $7 million of EBIT, the headquarters expenses and other adjustments contributed an EBIT loss of $3.8 million, WalletKu added an EBIT loss of $1.2 million, and TNG Asia and GEA contributed an EBIT loss of $800,000 thousand.

For the year ended December 31, 2020, Seamless recorded a total cost of $5.8 million for depreciation and amortization, of which $2.88 million was incurred by TNG Asia, $0.258 million by GEA, and Tranglo had a cost of $0.233 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA profit of $6.9 million for the year ended December 31, 2020. This represents an EBITDA profit margin of 11.2%.

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For the year ended December 31, 2021, Seamless had a combined EBIT loss of $600,000 and EBITDA profit of $5.4 million, which is equivalent to an EBITDA margin of 9.4%. During the year, Tranglo recorded an EBIT of $6.3 million, representing a 10% decline compared to the year ended December 31, 2020. This decrease was due to an increase in operating expenses as Tranglo increased its headcount and general administrative expenses to prepare for future development. During the same period, the combined EBIT loss of TNG Asia and GEA increased from $800,000 to $3.8 million, principally due to the COVID pandemic and the imposition by the Hong Kong government of restrictions on the inflow of overseas workers, which shrunk the customer pool of TNG Asia. In addition, because GEA was launched in late 2020 and had its first full year of operations in 2021, its operating costs and expenses were larger in 2021. WalletKu’s EBIT loss declined from $1.2 million to $500,000, principally due to Seamless disposing of a controlling interest in WalletKu in March 2021, resulting in only two months of WalletKu loss included in Seamless’ results for 2021. The contribution to Seamless’ EBIT loss from its headquarters and other adjustments declined from $3.8 million for the year ended December 31, 2020 to $2.6 million for the year ended December 31, 2021.

For the year ended December 31, 2021, Seamless recorded a total cost of $5.98 million for depreciation and amortization, of which $2.256 million was incurred by TNG Asia, $1.24 million by GEA, and Tranglo had a cost of $0.27 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA profit of $5.389 million for the year ended December 31, 2021, which represents an EBITDA profit margin of 9.4%.

For the year ended December 31, 2022, Seamless had a combined EBIT loss of $7.4 million and EBITDA loss of $3.2 million. During the year, Tranglo recorded an EBIT of $3.2 million, representing roughly 50% decline compared to the year ended December 31, 2021. This decrease was mainly because of the 25% decline in airtime business due to COVID pandemic and the lockdown of Malaysian border afterwards, which highly restricted the inflow of migrant workers into Malaysia. The Malaysian government had gradually lifted the border restriction in the second half of 2022 but the recovery of global airtime business had been slow. Also, in February 2022, Tranglo recorded a one off loss for its global airtime business due to a mishap incident. Moreover, there was a decline in Tranglo’s remittance revenue despite an increase in the remittance flows and total processing value. This was due to a decline of take rates for the remittance business.

For the year ended December 31, 2022, the combined EBIT loss of TNG Asia and GEA slightly increased from $3.8 million to $4.8 million due to a one-off write off in relation to a service prepayment of $1.7 million for GEA. TNG Asia adopted an aggressive marketing campaign by offering lower transaction fees and Forex spreads which successfully recaptured its market share. WalletKu’s EBIT was a gain of $1.6 million due to a fair value gain on acquisition of controlling stake in June 2022.

The contribution to Seamless’ EBIT loss from its headquarters and other adjustments increased from $2.6 million for the year ended December 31, 2021 to $7.3 million for the year ended December 31, 2022. This was due to expenses in relation to the legal and professional costs in preparation for the merger with INFINT.

For the year ended December 31, 2022, Seamless recorded a total cost of $4.2 million for depreciation and amortization, of which $2 million was incurred by TNG Asia and Tranglo’s cost was $0.4 million. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA loss of $3.2 million for the year ended December 31, 2022.

For a discussion of the limitations associated with using EBITDA rather than GAAP measures and a reconciliation to net loss, see “—Non-GAAP Financial Measures.”

Liquidity and Capital Resources

Cash Flows and Working Capital

Seamless’ principal sources of liquidity have been cash generated from operating activities. For the years ended December 31, 2020, 2021 and 2022, it had $70.3 million, $71.8 million and $74 million respectively, in cash and cash equivalents. Cash and cash equivalents include cash on hand and cash placed with banks or other financial institutions. For the years ended December 31, 2020, 2021 and 2022, Seamless had $6.5 million, $6.4 million and $6.7 million respectively, in restricted cash. Restricted cash includes the balance in its e-wallet mobile application held by it on behalf of the individual e-wallet users.

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Seamless believes that its current cash and cash equivalents, proceeds from additional equity and debt financing and its anticipated cash flows from operations will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months.

The following table sets forth a summary of Seamless’ cash flows for the periods indicated:

	For the year ended December 31,
	2022	2021	2020
	(dollars in thousands)
Net cash provided by/(used in) operating activities	8,682	12,079	19,152
Net cash used in investing activities	(732)	(406)	19,917
Net cash provided by/(used) in financing activities	(5,767)	(10,125)	5,692
Net decrease in cash and cash equivalents	2,183	1,548	44,761
Cash and cash equivalents and restricted cash at beginning of the period/year	71,817	70,269	25,508
Cash and cash equivalents and restricted cash at end of the period/year	74,000	71,817	70,269

Operating Activities

Seamless had net cash provided by operating activities of $8.7 million in the year ended December 31, 2022, mainly comprised of a net loss of $15.7 million, decreases in prepayments, receivables and other assets of $8.4 million, accounts payable, accruals and other payables of $9.6 million, and amounts due to related parties of $3.4 million, a non-cash gain on the step acquisition of a subsidiary of $2.1 million, offset by depreciation of $0.9 million, amortization of $3.5 million, amortization of bond discount of $3.4 million, an increase in due to related parties of $38.8 million, a noncash foreign exchange loss of $0.5 million and an increase in client money payable of $0.5 million.

Seamless had net cash provided by operating activities of $12.1 million in the year ended December 31, 2021, primarily attributable to (i) the net loss of $12.9 million, (ii) offset by the change in working capital of $19.6 million.

It had net cash provided by operating activities of $19.2 million in the year ended December 31, 2020, primarily attributable to an increase in working capital of $18.5 million.

Investing Activities

Net cash used in investing activities amounted to $732,000 in the year ended December 31, 2022.

Net cash used in investing activities amounted to $406,000 in the year ended December 31, 2021.

Net cash provided by investing activities amounted to $19.9 million in the year ended December 31, 2020, primarily attributable to a decrease in short-term investments.

Financing Activities

Net cash used by financing activities amounted to $5.8 million in the year ended December 31, 2022, primarily attributable to (i) repayment of convertible bonds of $3.5 million, and (ii) dividend paid of $1.9 million.

Net cash used by financing activities amounted to $10.1 million in the year ended December 31, 2021, primarily attributable to repayment of convertible bonds of $10.5 million.

Net cash provided by financing activities amounted to $5.7 million in the year ended December 31, 2020, primarily attributable to net proceeds from borrowings of $5.7 million.

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Capital Expenditures

Seamless’ capital expenditures are incurred primarily in connection with computer hardware and software. Its capital expenditures were $600,000, $4.1 million and $0.5 million in the years ended December 31, 2020, 2021 and 2022, respectively.

Contractual Obligations

The following table sets forth Seamless’ contractual obligations for the year ended December 31, 2022:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating lease commitments(1)	1,564	880	684	-	-
Convertible bonds	9,192	9,192	-	-	-
Borrowings	21,284	13,404	7,880	-	-
Total contractual obligations	32,040	23,476	8,564	-	-
Total interest payments(3)	4,889	4,245	644	-	-
Total contractual cash obligations	36,929	27,721	9,208	-	-

The following table sets forth Seamless’ contractual obligations for the year ended December 31, 2021:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating lease commitments(1)	2,008	802	1,206	-	-
Finance lease obligation(2)	62	38	24	-	-
Convertible bonds	16,753	7,561	9,192	-	-
Borrowings	6,248	4,144	1,638	466	-
Total contractual obligations	25,071	12,545	12,060	466	-
Total interest payments(3)	5,212	3,651	1,561	-	-
Interest on finance lease liabilities	4	3	1	-	-
Total contractual cash obligations	30,287	16,199	13,622	466	-

(1)	Seamless leased certain office and shop premises and computer peripherals under non-cancellable operating leases expiring in 2022. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(2)	Seamless leased certain computer peripherals under finance leases expiring in 2022 and 2023.

(3)	Interest payments are based on the existing borrowings and convertible bonds held by the consolidated subsidiaries. It is assumed that no further refinancing of existing loans takes place.

Off-Balance Sheet Commitments and Arrangements

Seamless was not a party to any financial guarantees or other commitments to guarantee the payment obligations of any third parties during 2020, 2021 or 2022. It has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, it does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Seamless does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Assets and liabilities of non-U.S. Dollar functional currency entities are translated into U.S. Dollars using the applicable exchange rates at the balance sheet date. Items in the statements of operations and comprehensive loss are translated into U.S. Dollars using the average exchange rate during the period. Equity accounts were translated at their historical exchange rates. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income on the consolidated statements of shareholders’ equity.

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Interest Rate Risk

Seamless’ exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. It has not used any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. Seamless has not been exposed, nor does it anticipate being exposed, to material risks due to changes in interest rates. However, its future interest income may be lower than expected due to changes in market interest rates.

Credit Risk

For the year ended December 31, 2020, 2021 and 2022, substantially all of Seamless’ cash and cash equivalents were placed with financial institutions in Hong Kong, Malaysia and Indonesia. Seamless’ management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and its management periodically reviews these institutions’ reputations, track records, and reported reserves. Seamless’ management expects that any additional institutions that its use for its cash and bank deposits will be chosen with similar criteria for soundness. It did not experience any losses on its deposits of cash and cash equivalents during the years ended December 31, 2020 and 2021. Seamless did not experience any loss during the years ended December 31, 2020 and 2021 with respect to receivables. These funds are not insured, however, as its business continues to grow and it expands into additional geographies and business lines, it may face greater credit risk.

Recent Accounting Pronouncements

In March 2022, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). The amendments in this ASU eliminate the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments are effective for the Company beginning after December 15, 2022. As of the year ended December 31, 2022 the Company does not expect the changes prescribed in ASU 2022-02 to have a material impact on its consolidated financial position, results of operations or cash flows, however, the Company will re-evaluate the amendments based on the facts and circumstances at the time of implementation of the guidance.

In October 2021, the FASB issued ASU No. 2021-08, “‘Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2022, and are applied prospectively to business combinations that occur after the effective date. The Company will evaluate these amendments based on the facts and circumstances of any future business combinations.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. The Company meets the “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. For private companies, it’s effective for fiscal years beginning after December 15, 2023. The Company has chosen not to early adopt the new standard before the effective date.

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Management of New Seamless Following the Business Combination

Board of Directors and Executive Officers

The below sets forth certain information concerning the persons who are expected to serve as directors and/or executive officers of New Seamless following the consummation of the Business Combination.

Name	Age	Position
Alexander King Ong Kong	52	Executive Chairman of the Board, Director
Ronnie Ka Wah Hui	59	Chief Executive Officer
Hagay Ravid	62	Chief Financial Officer
Eng Ho Ng	69	Director
Seow Kee Fong	65	Director
Alexander Edgarov	46	Director
Eric Weinstein	69	Director

Alexander King Ong KONG has served as the Executive Chairman and Director of Seamless Group Inc. since January 2022. He was the founder and Chief Executive Officer of Seamless Group Inc. and has been a member of the Board since 2014. He is also the Chief Executive Officer of TNG (Asia) Limited, a Stored Value Facility licensee in Hong Kong offering fintech services from eWallet to cross-border money transfer. Mr. Kong is a serial entrepreneur with extensive experience in technology, e-Commerce, payment gateway and business solutions. He has a long track record of enterprise software development for some of the well-known conglomerates and insurance companies, (such as Manulife, AIA, FDW and ING) through his software company, SINO Dynamic Solutions Limited. Mr. Kong launched TNG (The Next Generation) Wallet in November 2015. TNG Wallet specializes in serving the unbanked and foreign domestic helpers by providing financial services that include electronic payment, P2P money transfer, real-time global remittance, global cash withdrawal, global bill payment, and global SIM card top-up. In 2016, it received the coveted Stored Value Facilities Licence (SVF0003) from the Hong Kong Monetary Authority. Over the years, the awards and accolades won by Mr. Kong and his companies include The InnoStars Award 2021, 2017 Deloitte Rising Star Hong Kong and 2017 Deloitte China Rising Star. Mr. Kong has a Bachelor of Science degree in Travel Industry Management from the University of Hawaii. He was also a member of the Financial Services Advisory Committee of Hong Kong Trade Development Council from May 2019 to March 2023.

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Ronnie Ka Wah HUI has served as the Chief Executive Officer of Seamless Group Inc. since January 2022 and as the Group Financial Advisor since February 2020. He is also the Chief Financial Officer of TNG (Asia) Limited, a Stored Value Facility licensee in Hong Kong offering fintech services from eWallet to cross-border money transfer. Dr. Hui graduated from The University of Hong Kong with a Bachelor of Medicine and Bachelor of Surgery. He is a member of the Royal College of Physicians of the United Kingdom, a fellow member of the Hong Kong Academy of Medicine (Paediatrics) and a fellow member of the Hong Kong College of Peadiatricians. Dr. Hui has been practicing as a Specialist in Paediatrics in Hong Kong since 1987. Dr. Hui has been granted the CFA (Chartered Financial Analyst) Charterholder since 2004, and also obtained the degree of Master of Business Administration in 2007. Dr. Hui has extensive corporate executive and financial management experience in publicly listed corporations. He had served as a senior executive in Town Health International Investment Limited, Core Healthcare Investment Holdings Limited, Hanergy Thin Film Power Group Limited and Convoy Global Holdings Limited. In 2014, Dr Hui was recruited to join Town Health International Medical Group Limited, which is a Hong Kong listed healthcare conglomerate, as the Chief Executive Officer of the Group, from 2014 until 2020. Dr. Hui had also served as the independent director in several other Hong Kong listed companies, including CASH Financial Services Group, e2 Capital Group, Pricerite Group, Core Communication Group, Suncorp International Group and Winbox International Holdings Group. Dr. Hui was granted the Justice of the Peace by the Hong Kong SAR Government in 2007.

Hagay Ravid has served as the Chief Financial Officer of Seamless since November 2022. Until joining Seamless in November 2022, Mr. Ravid served for 15 years as the Chief Executive Officer of Cukierman & Company Investment House Ltd., an Israel-based investment house (“Cukierman”), in Israel and China. In his role at Cukierman, he oversaw cross-border mergers and acquisitions, capital formation and strategic initiatives totaling more than $5 billion. From 2015 until 2018, Mr. Ravid was based in Shanghai, China, where he engaged with the National Development and Reform Commission and the State Administration of Foreign Exchange and managed conferences in Shanghai, Hong Kong, Foshan and Jinan with over 5000 total participants. Mr. Ravid earned his undergraduate degree from Hebrew University in Jerusalem and a Master of Business Administration from Rutgers University. Mr. Ravid has served as a director of Cukierman and Cukierman Life Science since 2010 and of Catalyst Crowd since 2022.

Eng Ho NG has served as a Director of Seamless Group Inc. since December 2018 and is currently the non-executive Chairman of ZWEEC Analytics Pte Ltd, a Singapore-based private company, specializing in computer vision technology solutions for the safeguarding of national water resources. He is also an Independent Director of FingerMotion Inc., a NASDAQ company involved in mobile payment and recharge platform solutions in China, and Almazing Pte Ltd, a Singapore-based retail analytics company. Mr. Ng has been an independent non-executive director of Seamless Group Inc. since December 2018 and TNG (Asia) Limited since September 2017. He had also served as independent director of a number of public listed companies in Singapore (Mencast Holdings Ltd, 2008 to 2013, and China Taisan Technology Group Holdings Ltd, 2017 to 2018) and on NASDAQ (Alvarion Inc., 2009 to 2012). Prior to this, Mr. Ng was the Executive Vice President (Operations) at Singapore Technologies Telemedia Pte Ltd, a wholly owned subsidiary of Temasek Holdings for five years. Mr. Ng also was the Managing Director of Keppel Telecommunications & Transportation Ltd (Keppel T&T), a company listed in the Singapore Exchange Ltd and a member of the Keppel group of companies. Mr. Ng had served as a career officer in the Singapore Armed Forces (SAF). He joined the SAF in 1973 and was sent on a scholarship to the United Kingdom to be trained as an officer, initially, at the Royal Military Academy, Sandhurst and subsequently, to the Royal Military College of Science, Shrivenham, where he graduated in 1977 with a Bachelor of Science (Hons) degree in Telecommunications System Engineering. Mr. Ng held the position of the Chief Signal Officer, prior to his departure in September 1990 to pursue a new career in the private sector.

Seow Kee FONG has worked in finance and technology investing during a career spanning over 40 years. He currently serves as a non-independent director of AXA Affin Life Insurance Bhd (since August 2022), an independent director of Petron Malaysia Refining & Marketing Bhd (since August 2016), an independent director of RAM Ratings Services Bhd (since April 2021), where he has served as Chairman of the Audit and Risk Management Committee, and as a non-independent director of Bond Pricing Agency Malaysia Sdn Bhd (since December 2021). From December 2010 until July 2018, he was senior independent director of GHL Systems Bhd, where he was closely involved in its transformation to a leading fintech company in the ASEAN payment space. Since April 2018, he has been a lead faculty in the Asia School of Business’s Financial Institutions Directors’ Education (FIDE) Program, which is mandated by Bank Negara Malaysia for directors of banks and insurance companies in Malaysia, where he organizes a program on fintech. From July 2017 to May 2021, he served as a member of the Advisory Committee on Technology for Finance established by Bank Negara Malaysia. He has been actively involved  in the emerging fintech community in Malaysia, including the establishment of the Fintech Association of Malaysia in 2016, where he was its founding president and is currently a member of its board of advisors. As president of the Fintech Association, he worked closely with Bank Negara Malaysia, The Securities Commission of Malaysia and other Malaysian government agencies on strategies to promote and enhance the fintech industry in Malaysia. After completing his Articleship in England in 1983, he was employed in investment banking and venture capital in Malaysia, Hong Kong and Singapore, working with a US-based venture capital group in Singapore and then a Malaysian securities firm, and then managing a technology focused venture capital fund owned by Ministry of Finance, Malaysia. He has been closely involved in the development of the capital markets of Malaysia, including the venture capital industry where he was Chairman of the Malaysian Venture Capital and Private Equity Association. He continues to consult for fintech companies and other participants in the fintech space. Mr. Fong holds a Bachelor of Arts (with honors) in Economics and Social Studies from the University of Manchester, England, and is a Fellow of the Institute of Chartered Accountants in England and Wales and a member (Chartered Accountant) of the Malaysian Institute of Accountants.

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Alexander Edgarov has served as the Chief Executive Officer and as a member of the Board of Directors of INFINT since March 2021. Mr. Edgarov is a sponsor investor of, and since November 2020 has served as a senior advisor to, Edoc Acquisition Corporation, (NASDAQ: ADOC), a healthcare special purpose acquisition company. From 2016 to 2018, he was a venture partner with New Margin Capital, a leading venture capital fund in China. Mr. Edgarov has served as a Principal at Sapta Group Corp since 2014. Earlier in his career, Mr. Edgarov served as a global account executive for a leading international supply chain company, where he oversaw multiple teams across the globe and worked with Fortune 100 companies overseeing multi-million dollar accounts in the fields of automotive, fashion and technology. He is an investor and advisor to a wide-range portfolio of clients including companies, alternative investment funds, venture capital funds, and family offices with a focus on both public and private markets in the United States and China. Mr. Edgarov is an expert in building multi-level connections between business people and companies from China, the United States and Israel in the areas of venture capital, entertainment and technology. By relying on his extensive international network of contacts and partners, Mr. Edgarov provides strategic and tactical guidance, analysis and introduction services to companies and individuals who need to gain deeper understanding of local markets and seek to form partnerships and pursue opportunities with aligned partners who are leaders in their fields. Mr. Edgarov completed his undergraduate degree in Economics and Business and received his Bachelors of Art from the Ben-Gurion University of the Negev in Israel. He graduated summa cum laude from the Master of Arts program in International Affairs at the City College of New York.

Eric Weinstein has served as the Chairman of the Board of INFINT since November 2021. Mr. Weinstein served as a Managing Director of JonesTrading from July 2022 until January 2023. Prior to that, Mr. Weinstein served as an Investment Manager at Eastmore Group since February 2018 where his responsibilities as a managing director included screening and overseeing investments. He has previously served as a Managing Director at Neuberger Berman from May 2009 to January 2018 where he was also the Chairman of Hedge Fund Solutions and a member of the Investment Risk Committee and Alternatives Investment Committee. Mr. Weinstein has over 30 years of experience at global financial services firms that include Neuberger Berman, Lehman Brothers Holdings Inc., Swiss Bank Corporation, and Morgan Stanley. At Lehman Brothers, Mr. Weinstein acted as a Chief Investment Officer of Lehman Brothers Alternative Investment Management and oversaw a pool of capital that exceeded $5 billion U.S. dollars. He has served as the co-manager of a private equity investment start-up which was focused on providing seed capital to start up investment firms. He has also served as a director to a number of investment funds. Mr. Weinstein has global experience managing investments and servicing clients in North America, South America, Europe, Asia, and Oceania. Mr. Weinstein received his MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Arts in economics from Brandeis University.

Board Composition Following the Business Combination

Classes of Directors

Following the completion of the Business Combination, the board of directors of New Seamless will be divided into three classes of directors, as follows:

●	the Class I director will be Eric Weinstein;

●	the Class II directors will be Eng Ho Ng and Seow Kee Fong; and

●	the Class III directors will be Alexander King Ong Kong and Alexander Edgarov.

At each annual general meeting of New Seamless shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Director Independence

As a result of Seamless Founder holding more than 50% of the voting power of the New Seamless board of directors, New Seamless will be a “controlled company” within the meaning of NYSE’s listing rules. Therefore, New Seamless will not be required to comply with certain corporate governance rules that would otherwise apply to us as a listed company on NYSE including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by NYSE’s listing rules). As a “controlled company” the board of directors of New Seamless will not be required to include a majority of “independent” directors.

Nonetheless, we anticipate that New Seamless will have three “independent directors” as defined in the NYSE listing standards and applicable SEC rules. In addition, we anticipate that Seow Kee Fong, Eng Ho Ng and Eric Weinstein will qualify as independent directors for the purpose of serving on the audit committee of New Seamless under SEC rules.

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Board Committees

After the completion of the Business Combination, the standing committees of New Seamless’ board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.

New Seamless’ president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New Seamless’ board of directors will provide appropriate risk oversight of New Seamless’ activities given the controlling interests held by Alexander Kong who will have substantial influence over New Seamless’ business upon completion of the Business Combination.

Audit Committee

Upon the completion of the Business Combination, we expect New Seamless to have an audit committee, consisting of Seow Kee Fong, who will be serving as the chairperson, Eng Ho Ng and Eric Weinstein. Each proposed member of the audit committee qualifies as an independent director under NYSE’s corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, New Seamless’ board of directors will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Seamless’ proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Seamless’ independent registered public accounting firm’s qualifications and independence, (4) the performance of New Seamless’ internal audit function and (5) the performance of New Seamless’ independent registered public accounting firm.

The board of directors will adopt a written charter for the audit committee which will be available on New Seamless’ website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect, but do not guarantee, New Seamless to have a compensation committee, consisting of Eng Ho Ng, who will be serving as the chairperson, and Seow Kee Fong.

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Seamless’ compensation program and compensation of its executive officers and directors, (2) monitoring New Seamless’ incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Seamless’ proxy statement under the rules and regulations of the SEC.

The board of directors will adopt a written charter for the compensation committee which will be available on New Seamless’ website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New Seamless to have a nominating and corporate governance committee, consisting of Eng Ho Ng, who will be serving as the chairperson, and Seow Kee Fong. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Seamless, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New Seamless’ website upon completion of the Business Combination.

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Compensation Committee Interlocks and Insider Participation

Following the consummation of the Business Combination, New Seamless’ compensation committee will consist of Eng Ho Ng and Seow Kee Fong. None of the expected members of New Seamless’ compensation committee has at any time been an officer or employee of Seamless. None of Seamless’ executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on INFINT’s or New Seamless’ compensation committee or board of directors.

Code of Business Conduct and Ethics

Effective upon the consummation of the Business Combination, New Seamless will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the closing on New Seamless’ website at [http://]. New Seamless expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation on Liability and Indemnification Matters

New Seamless’ memorandum and articles of association that will become effective immediately following the consummation of the Business Combination and will contain provisions that limit the personal liability of New Seamless’ directors and officers to New Seamless for loss or damages incurred by New Seamless as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. Pursuant to the memorandum and articles of association of New Seamless, no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect. Consequently, New Seamless’ directors and officers will not be personally liable to New Seamless for loss or damages incurred by New Seamless as a result of the carrying out of their functions, unless a court of competent jurisdiction shall have made a finding to effect that liability has arisen through the actual fraud or willful default of such person.

In addition, the memorandum and articles of association of New Seamless contain indemnification provisions entitling New Seamless’ directors and officers to indemnification out of the assets of New Seamless against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

Executive Compensation

INFINT Director and Executive Officer Compensation

None of INFINT’s directors or officers has received any compensation for services rendered to INFINT. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, INFINT’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, INFINT has not granted any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of INFINT’s management team who remain with INFINT may be paid consulting, management or other fees from New Seamless with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of a shareholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of New Seamless to determine director and executive officer compensation.

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Seamless Executive Officer and Director Compensation

Executive Officer and Director Compensation Following the Business Combination

New Seamless has not yet paid any compensation to its directors or executive officers. It is currently expected that the compensation to be paid to executive officers of New Seamless will be substantially similar to the compensation paid to Seamless executive officers immediately prior to the merger Effective Time. In connection with the consummation of the Business Combination, INFINT intends to propose for adoption by the INFINT Board a compensation program for INFINT’s directors and key executives that is designed to align compensation with New Seamless’ business objectives and the creation of stockholder value, while enabling New Seamless to attract, retain, incentivize and reward directors who contribute to the long-term success of New Seamless. The New Seamless board of directors expects to review director and executive compensation periodically to ensure that its director and executive compensation remains competitive such that New Seamless is able to recruit and retain qualified directors and executives. Following the closing of the merger, New Seamless intends to develop a non-employee director compensation program.

Seamless Executive Officer and Director Compensation

The following sets forth information about the compensation paid to or accrued by Seamless’ chief executive officer and its two other most highly compensated persons serving as executive officers as of the periods indicated for services rendered for such periods. These executives are referred to as Seamless’ “named executive officers.”

Summary Compensation Table

		Salary		Contract Income	RSUs	Stock Options	Bonus	All Other Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)	($)
Alexander King Ong Kong, Chairman and former CEO	2022	$362,140		—	—	—	—	—	$362,140
	2021	$362,140		—	(1)	—	—	—	$362,140
	2020	$336,306		—	—	—	—	—	$336,306
Ronnie Ka Wah Hui, CEO and former CFO	2022	$61,146		$61,146	—	—	—	—	$122,292
	2021	$61,146		$61,146	(1)	—	—	—	$122,292
	2020	$10,191	(2)	$50,955	—	—	—	—	$61,146
Wing Chi Wong, COO	2022	$278,125		—	—	—	—	—	$278,125
	2021	$278,125		—	(1)	—	—	—	$278,125
	2020	$194,904		—	—	—	—	—	$194,904

(1)	Under the prior 2018 Equity Incentive Plan, in January 2021, Mr. Kong was granted 100,436.18 RSUs, Mr. Hui was granted 79,366.65 RSUs, and Mr. Wong was granted 95,293.18 RSUs. The 2018 Equity Incentive Plan has been terminated and replaced by the Seamless Incentive Plan. All previously awarded RSUs and options described above have been voided and replaced by new RSUs granted to relevant participants under the Seamless Incentive Plan. Under the Seamless Incentive Plan, in August 2022, Mr. Kong was granted 1,551,545 Restricted Shares, Mr. Hui was granted 664,938 Restricted Shares, and Mr. Wong was granted 845,506 Restricted Shares. These newly awarded shares have already replaced and covered the employees’ interests under the prior 2018 Equity Incentive Plan.

(2)	Represents Mr. Hui’s base salary for the period from November 1, 2020 through December 31, 2020.

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Executive Employment Agreements

Seamless currently has the following Employment Agreements in place:

Alexander King Ong Kong

Mr. Kong entered into an employment agreement on June 1, 2018 to serve TNG (Asia) Limited, a wholly owned subsidiary of Seamless (“TNG Asia”), as Chief Executive Officer. The employment agreement provided Mr. Kong with a monthly salary of HK$200,000. Mr. Kong’s monthly salary was increased to HK$220,000 effective April 2019 and then to HK$236,900 effective January 1, 2021, pursuant to that certain salary adjustment letter dated February 10, 2021. TNG Asia will be part of the Divestitures (as described below). Thus, Mr. Kong is expected to enter into a new employment agreement with New Seamless, to serve as Chairman, with an annual salary of around $300,000, and discretionary cash, options, and shares bonuses based on the business performance of Seamless and its share price to be approved by the New Seamless board.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Alexander King Ong Kong	$300,000	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Ronnie Ka Wah Hui

Mr. Hui entered into a service agreement with TNG FinTech Group (HK), now known as Dynamic FinTech Group (HK) Limited and a wholly owned subsidiary of Seamless (“TNG FinTech”), on February 26, 2020 to serve as a Group Financial Advisor to the company. The service agreement provided Mr. Hui with a monthly fee of HK$40,000, with the potential for such fee to be adjusted to HK$120,000 upon the successful completion of a pre-IPO round of fund raising of a certain amount, and a total of US$1,000,000 worth of share options at the company’s valuation of US$800 million that would vest over three years upon a successful IPO of the company, as more fully described in the service agreement. Mr. Hui became a full-time employee of TNG Asia on November 1, 2020 pursuant to an employment agreement. The employment agreement provides for a monthly base salary of HK$40,000. TNG FinTech and, again, TNG Asia will be part of the Divestitures. Thus, Mr. Hui is expected to enter into a new employment agreement with New Seamless, to serve as Chief Executive Officer, with an annual salary of around $300,000, and discretionary cash, options, and shares bonuses based on the business performance of Seamless and its share price to be approved by the New Seamless board. This compensation will reflect his new position.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Ronnie Ka Wah Hui	$300,000	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

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Hagay Ravid

Mr. Ravid entered into an employment agreement with Seamless on 25 October, 2022, with effective date on 15 November, 2022 to serve as Chief Financial Officer to the company. The employment agreement provided Mr. Ravid with an annual salary of $200,000 with a one time relocation expense of $20,000, and 200,000 restricted ordinary shares of the Company that would vest in equal monthly installments over a three year period beginning on his date of hire.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Hagay Ravid	—	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Wing Chi Wong

Mr. Wong entered into an employment agreement on September 1, 2016 to serve TNG Asia as Chief Operating Officer. The employment agreement provided Mr. Wong with a monthly salary of HK$70,000. Mr. Wong’s monthly salary was increased to HK$110,000 effective April 1, 2019, to HK$180,000 effective October 1, 2020, and to HK$181,940 effective January 1, 2021, pursuant to that certain salary adjustment letter dated February 10, 2021. Again, TNG Asia will be part of the Divestitures, and Mr. Wong will not be an executive officer of New Seamless.

Non-Competition Agreements

Mr. Kong is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 12 months following termination of employment. Mr. Hui is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 3 months following termination of employment.

Benefits and Perquisites

Seamless, through its subsidiaries, provides benefits to its named executive officers on the same basis as provided to all of its employees, including insurance and leave. Seamless does not offer any executive-specific benefit or perquisite programs.

Equity Grants at Closing

Seamless has no equity awards anticipated at the Closing of the Business Combination.

Outstanding Equity Awards

Under the Seamless Incentive Plan, a total of 6,093,000 shares have been reserved for awards to employees and to service providers to the Company. Pursuant to the Seamless Incentive Plan, Mr. Kong has been granted 1,551,545 Restricted Shares and Mr. Hui has been granted 664,938 Restricted Shares. These Restricted Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Restricted Shares will vest upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination.

Mr. NG Eng Ho, an independent director of Seamless who is intended to serve on the New Seamless board of directors, has been granted 15,959 Restricted Shares under the Seamless Incentive Plan. These shares will be vested totally upon the consummation of the Business Combination.

Description of the Seamless Incentive Plan

Summary of material terms of the Seamless Incentive Plan:

General. The Seamless Incentive Plan provides that grants may be in the following forms:

●	restricted shares

●	options

●	share appreciation rights

●	performance awards

●	other share-based awards

●	other cash-based awards

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Administration. The Seamless Incentive Plan is administered by the compensation committee (the “Committee”) of the board of directors of Seamless. The board may designate one or more its directors as a subcommittee who may act for the Committee if necessary. The Committee may issue rules and regulations for administration of the Seamless Incentive Plan. The Committee (or its delegate) has full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted; (iii) determine the number of shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) the awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, shares, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Seamless Incentive Plan and any instrument or agreement relating to, or award made thereunder; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Seamless Incentive Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Seamless Incentive Plan. All decisions of the Committee are final, binding and conclusive.

Eligibility for Participation. Any employee, non-employee director, advisor and consultant of Seamless, as well as any affiliate are eligible to be selected to receive an award under the Seamless Incentive Plan.

Types of Awards.

Restricted Shares

The Committee is authorized to grant awards of Restricted Shares to participants in accordance with the terms and conditions of the New Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Seamless Incentive Plan, as the Committee determines. The Committee determines the number of Restricted Shares that will be granted, which may be service- and/or performance-based, the respective vesting and delivery schedules, and whether the Restricted Shares are entitled to dividends or dividend equivalents, voting rights or any other rights. The Committee may determine the form or forms (including shares, other awards, cash, other property or any combination thereof) in which payment of the amount owing upon settlement of any Restricted Shares may be made.

Options

The Committee is authorized to grant options (the “Options”) to participants in accordance with the terms and conditions of the Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Seamless Incentive Plan, as the Committee determines. The Committee determines the vesting schedules, exercise price per share, term of each Option, and time at which the Option may be exercised in whole or in part, and the methods and forms in which payment of the exercise price may be made (including cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price).

Share Appreciation Rights

The Committee is authorized to grant SAR to participants in accordance with the terms and conditions of the Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Seamless Incentive Plan, as the Committee determines. Share appreciation rights may be granted independently or in addition to other awards granted under the Seamless Incentive Plan. The Committee determines the exercise price per share under a SAR, term of each SAR, times at which a SAR may be exercised or settled in whole or in part. Upon the exercise of a SAR, Seamless would pay to the participant an amount equal to the number of its shares subject to the SAR multiplied by the excess, if any, of the fair market value of one share on the exercise date over the exercise price of such SAR. Seamless would pay such excess in cash, in shares valued at fair market value, or any combination thereof, as determined by the Committee.

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Performance Awards

The Committee is authorized to grant, in addition to Restricted Shares and Options, which are performance-based, Performance Awards to participants in accordance with the terms and conditions of the Seamless Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Seamless Incentive Plan, as the Committee determines. Performance Awards may be denominated as a cash amount, a number of shares or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Subject to the terms of the Seamless Incentive Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award is determined by the Committee.

Other Share-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants Other Share-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, acquisition rights for shares, awards with value and payment contingent upon performance of Seamless or business units thereof or any other factors designated by the Committee. The Committee determines the terms and conditions of such awards.

Other Cash-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants Other Cash-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash. The Committee determines the terms and conditions of such awards.

Adjustment provisions. In the event that, as a result of any dividend, other than recurring ordinary cash dividends, or other distribution (whether in the form of cash, shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of Seamless, issuance of warrants or other rights to acquire shares or other securities of Seamless, issuance of shares pursuant to the antidilution provisions of securities of Seamless, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Seamless Incentive Plan, then the Committee would, subject to the Seamless Incentive Plan, adjust equitably any or all of:

●	the number and type of shares (or other securities) which thereafter may be made the subject of awards;

●	the number and type of shares (or other securities) subject to outstanding awards;

●	the grant, acquisition, exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

●	the terms and conditions of any outstanding awards, including the performance criteria of any Performance Awards;

provided, however, that the number of shares subject to any award denominated in shares shall always be a whole number.

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Change in Control

In the event of a change in control, all awards vest and become immediately exercisable with respect to one hundred percent (100%) of the shares subject to such Options or SARs, the restricted period expires immediately with respect to one hundred percent (100%) of the outstanding shares of Restricted Shares and any Other Share-based Awards or Other Cash-Based Awards become one hundred percent (100%) vested.

With respect to Performance Awards, in the event of a change in control, all incomplete performance periods with respect to such awards in effect on the date the change in control occurs end on the date of such change and the Committee would either (1)(i)(x) determine the extent to which performance goals with respect to such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause to be paid to the applicable participant partial or full awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, (ii) assume that the applicable “target levels” of performance have been attained, or (2) use such other basis determined by the Committee.

The Committee may provide that, in the event of a change in control, the participant may retain any tag-along rights, or any rights to sell the Awards under any Seamless repurchase arrangements.

Amendment and Termination of the Seamless Incentive Plan

Except to the extent prohibited by applicable laws and unless otherwise expressly provided in an award agreement or the Seamless Incentive Plan, the Seamless board of directors may amend, alter, suspend, discontinue or terminate the Seamless Incentive Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable laws or the rules of the stock market or exchange or (ii) the consent of the affected participant, if such action would materially adversely affect the rights of such participant under any outstanding award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Seamless Incentive Plan to comply with applicable law, stock market or exchange rules, or to impose any recoupment provisions on any awards under the Seamless Incentive Plan.

Director Compensation

For fiscal year 2021, Seamless did not provide director compensation to its non-employee directors. However, all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Seamless board of directors. In connection with the Business Combination, we intend to approve and implement a non-employee director compensation policy.

Beneficial Ownership of Securities

The following table sets forth information known to INFINT regarding: (1) unless otherwise indicated in the footnotes below, the actual beneficial ownership of INFINT ordinary shares as of June 6, 2023 (the “Ownership Date”), which is prior to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (“pre-business combination”); and (2) the expected beneficial ownership of INFINT ordinary shares immediately following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (“post-business combination”), assuming that no INFINT ordinary shares are redeemed and, alternatively, that the maximum number of public shares are redeemed, in each case, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;

●	each of INFINT’s current officers and directors;

●	each person who will become a named executive officer or director of the post-combination company; and

●	all officers and directors of INFINT, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of INFINT ordinary shares pre-business combination is based on 15,417,511 outstanding INFINT ordinary shares (including 9,584,428 INFINT Class A ordinary shares and 5,833,083 INFINT Class B ordinary shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such INFINT Class A ordinary shares that may be purchased after the Ownership Date.

The expected beneficial ownership of New Seamless ordinary shares post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (1) no public shareholders exercise their redemption rights; (2) 40,000,000 New Seamless ordinary shares are issued to the former shareholders of Seamless in the Business Combination; (3) none of the INFINT initial shareholders purchase INFINT Class A ordinary shares in the open market; (4) no exercise of INFINT public or private placement warrants; (5) solely for the purpose of illustration, Seamless’ convertible bonds are converted to ordinary shares of Seamless as of June 30, 2023; (6) Divestitures of TNG Asia, FNTI and GEA to its existing shareholders and the related buyback of Seamless ordinary shares; and (7) the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration.

The expected beneficial ownership of New Seamless ordinary shares post-business combination in the “Maximum Redemption” column in the table below has been determined based upon the following additional assumptions: (1) 8,476,838 INFINT Class A ordinary shares are redeemed; (2) 40,000,000 New Seamless ordinary shares are issued to the former shareholders of Seamless in the Business Combination; (3) none of the INFINT initial shareholders purchase INFINT Class A ordinary shares in the open market; (4) no exercise of INFINT public or private placement warrants; (5) solely for the purpose of illustration, Seamless’ convertible bonds are converted to ordinary shares of Seamless and INFINT public shares are redeemed at a redemption price of $10.45 per share, both as of June 30, 2023; (6) divestitures of TNG Asia, FNTI and GEA to its existing shareholders and the related buyback of Seamless ordinary shares; and (7) the issuance of all shares under the Seamless Incentive Plan, which shares have been reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration.

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			After the Business Combination
	Before the Business Combination		No Redemption		Maximum Redemption
Name and address of beneficial owner	Number of INFINT ordinary shares	% of Total Voting Power	Number of New Seamless ordinary shares	% of Total Voting Power	Number of New Seamless ordinary shares	% of Total Voting Power
Alexander Edgarov(1)(2)	5,733,084	37.2%	5,733,084	10.4%	5,733,084	12.2%
Sheldon Brickman(1)(3)	-	-	-	-	-	-
Eric Weinstein(1)(3)	-	-	-	-	-	-
Michael Moradzadeh(1)(3)	-	-	-	-	-	-
Jing Huang(1)(3)	-	-	-	-	-	-
Dave Cameron(1)(3)	-	-	-	-	-	-
Andrey Novikov(1)(3)	-	-	-	-	-	-
Kevin Chen(1)(3)	-	-	-	-	-	-
All INFINT directors and executive officers as a group (8 individuals)	5,733,084	37.2%	5,733,084	10.4%	5,733,084	12.2%
InFinT Capital LLC(2)	5,733,084	37.2%	5,733,084	10.4%	5,733,084	12.2%
Saba Capital Management, L.P.(4)	1,367,000	8.9%	1,367,000	2.5%	1,367,000	2.9%
Taconic Capital Advisors L.P.(5)	1,250,000	8.1%	1,250,000	2.3%	1,250,000	2.7%
Polar Asset Management Partners Inc.(6)	1,075,000	7.0%	1,075,000	1.9%	1,075,000	2.3%
Periscope Capital Inc.(7)	1,138,979	7.4%	1,138,979	2.1%	1,138,979	2.4%
Glazer Capital, LLC(8)	1,947,475	12.6%	1,947,475	3.5%	1,947,475	4.1%
Highbridge Capital Management, LLC(9)	966,559	6.3%	966,559	1.7%	966,559	2.1%
Seamless Shareholders that will beneficially own more than 5% and New Seamless Directors and Officers:
Alexander King Ong Kong(10)	-	-	27,750,182	50.1%	27,750,182	59.1%
Ronnie Ka Wah Hui	-	-	-	-	-	-
Hagay Ravid	-	-	-	-	-	-
Wing Chi Wong	-	-	-	-	-	-
Regal Planet Limited(11)	-	-	27,080,000	48.9%	27,080,000	57.7%

(1)	The business address of the directors and executive officers of INFINT is each of the following is 32 Broadway, Suite 401 New York, New York 10004.
(2)	InFinT Capital LLC, the Sponsor, is the record holder of such shares. Alexander Edgarov is the managing member of the Sponsor and has dispositive and voting control of the securities held of record by the Sponsor, and may be deemed to beneficially own such securities. Mr. Edgarov disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis.
(3)	Does not include any securities held by the Sponsor in which each individual has an economic interest.
(4)	Based on a Schedule 13G/A filed on February 14, 2023, by Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein. Saba Capital is organized as a limited partnership under the laws of the State of Delaware. Saba GP is organized as a limited liability company under the laws of the State of Delaware. Mr. Weinstein is a citizen of the United States. The address of the business office of each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(5)	Based on a Schedule 13G/A filed on April 5, 2023, by Taconic Capital Advisors L.P., a Delaware limited partnership (“Taconic Advisors LP”), Taconic Capital Advisors UK LLP, a United Kingdom limited liability partnership (“Taconic Advisors UK”), Taconic Associates LLC, a Delaware limited liability company (“Taconic Associates”), Taconic Capital Partners LLC, a Delaware limited liability company (“Taconic Capital”), Taconic Capital Performance Partners LLC, a Delaware limited liability company (“Taconic Partners”), and Mr. Frank P. Brosens, with respect to the Class A ordinary shares held by the reporting persons for the accounts of Taconic Opportunity Master Fund L.P. (“Taconic Opportunity Fund”) and Taconic Master Fund 1.5 L.P. (“Taconic Event Fund”, and together with Taconic Opportunity Fund, the “Taconic Funds”). Taconic Advisors LP serves as the investment manager to each of the Taconic Funds. Taconic Advisors LP has entered into a sub-advisory agreement with Taconic Advisors UK pursuant to which Taconic Advisors UK serves as a subadvisor to Taconic Advisors LP in respect of each of the Taconic Funds. Taconic Advisors LP is the manager of Taconic Capital Services UK Ltd, the UK parent entity of Taconic Advisors UK. Accordingly, Taconic Advisors LP and Taconic Advisors UK may be deemed a beneficial owner of the shares held for the accounts of the Taconic Funds. Taconic Partners serves as the general partner to Taconic Advisors LP. Taconic Associates serves as the general partner to Taconic Opportunity Fund, and accordingly may be deemed a beneficial owner of the shares held for the account of Taconic Opportunity Fund. Taconic Capital serves as the general partner to Taconic Event Fund, and accordingly may be deemed a beneficial owner of the Shares held for the account of Taconic Event Fund. Mr. Brosens is a principal of Taconic Advisors LP and a manager of each of Taconic Partners, Taconic Associates and Taconic Capital. In such capacities, Mr. Brosens may be deemed a beneficial owner of the shares held for the accounts of the Taconic Funds. The address of the principal business of office of each of Taconic Advisors LP, Taconic Associates, Taconic Partners, Taconic Capital and Mr. Brosens is c/o Taconic Capital Advisors L.P. 280 Park Avenue, 5th Floor, New York, NY 10017. The address of the principal business office of Taconic Advisors UK is 55 Grosvenor Street, 4th Floor, London, W1K 3HY, UK.
(6)	Based on a Schedule 13G filed on February 10, 2023, by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada and the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”), with respect to the Class A ordinary shares directly held by PMSMF. The address of the business office of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(7)	Based on a Schedule 13G filed on February 13, 2023, by Periscope Capital Inc.(“Periscope”), a Canadian company and the investment manager to certain private investment funds (each, a “Periscope Fund”), with respect to 202,300 Class A ordinary shares collectively and directly held by Periscope Funds. The address of the business office of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.
(8)	Based on a Schedule 13G filed on February 14, 2023 by Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), with respect to the Class A ordinary shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager (collectively, the “Glazer Funds”) and Mr. Paul J. Glazer, who serves as the Managing Member of Glazer Capital, with respect to the Class A ordinary shares held by the Glazer Funds. The address of the reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019.
(9)	Based on a Schedule 13G/A filed on January 30, 2023 by Highbridge Capital Management, LLC (“Highbridge”), a Delaware limited liability company and the investment adviser to certain funds and accounts (the “Highbridge Funds”). The address of the reporting person is 277 Park Avenue, 23rd Floor, New York, New York 10172.
(10)	Includes: (a) 27,080,000 New Seamless shares to be held by Regal Planet Limited, (b) 153,000 New Seamless shares to be held by Mr. Kong personally and (c) 517,182 New Seamless shares that will be vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination. Mr. Kong’s business address is 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong.
(11)	Regal Planet Limited’s business address is 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong.

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Certain Relationships and Related Party Transactions

INFINT Related Party Transactions

INFINT issued to its Sponsor an aggregate of 5,833,083 founder shares in exchange for a capital contribution of $25,100, or approximately $0.004 per share. The Sponsor transferred 99,999 founder shares to EF Hutton as representative shares (the representative shares are deemed to be underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual).

The Sponsor has purchased an aggregate of 7,796,842 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, $7,796,842 in the aggregate, in the Private Placement. The private placement warrants are identical to the warrants sold in the INFINT IPO. Pursuant to an agreement that INFINT has entered into with the holders of the private placement warrants, the private placement warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of INFINT’s initial business combination.

The Sponsor and other initial shareholders have entered into the Letter Agreement with INFINT, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of INFINT’s initial business combination, (B) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to INFINT’s amended and restated memorandum and articles of association to modify the substance or timing of INFINT’s obligation to allow redemption in connection with INFINT’s initial business combination or to redeem 100% of INFINT’s public shares if INFINT has not consummated an initial business combination prior to August 23, 2023 or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the trust account with respect to their founder shares if INFINT fails to complete INFINT’s initial business combination prior to August 23, 2023, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if INFINT fails to complete INFINT’s initial business combination within such time period and (D) vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of INFINT’s initial business combination; (iv) the founder shares are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of INFINT’s initial business combination on a one-for-one basis, subject to adjustment as described herein and in INFINT’s amended and restated memorandum and articles of association; and (v) only holders of Class B ordinary shares will have the right to vote for the election of directors in any general meeting held prior to or in connection with the completion of INFINT’s initial business combination, which directors will be proposed by the INFINT Board following a nomination.

INFINT currently utilizes office space at 32 Broadway, Suite 401, New York, NY 10004. Commencing on November 22, 2021, INFINT pays the Sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of INFINT’s management team. Upon completion of INFINT’s initial business combination or INFINT’s liquidation, INFINT will cease paying these monthly fees.

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No compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on INFINT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. INFINT’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or INFINT’s or their affiliates.

On April 20, 2021, the Sponsor issued an unsecured promissory note to INFINT, pursuant to which INFINT may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Proposed Offering. The note is interest bearing (0.01% annual rate) and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Proposed Offering. These amounts have been repaid upon completion of the IPO out of the $696,875 of offering proceeds that has been allocated for the payment of offering expenses. As of December 31, 2021, there were no amounts outstanding under the promissory note.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of INFINT’s officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If INFINT completes an initial business combination, INFINT would repay such loaned amounts. In the event that the initial business combination does not close, INFINT may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from INFINT’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of INFINT’s initial business combination, INFINT do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as INFINT do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in INFINT’s trust account.

On May 1, 2023, INFINT issued an unsecured promissory note (the “Note”) in the principal amount of up to $150,000 to the Sponsor which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by INFINT. The Note does not bear interest and the principal balance will be payable on the date on which INFINT consummates its initial business combination (such date, the “Maturity Date”). In the event INFINT consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of Private Placement Warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of June 6, 2023, $75,000 is outstanding under the Note.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of Working Capital Loans prior to INFINT’s initial business combination will be made using funds held outside the trust account.

After INFINT’s initial business combination, members of INFINT’s management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to INFINT’s shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to INFINT’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider INFINT’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

INFINT has also entered into the Registration Rights Agreement with respect to the founder shares and private placement warrants.

Other Relationships

Except as otherwise disclosed in this proxy statement/prospectus, no compensation of any kind, including finder’s and consulting fees, will be paid by INFINT to the Sponsor, INFINT’s directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on INFINT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee will review on a quarterly basis all payments that were made to the Sponsor, directors, officers or their respective affiliates.

After the Business Combination, members of INFINT’s management team who remain with INFINT may be paid consulting, management or other fees from New Seamless with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of a shareholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of New Seamless to determine director and executive officer compensation.

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See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information on related party transactions.

Certain Agreements Related to Business Combination

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:

●	Shareholder Support Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Shareholder Support Agreement”);

●	Sponsor Support Amendment (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Sponsor Support Agreement”);

●	Registration Rights Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Registration Rights Agreement”); and

●	Lock-Up Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Lock-Up Agreements”).

Seamless Related Party Transactions

In addition to the compensation arrangements, including employment, discussed in the section titled “Seamless Executive Officer and Director Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

● Seamless has been or is to be a participant;

● the amount involved exceeded or exceeds $120,000; and

● any of Seamless’ directors, executive officers or beneficial holders of more than 5% of any class of Seamless ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Convertible Bonds

TNG FinTech (now renamed as Seamless Group Inc.) previously entered into that certain Amended and Restated Convertible Bond Instrument, dated September 14, 2021, and that certain related Amendment Agreement, dated September 14, 2021, with Regal Planet Limited and Chelsea Vanguard Fund. Such convertible bond instrument and related documents were issued in respect of $27,000,0000 15% secured guaranteed convertible bonds of TNG FinTech, secured by certain ordinary shares of TNG FinTech including those held by Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, as personally guaranteed by Mr. Kong, the chairman and former chief executive officer of Seamless.

Transactions with Certain Shareholders

Seamless has entered into certain loan agreements with its shareholders, pursuant to which Seamless is the borrower or guarantor, including:

● That certain Loan Agreement, dated August 26, 2022, and that certain Loan Agreement, dated March 15, 2022, both by and between Seamless and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, with $1,273,885 and $1,273,885 remaining as amounts due to Regal Planet Limited thereunder, respectively, as of August 31, 2022.

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● That certain Loan Agreement, dated December 28, 2021, by and between TNG FinTech (now renamed as Seamless Group Inc.) and Kong King Ong Alexander, the controlling shareholder of Regal Planet Limited, which is the controlling shareholder of Seamless, with $318,471 remaining as the amount due to Mr. Kong thereunder, as of August 31, 2022;

● That certain Loan Agreement, Term Loan Facility, dated May 26, 2021, by and among GEA Limited, a wholly owned subsidiary of Seamless and which will be part of the Divestitures, TNG FinTech (now renamed as Seamless Group Inc.), and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless, with $800,000 remaining as the amount due to Highlight Holdings Limited thereunder, as of August 31, 2022; and

● That certain Loan Agreement, Term Loan Facility, dated March 13, 2020, by and among TNG Asia, which will be part of the Divestitures, TNG FinTech (now renamed as Seamless Group Inc.), and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless, with no outstanding amount due to Highlight Holdings Limited thereunder, as of August 31, 2022.

Transactions with Other Related Parties

Seamless is also a party to that certain Letter of Comfort, dated May 19, 2022, with TNG Asia, which will be part of the Divestitures, pursuant to which Seamless agreed to put in place appropriate IPO insurance and indemnify TNG Asia and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, the chairman and former chief executive officer of Seamless, in connection with the Business Combination.

Seamless is also a party to the following transactions:

● That certain Loan Agreement, dated January 12, 2022, by and between TNG FinTech (now renamed as Seamless Group Inc.) and Hui Ka Wah Ronnie, the chief executive officer of Seamless, with $598,726 remaining as the amount due to Mr. Hui thereunder, as of August 31, 2022; and

● That certain Loan Agreement, dated December 20, 2021, by and between TNG FinTech (now renamed as Seamless Group Inc.) and Wong Wing Chi, the chief operating officer of Seamless, with $598,726 remaining as the amount due to Mr. Wong thereunder, as of August 31, 2022.

TNG Asia, which will be part of the Divestitures, is a party to those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 3, 2017, April 1, 2018, April 7, 2020 and April 23, 2021, with SINO Dynamic Solutions Limited (“SINO”), an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. TNG Asia has commissioned SINO for the development of an e-wallet and cashless payment solution system as well as the on-going maintenance of the system. The TNG Payment Solution is a cashless payment processing service, offering a highly encrypted and secure payment processing infrastructure allowing its users and consumers to make payments electronically to designated vendors / merchants for purchases of goods and services.

GEA Limited, which will be part of the Divestitures, is a party to the following transactions:

● Those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 15, 2019, April 15, 2020, and April 15, 2021, with SINO, an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. GEA Limited has commissioned SINO for the development of an e-money platform facilitating cross border payments, fund transfers, social hub functions and payment solution systems as well as the on-going maintenance of the system. The GEA Payment Solution is a payment processing service, offering a highly encrypted and secure payment processing infrastructure, allowing its member participants to make cross-border fund transfer electronically to designated bank accounts / cash pickup points in its supported network of countries;

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● That certain Collaboration Agreement, FX Trade, dated April 14, 2020, with BTSE Holdings Limited and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless;

● That certain Collaboration Agreement, FX Trade, dated August 2, 2022, with Nogle Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless; and

● That certain Global E-Money Alliance Agreement for Corporate Collection and Payout Services, dated August 11, 2020, with BTSE Holdings Limited, shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless.

Divestitures

Prior to the Closing, the Seamless shall spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA and together with TNG Asia and FNTI, the “Divestiture Entities”), including by means of a partial redemption of outstanding ordinary shares as consideration therefor such that, upon consummation of the Divestitures, the Divestiture Entities shall no longer be subsidiaries of, or controlled by, Seamless.

Deed of Guarantee

Seamless entered into that certain Deed of Guarantee, dated as of May 25, 2023, by and among Seamless, Regal Planet Limited and Kong King Ong Alexander, as guarantors, and Ripple Labs Singapore Pte. Ltd., pursuant to which Seamless will be a guarantor of GEA Limited, a wholly-owned subsidiary of Seamless,. in connection with that certain Master XRP Commitment to Sell Agreement and each Line of Credit Addendum related thereto, between Ripple Labs Singapore Pte Ltd. and GEA Limited, as described therein. The amount guaranteed under such Deed of Guarantee is $24,376,493.71 (together with additional interest and fees) as of May 25, 2023. Ripple Labs may make additional advances to GEA Limited from time to time pursuant to the Master XRP Commitment to Sell Agreement, and such additional advances will be guaranteed pursuant to the Deed of Guarantee. Seamless’ obligation with respect to the guarantee will terminate six months after the consummation of the Business Combination.

Pay-out Support Agreement

Ripple Services, Inc. and Tranglo entered into a Pay-out Support Agreement on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which were developed by Ripple for facilitating cross-border payments, and act as the service provider for Ripple. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP for the ODL facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the programmatic liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchange, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the ODL services of Ripple Solution and use XRP for prefunding transactions.

Shareholders Agreement

In a series of transactions with unrelated parties, Ripple acquired a 40% ownership interest in Tranglo. On March 19, 2021, Ripple Labs, Tranglo and Seamless entered into a Shareholders’ Agreement governing the management of Tranglo. Pursuant to that Agreement, Ripple Labs is entitled to appoint two members of the Tranglo board, at least one of whom must be present in order for the Tranglo board to have a quorum. In addition, Ripple has the right to second an executive officer of Tranglo (the “Ripple Executive Officer”), and such person can be replaced at the direction of Ripple Labs. The Ripple Executive Officer is responsible for instituting the strategy of the RippleNet product, migrating customers to RippleNet, determining pricing strategy to facilitate growth and defining geographic expansion and the prioritizing of new geographical markets. Certain specific activities cannot be undertaken without the express consent of Ripple Labs, including an initial public offering, merger or sale of assets of Tranglo, changes to the capital structure and a change in the nature or scope of the business of Tranglo.

In addition, in the event Tranglo sells additional securities, Ripple Labs has the right to participate in such sale in an amount chosen by Ripple Labs. There is a mutual right of first refusal on the sale of shares by either Ripple Labs or Seamless. In addition, in the event that Seamless elects to sell shares, and Ripple labs has not exercised its right of first refusal to acquire such shares, Ripple Labs has the ability to participate in such sale.

In the event of a deadlock between the parties, the matter will be referred to arbitration under the arbitration rules of the Singapore International Arbitration Center.

Employment Agreements and Indemnification Agreements

Seamless, through its subsidiaries, has entered into employment agreements with certain of its executive officers. See “Management of New Seamless Following the Business Combination—Seamless Executive Officer and Director Compensation—Executive Employment Agreements.” New employment agreements, with an annual salary of approximately $300,000, are expected to be entered into between Seamless and Mr. Kong, as Chairman, and Mr. Hui, as Chief Executive Officer.

New Seamless’ memorandum and articles of association that will become effective immediately following the consummation of the Business Combination will contain provisions that limit the personal liability of New Seamless’ directors and officers to New Seamless for loss or damages incurred by New Seamless as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. See “Management of New Seamless Following the Business Combination—Seamless Executive Officer and Director Compensation—Limitation on Liability and Indemnification Matters.”

Share Incentive Plan

See “Management of New Seamless Following the Business Combination—Seamless Executive Officer and Director Compensation—Outstanding Equity Awards.”

Related Person Transactions Policy Following the Business Combination

Upon the Closing, it is anticipated that the New Seamless board of directors will adopt a written Related Person Transactions Policy that sets forth New Seamless’ policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Seamless’ policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Seamless or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

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Transactions involving compensation for services provided to New Seamless as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Seamless’ voting securities (including New Seamless securities), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Seamless’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Seamless’ audit committee (or, where review by New Seamless’ audit committee would be inappropriate, to another independent body of the New Seamless board of directors) for review. To identify related person transactions in advance, New Seamless will rely on information supplied by New Seamless’ executive officers, directors and certain significant stockholders. In considering related person transactions, New Seamless’ audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

● the risks, costs, and benefits to New Seamless;

● the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

● the terms of the transaction;

● the availability of other sources for comparable services or products; and

● the terms available to or from, as the case may be, unrelated third parties.

New Seamless’ audit committee will approve only those transactions that it determines are fair to the company and in New Seamless’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Description of New Seamless Securities

A summary of the material provisions governing New Seamless’ share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the proposed memorandum and articles of association. The proposed memorandum and articles of association is described in “Proposal 2 — The Articles Amendment Proposal” and the full text of the proposed memorandum and articles of association is attached as Annex B to this proxy statement/prospectus.

New Seamless is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the proposed memorandum and articles of association, the Companies Act and the common law of the Cayman Islands.

New Seamless’ authorized share capital is $55,500, divided into 555,000,000 New Seamless ordinary shares of a par value of $0.0001 each. All New Seamless ordinary shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The proposed memorandum and articles of association will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the proposed memorandum and articles of association and the Companies Act insofar as they relate to the material terms of the New Seamless ordinary shares.

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Ordinary Shares

General

Holders of New Seamless ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. New Seamless will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of New Seamless resolves that share certificates be issued.

Dividends

The holders of New Seamless ordinary shares will be entitled to such dividends as may be declared by the board of directors of New Seamless may in its discretion lawfully declare from time to time. The proposed memorandum and articles of association provides that dividends may be declared and paid out of New Seamless’ profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. Except as otherwise provided by the rights attached to any New Seamless ordinary shares, dividends and other distributions may be paid in any currency. The board of directors of New Seamless may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

In respect of all matters upon which holders of New Seamless ordinary shares are entitled to vote. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the proposed memorandum and articles of association, any New Seamless shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of New Seamless.

Notwithstanding the foregoing, the board of directors of New Seamless may, in its absolute discretion, decline to register any transfer of any ordinary shares which are not fully paid up, or which are issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which New Seamless has a lien.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst the New Seamless shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by New Seamless shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst New Seamless shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Seamless for unpaid calls or otherwise.

Redemption of Ordinary Shares

New Seamless may issue shares on terms that such shares are subject to redemption, at New Seamless’ option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of New Seamless’ shareholders. New Seamless may also repurchase any of its shares in such manner and on such other terms as agreed between the board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of New Seamless’ profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if New Seamless can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, New Seamless’ board of directors may accept the surrender of any fully paid share for no consideration.

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Variations of Rights of Shares

If at any time New Seamless’ share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not New Seamless is being wound-up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

New Seamless will hold an annual general meeting at such time and place as the board of directors of New Seamless will determine. At least fourteen clear days’ notice shall be given for any general meeting. The directors of New Seamless may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New Seamless in issue being present in person or by proxy shall be a quorum.

Inspection of Books and Records

The board of directors of New Seamless will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of New Seamless will be open to the inspection by New Seamless shareholders, and no New Seamless shareholder will otherwise have any right of inspecting any account or book or document of New Seamless except as required by the Companies Act or authorized by the board of directors or New Seamless in a general meeting.

Changes in Capital

New Seamless may from time to time by ordinary resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as New Seamless in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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Exempted Company

New Seamless is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of INFINT shareholders before the consummation of the Business Combination and the rights of New Seamless shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of INFINT and New Seamless.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. INFINT shareholders are urged to carefully read the relevant provisions of the proposed memorandum and articles of association that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the proposed memorandum and articles of association are references thereto as they will be in effect upon consummation of the Business Combination. However, the proposed memorandum and articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of INFINT and Seamless or after the consummation of the Business Combination by amendment in accordance with their terms. If the proposed memorandum and articles of association are amended, the below summary may cease to accurately reflect the proposed memorandum and articles of association as so amended.

INFINT	New Seamless

Authorized Share Capital

INFINT’s authorized share capital is $55,500 divided into 500,000,000 INFINT Class A Ordinary Shares of a par value of $0.0001 each, 50,000,000 INFINT Class B Ordinary Shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each.	New Seamless’ authorized share capital will be $55,500 divided into 555,000,000 New Seamless ordinary shares of a par value of $0.0001 each.

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INFINT	New Seamless

Rights of Preference Shares

Subject to INFINT’s amended and restated memorandum and articles of association and applicable rules and regulations, the INFINT Board may allot, issue, grant options or otherwise dispose of INFINT shares with or without preferred, deferred or other rights or restrictions, provided the INFINT Board shall not do any of the foregoing to the extent it may affect the ability of the Company to carry out the conversion of the INFINT Class B ordinary shares into in accordance with INFINT’s amended and restated memorandum and articles of association.	The board of directors of New Seamless will be authorized, subject to the rights of the holders of New Seamless ordinary shares, to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.

Number and Qualifications of Directors

The INFINT Board must consist of not less than one person (exclusive of alternate directors); provided that the number of directors may be increased or reduced by ordinary resolution. Directors are not required to hold shares in INFINT.

The board of directors of New Seamless must consist of not less than one person (exclusive of alternate directors); provided that the number of directors may be increased or reduced by ordinary resolution.

New Seamless may, in general meeting, fix a minimum shareholding required to be held by a director, but unless and until such a shareholding qualification is fixed, a director is not required to hold shares in New Seamless.

Election/Removal of Directors

Prior to the closing of a business combination, INFINT may appoint or remove any director by ordinary resolution of the holders of INFINT Class B ordinary shares.

The INFINT directors are divided into three (3) classes designated as Class I, Class II and Class III, respectively. INFINT directors are assigned to each class in accordance with a resolution or resolutions adopted by the INFINT Board. At the first annual general meeting after the INFINT IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting after the INFINT IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting after the INFINT IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, INFINT Directors shall be elected for a full term of three (3) years to succeed the INFINT directors of the class whose terms expire at such annual general meeting. Each INFINT director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of INFINT directors constituting the INFINT Board shall shorten the term of any incumbent INFINT director. The term limits are not applied to any INFINT directors appointed prior to the first annual general meeting.

The directors of New Seamless may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the proposed memorandum and articles of association as the maximum number of directors. New Seamless may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

The directors shall be divided into three classes: Class I, Class II and Class III by resolution. The Class I Directors shall stand appointed for a term expiring at New Seamless’ first annual general meeting after the adoption of the amended memorandum and articles of association, the Class II Directors shall stand appointed for a term expiring at New Seamless’ second annual general meeting after the adoption of the amended memorandum and articles of association and the Class III Directors shall stand appointed for a term expiring at New Seamless’ third annual general meeting after the adoption of the amended memorandum and articles of association. Commencing at New Seamless’ first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

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INFINT	New Seamless

Voting

On a show of hands, every holder of INFINT ordinary shares will be entitled to one vote and, on a poll, each INFINT ordinary share is entitled to one vote in respect of all matters upon which holders of INFINT ordinary shares are entitled to vote.

On a show of hands, every holder of New Seamless ordinary shares will be entitled to one vote and, on a poll, each New Seamless ordinary share will be entitled to one vote in respect of all matters upon which holders of New Seamless ordinary shares are entitled to vote.

At any general meeting, the chairperson or any shareholder is entitled to demand a poll.	At any general meeting, the chairperson or any shareholder or shareholders present at the meeting and holding at least 10% in par value of the ordinary shares will be entitled to demand a poll.

Cumulative Voting

Holders of INFINT ordinary shares do not have cumulative voting rights.	Holders of New Seamless ordinary shares will not have cumulative voting rights.

Vacancies on the Board of Director

The office of a director shall be vacated if:

(a)     the director resigns their office by notice in writing signed by that director and left at INFINT’s registered office;

(b)      the director is absent (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by that director) from three consecutive meetings of the INFINT Board without special leave of absence from the directors, and the directors pass a resolution that the relevant director has by reason of such absence vacated office;

(c)     the director becomes bankrupt or makes any arrangement or composition with such director’s creditors generally;

(d)     the director dies or is found to be or becomes of unsound mind;

(e)     the director ceases to be a director by virtue of, or becomes prohibited from being a director by reason of, an order made under any provisions of any law or enactment;

(f)     the director is requested by all of the other directors to vacate office;

(g)    prior to the consummation of an initial business combination, the director is removed from office by ordinary resolution of the holders of INFINT Class B ordinary shares; or

(h)     following the consummation of an initial business combination, the director is removed from office by ordinary resolution of all shareholders entitled to vote.

The office of any director shall be vacated if:

(a)      the director gives notice in writing to New Seamless that he resigns the office of director; or

(b)      the director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by them) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)      the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)      the director is found to be or becomes of unsound mind; or

(e)      the director is removed from office by notice in writing served upon the director signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the directors then in office (including such director).

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INFINT	New Seamless

Amendment to Articles of Association

Pursuant to the Companies Act, INFINT’s amended and restated memorandum and articles of association may only be amended by a special resolution of INFINT shareholders, provided that any special resolution to amend the provisions relating to the appointment and removal of directors prior to the consummation of an initial business combination must (i) include approval of a simple majority of the holders of INFINT Class B ordinary shares and (ii) if the amendment is to be effective prior to the consummation of an initial business combination, be approved by a majority of not less than 90% of the votes cast at a general meeting.	New Seamless may at any time and from time to time by special resolution (as defined by the Companies Act) alter or amend the proposed memorandum and articles of association, in whole or in part.

Quorum

Shareholders. No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided in INFINT’s amended and restated memorandum and articles of association a quorum shall be the presence, in person or by proxy, of one or more persons holding at least a majority in par value of the issued INFINT shares which confer the right to attend and vote thereat.

Board of Directors. The quorum necessary for the transaction of the business of the directors may be fixed by the directors and, unless so fixed, shall be a majority of the directors then in office.

Shareholders. No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided in the proposed memorandum and articles of association, one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New Seamless in issue being present in person or by proxy and entitled to vote will be a quorum.

Board of Directors. The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two or more directors, and shall be one if there is only one director.

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INFINT	New Seamless

Shareholder Meetings

For so long as any INFINT shares are traded on NYSE or any other national securities exchange (a “Designated Stock Exchange”), the Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, unless NYSE or any other national securities exchange does not require the holding of an annual general meeting. Any annual general meeting shall be held at such time and place as the directors shall appoint in accordance with the rules of the Designated Stock Exchange and if no other time and place is prescribed by them, it shall be held at INFINT’s registered office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the directors (if any) shall be presented.

The directors may call general meetings whenever they think fit, and must convene an extraordinary general meeting at the requisition of INFINT shareholders holding not less than 30 per cent in par value of such paid up INFINT shares as are entitled to vote at a general meeting for the time being.

New Seamless may, but shall not (unless required by the Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office of New Seamless on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

The directors may call general meetings, and they shall on a members’ requisition forthwith proceed to convene an extraordinary general meeting of New Seamless.

A members’ requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued shares of New Seamless which as at that date carry the right to vote at general meetings of New Seamless.

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INFINT	New Seamless

Notice of Shareholder Meetings

At least five calendar days’ notice shall be given of any general meeting. Each such notice must specify the place, the day and the hour of any general meeting, and, in the case of special business, the general nature of such business (and in the case of an annual general meeting specifying the meeting as such), provided that, if the directors determine that prompt shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the directors consider reasonable and, provided further that a general meeting shall, whether or not the requisite notice has been given, be deemed to have been duly convened with regard to the length of notice if it is so agreed:

(a)      in the case of an annual general meeting, by all of the INFINT shareholders entitled to attend and vote thereat; and

(b)      in the case of any other general meeting, by a majority in number of the INFINT shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the INFINT shares giving that right.

At least fourteen clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by New Seamless, provided that a general meeting of New Seamless shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)      in the case of an annual general meeting, by all of New Seamless shareholders (or their proxies) entitled to attend and vote thereat; and

(b)      in the case of an extraordinary general meeting, by a majority in the number of the New Seamless shareholders (or their proxies) having the right to attend and vote at the meeting, together holding not less than ninety-five percent in par value of the shares giving that right.

Indemnification, liability insurance of Directors and Officers

Every director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the director or officer may incur by their own actual fraud, willful default or willful neglect. No such director or officer shall be liable to the Company for any loss or damage in carrying out their functions unless that liability arises through the actual fraud, willful default or willful neglect of such director or officer.

The directors shall have the power to purchase and maintain insurance for the benefit of any person who is or was a director or officer of the Company indemnifying them against any liability which may lawfully be insured against by the Company.

Every director and officer of New Seamless, together with every former director and former officer of New Seamless, will be indemnified out of the assets of New Seamless against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No indemnified person shall be liable to New Seamless for any loss or damage incurred by New Seamless as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such indemnified person. No person shall be found to have committed actual fraud or willful default for the purposes of the relevant provisions of the proposed memorandum and articles of association unless or until a court of competent jurisdiction shall have made a finding to that effect.

New Seamless shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person shall execute an undertaking to repay the advanced amount to New Seamless if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to the Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to New Seamless (without interest) by the indemnified person.

The directors, on behalf of New Seamless, may purchase and maintain insurance for the benefit of any director or officer of New Seamless against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to New Seamless.

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INFINT	New Seamless

Dividends

Subject to the Companies Act, INFINT’s amended and restated articles of association, and the special rights attaching to INFINT shares of any class, the directors may, in their absolute discretion, declare dividends and distributions on shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the Company’s share premium account, or as otherwise permitted by the Companies Act.

Subject to rights and restrictions attached to any shares, the Companies Act and the proposed memorandum and articles of association, the directors may from time to time declare dividends and other distributions on shares in issue and authorize payment of the same out of the funds of New Seamless lawfully available therefor.

No dividend or other distribution shall be paid except out of the realized or unrealized profits of New Seamless, out of the share premium account or as otherwise permitted by law.

Winding Up

If INFINT does not consummate a business combination (as defined in INFINT’s amended and restated memorandum and articles of association) within 12 months after the consummation of the INFINT IPO or such later time as the INFINT shareholders may approve in accordance with INFINT’s amended and restated articles of association, INFINT will cease all operations except for the purposes of winding up and will redeem the shares issued in the INFINT IPO and liquidate the trust account.

Notwithstanding the foregoing or any other provision of INFINT’s amended and restated articles of association, in order to consummate a business combination, the INFINT Board may, if requested by the Sponsor, extend the 12 month period after the consummation of the INFINT IPO up to a maximum of two times by an additional three months (allowing a total period of up to 18 months after the consummation of the INFINT IPO to consummate a business combination), subject to the Sponsor depositing additional funds into the Trust Account.

Subject to the rights attaching to any shares, in a winding up:

(a)      if the assets available for distribution amongst the shareholders are insufficient to repay the whole of New Seamless’ issued share capital, such assets will be distributed so that, as nearly as may be, the losses be borne by the shareholders in proportion to the par value of the shares held by them; or

(b)      if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of New Seamless’ issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Seamless for unpaid calls or otherwise.

If New Seamless is wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Companies Act, divide amongst the shareholders in kind the assets of New Seamless and may for that purpose value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

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INFINT	New Seamless

Supermajority Voting Provisions

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may not be varied without the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class, except that any variation that is considered by the directors not to have a material adverse effect upon such rights shall not require the consent of shareholders of that class.

Additionally, a special resolution, requiring approval by not less than a two-thirds vote at a general meeting (or unanimous approval in writing), is required to:

(a)      change INFINT’s name;

(b)     amend INFINT’s amended and restated memorandum and articles of association;

(c)      reduce the Company’s share capital in any way;

(d)      in a winding up, approve the liquidator to divide amongst the shareholders the assets of INFINT and for such purposes, value the assets and determine how the division will be carried out between the shareholders, or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, except that no shareholder shall be compelled to accept any asset upon which there is liability;

(e)      change INFINT’s jurisdiction of incorporation to a jurisdiction outside the Cayman Islands; or

(f)      merge or consolidate INFINT with one or more other companies.

All or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not New Seamless is being wound up, be varied without the consent of the holders of the issued New Seamless ordinary shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued New Seamless ordinary shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the New Seamless ordinary shares of that class.

Additionally, a special resolution, requiring approval by not less than a two-thirds vote at a general meeting (or unanimous approval in writing), is required to:

(a)      change New Seamless’ name;

(b)      amend the proposed memorandum and articles of association;

(c)      reduce New Seamless’ share capital in any way;

(d)      in a winding up, approve the liquidator to divide amongst the shareholders the assets of New Seamless and for such purposes, value the assets and determine how the division will be carried out between the shareholders, or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, except that no shareholder shall be compelled to accept any asset upon which there is liability;

(e)      change New Seamless’ jurisdiction of incorporation to a jurisdiction outside the Cayman Islands; or

(f)       merge or consolidate New Seamless with one or more other companies.

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INFINT	New Seamless

Anti-takeover Provisions

The INFINT Board is authorized to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the INFINT ordinary shares.

In addition, prior to the initial business combination, only holders of INFINT Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of our initial business combination and holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of INFINT Class B ordinary shares to appoint or remove directors prior to our initial business combination may not be amended without prior approval of the INFINT shareholders by way of a special resolution, which special resolution must (i) include the affirmative vote of a majority of INFINT Class B ordinary shares and (ii) if the amendment is to be effective prior to the consummation of an initial business combination, be approved by a majority of not less than 90% of the votes cast at a general meeting.

Exclusive Forum for Litigation

INFINT’s amended and restated articles of association do not provide for an exclusive forum in respect of disputes arising out of or in connection with INFINT’s amended and restated memorandum of association or articles of association or otherwise related in any way to each shareholder’s shareholding in INFINT.

The proposed memorandum and articles of association do not contain any anti-takeover provisions.

The proposed memorandum and articles of association provide that, unless New Seamless consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the proposed memorandum and articles of association or otherwise related in any way to each New Seamless shareholder’s shareholding in New Seamless, including but not limited to:

(a)      any derivative action or proceeding brought on behalf of New Seamless;

(b)     any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of New Seamless to New Seamless or the New Seamless shareholders;

(c)      any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)     any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Without prejudice to any other rights or remedies that New Seamless may have, the proposed memorandum and articles of association provide that each New Seamless shareholder acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly New Seamless shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

The exclusive forum provisions in the proposed memorandum and articles of association shall not apply to any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim

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Securities Act Restrictions on Resale of INFINT Securities

Certain of the outstanding INFINT ordinary shares, including the INFINT Class B ordinary shares owned by the Sponsor and the private warrants, are restricted securities under Rule 144 under the Securities Act (“Rule 144”) in that they were issued in a private transaction not involving a public offering. In addition, any INFINT ordinary shares held by INFINT’s affiliates (including its directors, officers and the Sponsor) are subject to restrictions as “control securities” under federal securities laws. Similarly, certain of the New Seamless ordinary shares that New Seamless issues in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any shares of New Seamless ordinary shares or New Seamless warrants held by New Seamless directors, officers or other affiliates following the merger will be control securities. As of the date of this proxy statement/prospectus, there were 15,417,511 INFINT ordinary shares outstanding (of which 9,584,428 were Class A ordinary shares and 5,833,083 were Class B ordinary shares) and 17,807,732 warrants to acquire INFINT Class A ordinary shares.

Pursuant to Rule 144 a person who has beneficially owned restricted INFINT ordinary shares or warrants for at least six months is generally entitled to sell their securities provided that: (1) such person is not deemed to have been an affiliate of INFINT at the time of, or at any time during the three months preceding, the sale; and (2) INFINT has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as INFINT has been required to file reports) preceding the sale.

Persons who have beneficially owned restricted INFINT ordinary shares or warrants for at least six months, but who are affiliates of INFINT at the time of, or who have been an affiliate of INFINT at any time during the three months preceding, a sale, are subject to additional restrictions, which limit the number of securities such person is entitled to sell within any three-month period to only a number of securities that does not exceed the greater of:

●	1% of the total number of INFINT ordinary shares then outstanding; or

●	the average weekly reported trading volume of INFINT ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of INFINT under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about INFINT.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is, however, not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, which would include INFINT. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

INFINT will cease to be a shell company upon completion of the Business Combination. As a result, holders will be able to sell their INFINT ordinary shares pursuant to Rule 144 without registration one year after the consummation of the Business Combination (subject to any applicable notice, manner of sale and current public information requirements).

INFINT anticipates that following the completion of the Business Combination, INFINT will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

INFINT units, INFINT Class A ordinary shares and warrants are each traded on NYSE under the symbols “IFIN.U,” “IFIN” and “IFIN.WS,” respectively.

The closing price of INFINT’s units and INFINT Class A ordinary shares on [●], 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $[●] and $[●], respectively. As of [●], 2023, the record date, the most recent closing price for each unit and INFINT Class A ordinary share was $[●] and $[●], respectively. Holders of INFINT’s securities should obtain current market quotations for their securities. The market price of INFINT’s securities could vary at any time before the Business Combination.

Holders of the INFINT units, INFINT Class A ordinary shares and warrants should obtain current market quotations for their securities. The market price of INFINT’s securities could vary at any time before the Business Combination.

Historical market price information regarding Seamless is not provided because there is no public market for their securities.

New Seamless intends to apply to list the New Seamless ordinary shares and warrants on NYSE “CRCG,” and “CRCG.WS,” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the New Seamless ordinary shares to be issued in connection with the Business Combination shall have been approved for listing on NYSE, subject only to official notice of issuance thereof. New Seamless and INFINT have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this NYSE listing condition. The NYSE listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of [●], 2023, there was [●] holder of record of INFINT units, [●] holders of record of INFINT Class A ordinary shares, [●] holders of record of INFINT Class B ordinary shares and [●] holders of record of warrants. As of [●], 2023, the record date, there were [●] holders of record of Seamless ordinary shares. See “Beneficial Ownership of Securities.”

Dividend Policy

INFINT has not paid any cash dividends on INFINT ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, Seamless has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of New Seamless from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of directors of New Seamless.

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Material Cayman ISLANDS Regulations

Cayman Islands Data Protection

INFINT/New Seamless has certain duties under the DPA based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New Seamless’ shareholders on notice that through your investment in New Seamless you will provide New Seamless with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New Seamless and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New Seamless will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New Seamless will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New Seamless is subject. New Seamless will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, New Seamless will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New Seamless in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New Seamless.

New Seamless may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New Seamless with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New Seamless May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.	where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New Seamless wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

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Why New Seamless May Transfer Your Personal Data

In certain circumstances New Seamless may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New Seamless anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New Seamless Takes

Any transfer of personal data by New Seamless or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

New Seamless and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New Seamless shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Appraisal or dissenters’ Rights

There are no appraisal or dissenters’ rights available to holders of INFINT ordinary shares or warrants in connection with the Business Combination.

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and INFINT has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Submission of Shareholder Proposals

The INFINT Board is aware of no other matter that may be brought before the Meeting. However, if any other matter should properly come before the Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters.

Future Shareholder Proposals

If the Business Combination is consummated, you shall be entitled to attend and participate in New Seamless’ annual general meetings of shareholders. If New Seamless holds a 2023 annual general meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2023 annual general meeting shall be held. New Seamless will not be subject to the SEC’s proxy rules after and if it qualifies to be a foreign private issuer.

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Shareholder Communications

INFINT shareholders and interested parties may communicate with the INFINT Board, any committee chairperson or the non-management directors as a group by writing to the INFINT Board or committee chairperson in care of INFINT Acquisition Corporation, 32 Broadway, Suite 401, New York, New York 10004. Following the Business Combination, such communications should be sent in care of Currenc Group Inc., 410 North Bridge Road, SPACES City Hall, Singapore 188726. Each communication will be forwarded, depending on the subject matter, to the INFINT Board, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Shareholders

Unless INFINT has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if it believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce INFINT’s expenses. However, if shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

●	if the shares are registered in the name of the shareholder, the shareholder should contact INFINT at its offices at 32 Broadway, Suite 401, New York, New York 10004, to inform it of his or her request; or

●	if a bank, broker or other nominee holds the shares, the shareholders should contact the bank, broker or other nominee directly.

Following the Business Combination, shareholders should send any such requests in writing to New Seamless. The mailing address of New Seamless’ principal executive office is 4410 North Bridge Road, SPACES City Hall, Singapore 188726. The telephone number of New Seamless’ principal executive office is 65 6407 7362.

Transfer Agent

The transfer agent for INFINT’s securities is Continental Stock Transfer & Trust Company.

Legal Matters

The legality of the ordinary shares under the laws of the Cayman Islands offered hereby will be passed upon for INFINT by Mourant Ozannes (Cayman) LLP.

Experts

The consolidated financial statements of INFINT Acquisition Corporation as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021 included herein have been audited by Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Seamless Group Inc. as of December 31, 2022, 2021 and 2020, and for the years ended December 31, 2022, 2021 and 2020, included herein have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Where You Can Find More Information

INFINT files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on INFINT at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Any requests for copies of information, reports or other filings with the SEC should be directed to INFINT Acquisition Corporation, 32 Broadway, Suite 401, New York, New York 10004.

You may also obtain these documents by requesting them in writing or by telephone from INFINT’s proxy solicitor at:

Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: IFIN.info@investor.morrowsodali.com

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to INFINT has been supplied by INFINT, and all such information relating to Seamless has been supplied by Seamless. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

InFinT Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of InfinT Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2022 and the period from March 8, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from March 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency and has until August 23, 2023 to complete a Business Combination or the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.
Hartford, CT

March 21, 2023

F-2

INFINT ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Current Assets
Cash	$271,467	$1,028,183
Prepaid expenses	94,553	604,107
Total Current Assets	366,020	1,632,290

Cash and marketable securities held in trust account	208,932,880	203,000,706
TOTAL ASSETS	$209,298,900	$204,632,996

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$2,787,773	$76,474
Accrued expenses - related party	66,587	-
Total current liabilities	2,854,360	76,474

Deferred underwriter fee payable	5,999,964	5,999,964
TOTAL LIABILITIES	8,854,324	6,076,438

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 19,999,880 shares at redemption value	208,932,880	202,998,782

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding the 19,999,880 shares subject to redemption)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,833,083 issued and outstanding	583	583
Additional paid-in capital	-	-
Accumulated deficit	(8,488,887)	(4,442,807)
Total Shareholders’ Deficit	(8,488,304)	(4,442,224)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$209,298,900	$204,632,996

The accompanying notes are an integral part of these financial statements.

F-3

INFINT ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from March 8, 2021 (Inception) to December 31, 2021

Formation and operating costs	$3,756,538	$183,619
Administrative expenses from related party	287,618	-
Loss from operation costs	(4,044,156)	(183,619)
Other income:
Interest earned on marketable securities held in Trust Account	2,932,192	1,924
Net Loss	$(1,111,964)	$(181,695)

Weighted average shares outstanding of Class A ordinary share subject to redemption	19,999,880	2,550,320
Basic and diluted net loss per ordinary share subject to redemption	$(0.04)	$(0.02)
Weighted average shares outstanding of Class B non-redeemable ordinary share	5,833,083	4,838,142
Basic and diluted net loss per ordinary share not subject to redemption	$(0.04)	$(0.02)

The accompanying notes are an integral part of these financial statements.

F-4

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	-	$-	5,833,083	$583	$-	$(4,442,807)	$(4,442,224)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(2,999,982)	(2,934,116)	(5,934,098)
Contribution for extension	-	-	-	-	2,999,982	-	2,999,982
Net loss	-	-	-	-	-	(1,111,964)	(1,111,964)
Balance – December 31, 2022 (audited)	-	$-	5,833,083	$583	$-	$(8,488,887)	$(8,488,304)

FOR THE PERIOD FROM MARCH 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – March 8, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to Sponsor(1)	-		5,833,083	583	24,517	-	25,100
Fair value of public warrants issued	-	-	-	-	7,482,088	-	7,482,088
Offering costs allocated to public warrants	-	-	-	-	(349,831)	-	(349,831)
Private Placement Warrants	-	-	-	-	7,796,842	-	7,796,842
Fair value of representative shares	-	-	-	-	268,617	-	268,617
Accretion of Class A Ordinary Share subject to possible redemption	-	-	-	-	(15,222,233)	(4,261,112)	(19,483,345)
Net loss	-	-	-	-	-	(181,695)	(181,695)
Balance – December 31, 2021 (audited)	-	$-	5,833,083	$583	$-	$(4,442,807)	$(4,442,224)

(1)	Effective on November 18, 2021, the Subscription Agreement was amended and restated to reflect an additional issuance to Sponsor of 801,833 Founder Share by virtue of the upsize of the offering. Hence, an aggregate of 5,833,083 founder shares of Class B ordinary shares issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the upsize of the offering.

The accompanying notes are an integral part of these financial statements.

F-5

INFINT ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from March 8, 2021 (Inception) to December 31, 2021
Cash flows from operating activities:
Net loss	$(1,111,964)	$(181,695)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on securities held in Trust Account	(2,932,192)	(1,924)
Changes in operating assets and liabilities:
Prepaid insurance	509,554	(604,107)
Accrued expenses	2,711,299	76,474
Accrued expenses – related party	66,587	-
Net cash used in operating activities	(756,716)	(711,252)

Cash flows from investing activities:
Investment of cash in Trust Account	(2,999,982)	(202,998,782)
Net cash provided by investing activities	(2,999,982)	(202,998,782)

Cash flows from financing activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	-	25,100
Proceeds from sale of Units, net of underwriting discount paid	-	197,498,815
Proceeds from sale of Private units	-	7,796,842
Payment of offering costs	-	(582,540)
Proceeds from Promissory Note	-	338,038
Repayment of Promissory Note	-	(338,038)
Proceeds for extension	2,999,982	-
Net cash provided by financing activities	2,999,982	204,738,217

Net change in cash	(756,716)	1,028,183
Cash at beginning of period	1,028,183	-
Cash at end of period	$271,467	$1,028,183

Non-cash investing and financing activities:
Accretion of Class A ordinary shares to redemption value	$5,934,098	$-
Deferred underwriting fee payable	$-	$5,999,964

The accompanying notes are an integral part of these financial statements.

F-6

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

InFinT Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on March 8, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in financial technology sections, generally headquartered in North America, Asia, Latin America, Europe and Israel, provided, however, that it has no intention of conducting its principal operations in, or acquiring any business that is based in, or which does business in, China or Hong Kong or which uses, or may use, a variable interest entity structure to conduct China-based operations.

At December 31, 2022, the Company had not yet commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and the search for a target business with which to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is InFinT Capital LLC, a United States based sponsor group (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2021. On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units (the “Units” and, with respect to the Class A ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of $9,351,106 of which $5,999,964 was for deferred underwriting commissions (see Note 6). Each Unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, where each whole warrant entitles the holder to purchase one Class A ordinary share. The Company granted the underwriter a 45-day option to purchase up to an additional 2,608,680 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over-allotment option was exercised in full.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 7,796,842 warrants (the “Private Placement Warrants”) to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842 (the “Private Placement”) (see Note 4).

Transaction costs amounted to $9,351,106, consisting of $2,499,985 of underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 of other offering costs.

Following the closing of the Initial Public Offering and the exercise of the over-allotment partially by the underwriter on November 23, 2021, an amount of $202,998,782 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants of $7,796,842 was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

F-7

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

The Company has listed the Units on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement units (“placement units”), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.15 (or, if both three-month extensions occur, $10.45) per Unit sold in the Initial Public Offering, including the proceeds of the sale of the private placement warrants, will be held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association (as amended, the “Charter”) provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. These ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with ASC 480 “Distinguishing Liabilities from Equity.”

F-8

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Charter, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

In accordance with the provisions of the Charter and the Business Combination Agreement (as defined below) among the Company, FINTECH Merger Sub Corp.(“Merger Sub”), and Seamless Group Inc., (“Seamless”), as amended, Seamless deposited additional funds in the amount of $2,999,982 to the Company’s Trust Account on November 22, 2022 to automatically extend the date by which the Company must consummate a business combination from November 23, 2022 to February 23, 2023.

Initial Business Combination

On February 14, 2023, the Company’s shareholders approved a special resolution (the “Extension Proposal”) to amend the Charter to extend the date that the Company has to consummate a business combination from February 23, 2023 to August 23, 2023, or such earlier date as determined by the Company’s board of directors (such date, the “Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Extension Proposal. Accordingly, the Company now has until August 23, 2023 to consummate its initial business combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial business combination before the Extended Date.

The Sponsor has agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the Extended Date or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination by the Extended Date although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial business combination.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriter’s over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.15).

F-9

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

On August 3, 2022, INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“INFINT”), entered into the Business Combination Agreement with Merger Sub and Seamless (as amended on October 20, 2022, November 29, 2022 and February 20, 2023 and may be further amended, the “Business Combination Agreement”). The Business Combination Agreement was unanimously approved by the INFINT Board. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless (the “Merger”), with Seamless surviving the Merger as a wholly owned subsidiary of INFINT (Seamless, as the surviving entity of the Merger, is referred to herein as “New Seamless” and such transactions are referred to collectively as the “Proposed Transactions”).

Under the Business Combination Agreement, holders of Seamless’ shares (“Seamless Shareholders”) are expected to receive $400,000,000 (“Seamless Value”) in aggregate consideration in the form of INFINT ordinary shares, par value $0.0001 per share (“New INFINT Ordinary Shares”), equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

Going Concern, Liquidity and Capital Resources

As of December 31, 2022, the Company had approximately $271,467 of cash in its operating account and working capital deficit of approximately $2,488,340.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $25,100 from the Sponsor to purchase the Founder Shares, and a loan of $400,000 pursuant to the Note issued to the Sponsor, which was repaid on December 7, 2021 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.

Based on the foregoing, management believes that the Company expects to continue to incur significant costs in pursuit of the consummation of a Business Combination. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. The Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. However, the $271,467 in cash might not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements.

On August 3, 2022, the Company entered into a Business Combination Agreement with Seamless, as discussed above. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by required liquidation date. On February 14, 2023, the Company’s shareholders approved the Extension Proposal. Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Extension Proposal. Accordingly, the Company now has until August 23, 2023 to consummate its initial business combination. In connection with the votes to approve the Extension Proposal, the holders of 10,415,452 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in the Trust Account. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2022, and December 31, 2021, the Company had $208,932,880 and $203,000,706 in cash and marketable securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $582,540 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering and fair value of representative shares of $268,617. These costs, together with the underwriter discount of $8,499,949 and fair value of the representation shares were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022, the Class A ordinary shares subject to possible redemption in the amount of $208,932,880 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to value immediately as they occur. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

The amount of Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds	$199,998,800
Less:
Proceeds allocated to Public Warrants	(7,482,088)
Class A ordinary shares issuance costs	(9,351,106)
Plus:
Offering costs allocated to public warrants	349,831
Accretion of carrying value to initial redemption value	19,483,345
Class A ordinary shares subject to possible redemption at December 31, 2021	$202,998,782
Accretion of carrying value to initial redemption value	5,934,098
Class A ordinary shares subject to possible redemption at December 31, 2022	$208,932,880

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Income taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes (“ASC 740”). Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021, and for the period from March 8, 2021 (inception), through December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-11

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. Net loss per share is computed by dividing net loss by the weighted average number of ordinary share outstanding during the period, excluding ordinary share subject to forfeiture. At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the year ended December 31, 2022		For the period from March 8, 2021 (inception) to December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(860,883)	$(251,081)	$(62,717)	$(118,978)
Denominator:
Basic and diluted weighted average common shares	19,999,880	5,833,083	2,550,320	4,838,142
Basic and diluted net loss per ordinary share	$(0.04)	$(0.04)	$(0.02)	$(0.02)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022 and December 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting pronouncements

Except for the below, management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 and there was no impact to the Company’s financial position, results of operations or cash flows as a result of this adoption.

NOTE 3. INITIAL PUBLIC OFFERING

On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of approximately $9,351,106 which $2,499,985 was for underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 was for other offering costs.

Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of an aggregate of 7,796,842 warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842.

The proceeds from the sale of the Private Placement Warrants have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

F-12

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

At December 31, 2022 and 2021, the Company has issued an aggregate of 5,833,083 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,100 in cash. Our Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as representative shares (the representative shares are deemed to be underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual). The initial shareholders collectively own 22.58% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Placement Units and underlying securities).

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary share (except to certain permitted transferees) any of the Class B ordinary shares (or the Class A ordinary shares into which they be converted) until, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary share for cash, securities or other property.

Promissory Note – Related Party

On April 20, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Initial Public Offering. The note is interest bearing (0.01% annual rate) and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. These amounts will be repaid upon completion of the Initial Public Offering out of the $696,875 of offering proceeds that has been allocated for the payment of offering expenses. The Company borrowed $338,038 (included interest) under the promissory note, and fully repaid the Note in full on December 10, 2021. As December 31, 2022 and 2021, there was no outstanding balance under the Promissory Note.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the year ended December 31, 2022, the Company incurred $120,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $167,618. For the period from March 8, 2021 (inception) through December 31, 2021, the Company incurred $10,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $26,403.

Related Party Loans and Costs

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of December 31, 2022 and 2021, the Company has not borrowed any amounts from Working Capital Loans.

F-13

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Representative Shares

On November 23, 2021, the Company assigned 99,999 shares of Class B ordinary share to the representative for nominal consideration (the “Representative Shares”). The Company estimated the fair value of Representative Shares to be $268,617, which is 2.87% of total offering cost of $9,351,106. The Company recognized the estimated fair value as part of offering costs. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110I(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Warrants (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary share are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriter and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriter and/or its designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Underwriting Agreement

The Company purchased the 2,608,680 units to cover over-allotments at the Initial Public Offering price.

The underwriter received a cash underwriting discount of: (i) one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $2,499,985, (ii) one half of a percent (0.5%) in the form of representative shares. In addition, the underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering, or $5,999,964 upon closing of the Business Combination. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, INFINT, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the proposed Transactions and all other matters or resolutions that could reasonably be expected to facilitate the proposed Transactions, (b) waive any dissenters’ rights in connection with the Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, INFINT and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote at the Company’s shareholder meeting in favor of the Business Combination Agreement and the Proposed Transactions, (b) abstain from redeeming any Sponsor founder shares in connection with the Proposed Transactions, and (c) waive certain anti-dilution provisions contained in the Company’s Memorandum and Articles of Association.

Lock-Up Agreement

At the Closing, INFINT will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, the New INFINT Ordinary Shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which INFINT consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of INFINT’s shareholders having the right to exchange their INFINT Shares for cash, securities, or other property.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)I(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-14

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY

Preferred Shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class A Ordinary share — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were no Class A ordinary shares issued and outstanding (excluding the 19,999,880 shares subject to redemption).

Class B Ordinary share — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 5,833,083 Class B ordinary shares issued and outstanding. The Sponsor transferred 69,999 Class B Ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as representative shares. Hence, as of December 31, 2022 and December 31, 2021, 5,733,084 of Class B ordinary shares were held by the Sponsor and 99,999 of such shares were held by the representatives as representative shares. The initial shareholders own 22.58% of the issued and outstanding shares after the Initial Public Offering, assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. Class B ordinary share will automatically convert into Class A ordinary share at the time of the Company’s initial business combination on a one-for-one basis.

Warrants —The Public Warrants will become exercisable on the later of 30 days after the consummation of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary share issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A ordinary share at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-15

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

In addition, if (x) the Company issues additional Class A ordinary share or equity-linked securities in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants, as well as up to 1,500,000 warrants underlying additional Private Placement Warrants the Company issues to the Sponsor, officers, directors, initial Shareholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the warrants underlying the Units being offered in the Initial Public Offering. Pursuant to an agreement that the Company has entered into with the holders of the private placement warrants, the private placement warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Company’s initial business combination.

At December 31, 2022 and 2021, there were 9,999,940 Public Warrants outstanding and 7,796,842 Private Warrants outstanding. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

NOTE 8. INITIAL BUSINESS COMBINATION

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless. The Business Combination Agreement was unanimously approved by the INFINT Board. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the Merger as a wholly owned subsidiary of INFINT.

Merger Consideration

Under the Business Combination Agreement, Seamless Shareholders are expected to receive Seamless Value in aggregate consideration in the form of New INFINT Ordinary Shares, equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

F-16

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

At the effective time, by virtue of the Merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet, the number of New INFINT Ordinary Shares set forth in the Payment Spreadsheet;

●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted into the Exchanged Options in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the RSUs that are outstanding immediately prior to the effective time will be converted into the Exchanged RSUs in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

INFINT and Seamless filed with the SEC a Registration Statement on Form S-4 on September 30, 2022, as amended on December 1, 2022 and February 13, 2023, which included a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the special meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New INFINT Ordinary Shares as contemplated by the Business Combination Agreement, (iii) the INFINT Second Amended and Restated Memorandum and Articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement.

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On February 14, 2023, the Company held the Extraordinary General Meeting. The shareholders approved the Extension Proposal. Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Extension Proposal. Accordingly, the Company now has until August 23, 2023 to consummate its initial business combination. In connection with the votes to approve the Extension Proposal, the holders of 10,415,452 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in the Trust Account.

In accordance with the provisions of the Business Combination Agreement, as amended, additional fund in the amount of $290,000 were deposited by Seamless to the Trust Account on February 21, 2023, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until August 23, 2023 or such earlier date that the board determines to liquidate INFINT or the date an initial business combination is completed.

F-17

INFINT ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets
Cash	$141,549	$271,467
Prepaid expenses	-	94,553
Total Current Assets	141,549	366,020

Cash and marketable securities held in Trust Account	101,834,184	208,932,880
TOTAL ASSETS	$101,975,733	$209,298,900

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$3,125,503	$2,787,773
Accrued expenses – related party	137,306	66,587
Total current liabilities	3,262,809	2,854,360

Deferred underwriter fee payable	5,999,964	5,999,964
TOTAL LIABILITIES	9,262,773	8,854,324

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 9,584,428 and 19,999,880 shares at redemption value, respectively	101,834,184	208,932,880

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding the 9,584,428 and 19,999,880 shares subject to redemption as of March 31, 2023 and December 31, 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,833,083 issued and outstanding	583	583
Additional paid-in capital	-	-
Accumulated deficit	(9,121,807)	(8,488,887)
Total Shareholders’ Deficit	(9,121,224)	(8,488,304)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$101,975,733	$209,298,900

The accompanying notes are an integral part of these financial statements.

F-18

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022

Formation and operating costs	$577,950	$431,549
Administrative expenses from related party	54,970	51,460
Loss from operation costs	(632,920)	(483,009)
Other income:
Interest earned on marketable securities held in Trust Account	1,631,158	20,442
Net Income (Loss)	$998,238	$(462,567)

Weighted average shares outstanding of Class A ordinary share subject to redemption	14,560,700	19,999,880
Basic and diluted net income (loss) per ordinary share subject to redemption	$0.05	$(0.02)
Weighted average shares outstanding of Class B non-redeemable ordinary share	5,833,083	5,833,083
Basic and diluted net income (loss) per ordinary share not subject to redemption	$0.05	$(0.02)

The accompanying notes are an integral part of these financial statements.

F-19

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022 (audited)	-	$-	5,833,083	$583	$-	$(8,488,887)	$(8,488,304)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(580,000)	(1,631,158)	(2,211,158)
Contribution for extension	-	-	-	-	580,000	-	580,000
Net income	-	-	-	-	-	998,238	998,238
Balance – March 31, 2023 (unaudited)	-	$-	5,833,083	$583	$-	$(9,121,807)	$(9,121,224)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021 (audited)	-	$-	5,833,083	$583	$-	$(4,442,807)	$(4,442,224)
Net loss	-	-	-	-	-	(462,567)	(462,567)
Balance – March 31, 2022(unaudited)	-	$-	5,833,083	$583	$-	$(4,905,374)	$(4,904,791)

The accompanying notes are an integral part of these condensed financial statements.

F-20

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$998,238	$(462,567)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on securities held in Trust Account	(1,631,158)	(20,442)
Changes in operating assets and liabilities:
Prepaid insurance	94,553	166,750
Accrued expenses	337,730	206,535
Accrued expenses – related party	70,719	-
Net cash used in operating activities	(129,918)	(109,724)

Cash flows from investing activities:
Investment of cash in Trust Account	(580,000)	-
Net cash used in investing activities	(580,000)	-

Cash flows from financing activities:
Contribution for extension	580,000	-
Net cash provided by financing activities	580,000	-

Net change in cash	(129,918)	(109,724)
Cash at beginning of period	271,467	1,028,183
Cash at end of period	$141,549	$918,459

Non-cash investing and financing activities:
Accretion of Class A ordinary shares to redemption value	$2,211,158	$-
Deferred underwriting fee payable	$-	$5,999,964
Redemption of Class A ordinary shares	$109,309,854	$-

The accompanying notes are an integral part of these financial statements.

F-21

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

InFinT Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on March 8, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

At March 31, 2023, the Company had not yet commenced any operations. All activity through March 31, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and the search for a target business with which to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is InFinT Capital LLC, a United States based sponsor group (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2021. On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units (the “Units” and, with respect to the Class A ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of $9,351,106 of which $5,999,964 was for deferred underwriting commissions (see Note 6). Each Unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, where each whole warrant entitles the holder to purchase one Class A ordinary share. The Company granted the underwriter a 45-day option to purchase up to an additional 2,608,680 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over-allotment option was exercised in full.

Simultaneously with the closing of the Offering, the Company consummated the private placement of an aggregate of 7,796,842 warrants (the “Private Placement Warrants”) to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842 (the “Private Placement”) (see Note 4).

Transaction costs amounted to $9,351,106, consisting of $2,499,985 of underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 of other offering costs.

Following the closing of the Initial Public Offering and the exercise of the over-allotment partially by the underwriter on November 23, 2021, an amount of $202,998,782 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants of $7,796,842 was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

F-22

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Company has listed the Units on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the private placement units (“Placement Units”), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.15 per Unit sold in the Initial Public Offering, including the proceeds of the sale of the Private Placement Warrants, will be held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. These ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-23

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

On August 3, 2022, the Company entered into a Business Combination Agreement with FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Seamless”) (as may be amended and restated from time to time, the “Business Combination Agreement”). The Business Combination Agreement was unanimously approved by the Company’s board of directors. If the Business Combination Agreement is approved by the Company’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless (the “Merger”), with Seamless surviving the Merger as a wholly owned subsidiary of the Company (Seamless, as the surviving entity of the Merger, is referred to herein as “New Seamless” and such transactions are referred to collectively as the “Proposed Transactions”).

Under the Business Combination Agreement, holders of Seamless’ shares (“Seamless Shareholders”) are expected to receive $400,000,000 in aggregate consideration in the form of INFINT ordinary shares, par value $0.0001 per share (“New INFINT Ordinary Shares”), equal to the quotient obtained by dividing (i) the $400,00,000 divided by (b) $10.00.

In accordance with the provisions of the Charter and the Business Combination Agreement, Seamless deposited additional funds in the amount of $2,999,982 to the Company’s Trust Account on November 22, 2022 to automatically extend the date by which the Company must consummate an initial business combination from November 23, 2022 to February 23, 2023.

On February 13, 2023, the Company’s shareholders approved a special resolution (the “Extension Proposal”) to amend the Charter to extend the date that the Company has to consummate a business combination from February 23, 2023 to August 23, 2023, or such earlier date as determined by the Company’s board of directors (such date, the “Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Extension Proposal. Accordingly, the Company now has until August 23, 2023 to consummate its initial business combination (the “Combination Period”). In connection with the votes to approve the Extension Proposal, the holders of 10,415,452 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in the Trust Account. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial business combination before the Extended Date.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to the Trust Account on February 21, 2023, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until August 23, 2023 or such earlier date that the board determines to liquidate INFINT or the date an initial business combination is completed.

F-24

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Sponsor has agreed (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the Extended Date or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination by the Extended Date although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial business combination.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriter’s over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.15).

Going Concern, Liquidity and Capital Resources

As of March 31, 2023, the Company had approximately $141,549 of cash in its operating account and working capital deficit of approximately $3,121,260.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $25,100 from the Sponsor to purchase the Founder Shares, and a loan of $400,000 pursuant to the Note issued to the Sponsor, which was repaid on December 7, 2021 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.

F-25

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Based on the foregoing, management believes that the Company expects to continue to incur significant costs in pursuit of the consummation of a Business Combination. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. The Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. However, the $141,549 in cash might not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements.

On August 3, 2022, the Company entered into a Business Combination Agreement with Seamless, as discussed above. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by required liquidation date. On February 13, 2023, the Company’s shareholders approved the Extension Proposal. Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Extension Proposal. Accordingly, the Company now has until August 23, 2023 to consummate its initial business combination. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-26

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

Cash and Marketable Securities Held in Trust Account

As of March 31, 2023, and December 31, 2022, the Company had $101,834,184 and $208,932,880 in cash and marketable securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $582,540 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering and fair value of Representative Shares of $268,617. These costs, together with the underwriter discount of $8,499,949 and fair value of the representation shares were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2023, the Class A ordinary shares subject to possible redemption in the amount of $101,834,184 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to value immediately as they occur. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

F-27

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The amounts of Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Class A ordinary shares subject to possible redemption at January 1, 2022	$202,998,782
Accretion of carrying value to initial redemption value	5,934,098
Class A ordinary shares subject to possible redemption at December 31, 2022	$208,932,880
Accretion of carrying value to initial redemption value	2,211,158
Redemption of Class A ordinary shares	$(109,309,854)
Class A ordinary shares subject to possible redemption at March 31, 2023	$101,834,184

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Income taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022, and for the three months ended March 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-28

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Net income (loss) per ordinary share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary share outstanding during the period, excluding ordinary share subject to forfeiture. At March 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the three months ended March 31
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$712,719	$285,519	$(358,119)	$(104,448)
Denominator:
Basic and diluted weighted average common shares	14,560,700	5,833,083	19,999,880	5,833,083
Basic and diluted net income (loss) per ordinary share	$0.05	$0.05	$(0.02)	$(0.02)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At March 31, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of approximately $9,351,106 which $2,499,985 was for underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the Representative Shares and $582,540 was for other offering costs.

Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Offering, the Company consummated the Private Placement of an aggregate of 7,796,842 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842.

The proceeds from the sale of the Private Placement Warrants have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

F-29

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

At March 31, 2023 and December 31, 2022, the Company issued an aggregate of 5,833,083 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,100 in cash. Our Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as Representative Shares (the Representative Shares are deemed to be underwriter’s compensation by the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 5110 of the FINRA Manual). The initial shareholders collectively own 22.58% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Placement Units and underlying securities).

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary share (except to certain permitted transferees) or any of the Class B ordinary shares (or the Class A ordinary shares into which they be converted) until, the earlier of (i) nine months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary share for cash, securities or other property.

IPO Promissory Note – Related Party

On April 20, 2021, the Sponsor issued an unsecured promissory note (the “IPO Promissory Note”) to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Initial Public Offering. The note is interest bearing (0.01% annual rate) and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. These amounts will be repaid upon completion of the Initial Public Offering out of the $696,875 of offering proceeds that has been allocated for the payment of offering expenses. The Company borrowed $338,038 (including interest) under the Promissory Note, and fully repaid the IPO Promissory Note in full on December 10, 2021. As of March 31, 2023 and December 31, 2022, there was no outstanding balance under the IPO Promissory Note.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. . For the three months ended March 31, 2023, the Company incurred $30,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $24,970. For the three months ended March 31, 2022, the Company incurred $30,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $21,460.

Related Party Loans and Costs

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of March 31, 2023 and December 31, 2022, the Company has not borrowed any amounts from the Working Capital Loans.

F-30

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Representative Shares

On November 23, 2021, the Company assigned 99,999 shares of Class B ordinary share to the representative for nominal consideration (the “Representative Shares”). The Company estimated the fair value of Representative Shares to be $268,617, which is 2.87% of total offering cost of $9,351,106. The Company recognized the estimated fair value as part of offering costs. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110I(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Warrants (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary share are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriter and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriter and/or its designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Underwriting Agreement

The Company purchased the 2,608,680 units to cover over-allotments at the Initial Public Offering price.

The underwriter received a cash underwriting discount of (i) one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $2,499,985, and (ii) one half of a percent (0.5%) in the form of Representative Shares. In addition, the underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering, or $5,999,964, upon closing of the Business Combination (the “Underwriting Agreement”). The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the Underwriting Agreement.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Proposed Transactions and all other matters or resolutions that could reasonably be expected to facilitate the Proposed Transactions, (b) waive any dissenters’ rights in connection with the Proposed Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to Closing.

F-31

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote at the INFINT Shareholder Meeting in favor of the Business Combination Agreement and the Proposed Transactions, (b) abstain from redeeming any Sponsor founder shares in connection with the Proposed Transactions, and (c) waive certain anti-dilution provisions contained in the Company’s Memorandum and Articles of Association.

Registration Rights Agreement

At the Closing, the Company and certain Seamless Shareholders and the Company’s shareholders party thereto (such shareholders, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, the Company will be obligated to file a registration statement to register the resale of certain New INFINT Ordinary Shares held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Lock-Up Agreement

At the Closing, the Company will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, New INFINT Ordinary Shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities, or other property.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)I(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-32

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Class A Ordinary share — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding (excluding the 9,584,428 shares subject to redemption as of March 31, 2023).

Class B Ordinary share — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 5,833,083 Class B ordinary shares issued and outstanding. The Sponsor transferred 69,999 Class B Ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as Representative Shares. Hence, as of March 31, 2023 and December 31, 2022, 5,733,084 of Class B ordinary shares were held by the Sponsor and 99,999 of such shares were held by the representatives as Representative Shares. The initial shareholders own 22.58% of the issued and outstanding shares after the Initial Public Offering, assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. As of March 31, 2022, the initial shareholders own 37.8% of the issued and outstanding shares. Class B ordinary share will automatically convert into Class A ordinary share at the time of the Company’s initial Business Combination on a one-for-one basis.

Warrants —The Public Warrants will become exercisable on the later of 30 days after the consummation of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary share issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if , and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A ordinary share at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-33

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

In addition, if (x) the Company issues additional Class A ordinary share or equity-linked securities in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants, as well as up to 1,500,000 warrants underlying additional Private Placement Warrants the Company issues to the Sponsor, officers, directors, initial Shareholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the warrants underlying the Units being offered in the Initial Public Offering. Pursuant to the agreement that the Company has entered into with the holders of the Private Placement Warrants, the Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Company’s initial Business Combination.

At March 31, 2023 and December 31, 2022, there were 9,999,940 Public Warrants outstanding and 7,796,842 Private Warrants outstanding, respectively. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

NOTE 8. INITIAL BUSINESS COMBINATION

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless. The Business Combination Agreement was unanimously approved by INFINT’s board of directors. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the Merger as a wholly owned subsidiary of INFINT.

Merger Consideration

Under the Business Combination Agreement, Seamless Shareholders are expected to receive Seamless Value in aggregate consideration in the form of New INFINT Ordinary Shares, equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

At the effective time, by virtue of the Merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet, the number of New INFINT Ordinary Shares set forth in the Payment Spreadsheet;

●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted into the Exchanged Options in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the RSUs that are outstanding immediately prior to the effective time will be converted into the Exchanged RSUs in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

INFINT and Seamless filed with the SEC a Registration Statement on Form S-4 on September 30, 2022, as amended on December 1, 2022, February 13, 2023, and April 18, 2023, which included a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the special meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New INFINT Ordinary Shares as contemplated by the Business Combination Agreement, (iii) the INFINT Second Amended and Restated Memorandum and Articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement.

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On May 1, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $150,000 to the Sponsor which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of private placement warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of May 10, 2023, $75,000 is outstanding under the Note.

On April 18, 2023, in accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to the Trust Account.

F-34

SEAMLESS GROUP INC. AND SUBSIDIARIES

F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Seamless Group Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Seamless Group Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). Our audits also included the financial statement schedules in Schedule 1. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules listed in Schedule 1, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and a working capital deficiency.. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

www.mspc.cpa
An independent firm associated with	340 North Avenue, Cranford, NJ 07016-2496	908 272-7000
Moore Global Network Limited	546 5th Avenue, 6th Floor, New York, NY 10036-5000	212 682-1234

F-36

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We have served as the Company’s auditor since 2022.

New York, New York

March 31, 2023, except for Notes 2(b),

2(t), 2(dd), 2(hh), 7, 13 and 20, as to

which the date is June 6, 2023

F-37

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	62,798,729	62,754,165
Short-term investments	2,000,000	2,063,003
Restricted cash	6,756,989	6,438,287
Accounts receivable, net	3,067,697	2,880,915
Prepayments to remittance agents	92,485	87,766
Escrow money receivable	4,443,985	2,624,687
Amounts due from related parties	4,483,228	2,891,286
Prepayments, receivables and other assets	31,776,196	22,773,279
Total current assets	115,419,309	102,513,388
Investment in an equity security	100,000	100,000
Equipment and software, net	1,321,621	1,335,092
Right-of-use asset	342,432	116,777
Intangible assets, net	9,849,778	13,383,697
Goodwill	27,001,383	19,229,528
Deferred tax assets	768,617	106,151
Total assets	154,803,140	136,784,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	—	27,861
Borrowings	13,404,390	4,144,402
Receivable factoring	677,640	272,108
Escrow money payable	250,013	154,714
Client money payable	6,250,070	5,729,363
Accounts payable, accruals and other payables	53,159,031	61,399,970
Amounts due to related parties	83,757,317	52,165,395
Convertible bonds	9,192,140	7,561,050
Lease liabilities	174,061	117,203
Total current liabilities	166,864,662	131,572,066
Borrowings	7,879,279	2,104,343
Convertible bonds	—	9,192,140
Deferred tax liabilities	1,616,343	1,986,077
Employee benefit obligation	61,392	—
Other payables	158,895	23,758
Total liabilities	176,580,571	144,878,384

Commitments and contingencies (Note 20)

Mezzanine equity	2,957,948	—
Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of December 31, 2022 and 2021)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(76,768,829)	(60,090,694)
Accumulated other comprehensive income	61,298	52,457
Total shareholders’ deficit attributable to Seamless Group Inc.	(47,477,128)	(30,807,834)
Non-controlling interests	22,741,749	22,714,083
Total deficit	(24,735,379)	(8,093,751)
Total liabilities and shareholders’ deficit	154,803,140	136,784,633

The accompanying notes form an integral part of these consolidated financial statements.

F-38

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2022	2021
	US$	US$

Revenue	55,500,917	57,501,370
Cost of revenue	(39,880,947)	(39,604,341)
Gross profit	15,619,970	17,897,029
Selling expenses	(95,174)	(112,892)
General and administrative expenses	(25,539,467)	(18,163,856)
Loss from operations	(10,014,671)	(379,719)
Finance costs, net	(8,200,112)	(11,539,349)
Other income	3,405,486	2,635,641
Other expenses	(802,634)	(2,848,170)
Loss before income tax	(15,611,931)	(12,131,597)
Income tax expense	(113,782)	(753,703)
Net loss	(15,725,713)	(12,885,300)
Net income attributable to non-controlling interests	(952,422)	(1,963,899)
Net loss attributable to Seamless Group Inc.	(16,678,135)	(14,849,199)

Loss per share, basic and diluted	(0.29)	(0.26)

Shares used in loss per share computation, basic and diluted	58,030,000	58,030,000

Other comprehensive income (loss):
Foreign currency translation adjustments	2,402	26,245
Total comprehensive loss	(15,723,311)	(12,859,055)
Total comprehensive income attributable to non-controlling interests	(966,184)	(1,969,901)
Total comprehensive loss attributable to Seamless Group Inc.	(16,689,495)	(14,828,956)

The accompanying notes form an integral part of these consolidated financial statements.

F-39

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2021	58,030,000	58,030	22,488,990	(45,241,495)	21,260	26,912	(22,646,303)	20,048,722	(2,597,581)
Net loss	—	—	—	(14,849,199)	—	—	(14,849,199)	1,963,899	(12,885,300)
Deconsolidation of a subsidiary	—	—	—	—	—	(26,912)	(26,912)	706,414	679,502
Foreign currency translation adjustments	—	—	—	—	31,197	—	31,197	(4,952)	26,245
Equity component of convertible bonds	—	—	6,683,383	—	—	—	6,683,383	—	6,683,383
Balance at January 1, 2022	58,030,000	58,030	29,172,373	(60,090,694)	52,457	—	(30,807,834)	22,714,083	(8,093,751)
Net loss	—	—	—	(16,678,135)	—	—	(16,678,135)	952,422	(15,725,713)
Acquisition of a subsidiary	—	—	—	—	(304)	20,505	20,201	973,494	993,695
Dividend to non-controlling interests	—	—	—	—	—	—	—	(1,912,012)	(1,912,012)
Foreign currency translation adjustments	—	—	—	—	(11,360)	—	(11,360)	13,762	2,402
Balance at December 31, 2022	58,030,000	58,030	29,172,373	(76,768,829)	40,793	20,505	(47,477,128)	22,741,749	(24,735,379)

The accompanying notes form an integral part of these consolidated financial statements.

F-40

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2022	2021
	US$	US$
Cash flows from operating activities:
Net loss	(15,725,713)	(12,885,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of discount on convertible bonds	3,438,950	2,814,474
Depreciation of equipment and software	701,262	1,066,303
Depreciation of right-of-use assets	170,443	—
Amortization of intangible assets	3,525,388	4,545,804
Step acquisition of a subsidiary	(2,129,515)	—
Disposal of a subsidiary	—	(988,666)
Deferred income taxes	113,782	(369,734)
Unrealized foreign exchange loss/(gain)	543,277	(1,736,130)
Changes in operating assets and liabilities:
Accounts receivable	255,732	1,067,408
Prepayments to remittance agents	—	2,358,628
Amounts due from related parties	(3,418,880)	(1,031,205)
Prepayments, receivables and other assets	(8,433,545)	(1,764,492)
Escrow money payable	94,918	22,265
Client money payable	544,998	687,862
Accounts payable, accruals and other payables	(9,612,845)	9,023,647
Amounts due to related parties	38,769,225	9,269,653
Lease liabilities	(155,561)	(866)
Net cash provided by operating activities	8,681,916	12,079,651

Cash flows from investing activities:
Purchases of property, plant and equipment	(532,332)	(405,880)
Increase in short-term investments	—	(458)
Acquisition of a subsidiary	(200,000)	—
Net cash used in investing activities	(732,332)	(406,338)

Cash flows from financing activities:
Dividend paid	(1,912,014)	—
(Decrease) increase in bank overdrafts	(27,861)	(16,519)
Proceeds from borrowings	1,481,263	4,737,516
Repayment of borrowings	(2,242,961)	(3,646,097)
Proceeds from receivable factoring	3,230,844	12,648,366
Repayment of receivable factoring	(2,796,291)	(13,348,080)
Repayment of convertible bonds	(3,500,000)	(10,500,000)
Net cash used in financing activities	(5,767,020)	(10,124,814)

Net increase in cash and cash equivalents	2,182,564	1,548,498
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of year	71,817,139	70,268,641
Cash and cash equivalents, restricted cash and escrow money receivable at end of year	73,999,703	71,817,139

Supplemental disclosure of cash flow information:
Interest paid	(1,203,790)	(3,080,380)
Income taxes paid	(1,351,939)	(2,133,391)

The accompanying notes form an integral part of these consolidated financial statements.

F-41

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Organization and business

Seamless Group Inc. (the “Company”) is a limited liability company incorporated in Cayman Islands. It is an investment holding company.

The Company’s principal subsidiaries at December 31, 2022 are set out below:

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding	100%	—
Dynamic (Asia) Group Inc.	British Virgin Islands	Investment holding	—	100%
TNG (Asia) Limited	Hong Kong	Provision of mobile electronic wallet	100%	—
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	—	60%
未來網絡科技投資股份有限公司	Taiwan	Investment holding	—	100%
GEA Holdings Limited	Cayman Islands	Investment holding	—	100%
GEA Limited	Hong Kong	Operating a global fund transfer platform for financial institutions, e-wallet operators and other participants	—	100%
GEA Pte Ltd.	Singapore	Transaction and payment processing services	—	100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	—	100%
Dynamic (Asia) Holdings Limited	Cayman Islands	Investment holding	—	100%
Dynamic FinTech Group (HK) Limited	Hong Kong	Provision of corporate governance consultancy, management and advisory services	—	100%
Tranglo Holdings Limited	Cayman Islands	Investment holding	—	100%
The WSF Group Holdings Limited	British Virgin Islands	Investment holding	—	100%
The Wall Street Factory Limited	Hong Kong	Providing business center services	—	100%
Bagus Financial Services Limited	Hong Kong	Provision of IR services and PR function events	—	100%

F-42

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business (Continued)

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly

PT Tranglo Indonesia	Indonesia	Operating money remittance business	—	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	—	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	—	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	—	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	—	60%
Tik FX Malaysia Sdn. Bhd.	Malaysia	Dormant	—	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	—	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	—	53.6%
Dynamic Indonesia Pte. Ltd.	Singapore	Retail sales via the internet and development of other software and programming activities	—	45.4%
PT Dynamic Wallet Indonesia	Indonesia	Business operations have not commenced	—	45.5%
PT Walletku Indompet Indonesia	Indonesia	(i) Retail commerce through media, for textile commodities, clothing, footwear and personal needs, (ii) web portal and/or digital platforms for commercial purposes, and (iii) software publisher	—	45.5%

F-43

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies

(a)	Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Seamless Group Inc. and its majority-owned subsidiaries. Non-controlling interest is recorded in the consolidated financial statements to recognize the minority ownership interest in the consolidated subsidiaries. Non-controlling interest in the profits and losses represent the share of net income or loss allocated to the minority interest holders of the consolidated subsidiaries. All intercompany transactions and balances have been eliminated in these consolidated financial statements.

(b)	Going concern

The Company had a working capital deficit of US$56.4 million and net liabilities of US$21.8 million as of December 31, 2022 (2021: working capital deficit of US$21.5 million, net liabilities of US$8.1 million). The Company’s plans to mitigate these going concern indicators focus initially on growing our business. Based on results through February 2023, we anticipate full year positive operating cash flows for the Company. Additionally, we are in negotiations with potential investors to provide equity capital to the Company. We believe these steps will result in positive net cash flows for the Company that will allow us to meet our obligations for the next twelve months.

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are available for issuance.

(c)	Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include valuation of goodwill, provision for credit losses, impairment of long-lived assets, impairment of investments in subsidiaries and equity investee, valuation of convertible bonds and income tax. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

F-44

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(d)	Foreign currency

Foreign subsidiaries have designated the local currency of their respective countries as their functional currency. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of operations and comprehensive loss. Non-monetary items are not subsequently re-measured.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively, from the functional currency into the US$. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ equity.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use and with original maturities of three months or less when purchased.

(f)	Short-term investments

Short-term investments include fixed deposits with original maturities of greater than three months but less than one year.

(g)	Restricted cash

Restricted cash includes the balance in the Company’s e-wallet mobile application held by the Company on behalf of the individual e-wallet users. It is the Company’s policy to maintain approximately 110% of the amount deposited in case of immediate cash withdrawal by e-wallet users.

It also includes fixed deposits pledged to the banks as security for banking facilities granted to the Company.

(h)	Accounts receivable

Accounts receivable represents the amounts that the Company has an unconditional right to receive. The Company complies with Accounting Standards Codification (“ASC”) 326, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, the Company assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, the Company considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

The Company has recorded a credit loss of US$117,195 and nil as of December 31, 2022 and 2021, respectively.

F-45

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(i)	Escrow money receivable

Escrow money receivable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money receivable represents the money collected by merchants when e-wallet users fund mobile payments through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

Escrow money receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Company holds the escrow money receivables with the object to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

(j)	Investment in an equity security

The Company elected to record the equity investment in a privately held company using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. It is subject to periodic impairment reviews. The Company’s impairment analysis considers both qualitative and quantitative factors that may have a significant effect on the fair value of the equity security.

(k)	Equipment and software, net

Equipment and software, net is stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisitions of the fixed assets. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the consolidated statements of operations and comprehensive loss during the year in which they are incurred.

Depreciation of equipment and software is calculated using the straight-line method with no residual values over their estimated useful lives, as follows:

Office equipment	10%
Furniture and fittings	10%
Renovation	10%
Signboard	10%
Computer peripherals	33%
Electrical installation	10%
Mobile phone	33%
Motor vehicle	20%
Air conditioners	10%
Store equipment	20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

F-46

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(l)	Equipment and software, net (Continued)

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals of equipment and software are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statements of operations and comprehensive loss.

(l)	Intangible assets, net

Intangible assets primarily consist of acquired computer software, developed technologies and trade names and trademarks. These intangible assets are amortized over a period of 5 years, 7 years and 10 years on a straight-line basis, respectively.

(m)	Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment test on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value. The Company first assesses qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit. As the fair values of the reporting units is not less than carrying amount, no impairment was recorded for the years ended December 31, 2022 and 2021.

(n)	Impairment of long-lived assets other than goodwill

Long-lived assets such as equipment and software with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment of the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The Company did not record any impairment of long-lived assets during the years ended December 31, 2022 and 2021.

(o)	Escrow Money Payable

Escrow money payable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money payable represents the money paid by merchants when e-wallet users execute mobile payment through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

(p)	Client money payable

Client money payable relates to the Company’s e-wallet mobile application and is represented by the amounts due to e-wallet users held by the Company. Client money is maintained in the e-wallet until a transfer or withdrawal is requested by the e-wallet users.

F-47

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(q)	Convertible bond

The Company accounts for debt instruments with convertible features in accordance with the details and substance of the instruments at the time of their issuance. For convertible debt instruments issued at a substantial premium to equivalent instruments without conversion features, or those that may be settled in cash upon conversion, it is presumed that the premium or cash conversion option represents an equity component. Accordingly, the Company determines the carrying amounts of the liability and equity components of such convertible debt instruments by first determining the carrying amount of the liability component by measuring the fair value of a similar liability that does not have an equity component. The carrying amount of the equity component representing the embedded conversion option is then determined by deducting the fair value of the liability component from the total proceeds from the issue. The resulting equity component is recorded, with a corresponding offset to debt discount which is subsequently amortized to interest cost using the effective interest method over the period the debt is expected to be outstanding as an additional non-cash interest expense. Transaction costs associated with the instrument are allocated pro-rata between the debt and equity components.

For conventional convertible bonds which do not have a cash conversion option or where no substantial premium is received on issuance, it may not be appropriate to split the bond into the liability and equity components.

A conversion of the bonds at more favorable terms than the original bond is treated as an inducement and the Company recognizes a debt conversion expense equal to the fair value of all securities and other consideration transferred in the transaction in excess of the fair value of securities or consideration issuable pursuant to the original conversion terms.

(r)	Fair value of financial instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 —	Observable inputs such as quoted prices in active markets.
Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.
Level 3 —	Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

As of December 31, 2022 and 2021, the Company did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, short-term investments, restricted cash, accounts receivable, escrow money receivable, deposit and other receivables, amounts due from/to related parties, and accruals, bank overdraft, escrow money payable, accounts payable, accruals and other payables approximate their fair values due to the short-term nature of these instruments.

F-48

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(s)	Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions.

Sales Walletku Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

(t)	Cost of revenue

Costs of revenues consist primarily of agency handling fees, top-up service fees paid to convenience stores, handling charges to banks and credit card providers, amortization of the intangible assets of acquired computer software, developed technologies, cost of digital - pulses, data packages, game vouchers, bill payment, SIM Cards (starter pack) and airtime balance.

(u)	Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred and are included in general and administrative expenses. The total amount of advertising and promotion costs recognized were US$618,661 and US$543,793 for the years ended December 31, 2022 and 2021, respectively.

F-49

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(v)	Leases

According to ASC 842, Leases, lessees are required to record a right-of-use asset and lease liabilities for operating leases. At the lease commencement date, a lessee should measure and record the lease liability equal to the present value of scheduled lease payments discounted using the rate implicit in the lease or the lessee’s incremental borrowing rate, and the right-of-use asset is calculated on the basis of the initial measurement of the lease liability, plus any lease payments at or before the commencement date and direct costs, minus any incentives received. Over the lease term, a lessee must amortize the right-of-use asset and record interest expense on the lease liability. The recognition and classification of lease expenses depend on the classification of the lease as either operating or finance.

The Company has elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less.

(w)	Employee benefit expenses

The Company’s costs related to the staff retirement plans (see Note 15) are charged to the consolidated statements of operations and comprehensive loss as incurred.

(x)	Income tax

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized in the foreseeable future.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The accounting guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. Interest and penalties from tax assessments, if any, are included in income taxes in the statements of operations and comprehensive loss. The Company believes it does not have any uncertain tax positions through the years ended December 31, 2022 and 2021, respectively, which would have a material impact on the Company’s consolidated financial statements.

(y)	Earnings per share

Basic earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares and potentially dilutive securities outstanding for the period. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive.. As of December 31, 2022 and 2021, the outstanding balances of US$10,000,000 and US$21,000,000, respectively, on the convertible bonds were anti-dilutive. The convertible bonds are convertible into 1,532,798 and 3,218,875 shares of the Company as of December 31, 2022 and 2021, respectively.

F-50

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(z)	Segments

As the chief operating decision-maker (“CODM”) of the Company, the Chief Executive Officer reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. TNG (Asia) Limited (“TNGA”), the Tranglo Sdn BHD and related subsidiaries (“Tranglo”), GEA Limited and GEA Pte Ltd. (“GEA”) and PT Walletku Indompet Indonesia (“Walletku”) are all considered operating segments. These have been aggregated into two reportable segments, which are remittance services and sales of airtime, as described in Note 17. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

The remittance segment is operated through TNGA, GEA and Tranglo. TNGA and GEA are in the retail remittance business in Hong Kong, which is in the upstream segment of the remittance business, whereas Tranglo operates the remittance hub covering Southeast Asia and globally, and is thus in the downstream segment of the remittance business. Management operates, monitors and evaluates the whole remittance business through these three subsidiaries so as to generate the maximum synergy and create maximum value for the Company.

The Company operates the airtime segment via its international airtime transfer business through Tranglo and its retail airtime trading business locally in Indonesian through WalletKu. As with the remittance segment, management believes maximum synergy and business value can best be achieved by aggregating and managing the airtime business through these two subsidiaries.

(aa)	Share capital

The Company has only one class of common shares authorized, issued and outstanding.

(bb)	Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

(cc)	Concentrations of credit risk

The Company is potentially subject to significant concentration of credit risk arising primarily from cash and cash equivalents, short-term investments, restricted cash, escrow money receivable, deposits, other receivables and amounts due from related parties.

As of December 31, 2022, a majority of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full, as these deposits are not insured. The Company continues to monitor the financial strength of the financial institutions.

The Company’s major concentration of credit risk relates to the amounts owing by four customers (2021: four customers) which constituted approximately 71% (2021: 64%) of its accounts receivable as of December 31, 2022.

The Company has not experienced any losses on its cash and cash equivalents, short-term investments, deposits, other receivables and amounts due from related parties during the year ended December 31, 2022 and 2021 and believes its credit risk to be minimal.

The Company does not require collateral or other security to support instruments subject to credit risk.

F-51

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dd)	Share-based compensation

The Company accounts for share-based payments in accordance with ASC Topic 718 “Compensation – Stock Compensation” (“ASC 718”), under which the fair value of awards issued to employees is expensed over the period in which the awards vest.

The Company had an incentive plan approved and adopted on September 13, 2018, namely the 2018 Equity Incentive Plan. Under the 2018 Equity Incentive Plan, a total of 2,591,543 restricted stock units (“RSUs”) and 978,397 options with an exercise price of $12.87 had been awarded to certain directors and employees. All RSUs and options granted under the 2018 Incentive Plan had not been vested. The 2018 Incentive Plan was later terminated on July 29, 2022 and replaced by the new 2022 Incentive Plan. All previous awarded RSUs and options under the 2018 Incentive Plan were voided. Under the 2022 Incentive Plan, a total of 5,803,000 shares are reserved and granted to employees of the Company.

All shares granted under the 2022 Incentive Plan will be vested upon (i) the completion of an IPO or (ii) the completion of a de SPAC merger. The Incentive shares will then be vested under a trust. The trustee will distribute the vested shares to the staff based on a schedule of (i) one third immediately upon the vesting of Incentive shares at the time of completion of IPO or de SPAC, (ii) one third on the first anniversary date thereafter, (iii) one third on the second anniversary date thereafter.

The Company estimates the fair value of awards using a binomial pricing model. The Company accounts forfeitures as they occur. For the awards granted on July 29, 2022, the following assumptions were used in the model:

Expected Volatility (39.84% to 43.74%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.92 years to 2.92 years)

Exercise Price ($Nil)

Stock price at grant date ($6.55)

Weighted Average Fair Value of 1 Share ($5.73)

The fair value of the awards granted on July 29, 2022 is $32,790,450, after accounting for the forfeiture of 77,261 shares as of December 31, 2022. This also represents the unrecognized compensation, as the performance condition of the completion of an IPO or de-SPAC is not within the Company’s control.

(ee)	Other income and expenses

The Company accounts for gain or loss from exchange differences in other income and expenses.

(ff)	Business combination

The Company accounts for business combinations using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations”. Acquisition method accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets, and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Statement of Operations and Comprehensive Loss.

(gg)	Prefunding to remittances partner

Prefunding to remittance partner represents deposits made with such a partner for remittance services to be rendered by the partner in the future. The prepayments are utilized when a remittance order is executed by the partner and the resulting amount of the order is deducted from the balance with the partner.

F-52

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(hh)	Recent accounting pronouncements

In March 2022, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). The amendments in this ASU eliminate the accounting guidance for troubled debt restructurings (“TDRs”) by creditors in Subtopic 310-40, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments are effective for the Company beginning after December 15, 2022. As of the year ended December 31, 2022 the Company does not expect the changes prescribed in ASU 2022-02 to have a material impact on its consolidated financial position, results of operations or cash flows, however, the Company will re-evaluate the amendments based on the facts and circumstances at the time of implementation of the guidance.

In October 2021, the FASB issued ASU No. 2021-08, “‘Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2022, and are applied prospectively to business combinations that occur after the effective date. The Company will evaluate these amendments based on the facts and circumstances of any future business combinations.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. The Company meets the “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. For private companies, it’s effective for fiscal years beginning after December 15, 2023. The Company has chosen not to early adopt the new standard before the effective date.

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 Accounts receivable, net

	December 31,
	2022	2021
	US$	US$

Accounts receivable	3,184,892	2,880,915
Allowance for credit losses	(117,195)	—
	3,067,697	2,880,915

The movements in allowance for credit losses are as follows:

	December 31,
	2022	2021
	US$	US$

Balance at the beginning of year	—	175,676
Acquisition of a subsidiary	117,195	—
Deconsolidation of a subsidiary	—	(175,676)
Balance at the end of year	117,195	—

4        Prepayments, receivables and other assets

	December 31,
	2022	2021
	US$	US$

Contract asset	4,657,799	4,181,989
Other receivables	54,425	38,383
Prefunding to remittances partner	21,896,243	12,363,982
Deposits	1,438,316	3,086,382
Goods and services tax/ Value-added tax recoverable	13,842	18,049
Prepayments	503,123	332,866
Airtime stock	715,755	1,252,740
Inventory	162,227	—
Current tax recoverable	1,094,332	596,059
Others	1,240,134	902,829
	31,776,196	22,773,279

Movement of contract assets are as follows:

	December 31,
	2022	2021
	US$	US$

As at January 1	4,189,989	—
Rights of consideration for service rendered but not billed	467,810	—
As at December 31	4,657,799	4,189,989

F-54

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5 Investment in an equity security

Investment in an equity security as of December 31, 2022 and 2021 consisted of the following:

		December 31,
		2022	2021
		US$	US$

K Hub	0.54%	100,000	100,000

No impairment was recorded as of December 31, 2022 and 2021 as the Company evaluated the decline in fair value of the investment below its book value was not other-than-temporary.

6 Equipment and software, net

Equipment and software, net as of December 31, 2022 and 2021 consisted of the following:

	December 31,
	2022	2021
	US$	US$

Office equipment	433,479	202,046
Furniture and fittings	298,076	245,719
Renovation	1,739,807	1,511,974
Signboard	2,195	2,195
Computer peripherals	3,074,341	2,749,180
Electrical installation	45,502	37,848
Mobile phone	9,013	9,029
Motor vehicle	97,479	84,179
Air conditioners	4,809	4,809
Store equipment	—	—
Total	5,704,701	4,846,979
Less: accumulated depreciation	(4,383,080)	(3,511,887)
Equipment and software, net	1,321,621	1,335,092

Depreciation expenses of US$701,262 and US$1,066,303 were recorded in general and administrative expenses for the years ended December 31, 2022 and 2021, respectively.

7 Intangible assets, net

Intangible assets, net as of December 31, 2022 and 2021 consisted of the following:

	December 31,
	2022	2021
	US$	US$

Software	20,546,739	20,547,957
Developed technologies	5,853,354	5,853,354
Trade names and trademarks	7,043,640	7,043,640
Total	33,443,733	33,444,951
Less: accumulated amortization	(23,593,955)	(20,061,254)
Intangible assets, net	9,849,778	13,383,697

Amortization expenses of US$1,984,831 and US$1,540,557 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2022.

Amortization expenses of US$3,375,733 and US$1,540,557 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2021.

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7	Intangible assets, net (Continued)

As of December 31, 2022, the estimated future amortization expense for each of the next five years and thereafter was as follows:

Amortization
US$
For the year ending December 31,
2023	3,002,254
2024	2,438,878
2025	2,270,486
2026	1,833,157
2027	305,003
Thereafter	—
Total	9,849,778

8 Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2021 were as follows:

Goodwill
US$

Balance as of January 1, 2021	19,618,594
Goodwill upon disposal	(389,066)
Balance as of December 31, 2021 and January 1, 2022	19,229,528
Goodwill from acquisition	7,771,855
Balance as of December 31, 2022	27,001,383

9  Leases

The Company entered into operating leases for computer peripherals and office properties in Malaysia and Indonesia. The leases in Malaysia included an option to renew for a one year term. None of the renewal options have been included in the measurement of the leases.

The Company also entered into finance lease for computer peripherals.

Right-of-use assets and lease liabilities, as of December 31, 2022 and 2021, are as follows:

	Financial Statement	December 31,
	Line Items	2022	2021
		US$	US$

Right-of-use assets:
Operating lease	Right-of-use assets	342,432	116,777
Finance lease	Equipment and software, net	-	64,991
Total right-of-use assets		342,432	181,768

Lease liabilities:
Current liabilities
Operating lease	Current portion of lease liabilities	174,061	117,203
Finance lease	Accounts payable, accruals and other payables	-	38,437
		174,061	155,640

Non-current liabilities
Operating lease	Other payables	158,895
Finance lease	Other payables	-	23,758
		158,895	179,398

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9	Leases (Continued)

The components of lease costs are as follows:

	Years ended December 31,
	2022	2021
	US$	US$

Operating lease costs	1,168,188	1,292,634
Short-term lease costs	80,217	72,931
Finance lease costs:
Depreciation	2,938	35,651
Interest on finance lease liabilities	406	5,801
Total lease costs	1,251,749	1,407,017

Other information related to leases is as follows:

December 31,
2022
US$

Weighted Average Remaining Lease Term
Operating lease	16.2
Finance lease	N/A
Weighted Average Discount Rate
Operating lease	8.6%
Finance lease	N/A

Cash flows related to leases are as follows:

	Years ended December 31,
	2022	2021
	US$	US$

Cash flows from operating activities:
Payments for operating lease liabilities	172,711	176,408
Cash flows from financing activities:
Principal payments on finance lease obligation	61,048	35,434
Supplemental Cash Flow Data:
Right-of-use assets obtained in exchange for new operating lease obligations	376,428	240,569

Future minimum lease payments under non-cancelable operating leases as of December 31, 2022 are as follows:

Operating lease
US$

For the year ending December 31,
2022	197,616
2023	164,681
362,297
Less: imputed interest	(29,341)
Total lease liabilities	332,956

F-57

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10 Borrowings

	December 31,
	2022	2021
	US$	US$

Short-term borrowings (i)	8,978,390	3,799,427

Long-term borrowings (ii)	12,305,279	2,449,318
Less: current maturities	(4,426,000)	(344,975)
Non-current maturities	7,879,279	2,104,343

(i)	As of December 31, 2022 and 2021, the Company had several unsecured short-term loans from independent third parties which were repayable within one year and charged interest rates ranging from 15.0% to 24.0% and 15.0% to 17.0% per annum, respectively. As of December 31, 2022 and 2021, the weighted average interest rate of these borrowings was 22.4% and 15.9% per annum, respectively. The borrowings are denominated in HK$ and US$.

(ii)	As of December 31, 2022 and 2021, the Company obtained several unsecured long-term loans for two to five years. Interest rates ranged from 2.5% to 24.0% per annum. As of December 31, 2022 and 2021, the weighted average interest rate of these borrowings was 15.5% and 18.0% per annum, respectively. The borrowings are denominated in HK$ and US$.

As of December 31, 2022, the Company obtained loans from three members of management of the Company.

A loan of HK$4.7 million (equivalent to US$0.6 million) has been provided by Mr. Takis Wong, the Chief Operating Officer, at an interest rate of 12% per annum. The loan is unsecured and repayable in full on March 20, 2023. Another loan of HK$2.5 million (equivalent to US$0.3 million) has been provided by Mr. Alexander Kong, the Chairman, at an interest rate of 12% per annum. The loan is unsecured and repayable in full on March 28, 2023. Another loan of HK$4.7 million (equivalent to US$0.6 million) has been provided by Dr. Ronnie Hui, the Chief Executive Officer, at an interest rate of 12% per annum. The loan is unsecured and repayable in full on April 11, 2023.

(iii)	As of December 31, 2022, the Company had a loan of US$2.05 million from Noble Tack International Limited, one of the shareholders of its subsidiary, Dynamic Indonesia Holdings Limited. The loan is unsecured, interest-free and repayable on demand.

As of December 31, 2022, loans of US$9.3 million were guaranteed by Mr. Alexander Kong (2021: US$4.1 million).

Interest expense during the years ended December 31, 2022 and 2021 was US$4,591,803 and US$8,603,623, respectively.

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	Borrowings (continued)

As of December 31, 2022, the long-term borrowings will be due according to the following schedule:

Principal amounts
US$
For the year ending December 31,
2023	4,426,000
2024	5,368,971
2025	466,735
2026	2,043,573
Total	12,305,279

The carrying values of short-term borrowings approximate their fair values due to their short-term maturities. The Company’s long-term borrowing are subject to both fixed and floating interest rates. The carrying values of each type of these borrowings approximate their fair values as the interest rates reflect the rates offered to other entities with similar characteristics to Seamless. The borrowings fall into level 2 of the fair value hierarchy.

11 Receivables factoring

The receivables factoring facility represents an interest-bearing loan for an amount of US$667,640 (2021: US$272,108) based on terms and conditions set out in the facility agreement dated January 10, 2019 and further revised on April 22, 2021. The loan is secured, bears an effective interest rate of 10% (2021: 10%) per annum calculated on a daily rest basis at the end of the reporting period. Principal and interest are to be repaid within 120 (2021: 120) days from the date of each invoice.

The weighted average interest rate as of December 31, 2022 and 2021 was 10.0% and 10.0% per annum, respectively. Interest expense during the years ended December 31, 2022 and 2021 was US$76,496 and US$138,260, respectively.

12 Accounts payable, accruals and other payables

Accounts payable, accruals and other payables consisted of the following:

	December 31,
	2022	2021
	US$	US$

Accounts payable	17,871	10,848
Accruals	4,878,896	11,964,341
Prefunding from remittance customers	40,910,632	45,522,545
Incentives received for credit card program	700,521	700,521
Prefunding from airtime customers	874,889	936,740
Current portion of finance lease liabilities	-	38,437
Cash received for the subscription of Convertible Promissory Note	1,058,005	1,058,072
Accrued interest	3,990,177	468,076
Tax payable	11,102	16,367
Other payables	716,938	684,023
	53,159,031	61,399,970

F-59

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13 Convertible bonds

	December 31,
	2022	2021
	US$	US$

Convertible Bond A	—	—
Convertible Bond B	—	20,000,000
Convertible Bond C	—	1,000,000
Convertible Bond D	10,000,000	—
Total principal	10,000,000	21,000,000
Less: unamortized debt discount	(807,860)	(4,246,810)
Net carrying amount	9,192,140	16,753,190
Less: maturing within one year	(9,192,140)	(7,561,050)
	—	9,192,140

Changes in total principal balance of convertible bond:

	Convertible Bond B	Convertible Bond C	Convertible Bond D	Total
	US$	US$	US$	US$
Total principal balance as of December 31, 2021 and January 1, 2022	20,000,000	1,000,000	-	21,000,000
Repayment during the year	(3,500,000)	-	-	(3,500,000)
Conversion to non-convertible loan	(7,500,000)	-	-	(7,500,000)
Convertible Bond replacement	(9,000,000)	(1,000,000)	10,000,000	-
Total principal balance as of December 31, 2022	-	-	10,000,000	10,000,000

No gain or loss was recorded when issuing Convertible Bond D, as there has been no modification to the terms as compared to the original Convertible Bonds.

Convertible Bond A, B and C

On September 14, 2018, the Company entered into a subscription agreement with a subscriber to issue an aggregate principal amount of US$30,000,000 of secured guaranteed convertible bonds (“Convertible Bond A”). The bond bore interest at a rate of 12% per annum and matured on September 14, 2021. Principal amount of US$7,500,000 was redeemed on January 30, 2019. The Convertible Bond A is secured by the personal guarantee of a director and his shares in the Company.

The bond holder could convert Convertible Bond A, fully or in part, into the Company’s shares, during the conversion period, defined as the period from the issue date to the maturity date or the date of a public listing of the Company’s shares (as defined in the subscription agreement), whichever is earlier. Convertible Bond A was convertible at an initial conversion price of US$12,870.50 per share as adjusted by certain conditions mentioned in the subscription agreement. The number of conversion shares to be issued was to be equal to the quotient obtained by dividing (i) the outstanding principal amount of the convertible bond in respect of which the bond holder has exercised its conversion right and unpaid accrued interest attributable to the principal amount (if the bond holder elected) by (ii) the above mentioned conversion price. The Convertible Bond B is secured by the personal guarantee of a director and his shares in the Company.

On September 14, 2021, the Company and the bond holder entered into an amended and restated convertible bonds instrument with principal amount of US$27,000,000 15% secured guaranteed convertible bonds to reflect the new terms and extend the maturity of Convertible Bond A (“Convertible Bond B”) to September 14, 2023. The principal amount of US$27,000,000 was derived from the remaining principal of US$22,500,000 from Convertible Bond A and accrued interest of US$4,500,000. Based on the restated terms, the bond holder shall have the right, at its option, to require the Company to redeem US$18,000,000 principal amount of Convertible Bond B at any time on or before December 14, 2021. By a redemption notice dated December 6, 2021, the bond holder applied to exercise the redemption right, on December 24, 2021. The Company then agreed to amend and supplement Convertible Bond B by entering into the supplemental deed signed on December 20, 2021. The supplemental deed stipulates that the US$18,000,000 redemption right will be exercisable in three stages: i) redeem at least US$7,000,000 on or before December 29, 2021; ii) redeem up to US$5,000,000 on or before January 31, 2022; iii) redeem remaining amount on or before June 24, 2022. The Company and the bond holder agreed to compensate the bond holder for this revised redemption schedule by the payment of increased interest of 24% per annum for the unpaid principal of the convertible bonds calculated from the original redemption date to the new redemption dates. On December 24, 2021, the Company redeemed US$7 million and issued an additional bond of US$1 million (“Convertible Bond C”), which will also mature on September 14, 2023. The Company has further redeemed US$ 1 million, US$ 1.5 million and US$ 1 million principal amounts of Convertible Bond B on January 31, February 8 and February 28 2022, respectively. On December 9, 2022, the Company and the bond holder entered into a loan agreement to convert US$7,500,000 principal amount of Convertible Bond B to a loan at 24% annual interest rate, maturing in 1 year.

On December 9, 2022, the Company and the bond holder entered into a convertible bonds instrument with principal amount of US$10,000,000 (“Convertible Bond D”) to replace Convertible Bond B and Convertible Bond C, with no change in the terms.

F-60

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13	Convertible bonds (Continued)

Convertible Bond A, B and C (continued)

Both Convertible Bond B and C were convertible at an initial conversion price of US$6.21335 per share as mentioned in the subscription agreement. The total number of shares converted will subject to the total outstanding amount as at conversion date.

Convertible Bond B was considered as an issuance of new debt because the new terms were substantially different from Convertible Bond A. The loss on extinguishment of Convertible Bond A is US$119,155.

In accounting for the issuance of the convertible bonds, the Company determined that, as the embedded conversion feature is indexed to the Company’s stock, the conversion option is eligible for the scope exception of ASC 815-10-15-74(a), and does not have to be bifurcated from the debt host and accounted for as a derivative.

The Company determined that each of the above convertible bonds included a beneficial conversion feature (“BCF”). A BCF exists when the conversion price of a share is less than the fair value of a share on the date the convertible bond is issued. This is known as o the intrinsic value of the feature, and the difference between these two amounts is recorded as additional paid-in capital and as a debt discount in the balance sheets. The Company amortizes the discount to interest expense over the life of the underlying debt in the statements of operations and comprehensive loss. If the debt is retired early, the associated debt discount is then recognized immediately as interest expense in the statements of operations and comprehensive loss.

Total debt discount of US$2,134,031, US$6,634,030 and US$49,353 was recorded at initial recognition for Convertible Bond A, Convertible Bond B and Convertible Bond C, respectively. For the years ended December 31, 2022 and 2021, the amortization of the discount on convertible bonds was US$3,438,951 and US$2,814,474, respectively.

14 Revenue

	Years end December 31,
	2022	2021
	US$	US$

Remittance services	26,714,151	30,196,550
Sales of Airtime	28,501,152	24,538,576
Other services	285,614	2,766,245
	55,500,917	57,501,370

15 Defined contribution plans

The Company contributes to an employment provident fund in respect of its employees in Hong Kong, Malaysia, and a central provision fund run by the Singapore government in respect of its employees in Singapore. The expenses related to these plans were US$611,884 and US$440,725 for the years ended December 31, 2022 and 2021, respectively.

F-61

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16 Income tax

The Company’s loss before income tax consists of:

	Years ended December 31,
	2021	2021
	US$	US$

Malaysia	1,606,867	4,235,091
Indonesia	1,609,362	561,712
Hong Kong	(18,818,064)	(17,250,286)
Others	(10,096)	321,886
	(15,611,931)	(12,131,597)

The Company is incorporated in Cayman Islands and is not subject to corporate income tax under its relevant regulations.

For the Company’s subsidiaries incorporated in Hong Kong, they are subject to a corporate tax rate of 16.5% on the assessable profits arising from Hong Kong.

For the Company’s subsidiaries incorporated in Malaysia, they are subject to corporate tax rate on 24% on the assessable profits arising from Malaysia.

For the Company’s subsidiaries incorporated in Indonesia, they are subject to a corporate tax rate of 22% on the assessable profits arising from Indonesia.

For the Company’s subsidiary incorporated in Singapore, it is subject to a corporate tax rate of 17% on the assessable profits arising from Singapore. No provision for Singapore profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021.

For the Company’s subsidiary incorporated in United Kingdom, it is subject to a corporate tax rate of 19% on the assessable profits arising from United Kingdom. No provision for United Kingdom profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021.

F-62

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16	Income tax (Continued)

Income tax expense consists of:

	Years ended December 31,
	2022	2021
	US$	US$

Income tax expense	507,740	1,123,437
Deferred income tax benefit	(393,958)	(369,734)
	113,782	753,703

A reconciliation of the income tax expense to the amount computed by applying the current statutory tax rate to the income before income tax in the consolidated statements of operations and comprehensive loss is as follows:

	Years ended December 31,
	2022	2021
	US$	US$

Income before income tax	(15,611,931)	(12,131,597)
Tax calculated at Hong Kong profits tax rate	(2,576,217)	(2,001,717)
Effect of different tax rates applicable to different jurisdictions	2,244,573	2,227,715
Income not subject to tax	(567,161)	(291,197)
Non-deductible expenses	658,533	212,759
Change in valuation allowance	245,220	318,215
Underprovision of current tax in the previous financial year	48,182	228,936
Tax effect on deductible temporary differences	46,624	58,992
Others	14,028	—
Income tax	113,782	753,703

The Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 are attributable to the following:

	December 31,
	2022	2021
	US$	US$
Deferred tax assets
Tax losses carried forward	7,526,178	6,341,531
Equipment	(90,113)	(85,534)
Accrued expenses	354,988	189,163
Others	39,290	—
	7,830,343	6,445,160
Valuation allowance	(7,061,726)	(6,339,009)
Total deferred tax assets	768,617	106,151

Deferred tax liabilities
Fixed assets	—	—
Intangible assets	(1,554,721)	(1,924,455)
Others	(61,622)	(61,622)
Total deferred tax liabilities	(1,616,343)	(1,986,077)

Net deferred tax liabilities	(847,727)	(1,879,926)

F-63

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16	Income tax (Continued)

As of December 31, 2022 and 2021, management has recorded a valuation allowance on certain deferred tax assets where management believes that after considering all of the available evidence, it is more likely than not that some portion or all will not be realized in the foreseeable future. The ultimate realization of deferred tax assets depends on the generation of future taxable income in which those temporary differences and carry forwards become deductible.

As of December 31, 2022 and 2021, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Hong Kong is US$41,238,871 and US$37,042,286 as of December 31, 2022 and 2021, respectively, which can be carried forward indefinitely.

As of December 31, 2022 and 2021, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Singapore is US$385,862 and US$294,942 as of December 31, 2022 and 2021, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiary incorporated in United Kingdom is US$566,925 and US$696,906 as of December 31, 2022 and 2021, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiaries incorporated in Indonesia is US$2,605,545 and US$89,576 as of December 31, 2022 and 2021, respectively, which will expire, if unused, in the year ending December 31, 2022.

The tax loss in the subsidiaries incorporated in Malaysia is US$444,983 and US$502,931 as of December 31, 2022 and 2021, respectively, which will expire, if unused, in the year ending December 31, 2030.

17 Segments

	Years ended December 31,
	2022	2021
	US$	US$
Revenue
Remittance services	26,714,151	30,196,550
Sales of Airtime	28,501,152	26,985,504
Other services	285,614	319,316
	55,500,917	57,501,370

	Years ended December 31,
	2022	2021
	US$	US$
Cost of sales
Remittance services	(13,268,205)	(14,712,592)
Sales of Airtime	(26,370,613)	(24,682,635)
Other services	(242,129)	(209,114)
	(39,880,947)	(39,604,341)

	Years ended December 31,
	2022	2021
	US$	US$
Gross Profit
Remittance services	13,445,946	15,483,958
Sales of Airtime	2,130,539	2,302,869
Other services	43,485	110,202
	15,619,970	17,897,029

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Segments (Continued)

The following table sets forth the Expenditures for additions to long-lived assets other than goodwill and acquired intangible assets:

	December 31,
	2022	2021
	US$	US$
Remittance services expense	532,457	405,880
Sales of Airtime	-	-
Other services	-	-
	532,457	405,880

The following table sets forth the revenues by geographical area:

	Years ended December 31,
	2022	2021
	US$	US$
Revenue
Hong Kong	8,647,764	8,307,589
Malaysia	36,742,314	46,746,853
Indonesia	10,110,839	2,446,928
	55,500,917	57,501,370

The following table sets forth the long-lived assets other than goodwill and intangible assets by geographical area:

	December 31,
	2022	2021
	US$	US$
Long-lived assets other than goodwill and acquired intangible assets
Hong Kong	3,647,913	5,897,263
Malaysia	1,276,989	930,515
Indonesia	121,698	-
	5,046,600	6,827,778

Add: Non-disclose items
Investment in an equity security	100,000	100,000
Deferred tax assets	768,617	106,151
Goodwill	27,001,383	19,229,528
Acquired intangible assets	6,467,231	8,007,788
	39,383,831	34,271,245

F-65

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Segments (Continued)

The following table sets forth the goodwill by reportable segments:

	December 31,
	2022	2021
	US$	US$
Remittance services	12,921,592	12,921,592
Sales of Airtime	14,079,791	6,307,936
	27,001,383	19,229,528

18 Deconsolidation of Dynamic Indonesia Holdings Limited

On July 13, 2020, an agreement was signed by Dynamic Indonesia Holdings Limited, a wholly owned subsidiary of the Company, to borrow US$1million from a third party. In March 2021, the third party has converted that borrowing into 51% of the equity interest in Dynamic Indonesia Holdings Limited. The consideration has been included in the operating activities section of the statement of cash flows as “Disposal of a subsidiary”. Non-controlling interest at the operating company level has been reversed out as Seamless followed equity accounting upon the disposal of Walletku.

19 Acquisition of Dynamic Indonesia Holdings Limited

On June 2, 2022, Dynamic Indonesia Holdings Limited and its two shareholders, Dynamic Investment Holdings Limited and Noble Tack International Limited, entered into a Subscription Agreement (“Subscription”) whereby Dynamic Indonesia Holdings Limited will offer the shareholders to subscribe to 5,000 shares of the Company in five equal tranches.

Only Dynamic Investment Holdings Limited subscribed to the first tranche, and upon completion of its purchase of 1,000 shares on June 2, 2022 for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from 49% to approximately 51%. As a subsidiary of the Company, Dynamic Indonesia Holdings Limited’s financial performance has been included in the Company’s interim condensed consolidated financial statements from the date of acquisition.

The allocation of the purchase price as of the date of acquisition is summarized as follows:

US$
Net assets acquired (i)	(1,510,899)
Goodwill (Note 3) (ii)	7,771,855
Non-controlling interests (iii)	(3,931,441)
Total	2,329,515

Total purchase price is comprised of:
Cash consideration	200,000
Fair value of previously held equity interests	2,129,515
2,329,515

F-66

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

19	Acquisition of Dynamic Indonesia Holdings Limited (Continued)

(i)	Net assets acquired primarily included accounts receivables and other receivables of approximately US$0.6 million, property and equipment of approximately US$0.2 million, operating lease right-of-use assets relating to land use rights of approximately US$0.1 million and other assets of approximately US$1.6 million and liabilities of approximately US$4.1 million as of the date of acquisition.

(ii)	Goodwill arose on the acquisition from the expected synergies from combining our existing airtime operations with those of Dynamic Indonesia Holdings Limited.

(iii)	An independent valuation firm was hired by Noble Tack International Limited to value it shares in Dynamic Indonesia at approximately the date of the acquisition. The firm used market approach Price-to-Sales multiple-based methodology to determine the value.

On June 2, 2022, in conjunction with the share purchase described above, the Company granted a put option to Noble Tack International Limited. The put option grants the holder the right to convert its equity interest in and loan to Dynamic Indonesia Holdings Limited into equity of the Company as defined in the agreement. The option is valid for two years.

On October 3, 2022 only Dynamic Investment Holdings Limited subscribed to the second tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 51% to approximately 54%.

The following amounts of the acquiree since the acquisition date are included in the December 2022 consolidated statement of operations. Comparable information for 2021 is not available.

2022
US$
Revenue	10,110,839
Loss after tax	(498,424)

20 Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Dr. Ronnie Hui	Chief Executive Officer of the Company
Mr. Takis Wong	Chief Operating Officer of the Company
Mr. Alexander Kong	Chairman of Seamless Group
Regal Planet Limited	Ultimate holding company
Sino Dynamic Solutions Limited	Company controlled by a director of the Company
PT Walletku Indompet Indonesia	Investment held indirectly by the Company
Ripple Labs Singapore Pte. Ltd.	Minority 40% owner of Tranglo
Ripple Services, Inc.	Minority 40% owner of Tranglo

(b)	The Company had the following significant related party transactions for the years ended December 31, 2022 and 2021, respectively:

	Years ended December 31,
	2022	2021
	US$	US$
Sino Dynamic Solutions Limited
Purchase of intangible assets	-	3,599,144
Support and maintenance costs	919,404	926,156

A Pay-Out Support Agreement (the “Agreement”) between Ripple Services, Inc. and Tranglo was entered into on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which are developed by Ripple for facilitating cross-border payments, and act as the service provider of Ripple. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP provided by On-Demand Liquidity facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the Programmatic Liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchnage, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the On-Demand Liquidity services of Ripple Solution and use XRP for prefunding transactions.

The total dollar value of the ODL remittance partner transactions related to the XRP that was drawn down in the prefunding arrangements for the years ended December 31, 2022 and 2021 are approximately $721.1 million and $49.1 million, respectively. Revenues for Tranglo generated from the ODL remittance for the years ended December 31, 2022 and 2021 are approximately $2.3 million and $0.3 million, respectively. Amounts settled to Ripple for the years ended December 31, 2022 and 2021 are approximately $738.6 million and $44.5 million, respectively. ODL balance with Ripple has been disclosed in the related party balance note below.

F-67

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20	Related party transactions (continued)

(a)	The Company had the following related party balances as of December 31, 2022 and 2021:

	December 31,
	2022	2021
	US$	US$
Amounts due from related parties
PT Walletku Indompet Indonesia	-	1,280,488
Sino Dynamic Solutions Limited	4,382,762	965,843
Others	100,466	644,955
	4,483,228	2,891,286

Amounts due to related parties
Regal Planet Limited	49,079,276	47,545,616
Sino Dynamic Solutions Limited	1,245,564
Mr. Alexander Kong	114,508	1,669,823
Ripple Lab Inc.	32,310,978
Others	1,006,991	2,949,956
	83,757,317	52,165,395

The amounts due from/to related parties are unsecured, interest-free and repayable on demand, except for the balance with Ripple, which is interest free for one week. Interest paid to Ripple for the year ended December 2022 and 2021 is US$191,245 and US$61,214, respectively. The transactions occur in the course of the Company’s operations.

Borrowings arising from transactions with related parties are described in Note 10.

21 Commitments and Contingencies

The Company believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the consolidated financial statements.

22 Subsequent events

The Loan of HK$2.5 million (equivalent to US$0.3 million) due and payable on March 28, 2023 has been extended to March 30, 2024 via an agreement signed on March 30, 2023.

The Loan of HK$4.7 million (equivalent to US$0.6 million) due and payable on March 20, 2023   are in negotiation for an extension as of the date of this report.

F-68

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company

Condensed balance sheets of the parent company

	December 31,
	2022	2021
	US$	US$

ASSETS
Current assets:
Cash and cash equivalents	78,968	25,648
Short-term investments	-	2,012,562
Prepayments, deposits and other receivables	66,245	2,751,066
Amounts due from subsidiaries	6,869,413	5,610,972
Amounts due from related parties	90,666	1,857,039
Total current assets	7,105,292	12,257,287
Investments in subsidiaries	26,470,719	26,171,064
Investment in an equity security	-	100,000
Total assets	33,576,011	38,528,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	11,577,451	1,666,989
Accruals and other payables	5,410,027	1,596,197
Amounts due to subsidiaries	2,640,735	215,889
Amounts due to related parties	49,900,344	48,338,222
Convertible bonds	9,192,141	7,561,050
Total current liabilities	78,720,698	59,378,347
Borrowings	-	923,256
Convertible bonds	-	9,192,140
Total liabilities	78,720,698	69,493,743

Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of December 31, 2022 and 2021)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(74,235,607)	(60,105,962)
Accumulated other comprehensive loss	(139,483)	(89,833)
Total shareholders’ deficit	(45,144,687)	(30,965,392)
Total liabilities and shareholders’ deficit	33,576,011	38,528,351

F-69

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company (Continued)

Condensed statements of comprehensive income (loss)

	Years ended December 31,
	2022	2021
	US$	US$

General and administrative expenses	(4,988,848)	(639,125)
Finance costs, net	(7,454,838)	(10,636,110)
Share of results from subsidiaries	(4,234,448)	(3,573,964)
Loss before income tax	(16,678,134)	(14,849,199)
Income tax expenses	—	—
Net loss	(16,678,134)	(14,849,199)
Other comprehensive income (loss)
Foreign currency translation adjustments	4,529	26,245
Total comprehensive loss	(16,673,605)	(14,822,954)

Condensed statements of cash flows

	Years ended December 31,
	2022	2021
	US$	US$
Cash flows from operating activities:
Net loss	(16,678,134)	(14,849,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible bonds	3,438,951	2,814,474
Share of results from subsidiaries	4,234,448	3,573,964
Unrealized foreign exchange gain	(644)	(144,611)
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	(9,900)	(13,246)
Accruals and other payables	3,797,118	5,667,902
Net cash used in operating activities	(5,218,161)	(2,950,716)

Cash flows from investing activities:
Dividend received from a subsidiary	2,847,309	-
(Increase) decrease in short-term investments	2,012,562	(458)
Cash injected into a subsidiary	(2,012,562)
Net cash (used in) provided by investing activities	2,847,309	(458)

Cash flows from financing activities:
Proceeds from borrowings	2,758,213	2,590,245
Repayment of borrowings	(1,276,950)	(1,225,381)
Repayment of convertible bonds	(3,483,133)	(10,500,000)
Amounts due from related parties	301,958	1,593,193
Amounts due to related parties	4,123,866	10,453,690
Net cash provided by financing activities	2,423,954	2,911,747

Net decrease in cash and cash equivalents	53,102	(39,427)
Effect of exchange rate changes on cash and cash equivalents	218	(27,961)
Cash and cash equivalents at beginning of year	25,648	93,036
Cash and cash equivalents at end of year	78,968	25,648

F-70

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company (Continued)

Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries.

The parent company records its investment in its subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investments in subsidiaries” and their respective results as “Share of results from subsidiaries” on the condensed statements of comprehensive income (loss). Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in subsidiaries, is reduced to zero unless the parent company has guaranteed obligations of the subsidiaries or is otherwise committed to provide further financial support. If the subsidiaries report net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net income (loss) not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

Summarized financial information for the significant subsidiaries is as follows:

	December 31,
	2022	2021
	US$	US$

Current assets	138,666,772	108,129,821
Non-current assets	7,578,365	9,223,582
Current liabilities	121,931,207	(89,952,880)
Non-current liabilities	3,156,719	(1,320,025)
Revenue	60,052,470	61,128,972
Net loss	(2,550,363)	(137,004)

Summarized investment activity is as follows:

	December 31,
	2022	2021
	US$	US$

Balance at the beginning of year	26,171,064	29,745,028
Allocated loss	(7,081,757)	(3,573,964)
Balance at the end of year	19,089,307	26,171,064

Commitments

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

F-71

ANNEX A – BUSINESS COMBINATION AGREEMENT

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

INFINT Acquisition Corporation,

FINTECH Merger sub corp.,

and

seamless group Inc.

Dated as of August 3, 2022

A-1

A-2

A-3

EXHIBIT A	Plan of Merger
EXHIBIT B	Registration Rights Agreement
EXHIBIT C	Lock-Up Agreement
EXHIBIT D	INFINT Second Amended and Restated Memorandum and Articles of Association
EXHIBIT E	Surviving Company Amended and Restated Memorandum and Articles of Association
EXHIBIT F	Directors and Officers of the Surviving Company and INFINT

SCHEDULE A	Company Knowledge Parties

A-4

BUSINESS COMBINATION AGREEMENT, dated as of August 3, 2022 (this “Agreement”), by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, INFINT and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of INFINT that was formed for purposes of consummating the Transactions;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Cayman Act”), at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of INFINT (the Company, as the surviving entity of the Merger, is referred to herein as the “Surviving Company”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) for the Company to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (b) approved and recommended the adoption and approval of this Agreement and the other Transaction Documents to which the Company is or will be a party and the Transactions, including the Merger, by the Company Shareholders and (c) determined to recommend that the Company Shareholders authorize the plan of merger in respect of the Merger, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), in accordance with the Cayman Act;

WHEREAS, the board of directors of INFINT (the “INFINT Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of INFINT and the shareholders of INFINT (the “INFINT Shareholders”) for INFINT to enter into this Agreement and the other Transaction Documents to which it is or will be a party and (b) approved and recommended the adoption and approval of this Agreement and the other Transaction Documents to which INFINT is or will be a party and the Transactions by the INFINT Shareholders;

WHEREAS, the sole director of Merger Sub (the “Merger Sub Director”) has (a) determined that it is fair, advisable and in the best interests of Merger Sub and INFINT, as its sole shareholder, for Merger Sub to enter into this Agreement, (b) approved and recommended the adoption and approval of this Agreement and the Merger by INFINT, its sole shareholder, and (c) determined to recommend that INFINT, as its sole shareholder, authorize the Plan of Merger in accordance with the Cayman Act;

WHEREAS, INFINT, as the sole shareholder of Merger Sub, has adopted and approved this Agreement and the Merger and authorized the Plan of Merger by special resolution in accordance with the Cayman Act;

A-5

WHEREAS, concurrently with the execution and delivery of this Agreement, INFINT, the Company and all of the Company Shareholders have entered into the Shareholder Support Agreement (the “Shareholder Support Agreement”) pursuant to which, among other things, the Company Shareholders have agreed to vote their Company Shares in favor of this Agreement and the Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, all of the Company Shareholders have ratified and adopted this Agreement and approved the Merger and the other Transactions in accordance with the applicable provisions of the Cayman Act and authorized the Plan of Merger by special resolution in accordance with the Cayman Act by virtue of their execution and delivery of unanimous written resolutions of the Company Shareholders in form and substance acceptable to INFINT (the “Company Shareholder Written Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement, INFINT, the Company and Sponsor have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor will agree to (a) vote its INFINT Class B Ordinary Shares in favor of the Transactions and the INFINT Proposals, (b) not redeem its INFINT Class B Ordinary Shares and (c) waive its anti-dilution rights under the provisions of Article 24 of the INFINT Memorandum and Articles;

WHEREAS, in connection with the Closing, INFINT, certain Company Shareholders and certain INFINT Shareholders will enter into a Registration Rights Agreement (the “Registration Rights”) substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Closing, INFINT and certain Company Shareholders will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C; and

WHEREAS, at the Effective Time, INFINT will, subject to obtaining the Requisite INFINT Approval, amend and restate the INFINT Memorandum and Articles in the form attached hereto as Exhibit D (“INFINT Second Amended and Restated Memorandum and Articles”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

A-6

“Ancillary Agreements” means the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement and the Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by INFINT, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Aggregate Transaction Consideration” means a number of New INFINT Ordinary Shares equal to the quotient of (a) the Company Value divided by (b) $10.00.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the Cayman Islands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Company Competing Transaction” means any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

(a)	any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company or any of the Company Subsidiaries;

(b)	any public offering of debt or equity securities of the Company or any of the Company Subsidiaries, or any other offering or private placement of any equity, debt, convertible debt or similar securities in the Company or any of the Company Subsidiaries;

(c)	any transaction (i) in which any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company;

A-7

(d)	any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) of the Company; or

(e)	any combination of the foregoing types of transactions.

“Company Equity Plan” means the TNG Fintech Group Inc. 2022 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in any Law or IFRS; (ii) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) events, circumstances, changes, effects or conditions arising from or relating to epidemics, pandemics or disease outbreaks (including COVID-19); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God; (vii) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate; or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions.

“Company Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company adopted by a special resolution of the Company on January 19, 2022.

A-8

“Company Options” means all options to purchase outstanding Company Shares, whether or not exercisable and whether or not vested, outstanding immediately prior to the Closing under the Company Equity Plan or otherwise.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company RSUs” means all restricted stock unit awards with respect to outstanding Company Shares, whether or not vested, outstanding immediately prior to the Closing under the Company Equity Plan or otherwise.

“Company Shares” means the Company’s shares, par value of $0.001 per share.

“Company Value” means an amount equal to $400,000,000.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries or any Suppliers or customers of the Company or any Company Subsidiaries or INFINT or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“CST” means Continental Stock Transfer and Trust Company.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States Laws, international Laws, international treaties or similar Laws applicable to the Company or any Company Subsidiary, including without limitation in the United States, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and any state law analogs or regulations attendant thereto, as well as any engineering practices and industry standards relating to pollution or the protection of human health, safety, the environment and/or natural resources, or laws relating to: (a) releases, spills, emissions or discharges, or threatened releases, spills, emissions or discharges, of Hazardous Substances or materials containing Hazardous Substances, pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

A-9

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated or appointed to be a director, officer, employee, agent or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (b) any political party, political party official or political party employee; (c) any candidate for public or political office; (d) any royal or ruling family member; or (e) any known agent or representative of any of those persons listed in subcategories (a) through (d).

“Hazardous Substance(s)” means any chemical, pollutant, contaminant, waste, substance or material of similar import, or any mixture thereof, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes, regulated by any Governmental Authority pursuant to any Environmental Law, or that are regulated by, defined, declared, or controlled in or under, or may give rise to standards of conduct or liability pursuant to, any Environmental Laws that are regulated by, subject to, or deemed hazardous or toxic under any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (PCBs), lead, radon and other radioactive substances, mold, urea formaldehyde, poly-fluoroakyl substances, waste oil and petroleum products and by-products.

“INFINT Class A Ordinary Shares” means INFINT’s class A ordinary shares, par value $0.0001 per share, as set forth in the INFINT Memorandum and Articles.

“INFINT Class B Ordinary Shares” means INFINT’s class B ordinary shares, par value $0.0001 per share, as set forth in the INFINT Memorandum and Articles.

“INFINT Extension Funding Amount” means an amount of funds required to be deposited into the Trust Account pursuant to the INFINT Organizational Documents to extend the time period by which INFINT shall complete a business combination by an additional three (3) months.

“INFINT Extension Proposal” means a proposal which would be submitted to the INFINT Shareholders pursuant to a definitive proxy statement filed by INFINT with the SEC and provided to the INFINT Shareholders for the purpose of amending the INFINT Organizational Documents to extend the time period for INFINT to consummate a business combination (which, as of the date hereof, is due to expire on November 23, 2022) without the need for Sponsor to deposit additional funds into the Trust Account.

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“INFINT Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of INFINT; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a INFINT Material Adverse Effect: (i) any change or proposed change in any Law or GAAP; (ii) events or conditions generally affecting the industries in which INFINT operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) events, circumstances, changes, effects or conditions arising from or relating to epidemics, pandemics or disease outbreaks (including COVID-19); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God; (vii) any actions taken or not taken by INFINT as required by this Agreement or any Ancillary Agreement; except in the cases of clauses (i) through (vi), to the extent that INFINT is disproportionately affected thereby as compared with other participants in the industry in which INFINT operates; or (b) would prevent, materially delay or materially impede the performance by INFINT or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions.

“INFINT Memorandum and Articles” means the amended and restated memorandum and articles of association of INFINT, adopted by a special resolution of INFINT on November 23, 2021.

“INFINT Organizational Documents” means the INFINT Memorandum and Articles and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“INFINT Preference Shares” means INFINT’s preference shares, par value $0.0001 per share, as set forth in the INFINT Memorandum and Articles.

“INFINT Shares” means the INFINT Class A Ordinary Shares, the INFINT Class B Ordinary Shares and the INFINT Preference Shares.

“INFINT Units” means one INFINT Class A Ordinary Share and one-half of one INFINT Warrant.

“INFINT Warrant Agreement” means that certain warrant agreement dated November 23, 2021 by and between INFINT and CST.

“INFINT Warrants” means warrants to purchase INFINT Class A Ordinary Shares as contemplated under the INFINT Warrant Agreement, with each warrant exercisable for one INFINT Class A Ordinary Share at an exercise price of $11.50.

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“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights and other works of authorship (whether or not copyrightable), moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights, (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (i), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry and, in the case of INFINT, the actual knowledge of Alexander Edgarov and Sheldon Brickman after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Merger Sub Memorandum and Articles” means the memorandum and articles of association of Merger Sub, as amended, modified or supplemented from time to time.

“New INFINT Ordinary Shares” means the ordinary shares of INFINT, par value $0.0001 per share, as set forth in the INFINT Second Amended and Restated Memorandum and Articles.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

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“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned or purported to be owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact or precisely locate an individual, including any internet protocol address or other persistent identifier and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information or the security of Company’s Business Systems, Products or Business Data.

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“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary (including any Software or technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any Company Subsidiary.

“Redemption Rights” means the redemption rights provided for in Article 192 of the INFINT Memorandum and Articles.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Company Approval” means the affirmative vote by special resolution of the holders of at least two-thirds of the outstanding Company Shares.

“Requisite INFINT Approval” means, with respect to (a) the Transactions and the other INFINT Proposals (other than the adoption of the INFINT Second Amended and Restated Memorandum and Articles), the approval thereof and the ratification and adoption of this Agreement by the affirmative vote by ordinary resolution of the holders of a majority of the outstanding INFINT Shares and (b) the INFINT Second Amended and Restated Memorandum and Articles, the adoption thereof by the affirmative vote by special resolution of the holders of at least two-thirds of the outstanding INFINT Shares, including a simple majority of the holders of the INFINT Class B Ordinary Shares.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means INFINT Capital LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, INFINT or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

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“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by INFINT, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out of pocket fees, costs and expenses (including all fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and mailing of the Proxy Statement and the Registration Statement, the solicitation of shareholder approvals and all other matters related to the Transactions and (b) all transaction-related bonuses, retention payments, change of control payments, severance and similar amounts payable to officers or employees of the Company or any of the Company Subsidiaries upon Closing, plus the employer portion of payroll Taxes to be imposed thereon and all other matters related to the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Anti-Bribery Laws	§ 4.14(a)
Antitrust Laws	§ 7.13(a)
Annual Financial Statements	§ 4.07(a)
Authorized Representatives	§ 4.14(a)
Business Combination Competing Transaction	§ 7.05(b)
Cayman Act	Recitals
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Code	§ 3.02(i)

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Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Caused INFINT Extension Items	§ 9.03(a)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Shareholder Written Consent	Recitals
Company Shareholders	Recitals
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(a)
Convertible Bond Instrument	§ 7.23
Data Security Requirements	§ 4.13(i)
Divestitures	§ 7.20
Divestiture Entities	§ 7.20
D&O Tail Policies	§ 7.07(a)
Dynamic Indonesia	§ 7.23
EF Hutton	§ 5.12
Effective Time	§ 2.02(b)
Environmental Permits	§ 4.16
ERISA	§ 4.10(b)
ERISA Affiliate	§ 4.10(b)
Exchange Act	§ 4.22
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchangeable Bond Instrument	§ 7.23
Exchanged Options	§ 3.01(b)(iv)
Exchanged RSUs	§ 3.01(b)(v)
FNTI	§ 7.20
GAAP	§ 5.07(b)
GEA	§ 7.20
Governmental Authority	§ 4.05(b)
Headquarters Relocation	§ 7.21
IFRS	§ 4.07(a)
INFINT	Preamble
INFINT Board	Recitals
INFINT IPO Prospectus	§ 9.01(i)
INFINT Proposals	§ 7.01(a)
INFINT SEC Reports	§ 5.07(a)
INFINT Second Amended and Restated Memorandum and Articles	§ 2.04(b)
INFINT Shareholders	Recitals
INFINT Shareholders’ Meeting	§ 7.01(a)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)

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Defined Term	Location of Definition
Letter of Transmittal	§ 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)(i)
Merger Documents	§ 2.02(b)
Merger Sub	Preamble
Merger Sub Director	Recitals
Merger Sub Ordinary Shares	§ 5.03(b)
Noble	§ 7.23
Noble Option Deed	§ 7.23
Non-U.S. Subsidiaries	§ 7.11(a)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.03(a)
Outstanding INFINT Transaction Expenses	§ 3.03(b)
Parties	Preamble
Party	Preamble
Payment Spreadsheet	§ 3.01(a)
PCAOB Audited Financials	§ 7.14
PFIC	§ 7.11(a)
Plan of Merger	Recitals
Plans	§ 4.10(a)
Proxy Statement	§ 7.01(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Service Agreements	§ 4.10(a)
Shareholder Support Agreement	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Tax	§ 4.15(p)
Tax Return	§ 4.15(p)
Terminating Company Breach	§ 9.01(g)
Terminating INFINT Breach	§ 9.01(h)
TNG Asia	§ 7.20
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13

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SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS (if in relation to the Company or the Company Subsidiaries) and GAAP (if in relation to INFINT or Merger Sub).

Article II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company.

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the consummation of the Transactions, including the Merger (the “Closing”), shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)). The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b) On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on (or prior to, but effective on) the Closing Date, the Company and Merger Sub shall cause the Plan of Merger, along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly registered by the Cayman Registrar or on a subsequent date and time as may be agreed by INFINT and the Company and specified in the Merger Documents, in accordance with the Cayman Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

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SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement and any other Transaction Documents to which Merger Sub or the Company is a party, and the Surviving Company shall continue its existence as a wholly-owned subsidiary of INFINT.

SECTION 2.04 Organizational Documents.

(a) At the Effective Time, in accordance with the Merger Documents, the form of amended and restated memorandum and articles of association of Surviving Company attached hereto as Exhibit E shall be adopted as the amended and restated memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such amended and restated memorandum and articles of association.

(b) On the Closing Date, effective as of the Effective Time, INFINT shall cause the INFINT Second Amended and Restated Memorandum and Articles to be adopted as the memorandum and articles of association of INFINT, until thereafter amended in accordance with the applicable provisions of the Cayman Act and the INFINT Second Amended and Restated Memorandum.

SECTION 2.05 Directors and Officers.

(a) The Company shall take all requisite lawful action so that the initial directors and the initial officers of the Surviving Company as of immediately following the Effective Time shall be comprised of the individuals set forth on Exhibit F hereto, each to hold office in accordance with the amended and restated memorandum and articles of association of the Surviving Company.

(b) INFINT shall take all requisite lawful action so that the (i) INFINT Board as of immediately following the Effective Time shall be comprised of individuals set forth on Exhibit F hereto and (ii) officers of INFINT as of immediately following the Effective Time shall be comprised of the individuals set forth on Exhibit F hereto, in each case, each to hold office in accordance with the INFINT Second Amended and Restated Memorandum and Articles.

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Article III.

CONVERSION OF SECURITIES; Exchange of certificates

SECTION 3.01 Conversion of Securities.

(a) Payment Spreadsheet. At least five (5) Business Days prior to the Effective Time, the Company shall deliver to INFINT a schedule (the “Payment Spreadsheet”) setting forth (a) the calculation of the Aggregate Transaction Consideration, (b) the allocation of the Aggregate Transaction Consideration among the holders of Company Shares, the holders of Company Options and the holders of Company RSUs, (c) the portion of Aggregate Transaction Consideration payable to each holder of Company Shares, (d) the portion of the Aggregate Transaction Consideration payable to each holder of an Exchanged Option (including the number of New INFINT Ordinary Shares that can be purchased under such Exchanged Option) and (e) the portion of the Aggregate Transaction Consideration payable to each holder of an Exchanged RSU (including the number of New INFINT Ordinary Shares that can be purchased under such Exchanged RSU). The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options and the exchange of Company RSUs into Exchanged RSUs shall be binding on all Parties and shall be used by INFINT and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Shares, the conversion of the Company Options into the Exchanged Options and the conversion of Company RSUs into the Exchanged RSUs pursuant to this Article III. In issuing the Merger Consideration, converting the Company Options into the Exchanged Options and converting the Company RSUs into the Exchanged RSUs pursuant to this Article III, INFINT and Merger Sub shall be entitled to rely fully on the information set forth in the Payment Spreadsheet.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of INFINT, Merger Sub, the Company or the holders of any of the following securities:

(i) all Company Shares issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, in accordance with the terms hereof and the Payment Spreadsheet, the number of New INFINT Ordinary Shares set forth in the Payment Spreadsheet (the “Merger Consideration”), with each holder of Company Shares to receive the number of New INFINT Ordinary Shares set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii) all Company Shares held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Company;

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(iv) the Company Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into options to purchase New INFINT Ordinary Shares (such options, the “Exchanged Options”) in accordance with the terms of the Company Equity Plan, this Agreement and the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of New INFINT Ordinary Shares set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided above, following the Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection; and

(v) the Company RSUs that are outstanding immediately prior to the Effective Time shall be converted into restricted stock unit awards to purchase New INFINT Ordinary Shares (such restricted stock unit awards, the “Exchanged RSUs”) in accordance with the terms of the Company Equity Plan, this Agreement and the Payment Spreadsheet, with each holder of Company RSUs to receive restricted stock unit awards to purchase the number of New INFINT Ordinary Shares set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided above, following the Effective Time, the Exchanged RSUs shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company RSU(s) immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

SECTION 3.02 Exchange.

(a) Exchange Agent. On the Closing Date, INFINT shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by INFINT and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that CST is satisfactory to the Parties, for the benefit of the holders of Company Shares, for exchange in accordance with this Article III, the number of New INFINT Ordinary Shares sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such certificates for New INFINT Ordinary Shares, together with any dividends or distributions with respect thereto (pursuant to Section 3.02(c)) being hereinafter referred to as the “Exchange Fund”). INFINT shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures. As promptly as practicable after the date hereof, INFINT shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Shares entitled to receive the Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to INFINT and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and INFINT shall cause the Exchange Agent to deliver, the Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged New INFINT Ordinary Shares. No dividends or other distributions declared or made after the Effective Time with respect to New INFINT Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to New INFINT Ordinary Shares represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, INFINT shall pay or cause to be paid to the holder of the certificates representing New INFINT Ordinary Shares issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such New INFINT Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such New INFINT Ordinary Shares.

(d) No Further Rights in Company Shares. The Merger Consideration payable upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to INFINT Class A Ordinary Shares occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for six (6) months after the Effective Time shall be delivered to INFINT, upon demand, and any holders of Company Shares who have not theretofore complied with this Section 3.02 shall thereafter look only to INFINT for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of INFINT free and clear of any claims or interest of any person previously entitled thereto.

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(g) No Liability. None of the Exchange Agent, INFINT or the Surviving Company shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(i) Withholding Rights. Each of the Surviving Company and INFINT shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law provided, however, that INFINT shall notify Company Shareholders in writing of any intent to deduct and withhold any amounts payable pursuant to this Agreement at least five (5) days prior to the Closing Date or the due date of such applicable payment, or, if later, promptly upon becoming aware thereof, and cooperate with Company Shareholders to establish any available reduction in or exemption from such intended deduction or withholding. To the extent that amounts are so withheld by the Surviving Company or INFINT, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Options and/or Company RSUs (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Company or INFINT, as the case may be.

(j) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or INFINT for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.01.

SECTION 3.03 Outstanding Transaction Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to INFINT a written report setting forth a list of the Transaction Expenses incurred by or on behalf of the Company (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of any of the Company Shareholders.

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(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, INFINT shall provide to the Company a written report setting forth a list of the Transaction Expenses incurred by or on behalf of INFINT or Merger Sub (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding INFINT Transaction Expenses”).

(c) If the Merger and the other Transactions shall be consummated, the Outstanding INFINT Transaction Expenses and the Outstanding Company Transaction Expenses shall be paid in accordance with Section 9.03(b).

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to INFINT and Merger Sub as follows as of the date hereof and the Closing:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each subsidiary of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation or other organization duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as applicable, of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

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SECTION 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to INFINT a complete and correct copy of the Company Memorandum and Articles, the certificate of incorporation and certificate of incorporation on change of name of the Company, by-laws or equivalent organizational/constitutional documents, each as amended to date, of each Company Subsidiary. The Company Memorandum and Articles and such certificates of incorporation, by-laws or equivalent organizational/constitutional documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Memorandum and Articles, and none of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational/constitutional documents.

SECTION 4.03 Capitalization.

(a) The authorized share capital of the Company consists of 100,000,000 Company Shares. As of the date hereof, (i) 58,030,000 Company Shares are issued and outstanding, (ii) no Company Shares are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Equity Plan and (iii) 6,093,000 Company Shares are reserved for future issuance pursuant to outstanding Company RSUs granted pursuant to the Company Equity Plan. Set forth in Section 4.03(a) of the Company Disclosure Schedule is a list of all Company Shareholders and the number of Company Shares owned, beneficially and of record, by each Company Shareholder. Other than the Company Shares held by the Company Shareholders listed on Section 4.03(a) of the Company Disclosure Schedule, the Company Options and the Company RSUs, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(b) Other than the Company Options and Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option and each Company RSU outstanding, as applicable: (i) the name of the Company Option or Company RSU recipient; (ii) the number of shares of the Company subject to such Company Option or Company RSU; (iii) the exercise price of such Company Option or Company RSU; (iv) the date on which such Company Option or Company RSU was granted; (v) the vesting schedule for the Company Option or Company RSU and (vi) the date on which such Company Option or Company RSU expires. The Company has made available to accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Options and Company RSUs that are currently outstanding and the form of all share option agreements evidencing such Company Option and restricted unit award agreements evidencing such Company RSU. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Shares as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has terminated the TNG Fintech Group Inc. 2018 Equity Incentive Plan and there are no outstanding awards thereunder and neither the Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) under such plan.

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(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company RSU as a result of the proposed transactions herein and (ii) all outstanding shares of the Company, all outstanding Company Options, all outstanding Company RSUs and all outstanding shares of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f) Each outstanding share of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational/constitutional documents.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Approval, which the Company Shareholder Written Consent shall satisfy, and the filing and recordation of the Merger Documents as required by the Cayman Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by INFINT and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

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SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of the Merger Documents as required by the Cayman Act and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Memorandum and Articles or the certificate of incorporation, by-laws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any payment or penalty under, result in any payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the rules and regulations of the New York Stock Exchange and filing and recordation of the Merger Documents as required by the Cayman Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

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SECTION 4.07 Financial Statements.

(a) The Company has made available to INFINT true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with International Financial Reporting Standards (“IFRS”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2022 (the “2022 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended to be delivered to INFINT following the date of this Agreement will (i) be prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) (and the notes thereto) to be delivered to INFINT following the date of this Agreement will (i) be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, (ii) be audited in accordance with the auditing standards of the PCAOB and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein.

(d) Except as and to the extent set forth on the Annual Financial Statements, the 2022 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2022 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(e) Section 4.07(e) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since December 31, 2018 through the date of this Agreement and the fees paid for such services. The Company has no off-balance sheet arrangements.

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(f) In the past three (3) years, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(g) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

(h) All accounts receivable of the Company and the Company Subsidiaries reflected on the 2022 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with IFRS, and are collectible, subject to bad debts reserved in the Annual Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2022 Balance Sheet, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(i) All accounts payable of the Company and the Company Subsidiaries reflected on the 2022 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2022 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

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SECTION 4.08 Absence of Certain Changes or Events. Since the 2022 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses in the ordinary course of business, (c) there has not been any Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing or threatened investigation by, any Governmental Authority, or any continuing or threatened order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation, have been made available to INFINT (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans, agreements, programs or arrangements including, without limitation, pension, retirement, deferred compensation, bonus, share option, share purchase, restricted share, incentive, health and welfare, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit and sick pay and vacation plans, agreements, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (each, a “Plan” and collectively, the “Plans”).

(b) No Plan is or was at any time subject to the Laws of the United States nor any State therein, and no Plan benefits nor at any time benefited any individuals who are or were United States citizens and/or residents. Neither the Company nor any Company Subsidiary has any liability or obligation, contingent or actual, under ERISA or the Code either individually, collectively or as a result of any affiliation with an ERISA Affiliate. For purposes of this Agreement, “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

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(c) With respect to each Plan, the Company has made available to INFINT, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan descriptions and summaries of material modifications, (iii) copies of annual reports and/or filings required to be made with any applicable Governmental Authority for the past three (3) plan years and (iv) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans nor Service Agreements provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Law.

(f) Each Plan and each Service Agreement is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company and the Company Subsidiaries have each performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan or Service Agreement. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under applicable Law for which the Company or any Company Subsidiary may be liable.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

SECTION 4.11 Labor and Employment Matters.

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(a) Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) their status as permanent (indefinite) or non-permanent (definite). As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Annual Financial Statements).

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before any Governmental Authority; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

SECTION 4.12 Real Property; Title to Assets.

(a) None of the Company or any Company Subsidiary owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to INFINT. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

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(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000); and (iii) any Software, Technology or Business Systems, owned or purported to be owned by the Company or any Company Subsidiary that is material to the business of, the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $75,000. The Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened or pending.

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(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees, and persons who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or INFINT, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or any Company Subsidiary and to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

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(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and in the past three (3) years, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiaries has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. In the past three (3) years, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (B) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements and, to the Company’s knowledge, there is no reasonable basis for the same.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or INFINT from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director or agent of Merger Sub or INFINT has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

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(k) No employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center, in any such case that may materially affect the Company’s or any Company Subsidiary’s ownership or its right to use any Company-Owned IP or that may impose any restrictions or obligations on the Company in respect thereof. Neither the Company nor any Company Subsidiary received any funding of any university or other educational or research center or Governmental Authority and no such university, educational or research center or Governmental Authority have any rights in or to any Company-Owned IP.

SECTION 4.14 Anti-Bribery, Export Compliance, Sanctions and Anti-Money Laundering.

(a) The Company and the Company Subsidiaries, and their respective officers, directors and employees, each in their capacity as such, and, to the knowledge of the Company, each person authorized to act on their behalf (collectively, the “Authorized Representatives”), are and have been in compliance with all applicable anti-bribery and anti-corruption Laws in the jurisdictions in which the Company and the Company Subsidiaries do business (collectively, the “Anti-Bribery Laws”).

(b) Neither the Company nor the Company Subsidiaries nor, to the knowledge of the Company, any of its Authorized Representatives has, directly or indirectly, offered, paid, promised or authorized the giving of money or anything of value to any Government Official or other person while knowing or having reason to believe that some portion or all of the payment or thing of value given to such person will be offered, given or promised by such person, directly or indirectly, to a Government Official or another person for the purpose of:

(i) influencing any act or decision of such Government Official in its official capacity, including a decision to do or omit to do any act in violation of its lawful duties or proper performance of functions; or

(ii) inducing such Government Official to use such Government Official’s influence or position with the applicable Governmental Authority to influence any act or decision;

(iii) in each case, in order to obtain or retain business for, direct business to, or secure an improper advantage for the Company or the Company Subsidiaries that constitutes a violation of applicable Anti-Bribery Laws by the Company or any of the Company Subsidiaries.

(c) Neither the Company nor the Company Subsidiaries nor, to the knowledge of the Company, any of its Authorized Representatives, is or has been the subject of any investigation, inquiry or enforcement proceeding by any court, governmental, administrative or regulatory body, or customer regarding any violation or alleged violation of any Anti-Bribery Law. No such investigation, inquiry or proceeding has, to the knowledge of the Company, been threatened or is pending regarding any violation or alleged violation of any Anti-Bribery Laws, and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to any investigation, inquiry or proceeding regarding any violation or alleged violation of any Anti-Bribery Law. The Company and the Company Subsidiaries have adopted and maintain policies, procedures and controls that are reasonably designed to ensure that the Company and the Company Subsidiaries have complied and are in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

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(d) The Company and the Company Subsidiaries are and have been in compliance in with all applicable Laws concerning the exportation and re-exportation by the Company or the Company Subsidiaries of their respective products, technology, technical data, services and related know-how, including those administered by any jurisdiction in which the Company or the Company Subsidiaries do business.

(e) Neither the Company, nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of its Authorized Representatives (i) is identified on any list of sanctioned or prohibited persons, including without limitation OFAC’s “Specially Designated Nationals and Blocked Persons” (SDN) list or any sanctions list maintained by the United States of America, the various sanctions lists maintained by the European Union, United Kingdom, United Nations or any other applicable jurisdiction; (ii) has participated directly or indirectly in any transaction involving such designated persons or entities; (iii) has participated directly or indirectly in any transaction involving any person 50% or more owned or otherwise controlled by any such person or group of persons in the aggregate, described in the foregoing clauses (i) and (ii); (iv) has participated directly or indirectly in any transaction involving the Crimea region of Ukraine, the self-proclaimed Luhansk and Donetsk People’s Republics, Cuba, Venezuela, Iran, North Korea, Syria or the Russian Federation; or (v) is or has been in violation of any applicable economic and trade sanctions, including without limitation those administered by OFAC. The Company and the Company Subsidiaries have adopted and maintain policies, procedures and controls that are reasonably designed to ensure that Company and the Company Subsidiaries have complied and are compliance with all applicable export and sanctions Laws.

(f) The operations of the Company and all Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened by or before any Governmental Authority. The Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with the Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.

(g) The Company and the Company Subsidiaries have not conducted their respective principal operations in, or acquired any business that is based in, or which does business in, China or Hong Kong or which uses, or may use, a variable interest entity structure to conduct China-based operations.

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SECTION 4.15 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Company or the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or any of the Company Subsidiaries was the common parent and which consisted only of the Company and the Company Subsidiaries).

(f) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

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(g) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to INFINT true, correct and complete copies of the income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2018 through 2020.

(i) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) No Governmental Authority has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) None of the Company or the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company or the Company Subsidiaries: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (D) is otherwise subject to taxation in a country other than the country in which it is organized.

(n) The Company and the Company Subsidiaries are in compliance in all material respects with applicable transfer pricing Laws.

(o) Each of the Company and the Company Subsidiaries is classified as a foreign corporation for U.S. federal income tax purposes.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

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SECTION 4.16 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated, or is in material violation of, applicable Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries has any proceedings or claims pending or threatened, under or related to any Environmental Laws, or is actually, potentially or allegedly liable pursuant to applicable Environmental Laws, including but not limited to, any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits; (f) neither the Company nor any Company Subsidiary has assumed the liability of any other person, or agreed to indemnify any other person, for claims under Environmental Laws, except in the ordinary course of entering into and executing lease agreements with respect to real property; and (h) the Company has delivered to INFINT true and complete copies of all environmental Phase I reports and other investigations, studies, records, audits, tests, sampling, site assessments, risk assessments, economic models, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third-party of which the Company or any Company Subsidiary has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

SECTION 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over the 12-month period ending December 31, 2021;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $500,000, in the aggregate, over the 12-month period ending December 31, 2021;

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(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness (or any guaranty therefor) for borrowed money;

(vi) all partnership (including strategic partnerships), joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xi) all Lease Documents listed on Section 4.12(b) of the Company Disclosure Schedule;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to INFINT;

(xiv) all contracts or agreements (including relating to any settlement of any dispute or release relating to Intellectual Property) that restricts, may restrict or has restricted the Company and/or any Company Subsidiary in the use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property used in or necessary for the business of the Company or any Products;

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(xv) all contracts for employment and consulting services required to be listed in Section 4.10(a) of the Company Disclosure Schedule;

(xvi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company and the Company Subsidiaries, taken as a whole; and

(xvii) contracts and agreements the absence of which, individually or in the aggregate, would have a Company Material Adverse Effect.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to INFINT and/or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

SECTION 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. To the knowledge of the Company, all reasonably foreseeable material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) as of the date hereof, no material claims have been asserted under any policy, and no event has occurred that could reasonably be expected to give rise to such claims; (iii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (v) no policy will require any material changes to the terms of such policy as a result of, and in connection with, the Transactions, including changes to the conduct of the business of the Company or the Company Subsidiaries (as specified in such policy) or requirements by an applicable insurer regarding capital expenditures by the Company or any Company Subsidiary with respect to any of the assets or properties of the Company or any Company Subsidiary.

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(c) The Company or any Company Subsidiary, as applicable, has complied in all material respects with its obligations to purchase insurance on behalf of the Company or any Company Subsidiary, as applicable, pursuant to any Material Contract and/or under applicable Law, including any obligations, to the extent applicable, to provide and/or retain evidence of such insurance.

(d) At no time in the past three (3) years has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage or (iii) received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect

SECTION 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions (including the Merger) are fair to, advisable and in the best interests of the Company and the Company Shareholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability and (c) recommended that the Company Shareholders approve and adopt this Agreement, approve the Merger and authorize the Plan of Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company Shareholders. The Requisite Company Approval is the only vote of the holders of Company Shares necessary to adopt this Agreement and approve the Transactions. The Company Shareholder Written Consent qualifies as the Requisite Company Approval and no additional approval or vote from any holders of Company Shares would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, in the past three (3) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit.

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SECTION 4.21 Customers and Suppliers. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers (the “Material Customers”) of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2021). Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers (the “Material Suppliers”) of the Company and its Company Subsidiaries (based on the monies paid to such suppliers during the 12-month period ended December 31, 2021). No (a)(i) Material Customer or (ii) other customer of the Company or Company Subsidiary that accounted for more than five percent (5%) of the Company’s consolidated revenues during the 12-month period ended December 31, 2021 or (b)(i) Material Supplier or (ii) other Supplier of the Company or Company Subsidiary that accounted for more than five percent (5%) of the Company’s consolidated operating expenses during the 12-month period ended December 31, 2021, has (A) cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (B) returned, or threatened in writing to return, a substantial amount of any of the Products, equipment, goods and services purchased from, or sold to, the Company or any Company Subsidiary or (C) to the Company’s knowledge, threatened to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any Products, equipment, goods or services, as applicable. Neither the Company nor any Company Subsidiary has breached in any material respect any Material Contract with, or engaged in any fraudulent conduct with respect to, any Material Customer or Material Supplier.

SECTION 4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries and/or their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to INFINT, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed.

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Article V.

REPRESENTATIONS AND WARRANTIES OF INFINT AND MERGER SUB

Except as set forth in the INFINT SEC Reports, INFINT hereby represents and warrants to the Company as follows as of the date hereof and the Closing:

SECTION 5.01 Corporate Organization.

(a) Each of INFINT and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent INFINT or Merger Sub from performing its material obligations under this Agreement.

(b) Merger Sub is the only subsidiary of INFINT. Except for Merger Sub, INFINT does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Organizational Documents. Each of INFINT and Merger Sub has heretofore furnished to the Company complete and correct copies of the INFINT Organizational Documents and the Merger Sub Memorandum and Articles in effect as of the date hereof. The INFINT Organizational Documents and the Merger Sub Memorandum and Articles are in full force and effect. Neither INFINT nor Merger Sub is in violation of any of the provisions of the INFINT Organizational Documents and the Merger Sub Memorandum and Articles, respectively.

SECTION 5.03 Capitalization.

(a) The authorized share capital of INFINT consists of (i) 500,000,000 INFINT Class A Ordinary Shares, (ii) 50,000,000 INFINT Class B Ordinary Shares and (iii) 5,000,000 INFINT Preferred Shares. As of the date of this Agreement (i) 17,822,527 INFINT Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 5,833,083 INFINT Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (iii) no INFINT Shares are held in the treasury of INFINT, (iv) 16,708,095 INFINT Warrants are issued and outstanding and (v) 16,708,095 INFINT Class A Ordinary Shares are reserved for future issuance pursuant to the INFINT Warrants. As of the date of this Agreement, there are no INFINT Preferred Shares issued and outstanding. Each INFINT Warrant is exercisable for one INFINT Class A Ordinary Share at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 5,000,000 ordinary shares, par value $0.01 per share (the “Merger Sub Ordinary Shares”). As of the date hereof, 100 Merger Sub Ordinary Shares are issued and outstanding. All outstanding Merger Sub Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by INFINT free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Memorandum and Articles.

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(c) All outstanding INFINT Units, INFINT Class A Ordinary Shares, INFINT Class B Ordinary Shares and INFINT Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the INFINT Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by INFINT hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the INFINT Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

SECTION 5.04 Authority Relative to This Agreement. Each of INFINT and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of INFINT and Merger Sub and the consummation by each of INFINT and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of INFINT or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite INFINT Approval and the filing and recordation of the Merger Documents as required by the Cayman Act). This Agreement has been duly and validly executed and delivered by INFINT and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of INFINT or Merger Sub, enforceable against INFINT or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of INFINT and Merger Sub do not, and the performance of this Agreement by each of INFINT and Merger Sub will not, (i) conflict with or violate the INFINT Organizational Documents or the Merger Sub Memorandum and Articles, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of INFINT or Merger Sub or by which any of their property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of INFINT or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of INFINT or Merger Sub is a party or by which each of INFINT or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent INFINT or Merger Sub from performing its material obligations under this Agreement.

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(b) The execution and delivery of this Agreement by each of INFINT and Merger Sub do not, and the performance of this Agreement by each of INFINT and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the rules and regulations of the New York Stock Exchange and the filing and recordation of the Merger Documents as required by the Cayman Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent INFINT or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither INFINT nor Merger Sub is or has been in conflict with, or in default, breach or violation of, any Law applicable to INFINT or Merger Sub or by which any property or asset of INFINT or Merger Sub is bound or affected, except for any such conflicts, defaults, breaches or other violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent INFINT or Merger Sub from performing its material obligations under this Agreement. Each of INFINT and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for INFINT or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) INFINT has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “INFINT SEC Reports”). INFINT has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by INFINT with the SEC to all agreements, documents and other instruments that previously had been filed by INFINT with the SEC and are currently in effect. As of their respective dates, the INFINT SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of INFINT has filed with the SEC all documents required with respect to INFINT by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the New York Stock Exchange.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained in the INFINT SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of INFINT as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). INFINT has no off-balance sheet arrangements that are not disclosed in the INFINT SEC Reports. No financial statements other than those of INFINT are required by GAAP to be included in the consolidated financial statements of INFINT.

(c) Except as and to the extent set forth in the INFINT SEC Reports, neither INFINT nor Merger Sub has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of INFINT’s and Merger Sub’s business.

(d) INFINT is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021, (ii) the classification of the INFINT Shares as permanent or temporary equity or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses.

SECTION 5.08 Absence of Certain Changes or Events. Since November 23, 2021, except as expressly contemplated by this Agreement, (a) INFINT has conducted its business in the ordinary course and in a manner consistent with past practice and (b) there has not been any INFINT Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of INFINT, threatened against INFINT, or any property or asset of INFINT, before any Governmental Authority. Neither INFINT nor any material property or asset of INFINT is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of INFINT, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The INFINT Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of INFINT and the INFINT Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the INFINT Shareholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the INFINT Shareholders at the INFINT Shareholders’ Meeting.

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(b) The only vote of the holders of any class or series of INFINT Shares necessary to approve the Transactions is the Requisite INFINT Approval.

(c) The Merger Sub Director, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to, advisable and in the best interests of Merger Sub and INFINT, as its sole shareholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that INFINT, as the sole shareholder of Merger Sub, approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by INFINT, as the sole shareholder of Merger Sub.

(d) The only vote of the holders of any class or series of the Merger Sub Ordinary Shares necessary to approve this Agreement and the Merger is the affirmative vote of INFINT.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except for (a) EF Hutton, a division of Benchmark Investments, LLC (“EF Hutton”), (b) JonesTrading Institutional Services LLC, (c) Tiger Brokers (NZ) Limited, (d) U.S. Tiger Securities, Inc., (e) Joseph Gunnar & Co., LLC and (f) Arc Group Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of INFINT or Merger Sub.

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SECTION 5.13 INFINT Trust Fund. As of the date of this Agreement, INFINT has no less than $202,998,782 in the trust fund established by INFINT for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST pursuant to the Investment Management Trust Agreement, dated as of November 23, 2021, between INFINT and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. INFINT has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by INFINT or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between INFINT and CST that would cause the description of the Trust Agreement in the INFINT SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of INFINT, that would entitle any person (other than INFINT Shareholders who shall have elected to redeem their INFINT Class A Ordinary Shares pursuant to the INFINT Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the INFINT Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of INFINT, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to CST pursuant to the Trust Agreement, INFINT shall cause CST to, and CST shall thereupon be obligated to, release to INFINT as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of INFINT due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to INFINT Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to INFINT in connection with its efforts to effect the Transactions (including fees owed by INFINT to EF Hutton pursuant to that certain Letter Agreement, dated November 18, 2021, between EF Hutton and INFINT). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, INFINT has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to INFINT at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the INFINT SEC Reports, INFINT and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by INFINT’s officers and directors in connection with activities on INFINT’s behalf in an aggregate amount not in excess of the amount of cash held by INFINT outside of the Trust Account, INFINT has no unsatisfied material liability with respect to any employee, officer or director. INFINT and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, share option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of INFINT or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the INFINT, Merger Sub or any Affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which INFINT or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

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SECTION 5.15 Taxes.

(a) INFINT and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that INFINT or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of INFINT, for any material Taxes of INFINT that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither INFINT nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of INFINT or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Neither INFINT nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither INFINT nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f) Neither INFINT nor Merger Sub has any request for a material ruling in respect of Taxes pending between INFINT and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither INFINT nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(h) Neither INFINT nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

SECTION 5.16 Listing. The issued and outstanding INFINT Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IFIN.U.” The issued and outstanding INFINT Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IFIN”. The issued and outstanding INFINT Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IFIN.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of INFINT, threatened in writing against INFINT by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the INFINT Units, the INFINT Class A Ordinary Shares or INFINT Warrants or terminate the listing of INFINT on the New York Stock Exchange. None of INFINT or any of its Affiliates has taken any action in an attempt to terminate the registration of the INFINT Units, the INFINT Class A Ordinary Shares or the INFINT Warrants under the Exchange Act.

SECTION 5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the INFINT SEC Reports), INFINT hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to INFINT, Merger Sub and/or their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, INFINT, and any such representations or warranties are expressly disclaimed.

Article VI.

CONDUCT OF BUSINESS PENDING THE Transactions

SECTION 6.01 Conduct of Business by the Company and the Company Subsidiaries Pending the Transactions.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless INFINT shall otherwise consent in writing:

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

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(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers (including the Material Customers), Suppliers (including the Material Suppliers) and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of INFINT:

(i) amend or otherwise change the Company Memorandum and Articles or, in the case of each Company Subsidiary, its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Company Shares or any Company Subsidiary’s shares or any options, warrants, convertible securities or other rights of any kind to acquire any shares or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its shares;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

(vii) incur any indebtedness for borrowed money, except in the ordinary course of business and consistent with past practice;

(viii) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

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(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing, Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new Service Agreement or similar arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $150,000;

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(xi) adopt, amend and/or terminate any Plan except as may be required by applicable Law or, is necessary in order to consummate the Transactions;

(xii) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by IFRS or PCAOB;

(xiii) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xiv) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

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(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by INFINT and Merger Sub Pending the Transactions. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreements and consummating any private placements pursuant to Section 7.19), except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), INFINT agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, the businesses of INFINT and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreements and consummating any private placements pursuant to Section 7.19) or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither INFINT nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company:

(a) amend or otherwise change the INFINT Organizational Documents (other than in connection with any INFINT Extension Proposal) or the Merger Sub Memorandum and Articles or form any subsidiary of INFINT other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its shares, other than redemptions from the Trust Fund that are required pursuant to the INFINT Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the INFINT Shares or INFINT Warrants except for redemptions from the Trust Fund that are required pursuant to the INFINT Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of shares or other securities of INFINT or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or any other ownership interest (including, without limitation, any phantom interest) of INFINT or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money, except working capital loans provided by Sponsor to INFINT;

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(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of INFINT or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and INFINT on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against INFINT, Merger Sub or any other person for legal relief against monies or other assets of INFINT or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, INFINT shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event INFINT prevails in such action or proceeding.

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Article VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, INFINT and the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the INFINT Shareholders soliciting proxies in favor of the INFINT Proposals from such INFINT Shareholders in connection with the extraordinary general meeting of the INFINT Shareholders (the “INFINT Shareholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and the Transactions, (ii) the issuance of New INFINT Ordinary Shares as contemplated by this Agreement, (iii) the INFINT Second Amended and Restated Memorandum and Articles and (iv) any other proposals the Parties deem necessary or desirable to effectuate the Transactions (collectively, the “INFINT Proposals”). If applicable, INFINT and the Company shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus. The Company shall furnish all information concerning the Company and the Company Subsidiaries as INFINT may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. INFINT and the Company each shall use their reasonable best efforts to (A) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (D) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the effective time of the Registration Statement, INFINT shall mail the Proxy Statement to the INFINT Shareholders. Each of INFINT and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. If, in connection with the preparation and filing of the Proxy Statement and the Registration Statement, the SEC requires that a tax opinion with respect to the Merger (a “Merger Tax Opinion”) be prepared and submitted in connection with such, (x) INFINT and the Company shall deliver to their respective tax counsel customary Tax representation letters satisfactory, dated and executed as of the date the Proxy Statement and the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Proxy Statement and Registration Statement, (y) the Company and INFINT shall cause their respective tax counsel to render a Merger Tax Opinion.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by INFINT or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. INFINT and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New INFINT Ordinary Shares, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of INFINT and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

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(c) INFINT represents that the information supplied by INFINT for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the INFINT Shareholders and the Company Shareholders, (iii) the time of the INFINT Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to INFINT, Merger Sub or their respective officers or directors, should be discovered by INFINT which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, INFINT shall promptly inform the Company. All documents that INFINT is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the INFINT Shareholders and the Company Shareholder, (iii) the time of the INFINT Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform INFINT. All documents that the Company is responsible for causing INFINT to file with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02 INFINT Shareholders’ Meetings; and Merger Sub Shareholder’s Approval.

(a) INFINT shall call and hold the INFINT Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the INFINT Proposals, and INFINT shall use its reasonable best efforts to hold the INFINT Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to INFINT Shareholders). INFINT shall use its reasonable best efforts to obtain the approval of the INFINT Proposals at the INFINT Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the INFINT Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The INFINT Board shall recommend to the INFINT Shareholders that they approve the INFINT Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, INFINT shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole shareholder of Merger Sub.

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SECTION 7.03 Company Shareholders’ Written Consent. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to INFINT the Company Shareholder Written Consent, which such Company Shareholder Written Consent represents the Requisite Company Approval in favor of the approval and adoption of this Agreement, the Merger and the other Transactions.

SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and INFINT shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor INFINT shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.04 shall be kept confidential in accordance with the mutual non-disclosure agreement, dated as of February 18, 2022 (the “Confidentiality Agreement”), between INFINT and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 Exclusivity.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to, and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Competing Transaction, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Competing Transaction, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Competing Transaction (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Competing Transaction) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Competing Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Competing Transaction or any proposal or offer that could reasonably be expected to lead to Company Competing Transaction or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) in connection with a Company Competing Transaction. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration a Company Competing Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify INFINT (and in any event within twenty-four (24) hours) of the receipt of any Company Competing Transaction after the date hereof, which notice shall identify the third party involved in the Company Competing Transaction and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Competing Transaction. The Company acknowledges that any action taken by it, any Company Subsidiary or any Representative of the Company or any Company Subsidiary inconsistent with the restrictions set forth in this Section 7.05(a), whether or not such Company Subsidiary or Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.05(a) by the Company.

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(b) From and after the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, INFINT shall not, and shall cause Merger Sub not to, and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of ownership interests or assets of INFINT, recapitalization or similar business combination transaction (any such transaction or series of related transactions involving INFINT other than the Transactions, a “Business Combination Competing Transaction”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding INFINT’s or Merger Sub’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Business Combination Competing Transaction, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Competing Transaction (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Business Combination Competing Transaction) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of INFINT or Merger Sub, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Competing Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Competing Transaction or any proposal or offer that could reasonably be expected to lead to a Business Combination Competing Transaction or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. INFINT shall, and shall instruct and cause Merger Sub and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) in connection with a Business Combination Competing Transaction. INFINT shall promptly notify the Company (and in any event within twenty-four (24) hours) of the receipt of any Business Combination Competing Transaction after the date hereof, which notice shall identify the third party involved in the Business Combination Competing Transaction and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Business Combination Competing Transaction. INFINT acknowledges that any action taken by it, Merger Sub or any Representative of INFINT or Merger Sub that is inconsistent with the restrictions set forth in this Section 7.05(b), whether or not such Representative is purporting to act on INFINT’s behalf, shall be deemed to constitute a breach of this Section 7.05(b) by INFINT.

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SECTION 7.06 Employee Benefits Matters.

(a) INFINT shall, or shall cause the Surviving Company and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (including, without limitation, any employee benefit plan and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b) The provisions of this Section 7.06 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, INFINT, the Surviving Company and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

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SECTION 7.07 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Memorandum and Articles, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) Each of INFINT and the Surviving Company shall purchase (which shall be paid for in full by the Surviving Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by INFINT or the Company, respectively, as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Effective Time for the benefit of INFINT’s and the Company’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.

SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to INFINT, and INFINT shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of INFINT and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of INFINT and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that each of INFINT and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.10, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.10 shall prevent INFINT or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.11 Tax Matters.

(a) Within ninety (90) days after the end of each taxable year of INFINT: (i) INFINT shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); and (ii) if INFINT determines that it was a PFIC for such taxable year, INFINT shall determine the PFIC status of each of its subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”). If INFINT determines that it or any of the Non-U.S. Subsidiaries was a PFIC for such taxable year, INFINT shall use reasonable best efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable INFINT Shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “qualified electing fund” election pursuant to Section 1295 of the Code. The obligations under this Section 7.11 shall survive the Closing.

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(b) All Transfer Taxes incurred in connection with the Transactions shall be borne by the Company.

SECTION 7.12 Stock Exchange Listing.

(a) INFINT will use its reasonable best efforts to cause the Merger Consideration issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, INFINT shall use its reasonable best efforts to keep the INFINT Units, INFINT Class A Ordinary Shares and INFINT Warrants listed for trading on the New York Stock Exchange.

(b) Prior to the Closing, INFINT shall apply for a mutually agreed upon new ticker symbol with the New York Stock Exchange that reflects a mutually agreed name contingent on the INFINT Proposals having been approved and adopted by the Requisite INFINT Approval, the Cayman Act, the INFINT Organizational Documents and the rules and regulations of the New York Stock Exchange.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority. Further, and for avoidance of doubt, such obligations of a Party as set forth in this Section 7.13 shall include using reasonable best efforts to provide assistance to each other in the preparation of any notifications required to be submitted to any Governmental Authority after the Closing Date, including without limitation those notifications required by any Antitrust Law.

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(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the PCAOB Audited Financials to INFINT not later than fifteen (15) days from the date hereof.

SECTION 7.15 Subsequent Unaudited Company Financial Statements. The Company shall, from the date hereof until the Closing Date, prepare and deliver to INFINT, as promptly as reasonably practicable and no later than forty five (45) calendar days after the end of any fiscal quarter, the unaudited combined balance sheet of the Company as of the end of such fiscal quarter and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Company for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Registration Statement and the Proxy Statement (collectively, the “Subsequent Unaudited Company Financial Statements”); provided, however, that the Company shall deliver to INFINT no later than September 15, 2022, the Subsequent Unaudited Company Financial Statements for the fiscal quarter ended June 30, 2022. The Subsequent Unaudited Company Financial Statements shall be prepared from the books and records of the Company and the Company Subsidiaries and in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may otherwise be required under IFRS) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. The Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company in accordance with the procedures specified by the PCAOB in AU Section 722 and each of the Subsequent Unaudited Company Financial Statements shall be accompanied by an audit report, without qualification or exception from the independent accountant for the Company. When delivered, the Subsequent Unaudited Company Financial Statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Company and the Company Subsidiaries as of the dates and for the periods shown therein.

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SECTION 7.16 Trust Account. As of the Effective Time, the obligations of INFINT to dissolve or liquidate within a specified time period as contained in INFINT Memorandum and Articles will be terminated and INFINT shall have no obligation whatsoever to liquidate and dissolve the assets of INFINT by reason of the consummation of the Merger or otherwise, and no shareholder of INFINT shall be entitled to receive any amount from the Trust Account. INFINT shall provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and cause CST prior to the Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay INFINT Shareholders who have exercised their Redemption Rights) as directed by INFINT and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.17 Incentive Equity Plan. INFINT shall, prior to the Closing, include a proposal in the Proxy Statement to approve a new incentive equity plan (the “Incentive Equity Plan”), to be effective as of the Effective Time, which shall be in such form as the Company and INFINT shall mutually determine as promptly as practicable after the execution of this Agreement and prior to the filing of the Registration Statement and the Proxy statement with the SEC.

SECTION 7.18 INFINT Extension Proposal. The Company and INFINT agree that, (a) unless this Agreement shall have otherwise been terminated in accordance with its terms or (b) the INFINT Extension Funding Amount shall have been deposited into the Trust Account pursuant to Section 9.03(a), if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will be consummated after November 23, 2022 but prior to February 23, 2023 (and INFINT provides notice of such determination in writing to the Company), then INFINT shall call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal, to be held prior to November 23, 2022, and the Parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to the INFINT Shareholders seeking approval of the INFINT Extension Proposal; provided, however, that such INFINT Extension Proposal shall not seek to amend the INFINT Organizational Documents to extend the time period for INFINT to consummate a business combination beyond February 23, 2023.

SECTION 7.19 Private Placements. In connection with the Transactions, INFINT shall be permitted to enter into subscription agreements with investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein and mutually agreeable to INFINT and the Company, will purchase New INFINT Ordinary Shares in a private placement or placements to be consummated immediately prior to the consummation of the Transactions. In furtherance of, and in connection with, any such private placement or placements, (a) the Company shall make its management team reasonably available to participate (with virtual participation being sufficient) in the marketing process relating to such private placement or placements and (ii) the Parties shall mutually agree upon any presentation, marketing materials or other documents or information that will be provided or disclosed publicly, to any such investors.

SECTION 7.20 Divestitures. Prior to the Closing, the Company shall spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG (Asia) Ltd. (“TNG Asia”), (b) Future Network Technology Investment Co., Ltd. (“FNTI”) and (c) GEA Holdings Limited (“GEA” and together with TNG ASIA and FNTI, the “Divestiture Entities”), including by means of a partial redemption of outstanding Common Shares as consideration therefor (such spin-outs, carve-outs, divestitures or transfers, the “Divestitures”) such that, upon consummation of the Divestitures, the Divestiture Entities shall no longer be Affiliates of the Company. In connection with the Divestitures, the Company shall (i) consult with INFINT in good faith with respect to all matters relating to the Divestitures, (ii) provide INFINT with an opportunity to review and comment on all of the documents relating to the Divestitures and (iii) take into account all reasonable comments made by INFINT with respect to such documents.

SECTION 7.21 Company Headquarters. Prior to the Closing, the Company shall relocate its headquarters from Hong Kong to a jurisdiction that is mutually agreed to by INFINT and the Company, it being agreed that Singapore is an acceptable jurisdiction to the Parties (the “Headquarters Relocation”); provided that the Company shall (a) consult with INFINT in good faith with respect to all matters relating to the Headquarters Relocation, (b) provide INFINT with an opportunity to review and comment on all of the documents relating to the Headquarters Relocation and (c) take into account all reasonable comments made by INFINT with respect to such documents.

SECTION 7.22 Termination of Contracts Relating to the Divestiture Entities. Prior to the Closing and in connection with the Divestitures, the Company shall cause the Company and its Affiliates (other than the Divestiture Entities) to be released from, or to otherwise be terminated with respect to, all contracts and agreements relating to the Divestiture Entities and any of their subsidiaries to which any of the Company or such Affiliates may be a party, with no further obligation or liability of the Company or any such Affiliates thereunder, including all contracts and agreements evidencing indebtedness (or any guaranty therefor) for borrowed money relating to the Divestiture Entities and any of their subsidiaries.

SECTION 7.23 Convertible Bonds and Option Deed. Reference is hereby made to that certain (a) Option Deed for the Grant of Option, between the Company and Noble Tack International Limited (“Noble”), dated as of June 2, 2022 (the “Noble Option Deed”), (b) Amended and Restated Convertible Bond Instrument dated as of September 14, 2021 (the “Convertible Bond Instrument”), and (c) Amended and Restated Exchangeable Bond Instrument dated as of September 14, 2021 (the “Exchangeable Bond Instrument”). Prior to the Closing, the Company shall exercise, or cause the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia Holdings Limited (“Dynamic Indonesia”) and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares, and (iii) exchange right under the Exchangeable Bond Instrument to convert into Company Shares.

Article VIII.

CONDITIONS TO THE Transactions

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, INFINT and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Shareholder Written Consent. The Company Shareholder Written Consent shall have been delivered to INFINT.

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(b) INFINT Shareholders’ Approval. The INFINT Proposals shall have been approved and adopted by the Requisite INFINT Approval in accordance with Proxy Statement, the Cayman Act, the INFINT Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals. All pre-Closing approvals or clearances reasonably required under any applicable Antitrust Laws shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained.

(f) Registration Statement/Proxy Statement. The Registration Statement shall have been declared effective under the Securities Act and/or the Proxy Statement shall have been cleared by the SEC. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Net Tangible Assets. After giving effect to the Transactions (including any private placement or placements to be consummated immediately prior to the consummation of the Transactions), INFINT shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

SECTION 8.02 Conditions to the Obligations of INFINT and Merger Sub. The obligations of INFINT and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Organizational Documents), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to INFINT a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit F, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than INFINT) shall have delivered, or cause to be delivered, to INFINT copies of the Registration Rights Agreement duly executed by all such parties.

(g) Lock-Up Agreement. All parties to the Lock-Up Agreement (other than INFINT) shall have delivered, or cause to be delivered, to INFINT copies of the Lock-Up Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to INFINT a properly executed certification that Company Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the Internal Revenue Service (IRS) (which shall be filed by INFINT with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Payment Spreadsheet. The Company shall have delivered to INFINT the Payment Spreadsheet in accordance with Section 3.01(a).

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(j) Divestitures. Prior to the Closing, the Divestitures shall have been duly completed and the Company shall have provided INFINT with evidence reasonably satisfactory to INFINT relating to such completion.

(k) Headquarters Relocation. Prior to the Closing, the Headquarters Relocation shall have been duly completed and the Company shall have provided INFINT with evidence reasonably satisfactory to INFINT relating to such completion.

(l) Termination of Contracts Relating to the Divestiture Entities. The Company shall have, and shall have provided INFINT with evidence reasonably satisfactory to INFINT that the Company shall have, caused the Company and its Affiliates (other than the Divestiture Entities) to be released from, or to otherwise be terminated with respect to, all contracts and agreements relating to the Divestiture Entities and any of their subsidiaries to which any of the Company or such Affiliates may be a party, with no further obligation or liability of the Company or any such Affiliates thereunder, including all contracts and agreements evidencing indebtedness (or any guaranty therefor) for borrowed money relating to the Divestiture Entities and any of their subsidiaries.

(m) Convertible Bonds and Option Deed. The Company shall have, and shall have provided INFINT with evidence reasonably satisfactory to INFINT that the Company shall have, exercised or caused the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares, and (iii) exchange right under the Exchangeable Bond Instrument to convert into Company Shares.

(n) Company Equity Plan. The Company shall have (i) amended the Company Equity Plan to prohibit the issuance or grant of any new Company Options, Company RSUs or any other awards under the Company Equity Plan on or after the Closing Date and (ii) adopted such Company Board or committee resolutions as may be required to provide that no new Company Options, Company RSUs or any other awards shall be issued or granted under the Company Equity Plan on or after the Closing Date, and provided INFINT with evidence reasonably satisfactory to INFINT of such amendment (with respect to Section 8.02(n)(i)) and such Company Board or committee resolutions (with respect to Section 8.02(n)(ii)).

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SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of INFINT and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.02 (Organizational Documents), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of INFINT and Merger Sub contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of INFINT and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “INFINT Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a INFINT Material Adverse Effect.

(b) Agreements and Covenants. INFINT and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. INFINT shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of INFINT, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No INFINT Material Adverse Effect shall have occurred.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the New INFINT Ordinary Shares constituting the aggregate Merger Consideration.

(f) Registration Rights Agreement. INFINT shall have delivered a copy of the Registration Rights Agreement duly executed by INFINT.

(g) Lock-Up Agreement. INFINT shall have delivered a copy of the Lock-Up Agreement duly executed by INFINT.

(h) Resignation. Other than those persons identified as continuing directors on Exhibit F, all members of the board of directors and officers of INFINT shall have executed written resignations effective as of the Effective Time.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Shareholders or the INFINT Shareholders, as follows:

(a) by mutual written consent of INFINT and the Company; or

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(b) by either INFINT or the Company if the Effective Time shall not have occurred prior to November 23, 2022 (the “Outside Date”); provided that the Outside Date shall automatically be extended, without any further action by any Party, to (i) February 23, 2023 if the INFINT Extension Funding Amount shall have been deposited into the Trust Account or (ii) as provided in the Extension Proposal if it shall have been approved by the INFINT Shareholders; provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either INFINT or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger; or

(d) by either INFINT or the Company if any of the INFINT Proposals shall fail to receive the Requisite INFINT Approval; or

(e) by INFINT if the Company shall have failed to deliver the Company Shareholder Written Consent to INFINT within one hour of the execution and delivery of this Agreement by the Parties; or

(f) by INFINT upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that INFINT has not waived such Terminating Company Breach and INFINT and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, INFINT may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by INFINT to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of INFINT and Merger Sub set forth in this Agreement, or if any representation or warranty of INFINT and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating INFINT Breach”); provided that the Company has not waived such Terminating INFINT Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating INFINT Breach is curable by INFINT and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as INFINT and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to INFINT;

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(h) by INFINT if the PCAOB Audited Financials shall not have been delivered to INFINT by the Company on or before not later than fifteen (15) days from the date hereof;

(i) by INFINT if, after thirty five (35) days from the date that the draft Registration Statement was confidentially submitted to the SEC or the Registration Statement was filed with the SEC, as applicable, INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT Shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in INFINT’s prospectus in connection with its initial public offering (the “INFINT IPO Prospectus”); or

(j) by INFINT if the Registration Statement has not been declared or become effective by October 9, 2022 and INFINT reasonably and in good faith believes that it will not be in a position to distribute the Proxy Statement with an effective Registration Statement to the INFINT Shareholders as a direct or indirect result of the potential conflict with the investment mandate set forth in the INFINT IPO Prospectus.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 9.02, Section 9.03, Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

SECTION 9.03 Expenses; Termination Fee.

(a) All Transaction Expenses shall be paid by the Party incurring such Transaction Expenses, except that (i) the Company shall pay (A) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (B) all expenses incurred in connection with printing, mailing and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (C) expenses incurred in connection with any filings with or approvals from the New York Stock Exchange in connection with the Transactions and (D) expenses relating to the filing fees for any approvals or clearances required under any Antitrust Laws; in each case as such expenses shall be incurred or otherwise be due and payable; and (ii) if (A) the PCAOB Audited Financials shall not have been delivered to INFINT by the Company on or before fifteen (15) days from the date hereof, (B) the approvals set forth on Section 8.01(e) of the Company Disclosure Schedule shall not have been timely obtained or (C) INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will not be consummated prior to November 23, 2022 as a result of any action or inaction of the Company and/or any of its Representatives, including prior to the date hereof (collectively, the “Company Caused INFINT Extension Items”) and, as a result thereof, INFINT shall determine to call a meeting of the INFINT Shareholders in order to approve the INFINT Extension Proposal, the Company shall pay for all third-party costs and expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with such meeting of the INFINT Shareholders, including the costs of preparing, filing and mailing a proxy statement in connection therewith. In addition to the foregoing, (x) if INFINT shall determine (in its sole discretion) not to call a meeting of the INFINT Shareholders to approve the INFINT Extension Proposal, (y) any of the Company Caused INFINT Extension Items shall have occurred, and (z) INFINT and the Sponsor shall instead agree to deposit the INFINT Extension Funding Amount into the Trust Account, then INFINT shall provide written notice of INFINT’s intent to do so and the Company shall deposit or procure the deposit of the INFINT Extension Funding Amount into the Trust Account prior to November 23, 2022.

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(b) Notwithstanding Section 9.03(a):

(i) if INFINT shall have terminated this Agreement pursuant to Section 9.01(i), the Company shall pay INFINT, by wire transfer of immediately available funds within two (2) Business Days after such termination, an amount equal to the INFINT Extension Funding Amount as a termination fee; and

(ii) if INFINT shall have terminated this Agreement pursuant to Section 9.01(j), the Company shall pay INFINT, by wire transfer of immediately available funds within two (2) Business Days after such termination, an amount equal to two times (2x) the INFINT Extension Funding Amount as a termination fee.

(iii) The Parties acknowledge and agree that the provisions for payment of the termination fee set forth in this Section 9.03(b) are an integral part of the Transactions and are included herein in order to induce INFINT to enter into this Agreement. If the Company fails to pay any amounts due under this Section 9.03(b), and INFINT commences a suit which results in a final, nonappealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay INFINT’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

(c) Notwithstanding the foregoing, if the Merger and the other Transactions shall be consummated, INFINT shall, on the Closing Date following the Closing, pay or cause to be paid by wire transfer of immediately available funds all Outstanding Company Transaction Expenses and Outstanding INFINT Transaction Expenses from the combined cash accounts of INFINT and the Company after the release of funds from the Trust Account.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

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SECTION 9.05 Waiver. At any time prior to the Effective Time, (i) INFINT may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of INFINT or Merger Sub, (b) waive any inaccuracy in the representations and warranties of INFINT or Merger Sub contained herein or in any document delivered by INFINT and/or Merger pursuant hereto and (c) waive compliance with any agreement of INFINT or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to INFINT or Merger Sub:

INFINT Acquisition Corporation
32 Broadway, Suite 401

New York, NY 10004

Attention: Alexander Edgarov
Email: sasha@infintspac.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, FL 33131
Attention:	Alan I. Annex, Esq.
Email:	annexa@gtlaw.com

if to the Company:

Seamless Group Inc.

410 North Bridge Road
SPACES City Hall
Singapore 188726
Attention: Hui Ka Wah Ronnie
Email: ronnie.hui@tngfintech.com

A-74

with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, D.C., 20001
Attention:	Andrew M. Tucker, Esq.
Email:	andy.tucker@nelsonmullins.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

A-75

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State; provided that the Merger and the fiduciary duties of the Company Board and the INFINT Board shall, in each case, be governed by the laws of the Cayman Islands. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

A-76

IN WITNESS WHEREOF, INFINT, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFINT ACQUISITION CORPORATION

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

FINTECH MERGER SUB CORP.

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Director

seamless group inc.

By	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-77

EXHIBIT A

Plan of Merger

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Lock-Up Agreement

EXHIBIT D

INFINT Second Amended and Restated Memorandum and Articles of Association

EXHIBIT E

Surviving Company Amended and Restated Memorandum and Articles of Incorporation

EXHIBIT F

Directors and Officers of the Surviving Company and INFINT

SCHEDULE A

Company Knowledge Parties

AMENDMENT NO. 1

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 20, 2022, to the Business Combination Agreement, dated as of August 3, 2022 (as amended, the “Business Combination Agreement”), is by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, INFINT and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 9.04 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amend and Restate Section 7.18. Section 7.18 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“INFINT Extension Proposal. The Company and INFINT agree that, (a) unless this Agreement shall have otherwise been terminated in accordance with its terms or (b) the INFINT Extension Funding Amount shall have been deposited into the Trust Account pursuant to Section 9.03(a), if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will be consummated after November 23, 2022 but prior to February 23, 2023 (and INFINT provides notice of such determination in writing to the Company), then INFINT shall call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal, to be held prior to November 23, 2022, and the Parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to the INFINT Shareholders seeking approval of the INFINT Extension Proposal; provided, however, that (i) such INFINT Extension Proposal shall not seek to amend the INFINT Organizational Documents to extend the time period for INFINT to consummate a business combination beyond March 23, 2023 and (ii) if the INFINT Extension Proposal shall not have been approved by the INFINT Shareholders at such extraordinary general meeting, then the INFINT Extension Funding Amount shall be deposited into the Trust Account pursuant to Section 9.03(a).”

2. Amend and Restate Section 9.01(b). Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) by either INFINT or the Company if the Effective Time shall not have occurred prior to November 23, 2022 (the “Outside Date”); provided that the Outside Date shall automatically be extended, without any further action by any Party, to (i) February 23, 2023 if the INFINT Extension Funding Amount shall have been deposited into the Trust Account or (ii) March 23, 2023 if the Extension Proposal shall have been approved by the INFINT Shareholders; provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;”

3. Amend and Restate Section 9.03(a). Section 9.03(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) All Transaction Expenses shall be paid by the Party incurring such Transaction Expenses, except that (i) the Company shall pay (A) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (B) all expenses incurred in connection with printing, mailing and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (C) expenses incurred in connection with any filings with or approvals from the New York Stock Exchange in connection with the Transactions and (D) expenses relating to the filing fees for any approvals or clearances required under any Antitrust Laws; in each case as such expenses shall be incurred or otherwise be due and payable; and (ii) if (A) the PCAOB Audited Financials shall not have been delivered to INFINT by the Company on or before fifteen (15) days from the date hereof, (B) the approvals set forth on Section 8.01(e) of the Company Disclosure Schedule shall not have been timely obtained or (C) INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will not be consummated prior to November 23, 2022 as a result of any action or inaction of the Company and/or any of its Representatives, including prior to the date hereof (collectively, the “Company Caused INFINT Extension Items”) and, as a result thereof, INFINT shall determine to call a meeting of the INFINT Shareholders in order to approve the INFINT Extension Proposal, the Company shall pay for all third- party costs and expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with such meeting of the INFINT Shareholders, including the costs of preparing, filing and mailing a proxy statement in connection therewith. In addition to the foregoing, (x) (1) if INFINT shall determine (in its sole discretion) not to call an extraordinary general meeting of the INFINT Shareholders to approve the INFINT Extension Proposal or (2) if the INFINT Extension Proposal shall not have been approved by the INFINT Shareholders at such extraordinary general meeting, (y) any of the Company Caused INFINT Extension Items shall have occurred, and (z) INFINT and the Sponsor shall instead agree to deposit the INFINT Extension Funding Amount into the Trust Account, then INFINT shall provide written notice of INFINT’s intent to do so and the Company shall deposit or procure the deposit of the INFINT Extension Funding Amount into the Trust Account prior to November 23, 2022.”

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFINT ACQUISITION CORPORATION

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

FINTECH MERGER SUB CORP.

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Director

seamless group inc.

By	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

[Signature Page to Amendment No. I to the Business Combination Agreement]

Execution Copy

amendMENT No. 2

to THE

BUSINESS COMBINATION AGREEMENT

______________

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 29, 2022, to the Business Combination Agreement, dated as of August 3, 2022 (as amended, the “Business Combination Agreement”), is made by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, INFINT and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 9.04 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amend and Restate Section 7.23. Section 7.23 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Convertible Bond and Option Deed. Reference is hereby made to that certain (a) Option Deed for the Grant of Option, between the Company and Noble Tack International Limited (“Noble”), dated as of June 2, 2022 (the “Noble Option Deed”), and (b) Amended and Restated Convertible Bond Instrument dated as of September 14, 2021 (the “Convertible Bond Instrument”). Prior to the Closing, the Company shall exercise, or cause the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia Holdings Limited (“Dynamic Indonesia”) and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, and (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares.”

2. Amend and Restate Section 8.02(m). Section 8.02(m) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Convertible Bond and Option Deed. The Company shall have, and shall have provided INFINT with evidence reasonably satisfactory to INFINT that the Company shall have, exercised or caused the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, and (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares.”

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFINT ACQUISITION CORPORATION

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

FINTECH MERGER SUB CORP.

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Director

seamless group inc.

By:	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

annex b – amended and restated memorandum and articles of association

INFINT Third Amended and Restated Memorandum and Articles of Association

B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CURRENC GROUP INC.

(Adopted by a Special Resolution passed on [___] and effective on [___])

B-2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CURRENC GROUP INC.

(Adopted by a Special Resolution passed on [___] and effective on [___])

1	The name of the Company is Currenc Group Inc..

2	The Registered Office of the Company shall be at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$55,500 divided into 555,000,000 ordinary shares with a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

B-3

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CURRENC GROUP INC.

(Adopted by a Special Resolution passed on [___ ] and effective on [___])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Communication Facilities”	shall mean video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communication, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and be heard by each other.

“Designated Stock Exchange”	means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

B-4

“Electronic Means”	means sending or otherwise making the communication available to the intended recipients in electronic format.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Person”	shall mean any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Present”

shall mean, in respect of any Person, such Person’s presence at a general meeting of members, which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any member, a proxy which has been validly appointed by such member in accordance with these Articles), being:

(a)	physically present at the meeting; or

(b)	in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles connected by means of the use of such Communication Facilities.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

B-5

“Registered Office”	means the registered office for the time being of the Company.

“Rules of the Designated Stock Exchange”	means the rules and regulations of the Designated Stock Exchange which are applicable to the Company from time to time.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

B-6

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

B-7

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

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6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Except where permitted by the Statute, the Memorandum, these Articles, the Rules of the Designated Stock Exchange, any relevant securities laws or the common law, and to any rights and restrictions for the time being attached to any Share, the board of Directors shall not decline to register any transfer of Shares and shall, upon making any decision to decline to register any transfer of Shares, within three (3) months after the date on which the relevant instrument of transfer was lodged with the Company, send to the transferor and transferee notice of the refusal. Notwithstanding the foregoing, the board of Directors may, in its absolute discretion, decline to register any transfer of any Share which is not fully paid up, or which is issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which the Company has a lien.

7.2	The registration of transfers may, after compliance with any notice required of the Rules of the Designated Stock Exchange, be suspended at such times and for such periods as the Board may from time to time determine.

7.3	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the board of Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

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8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

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15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

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17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

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19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.8	The Directors may make Communication Facilities available for a specific general meeting or all general meetings of the Company so that members and other participants may attend and participate at such general meetings by means of such Communication Facilities.

19.9	The notice of any general meeting at which Communication Facilities will be utilised must disclose the Communication Facilities that will be utilised, including the procedures to be followed by any member or other participant of the general meeting who wishes to utilise such Communication Facilities for the purpose of attending, participating and voting at such meeting.

20	Notice of General Meetings

20.1	At least fourteen clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is Present. Except as otherwise provided in these Articles, a quorum shall be the presence, in person or by proxy, of one or more Persons holding at least one third of the issued Shares which confer the right to attend and vote thereat.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not Present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be Present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not Present within half an hour from the time appointed for the meeting to commence, the Members Present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be Present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors Present shall elect one of their number to be chairperson of the meeting.

21.6	If no Director is willing to act as chairperson or if no Director is Present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7	The chairperson of any general meeting shall be entitled to attend and participate at such general meeting by means of Communication Facilities, and to act as the chairperson, in which event, if the Communication Facilities are interrupted or fail for any reason to enable the chairperson to hear and be heard by all other Persons attending and participating at the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairperson of the meeting for the remainder of the meeting; provided that (i) if no other Director is Present at the meeting, or (ii) if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the board of Directors.

21.8	The chairperson may, with the consent of a meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

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21.9	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.10	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively Present and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.11	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.12	The demand for a poll may be withdrawn.

21.13	Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.14	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.15	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who is Present, shall have one vote and on a poll every Member Present in any such manner shall have one vote for every Share of which they are the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

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22.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

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23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2	If a clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member it may authorise such person or persons as it thinks fit to act as its representative(s) at any meeting of the Company or of any class of Members, provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. The person so authorised will be deemed to have been duly authorised without the need to produce any documents of title, notarised authorisation and/or further evidence to substantiate that that person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) or depositary (or its nominee(s)) which that person represents as that clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise as if such person were an individual Member holding the number and class of Shares specified in such authorisation, including, where a show of hands is allowed, the right to vote individually on a show of hands, notwithstanding any contrary provision contained in the Articles.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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26	Directors

26.1	There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting after the adoption of the Articles, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting after the adoption of the Articles and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting after the adoption of the Articles. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	the Director is removed from office by notice in writing served upon such Director signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the Directors then in office (including such Director).

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

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30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4	Unless required otherwise by the Rules of the Designated Stock Exchange, a resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointer and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

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30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be entitled to vote on, and be counted in the quorum in relation to, any resolution of the Directors in respect of any contract or transaction in which they are interested, provided that the relevant Director (or alternate Director) has disclosed the nature and extent of his or her interest in any such contract or transaction to the board of Directors prior to any vote thereon.

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32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

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34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

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37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

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39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Untraceable Members

41.1	The Company shall be entitled to sell any Shares of a Member or the Shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if and provided that:

(a)	all cheques or warrants, not being less than three in number, for any sums payable in cash to the holder of such Shares have remained uncashed for a period of 12 years;

(b)	the Company has not during that time or before the expiry of the three-month period referred to Article 41.1(d) received any indication of the whereabouts or existence of the Member or person entitled to such Shares by death, bankruptcy or operation of law;

(c)	during the 12-year period, at least three Dividends in respect of the Shares in question have become payable and no Dividend during that period has been claimed by the Member; and

(d)	upon expiry of the 12-year period, the Company has caused an advertisement to be published in the newspapers or by electronic communication in the manner in which notices may be served by the Company by Electronic Means as provided in the Articles, given notice of its intention to sell such Shares, and a period of three months has elapsed since such advertisement and the Designated Stock Exchange has been notified of such intention.

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The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds.

41.2	To give effect to any sale contemplated by Article 41.1, the Company may appoint any person to execute as transferor an instrument of transfer of the said Shares and such other documents as are necessary to effect the transfer, and such documents shall be as effective as if they had been executed by the registered holder of or person entitled by transmission to such Shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Member or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments (other than shares or other securities in or of the Company or its holding company if any) or as the Directors may from time to time think fit.

42	Books of Account

42.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

42.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3	For as long as the Company is admitted to trading on a Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited subject to the requirements of applicable law and the Rules of the Designated Stock Exchange. The accounting principles shall be determined by the Directors by reference to the requirements (if any) of the Designated Stock Exchange, applicable law, regulation or the requirements of any regulatory authority of competent jurisdiction. This Article shall not apply if the Company is no longer admitted to trading on a Designated Stock Exchange.

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42.4	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2	Without prejudice to the freedom of the Directors to establish any other committee, for so long as the Shares (or depositary receipts therefor) are admitted to trading on the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Rules of the Designated Stock Exchange, the rules and regulations of the United States Securities and Exchange Commission and all other applicable laws and regulations.

43.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1	Except as otherwise provided in the Articles, any notice or document may be served by the Company on any Member either personally or by sending it through the post in a prepaid letter addressed to such Member at their registered address as appearing in the Register of Members or, to the extent permitted by the Rules of the Designated Stock Exchange and all applicable laws and regulations, by Electronic Means by transmitting it to any electronic number or address supplied by the Member to the Company, or by placing it on the Company’s website provided that the Company has obtained either (a) the Member’s prior express positive confirmation in writing; or (b) the Member’s deemed consent in the manner specified in the Rules of the Designated Stock Exchange to receive or otherwise have made available to such Member notices and documents to be given or issued to them by the Company by such Electronic Means, or (in the case of notice) by advertisement published in the manner prescribed in the Rules of the Designated Stock Exchange. In the case of joint holders of a Share, all notices shall be given to that holder for the time being whose name stands first in the Register of Members and notice so given shall be sufficient notice to all the joint holders.

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44.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

44.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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45.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

46	Indemnity and Insurance

46.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

50	Exclusive Forum

50.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

50.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

50.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

50.4	This Article shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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annex c – CURRENC GROUP INC. 2022 equity incentive plan

CURRENC GROUP INC.

2022 EQUITY INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Currenc Group Inc. 2022 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to those employees, non-employee directors, advisors and consultants of Currenc Group Inc. (the “Company”) and its Affiliates and to promote the success of the Company, its Affiliates and their shareholders. Capitalized terms not otherwise defined herein are defined in Section 22.

Section 2. Eligibility.

Any Eligible Person (as defined in Section 22) shall be eligible to be selected to receive an Award under the Plan. Holders of equity compensation awards granted by a company acquired by the Company (or whose business is acquired by the Company) or with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise) are eligible for grants of Replacement Awards under the Plan.

Section 3. Administration.

(a)	The Plan shall be administered by the Committee. The Board may designate one or more directors of the Company as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section. The Committee may issue rules and regulations for administration of the Plan.

(b)	Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)	All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof.

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Section 4. Shares Available for Awards.

(a)	Subject to adjustment as provided in this Section 4, the maximum number of Shares available for issuance under the Plan shall not exceed [●][1]. Notwithstanding anything in this Plan to the contrary but subject to adjustment as provided in this Section 4 (i) the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall not exceed [●][2] and (ii) the sum of the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Participant who is an Eligible Director during any fiscal year of the Company may not exceed $500,000 in the aggregate.

(b)	Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(c)	Any Shares subject to an Award that expires, is cancelled, forfeited or otherwise terminates without the issuance of such Shares, including any Shares subject to such Award or award to the extent that such Award or award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

(d)	In the event that, as a result of any dividend, other than recurring ordinary cash dividends, or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 20, adjust equitably any or all of:

(i)	the number and type of Shares (or other securities) which thereafter may be made the subject of Awards;

(ii)	the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)	the grant, acquisition, exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)	the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

1 10% of the issued and outstanding ordinary shares of New Seamless immediately after the Closing of the Business Combination.

2 10% of the issued and outstanding ordinary shares of New Seamless immediately after the Closing of the Business Combination.

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(e)	Any Shares issued pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company and held as treasury shares. A Participant shall not have any rights as a shareholder of the Company (including as to voting and dividends) until Shares are actually issued to the Participant following entry upon the Register of Members of the Company.

Section 5. Restricted Shares and Restricted Share Units.

The Committee is authorized to grant Awards of Restricted Shares and Restricted Share Units (“RSUs”) to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)	The applicable Award Agreement shall specify different vesting schedules for different batches of Restricted Shares or RSUs to be awarded, which may be service- and/or performance-based, and, with respect to different batches of Restricted Shares or RSUs, the respective delivery schedules (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Shares or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights.

(b)	Restricted Shares and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Restricted Share or the Share underlying a RSU or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable, unless required by applicable law, or otherwise provided in the applicable Award Agreement.

(c)	Any Restricted Shares and RSUs granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including registration on the Register of Members of the Company or issuance of a share certificate or certificates. In the event that any share certificate is issued in respect of Restricted Shares or RSUs granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares or RSUs.

Section 6. Options.

The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee is also authorized to grant Options with terms and conditions that conform to tax qualification rules in applicable jurisdictions.

All Options granted under the Plan shall be Nonqualified Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code.

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No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Code Section 422(b)(1); provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Option appropriately granted under the Plan.

(a)	The applicable Award Agreement shall specify the vesting schedule, which may be service- and/or performance-based.

(b)	The exercise price per Share under an Option shall be determined by the Committee; provided, however, that the exercise price equals or exceeds the greater of the Fair Market Value of such Share and the nominal value of such share, and provided further that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the exercise price per share shall not be less than 110% of the Fair Market Value per share on the date of grant.

(c)	The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option; provided, however, that the Option Period shall not exceed five years from the date of grant in the case of an Incentive Stock Option granted to a Participant who on the date of grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)).

(d)	The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(e)	The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(f)	With respect to any Incentive Stock Option granted under the Plan: (i) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and (ii) if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

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Section 7. Share Appreciation Rights.

The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)	SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”).

(b)	The exercise price per Share under a SAR shall be determined by the Committee.

(c)	The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d)	The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e)	Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

Section 8. Performance Awards.

The Committee is authorized to grant, in addition to Restricted Shares, RSUs and Options, which are performance-based, other Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)	Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. If the Performance Award relates to Shares on which dividends are declared during the Performance Period, the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or the applicable portion thereof, is earned.

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(b)	Performance Goals may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance Goals shall be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance Goals may vary from Performance Award to Performance A ward, and from Participant to Participant, and may be established on a stand-alone bas is, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)	Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Committee. Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 9. Other Share-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, acquisition rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards.

Section 10. Other Cash-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash. The Committee shall determine the terms and conditions of such Awards.

Section 11. Effect of Leave of Absence or Termination of Service on Awards.

(a)	The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may continue to vest in the event of any unpaid leave of absence in excess of 60 days or as otherwise provided for by the Committee; provided, however, that in the absence of such determination, vesting of Awards shall be tolled during any such unpaid leave (unless otherwise required by applicable laws).

(b)	The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the vesting, exercise or settlement of such Award or the end of a Performance Period.

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Section 12. Change in Control.

(a)	In the event of a Change in Control, the Committee may provide that an Award shall vest and become immediately exercisable with respect to all or any portion of the Shares subject to such Options or SARs, the restricted period shall expire immediately with respect to all or any portion of the outstanding shares of Restricted Shares or RSUs and all or any portion of any Other Share-based Awards or Other Cash-Based Awards shall be vested.

(b)	With respect to Performance Awards, in the event of a Change in Control, all incomplete Performance Periods with respect to such Awards in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall either (1)(i)(x) determine the extent to which Performance Goals with respect to such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, (ii) assume that the applicable “target levels” of performance have been attained, or (2) use such other basis determined by the Committee.

(c)	The Committee may provide that, in the event of a Change in Control, the Participant may retain any tag-along rights, or any rights to sell the Awards under any Company repurchase arrangements.

Section 13. Repurchase Rights.

The Company reserves the right, but not the obligation, to repurchase Awards and Shares underlying Awards held by a Participant in the event that the Participant ceases to be an Eligible Person.

Section 14. Lock-Up.

To the extent required by the underwriters, and except (1) as otherwise approved by the Committee, or (2) pursuant to this Section 14, Shares acquired by a Participant pursuant to the issuance, vesting, exercise, or settlement of any Award granted hereunder may not be sold, transferred, or otherwise disposed of prior to such period designated by the underwriters (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restriction until the end of such Lock-Up Period.

Section 15. General Provisions Applicable to Awards.

(a)	Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)	Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)	Subject to the terms of the Plan and Section 20, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

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(d)	Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable, pledgeable or otherwise transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to Section l5(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this Section l5(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)	A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)	All certificates, if any, for Shares, and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”), any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)	Without limiting the generality of Section l5(h) or Section 15(i), the Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion.

(h)	The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, unlawful behaviors, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(i)	Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company for unlawful behavior and in accordance with such non-competition and nonsolicitation policies and procedures as the Committee or Board may adopt from time to time and those applicable to Participants under applicable employment agreements, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

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Section 16. Amendments and Termination.

(a)	Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 15(i). Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan or any Award Agreement in such manner as may be necessary or desirable to enable the Plan or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

(b)	The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 15(c), no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section l5(i). Notwithstanding the foregoing, without stockholder approval, except as otherwise permitted elsewhere in the Plan, (i) no amendment or modification may reduce the exercise price of any Option or SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Shares underlying such Option or SAR is less than its exercise price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted.

(c)	Except as provided in Section 8(b), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)	The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

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Section 17. Miscellaneous.

(a)	No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient, including as necessary or desirable to recognize differences in local law, tax policy or custom. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)	No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(c)	The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(d)	Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(f)	If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(g)	No Shares shall be issued pursuant to the Plan in the event the Company determines that: (i) it and the Participant have not taken all actions required to register the Shares under the Securities Act and any other applicable securities laws and there is no exemption from such registration under applicable law; (ii) an applicable listing requirement of any stock exchange on which the Company is listed has not been satisfied; or (iii) another applicable provision of law has not been satisfied.

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(h)	Each Award Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of any state or federal laws and regulatory agencies in any applicable country have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory com miss ion or agency having juris diction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register und er the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

(i)	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j)	No fractional Shares shall be issued pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be repurchased and canceled.

(k)	Notwithstanding anything to the contrary herein, the terms and conditions of this Plan may be adjusted with respect to a particular country by means of a Sub-Plan in the form of an addendum to this Plan, and to the extent that the terms and conditions set forth in the Sub-Plan conflict with any provisions of this Plan, the provisions of the applicable Sub-Plan shall govern. Terms and conditions set forth in a Sub-Plan shall apply only to Awards issued to Participants under the jurisdiction of the specific country that is subject of the Sub-Plan and shall not apply to Awards issued to any other Participants. The adoption of any such Sub-Plan shall be subject to the approval of the Board, and, if required, the approval of the shareholders of the Company.

Section 18. Effective Date of the Plan.

The Plan is effective as of the date the Plan is approved by the Board, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of any laws, regulations, and obligations of the Company applicable to the Plan.

Section 19. Term of the Plan.

No Award shall be granted under the Plan after the earliest to occur of (i) the tenth anniversary of the effectiveness of the Plan (the “Plan Expiration Date”); provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such Plan Termination Date may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 16(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

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Section 20. Sections 409A and 457A of the Code.

(a)	With respect to Awards subject to Section 409A and 457A of the Code, the Plan is intended to comply with the requirements of Section 409A and 457A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A and 457A of the Code.

(b)	Notwithstanding any provision of the Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A or Section 457A of the Code, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A or Section 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A or Section 457A and thereby avoid the application of any adverse tax consequences under such Sections.

(c)	Notwithstanding any provision of the Plan to the contrary or any Award Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A providing for payment upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 21. Governing Law.

The Plan and each Award Agreement shall be governed by the laws of the Cayman Islands. The Company, its Affiliates and each Participant (by acceptance of an Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of the Plan, to the exclusive jurisdiction of the competent courts in the Cayman Islands.

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Section 22. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee; or (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

(b)	“Award” means any Option, SAR, Restricted Shares, RSU, Performance Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(c)	“Award Agreement” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)	“Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e)	“Board” means the board of directors of the Company.

(f)	“Cause” means, with respect to any Participant, “cause” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement or as determined by the Committee, such Participant’s:

(i)	indictment for any crime (A) constituting a felony, or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of a Participant’s duties to the Company or any of its Subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any of its Subsidiaries;

(ii)	having been the subject of any order, judicial or administrative, obtained or issued by any securities law regulator, (including the SEC) for any securities violation involving fraud, including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(iii)	conduct, in connection with his or her employment or service, which is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any of its Subsidiaries;

(iv)	violation of the Company’s code of conduct or other material policies set forth in the manuals or statements of policy of the Company or any of its Subsidiaries;

(v)	neglect in the performance of a Participant’s duties for the Company or any of its Subsidiaries or failure or refusal to perform such duties; or

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(vi)	material breach of any applicable employment agreement or other agreement with the Company.

The occurrence of any such event described in clauses (ii) through (vi) that is susceptible to cure or remedy shall not constitute Cause if such Participant cures or remedies such event within 30 days after the Company provides notice to such Participant.

(g)	“Change in Control” means the occurrence of any one or more of the following events:

(i)	a direct or indirect change in beneficial ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby (a) any Person other than the Company, any member of the Kong Group or a holding company on behalf of any member of the Kong Group, directly or indirectly acquires beneficial ownership of securities of the Company constituting more than fifty percent (50%) of the total issued share capital of the Company immediately after such acquisition; and (b) Kong sells, transfers or otherwise disposes of more than fifty percent (50%) of the securities of the Company that he beneficially owns, directly or indirectly, as of the Effective Date;

(ii)	at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	the consummation of a merger, amalgamation or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least fifty percent (50%) of the combined voting power and total Fair Market Value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or

(iv)	the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award to which Section 12 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A and 457A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A and 457A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A and 457A of the Code.

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(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(i)	“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, or, at the Board’s discretion with respect to any action, references herein to the “Committee” shall refer to another committee of at least two directors designated by the Board, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “independent” as defined by the rules of the international, national or regional securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(j)	“Consultant” means any person, including an advisor, consultant or agent, engaged by the Company or a Subsidiary or Affiliate to render services to such entity or who renders, or has rendered, services to the Company or any Subsidiary or Affiliate and is compensated for such services.

(k)	“Disability” means, unless otherwise provided for in the Participant’s employment agreement or Award Agreement or as otherwise determined by the Committee, any medically determinable physical or mental impairment resulting in the Participant’s inability to engage in any substantial gainful activity, where such impairment is likely to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined reasonably and in good faith by the Committee.

(l)	“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(m)	“Eligible Person” with respect to an Award denominated in Shares, means any (i) Employee; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) Eligible Director of the Company or an Affiliate; (iii) Consultant to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or any of its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or any of its Affiliates).

(n)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

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(o)	“Fair Market Value” means, unless otherwise determined by the Committee, (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to and property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(p)	“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Code Section 422 and otherwise meets the requirements set forth in the Plan.

(q)	“Kong” means Alex Kong.

(r)	“Kong Group” means Kong, CHU Kar Yin Catalina and Takis Wong.

(s)	“Nonqualified Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(t)	“Non-Employee Director” means a member of the Board who is not an employee of the Company or an Affiliate.

(u)	“Option” means an option representing the right to acquire Shares from the Company, granted in accordance with the provisions of Section 6.

(v)	“Other Cash-Based Award” means an Award granted in accordance with the provisions of Section 10.

(w)	“Option Price” means the product of (x) the number of Shares subject to the Award, multiplied by (y) the exercise price.

(x)	“Other Share-Based Award” means an Award granted in accordance with the provisions of Section 9.

(y)	“Participant” means the recipient of an Award granted under the Plan.

(z)	“Performance Award” means an Award granted in accordance with the provisions of Section 8.

(aa)	“Performance Goals” means, for a Performance Period, the one or more criteria, objectives or measurements established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

(bb)	“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such A ward are measured.

(cc)	“Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organization.

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(dd)	“Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise).

(ee)	“Restricted Shares” means any Share granted in accordance with the provisions of Section 5.

(ff)	“RSU” means a contractual right granted in accordance with the provisions of Section 5 that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(gg)	“SAR” means any right granted in accordance with the provisions of Section 7 to receive upon exercise by a Participant or settlement the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(hh)	“Securities Act” means the Securities Act of 1933, as amended.

(ii)	“Shares” means the ordinary shares issued or to be issued by the Company

(jj)	“Sub-Plan” means any supplement or sub-plan to this Plan adopted by the Board, applicable to Participants employed or otherwise engaged in a certain country or region or subject to the laws of a certain country or region, as deemed by the Board to be necessary or desirable to comply with the laws of such country or region, or to accommodate the tax policy or custom thereof, which, if and to the extent applicable to any particular Participant, shall constitute an integral part of this Plan.

(kk)	“Subsidiary” means any corporation, limited liability company, joint venture or partnership of which the Company (a) directly or indirectly owns more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interest s, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(ll)	“Termination of Service” means:

(i)	in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Subsidiary or Affiliate;

(ii)	in the case of a Participant who is a Non-Employee Director, the date that the Participant ceases to be a member of the Board for any reason; or

(iii)	in the case of a Participant who is a consultant or other advisor, the effective date of the cessation of the performance of services for the Company or any Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless such Participant’s employment continues with the Company or another Affiliate.

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annex d – lock-up agreement

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date (as defined in the Business Combination Agreement, as defined below) by and between (i) INFINT Acquisition Corporation, a Cayman Islands exempted company (including any successor entity thereto, the “Purchaser”), and (ii) ________________________________, a five percent (5%) or greater shareholder of Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”) (the “Subject Party”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on August 3, 2022, (i) the Purchaser, (ii) Fintech Merger Sub Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) the Company, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall be exchanged for the Stockholder Merger Consideration, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Subject Party thereunder, the parties desire to enter into this Agreement, pursuant to which the Purchaser Ordinary Shares received by the Subject Party in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Subject Party hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (x) six (6) months after the date of the Closing and (y) the date after the Closing on which the Purchaser consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of the Purchaser’s stockholders having the right to exchange their Ordinary Shares of the Purchaser for cash, securities, or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option, or contract to purchase, purchase any option, or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

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(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities (I) to any Permitted Transferee or (II) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in either of cases (I) or (II), it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Subject Party, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of the Subject Party’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of the Subject Party or the immediate family of the Subject Party, (3) if the Subject Party is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, officers, directors, general partners, limited partners, members, or stockholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective affiliates, (5) to any affiliate of the Subject Party, and (6) any transferee whereby there is no change in beneficial ownership. The Subject Party further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and shall refuse to record any such purported transfer of the Restricted Securities in the books of the Company. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of the Subject Party (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Subject Party shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) The foregoing notwithstanding, to the extent any Subject Party is granted a release or waiver from the restrictions contained in this Section 1 prior to the expiration of the Lock-Up Period, then all Subject Parties shall be automatically granted a release or waiver from the restrictions contained in this Section to the same extent, on substantially the same terms as and on a pro rata basis with, the Subject Party to which such release or waiver is granted. In addition, this provision shall apply to the lock-up restrictions contained in Section 5 of the Letter Agreement, dated November 23, 2021, among the Purchaser, INFINT Capital LLC (the “Sponsor”) and the other signatories made a party thereto (the “Letter Agreement”) and to the extent any Subject Party is granted a release or waiver pursuant to this Agreement, the same release or waiver shall be automatically granted to the Sponsor and each Insider (as defined in the Letter Agreement) pursuant to the Letter Agreement.

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2. Miscellaneous; No Third-Party Beneficiaries.

(a) Binding Effect; Assignment. This Agreement and all of the provisions herein shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all rights and obligations of a party are personal and may not be transferred or delegated at any time. Notwithstanding the foregoing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, or otherwise) without obtaining the consent or approval of the Subject Party. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision herein be enforced by, any other person.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York City in the Borough of Manhattan (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(f) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser before the Closing:

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, NY 10004

Attention: Alexander Edgarov

Email: sasha@infintspac.com

If to the Company (or to the Purchaser after the Closing):

Seamless Group Inc.

410 North Bridge Road

SPACES City Hall

Singapore 188726

Attention: Ronnie Hui

Email: ronnie.hui@tngfintech.com

with copies to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001

Attention: Andrew M. Tucker, Esq.

Email: andy.tucker@nelsonmullins.com

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and the Subject Party. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of the Purchaser’s board of directors. In the event that the Purchaser at any time does not have any disinterested directors, so long as the Subject Party has any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of a Subject Party serves as a director, officer, employee, or other authorized agent of the Purchaser or any of its current or future affiliates, neither the Subject Party nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

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(i) Severability. In case any provision in this Agreement shall be held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

(j) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, recognizes and affirms that, in the event of a breach of this Agreement, money damages will be inadequate and there will be no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the adversely affected party or parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security, this being in addition to any other right or remedy available under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies or any of the obligations of the parties hereto under any other agreement between a Subject Party and the Purchaser or any certificate or instrument delivered in connection with the Purchase, and nothing in any other agreement, certificate, or instrument shall limit any of the rights or remedies or any of the obligations under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

The Purchaser:

INFINT ACQUISITION CORPORATION

By:
Name:
Title:

{Additional Signatures on the Following Pages}

[Signature Page to Lock-Up Agreement]

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The Subject Party:

[●]

By:
Name:
Title:

Number of Ordinary Shares of Purchaser:

Purchaser Ordinary Shares:

Address for Notice:

Address:

Attention:
Email:

with a copy (which will not constitute notice) to:

Attn:
Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

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annex e – registration rights agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2022 (the “Effective Date”) by and among (i) INFINT Acquisition Corporation, a Cayman Islands exempted company (including its successors, the “Purchaser”), and (ii) and the undersigned parties listed on Exhibit A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”).

WHEREAS, on August 3, 2022, the Purchaser, Fintech Merger Sub Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Seamless Group Inc., a Cayman Islands exempted company (the “Company”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser, and with the Holders, as stockholders of the Purchaser, receiving ordinary shares of the Purchaser (the “Merger Shares”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, the Purchaser is a party to that certain Founder Registration Rights Agreement with Initial Holders regard to the Founder Securities (each as such term defined below) (the “Existing Agreement”); and

WHEREAS, the parties desire to enter into this Agreement, and terminate the Existing Agreement, to provide the Holders and the Initial Holders with certain rights relating to the registration of the Merger Shares and the Founder Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

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“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar type of transaction, of one or more businesses or entities.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Closing” is defined in the preamble to this Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effective Date” is defined in the preamble to this Agreement.

“Effectiveness Date” means, with respect to the Initial Registration Statement, the 90th calendar day following the Filing Date (or in the event the Registration Statement receives a “full review” by the Commission, the 120th day following the Filing Date) and with respect to any additional Registration Statements which may be required pursuant to Sections 2.2 and 2.3, the 90th calendar day following the date on which an additional Registration Statement is required to be filed hereunder; provided, however, that in the event the Purchaser is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Business Day following the date on which the Purchaser is so notified if such date precedes the dates otherwise required above; provided, further, that, if the Effectiveness Date falls on a Saturday or Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Effectiveness Date shall be the following Business Day.

“Effectiveness Period” shall have the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 30th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Sections 2.2 and 2.3, the earliest practical date on which the Purchaser is permitted by Commission Guidance to file such additional Registration Statement related to the Registrable Securities; provided, however, that, if the Filing Date falls on a Saturday or Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Filing Date shall be the following Business Day.

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“Form S-3” is defined in Section 2.3.5.

“Founder Registration Rights Agreement” means that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2021, by and among the Purchaser, INFINT Capital LLC (the “Sponsor”) and certain other stockholders of the Purchaser.

“Founder Securities” means all Ordinary Shares and all securities convertible into or exercisable for Ordinary Shares, held by the Initial Holders as of the Effective Date of this Agreement.

“Holder” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Holders” means the Sponsor, Benchmark Investments LLC and JonesTrading Institutional Services LLC, and any successors in interest thereto with respect to any Founder Securities.

“Initial Registration Statement” means the Registration Statement required to be filed pursuant to Section 2.1.

“Holder Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger Agreement” is defined in the preamble to this Agreement.

“Merger Shares” means the Ordinary Shares of the Purchaser issued or issuable to the Holders pursuant to the terms of the Business Combination Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“Notices” is defined in Section 6.3.

“Ordinary Shares” means Class A and Class B ordinary shares, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Private Placement Warrants” means each one warrant of the Purchaser entitling the holder thereof to purchase one Ordinary Share in accordance with terms described in the final prospectus for the Purchaser’s initial public offering with respect to the private warrants of the Purchaser.

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“Pro Rata” is defined in Section 2.1.2.

“Purchaser” is defined in the preamble to this Agreement.

“Register,” “Registered”, and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Shares and any Ordinary Shares held by the Holders and Initial Holders immediately following the closing of the Business Combination, (ii) the Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Private Placement Warrants), and (iii) any warrants, shares of capital stock or other securities of the Purchaser acquired by a Holder after the Closing, or issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Purchaser with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shares” means the Merger Shares and the Founder Securities.

“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

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2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 On or prior to each Filing Date, the Purchaser shall prepare and file with the Commission a Registration Statement covering the resale of all or such maximum portion of the Registrable Securities as permitted by SEC Guidance (provided that, the Purchaser shall use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29) that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-1 (except if the Purchaser is then eligible to register for resale the Registrable Securities on Form S-3, such registration shall be on Form F-3 in accordance herewith). If the Purchaser shall qualify as a Foreign Private Issuer, the Purchaser shall use commercially reasonable efforts to convert the Form S-1 Registration Statement or Form S-3 Registration Statement, as applicable, to a Registration Statement for a Registration on Form F-1 or F-3, as soon as practicable thereafter. Subject to the terms of this Agreement, the Purchaser shall use its commercially reasonable efforts to cause a Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event prior to the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Purchaser to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Purchaser pursuant to a written opinion letter to such effect, addressed and acceptable to the transfer agent and the affected Holders (the “Effectiveness Period”). The Purchaser shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. Eastern time on a Business Day. The Purchaser shall promptly notify the Holders by e-mail of the effectiveness of a Registration Statement on the same Business Day that the Purchaser telephonically confirms effectiveness with the Commission. The Purchaser shall, no later than the second Business Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

2.1.2 Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement (and notwithstanding that the Purchaser used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), the number of Registrable Securities to be registered shall be reduced on a on a pro rata basis based on the total number of Registrable Securities held by such Holders (such proportion is referred to herein as “Pro Rata”). In the event of a reduction hereunder, the Purchaser shall give the Holder, as applicable, at least five (5) Business Days prior written notice along with the calculations as to such Holder’s allotment. Promptly after such SEC Guidance is no longer applicable with respect to some or all of the remaining unregistered Registrable Securities, the Purchaser shall file an additional Registration Statement in accordance with this Section 2 to with respect to such shares.

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2.1.3 Each Holder agrees to furnish to the Purchaser a completed Selling Stockholder Questionnaire within five (5) Business Days following the date of this Agreement. Each Holder further acknowledges and agrees that it shall not be entitled to be named as a selling security holder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time unless such Holder has returned to the Purchaser a completed and signed Selling Stockholder Questionnaire. If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire after the deadline specified in the previous sentence, the Purchaser shall use its commercially reasonable efforts to take such actions as are required to name such Holder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Stockholder Questionnaire; provided that the Purchaser shall not be required to file an additional Registration Statement solely for such shares.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time on or after the date of this Agreement, the Holders of twenty-five percent (25%) of the Registrable Securities may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”); provided, however, that the Sponsor shall have one Demand Registration, exercisable in its sole discretion, to register all or part of its Registrable Securities. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Purchaser will within twenty (20) days of the Purchaser’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Purchaser within ten (10) days after the receipt by the holder of the notice from the Purchaser. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Purchaser shall not be obligated to effect no more than an aggregate of four (4) Demand Registrations under this Section 2.2.1 in respect of all Registrable Securities, including any Demand Registration from the Sponsor.

2.2.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Purchaser has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded, or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Purchaser shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

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2.2.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Purchaser as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering; provided that the total offering price is reasonably expected to exceed, in the aggregate, $30 million. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Purchaser and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Purchaser desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Purchaser who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Purchaser shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (Pro Rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. If, prior to filing of the applicable “red herring prospectus” or prospectus supplement used for marketing such registration, a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Purchaser and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

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2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time on or after the date of this Agreement the Purchaser proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Purchaser for its own account or for shareholders of the Purchaser for their account (or by the Purchaser and by shareholders of the Purchaser including, without limitation, pursuant to Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Purchaser’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Purchaser, or (iv) for a dividend reinvestment plan, then the Purchaser shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than twenty (20) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Purchaser shall, in good faith, cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.3.1 with respect to the Registrable Securities shall terminate on the seventh anniversary of the Effective Date.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Purchaser and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Purchaser desires to sell, taken together with the Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.3, and the Ordinary Shares, if any, as to which registration has been requested pursuant to the terms hereof exceeds the Maximum Number of Shares, then the Purchaser shall include in any such registration:

a) If the registration is undertaken for the Purchaser’s account: (A) first, the Ordinary Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of Registrable Securities as to which registration has been requested pursuant to the terms hereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Purchaser is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

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b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Purchaser is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Purchaser of such request to withdraw prior to the effectiveness of the Registration Statement. The Purchaser (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Purchaser shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof. The Holders shall have unlimited Piggy-Back Registration Rights.

2.3.5 Registrations on Form F-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Purchaser register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form registration which may be available at such time (“Form F-3”); provided, however, that the Purchaser shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Purchaser will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Purchaser, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Purchaser; provided, however, that the Purchaser shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form F-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Purchaser entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Section 2.4, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering (whether firm commitment or otherwise) not involving a “road show” or other substantial marketing efforts prior to pricing (commonly referred to as a “Block Trade”) or (b) an otherwise coordinated “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Purchaser of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is expected to commence, and the Purchaser shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Purchaser and any Underwriters, brokers, sales agents, or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus, and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 The Purchaser may facilitate a Block Trade or Other Coordinated Offering if it determines that sufficient shares shall be traded by any Holder or Holders that would be more efficiently traded as a block trade.

2.4.3 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice to the Purchaser and the Underwriter(s) if any, of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.3.

2.4.4 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Section 2.4.

2.4.5 The Purchaser shall have the right to select the Underwriters, and brokers, sale agents, or placement agents (if any) for such Block Trade or Other Coordinated Offering, in each case, which shall consist of one or more reputable nationally recognized investment bank.

2.4.6 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period.

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3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, the Purchaser shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Purchaser shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Purchaser then qualifies or which counsel for the Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Purchaser shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Purchaser shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of the Purchaser stating that, in the good faith judgment of the Board of Directors of the Purchaser, it would be materially detrimental to the Purchaser and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Purchaser shall not have the right to exercise the right set forth in this provision more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Purchaser shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

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3.1.4 Notification. After the filing of a Registration Statement, the Purchaser shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Purchaser shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Purchaser shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Purchaser shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Purchaser and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Purchaser shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties, and covenants of the Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

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3.1.7 Cooperation. The principal executive officer of the Purchaser, the principal financial officer of the Purchaser, the principal accounting officer of the Purchaser, and all other officers and members of the management of the Purchaser shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants, and potential Holders.

3.1.8 Records. The Purchaser shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant, or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents, and properties of the Purchaser, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Purchaser’s officers, directors, and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. Upon request, the Purchaser shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Purchaser delivered to any Underwriter and (ii) any comfort letter from the Purchaser’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Purchaser shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Purchaser to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Purchaser shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Purchaser shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Purchaser are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, the Purchaser shall use its reasonable efforts to make available senior executives of the Purchaser to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

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3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form F-3 pursuant to Section 2.3 hereof, upon any suspension by the Purchaser, pursuant to a written insider trading compliance program adopted by the Purchaser’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Purchaser’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Purchaser’s securities is removed, as applicable, and, if so directed by the Purchaser, each such holder will deliver to the Purchaser all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Purchaser shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.2, any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form F-3 effected pursuant to Section 2.3.5, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (v) Financial Industry Regulatory Authority fees; (vi) fees and disbursements of counsel for the Purchaser and fees and expenses for independent certified public accountants retained by the Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); and (viii) the reasonable fees and expenses of any special experts retained by the Purchaser in connection with such registration. The Purchaser shall have no obligation to pay (i) any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, or (ii) the fees and expenses of any legal counsel representing any Holders (other than the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Registrable Securities requested to be registered by the Demanding Holders or the Sponsor, as the case may be, in an underwritten offering (not to exceed $50,000 without the prior written consent of the Purchaser). Additionally, in an underwritten offering, all selling shareholders and the Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Purchaser, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Purchaser’s obligation to comply with Federal and applicable state securities laws. In addition, the holders of Registrable Securities shall comply with all prospectus delivery requirements under the Securities Act and applicable SEC regulations.

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3.5 Legend Removal Obligations. In connection with the written request of any Holder, the Purchaser shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or permitted transferee’s ownership of Registrable Securities, and promptly issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Registrable Securities upon which it is stamped, if (i) such Registrable Securities are registered for resale under the Securities Act and such Registration Statement for such Registrable Securities has not been suspended under the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Registrable Securities are sold or transferred pursuant to Rule 144, or (iii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Registrable Securities or (B) Rule 144 becoming available for the resale of such Registrable Securities without volume or manner-of-sale restrictions, the Purchaser upon the written request of the Holder or its permitted transferee, shall instruct the Purchaser’s transfer agent to remove the legend from such Registrable Securities (in whatever form) and shall cause the Purchaser’s counsel to issue any legend removal opinion required by the transfer agent. Any reasonable and documented fees (with respect to the transfer agent, the Purchaser’s counsel, or otherwise) associated with the removal of such legend shall be borne by the Purchaser. If a legend is no longer required pursuant to the foregoing, the Purchaser will, as soon as practicable following the delivery by any Holder or its permitted transferee to the Purchaser or the transfer agent (with notice to the Purchaser) of a legended certificate (if applicable) representing such Registrable Securities and, to the extent such sale is not pursuant to an effective registration statement, such other documentation as reasonably requested by the Purchaser, deliver or cause to be delivered to the holder of such Registrable Securities a certificate representing such Registrable Securities (or evidence of the issuance of such Registrable Securities in book-entry form) that is free from all restrictive legends; provided that, notwithstanding the foregoing, the Purchaser will not be required to deliver any opinion, authorization, certificate, or direction to remove the restrictive legend pursuant to this Section 3.5 if (x) removal of the legend would result in or facilitate transfer of securities in violation of applicable law or (y) following receipt of instruction from the Purchaser, the transfer agent refuses to remove the legend.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless each Holder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an Holder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages, or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to the Purchaser and relating to action or inaction required of the Purchaser in connection with any such registration; and the Purchaser shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability, or action; provided, however, that the Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage, or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Purchaser, in writing, by such selling Holder expressly for use therein. The Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members, and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

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4.2 Indemnification by Holders of Registrable Securities. Each selling Holder will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Purchaser, each of its directors and officers and each Underwriter (if any), and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages, or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Purchaser by such selling Holder expressly for use therein, and shall reimburse the Purchaser, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability, or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage, or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability, or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

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4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2, and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability, or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability, or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability, or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability, or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions, or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director, or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144.

5.1 Rule 144. The Purchaser covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Purchaser represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Purchaser to register any shares of the Purchaser’s capital stock for sale or to include shares of the Purchaser’s capital stock in any registration filed by the Purchaser for the sale of shares of capital stock for its own account or for the account of any other person, other than the Existing Agreement, which is hereby terminated. Further, the Purchaser represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties, and obligations of the Purchaser hereunder may not be assigned or delegated by the Purchaser in whole or in part. This Agreement and the rights, duties, and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

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6.3 Notices. All notices, demands, requests, consents, approvals, or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Purchaser before the Closing:

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, NY 10004

Attention: Alexander Edgarov

Email: sasha@infintspac.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

To the Purchaser after the Closing:

Seamless Group Inc.

410 North Bridge Road

SPACES City Hall

Singapore 188726

Attention: Ronnie Hui

Email: ronnie.hui@tngfintech.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, D.C., 20001

Attention: Andrew M. Tucker, Esq.

Email: andy.tucker@nelsonmullins.com

To a Holder, to the address set forth below such Holder’s name on Exhibit A hereto.

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6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations, and discussions between the parties, whether oral or written, including, but not limited to, the Existing Agreement.

6.7 Modifications and Amendments; Termination. No amendment, modification, or termination of this Agreement shall be binding upon the Purchaser unless executed in writing by the Purchaser. No amendment, modification, or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities; provided, however, that in the event any such amendment, modification or termination would be adverse in any material respect to the material rights or obligations hereunder of a Holder of the Registrable Securities, the written consent of such Holder will also be required. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

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6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim, or other proceeding (whether based on contract, tort, or otherwise) arising out of, connected with, or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holder in the negotiation, administration, performance, or enforcement hereof.

6.12 Termination of Existing Agreement. The Existing Agreement is hereby terminated in its entirety and shall be null and void and of no further force or effect, without any action or notice on the part of the parties hereto.

6.13 Holder Information. Each Holder agrees, if requested in writing, to represent to the Purchaser the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

PURCHASER:

INFINT ACQUISITION CORPORATION

By:
Name:
Title:

HOLDERS:

[_______________________]

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Exhibit A

Schedule of Holders

[Exhibit A to Registration Rights Agreement]

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Annex G – shareholder support agreement

Execution Copy

SHAREHOLDER SUPPORT AGREEMENT

SHAREHOLDER SUPPORT AGREEMENT, dated as of August 3, 2022 (this “Agreement”), by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”), and the shareholders of the Company whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, INFINT, FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and the Company propose to enter into, on the date hereof, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA) which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of INFINT; and

WHEREAS, as of the date hereof, each Shareholder owns of record the number of Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares of which ownership of record or the power to vote is hereafter acquired by each Shareholder prior to the termination of this Agreement being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

1.       Agreement to Vote. Each Shareholder, by this Agreement, with respect to such Shareholder’s Shares, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as INFINT may reasonably request in connection therewith) to be present and vote (in each case, in person or by proxy), at any meeting of the Company Shareholders, and in any action by written consent or written resolutions of the Company Shareholders, all of such Shareholders’ Shares (a) in favor of the approval and adoption of the BCA and approval of the Merger, the other Transactions and this Agreement, (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated and (c) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Company Shareholders. Each Shareholder agrees to execute and deliver to the Company the Company Shareholder Written Consent which shall, pursuant to, and in accordance with, the BCA, be delivered by the Company to INFINT concurrently with the execution and delivery of the BCA.

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2.       Transfer of Shares. Each Shareholder, severally and not jointly, agrees that such Shareholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any respect or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder.

3.       Waiver of Dissenter’s Rights and Actions. Each Shareholder, severally and not jointly, hereby irrevocably and unconditionally waives any dissenters’ rights or rights of appraisal in connection with the Merger or the adoption of the Business Combination Agreement that such Shareholder may have under applicable Law, including under Section 238 of the Cayman Act, and irrevocably and unconditionally undertakes that it will not demand or exercise (or permit to be demanded or exercised) any such dissenters’ rights or rights of appraisal with respect to such Shareholder’s Shares.

4.       Binding Effect of BCA. Each Shareholder hereby acknowledges that such Shareholder has received and read the BCA and this Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors. Each Shareholder, severally and not jointly, hereby agrees to be bound by, and comply with, Section 7.05(a) (Exclusivity) and Section 7.10 (Public Announcements) of the BCA as if such Shareholder was an original signatory to the BCA with respect to such provisions.

5.       Termination of Agreements. The Company and each Shareholder, by this Agreement, with respect to such Shareholder’s Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time, (i) the Shareholders’ Agreement in relation to the Company, dated as of January 25, 2019, by and among the Company and the Shareholders and (ii) if applicable to such Shareholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders between such Shareholder and the Company.

6.       Representations and Warranties. Each Shareholder, severally and not jointly, hereby represents and warrants to INFINT as follows:

(a)       The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares or (iv) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents, if applicable.

(b)       Such Shareholder owns exclusively, beneficially and of record and has good, valid and marketable title to the Shares set opposite such Shareholder’s name on Exhibit A, free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement and (ii) applicable securities laws, and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

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(c)       Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Shareholder.

7.       Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

8.       Miscellaneous.

(a)        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses or set forth on the signature pages hereto (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

If to INFINT prior to, or on, the Closing Date, to:

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, NY 10004

Attention: Alexander Edgarov
Email: sasha@infintspac.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

If to INFINT after the Closing Date, to:

410 North Bridge Road
SPACES City Hall
Singapore 188726
Attention: Ronnie Hui
Email: ronnie.hui@tngfintech.com

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with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900
Washington, D.C., 20001
Attention: Andrew M. Tucker, Esq.

Email: andy.tucker@nelsonmullins.com

If to the Company:

Seamless Group Inc.

410 North Bridge Road
SPACES City Hall
Singapore 188726
Attention: Ronnie Hui
Email: ronnie.hui@tngfintech.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900
Washington, D.C., 20001
Attention: Andrew M. Tucker, Esq.

Email: andy.tucker@nelsonmullins.com

If to a Shareholder, to the address or email address set forth for such Shareholder on the signature pages hereof.

(b)       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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(c)       (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)       This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e)       This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto, except that INFINT may assign all or any of its rights and obligations hereunder to any affiliate of INFINT.

(f)       This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and INFINT’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated by this Agreement) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. The parties hereto hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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(h)       This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto and (ii) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by such courts.

(i)       This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)       Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)       This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by INFINT, the Company and Merger Sub.

(l)       Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(l).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INFINT Acquisition Corporation

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEAMLESS GROUP INC.

By:	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGAL PLANET LIMITED

By:	/s/ Alex Kong
Name:	Alex Kong
Title:	Director

Address and email address for purposes of Section 8(a):

Regal Planet Limited
c/o 21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Attention: Mr. Kong King Ong Alexander
Email: alex@tng.asia

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PANDORA TECHNOLOGY VENTURES LIMITED

By:	/s/ Jonathan Leong
Name:	Jonathan Leong
Title:	Director

Address and email address for purposes of Section 8(a):

Pandora Technology Ventures Limited
Suites 1601-1603, Kinwick Centre, 32 Hollywood Road, Central, Hong Kong
Attention: Mr. Jonathan Zhan Hua Leong
Email: jonathan@nogle.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HUI SHI GLOBAL LIMITED

By:	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Director

Address and email address for purposes of Section 8(a):

Hui Shi Global Limited
c/o Room H, 5/F Heng Tien Mansion, Horizon Gardens, Taikoo Shing, Hong Kong
Attention: Ms. Hui Chor Ling
Email: ronnie@ronniehui.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WHIPHAND LIMITED

By:	/s/ Brian Cheng
Name:	Brian Cheng
Title:	Director

Address and email address for purposes of Section 8(a):

Whiphand Limited
c/o 28/F New World Tower, 18 Queen’s Road Central, Hong Kong
Attention: Ms. Yu Jiawen
Email: jiawenyu@nws.com.hk

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRIPLE GLOBAL HOLDINGS LIMITED

By:	/s/ Benny Pang
Name:	Benny Pang
Title:	Director

Address and email address for purposes of Section 8(a):

Triple Global Holdings Limited
c/o 27/F, 100 QRC, 100 Queen’s Road Central, Central, Hong Kong
Attention: Mr. Benny Pang
Email: bennypang@hotmail.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GUARDSTONE TECHNOLOGY INVESTMENT COMPANY LIMITED

By:	/s/ Yu Chi Wang Jerry
Name:	Yu Chi Wang Jerry
Title:	Director

Address and email address for purposes of Section 8(a):

Guardstone Technology Investment Co. Ltd
c/o Unit 4201-05, COSCO Tower, 183 Queen’s Road Central, Hong Kong
Attention: Mr. Yu Chi Wang Jerry
Email: jerry.yu@guard-stone.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MOONSCOPE LIMITED

By:	/s/ Li Wing Cheong
Name:	Li Wing Cheong
Title:	Director

Address and email address for purposes of Section 8(a):

Moonscope Limited
Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Attention: Mr. Derek Cheng
c/o Mr. Li Wing Cheong
Email: derek.cheng@powerfinancial.com.hk

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PERSHING SQUARE MANAGEMENT LIMITED

By:	/s/ Sun Yu
Name:	Sun Yu
Title:	Director

Address and email address for purposes of Section 8(a):

Pershing Square Management Limited
Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Attention: Mr. Bob Chan
Email: bob.chan@kbrml.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOGLE VENTURES LIMITED

By:	/s/ Jonathan Leong
Name:	Jonathan Leong
Title:	Director

Address and email address for purposes of Section 8(a):

Nogle Ventures Limited
Suites 1601-1603, Kinwick Centre, 32 Hollywood Road, Central, Hong Kong
Attention: Mr. Jonathan Zhan Hua Leong
Email: jonathan@nogle.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BEST LEGACY VENTURES LIMITED

By:	/s/ Yu Chi Wang Jerry
Name:	Yu Chi Wang Jerry
Title:	Director

Address and email address for purposes of Section 8(a):

Best Legacy Ventures Limited
Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Attention: Mr. Bob Chan
Email: bob.chan@kbrml.com

[Signature page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IKING WAY LIMITED

By:	/s/ James Cheng
Name:	James Cheng
Title:	Director

Address and email address for purposes of Section 8(a):

Iking Way Limited
c/o 7/F, Guangdong Finance Building, 88 Connaught Road West, Sheung Wan, Hong Kong
Attention: Mr. James Cheng
Email: james@cheng.name

[Signature page to Shareholder Support Agreement]

G-19

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KONG KING ONG ALEXANDER

By:	/s/ Alex Kong
Name:	Alex Kong
Title:

Address and email address for purposes of Section 8(a):

Mr. Kong King Ong Alexander
c/o 21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Email: alex@tng.asia

[Signature page to Shareholder Support Agreement]

G-20

EXHIBIT A

LIST OF SHAREHOLDERS

Name of Shareholder	Number of Company Shares owned

G-21

Annex H – sponsor support agreement

Execution Version

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of August 3, 2022 (this “Agreement”), by and among INFINT Capital LLC, a Delaware limited liability company (“Sponsor”), INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”).

WHEREAS, INFINT, FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and the Company propose to enter into, on the date hereof, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of INFINT;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 5,733,084 INFINT Class B Ordinary Shares (the “Sponsor Founder Shares”); and

WHEREAS, in order to induce (a) INFINT and the Company to enter into the BCA and (b) the Company Shareholders to enter into the Shareholder Support Agreement, each of Sponsor, INFINT and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.       Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article IX thereof, Sponsor agrees that, at the INFINT Shareholders’ Meeting and in connection with any written consent or written resolutions of the INFINT Shareholders, it shall vote (or duly and promptly execute and deliver an action by written consent or written resolutions), or cause to be voted at such meeting (or cause such consent or written resolutions to be duly and promptly executed and delivered with respect to), all of the Sponsor Founder Shares (i) in favor of the approval and adoption of the BCA, the Transactions and the INFINT Proposals and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of INFINT under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. This Section 1 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

2.       Waiver of Redemption Rights. Sponsor hereby agrees not to (a) demand that INFINT redeem the Sponsor Founder Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Founder Shares for redemption. This Section 2 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

H-1

3.       Waiver of Anti-Dilution Rights. Sponsor, for itself and on behalf of all holders of INFINT Class B Ordinary Shares, hereby waives the provisions of Article 24 set forth in the INFINT Memorandum and Articles relating to the adjustment of the Initial Conversion Ratio (as defined in the INFINT Memorandum and Articles) in connection with the Transactions. This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

4.       Representations and Warranties. Sponsor hereby represents and warrants to the Company as follows:

(a)       The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other person, (iii) result in the creation of any encumbrance on any Sponsor Founder Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b)       As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Sponsor Founder Shares, free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the INFINT Organizational Documents and (iv) that certain Letter Agreement, dated as of November 23, 2021, among INFINT, Sponsor and the other parties named therein, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Founder Shares, and other than the Sponsor Founder Shares, Sponsor does not own, directly or indirectly, any other INFINT Shares.

(c)       Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

5.       Termination. The obligations of the parties hereof under this Agreement shall automatically terminate upon the earlier of (i) the Effective Time and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

6.       Miscellaneous.

(a)       All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses or set forth on the signature pages hereto (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 6(a)):

H-2

If to Sponsor or INFINT, to:

INFINT Acquisition Corporation

INFINT Capital LLC

32 Broadway, Suite 401

New York, NY 10004

Attention: Alexander Edgarov
Email: sasha@infintspac.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

If to the Company:

Seamless Group Inc.

410 North Bridge Road
SPACES City Hall
Singapore 188726
Attention: Ronnie Hui
Email: ronnie.hui@tngfintech.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, D.C., 20001

Attention: Andrew M. Tucker, Esq.

Email: andy.tucker@nelsonmullins.com

(b)       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)       (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

H-3

(d)       This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e)       This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto, except that INFINT may assign all or any of its rights and obligations hereunder to any Affiliate of INFINT.

(f)       This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and INFINT’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated by this Agreement) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. The parties hereto hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(h)       This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by such courts.

H-4

(i)       This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)       Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)       This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by INFINT, the Company and Merger Sub.

(l)       Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6(l).

[Signature pages follow]

H-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INFINT CAPITAL LLC

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Manager

INFINT Acquisition Corporation

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

SEAMLESS GROUP INC.

By:	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

H-6

ANNEX I-1

01| Comparable Company Universe

ARC GROUP

Enterprise Comparable Summary

d·local	DLocal Ltd. engages in payment processing. The firm offers pay-in and pay-out cross-border solutions, as well as local-to-local capabilities for both pay-in and pay-out transactions.	TransferWise	Wise Plc provides global payment solutions. It offers cross-border payment services to banks and customers.
flywire	Flywire Corp. engages in the provision of global payment and receivables solutions. The firm serves the education, healthcare, travel and business sectors.	Remitly	Remitly Global, Inc. engages in the provision of digital financial services for immigrants and their families.
Payoneer	Payoneer Global, Inc. is a global payment and commerce-enabling platform, which provides global payments and other services through APIs (Application Programming Interface) as well as web, mobile applications and machine learning infrastructure.	affirm	Affirm Holdings, Inc. operates a platform for digital and mobile-first commerce. Its platform consists of three core elements: a point-of-sale payment solution for consumers, merchant commerce solutions, and a consumer-focused app.
GMO PAYMENT GATEWAY	GMO Payment Gateway, Inc. engages in the provision of payment-related services and financial services. Its operations are carried out through the following business segments: Payment Processing, Money Service and Payment Enhancement.	MARQETA	Marqeta, Inc. engages in the creation of a digital payment technology. The firm develops a modern card issuing platform, providing infrastructure and tools for building configurable payment cards. It provides its customers issuer processor services and also acts as a card program manager.

Source: FactSet Fundamentals, FactSet Estimates. Marketdata as of 03/15/2022. Multiples over 99x and below 0x are marked as 'NM'. Multiples where data is not available considered 'NA'.

2

01| Comparable Company Universe

ARC GROUP

					Enterprise Value/				Revenue Profile			EBTIDA Profile			
Company Name	Ticker	Price 03/14/2022	Market Cap ($Mn)	Enterprise Value	2021E Rev	2022E Rev	2021E EBITDA	2022E EBITDA	2021E Rev	2022E Rev	Revenue CAGR ('21-'22)	2021E EBITDA	2022E EBITDA	2021E EBITDA Margin	2022E EBITDA Margin
Financial Group and Trading Platform															
DLocal Limited Class A	DLO	$ 24.42	$ 3,931	$ 6,863	28.58x	16.89x	75.42x	46.11x	$ 240	$ 406	69%	$ 91	$ 149	38%	37%
Wise PLC Class A	WISE-GB	$ 6.34	$ 6,491	$ 2,940	5.32x	4.30x	22.21x	17.51x	$ 553	$ 683	24%	$ 132	$ 168	24%	25%
Flywire Corp.	FLYW	$ 25.30	$ 2,497	$ 1,437	13.31x	5.76x	101.86x	124.02x	$ 176	$ 249	42%	$ 23	$ 12	13%	5%
Remitly Global, Inc.	RELY	$ 9.13	$ 1,498	$ 1,076	6.53x	1.76x	NA	NA	$ 449	$ 611	36%	$ (19)	$ (35)	-4%	-6%
Payoneer Global Inc.	PAYO	$ 4.19	$ 1,432	$ 408	2.29x	0.76x	60.89x	NA	$ 459	$ 539	18%	$ 17	$ (28)	4%	-5%
Affirm Holdings, Inc. Class A	AFRM	$ 30.86	$ 6,905	$ 9,873	22.17x	7.29x	NA	NA	$ 829	$ 1,318	59%	$ (108)	$ (168)	-13%	-13%
GMO Payment Gateway, Inc.	3769-JP	$ 92.74	$ 7,100	$ 6,433	24.73x	14.72x	0.43x	39.61x	$ 40,998	$ 50,408	23%	$ 14,951	$ 18,738	36%	37%
Marqeta, Inc. Class A	MQ	$ 10.01	$ 2,327	$ 3,726	15.23x	5.30x	NA	NA	$ 499	$ 703	41%	$ (25)	$ (61)	-5%	-9%
		Median			**14.27x**	**5.53x**	**60.89x**	**42.86x**			**38%**			**8%**	**0%**
		Mean			**14.77x**	**7.10x**	**52.16x**	**56.81x**			**39%**			**12%**	**9%**
Seamless				**$ 500**	**10.48x**	**9.15x**	**82.28x**	**68.25x**	**$ 48**	**$ 55**	**14%**	**$ 6**	**$ 7**	**13%**	**13%**

3

Source: FactSet Fundamentals, FactSet Estimates. Marketdata as of 03/15/2022. Multiples over 99x and below 0x are marked as 'NM'. Multiples where data is not available considered 'NA'.

02| Valuation Benchmarking

ARC GROUP

Valuation Benchmarking

Enterprise Value / Revenue

SEAMLESS
Seamless Group

Assuming $500 M Enterprise Value

10.48x
9.15x
2021
2022

2021 EV/Revenue
2022 EV/Revenue
28.58x
16.89x
5.32x
4.30x
13.31x
5.76x
6.53x
1.76x
2.29x
0.76x
22.17x
7.29x
24.73x
14.72x
15.23x
5.30x
Avg. 14.77x
Avg. 7.10x
d·local
TransferWise
flywire
Remitly
Payoneer
affirm
GMO
MARQETA

Seamless Reality Forecasts	2021	2022
Revenue	$47,706,877	$54,619,179
EBITDA	$6,076,892	$7,326,448

Enterprise Value / EBITDA

SEAMLESS
Seamless Group

Assuming $500 M Enterprise Value

82.28x
68.25x
2021
2022

2021 EV/EBITDA
2022 EV/EBITDA
75.42x
46.11x
22.21x
17.51x
101.86x
124.02x
0.00x
0.00x
60.89x
0.00x
0.00x
0.00x
0.43x
39.61x
0.00x
0.00x
Avg. 56.81x
Avg. 52.16x
d·local
TransferWise
flywire
Remitly
Payoneer
affirm
GMO
MARQETA

Source: FactSet Fundamentals, FactSet Estimates. Marketdata as of 03/15/2022. Multiples over 99x and below 0x are marked as 'NM'. Multiples where data is not available considered 'NA'.

4

02 | Valuation Benchmarking

ARC GROUP

Valuation Benchmarking

Precedent Announced DE-SPAC Transactions in Fintech Sector

SEAMLESS
Seamless Group

Assuming $500 M Enterprise Value

9.15x
2022

2022 EV/Revenue
9.70x
10.60x
12.50x
12.80x
16.56x
29.16x
Avg. 15.22x
eToro
Forge
PAGAYA
CIRCLE
APIFINY
INFINITE WORLD

Source: SPACInsider & SEC Filings

5

ARC GROUP

Contact Us

HQ: 1118 Yan´an Xi road, Suite 2605
Shanghai, China

+86 21 6266 5010

www.arc-group.com

ANNEX I-2

JonesTrading

Seamless Valuation Analysis

March 2022

SEAMLESS

Comparable Company Analysis

Comparable Companies 2021E EV/Revenue

Average: 11.0x
2021 Revenue: 28.6mm
SEAMLESS Implied Valuation: $310mm
11.0x
2.2x
2.4x
8.2x
11.8x
30.5x
SEAMLESS
Payoneer
Remitly
wise
flywire
d·local[1]

1, Multiple is based on consensus 2021E revenue of $242mm

JonesTrading
2

JonesTrading

New York City
Investment Banking &
Capital Markets Headquarters

Los Angeles
Investment Banking Office

Sarasota
Investment Banking Office

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description
2.1*+	Business Combination Agreement, dated as of August 3, 2022, by and among INFINT Acquisition Corporation, FINTECH Merger Sub Corp. and Seamless Group Inc. (included as Annex A to the proxy statement/prospectus)
2.2	Amendment No. 1 to the Business Combination Agreement, dated as of October 20, 2022, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
2.3	Amendment No. 2 to the Business Combination Agreement, dated as of November 29, 2022, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
2.4	Amendment No. 3 to the Business Combination Agreement, dated as of February 20, 2023, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
3.1	Second Amended and Restated Memorandum and Articles of Association of INFINT Acquisition Corporation, dated February 14, 2023 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-41079) as filed with the SEC on February 15, 2023)
3.2	Form of Amended and Restated Memorandum and Articles of Association of INFINT Acquisition Corporation (included as Annex B to the proxy statement/prospectus)
4.1	Specimen Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to Form S-1/A (File No. 333-256310) as filed with the SEC on November 10, 2021)
4.2	Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.3 below)

II-1

Exhibit Number	Description
4.3	Warrant Agreement, dated November 23, 2021, between INFINT Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
5.1*	Opinion of Mourant Ozannes (Cayman) LLP
8.1*	Opinion of Greenberg Traurig, LLP regarding tax matters
10.1	Registration Rights Agreement, dated November 23, 2021, among INFINT Acquisition Corporation and certain security holders named therein (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.2	Letter Agreement, dated November 23, 2021, among INFINT Acquisition Corporation, INFINT Capital LLC certain security holders named therein (incorporated herein by reference to Exhibit 10.7 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.3	Investment Management Trust Agreement, dated November 23, 2021, between INFINT Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.4	Form of Currenc Group Inc. 2022 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus) and forms of agreement thereunder
10.5	Form of Lock-up Agreement (included as Annex D to the proxy statement/prospectus)
10.6	Form of Registration Rights Agreement (included as Annex E to the proxy statement/prospectus)
10.7	Shareholder Support Agreement, dated as of August 3, 2022, by and among INFINT and certain shareholders of Seamless (included as Annex G to the proxy statement/prospectus)
10.8	Sponsor Support Agreement, dated as of August 3, 2022, by and among INFINT, Sponsor and Seamless (included as Annex H to the proxy statement/prospectus)
10.9*	Option Deed for the Grant of Option, dated as of June 2, 2022, by and between Seamless Group Inc. and Noble Tack International Limited
10.10(a)*	Amended and Restated Convertible Bond Instrument, dated September 14, 2021, and related Amendment Agreement, dated September 14, 2021, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund
10.10(b)*	Amended Agreement, dated September 14, 2021, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund.
10.10(c)**	Second Amendment Agreement dated December 9, 2022 between Seamless Group Inc. and Chelsea Vanguard Fund
10.10(d)**	Loan Agreement dated December 9, 2022 between Seamless Group Inc. and Chelsea Vanguard Fund
10.11*	Loan Agreement, dated August 26, 2022 by and between Seamless Group Inc. and Regal Planet Limited
10.12*	Loan Agreement, dated March 15, 2022, by and between Seamless Group Inc. and Regal Planet Limited
10.13*	Loan Agreement, dated December 28, 2021, by and between Seamless Group Inc. and Alexander Kong King Ong
10.14*	Loan Agreement, dated January 12, 2022, by and between Seamless Group Inc. and Hui Ka Wah Ronnie
10.15*	Loan Agreement, dated December 20, 2021, by and between Seamless Group Inc. and Wong Wing Chi
10.16**	Pay-Out Support Provider Agreement: Tranglo, dated March 10, 2021, by and between Ripple Services Inc. and Tranglo Pte. Ltd.
10.17*	Pay-Out Support Provider Addendum, dated March 10 2021, by and between Ripple Services Inc. and Tranglo Pte. Ltd.
10.18*	Addendum to Terms and Conditions of Independent Reserve, dated June 21, 2021, by and between Tranglo Pte. Ltd. and Independent Reserve SG Pte. Ltd.
10.19*	Memorandum of Agreement, dated May 12, 2021, by and between Betur, Inc. and Tranglo Pte. Ltd.
10.20*	Coins.ph User Agreement, dated April 1, 2013
10.21*	Independent Reserve Terms and Conditions
10.22*	Cooperation Agreement between PT E2Pay Global Utama and PT WalletKu Indompet Indonesia Regarding Use of Electronic Money Products dated March 18, 2020
10.23*	Addendum I of Use of Electronic Money Products Cooperation Agreement, dated December 1, 2022, by and between PT E2Pay Global Utama and PT WalletKu Indompet Indonesia.
10.24*	Promissory Note, dated May 1, 2023, issued by INFINT Acquisition Corporation to InFinT Capital LLC (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on May 4, 2023)
10.25**	Deed of Guarantee, dated May 25, 2023, by and among Regal Planet Limited, Seamless Group Inc., Alexander King Kong Ong and Ripple Labs Singapore Pte. Ltd.
10.26(a)**	Shareholders’ Agreement relating to Tranglo Sdn Bhd, dated March 19,2021, by and among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and TNG Fintech Group Inc. (predecessor to Seamless Group Inc.)
10.26(b)**	Amendment No. 1 to Shareholders’ Agreement, dated April 13, 2023, by and between among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and Seamless Group Inc.
10.27**	Deed of Guarantee, dated September 16, 2022, by and among Regal Planet Limited, Seamless Group Inc., Alexander Kong King Ong and Ripple Labs Singapore Pte. Ltd.
23.1**	Consent of Marcum LLP
23.2**	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation
23.3*	Consent of Mourant Ozannes (Cayman) LLP (included as part of Exhibit 5.1)
23.4**	Consent of ARC Group Limited
23.5**	Consent of JonesTrading Institutional Services LLC
23.6*	Consent of Greenberg Traurig LLP
99.1**	Form of Proxy Card
99.2**	Consent of Director Nominee – Alexander King Ong Kong
99.3**	Consent of Director Nominee – Eng Ho Ng
99.4**	Consent of Director Nominee – Seow Kee Fong
107*	Filing Fee Table

Exhibit Number	Description
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously filed.

**	Filed herewith.

+	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 9, 2023.

INFINT Acquisition Corporation

By:	/s/ Alexander Edgarov
Alexander Edgarov
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Alexander Edgarov	Chief Executive Officer and Director	June 9, 2023
Alexander Edgarov	(Principal Executive Officer)

/s/ Sheldon Brickman	Chief Financial Officer	June 9, 2023
Sheldon Brickman	(Principal Financial and Accounting Officer)

/s/ Eric Weinstein	Chairman of the Board	June 9, 2023
Eric Weinstein

/s/ Michael Moradzadeh	Director	June 9, 2023
Michael Moradzadeh

/s/ Dave Cameron	Director	June 9, 2023
Dave Cameron

/s/ Jing Huang	Director	June 9, 2023
Jing Huang

/s/ Andrey Novikov	Director	June 9, 2023
Andrey Novikov
/s/ Kevin Chen	Director	June 9, 2023
Kevin Chen

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